As filed with the Securities and Exchange Commission on July 27, 2007

Registration No. 333-143696

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

PREEFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Bradford Bancorp, Inc.

Bradford Bank 401(k) Profit Sharing Plan

(Exact name of registrant as specified in its charter)

Maryland	6035	26-0223245
State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

6910 York Road

Baltimore, Maryland 21212

(410) 377-9600

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Dallas R. Arthur

President and Chief Executive Officer

Bradford Bancorp, Inc.

6910 York Road

Baltimore, Maryland 21212

(410) 377-9600

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:
Gary R. Bronstein, Esq.		Raymond A. Tiernan, Esq.
Sean P. Kehoe, Esq.		P. Ross Bevan, Esq.
Muldoon Murphy & Aguggia LLP		Elias Matz Tiernan & Herrick, LLP
5101 Wisconsin Avenue, NW		734 15th Street, NW, 12th Floor
Washington, DC 20016		Washington, DC 20005
202.362.0840		202.347.0300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit	Proposed maximum Aggregate offering price(2)	Amount of registration fee
Common Stock $.01 par value	11,783,874	(1)	Not Applicable	$ 118,328,163	$(3)
Participation Interests	(4)		—	$ 1,785,863	(4)

(1)             Represents the maximum number of shares of common stock of Bradford Bancorp, Inc., that may be issued pursuant to the transactions described herein, based on (a) 9,532,500 shares of common stock of Bradford Bancorp, Inc., which is the maximum number of shares of common stock of Bradford Bancorp, Inc. that may be outstanding upon the completion of the offering described herein, including shares contributed to Bradford Bank Foundation, a private foundation; (b) 1,957,716 shares of common stock of Patapsco Bancorp, Inc., which is the maximum number of shares of Patapsco Bancorp, Inc. common stock that may be outstanding immediately before the consummation of merger described herein, assuming the exercise of 68,297 options to purchase shares of common stock of Patapsco Bancorp, Inc.; and (c) an assumed exchange ratio of 2.3 shares of common stock of Bradford Bancorp, Inc. for each outstanding share of common stock of Patapsco Bancorp, Inc. for 50% of the outstanding shares of Patapsco Bancorp, Inc. common stock.

(2)             Estimated solely for the purpose of calculating the registration fee.

(3)             The registration fee of $3,633 was previously paid upon the intial filing of the Form S-1 on June 13, 2007.

(4)             The securities of Bradford Bancorp, Inc. to be purchased by the Bradford Bank 401(k) Profit Sharing Plan are included in the amount shown for the common stock.  Accordingly, no separate fee is required for the participation interests.  In accordance with Rule 457(h) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Prospectus Supplement

INTERESTS IN

BRADFORD BANK

401(K) PROFIT SHARING PLAN

AND

OFFERING OF 89,293 SHARES OF

BRADFORD BANCORP, INC.

COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Bradford Bank 401(k) Profit Sharing Plan (the “401(k) Plan”) of participation interests and shares of common stock of Bradford Bancorp, Inc.

401(k) Plan participants may direct the trustee, as appointed by the 401(k) Plan, to use a portion of their current account balances to subscribe for and purchase shares of Bradford Bancorp, Inc. common stock to be held in the Bradford Bancorp, Inc. Stock Fund.  Based upon the value of the 401(k) Plan assets as of June 4, 2007, 401(k) Plan participants may purchase up to 89,293 shares of Bradford Bancorp, Inc. common stock, assuming a purchase price of $10.00 per share.  This prospectus supplement relates to the election of 401(k) Plan participants to invest up to fifty percent (50%) of their 401(k) Plan accounts [as of               , 2007] in Bradford Bancorp, Inc. common stock.

The prospectus dated _____________, 2007 of Bradford Bancorp, Inc., which accompanies this prospectus supplement, includes detailed information regarding the conversion of Bradford Bank into the stock form of ownership and the offering of Bradford Bancorp, Inc. common stock, and the financial condition, results of operations and business of Bradford Bank.  This prospectus supplement provides information regarding the 401(k) Plan.  You should read this prospectus supplement, together with the prospectus, and keep both for future reference.

Please refer to “Risk Factors” beginning on page    of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities.  Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the
Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Bradford Bancorp, Inc. of interests or shares of common stock under the 401(k) Plan to employees of Bradford Bank.  No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Bradford Bancorp, Inc., Bradford Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.  Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Bradford Bancorp, Inc., Bradford Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is_______________, 2007.

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THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan.  Assuming a purchase price of $10.00 per share, participants may acquire up to 89,293 shares of Bradford Bancorp, Inc. common stock for the new Bradford Bancorp, Inc. Stock Fund.  The participation interests offered under this prospectus supplement are conditioned on the completion of the conversion of Bradford Bank to the stock form of ownership and the stock offering of Bradford Bancorp, Inc.  Your investment in the Bradford Bancorp, Inc. Stock Fund in connection with the conversion of Bradford Bank is also governed by the purchase priorities contained in the plan of conversion and stock issuance.  See “The Conversion and Stock Offering - Subscription Offering and Rights” and “Limitations on Purchases of Shares” sections of the prospectus attached to this prospectus supplement for a discussion of the purchase priorities contained in the plan of conversion.

This prospectus supplement contains information regarding the 401(k) Plan.  The attached prospectus contains information regarding the conversion of Bradford Bank and the financial condition, results of operations and business of Bradford Bank.  The address of the principal executive office of Bradford Bank is 6910 York Road, Baltimore, Maryland 21212.  The telephone number of Bradford Bank is (410) 377-9600.

Election to Purchase Bradford Bancorp, Inc. Common Stock in the Conversion

In connection with the conversion of Bradford Bank, the 401(k) Plan will permit you to direct the transfer of up to 50% of the funds which represent your beneficial interest in the assets of the 401(k) Plan to the Bradford Bancorp, Inc. Stock Fund as of [date], 2007. [confirm].  The trustee of the 401(k) Plan will subscribe for Bradford Bancorp, Inc. common stock offered for sale in connection with the conversion.   In order to purchase stock using your 401(k) plan funds, however, you must first establish a Personal Choice Retirement Account with Charles Schwab. [BY DATE?]

Prior to the completion of the conversion and stock offering, the funds you elect to transfer to the Bradford Bancorp, Inc. Stock Fund will be held in The Hartford Income Fund [CONFIRM] under the 401(k) Plan.  If there is not enough common stock available in the conversion to fill all subscriptions, the common stock will be apportioned and the trustee for the 401(k) Plan may not be able to purchase all of the common stock you requested. In such a case, all or a portion of the funds you elected to transfer will not be used to purchase common stock, and will instead be returned to The Hartford Income Fund.  After the close of the offering, you may reinvest any funds returned to The Hartford Income Fund among the 401(k) Plan’s other investment funds, including the Bradford Bancorp, Inc. Stock Fund through your Schwab Personal Choice Retirement Account.  Please note, however, that open market purchases may be made at prices higher or lower than the initial public offering price of $10.00 per share, and that transaction fees will also apply.  Please see Chris Miller at Bradford Bank for a current schedule of fees applicable to stock purchases made through your Schwab Personal Choice Retirement Account.  Following the conversion, you will also remain subject to the 50% limitation on your investment in the Bradford Bancorp, Inc. Stock Fund (i.e., on an ongoing basis, no more than 50% of your 401(k) Plan account balance may consist of Bradford Bancorp, Inc. common stock).

Although 401(k) Plan participants may direct a transfer of funds to the Bradford Bancorp, Inc. Stock Fund, as mentioned above, your transfer directions are subject to subscription rights and purchase priorities.  Your order for shares in the stock offering will be filled based on your purchase priority in the offering.  Bradford Bancorp, Inc. has granted subscription rights to the following persons in the following order of priority: (1) persons with $50.00 or more on deposit as of December 31, 2005 at the following institutions: Bradford Bank; American Bank (provided the deposit account in American Bank was acquired by Bradford Bank pursuant to the Purchase Agreement by and between American Bank and Bradford Bank, dated June 7, 2006); Valley Bank of Maryland; Golden Prague Federal Savings and Loan Association; and Senator Bank; (2) the Bradford Bank Employee Stock Ownership Plan; (3) persons with $50.00 or more on deposit at Bradford Bank as of __________, 2007; and (4) depositors of Bradford Bank as of [______________], who were not able to subscribe under categories (1) and (3), and the following borrowers: (1) borrowers of Bradford Bank as of December 14, 1987, whose loans continued to be outstanding as of __________, 2007; (2) borrowers of Golden Prague Federal Savings and Loan Association as of September 27, 1990, whose loans continued to be outstanding at Bradford Bank as of __________, 2007; and (3) borrowers of Senator Bank as of September 29, 1988, whose loans continued to be outstanding with Bradford Bank as of  ___________, 2007.  No individual may purchase more than $100,000 of Bradford Bancorp, Inc. common stock in the subscription offering, and no individual, no individual together with any associates, and no group of persons acting in concert, may purchase more than $500,000 of Bradford Bancorp, Inc. common stock in the offering.  If you fall into one of the above subscription offering categories, you have subscription rights in the offering and you may use up to 50% of the funds in your 401(k) Plan account [as of ________, 2007] to purchase shares of Bradford Bancorp, Inc. common stock in the offering, provided you have first established a Personal Choice Retirement Account through Charles Schwab as described above.

In addition to using funds held in your 401(k) Plan accounts, you may also purchase Bradford Bancorp, Inc. common stock in the offering using other funds.  If you are eligible to purchase stock in the offering, you have or will soon receive stock offering materials in the mail, including a Stock Order Form.  If you choose to place an order for stock in the offering using funds other than those in your 401(k) Plan accounts, you must complete and submit a separate Stock Order Form to the location and by the deadline indicated on that form.

Value of Participation Interests

As of June 4, 2007, the market value of the assets of the 401(k) Plan equaled $1,785,863.13.  Bradford Bank has informed each participant of the value of his or her beneficial interest in the 401(k) Plan as of June 30, 2007.  The value of 401(k) Plan assets represents past contributions to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

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Method of Directing Transfer

The last two pages of this prospectus supplement contain a form for you to direct a transfer of funds from your 401(k) plan accounts to the Charles Schwab Personal Choice Retirement Account for investment in the Bradford Bancorp, Inc. Stock Fund (the “Investment Form”.  If you wish to transfer up to 50% of your beneficial interest in the assets of the 401(k) Plan [as of ________, 2007] to the Bradford Bancorp, Inc. Stock Fund, you should complete the Investment Form.  If you do not wish to invest in the Bradford Bancorp, Inc. Stock Fund through the 401(k) Plan, you do not need to take any action.  The minimum investment in the Bradford Bancorp, Inc. Stock Fund during the initial public offering is $250.

Time for Directing Transfer

The deadline to establish a Personal Choice Retirement Account with Charles Schwab is ________________, 2007 and the deadline for submitting the Investment Form with your directions to transfer amounts from your other investment funds to the Bradford Bancorp, Inc. Stock Fund in connection with the conversion is ______________, 2007.  You must submit the Investment Form to _____________ at Bradford Bank by 4:00 p.m. on __________, 2007.

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Irrevocability of Transfer Direction

Once you submit your Investment Form to transfer amounts credited to you under the 401(k) Plan to the Bradford Bancorp, Inc. Stock Fund, you cannot change your investment direction prior to the completion of the conversion and stock offering.  Thereafter, you may direct the investment of additional funds into the Bradford Bancorp, Inc. Stock Fund (subject to the 50% maximum), which will continue to be an investment option under the 401(k) Plan, subject to the terms and requirements of the 401(k) Plan.  You also must hold any shares of common stock acquired through the 401(k) Plan for at least thirty (30) days following completion of the Stock Offering.  You may also be able to change your investments in other investment funds under the 401(k) Plan, subject to the terms of the 401(k) Plan and any “blackout” notices to the contrary that you receive from the Plan Administrator.

Purchase Price of Bradford Bancorp, Inc. Common Stock

The trustee will purchase shares of Bradford Bancorp, Inc. common stock in the conversion on behalf of 401(k) Plan participants.  The trustee will pay the same price for shares of Bradford Bancorp, Inc. common stock in the offering, $10.00 per share, as all other persons who purchase shares of Bradford Bancorp, Inc. common stock in the offering.

Nature of a Participant’s Interest in Bradford Bancorp, Inc. Common Stock

The 401(k) Plan trustee will hold Bradford Bancorp, Inc. common stock in the name of the 401(k) Plan. Shares of the Bradford Bancorp, Inc. Stock Fund acquired at your investment direction will be credited to the Bradford Bancorp, Inc. Stock Fund through your Schwab Personal Choice Retirement Account under the 401(k) Plan.

Voting and Tender Rights of Bradford Bancorp, Inc. Common Stock

The 401(k) Plan trustee (based on instructions received from 401(k) Plan participants) generally will exercise voting and tender rights attributable to all Bradford Bancorp, Inc. common stock held by the Bradford Bancorp, Inc. Stock Fund as directed by participants with interests in the Bradford Bancorp, Inc. Stock Fund. With respect to each matter as to which holders of Bradford Bancorp, Inc. common stock have a right to vote, you will be given voting instruction rights reflecting your proportionate interest in the Bradford Bancorp, Inc. Stock Fund. The number of shares of Bradford Bancorp, Inc. common stock held in the Bradford Bancorp, Inc. Stock Fund that are voted for and against each matter will be proportionate to the number of voting instruction rights exercised by participants.  If there is a tender offer for Bradford Bancorp, Inc. common stock, the 401(k) Plan provides that each participant will be allotted a number of tender instruction rights reflecting the participant’s proportionate interest in the Bradford Bancorp, Inc. Stock Fund.  The percentage of shares of Bradford Bancorp, Inc. common stock held in the Bradford Bancorp, Inc. Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights that are exercised in favor of the tender offer.  The remaining shares of Bradford Bancorp, Inc. common stock held in the Bradford Bancorp, Inc. Stock Fund will not be tendered.  The 401(k) Plan makes provisions for participants to exercise their voting and tender instruction rights on a confidential basis.

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DESCRIPTION OF THE 401(k) PLAN

Introduction

Effective June 1, 2007, Bradford Bank amended and restated the Bradford Bank 401(k) Profit Sharing Plan in its entirety.  Bradford Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.”  Bradford Bank may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws.  Bradford Bank may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the 401(k) Plan, as it sees fit.  As a 401(k) Plan governed by ERISA, federal law provides you with various rights and protections as a 401(k) Plan participant.  Although the 401(k) Plan is governed by many of the provisions of ERISA, the Pension Benefit Guaranty Corporation does not guarantee your retirement benefits under the 401(k) Plan.

Reference to Full Text of the 401(k) Plan.  The following portions of this prospectus supplement provide an overview of the material provisions of the 401(k) Plan.  Bradford Bank qualifies this overview in its entirety, however, by reference to the full text of the 401(k) Plan.  You may obtain copies of the full 401(k) Plan document by contacting ______________ at Bradford Bank.  You should carefully read the full text of the 401(k) Plan document to understand your rights and obligations under the 401(k) Plan.

Eligibility and Participation

Eligible employees of Bradford Bank may participate in the 401(k) Plan as of the first day of the month coinciding with or next following their satisfaction of the 401(k) Plan eligibility requirements.  Generally, employees who are at least 21 years of age may participate in the 401(k) Plan upon their completion of three (3) months of service.

As of ______________, 2007, ___ of the ___ employees of Bradford Bank elected to participate in the 401(k) Plan.

Contributions Under the 401(k) Plan

401(k) Plan Participant Contributions.  Subject to certain Internal Revenue Code limitations, the 401(k) Plan permits participants to contribute up to 100% of their annual compensation to the 401(k) Plan.  (See “Limitations on Contributions,” below.)  Participants may change their rate of contribution with respect to pre-tax deferrals upon providing [______________] days’ notice to Bradford Bank.

Bradford Bank Contributions.  The 401(k) Plan provides that Bradford Bank will make matching contributions to participants’ accounts.  Bradford Bank currently matches 100% of each participant’s salary deferrals, up to 3% of annual compensation, and 50% of deferrals in excess of 3% of compensation, up to a maximum of 5% of annual compensation. Employer contributions are allocated to each participant who has completed 1,000 hours of service during the Plan Year (i.e., the calendar year) or who terminated employment during the Plan Year due to disability, retirement or death.

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Limitations on Contributions

Limitations on Employee Salary Deferrals.  Although the 401(k) Plan permits you to defer up to 100% of your compensation, by law your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $15,500 for 2007.  Employees who are age 50 and over may make additional catch-up contributions to the 401(k) Plan, in amounts up to $5,000 for 2007. (The Internal Revenue Service will periodically increase these annual limitations.)  Contributions in excess of these limitations, or “excess deferrals,” will be included in an affected participant’s gross income for federal income tax purposes in the year the contributions are made, provided they are distributed to the participant no later than the first April 15th following the close of the taxable year in which the excess deferrals were made.  Excess deferrals distributed after that date will be treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

Limitations on Annual Additions and Benefits.  Under the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (i.e., annual additions) credited to a participant during any year under all defined contribution plans of Bradford Bank (including the 401(k) Plan and the proposed Bradford Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s compensation, or $45,000, for 2007.

Limitations on 401(k) Plan Contributions for Highly Compensated Employees.  Special provisions of the Internal Revenue Code limit the amount of salary deferral and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees in relation to the amount of deferral and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan.  If contributions to highly compensated employees exceed these limitations, the 401(k) Plan must adjust participant contribution levels under the 401(k) Plan.

In general, a highly compensated employee includes any employee who (1) was a five percent (5%) owner of the sponsoring employer at any time during the year or preceding year, or (2) had compensation for the preceding year in excess of $100,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year.  These dollar amounts may be adjusted periodically by the Internal Revenue Service.

Top-Heavy Plan Requirements.  If the 401(k) Plan is a “Top-Heavy Plan” for any calendar year, Bradford Bank may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees.  In general, the 401(k) Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are Key Employees exceeds 60% of the aggregate balance of the accounts of all participants.  A Key Employee generally includes any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)                                  an officer of Bradford Bank whose annual compensation exceeds $145,000;

(2)                                  a 5% owner, meaning an employee who owns more than 5% of the outstanding stock of Bradford Bancorp, Inc., or who owns stock that possesses more than 5% of the total combined voting power of all stock of Bradford Bancorp, Inc.; or

(3)                                  a 1% owner, meaning an employee who owns more than 1% of the outstanding stock of Bradford Bancorp, Inc. or who owns stock that possesses more than 1% of the combined voting power of the total stock of Bradford Bancorp, Inc. and whose annual compensation exceeds $150,000.

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401(k) Plan Investments [CONFIRM LIST OF FUNDS]

Bradford Bank, as Plan Administrator, has selected, and the 401(k) Plan currently offers, the investment choices described below.  The annual percentage return on these funds (net of fees) for the prior three years was:

Fund Name	2006	2005	2004

Lifepath 2040 Fund
Lifepath 2030 Fund
Lifepath 2020 Fund
The Hartford Global Technology Fund
Oppenheimer Main Street Small Cap Fund
American Funds EuroPacific Growth Fund
Oppenheimer Global Fund
American Funds Growth Fund of America
Franklin Mutual Discovery Fund
The Hartford Dividend and Growth Fund
American Funds Capital Income Builder
Pimco Total Return Fund
The Hartford Income Fund

[PLEASE REVIEW DESCRIPTIONS OF EACH FUND]

Lifepath 2040 Fund.  This Fund is intended for investors planning to retire or begin to withdraw substantial portions of their assets in approximately the year 2040.  It invests 88% of its assets in stock funds, 11% of its assets in bond funds and the remaining assets in a money market fund.

Lifepath 2030 Fund.  This Fund is intended for investors planning to retire or begin to withdraw substantial portions of their assets in approximately the year 2030.  It invests 77% of its assets in stock funds, 22% of its assets in bond funds and the remaining assets in a money market fund.

Lifepath 2020 Fund.  This Fund is intended for investors planning to retire or begin to withdraw substantial portions of their assets in approximately the year 2020.  It invests 64% of its assets in stock funds, 36% of its assets in bond funds, and the remaining assets in a money market fund.

The Hartford Global Technology Fund.  The Fund seeks long-term capital appreciation by investing in stocks of technology companies worldwide.

Oppenheimer Main Street Small Cap Fund.  The Fund is a mutual fund that seeks capital appreciation and invests mainly in common stocks of small capitalization (up to $3 billion) United States-based companies that the Fund’s investment manager, OppenheimerFunds, Inc., believes have favorable business trends or prospects.

6

American Funds EuroPacific Growth Fund.  The Fund seeks to provide long-term growth of capital by investing in companies based outside the United States, and may be appropriate for individuals seeking to participate in the growth potential offered by companies based outside the United States, investors who want an opportunity for above-average growth of capital and investors looking for international diversification for their investment programs.  Investments made outside the United States involve special risks, such as currency fluctuations, international regulation and periods of illiquidity.

Oppenheimer Global Fund.  The Fund seeks capital appreciation by investing mainly in common stocks of United States-based and foreign companies.  The Fund may invest without limit in foreign securities and can invest in any country, including both developed and emerging markets; however, the Fund currently emphasizes its investments in developed markets such as the United States, Western European countries and Japan.

American Funds Growth Fund of America.  The Fund seeks to provide long-term growth of capital through a diversified portfolio of common stocks.  It invests primarily in common stocks, convertibles, preferred stocks, U.S. government securities, bonds and cash.  It may invest up to 15% of assets in securities of issuers domiciled outside the United States and Canada and not included in the Standard & Poor’s 500, and it may invest up to 10% of assets in debt securities rated below investment grade.

Franklin Mutual Discovery Fund.  The Fund seeks capital appreciation and normally invests following a value-oriented strategy in companies with market capitalizations greater than $1.5 billion.  It may, however, invest in smaller companies.  The fund can invest up to 100% of assets in foreign equity and may use forward currency exchange contracts to hedge against currency risks.  It can also invest in debt securities in any rating category.

The Hartford Dividend and Growth Fund.  The Fund seeks a high level of current income with growth of capital.

American Funds Capital Income Builder.  The Fund seeks to provide above-average current income, a growing stream of income and growth of capital.  It may be appropriate for individuals who are seeking an opportunity for investment income growth, investors seeking a conservative investment with a history of resistance to market declines, and investors who want an opportunity to outpace inflation with potential long-term growth and income.

Pimco Total Return Fund.  The Fund seeks maximum total return, consistent with the preservation of capital and prudent investment management, by investing primarily in an intermediate-term, high quality bond portfolio with a duration of 3 to 6 years.

The Hartford Income Fund.  The Fund seeks to provide a high level of current income.  Capital appreciation is a secondary investment objective.

The 401(k) Plan now offers the Bradford Bancorp, Inc. Stock Fund as an additional choice to the investment alternatives described above.  The Bradford Bancorp, Inc. Stock Fund invests primarily in the common stock of Bradford Bancorp, Inc.  Participants in the 401(k) Plan may invest up to 50% of their 401(k) Plan account balances [as of _________, 2007] in Bradford Bancorp, Inc. common stock, provided they have established a Personal Choice Retirement Account with Charles Schwab.

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As of the date of this prospectus supplement, no shares of Bradford Bancorp, Inc. common stock have been issued or are outstanding and there is no established market for Bradford Bancorp, Inc. common stock.  Accordingly, there is no record of the historical performance of the Bradford Bancorp, Inc. Stock Fund.  The performance of the Bradford Bancorp, Inc. Stock Fund will depend on a number of factors, including the financial condition and profitability of Bradford Bancorp, Inc. and Bradford Bank and general market conditions for Bradford Bancorp, Inc. common stock.

Benefits Under the 401(k) Plan

Vesting.  401(k) Plan participants are 100% vested in their elective salary deferrals and employer matching contributions.

Withdrawals and Distributions From the 401(k) Plan

Withdrawals Before Termination of Employment.  You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form of hardship distributions and loans.  In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need.  If you qualify for a hardship distribution, the 401(k) Plan trustee will make the distribution proportionately from the investment funds in which you have invested your account balances.  Participants and beneficiaries are also eligible for 401(k) Plan loans, subject to the procedures and requirements established by the Plan Administrator.   You may obtain additional information from ________________ at Bradford Bank.

Distribution Upon Retirement or Disability.  Upon retirement or disability, you may receive a full lump sum payment or installment payments from the 401(k) Plan equal to the value of your account.

Distribution Upon Death.  If you die before your benefits are paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the 401(k) Plan.

Distribution Upon Termination for Any Other Reason.  If you terminate employment for any reason other than retirement, disability or death and your account balance exceeds $1,000, the 401(k) Plan trustee will make your distribution on your normal retirement date, unless you request otherwise.  If your account balance does not exceed $1,000, the trustee will generally distribute your benefits to you as soon as administratively practicable following termination of employment.

Distributions:  Rollovers and Direct Transfers to Another Qualified Plan or to an IRA.  You may roll over virtually all distributions from the 401(k) Plan to another qualified retirement plan or to an individual retirement account.

Nonalienation of Benefits.  Except with respect to federal income tax withholding and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

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Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan before your termination of employment with Bradford Bank.  Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 592 years of age, regardless of whether the withdrawal occurs during your employment with Bradford Bank or after your termination of employment.

401(k) Plan Trustee

The trustee of the 401(k) Plan is the named fiduciary of the 401(k) Plan for purposes of ERISA. The board of directors of Bradford Bank has appointed Dallas R. Arthur to serve as trustee for the 401(k) Plan.  The 401(k) Plan trustee is responsible for holding in trust and investing the assets of the 401(k) Plan (including the Bradford Bancorp, Inc. Stock Fund) and providing for distributions to participants and beneficiaries in accordance with the terms of the 401(k) Plan.

401(k) Plan Administrator

The current Plan Administrator is Bradford Bank.  The Plan Administrator is responsible for the administration of the 401(k) Plan, selection of investment funds under the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, establishing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures to participants, beneficiaries and others required under ERISA.

Reports to 401(k) Plan Participants

Bradford Bank, as Plan Administrator, will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.

Amendment and Termination

Bradford Bank expects to continue the 401(k) Plan indefinitely.  Nevertheless, Bradford Bank may terminate the 401(k) Plan at any time.  If Bradford Bank terminates the 401(k) Plan in whole or in part, regardless of any contrary provisions of the 401(k) Plan, all affected participants will become fully vested in their accounts.  Bradford Bank reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Bradford Bank  may also amend the 401(k) Plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the 401(k) Plan merges or consolidates with another plan or transfers the 401(k) Plan assets to another plan, and if either the 401(k) Plan or the other plan is then terminated, you would receive a benefit immediately after the merger, consolidation or transfer that would be equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer.

9

Federal Income Tax Consequences

The following summarizes only briefly the material federal income tax aspects of the 401(k) Plan.  You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan.  Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances.  Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.  You should consult with your tax advisor with respect to any transaction involving the 401(k) Plan and any distribution from the 401(k) Plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan certain tax advantages, including the following:

(1)           The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

(2)           Participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)           Earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Bradford Bank administers the 401(k) Plan to comply with the operational requirements of the Internal Revenue Code as of the applicable effective date of any change in the law.  If Bradford Bank should receive an adverse determination letter regarding the 401(k) Plan’s tax exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another tax-qualified retirement plan, and Bradford Bank would be denied certain tax deductions with respect to the 401(k) Plan.

Lump Sum Distribution.  A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 592, and consists of the balance credited to the participant under the 401(k) Plan and all other profit sharing plans, if any, maintained by Bradford Bank.  The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, you have made to any other profit sharing plans maintained by Bradford Bank, if the distribution includes those amounts.

Bradford Bancorp, Inc. Common Stock Included in Lump Sum Distribution.  If a lump sum distribution includes Bradford Bancorp, Inc. common stock, the distribution generally is taxed in the manner described above.  The total taxable amount is reduced, however, by the amount of any net unrealized appreciation with respect to Bradford Bancorp, Inc. common stock; that is, the excess of the value of Bradford Bancorp, Inc. common stock at the time of the distribution over the cost or other basis of the securities to the 401(k) Plan.  The tax basis of Bradford Bancorp, Inc. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Bradford Bancorp, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation.  Any gain on a subsequent sale or other taxable disposition of Bradford Bancorp, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the Bradford Bancorp, Inc. common stock, or the “holding period.”  Any gain on a subsequent sale or other taxable disposition of Bradford Bancorp, Inc. common stock that exceeds the amount of net unrealized appreciation at the time of distribution is considered long-term capital gain, regardless of the holding period.  The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under Internal Revenue Service regulations.

10

We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code.  We do not intend this to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan.  Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

Any “affiliate” of Bradford Bancorp, Inc. under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from the registration requirements.  An “affiliate” of Bradford Bank is someone who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Bradford Bank.  Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

Any person who may be an “affiliate” of Bradford Bank may wish to consult with counsel before transferring any common stock they own.  In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Bradford Bancorp, Inc. common stock acquired under the 401(k) Plan or other sales of Bradford Bancorp, Inc. common stock.

Persons who are not deemed to be “affiliates” of Bradford Bank at the time of resale may resell freely any shares of Bradford Bancorp, Inc. common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law.  A person deemed an “affiliate” of Bradford Bank at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus supplement in connection with any such resale.  In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of Bradford Bancorp, Inc. common stock then outstanding or the average weekly trading volume reported on the Nasdaq Stock Market during the four calendar weeks before the sale.  Affiliates may sell only through brokers without solicitation and only at a time when Bradford Bancorp, Inc. is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

11

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than 10% of public companies such as Bradford Bancorp, Inc.  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership.  Within 10 days of becoming a person required to file reports under Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission.  Reporting persons must also report certain changes in beneficial ownership involving allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two business days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Bradford Bancorp, Inc. of profits realized from the purchase and sale, or sale and purchase, of the common stock within any six-month period by any officer, director or any person who beneficially owns more than 10% of the common stock.

The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b).  The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or other person who beneficially owns more than 10% of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are governed by Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of a distribution, to hold shares of the common stock distributed from the 401(k) Plan for six months after the distribution date.

LEGAL OPINION

The validity of the issuance of the common stock of Bradford Bancorp, Inc. will be passed upon by Muldoon Murphy & Aguggia LLP, Washington, D.C.  Muldoon Murphy & Aguggia LLP acted as special counsel for Bradford Bank in connection with the conversion of Bradford Bank and the stock offering of Bradford Bancorp, Inc.

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***SPECIAL ONE-TIME FORM FOR USE IN STOCK OFFERING***

BRADFORD BANK

401(k) Profit Sharing Plan

INVESTMENT FORM

Name of 401(k) Plan Participant:
(Please Print)

Social Security Number:

1.             Instructions.  In connection with the offering to the public of the common stock of Bradford Bancorp, Inc. (the “Common Stock”), the Bradford Bank 401(k) Profit Sharing Plan (the “401(k) Plan”) now permits participants who have previously established a Personal Choice Retirement Account with Charles Schwab to direct up to 50% of their 401(k) Plan account balances as of [DATE] into a new fund:  the Bradford Bancorp, Inc. Stock Fund (the “Stock Fund”).  The percentages of your accounts that you direct to be transferred into the Stock Fund will be used to purchase shares of Common Stock in the offering.

To transfer 401(k) Plan funds to the Stock Fund, you should complete and return this form to ___________________ at Bradford Bank.  This form must be received no later than 4:00 p.m. on ____________, 2007.  If you need any assistance in completing this form, please contact _____________ at (410) 377-9600.  If you do not complete and return this form by 4:00 p.m. on __________, 2007, your 401(k) Plan funds will continue to be invested in accordance with your prior investment directions, or in accordance with the terms of the 401(k) Plan if you have not provided investment directions.  You need not submit this form if you do not wish to purchase Common Stock in the offering with your 401(k) Plan funds.  PLEASE KEEP A COPY OF THE COMPLETED FORM FOR YOUR RECORDS.

2.             Purchaser Information.  Your ability to purchase Common Stock in the offering and to direct your 401(k) Plan funds into the Stock Fund may be based upon your subscription rights.  Please indicate only the earliest date that applies to you:

Check here if you had $50.00 or more on deposit at one of the following as of December 31, 2005:

• Bradford Bank
• American Bank (provided the deposit account was acquired by Bradford Bank pursuant to the June 7, 2006 Purchase Agreement)
• Valley Bank of Maryland
• Golden Prague Federal Savings and Loan Association
• Senator Bank

Check here if you had $50.00 or more on deposit with Bradford Bank as of .

Check here if you were one of the following borrowers:

• a borrower of Bradford Bank as of December 14, 1987, whose loan continued to be outstanding as of ____________, 2007
• a borrower of Golden Prague Federal Savings and Loan Association as of September 27, 1990, whose loan continued to be outstanding at Bradford Bank as of _____________, 2007
• a borrower of Senator Bank as of September 29, 1988, whose loan continued to be outstanding with Bradford Bank at , 2007

3.             Investment Directions.  I hereby authorize the Plan Administrator to direct the trustee to transfer the following percentages (in whole percentages only) of each of my 401(k) Plan account balances into the Stock Fund (subject to the maximum total of 50% of plan assets as of _________, 2007):

Investment Funds	Percentage
Lifepath 2040 Fund	_____%
Lifepath 2030 Fund	_____%
Lifepath 2020 Fund	_____%
The Hartford Global Technology Fund	_____%
Oppenheimer Main Street Small Cap Fund	_____%
American Funds EuroPacific Growth Fund	_____%
Oppenheimer Global Fund	_____%
American Funds Growth Fund of America	_____%
Franklin Mutual Discovery Fund	_____%
The Hartford Dividend and Growth Fund	_____%
American Funds Capital Income Builder	_____%
Pimco Total Return Fund	_____%
The Hartford Income Fund	_____%

I understand that, if there is not enough Common Stock available in the stock offering to fill my subscription pursuant to my investment directions above, any funds not used to purchase Common Stock will be returned to The Hartford Income  Fund until I provide directions to reinvest the funds in accordance with the terms of the 401(k) Plan.

4.             Acknowledgment of Participant.  I understand that this Investment Form shall be subject to all of the terms and conditions of the 401(k) Plan.  I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement.

Signature of Participant	Date

Acknowledgment of Receipt by Plan Administrator.  This Investment Form was received by Bradford Bank on the date noted below.

By:
Date

THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY, AND ARE NOT GUARANTEED BY BRADFORD BANCORP, INC. OR BRADFORD BANK.  THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

PROSPECTUS

(Holding Company for Bradford Bank)

Up to 8,050,000 Shares of Common Stock

This is the initial public offering of shares of common stock of Bradford Bancorp, Inc.  Simultaneous with the completion of the offering, Bradford Bancorp will acquire Patapsco Bancorp, Inc.  In connection with the merger, Bradford Bancorp will issue an aggregate of approximately 2,172,388 shares of common stock and pay approximately $23.4 million in cash to the stockholders of Patapsco Bancorp.  At the maximum of the offering range, former Patapsco Bancorp stockholders will own approximately 20.7% of our outstanding shares of common stock.  Additionally, we will contribute $250,000 in cash and 275,000 shares to Bradford Bank Foundation, a charitable foundation to be formed in connection with the initial public offering, which represents 2.6% of our outstanding common stock at the maximum of the offering range.  We have applied to have our shares of common stock listed on the Nasdaq Global Market under the symbol “BRAD.”

If you are or were a depositor of Bradford Bank, Valley Bank of Maryland, Golden Prague Federal Savings and Loan Association, Senator Bank or American Bank (provided your American Bank deposit account was acquired by Bradford Bank) or if you are or were a borrower of Bradford Bank, Golden Prague or Senator Bank:

•                  You may have priority rights to purchase shares of common stock.

If you are a participant in the Bradford Bank 401(k) Profit Sharing Plan:

•                  You may direct that up to 50% of your account balances in this plan be invested in shares of common stock.

•                  You will receive a separate supplement to this prospectus that describes your rights under the 401(k) Profit Sharing Plan.

If you fit none of the categories above, but are interested in purchasing shares of our common stock:

•                  You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 8,050,000 shares of common stock for sale on a best efforts basis, subject to certain conditions.  We must issue a minimum of 5,950,000 shares to complete the offering.   Under certain circumstances, however, we may include up to 892,500 shares issued in connection with the merger with Patapsco Bancorp in order to meet the 5,950,000 share minimum requirement.  The amount of capital being raised is based on an appraisal of Bradford Bancorp.  Most of the terms of this offering are required by regulations of the Office of Thrift Supervision.  If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 9,257,500 shares without giving you further notice or the opportunity to change or cancel your order.

The offering is scheduled to terminate at    :00   .m., Eastern time, on [DATE1], 2007.  We may extend this termination date without notice to you until [DATE2], 2007, unless the Office of Thrift Supervision approves a later date.  Funds received before completion of the offering will be maintained in a segregated account at Bradford Bank or, at our discretion, in a segregated account at an independent insured depository institution.  All subscriptions received will earn interest at our statement savings account interest rate, which is currently          % per annum.

The minimum purchase is 25 shares.  Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [DATE2], 2007.  If we extend the offering beyond [DATE2], 2007, we will promptly return the funds of all subscribers who do not reconfirm their subscriptions.  If we terminate the offering because we fail to sell the minimum number of shares, the merger is terminated, or for any other reason, we will promptly return your funds with interest at our statement savings account interest rate.

Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is offered for sale.  Purchasers will not pay a commission to purchase shares of common stock in the offering.  All shares offered for sale are offered at a price of $10.00 per share.

We expect our current directors and executive officers, together with their associates, to subscribe for 131,000 shares, which equals an aggregate 1.6% of the shares offered for sale at the maximum of the offering range.

The Office of Thrift Supervision conditionally approved our plan of conversion on                    , 2007.  However, such approval does not constitute a recommendation or endorsement of this offering.

This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page      .

OFFERING SUMMARY
Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted
Number of shares	5,950,000	8,050,000	9,257,500
Gross cash offering proceeds	$59,500,00	$80,500,000	$92,575,000
Estimated offering expenses (excluding selling agent fees)	$1,290,750	$1,290,750	$1,290,750
Estimated selling agent fees (1)	$665,125	$906,625	$1,045,488
Estimated net cash proceeds	$57,544,125	$78,302,625	$90,238,762
Estimated net cash proceeds per share	$9.67	$9.73	$9.75

(1)          For a description of the calculation of Sandler O’Neill & Partners, L. P.’s compensation for the stock offering, please see “The Conversion and Stock Offering—Marketing Arrangements.”

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or passed upon the accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

Sandler O’Neill + Partners, L.P.

The date of this prospectus is                  , 2007

Summary

This summary highlights material information from this document and may not contain all the information that is important to you.  To understand the stock offering and merger fully, you should read this entire document carefully.  For assistance, please call our stock information center at                      .

The Companies

Bradford Bancorp, Inc.
Bradford Bank
6910 York Road
Baltimore, Maryland 21212
(410) 377-9600

Bradford Bancorp, Inc. is a Maryland corporation that we recently formed to be the stock holding company for Bradford Bank.  Bradford Bancorp has not engaged in any business to date.  After the conversion, Bradford Bancorp will own all of Bradford Bank’s capital stock and will direct, plan and coordinate Bradford Bank’s business activities.  In the future, Bradford Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so other than the merger with Patapsco Bancorp.

Bradford Bank is a federally chartered savings bank that operates from its corporate headquarters and ten full-service locations in the greater Baltimore metropolitan area.  We offer a variety of deposit and loan products to individuals and small businesses, most of which are located in our primary market area, which consists of Baltimore City and Anne Arundel, Baltimore and Howard Counties, Maryland.  Since 2001, we have emphasized commercial lending and have grown our commercial loan portfolio (including commercial real estate, acquisition, development and construction, commercial construction and commercial business loans) to $163.2 million, or 41.0% of total loans at March 31, 2007.  At March 31, 2007, Bradford Bank had total consolidated assets of $521.6 million, deposits of $428.2 million and total equity of $42.2 million.

Our website address is www.bradfordbank.net.  Information on our website should not be considered a part of this prospectus.

Acquisition of Patapsco Bancorp

Simultaneous with the completion of the offering, Bradford Bancorp will acquire Patapsco Bancorp and its wholly owned subsidiary, The Patapsco Bank.  Patapsco Bank is a Maryland chartered commercial bank that operates out of five locations in the greater Baltimore metropolitan area.  In connection with the merger, Bradford Bancorp will issue an aggregate of approximately 2,172,388 shares of common stock and pay approximately $23.4 million in cash to the stockholders of Patapsco Bancorp.  At the maximum of the offering range, former Patapsco Bancorp stockholders will own approximately 20.7% of Bradford Bancorp.

Completion of the merger is expected to increase Bradford Bank’s deposit base and its loan portfolio, and provide Bradford Bank with greater access to customers in the greater metropolitan Baltimore area, particularly in Baltimore County, Maryland.  At March 31, 2007, Patapsco Bancorp had total consolidated assets of $254.7 million, deposits of $190.2 million and stockholders’ equity of $19.3 million.

Immediately following the merger with Patapsco Bancorp, the composition of our board of directors and executive management will change.  One of our current directors, George K. Mister, Jr., has informed us that he will resign from our board of directors upon completion of the merger.  At that time, we will also expand the size of the board and appoint Nicole N. Glaeser and Thomas P. O’Neill, currently directors of Patapsco Bancorp, to the boards of directors of Bradford Bancorp and Bradford Bank.  In addition, we will appoint David L. Costello, III, our current Executive Vice President and Chief Financial Officer, as Executive Vice President and Chief Operating Officer and appoint Michael J. Dee, the current President, Chief Executive Officer and Chief Financial Officer of Patapsco Bancorp, as Senior Vice President and Chief Financial Officer of Bradford Bancorp and Bradford Bank.

We cannot complete the merger unless we have received the approval of the Office of Thrift Supervision and the Maryland Office of Financial Regulation.  We made the necessary filings with both agencies and received the requisite approvals.

In addition, we cannot complete the merger unless Patapsco Bancorp’s stockholders approve the merger agreement.  Patapsco Bancorp’s stockholders will vote on the merger at a meeting to be held on                    , 2007.  Each director of Patapsco Bancorp has signed an agreement to vote his or her shares of Patapsco Bancorp common stock in favor of the merger.  In the aggregate, Patapsco Bancorp directors owned       % of the issued and outstanding shares of Patapsco Bancorp common stock as of the                    , 2007 record date for the Patapsco Bancorp meeting of stockholders.

Impact of the Termination of the Acquisition of Patapsco Bancorp on the Offering

Although the completion of the offering is not contingent on acquisition of Patapsco Bancorp, the timing and manner of the offering would be subject to significant modification in the event the acquisition is terminated.  If the merger agreement with Patapsco Bancorp is terminated, the current offering may be canceled, a new offering range and price per share set and a new offering held.  Under those circumstances, all funds would be promptly returned and all subscribers would be given the opportunity to place a new order.  Any new valuation range must be approved by the Office of Thrift Supervision.

Recently Completed Acquisitions

Recently, we have sought to expand our franchise through acquisition opportunities.  These acquisitions have extended our footprint to areas previously not served by our branch network.  In particular, in 2006 and 2007, Bradford Bank acquired three financial institutions and acquired the deposits of a branch office of a fourth financial institution.

Senator Bank.  On June 20, 2007, Bradford Bank completed a merger with Senator Bank, Cockeysville, Maryland, with Bradford Bank as the surviving financial institution.  We retained Senator Bank’s one office located in Baltimore County, Maryland.  At March 31, 2007, Senator Bank had total assets of $21.4 million, deposits of $20.1 million and total equity of $1.4 million.  No purchase price was paid for the acquisition since Senator Bank was a federally chartered mutual savings bank with no stockholders.

Golden Prague Federal Savings and Loan Association.  On June 20, 2007, Bradford Bank completed a merger with Golden Prague Federal Savings and Loan Association, Baltimore, Maryland, with Bradford Bank as the surviving financial institution.  We expect to close both Golden Prague branch offices in Baltimore County and Baltimore City, Maryland due to the proximity of these offices to current Bradford Bank or Patapsco Bank branch offices.  At March 31, 2007, Golden Prague had total assets of $29.3 million, deposits of $24.8 million and total equity of $2.3 million.  No purchase price was paid for the acquisition since Golden Prague was a federally chartered mutual savings and loan association with no stockholders.

Valley Bancorp, Inc.  In January 2007, we completed an acquisition of Valley Bancorp, Inc., Hunt Valley, Maryland, for an aggregate purchase price of $9.3 million.  In connection with this acquisition, we merged Bradford Bank with Valley Bancorp’s wholly-owned subsidiary, Valley Bank of Maryland, with Bradford Bank as the surviving financial institution.  We retained Valley Bank’s one full service office located in Baltimore County, Maryland and closed an administrative office.  At December 31, 2006, Valley Bancorp had total assets of $50.9 million, deposits of $37.3 million and total equity of $5.4 million.

American Bank — Acquisition of Deposits of Ellicott City Branch.  In October 2006, Bradford Bank completed the acquisition of $6.4 million of deposits located at the Ellicott City branch of American Bank, Silver Spring, Maryland.  These deposits were acquired for a deposit premium of $236,000.

The Conversion and our Corporate Structure

Currently, we are in the mutual holding company form of organization with no public stockholders.  Our depositors and certain borrowers currently have the right to vote on certain matters such as the election of directors and this conversion.  In the current structure, Bradford Bank MHC is our federally chartered mutual holding company parent and Bradford Mid-Tier Company is our federally chartered mid-tier stock holding company.  After the conversion, Bradford Bank MHC and Bradford Mid-Tier Company will cease to exist and depositors and borrowers of Bradford Bank will no longer have any voting or membership rights.

The conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the mutual holding company form of organization with no public stockholders to the public stock holding company form of organization.  In the public stock holding company structure, Bradford Bank will remain a federally chartered stock savings bank and all of its stock will be owned by Bradford Bancorp.  All of Bradford Bancorp’s stock will be owned by the public, including our employee stock ownership plan, and by Bradford Bank Foundation.  The normal business operations of Bradford Bank will continue without interruption during the conversion.

The following diagram depicts our corporate structure after the offering and merger with Patapsco Bancorp:

Our Business Strategy (page     )

Our business strategy is to operate and grow a profitable community-oriented financial institution.  We plan to achieve this by executing our strategy of:

•                                          expanding our franchise and footprint through acquisition opportunities, such as our merger with Patapsco Bancorp, and through the opening of additional branch offices;

•                                          continuing to increase commercial relationships in our primary market area;

•                                          selectively pursuing opportunities to increase our indirect automobile lending program;

•                                          increasing our deposit market share in our expanding market area;

•                                          growing non-interest income by continuing to increase our sale of non-deposit products and expanding the products and services we offer our customers; and

•                                          applying conservative underwriting practices to maintain the high quality of our loan portfolio.

The Offering

Purchase Price

The purchase price is $10.00 per share.  You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold

We are offering for sale between 5,950,000 and 8,050,000 shares of Bradford Bancorp common stock in this offering.  The amount of capital being raised is based on an appraisal of Bradford Bancorp.  Most of the terms of this offering are required by Office of Thrift Supervision regulations.  With regulatory approval, we may increase the number of shares to be issued to 9,257,500 shares without giving you further notice or the opportunity to change or cancel your order.  In considering whether to increase the offering size, the Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

If we do not receive orders for at least 5,950,000 shares of common stock, then we may issue up to 892,500 unsubscribed shares to Patapsco Bancorp stockholders as merger consideration, but only in order to complete the offering at the minimum of the offering range. If 892,500 offering shares are so issued to Patapsco Bancorp stockholders, the minimum number of shares that must be sold in the offering is 5,057,500. If we receive orders for at least 5,950,000 shares of common stock, then the 892,500 shares of common stock to be issued to Patapsco Bancorp stockholders will be in addition to the total shares issued in the offering.

How We Determined the Offering Range (page      )

We decided to offer between 5,950,000 and 8,050,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions.  RP Financial will receive fees totaling $90,000 for the preparation and delivery of the original appraisal report, plus reimbursement of out-of-pocket expenses and $10,000 for the preparation and delivery of each required updated appraisal report (of which there will be at least one).  RP Financial estimates that as of May 29, 2007, our offering range was between $59.5 million and $80.5 million, with a midpoint of $70.0 million, and that our pro forma market value was between $84.0 million and $105.0 million, with a midpoint of $94.5 million, inclusive of shares issued to Patapsco Bancorp stockholders in connection with the merger and shares issued to the charitable foundation.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our consolidated financial statements, as well as the impact of the merger with Patapsco Bancorp, the acquisition of Golden Prague and Senator Bank and the impact of the contribution of shares to the charitable foundation.  RP Financial also considered the following factors, among others:

•                                          our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•                                          a comparative evaluation of the operating and financial statistics of Bradford Bank with those of other similarly-situated, publicly-traded savings bank and savings bank holding companies;

•              the effect of the capital raised in this offering on our net worth and earnings potential; and

•                                          the trading market for securities of comparable institutions and general conditions in the market for such securities.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price to the issuer’s annual core earnings.  RP Financial considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as total equity, less intangibles, and represents the difference between the issuer’s tangible assets and liabilities.  Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items.  RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded fully converted savings banks and fully converted savings bank holding companies that RP Financial considered to be comparable to us.  The peer group analysis conducted by RP Financial included a total of 10 publicly-traded thrift institutions with assets between $350 million and $2 billion.  The peer group is comprised of institutions that are based in the Mid-Atlantic region of the U.S. and have been in public ownership for at least one year.

The following table presents a summary of selected pricing ratios for the peer group companies and for us utilized by RP Financial in its appraisal.  These ratios are based on earnings for the 12 months ended March 31, 2007 and book value as of March 31, 2007.

	Price To Earnings Multiple	Price To Book Value Ratio	Price to Tangible Book Value Ratio

Bradford Bancorp (pro forma):
Minimum, as adjusted(1)	50.12x	72.75%	118.91%
Minimum	47.11x	74.52%	116.69%
Maximum	51.03x	80.19%	116.41%
Maximum, as adjusted	52.84x	82.78%	116.28%

Peer group companies as of May 29, 2007:
Average	16.50x	135.15%	146.63%

(1)             If Bradford Bancorp does not receive orders for at least 5,950,000 shares in the offering, then in Bradford Bancorp’s discretion, in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 829,500 unsubscribed shares may be issued to stockholders of Patapsco Bancorp as merger consideration.

Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a premium of 209.3% to the peer group on a price-to-earnings basis, a discount of 41.2% to the peer group on a price-to-book basis and a discount of 20.1% to the peer group on a price-to-tangible book basis.  This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on an earnings per share basis and less expensive than the peer group based on a book value per share basis and a tangible book value per share basis.

The independent appraisal does not indicate market value.  You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the public offering.

Possible Change in Offering Range (page      )

RP Financial will update its appraisal before we complete the offering.  If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 9,257,500 shares without further notice to you.  If our pro forma market value including shares issued to Patapsco Bancorp and contributed to Bradford Bank Foundation at that time is either below $84.0 million or above $117.0 million, then, after consulting with the Office of Thrift Supervision, we may:  terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to modify or rescind their purchase orders for shares of Bradford Bancorp’s common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Possible Termination of the Offering

We must sell a minimum of 5,950,000 shares to complete the offering.  If we do not receive orders for at least 5,950,000 shares of common stock, then we may issue up to 892,500 unsubscribed shares to Patapsco Bancorp stockholders as merger consideration, but only in order to complete the offering and conversion at the minimum of the offering range.  If we terminate the offering because the merger is terminated or because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our statement savings account interest rate.

After-Market Performance of Mutual-to-Stock Conversion Offerings

The following table provides information regarding the after-market performance of all full mutual-to-stock conversion offerings completed from January 1, 2005 through May 29, 2007.

		Appreciation From Initial Offering Price
Issuer (Market/Symbol)	Date of IPO	After 1 Day	After 1 Week	After One Month	Through 5/29/07
CMS Bancorp, Inc. (Nasdaq: CMSB)	04/04/07	5.5%	4.7%	3.0%	5.5%
Essa Bancorp, Inc. (Nasdaq: ESSA)	04/04/07	17.8	20.6	14.8	14.1
Hampden Bancorp, Inc. (Nasdaq: HBNK)	01/17/07	28.2	25.0	23.4	16.0
Chicopee Bancorp, Inc. (Nasdaq: CBNK)	07/20/06	44.6	42.5	45.2	56.0
Newport Bancorp, Inc. (Nasdaq: NFSB)	07/07/06	28.0	28.8	31.0	37.0
Legacy Bancorp, Inc. (Nasdaq: LEGC)	10/26/05	30.3	34.0	32.0	49.8
BankFinancial Corp. (Nasdaq: BFIN)	06/24/05	36.0	34.0	36.0	62.9
Benjamin Franklin Bancorp, Inc. (Nasdaq: BFBC)	04/05/05	0.6	3.9	2.5	54.0
OC Financial Inc. (OTCBB: OCFL)	04/01/05	20.0	8.0	10.0	8.1
Royal Financial Inc. (OTCBB: RYFL)	01/21/05	16.0	26.0	25.4	60.0
Average — all transactions		22.7	22.8	22.3	36.3
Average — Nasdaq listed companies		23.9	21.9	24.7	36.9
Average — OTCBB quoted companies		18.0	17.0	17.7	34.1

This table is not intended to be indicative of how our stock may perform.  Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.  Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area.  The companies listed in the table above may not be similar to Bradford Bancorp, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Bradford Bancorp’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions.  In addition, none of the companies listed, other than Benjamin Franklin Bancorp, completed a conversion offering simultaneously with a merger with another financial institution.  Any or all of these differences may cause our stock to perform differently from these other offerings.  Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the “Risk Factors” section.

You should be aware that, in certain market conditions, stock prices of thrift initial public offerings have decreased.  We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent mutual to stock conversions.

Conditions to Completing the Offering

We are conducting the offering under the terms of our plan of conversion.  We cannot complete the offering unless we sell at least the minimum number of shares offered (which may include up to 892,500 unsubscribed shares issued to Patapsco Bancorp stockholders as merger consideration) and we receive the final approval of the Office of Thrift Supervision to complete the offering.

Reasons for the Offering (page      )

Our primary reasons for this offering are the following:

•                                          The offering will facilitate the acquisition of Patapsco Bancorp by enabling us to issue stock and raise cash to pay the merger consideration.

•                                          The proceeds from the offering will increase the capital of Bradford Bank, which will support future lending and operational growth, including future expansion through branching.

•                                          The offering allows us to implement equity compensation plans to retain and attract qualified directors, officers and staff and to enhance our current compensation programs.

•                                          The public stock holding company structure will give us greater flexibility in structuring further mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition.  Our current mutual holding company structure significantly limits our ability in offering shares of common stock as consideration in a merger or acquisition.  Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by enhancing our ability to offer stock or cash consideration, or a combination of the two.  Other than our agreement to acquire Patapsco Bancorp, we currently have no agreements or understandings as to any specific acquisition.

We Will Form Bradford Bank Foundation

To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, named “Bradford Bank Foundation,” as part of the offering.  The charitable foundation will be funded with 275,000 shares of Bradford Bancorp common stock and $250,000 in cash.  The common stock contributed to the charitable foundation is in addition to the shares being offered for sale and exchanged in the merger and will not be included in determining whether the minimum number of shares of common stock has been sold to complete the offering. Our contribution to the charitable foundation would reduce net earnings by up to $1.8 million, after tax, in the year in which the charitable foundation is established, which is expected to be fiscal 2007.  Bradford Bank Foundation will make charitable grants and donations and support projects located within our market areas.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the formation of Bradford Bank Foundation.  For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering and on the shares issued to stockholders of Bradford Bancorp, see “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Benefits of the Offering to Management (page     )

We intend to adopt the benefit plans and employment agreements described below.  Bradford Bancorp will recognize compensation expense related to the employee stock ownership plan and the equity incentive plan.  The actual expense will depend on the market value of Bradford Bancorp’s common stock and, with respect to the employee stock ownership plan, will fluctuate in response to changes in the trading price of Bradford Bancorp’s common stock, increasing if the trading price increases.  As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual expense related to the employee stock ownership plan and the equity incentive plan would be approximately $220,000 and $1.0 million, respectively, assuming shares are sold in the offering at the maximum of the offering range and that our shares are valued at $10.00 per share.  See “Pro Forma Data” for a detailed analysis of the effects of each of these plans.

Employee Stock Ownership Plan.  We intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 8.00% of the shares sold in the offering, as well as shares contributed to Bradford Bank Foundation.  However, if Bradford Bank’s tangible capital is not at least 10% following the offering, the amount of shares purchased by the employee stock ownership plan may be reduced to 7.0% of the shares sold in the offering, as well as shares contributed to Bradford Bank Foundation. The plan will use the proceeds from a 20-year loan from Bradford Bancorp to purchase these shares.  As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants.  Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation.  Non-employee directors are not eligible to participate in the employee stock ownership plan.

Equity Incentive Plan.  We intend to implement an equity incentive plan no earlier than six months after completion of the offering.  Under current Office of Thrift Supervision regulations, if the plan is implemented within one year after the conversion, the plan must be approved by a majority of the total votes eligible to be cast and if the plan is implemented more than one year after the conversion, the plan must be approved by a majority of the total votes cast.  Under this plan, if implemented within one year after the conversion, we may grant stock options in an amount up to 10.0% of the number of shares sold in the offering, as well as shares contributed to Bradford Bank Foundation and restricted stock awards in an amount equal to 4.0% of the shares issued in the offering, as well as shares contributed to Bradford Bank Foundation.  However, if the plan is implemented within one year after the conversion and Bradford Bank’s tangible capital is not at least 10% at the time the plan is implemented, Office of Thrift Supervision regulations limit the amount of shares reserved for restricted stock eligible for award to 3.0% of the shares sold in the offering, as well as shares contributed to Bradford Bank Foundation.  These limitations will not apply if the plan is implemented more than one year after the conversion.  Shares of restricted stock will be awarded at no cost to the recipient.  Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan, assuming the plan is implemented within one year after the conversion.  At the maximum of the offering range, we will sell 8,050,000 shares and have 10,497,388 shares outstanding after the offering and merger.  The number of shares reflected for the benefit plans in the table below assumes that Bradford Bank’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased
(Dollars in thousands)	At Maximum of Offering Range	As a % of Common Stock Issued at Maximum of Offering Range (1)	As a % of Common Stock Outstanding After the Offering and Merger (2)	Total Estimated Value of Grants
				(In thousands)
Employee stock ownership plan (3)	666,000	8.00%	6.34%	$6,660
Restricted stock awards (3)	333,000	4.00	3.17	3,330
Stock options (4)	832,500	10.00	7.93	3,222
Total	1,831,500	22.00%	17.44%	$13,212

(1)          Reflects the amount of shares in the respective plans as a percentage of total shares sold in the offering, as well as shares contributed to Bradford Bank Foundation.  Does not reflect shares issued in the acquisition of Patapsco Bancorp.

(2)          Reflects the amount of shares in the respective plans as a percentage of total shares sold in the offering, as well as shares contributed to Bradford Bank Foundation and issued in the acquisition of Patapsco Bancorp.

(3)          Assumes the value of Bradford Bancorp common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

(4)          Assumes the value of a stock option is $3.87, which was determined using the Black-Scholes option-pricing formula assuming a share price of $10.00 as the date of grant.  See “Pro Forma Data.”

Employment Agreements.  We intend to enter into employment agreements with Dallas R. Arthur, our President and Chief Executive Officer, David L. Costello, III, who will serve as our Executive Vice President and

Chief Operating Officer, and Michael J. Dee, who will serve as our Senior Vice President and Chief Financial Officer.  These agreements will provide for severance benefits if the executives are terminated following a change in control of Bradford Bancorp or Bradford Bank.  Based solely on cash compensation for the year ended December 31, 2006 and excluding any benefits that would be payable under any employee benefit plan, if a change in control of Bradford Bancorp occurred and we terminated all officers with employment agreements, the total cash payments due under the employment agreements would be approximately $2.5 million.

Employee Severance Compensation Plan.  This plan will provide severance benefits to eligible employees if there is a change in control of Bradford Bancorp or Bradford Bank.  Based solely on compensation and service levels as of December 31, 2006, the total payments due under the terms of the severance plan would be approximately $830,000.

The Offering Will Not Be Taxable to Persons Receiving Subscription Rights (page     )

As a general matter, the offering will not be a taxable transaction for purposes of federal or state income taxes to persons who receive or exercise subscription rights.  We have received an opinion from our counsel, Muldoon Murphy & Aguggia LLP that, for federal income tax purposes, it is more likely than not that the members of Bradford Bank MHC will not realize any income upon the issuance or exercise of the subscription rights.

Persons Who Can Order Stock in the Offering (page      )

We have granted rights to subscribe for shares of Bradford Bancorp common stock in a “subscription offering” to the following persons in the following order of priority:

1.                                       Persons with $50 or more on deposit as of December 31, 2005 at the following institutions:

•                                          Bradford Bank;

•                                          American Bank (provided the deposit account in American Bank was acquired by Bradford Bank pursuant to the Purchase Agreement by and between American Bank and Bradford Bank, dated June 7, 2006);

•                                          Valley Bank of Maryland;

•                                          Golden Prague Federal Savings and Loan Association; and

•                                          Senator Bank.

2.                                       Our employee stock ownership plan, which provides retirement benefits to our employees.

3.                                       Persons with $50 or more on deposit as of               , 2007 at Bradford Bank.

4.                                       Bradford Bank’s depositors as of              , 2007, who are not eligible to subscribe for shares under categories 1 and 3, and borrowers of Bradford Bank as of December 14, 1987, borrowers of Golden Prague Federal Savings and Loan Association as of September 27, 1990 and borrowers of Senator Bank as of September 29, 1988 whose loans, in each case, continued to be outstanding with Bradford Bank at           , 2007.  Please note that due to the length of time borrowers must have had a loan with at least one of the listed institutions, there is a very limited number of borrowers who have been granted subscription rights.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order.  Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion.  Generally, shares first will be allocated so as to permit each eligible subscriber, if possible, to purchase a number of shares sufficient to make the subscriber’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less.  After that, unallocated shares will be allocated among the remaining eligible subscribers whose subscriptions remain unfilled in proportion to the amounts their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible subscribers whose subscriptions remain unfilled.  If we increase the number of shares to be sold in the offering above 8,050,000, Bradford Bank’s employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled.  Any shares remaining will be allocated in the order of priorities described above.  See “The Conversion and Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

We may offer shares not sold in the subscription offering to the general public in a “direct community offering” that can begin concurrently with, during or immediately following the subscription offering.  Orders received in the direct community offering will be subordinate to subscription offering orders. Natural persons who are residents of Baltimore City and Anne Arundel, Baltimore and Howard Counties, Maryland will have first preference to purchase shares in the direct community offering.  Shares of common stock not purchased in the subscription offering or the direct community offering may be offered for sale through a “syndicated community offering” managed by Sandler O’Neill & Partners, L.P.  We have the right to accept or reject, in our sole discretion, orders we receive in the direct community offering and syndicated community offering.

Subscription Rights are Not Transferable

You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so.  You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase.  We will not accept any stock orders that we believe involve the transfer of subscription rights.  Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.  With the exception of IRA and Keogh account stock purchases, shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s).  Deleting names of depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights.

How to Purchase Common Stock (page      )

In the subscription offering and the community offering, you may pay for your shares by:

1.                           personal check, bank check or money order made payable directly to Bradford Bancorp (third-party checks of any type will not be accepted); or

2.                           authorizing us to withdraw money from your Bradford Bank deposit account(s) other than checking accounts or individual retirement accounts (“IRAs”).  To use funds from accounts with check writing privileges, please submit a check payable directly to Bradford Bancorp.  To use IRA funds, please see the next section.

Bradford Bank is not permitted to lend funds (including funds drawn on a Bradford Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering.  Also, payment may not be made by wire transfer.

Checks and money orders will be immediately cashed, so the funds must be available within the account when we receive your stock order form.  Do not overdraw your account.  The funds will be deposited by us into a Bradford Bank segregated account.  We will pay interest at Bradford Bank’s statement savings account interest rate from the date those funds are received until completion or termination of the offering.  Withdrawals from certificates of deposit at Bradford Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty.  All funds authorized for withdrawal from deposit accounts with Bradford Bank must be available within the deposit accounts at the time the stock order form is received.  A hold will be placed on the amount of funds designated on your stock order form.  Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

You may submit your order form in one of three ways: by mail, using the reply envelope provided; by overnight courier to the address indicated on the order form; or by taking the stock order form and payment to our stock information center, located at                     ,                     , Maryland           .  Stock order forms may not be hand-delivered to our branch offices.  Our branch offices will not have stock offering materials on hand.  Once submitted, your order is irrevocable.  We will not accept copies or facsimiles of order forms.

Using IRA Funds to Purchase Shares in the Offering (page       )

You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA, provided that such IRAs are not maintained at Bradford Bank.  If you wish to use some or all of the funds in your Bradford Bank IRA, the applicable funds must first be transferred to a self-directed account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm.  If you do not have such an account, you will need to establish one and transfer your funds before placing your stock order.  Our stock information center can give you guidance in this regard.  Because processing this type of order takes additional time, we recommend that you contact our stock information center promptly, preferably at least two weeks before the [DATE1], 2007 offering deadline.  Whether you may use retirement funds for the purchase of shares in the stock offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Purchase Limitations (page         )

Our plan of conversion establishes limitations on the purchase of stock in the public offering.  These limitations include the following:

•                                          The minimum purchase is 25 shares.

•                                          No individual (or individuals exercising subscription rights through a single deposit account held jointly) may purchase more than $100,000 of common stock (which equals 10,000 shares) in the public offering.

•                                          No individual, together with any associates, and no group of persons acting in concert may purchase more than $500,000 of common stock (which equals 50,000 shares) in the public offering.  For purposes of applying this limitation, your associates include:

•                                          your spouse, or any relative of your spouse, who either lives in your home or who is a director or officer of Bradford Bank;

•                                          companies or other entities in which you are a senior officer or partner or have a 10% or greater beneficial ownership interest; and

•                                          trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to this overall purchase limitation.  We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time.  Our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase in the aggregate up to 8.00% of the shares sold in the offering, as well as shares contributed to Bradford Bank Foundation without regard to these purchase limitations.

Deadline for Ordering Stock (page         )

The subscription offering will end at     :00     .m., Eastern time, on [DATE1], 2007.  If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received by us (not postmarked) no later than this time.  We expect that the direct community offering, if held, will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date.  No single extension may be for more than 90 days.  If we extend the offering beyond [DATE2], 2007, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders.  If you do not respond to this notice, we will promptly return your funds with interest at our passbook rate or cancel your deposit account withdrawal authorization.  If we intend to sell fewer than 5,950,000 shares (which may include up to 892,500 unsubscribed shares issued to Patapsco Bancorp stockholders as merger consideration) or more than 9,257,500 shares (in each case after taking into account shares to be exchanged in the merger), we will promptly return all funds, set a new offering range and all subscribers will be notified and given the opportunity to confirm, change or cancel their orders.

How We Will Use the Proceeds of this Offering (page         )

The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

(In thousands)	5,950,000 Shares at $10.00 Per Share	8,050,000 Shares at $10.00 Per Share

Gross offering proceeds	$59,500	$80,500
Less: offering expenses	(1,956)	(2,197)
Net offering proceeds	57,544	78,303

Less:
Proceeds contributed to Bradford Bank (1)	(41,533)	(60,612)
Merger costs and restructuring charges (2)	(2,781)	(2,781)
Proceeds used for loan to employee stock ownership plan	(4,980)	(6,660)
Proceeds contributed to Bradford Bank Foundation	(250)	(250)
Proceeds used to pay The Bankers Bank loan	(3,000)	(3,000)
Proceeds remaining for Bradford Bancorp	$5,000	$5,000

(1)          Approximately $23.4 million of the funds contributed to Bradford Bank will be used to fund the cash portion of the purchase price for Patapsco Bancorp.  Our offering includes a provision for an adjusted minimum, that will allow the issuance to Patapsco Bancorp stockholders of up to 892,500 unsubscribed offering shares as merger consideration. This would reduce the net offering proceeds to $48.7 million, reduce the proceeds contributed to Bradford Bank to $32.7 million but the proceeds that we retain would remain at $5.0 million. See “Use of Proceeds.”

(2)          Includes $766,000, $1.6 million and $495,000 respectively of non-tax deductible merger costs, tax deductible merger costs and restructuring costs.

Bradford Bancorp also will use a portion of the proceeds that it retains to make quarterly interest payments on the $5.0 million of 6.465% junior subordinated debentures that it will assume in the merger of Patapsco Bancorp.  Initially, Bradford Bancorp intends to invest the proceeds that it retains in short-term liquid investments.  In the future, Bradford Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions.  Bradford Bank intends to use the proceeds it receives for investment in short-term liquid investments.  In the future, Bradford Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities.  We currently have no specific plans or agreements regarding any expansion activities or acquisitions other than the merger with Patapsco Bancorp and the branch office openings disclosed in “Management’s Discussion and Analysis of Bradford Bancorp—Business Strategy.”  The new branches are expected to be funded by cash generated by our business.  We do not expect to borrow funds for these expansion projects.  Based on current estimates, we expect the total cost of construction and equipment for the new White Marsh and Aberdeen locations to be $2.0 million in the aggregate, $10,000 of which had been incurred at March 31, 2007.  Funding for these branches is not contingent on this offering.

Purchases and Stock Elections by Directors and Executive Officers (page       )

We expect that our directors and executive officers, together with their associates, will subscribe for 131,000 shares, which equals 1.6% of the shares that are offered for sale at the maximum of the offering range.  Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering.  Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion.  Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

In addition, the two Patapsco Bancorp directors (Nicole N. Glaesser and Thomas P. O’Neill) and one Patapsco Bancorp executive officer (Michael J. Dee) who will be appointed as directors and executive officer, respectively, of Bradford Bancorp after the merger, could elect to receive in the merger up to 256,202 shares in the aggregate of Bradford Bancorp common stock in exchange for their Patapsco Bancorp common stock, based on the number of shares of Patapsco Bancorp they own as of May 29, 2007 and subject to the election and proration procedures set forth in the merger agreement.  Mr. O’Neill and Mr. Dee are not eligible account holders and are therefore not eligible to purchase shares of Bradford Bancorp common stock in the subscription offering.  Ms. Glaeser is an eligible account holder and, together with her associates, intends to subscribe for 400 shares, or $4,000, of Bradford Bancorp common stock.  Including the new directors and executive officer from Patapsco Bancorp (and excluding Mr. Mister who will be resigning as a director of Bradford Bancorp upon completion of the merger), all directors and executive officers, together with their associates, would own, upon completion of the merger, approximately 4.6% of our outstanding shares at the minimum of the offering range and approximately 3.7% of our outstanding shares at the maximum of the offering range, based on the number of shares of Patapsco Bancorp they own as of May 29, 2007.

Market for Bradford Bancorp’s Common Stock (page       )

We have applied to have the common stock of Bradford Bancorp listed on the Nasdaq Global Market.  Sandler O’Neill currently intends to become a market maker in the common stock, but it is under no obligation to do so.  We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained.  After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.  There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $10.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

Bradford Bancorp’s Dividend Policy (page       )

We have not determined whether we will pay dividends on the common stock.  After the offering, we will consider a policy of paying regular cash dividends.  Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition.  Initially, our ability to pay dividends will be limited to the net proceeds of the offering retained by Bradford Bancorp and earnings from the investment of such proceeds.  At the maximum of the offering range, Bradford Bancorp will retain approximately $5.0 million of the net proceeds.  Additionally, funds could be contributed from Bradford Bank through dividends; however, the ability of Bradford Bank to dividend funds to Bradford Bancorp is subject to regulatory limitations described in more detail in “Our Dividend Policy.”

Delivery of Prospectus

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the offering deadline in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934,  we will not mail a prospectus any later than five days prior to such date or hand-deliver a prospectus later than two days prior to that date.  Stock order forms may only be delivered if accompanied or preceded by a prospectus.  We are not obligated to deliver a prospectus or order form by means other than United States mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights.  The subscription offering and all subscription rights will expire at     :00     .m., Eastern time, on [DATE1], 2007 whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates (page       )

Certificates representing shares of common stock issued in the offering will be mailed to purchasers at the address provided on the order form as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals.

Stock Information Center

If you have any questions regarding the offering, please call the stock information center at                                  to speak to a registered representative of Sandler O’Neill.  The stock information center is open Monday through Friday, except bank holidays, from     :00 a.m. to     :00 p.m., Eastern time.

Risk Factors

You should consider carefully the following risk factors before purchasing Bradford Bancorp common stock.

Risks Related to Our Business

Our continued emphasis on commercial lending may expose us to increased lending risks.

At March 31, 2007, our loan portfolio consisted of $75.6 million, or 19.0%, of acquisition, development and construction loans, $55.4 million, or 13.9%, of commercial real estate loans, $11.4 million, or 2.9%, of commercial construction loans and $20.8 million, or 5.2%, of commercial business loans.  We have grown these loan portfolios in recent years and intend to continue to emphasize these types of lending.  In addition, at March 31, 2007, Patapsco Bancorp’s loan portfolio consisted of $34.8 million, or 15.5%, of commercial real estate loans, $20.9 million, or 9.3%, of construction loans, and $71.2 million, or 31.6%, of commercial loans and leases.  As a result, our credit risk profile will be higher than traditional thrift institutions that have higher concentrations of one- to four-family residential loans.  These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for acquisition, development and construction loans, the accuracy of the estimate of the property’s value at completion of the project and the estimated cost of development and construction.  Commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans.  Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are generally secured by collateral that may depreciate over time.  Primarily as a result of our continued emphasis on commercial loans, from December 31, 2005 to March 31, 2007, nonperforming loans increased $376,000, or 64.4%, to $959,000, classified and criticized assets increased $10.5 million, or 215.4%, to $15.4 million and delinquencies increased $5.6 million, or 115.1%, to $10.5 million.  In addition, since commercial loans generally entail greater risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the growth of our portfolio of such loans.  At March 31, 2007, our allowance, which totaled $2.4 million, amounted to 0.60% of our total loan portfolio, and Patapsco Bancorp’s allowance, which totaled $1.0 million, amounted to 0.48% of its total loan portfolio.  Also, many of our commercial borrowers have more than one loan outstanding with us.  Consequently, an adverse development with respect to one loan or one credit relationship may expose us to a greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.  Finally, as a result of this offering, our regulatory loans-to-one borrower limit will increase and we expect to increase our internal loans-to-one borrower limit.  This ability to make larger loans may expose us to greater risk of loss.

High loan-to-value ratios on a significant portion of our acquisition, development and construction portfolio expose us to greater risk of loss.

Many of our acquisition, development and construction loans have high loan-to-value ratios (as defined under regulatory guidelines). In addition, the borrowers with these loans may obtain additional financing or investors which may impact the borrowers’ equity in the project. At March 31, 2007, approximately $22.5 million, or 29.8%, of our $75.6 million acquisition, development and construction loans have high loan-to-value ratios, and we had an additional $5.9 million of loan commitments for these loans.  Loans with high loan-to-value ratios will be more sensitive to declining property values than would those with lower loan-to-value ratios and, therefore, may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell the properties, such borrowers may be unable to repay their loans in full from the sale. All of our acquisition, development and construction loans have adjustable interest rates. As a result, these loans may experience a higher rate of default in a rising interest rate environment. For these reasons, these loans may experience higher rates of delinquencies, defaults and losses.

Our increased emphasis on indirect automobile lending and the unseasoned nature of these loans may expose us to increased lending risks.

Since implementing an indirect automobile lending program in 2006, our automobile loan portfolio has increased by $18.2 million from December 31, 2005, and at March 31, 2007, was $19.2 million, or 4.8%, of our total loan portfolio.  Indirect automobile lending accounted for $17.9 million of this automobile loan portfolio.  Automobile loans tend to have a higher rate of default than mortgage loans and full repayment of defaulted loans is less likely when the loan is secured by a depreciating asset like an automobile.  In addition, automobile loan collections depend on the borrower’s continuing financial stability, and thus are adversely affected by job loss, divorce, illness or personal bankruptcy.  Indirect automobile lending (originating automobile loans through automobile dealers) presents additional risks, such as lack of familiarity with the borrower and dependence on dealers to verify that borrower information is accurate.  Although we hired experienced automobile lenders, our indirect automobile loan portfolio is unseasoned and our limited experience with this type of lending does not provide us with a significant payment history pattern with which to judge future collectibility and profitability.  As a result of our increased emphasis on indirect automobile lending and unseasoned nature of these loans, we may need to increase our allowance for loan losses in the future.

Rising interest rates may hurt our profits and asset values.

Between June 30, 2004 and June 30, 2006, the United States Federal Reserve increased its target for the federal funds rate 17 times in 25 basis point increments from 1.00% to 5.25%.  The increase in the federal funds rate has had the effect of increasing short-term market interest rates.  While short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not.  This “flattening” of the market yield curve has had a negative impact on our interest rate spread and net interest margin, which has reduced our profitability.  For the three months ended March 31, 2007, our interest rate spread was 2.54% compared to 2.70% and 2.93% for the years ended December 31, 2006 and 2005, respectively.  In addition, for the nine months ended March 31, 2007, Patapsco Bancorp’s interest rate spread was 3.52% compared to 3.96% and 4.03% for the years ended June 30, 2006 and 2005, respectively.  If short-term interest rates continue to rise, and if rates on our deposits continue to reprice upwards faster than the rates on our long-term loans and investments, we would continue to experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.  For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Bradford Bancorp—Risk Management—Interest Rate Risk Management.”

Our business strategy, which includes growth plans, was only recently implemented and has not yet had the time to be proven successful.  Our financial condition and results of operations could be negatively affected if our management fails to manage our growth effectively.

In 2006 and 2007, we made significant strides in our growth strategy.  We acquired three financial institutions, acquired the deposits of a branch of a fourth institution and acquired a real estate title agency.  In addition, we initiated an indirect automobile lending program, while continuing to increase our emphasis on commercial loans.  Finally, in connection with this offering, we are acquiring Patapsco Bancorp.  Upon completion of the offering, at the maximum, as adjusted, and merger, our assets will have increased on a pro forma basis $499.3 million, or 122.6%, from $407.1 million at December 31, 2005 to $906.3 million and we will have significantly expanded our footprint.  We will operate out of 14 locations, an increase of eight offices from December 31, 2005, with plans to add two de novo branches by the first quarter of 2008.  We expect to continue to experience growth in the amount of our assets, the level of our deposits and the scale of our operations. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our market areas and our ability to manage our future growth. While we believe we have the management resources and internal systems in place to successfully manage our growth, our management may not be able to do so successfully. If we do not manage our growth effectively, we may not be able to achieve our business plan, and our business and prospects could be harmed.

Bradford Bank may not be able to effectively integrate Patapsco Bancorp and other recently acquired financial institutions with and into its operations.

The future growth of Bradford Bank and Bradford Bancorp will depend, in part, on the success of the merger of Patapsco Bancorp with Bradford Bancorp.  In addition, our future growth will depend, in part, on the success of our recent acquisitions of Valley Bancorp, Golden Prague and Senator Bank.  The success of the merger and the other recent acquisitions will, in turn, depend on a number of factors, including: Bradford Bank’s ability to integrate the acquired branches into the current operations of Bradford Bank; Bradford Bank’s ability to limit the outflow of deposits held by customers of Patapsco Bank and the recently acquired financial institutions; Bradford Bank’s ability to control the incremental increase in non-interest expense arising from the merger and other recent acquisitions in a manner that enables Bradford Bank to improve its overall operating efficiencies; and Bradford Bank’s ability to retain and integrate the appropriate personnel of Patapsco Bank and the other recently acquired financial institutions into the operations of Bradford Bank.

The building of market share through de novo branching could cause our expenses to increase faster than revenues.

We intend to continue to build market share in the Baltimore metropolitan area through de novo branching.  We currently intend to expand our franchise northeast of Baltimore, by opening branch offices in White Marsh (eastern Baltimore County) and Aberdeen (Harford County), Maryland, which we expect to open in the fourth quarter of 2007 and the first quarter of 2008, respectively.  There are considerable costs involved in opening branches and new branches generally require a period of time to generate the necessary revenues to offset their costs, especially in areas in which we do not have an established presence.  Accordingly, any new branch can be expected to negatively impact our earnings for some period of time until the branch reaches certain economies of scale.  Based on current estimates, we expect the total cost of the construction and equipment for the new White Marsh and Aberdeen locations to be approximately $2.0 million in the aggregate, $10,000 of which had been incurred at March 31, 2007.  Our expenses could be further increased if we encounter delays in the opening of any of our new branches.  Finally, we have no assurance our new branches will be successful even after they have been established.

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. As we continue to grow, we are likely to become more dependent on these sources, which include Federal Home Loan Bank advances, proceeds from the sale of loans and brokered certificates of deposit. At March 31, 2007, we had approximately $50.0 million of Federal Home Loan Bank advances outstanding with an additional $44.8 million of available borrowing capacity and we did not utilize brokered funds. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance.  At March 31, 2007, our allowance for loan losses was 0.60% of total loans and 251.3% of non-performing loans and Patapsco Bancorp’s allowance for loan losses was 0.48% of total loans and 204.68% of non-performing loans.  Material additions to our allowance could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

Remediation of a contaminated water well at a Bradford Bank branch could negatively impact earnings.

In the first quarter of 2006, a gas station located next to our Jacksonville branch experienced an underground gasoline leak.  This leak has contaminated the drinking water well on our branch site.  Currently the water well may not be used for drinking water or for domestic use.  We have executed an access agreement with the lessee of the gas station that provides the gas station access to our property to facilitate the remediation of the leak.  In addition, the lessee of gas station is supplying us with bottled water for drinking and domestic use.  While the lessee of the gas station has coordinated the clean up of the gasoline leak, to date it has not assumed, in writing, responsibility for the remediation efforts.  If the lessee of the gas station were to disclaim responsibility for all or part of the remediation of the leak, we may be required to bring a lawsuit against the lessee of gas station or to pay for the clean up costs for our water well.  Expenses relating either to a lawsuit or environmental remediation efforts could negatively impact earnings.

A downturn in the local economy or a decline in real estate values could hurt our profits.

Unlike larger financial institutions that are more geographically diversified, our profitability depends on the general economic conditions in the Baltimore metropolitan area.  Local economic conditions have a significant impact on our commercial real estate and construction and consumer loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans.  As of March 31, 2007, $391.1 million, or 98.3%, of our loans were made to borrowers or secured by collateral located in Maryland.  As a result of this concentration, a downturn or a recession in the local economy could cause significant increases in nonperforming loans, which could lead to operating losses, impaired liquidity and eroding capital.  In recent years, there has been a significant increase in real estate values in our market area.  As a result of rising real estate prices in recent years, our real-estate based loans have generally been well collateralized.  A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss.  Additionally, a decline in real estate values could adversely impact our portfolio of commercial real estate loans and could result in a decline in the origination of such loans.

If the population or income growth in the Baltimore metropolitan area is slower than projected, income levels, deposits and housing starts could be adversely affected and could result in the curtailment of our expansion, growth and profitability. Moreover, a significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could impact these local economic conditions and could negatively affect the financial results of our banking operations. For a discussion of our market areas, see “Business of Bradford Bancorp—Market Area.”

Strong competition within our market area could hurt our profits and slow growth.

We face intense competition in making loans, attracting deposits and hiring and retaining experienced employees.  This competition has made it more difficult for us to make new loans and attract deposits.  Price competition for loans and deposits sometimes results in us charging lower interest rates on our loans and paying higher interest rates on our deposits, which reduces our net interest income.  Competition also makes it more difficult and costly to attract and retain qualified employees.  We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry.  Our profitability depends upon our continued ability to compete successfully in our market area.  For more information about our market area and the competition we face, see “Our Business—Market Area” and “Business of Bradford Bancorp—Competition.”

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision as our primary regulator and by the Federal Deposit Insurance Corporation, as insurer of our deposits.  Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Bradford Bank rather than for holders of Bradford Bancorp common stock.  Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses.  Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to this Offering

Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.

Following the offering, we will recognize additional annual employee compensation expenses stemming from options and shares granted to employees, directors and executives under new benefit plans.  These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be material.  We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients.  The before tax benefit expenses in the first year following the offering have been estimated to be approximately $1.6 million at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value.  Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans.  For further discussion of these plans, see “Our Management—Benefit Plans” and “—Future Equity Incentive Plan.”

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which will increase our operating expenses and affect our profitability.

As a result of the completion of this offering, we will become a public reporting company. The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which will require us to upgrade our accounting systems.  These reporting and compliance obligations will increase our operating expenses.

Our return on equity will initially be low compared to other publicly traded financial institutions.  A low return on equity may negatively impact the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers.  For the year ended December 31, 2006, our return on equity was 4.29%.  Although we expect that our net income will increase following the offering, as well as the merger, we expect that our return on equity will be reduced as a result of the additional capital that we will raise in the offering.  For example, our pro forma return on equity for the twelve months ended March 31, 2007 is 1.57%, assuming the sale of shares at the maximum of the offering range and giving effect to the merger.  In comparison, the peer group used by RP Financial in its appraisal had an average return on equity of 7.59% for the twelve months ended March 31, 2007.  Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, with the goal of achieving a return on equity that is competitive with other publicly held companies.  This goal could take a number of years to achieve, and we cannot assure you that it will be attained.  Consequently, you should not expect a competitive return on equity in the near future.  Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity.  See “Pro Forma Data” for an illustration of the financial impact of the offering and merger.

Subscribers who purchase shares in the offering will experience dilution of their investment as a result of the intangible assets resulting from the merger.

The acquisition of Patapsco Bancorp will result in the recording of new intangible assets totaling approximately $32.4 million and, combined with the existing intangible assets of Bradford Bank MHC, will result in total pro forma intangible assets of $42.8 million.  As a result, subscribers to the offering will experience per share dilution in tangible capital of $5.10, $4.53, $4.08 and $3.66 at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range.

Stockholders who purchase in the offering will have their ownership interests diluted by the issuance of shares in the merger, the contribution of shares to Bradford Bank Foundation and the possible issuance of shares for benefit programs

•                                          Issuance of shares in the merger.  In connection with the merger, Bradford Bancorp will issue an aggregate of approximately 2,172,388 shares of common stock and pay $23.4 million in cash to the stockholders of Patapsco Bancorp.  At the maximum of the offering range, the issuance of the shares in the merger would dilute the interests of purchasers in the offering (including Bradford Bank Foundation) by approximately 20.7%.  If we do not receive orders for at least 5,950,000 shares of common stock, then we may issue up to 892,500 unsubscribed shares to Patapsco Bancorp stockholders as merger consideration.  At this minimum, as adjusted, of the offering range, the issuance of shares in the merger would dilute the interests of purchasers in the offering (including Bradford Bank Foundation) by approximately 28.9%.

•                                          The contribution of shares to Bradford Bank Foundation.  Purchasers of shares will have their interests in the offering diluted by 2.6% at the close of the offering, assuming the maximum of the offering range and the completion of the merger, when Bradford Bancorp issues and contributes 275,000 shares to Bradford Bank Foundation.  For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

•                                          Issuance of shares for benefit programs.   We intend to adopt an equity incentive plan following the offering.  If stockholders approve the new equity incentive plan, we intend to issue shares to our officers, employees and directors through this plan.  We may fund the equity incentive plan through the purchase of common stock in the open market, subject to regulatory restrictions, by a trust established in connection with the plan, or from authorized but unissued shares of Bradford Bancorp common stock.  If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 3.1% at the maximum of the offering range, assuming awards of common stock equal to 4.0% of the shares issued in the offering, including shares contributed to Bradford Bank Foundation.  If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 7.3% at the maximum of the offering range, assuming stock option grants equal to 10.0% of the shares issued in the offering, including shares contributed to Bradford Bank Foundation are granted under the plan.  See “Pro Forma Data” and “Our Management—Future Equity Incentive Plan.”

As a result of the issuance of shares in the merger, the contribution of shares to Bradford Bank Foundation and the issuance of shares for benefit plans (and given the assumptions above regarding the benefit plans) your ownership interest in the offering could be diluted in the aggregate by up to approximately 31.0% at the maximum of the offering range.

Our contribution to Bradford Bank Foundation may not be tax deductible, which could reduce our profits.

We believe that our contribution to Bradford Bank Foundation, valued at $3.0 million, pre-tax, will be deductible for federal income tax purposes.  However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation.  If the contribution is not deductible, we would not receive any tax benefit from the contribution.  In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully.  In the event it is more likely than not that we will be unable to use the entire deduction, we will be required to establish a valuation allowance related to any deferred tax asset that has been recorded for this contribution.

Establishment of Bradford Bank Foundation will reduce our profits for fiscal year 2007.

Bradford Bancorp intends to contribute $250,000 in cash and 275,000 shares of Bradford Bancorp’s common stock to Bradford Bank Foundation.  This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is established, which is expected to be the year ending December 31, 2007.  Based on the pro forma assumptions, at the midpoint of the offering range, the contribution to Bradford Bank Foundation would reduce net earnings by approximately $2.0 million after tax, in fiscal year 2007.  See “Pro Forma Data.”

Our stock price may decline when trading commences.

You may not be able to sell the shares you purchase in the offering at or above the $10.00 purchase price.  After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions.  Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility.  These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions.  Forward-looking statements include:

•                                          statements of goals, intentions and expectations;

•                                          statements regarding business plans, prospects, growth and operating strategies;

•                                          statements regarding the quality of loan and investment portfolios; and

•                                          estimates of risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties.  Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•                                          general economic conditions, either nationally or locally, that are worse than expected;

•                                          changes in the interest rate environment that reduce interest margins or reduce the fair value of financial instruments;

•                                          increased competitive pressures among financial services companies;

•                                          changes in consumer spending, borrowing and savings habits;

•                                          legislative or regulatory changes that adversely affect business;

•                                          Bradford Bancorp’s ability to integrate successfully the operations of Patapsco Bancorp and the other recently acquired financial institutions;

•                                          adverse changes in the securities markets; and

•                                          changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Any of the forward-looking statements made in this prospectus and in other public statements may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that cannot be foreseen.  Consequently, no forward-looking statement can be guaranteed.

Selected Consolidated Financial and Other Data of
Bradford Bank MHC

The summary financial information presented below is derived in part from our consolidated financial statements.  The following is only a summary and you should read it in conjunction with our consolidated financial statements and notes beginning on page F-1.  The information at December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 is derived in part from our audited consolidated financial statements that appear in this prospectus.  The information at December 31, 2004 and December 31, 2003 is derived in part from our audited consolidated financial statements that do not appear in this prospectus.  The information at March 31, 2007, for the three months ended March 31, 2007 and 2006, at December 31, 2002 and for the years ended December 31, 2003 and 2002 was not audited, but in the opinion of management, reflects all adjustments, consisting of normal recurring adjustments,  necessary for a fair presentation.  The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results of operations that may be expected for the entire year.  The information at or for periods ending prior to July 15, 2005 is for Bradford Bank only.  For a discussion of the reasons for material changes in financial condition and results of operations at and for the three months ended March 31, 2007 and 2006 and at and for the years ending December 31, 2006, 2005 and 2004, see Management’s Discussion and Analysis of Bradford Bancorp.

	March 31,	December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003	2002
Financial Condition Data (1):
Total assets	$522,310	$472,923	$407,102	$399,341	$390,225	$307,168
Investment securities	90,359	85,567	80,117	99,079	122,498	118,877
Loans receivable, net	396,031	352,666	308,060	272,910	244,831	176,725
Cash and cash equivalents	10,273	17,653	3,698	13,125	6,383	3,609
Goodwill	8,892	3,904	3,904	3,904	4,195	—
Intangible assets	1,578	1,273	711	881	1,052	—
Deposits	424,046	384,806	344,546	344,336	341,651	263,060
Federal Home Loan Bank advances	50,000	45,000	18,800	15,000	—	—
Other borrowings	3,000	—	2,600	—	10,000	3,500
Total retained earnings	40,441	39,933	38,338	36,607	34,856	36,693

	For the Three Months Ended March 31,		For the Year Ended December 31,
(Dollars in thousands)	2007	2006	2006	2005	2004	2003	2002
Operating Data (2):
Interest and dividend income (non-tax adjusted)	$8,033	$6,069	$26,643	$21,651	$19,428	$17,764	$17,437
Tax equivalent adjustment	72	41	241	154	124	319	124
Interest and dividend income (tax equivalent basis) (3)	$8,105	$6,110	$26,884	$21,805	$19,552	$18,083	$17,561
Interest expense	4,754	2,982	14,076	9,497	8,061	8,506	10,345
Net interest income	3,351	3,128	12,808	12,308	11,491	9,577	7,216
Provision for loan losses	20	60	940	347	315	459	100
Net interest income after provision for loan losses	3,331	3,068	11,868	11,961	11,176	9,118	7,116
Other income	352	214	868	600	549	584	4,473
Other expenses	3,090	2,343	10,172	9,320	8,733	11,214	5,601
Income (loss) before income taxes	593	939	2,564	3,241	2,992	(1,512)	5,988
Tax equivalent adjustment	72	41	241	154	124	319	124
Income taxes	156	298	653	720	1,037	(644)	2,011
Net income (loss)	$365	$600	$1,670	$2,367	$1,831	$(1,187)	$3,853

	At or For the Three Months Ended March 31		At or For the Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Performance Ratios:
Return on average assets	0.29%	0.57%	0.38%	0.59%	0.47%	(0.33)%	1.29%
Return on average equity	3.87	6.29	4.29	6.33	5.10	(3.37)	11.59
Interest rate spread (4)	2.54	2.84	2.70	2.93	2.85	2.62	2.14
Net interest margin (5)	2.80	3.12	3.02	3.17	3.04	2.82	2.52
Noninterest expense to average assets	2.45	2.23	2.33	2.32	2.23	3.14	1.88
Efficiency ratio (6)	83.45	70.11	74.38	71.86	72.41	112.09	50.75
Average interest-earning assets to average interest-bearing liabilities	106.67	109.55	109.69	109.79	109.07	107.83	110.68
Average equity to average assets	7.48	9.10	8.92	9.33	9.16	9.89	11.15

Capital Ratios (7):
Tier 1 capital to average assets	6.48	8.15	7.62	8.47	8.26	8.62	12.26
Tier 1 capital to risk-weighted assets	9.49	12.53	11.18	12.82	13.31	16.86	31.94
Total capital to risk-weighted assets	10.21	12.97	11.87	13.24	13.70	17.24	32.15

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.60	0.39	0.60	0.37	0.35	0.27	0.14
Allowance for loan losses as a percent of nonperforming loans	251.30	73.68	199.06	197.26	122.87	81.42	93.87
Net charge-offs (recoveries) to average outstanding loans during the period	0.00	(0.01)	(0.01)	0.01	0.00	0.01	0.00
Nonperforming loans as a percent of total loans	0.24	0.54	0.30	0.19	0.29	0.33	0.15
Nonperforming assets as a percent of total assets	0.18	0.40	0.23	0.14	0.19	0.21	0.08

Other Data:
Number of:
Loans outstanding	3,962	3,122	3,158	3,133	3,044	3,017	2,441
Deposit Accounts	22,588	21,134	21,766	20,399	21,134	21,515	17,066
Offices	7	6	6	6	6	6	4

(1)          Financial condition data at March 31, 2007 includes the assets and liabilities resulting from the acquisition of Valley Bancorp on January 19, 2007.  See Note 2 of the notes to the Consolidated Financial Statements of Bradford Bank MHC for a summary of the assets and liabilities of Valley Bancorp on the date of acquisition.

(2)          Operating data for the three months ended March 31, 2007 includes the effect of the interest income, interest expense and other expense resulting from the acquisition of Valley Bancorp on January 19, 2007.  For the period from January 19, 2007 to March 31, 2007, the assets and liabilities acquired from Valley Bancorp generated interest income and interest expense of approximately $759,000 and $366,000, respectively, and operation of the branch and other expenses amounted to approximately $261,000.

(3)          Interest and rates are presented on a tax equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%.  See “Management’s Discussion and Analysis of Bradford Bancorp—Explanation of Use of Non-GAAP Financial Measures.”

(4)          Represents the difference between the weighted average yield on average interest-earning assets on a tax equivalent basis and the weighted average cost of interest-bearing liabilities.

(5)          Represents net interest income on a tax equivalent basis as a percent of average interest-earning assets.

(6)          Represents noninterest expense divided by the sum of net interest income on a tax equivalent basis and noninterest income.

(7)          Ratios are for Bradford Bank.

Selected Consolidated Financial and Other Data of Patapsco Bancorp

The summary financial information presented below is derived in part from Patapsco Bancorp’s consolidated financial statements.  The following is only a summary and you should read it in conjunction with the Patapsco Bancorp consolidated financial statements and notes that appear in this document.  The information at June 30, 2006 and 2005 and for each of the two years ended June 30, 2006 is derived in part from the audited consolidated financial statements of Patapsco Bancorp that appear in this prospectus.  The information at and for the years ended June 30, 2004, 2003 and 2002 is derived in part from audited consolidated financial statements of Patapsco Bancorp that do not appear in this prospectus.  The information at March 31, 2007 and for the nine months ended March 31, 2007 and 2006 was not audited, but in the opinion of management, reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation.  The results of operations for the nine months ended March 31, 2007 are not necessarily indicative of the results of operations that may be expected for the entire year.  For a discussion of the reasons for material changes in financial condition and results of operations at and for the nine months ended March 31, 2007 and 2006 and at and for the years ending June 30, 2006, 2005 and 2004, see Management’s Discussion and Analysis of Patapsco Bancorp.

	March 31,	June 30,
(Dollars in thousands)	2007	2006	2005	2004	2003	2002
Financial Condition Data:
Total assets	$254,707	$228,070	$204,704	$210,616	$157,805	$158,736
Loans receivable, net	216,324	190,589	161,094	151,413	113,252	118,350
Cash, federal funds sold and other interest bearing deposits	9,110	8,793	8,267	19,134	14,207	14,857
Investment securities	14,809	16,667	24,800	29,227	24,385	18,711
Deposits	190,178	166,833	164,320	168,132	119,655	119,593
Borrowings	42,800	40,050	20,233	22,900	20,174	22,616
Stockholders’ equity	19,317	18,288	17,587	16,380	15,905	14,602

	Nine Months Ended March 31,		Year Ended June 30,
(Dollars in thousands)	2007	2006	2006	2005	2004	2003	2002
Operating Data:
Interest income	$12,131	$9,871	$13,556	$11,811	$10,519	$10,764	$11,445
Interest expense	5,468	3,481	4,949	3,754	3,726	3,992	5,580
Net interest income before provision for loan losses	6,663	6,390	8,607	8,057	6,793	6,772	5,865
Provision for loan losses	285	40	65	225	42	531	560
Net interest income after provision for loan losses	6,378	6,350	8,542	7,832	6,751	6,241	5,305
Noninterest income	625	642	871	684	579	568	866
Noninterest expenses	5,641	5,453	7,202	6,411	5,009	4,676	4,316
Income before provision for income taxes	1,362	1,539	2,211	2,105	2,321	2,133	1,855
Income tax provision	505	574	823	759	852	788	718
Net income	$857	$965	$1,388	$1,346	$1,469	$1,345	$1,137
Earnings per share of common stock
Basic	$0.45	$0.57	$0.80	$0.81	$0.92	$0.84	$0.71
Diluted	$0.44	$0.50	$0.72	$0.70	$0.77	$0.72	$0.62

	At or For the Nine Months Ended March 31,		At or For the Year Ended June 30,
	2007	2006	2006	2005	2004	2003	2002

Performance Ratios:
Return on average assets	0.47%	0.60%	0.64%	0.66%	0.80%	0.86%	0.73%
Return on average equity (1)	6.03	7.22	7.75	7.87	9.11	8.77	8.20
Interest rate spread (2)	3.52	4.02	3.96	4.03	3.92	4.19	3.54
Net interest margin (3)	3.80	4.27	4.22	4.21	4.06	4.52	3.90
Noninterest expenses to average assets	3.10	3.41	3.32	3.13	2.86	3.01	2.76
Efficiency ratio (4)	77.40	77.54	75.99	73.34	67.94	66.30	64.12
Average interest-earning assets to average interest-bearing liabilities	108.39	109.16	110.62	109.18	106.31	112.21	109.58

Capital Ratios:
Tier 1 capital to average assets (5)	7.56	7.64	7.66	7.87	6.13	8.56	8.18
Tier 1 capital to risk-weighted assets (5)	9.82	10.34	10.63	11.37	10.17	13.43	12.85
Total capital to risk-weighted assets (5)	10.37	10.92	11.25	12.05	10.91	14.58	14.10
Stockholders’ equity to total assets at end of period (1)	7.58	7.88	8.02	8.59	7.75	10.08	9.22
Average stockholders’ equity to average assets (1)	7.81	8.36	8.25	8.36	9.21	9.78	8.86
Dividends declared per share to diluted net income per share	46.02	37.50	34.72	32.86	27.71	23.24	26.92

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.48	0.50	0.52	0.58	0.61	1.00	1.20
Allowance for loan losses as a percent of non-performing loans	204.68	408.29	409.84	2,487.45	188.01	348.32	206.48
Net charge-offs to average outstanding loans during the period	0.15	0.03	0.01	0.14	0.20	0.72	0.23
Non-performing loans as a percent of total loans	0.23	0.12	0.11	0.05	0.24	0.22	0.58
Non-performing assets as a percent of total assets	0.20	0.10	0.13	0.02	0.33	0.29	0.52

(1)          Stockholders’ equity includes temporary equity consisting of employee stock ownership shares subject to a put option.

(2)          Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.

(3)          Represents net interest income as a percent of average interest-earning assets.

(4)          Represents noninterest expenses divided by the sum of net interest income and noninterest income.

(5)          Ratios are for Patapsco Bank.

Summary Selected Pro Forma
Condensed Consolidated Financial Data

The following table shows selected financial information on a pro forma condensed consolidated basis giving effect to the merger and the stock offering assuming the offering is completed at the maximum of the offering range based on the assumptions set forth below.  The pro forma unaudited consolidated financial data as of March 31, 2007 and December 31, 2006 also give effect to the acquisitions of Golden Prague and Senator Bank which were completed in June 2007.  The pro forma financial data as of December 31, 2006 also gives effect to the acquisition of Valley Bancorp which was completed in January 2007.  The pro forma unaudited consolidated financial statements give effect to the merger and the other recent acquisitions using the purchase method of accounting as required by accounting principles generally accepted in the United States of America.  The pro forma unaudited consolidated financial statements give effect to the merger and the other recent acquisitions as if these transactions had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information.

We anticipate that the merger and the other recent acquisitions will provide the combined company with financial benefits that include, on a combined basis, operating expenses that would be less than the institutions operating independently and the opportunity to earn more revenue.  The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results.  It also does not necessarily reflect what the historical results of the combined company would have been had our companies and financial institutions been combined as of the date and during the period presented.

You should read this summary pro forma information in conjunction with the information under “Pro Forma Data.”

(In thousands)	March 31, 2007	December 31, 2006

Pro Forma Combined Financial Condition Data:
Total assets	$894,688	$881,557
Cash and cash equivalents	66,521	60,803
Investment securities available-for-sale	99,371	94,578
Investment securities held-to-maturity	17,753	24,571
Loans receivable, net	640,478	630,908
Intangible assets	40,721	41,695
Deposits	659,495	649,468
Federal Home Loan Bank advances	91,681	90,780
Other borrowed funds	4,975	4,975
Stockholders’ equity	130,954	130,165

	Three Months Ended March 31, 2007	Year Ended December 31, 2006

Pro Forma Combined Operating Data:

Interest income	$13,641	$51,102
Interest expense	(7,107)	(23,614)
Net interest income	6,534	27,487
Provision for loan losses	(207)	(1,083)
Net interest income after provision for loan losses	6,327	26,404
Other income	499	1,915
Operating expenses	(6,337)	(23,457)
Income before income taxes	489	4,862
Income taxes	(299)	(1,936)
Net income	$190	$2,926

Recent Developments Of Bradford Bank MHC

The following tables contain certain information concerning the consolidated financial position and results of operations of Bradford Bank MHC.  The data at December 31, 2006 is derived in part from our audited consolidated financial statements that appear in this prospectus.  You should read this information in connection with the audited financial statements included in this prospectus.  The information at June 30, 2007, and for the three and six months ended June 30, 2007 and 2006, was not audited, but in the opinion of management, reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation.  The results of operations for the three and six months ended June 30, 2007 are not necessarily indicative of the results of operations that may be expected for the entire year.

(Dollars in thousands)	June 30, 2007	December 31, 2006	% Change
Financial Condition Data:
Total assets	$566,882	$472,923	19.87%
Investment securities	96,392	85,567	12.65
Loans receivable, net	430,992	352,666	22.21
Cash and cash equivalents	10,797	17,653	(38.84)
Goodwill	7,281	3,904	86.50
Intangible assets	1,527	1,273	19.95
Deposits	462,733	384,806	20.25
Federal Home Loan Bank advances	53,000	45,000	17.78
Other borrowings	4,500	—	—
Total retained earnings	39,932	39,933	—

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
Operating Data:
Interest and dividend income (non-tax adjusted)	$8,031	$6,485	28.00%	$16,333	$12,554	30.10%
Tax equivalent adjustment	57	47	21.28	115	80	43.75
Interest and dividend income (tax equivalent basis) (1)	8,358	6,532	27.95	16,448	12,634	30.19
Interest expense	4,952	3,279	51.02	9,705	6,261	55.01
Net interest income	3,406	3,253	4.70	6,743	6,373	5.81
Provision for loan losses	100	60	66.67	120	120	—
Net interest income after provision for loan losses	3,306	3,193	3.54	6,623	6,253	5.92
Other income	389	209	86.12	741	423	75.18
Other expenses	3,163	2,449	29.15	6,243	4,792	30.49
Income before income taxes	532	953	(44.18)	1,111	1,884	(41.03)
Tax equivalent adjustment	57	47	21.28	115	80	43.75
Income taxes	135	290	(53.45)	292	588	(50.34)
Net income	$340	$616	(44.81)%	$704	$1,216	(42.11)%

	At or for the Three Months Ended June 30,		At or for the Six Months Ended June 30,
	2007	2006	2007	2006
Performance Ratios:
Return on average assets	0.26%	0.58%	0.28%	0.58%
Return on average equity	3.56	6.44	3.56	6.41
Interest rate spread (2)	2.47	2.83	2.49	2.83
Net interest margin (3)	2.73	3.14	2.75	3.13
Noninterest expense to average assets	2.42	2.30	2.45	2.28
Efficiency ratio (4)	83.33	70.74	83.56	70.51
Average interest-earning assets to average interest-bearing liabilities	106.2	110.0	106.5	109.7
Average equity to average assets	7.3	9.0	7.7	9.0

Capital Ratios (5):
Tier 1 capital to average assets	6.57%	8.14%	6.57%	8.14%
Tier 1 capital to risk-weighted assets	9.19	12.33	9.19	12.33
Total capital to risk-weighted assets	9.95	12.80	9.95	12.80

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.65%	0.40%	0.65%	0.40%
Allowance for loan losses as a percent of nonperforming loans	98.73	431.62	98.73	431.62
Net charge-offs (recoveries) to average outstanding loans during the period	0.02	(0.01)	0.02%	0.00%
Nonperforming loans as a percent of total loans	0.65	0.09	0.65	0.09
Nonperforming assets as a percent of total assets	0.50	0.07	0.50	0.07

Other Data:
Number of:
Loans outstanding	4,753	3,135	4,753	3,135
Deposit Accounts	24,601	20,873	24,601	20,873
Offices	10	6	10	6

(1)                      Interest and rates are presented on a tax equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%.  See “—Explanation of Use of Non-GAAP Financial Measures.”

(2)                      Represents the difference between the weighted average yield on average interest-earning assets on a tax equivalent basis and the weighted average cost of interest-bearing liabilities.

(3)                      Represents net interest income on a tax equivalent basis as a percent of average interest-earning assets.

(4)                      Represents noninterest expense divided by the sum of net interest income on a tax equivalent basis and noninterest income.

(5)                      Ratios are for Bradford Bank.

Comparison of Financial Condition at June 30, 2007 and December 31, 2006

During the six months ended June 30, 2007, we acquired Valley Bancorp and its subsidiary, Valley Bank, and merged Bradford Bank with Golden Prague and Senator Bank, two mutual thrifts.  The combined assets of these three institutions was approximately $100.6 million and were the primary reason for the increase in our assets of $94.0 million from December 31, 2006 to June 30, 2007.  The acquisition and mergers of these financial institutions caused investments to increase by $10.8 million, net loans to increase by $78.3 million, ground rents to increase by $2.1 million, and deferred taxes to increase by $2.3 million.  The largest increases in the loan portfolio were residential mortgage loans, which increased $38.7 million, or 23.7%, and indirect automobile loans, which increased $12.7 million, or 116.4%.  As a result of the purchase price paid in excess of the net book value of Valley Bancorp, goodwill increased by $4.9 million and was reduced by $1.6 million for the equity of Golden Prague and Senator Bank acquired in the mergers.  Cash and cash equivalents decreased by $6.9 million as a result of the cash purchase of the outstanding stock of Valley Bancorp.  The total purchase price was approximately $9.3 million.

Deposits of the institutions acquired totaled approximately $82 million and deposits increased in the six month period by $77.9 million, reflecting a small amount of deposit runoff after the acquisition and mergers.  Borrowings increased slightly in excess of the amount of borrowings acquired in order to fund the deposit runoff, and the remaining increase in borrowings represents borrowings acquired.

Results of Operations for the Three and Six Months Ended June 30, 2007 and June 30, 2006

General.  For the three and six month periods ended June 30, 2007 as compared to 2006, net income declined principally as a result of increasing interest cost and operating expenses.  Net income decreased by $276,000, or 44.8%, in the three months ended June 30, 2007 as compared to the three months ended June 30, 2006.  Net income decreased by $512,000, or 42.1%, for the six months ended June 30, 2007 as compared to the same period of the prior year.  Interest expense increased by 51.0% and 55.0%, respectively, for the same periods and other expenses increased by 29.2% and 30.5%, respectively, for those periods.

Net Interest Income.  Net interest income increased during both the 2007 three and six month periods compared to the 2006 three and six month periods primarily due to loan and investment growth.  Interest income increased during these periods as a result of the increases in the average balances of loans and investments and the increases in the average yields on loans and investments.  The average yields increased as a result of recent loan growth at current market yields.  Interest expense increased over the same three and six month periods as a result of higher balances of deposits and borrowings and also higher rates.  As a result of the cost of funds increasing more than the yield on our loans and investments, the interest rate spread fell from 2.83% in the 2006 three month period to 2.47% in the 2007 three month period and from 2.84% in the 2006 six month period to 2.49% in the 2007 six month period.  Even though general market rates of interest stopped rising in June 2006, we experienced rising deposit cost as maturing certificates of deposit repriced from lower rates to current market rates.  In addition, the competitive deposit market in which we operate caused interest rates on nonmaturity deposit products to increase to meet competitive pricing pressures.

Analysis of Net Interest Income.

	Three Months Ended June 30,					Six Months Ended June 30,
(Dollars in thousands)	2007	2006	Change		% Change	2007	2006	Change		% Change

Components of net interest income
Loans	$7,085	$5,460	$1,625		29.76%	$13,843	$10,504	$3,339		31.79%
Investment securities (tax equivalent basis) (1)	1,273	1,072	201		18.75	2,605	2,130	475		22.30
Total interest income (tax equivalent basis)	8,358	6,532	1,826		27.95	16,448	12,634	3,814		30.19
Deposits	4,340	3,126	1,214		38.84	8,517	5,969	2,548		42.69
Borrowings	612	153	459		300.00	1,188	292	896		306.85
Total interest expense	4,952	3,279	1,673		51.02	9,705	6,261	3,444		55.01
Net interest income (tax equivalent basis)	3,406	3,253	153		4.70	6,743	6,373	370		5.81

Average yield and rates paid
Interest-earning assets (tax equivalent basis)	6.66%	6.31%	0.35	bp	5.55%	6.70%	6.21%	0.49	bp	7.89%
Interest-bearing liabilities	4.19	3.48	0.71		20.40	4.21	3.37	0.84		24.93
Interest rate spread (tax equivalent basis)	2.47	2.83	(0.35)		(12.37)	2.49	2.84	(0.35)		(12.32)
Net interest margin (tax equivalent basis)	2.71	3.14	(0.43)		(13.69)	2.75	3.13	(0.38)		(12.14)

Average balances
Loans	$404,915	$321,979	$82,936		25.76%	$394,359	$317,094	$77,265		24.37%
Investment securities	98,327	93,097	5,230		5.62	100,413	93,463	6,950		7.44
Deposits	419,138	360,307	58,831		16.33	411,319	357,560	53,759		15.03
Borrowings	54,597	17,184	37,413		217.72	53,317	16,663	36,654		219.97

(1)          Interest and rates are presented on a tax equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%.  See “—Explanation of Use of Non-GAAP Financial Measures.”

The following table summarizes average balances and average yields and costs for the three month ended June 30, 2007 and 2006.  Interest and rates are presented on a tax equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%.  See “—Explanation of Use of Non-GAAP Financial Measures.”

	Three Months Ended June 30,						Six Months Ended June 30,
	2007			2006			2007			2006
(Dollars in thousands)	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost

Assets:
Interest-earning assets:
Loans	$404,915	$7,085	7.02%	$321,979	$5,460	6.80%	$394,359	$13,843	7.08%	$317,094	$10,504	6.68%
Mortgage-backed securities	30,907	378	4.91	33,852	382	4.53	31,078	773	5.02	35,155	788	4.52
Municipal bonds (tax equivalent basis)	11,599	150	5.19	10,119	127	5.03	11,716	301	5.18	9,003	218	4.88
U. S. government agencies (tax equivalent basis)	43,149	546	5.08	39,036	432	4.44	42,594	1,085	5.14	36,889	811	4.43
Other interest-earning assets	12,672	199	6.30	10,090	131	5.21	15,025	446	5.99	12,416	313	5.08
Total interest-earning assets	503,242	8,358	6.66	415,076	6,532	6.31	494,772	16,448	6.70	410,557	12,634	6.21

Noninterest-earning assets	20,843			11,940			19,721			12,717
Total assets	524,085			427,016			514,493			423,274

Liabilities and equity:
Interest-bearing liabilities:
Savings deposits	25,772	70	1.09	33,759	118	1.40	26,099	160	1.24	34,879	241	1.39
NOW deposits	34,871	210	2.42	19,971	68	1.37	32,822	394	2.42	17,730	109	1.24
Money market deposits	14,424	88	2.45	16,624	68	1.64	14,708	175	2.40	18,708	153	1.65
Certificates of deposit	344,071	3,972	4.63	289,952	2,872	3.97	337,690	7,788	4.65	286,243	5,466	3.85
Total interest-bearing deposits	419,138	4,340	4.15	360,306	3,126	3.48	411,319	8,517	4.18	357,560	5,969	3.37

FHLB advances and other borrowings	54,597	612	4.50	17,184	153	3.57	53,317	1,188	4.49	16,663	292	3.53
Total interest-bearing liabilities	473,735	4,952	4.19	377,490	3,279	3.48	464,636	9,705	4.21	374,223	6,261	3.37

Noninterest-bearing demand deposits	9,195			9,058			7,009			8,567
Other noninterest-bearing liabilities	2,853			2,098			3,002			2,217
Total liabilities	485,783			388,643			474,647			385,007

Retained earnings	39,224			39,598			40,580			39,003
Accumulated other comprehensive income	(922)			(1,225)			(734)			(736)
Total equity	38,302			38,373			39,846			38,267
Total liabilities and equity	524,085			427,016			514,493			423,274

Net interest income (tax equivalent basis)		3,406			3,253			6,743			6,373

Provision for Loan Losses.  The provision for loan losses was $100,000 in the three months ended June 30, 2007 as compared to $60,000 for the comparable 2006 period.  Although loan balances increased by 22.2% from December 31, 2006 to June 30, 2007, most of the increase related to loans in acquired institutions.  Net losses to average loans amounted to 0.02% and a recovery of 0.01% for the three months ended June 30, 2007 and 2006, respectively, and 0.02% and 0.00% for the six months ended June 30, 2007 and 2006.  The allowance for loan losses as a percent of loans was 0.65% as of June 30, 2007 and 0.40% at June 30, 2006.  The increase in the ratio of the allowance for loan losses to loans was the result of a large provision in the fourth quarter of 2006 which was the result of economic factors combined with an increase in classified assets and delinquencies near the end of 2006.  In addition, the acquired institutions maintained a total allowance for loan losses of $561,000, of which $491,000 was assumed in the acquisitions.

Non-interest Income.  Non-interest income increased in the three and six months ended June 30, 2007 over the comparable periods in 2006 by $180,000, or 86.1%, and $318,000, or 75.2%, for two main reasons.  Commission income improved due to greater focus on sales by Bradford Financial Group, Inc. and from the acquisition of Bradford Title LLC, a title insurance agency, in late 2006.  In addition, income from ground rents acquired from Valley Bancorp has increased other income.

Non-interest Expense.  Non-interest expense increased $714,000 for the three months ended June 30, 2007 over the three months ended June 30, 2006.  Of this amount, $358,000 related to compensation and benefits costs.  Compensation expense increased as we added staff due to the acquisitions and from the addition of loan staff to expand our commercial lending and indirect automobile lending.  Occupancy expense increased due to the acquisitions and related rent expense and due to increased building maintenance costs.  Other expenses that experienced increases include amortization of intangible assets related to the various acquisitions, legal fees and professional fees.

Non-interest expense increased $1.5 million for the six months ended June 30, 2007 over the six months ended June 30, 2006.  Of this amount, $690,000 related to compensation and benefits costs, due primarily due to the acquisitions and increased commercial and indirect automobile lending staffs.  Occupancy costs also were affected by the new locations acquired in the acquisitions and related expenses.  Other expenses increased over the 2006 period primarily due to legal fees, which were affected in the first quarter of 2006 by fee recoveries received from borrowers.  In addition, the amortization of intangible assets increased due to the acquisitions as well as professional services costs.  In 2007 we also incurred workout expenses related to problem loans.

Income Tax Expense.  Income taxes are lower in both the three months and the six months ended June 30, 2007 as compared to the same periods in 2006 because earnings before taxes were lower combined with increased tax-exempt income.  Income taxes were $135,000 for the three months ended June 30, 2007 reflecting an effective tax rate of 28.6% compared to $290,000 for the three months ended June 30, 2006 reflecting an effective tax rate of 32.0%.  The decrease in the effective tax rate from 2006 to 2007 reflects greater tax exempt income in the 2007 period in relation to earnings before taxes.

Income taxes were $292,000 for the six months ended June 30, 2007 reflecting an effective tax rate of 29.3% compared to $588,000 for the six months ended June 30, 2006 reflecting an effective tax rate of 32.6%.  The decrease in the effective tax rate from 2006 to 2007 reflects greater tax exempt income in the 2007 period in relation to earnings before taxes.

Explanation of Use of Non-GAAP Financial Measures

We believe that it is common practice in the banking industry to present interest income and related yield information on tax exempt securities on a tax-equivalent basis and that such information is useful to investors because it facilitates comparisons among financial institutions.  However, the adjustment of interest income and yields on tax exempt securities to a tax equivalent amount may be considered to include non-GAAP financial information.  A reconciliation to GAAP is provided below.

	Three Months Ended June 30,				Six Months Ended June 30,
	2007		2006		2007		2006
(Dollars in thousands)	Interest	Average Yield	Interest	Average Yield	Interest	Average Yield	Interest	Average Yield
Municipal bonds (non-tax adjusted)	$111	3.85%	$94	3.75%	$223	3.85%	$167	3.73%
Tax equivalent adjustment (1)	39		32		78		52
Municipal bonds (tax equivalent basis)	150	5.18	126	5.01	301	5.19	219	4.89

U.S. government agencies (non-tax adjusted)	527	4.91	417	4.28	1,047	4.96	783	4.28
Tax equivalent adjustment (1)	19		15		37		28
U.S. government agencies (tax equivalent basis)	546	5.08	432	4.44	1,084	5.13	811	4.44

Net interest income (non-tax adjusted)	8,300	6.62	6,485	6.27	16,333	6.66	12,555	6.17
Tax equivalent adjustment (1)	58		47		115		80
Net interest income (tax equivalent basis)	8,358	6.66	6,532	6.31	16,448	6.70	12,635	6.21

Interest rate spread (no tax adjustment)		2.42		2.78		2.44		2.79
Net interest margin (no tax adjustment)		2.67		3.10		2.70		3.09

(1)          The tax equivalent adjustment is based on a federal tax rate of 34% and a state tax rate of 7% for all periods presented.

Recent Developments of Patapsco Bancorp, Inc.

The following tables contain certain information concerning the consolidated financial position and results of operations of Patapsco Bancorp, Inc.  The date of June 30, 2006 is derived in part from Patapsco Bancorp’s audited consolidated financial statements that appear in this prospectus.  The information at June 30, 2007, and for the three and twelve months ended June 30, 2007 has not been audited, but in the opinion of management, reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation.

(Dollars in thousands)	June 30, 2007	June 30, 2006
Financial Condition Data:
Total assets	$255,458	$228,070
Investment securities	13,147	16,667
Loans receivable, net	220,239	190,589
Cash and cash equivalents	7,470	8,188
Goodwill	2,955	2,955
Intangible assets	348	400
Deposits	189,712	166,833
Federal Home Loan Bank advances	38,800	35,050
Other borrowings	5,000	5,000
Total stockholders’ equity	18,916	18,288

	Year Ended June 30,		Three Months Ended June 30,
(Dollars in thousands)	2007	2006	2007	2006
Operating Data:
Interest income	$16,426	$13,556	$4,296	$3,684
Interest expense	7,503	4,949	2,035	1,468
Net interest income	8,923	8,607	2,261	2,216
Provision for loan losses	430	65	145	25
Net interest income after provision for loan losses	8,493	8,542	2,116	2,191
Other income	866	871	241	228
Other expenses	7,447	7,202	1,806	1,749
Income (loss) before income taxes	1,912	2,211	551	670
Income taxes	727	823	222	248
Net income (loss)	$1,185	$1,388	$329	$422
Basic earnings per share	$0.62	$0.80	$0.17	$0.23
Diluted earnings per share	$0.61	$0.72	$0.17	$0.22

	At or for the Year Ended June 30,		At or for the Three Months Ended June 30,
(Quarterly data is annualized)	2007	2006	2007	2006
Performance Ratios:
Return on average assets	0.48%	0.64%	0.52%	0.74%
Return on average equity	6.22	7.75	6.78	9.49
Interest rate spread	3.58	3.96	3.49	3.82
Net interest margin	3.87	4.22	3.77	4.11
Noninterest expense to average assets	3.04	3.32	2.84	3.07
Efficiency ratio	76.07	75.99	83.99	71.60
Average interest-earning assets to average interest-bearing liabilities	108.91	110.62	108.41	110.44
Average equity to average assets	7.78	8.25	7.59	7.78

Capital Ratios (1):
Tier 1 capital to average assets	7.57	7.66	7.57	7.66
Tier 1 capital to risk-weighted assets	9.74	10.63	9.74	10.63
Total capital to risk-weighted assets	10.31	11.25	10.31	11.25

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.50	0.52	0.50	0.52
Allowance for loan losses as a percent of nonperforming loans	230.3	409.8	230.3	409.8
Net charge-offs (recoveries) to average outstanding loans during the period	0.15	0.01	0.13	(0.05)
Nonperforming loans as a percent of total loans	0.22	0.13	0.22	0.13
Nonperforming assets as a percent of total assets	0.19	0.11	0.19	0.11

(1)           Ratios are for The Patapsco Bank.

Comparison of Financial Condition at June 30, 2007 and June 30, 2006

General.  Total assets increased by $27.4 million or 12.0% to $255.5 million at June 30, 2007 from $221.1 million at June 30, 2006.  Growth was funded primarily with interest-bearing deposits, primarily certificate accounts and to a lesser extent, borrowings and maturing securities.

Loans Receivable.  Gross loans receivable increased by $26.1 million, or 13.1%, to $225.0 million at June 30, 2007 from $198.9 million at June 30, 2006.  Construction loans increased by $9.9 million or 71.8%, commercial business loans increased by $17.9 million or 51.4%, commercial real estate loans increased by $6.6 million or 22.1%, consumer loans increased $2.1 million or 11.3%. Commercial leases decreased by $4.0 million or 18.9% and residential mortgages decreased by $6.4 million or 7.9%.

Investment Securities.  U.S. government agency securities decreased by $1.9 million or 28.7% to $4.7 million at June 30, 2007 from $6.6 million at June 30, 2006 due to scheduled maturities and a decrease in the unrealized loss on these securities.  Mortgage-backed securities decreased by $1.6 or 19.3% million in the year ended June 30, 2007 as pay-downs in the portfolio were not replaced with any purchases.   Stock in the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Richmond increased by $0.2 million due to the membership requirements of these organizations.

Deposits.  Total deposits increased by $22.9 million or 13.7% to $189.7 million at June 30, 2007 from $166.8 million at June 30, 2006.  Decreases in savings ($5.6 million) and non-interest checking (($1.4 million) were offset by increases in certificate ($26.7 million) and money market ($3.2 million) accounts. Rising rates paid on deposits in Patapsco Bancorp’s market area has resulted in depositors moving money into higher yielding certificate accounts. Competition for deposits in Patapsco Bancorp’s market area remains intense.  Of the $26.7 million increase in certificates of deposit, $12.9 million or 48.3% was due to an increase in brokered deposits.

Borrowings.  Patapsco Bancorp’s long-term borrowings increased by $3.7 million or 10.7% to $38.8 million at June 30, 2007 from $35.1 million at June 30, 2006.  Loan growth well in excess of deposit growth is the reason for the increased amount of borrowings.

Results of Operations for the Three and Year Ended June 30, 2007 and June 30, 2006

Net Income.  Patapsco Bancorp’s net income decreased by $0.2 million 14.6% to $1.2 million for the year ended June 30, 2007 from $1.4 million for the year ended June 30, 2006.  Patapsco Bancorp’s net income decreased by $93,000 or 22.0% to $329,000 for the quarter ended June 30, 2007 from $422,000 for the quarter ended June 30, 2006. The decrease in Patapsco Bancorp’s net income during the comparable year and three-month periods was a result of higher operating expenses resulting from the previously disclosed merger agreement with Bradford Bancorp and a higher provision for loan losses. Direct expenses, primarily professional fees, related with the transaction for the year and three month periods ended June 30, 2007 totaled $385,000 and $117,000, respectively. Additionally, the provision for loan losses increased substantially in both the comparative quarterly and year-to-date periods.

Interest Income.  Total interest income increased by $2.9 million or 21.2% to $16.4 million for the year ended June 30, 2007 when compared to $13.6 million for the year ended June 30, 2006 as higher loan balances and higher rates earned on all interest earning assets offset reduced income from the securities available for sale portfolio due to lower balances.

Total interest income increased by $612,000 or 16.6% to $4.3 million for the quarter ended June 30, 2007 when compared to $3.7 million in the quarter ended June 30, 2006 as primarily due to higher loans outstanding and higher loan balances and rates earned on loans.

Interest income on loans receivable increased by $3.0 million or 23.7% to $15.5 million for the year ended June 30, 2007 from $12.5 million for the year ended June 30, 2006.  Interest income on loans receivable increased by $617,000 or 18.0% to $4.0 million for the quarter ended June 30, 2007 from $3.4 million for the quarter ended June 30, 2006. The increase in interest income on loans receivable during both the three and twelve-month periods was primarily due to higher average balances of these assets.  Increased rates earned on loans also contributed to the increases in both the twelve and three month periods.

Interest income on securities decreased by $139,000 to $802,000 and from $224,000 to $191,000 for the twelve and three month periods ended June 30, 2007, respectively due to lower average balances offsetting higher rates earned on these assets.  Patapsco Bancorp has been using funds generated from the investment portfolio into the loan portfolio.

Interest income on federal funds sold and other investments increased by $49,000 or 43.0% to $163,000 for the year ended June 30, 2007 from $114,000 for the year ended June 30, 2006.  Interest income on federal funds sold and other investments increased by $28,000 or 80.0% to $63,000 for the quarter ended June 30, 2007 from $35,000 for the quarter ended June 30, 2006. The increase in the twelve-month period was primarily due to higher rates earned.  The increase for the three month period was primarily due to higher average balances.

Interest Expense.  Total interest expense increased by $2.6 million or 51.6% to $7.5 million for the year ended June 30, 2007 from $4.9 million for the year ended June 30, 2006. Total interest expense increased by $567,000 or 38.6% to $2.0 million for the quarter ended June 30, 2007 from $1.5 million for the quarter ended June 30, 2006.  The increase in interest expense during the comparable quarterly and year-to-date periods was due primarily to higher balances and rates paid on deposit accounts and the higher average balance of long-term borrowings.

Interest expense on deposits increased by $2.0 million or 56.6% to $5.5 million for the year ended June 30, 2007 from $3.5 million for the twelve months ended June 30, 2006.  Interest expense on deposits increased by $521,000 or 52.1% to $1.5 million for the quarter ended June 30, 2007 from $1.0 million for the quarter ended June 30, 2006.  The increase in interest expense on deposits in both the quarterly and year to date periods is due to both the significantly higher rates paid on deposits and the higher average balances of interest-bearing deposits.

Interest expense on short-term borrowings decreased by $103,000 to $37,000 for the year ended June 30, 2007 from $140,000 for the year ended June 30, 2006 and by $35,000 to $0 for the quarter ended June 30, 2007 from $35,000 for the three-month period June 30, 2007 when compared to the comparable periods ended June 30, 2006.  Interest expense on long-term borrowings increased by $685,000 or 51.8% to $2.0 million from $1.3 million for the year ended June 30, 2007 as compared to the year ended June 30, 2006 due primarily to higher average balances.  Interest expense on long-term borrowings increased by $81,000 or 18.7% to $514,000 from $433,000 for the three month period ended June 30, 2007 as compared to the three month period ended June 30, 2006 due to higher average balances and slightly higher rates paid on these borrowings.

Net Interest Income.  Net interest income increased by $316,000 or 3.7% to $8.9 million for the year ended June 30, 2007 from $8.6 million during the year ended June 30, 2006.  Patapsco Bancorp’s net interest income increased by $45,000 or 2.0% to $2.2 million for the quarter ended June 30, 2007 from $2.3 million for the quarter ended June 30, 2006. The increases in net interest income during the comparable quarters and nine-month periods were due to the higher volume of earning assets offsetting a reduced net interest margin.

	Year Ended June 30,						Three Months Ended June 30,
	2007			2006			2007			2006
(Dollars in thousands)	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost

Assets:
Interest-earning assets:
Loans	$209,228	$15,461	7.39%	$177,598	$12,501	7.04%	$218,132	$4,042	7.41%	$191,331	$3,425	7.16%
Securities available for sale	17,866	802	4.49	23,412	941	4.02	16,705	191	4.57	21,089	224	4.26
Other interest-earning assets	3,283	163	4.98	3,036	114	3.77	4,875	63	5.13	3,430	35	4.00
Total interest-earning assets	230,377	16,426	7.13	204,046	13,556	6.64	239,712	4,296	7.17	215,850	3,684	6.83

Non-interest-earning assets	14,581			12,848			14,885			13,289
Total assets	$244,958			$216,894			$254,597			$229,139

Liabilities and equity:
Interest-bearing liabilities:
Deposits	$169,324	$5,458	3.22	$152,904	$3,486	2.28	$178,682	$1,521	3.40	$154,973	$1,000	2.58
Short-term borrowings	661	37	5.61	3,116	140	4.51	—	—	—	2,873	35	4.83
Long-term borrowings	41,538	2,008	4.83	28,444	1,323	4.65	42,426	514	4.85	37,606	433	4.61
Total interest-bearing liabilities	211,523	7,503	3.55	184,464	4,949	2.68	221,108	2,035	3.68	195,452	1,468	3.00

Non-interest-bearing liabilities	14,369			14,528			14,162			15,847
Total liabilities	225,892			198,992			234,936			210,532

Total equity	19,066			17,902			19,327			17,840
Total liabilities and equity	$244,958			$216,894			$254,597			$229,139

Net Interest Income		$8,923			$8,607			$2,261			$2,216
Interest Rate Margin			3.87%			4.22%			3.77%			4.11%
Net Interest Spread			3.58%			3.96%			3.49%			3.82%
Ratio of interest-earning assets to interest-bearing liabilities			108.91%			110.62%			108.41%			110.44%

Provision for Loan Losses.  Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for loan losses.  The components of the allowance for loan losses represent an estimation done pursuant to either Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies,” or (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan.”  The adequacy of the allowance for loan losses is determined through a continuous review of the loan and lease portfolio and considers factors such as prior loss experience, type of collateral, industry standards, past due loans in Patapsco Bancorp’s loan portfolio, current economic conditions, both national and local, and other factors unique to particular loans and leases. Patapsco Bancorp’s management periodically monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio.

The provision for loan losses increased by $365,000 or 561.5% to $430,000 for the year ended June 30, 2007 from $65,000 for the year ended June 30, 2006.  Patapsco Bancorp’s provision for loan losses for the quarter ended June 30, 2007 was $145,000 as compared to $25,000 in the quarter ended June 30, 2006.  The increase in the provision is primarily due to higher levels of charge-offs experienced in the year and the higher level of nonperforming assets. The ratio of the allowance for loan losses as a percentage of total loans outstanding decreased to 0.50% at June 30, 2007 from 0.52% at June 30, 2006.   The primary driver of the level of the allowance for loan losses is Patapsco Bancorp’s determination of the level of inherent loss in the portfolio.  Patapsco Bancorp has determined that there is minimal risk in the residential loan portfolio (33%) of total loans.  The residential mortgage portfolio consists of conventionally underwritten mortgages that generally conform to Fannie Mae and Freddie Mac guidelines.  Patapsco Bancorp has not participated in the sub-prime mortgage market. Patapsco Bancorp conservatively underwrites all commercial business and commercial real estate loans with multiple sources of repayment.  Loans granted must cash-flow on their own and be backed by substantial collateral.  Additionally, $6.3 million of the commercial loan portfolio, including the two commercial loans on non-accrual are guaranteed by the Small Business Administration with an average guarantee percentage of 76%. In Patapsco Bancorp’s estimation, the most risk in the portfolio resides in the commercial leasing portfolio whose net balance of $14.9 million represents 7.0% of the portfolio and whose average lease size is only $16,750. These determinations by management have been reviewed by an independent third party loan review consultant in a report dated November 13, 2006.  Patapsco Bancorp’s allowance for loan losses as a percentage of non-performing loans was 230.3% at June 30, 2007 as compared to 409.8% at June 30, 2006.

Activity in the allowance for loan losses is as follows (dollars in thousands):

	Year Ended June 30,		Three Months Ended June 30,
	2007	2006	2007	2006

Balance at beginning of period	$1,000	$945	$1,036	$951
Loans charged off:
Real estate mortgage	—	—	—	—
Commercial loan	9	—	—	—
Commercial lease	265	40	33	12
Consumer	202	146	55	32
Total charge-offs	476	186	88	44
Recoveries:
Real estate mortgage	—	41	—	41
Commercial loan	33	16	5	4
Commercial lease	48	78	6	10
Consumer	75	41	6	13
Total recoveries	156	176	17	68
Net loans charged-off (recovered)	320	10	70	(23)
Provision for loan losses	430	65	145	25
Balance at end of period	$1,110	$1,000	$1,110	$1,000

Ratio of net charge-offs (recovered) to average loans outstanding during the period	0.15%	0.01%	0.13%	(0.05)%
Ratio of allowance to non-performing loans	230.3%	409.8%	230.3%	409.8%

The following table sets forth information with respect to Patapsco Bancorp’s non-performing assets at the dates indicated.

	At June 30,	At June 30,
(Dollars in thousands)	2007	2006
Loans accounted for on a non-accrual basis (1)
Real Estate:
Residential	$168	$13
Commercial	—	146
Construction	—	—
Consumer	14	7
Commercial loan\lease	300	78
Total	$482	$244

Accruing loans that are contractually past due 90 days or more	—	—
Total	$—	$—

Total non-performing loans	$482	$244

Percentage of total loans	0.22%	0.13%
Other non-performing assets (2)	$5	$—

(1)             Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely.  Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectability of the loan.

(2)             Other non-performing assets represent property acquired by Patapsco Bancorp through foreclosure or repossession

At June 30, 2007, non-accrual loans consisted of one residential mortgage with a balance of $168,000 and an approximate loan-to-value ratio of 44%, two commercial business loans with a combined balance of $247,000, both with 85% guarantees from the Small Business Administration, four commercial leases with balances of $53,000 and four consumer loans with balances of $14,000.

Non-interest Income.  Patapsco Bancorp’s non-interest income consists of deposit fees, service charges, fees on the sale of annuities and investment products, and gains and losses on sales of securities, loans and repossessed and other assets. Total non-interest income decreased by $5,000 or 0.6% to $866,000 during the year ended June 30, 2007 from $871,000 during the year ended June 30, 2006.  Total non-interest income increased by $13,000 or 5.7% to $241,000 for the quarter ended June 30, 2007 from $228,000 for the quarter ended June 30, 2006.

Non-interest Expense.  Total non-interest expense increased by $245,000 or 3.4% to $7.4 million during the year ended June 30, 2007 from $7.2 million during the year ended June 30, 2006. Total non-interest expenses increased by $57,000 or 3.3% to $1.8 million for the quarter ended June 30, 2007 from $1.75 million for the quarter ended  June 30, 2006.  The primary reasons for the increases in both the annual and three-month periods are the direct expenses, primarily professional fees resulting from the previously disclosed merger agreement with Bradford Bancorp. These expenses totaled $385,000 and $117,000 for the year  and the three month periods ended June 30, 2007, respectively.

Income Taxes.  Income tax expense was $727,000 (or 38.0% of income before the provision for income taxes) and $823,000 (or 37.2% of income before the provision for income taxes) for the years ended June 30, 2007 and 2006, respectively.  Income tax expense was $222,000 (or 40.3% of income before the provision for income taxes) and $248,000 (or 37.0% of income before the provision for income taxes) for the quarters ended June 30, 2007 and 2006, respectively.  The increase in the tax rate in the comparable quarters was due to the non-deductability of certain merger expenses.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering.  The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering and merger.  Payments for shares made through withdrawals from deposit accounts at Bradford Bank will reduce Bradford Bank’s deposits and will not result in the receipt of new funds for investment.  See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Adjusted Minimum of Offering Range		Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
(Dollars in thousands)	5,950,000 Shares at $10.00 Per Share	Percent of Net Proceeds	5,950,000 Shares at $10.00 Per Share	Percent of Net Proceeds	7,000,000 Shares at $10.00 Per Share	Percent of Net Proceeds	8,050,000 Shares at $10.00 Per Share	Percent of Net Proceeds	9,257,500 Shares at $10.00 Per Share	Percent of Net Proceeds

Gross offering proceeds	$59,500		$59,500		$70,000		$80,500		$92,575
Less: offering expenses	(1,844)		(1,956)		(2,077)		(2,197)		(2,336)
Net offering proceeds	57,656	100.00%	57,544	100.00%	67,923	100.00%	78,303	100.00%	90,239	100.00%
Merger shares used to complete the offering (1)	(8,925)	15.48	—		—		—		—
Net cash proceeds	$48,731	84.52	$57,544	100.00%	$67,923	100.00%	$78,303	100.00%	$90,239	100.00%

Less:
Proceeds contributed to Bradford Bank (2)	$(32,720)	56.75	$(41,533)	(72.18)	$(51,072)	(75.19)	$(60,612)	(77.41)	$(71,582)	(79.32)
Merger costs and restructuring charges (3)	(2,781)	4.82	(2,781)	(4.83)	(2,781)	(4.09)	(2,781)	(3.55)	(2,781)	(3.08)
Proceeds used for loan to employee stock ownership plan	(4,980)	8.64	(4,980)	(8.65)	(5,820)	(8.57)	(6,660)	(8.51)	(7,626)	(8.45)
Proceeds contributed to The Bradford Bank Foundation	(250)	0.43	(250)	(0.43)	(250)	(0.37)	(250)	(0.32)	(250)	(0.28)
Proceeds used to repay The Bankers Bank loan (4)	(3,000)	5.20	(3,000)	(5.21)	(3,000)	(4.42)	(3,000)	(3.83)	(3,000)	(3.32)
Proceeds remaining for Bradford Bancorp	$5,000	8.67%	$5,000	8.69%	$5,000	7.36%	$5,000	6.39%	$5,000	5.54%

(1)          If Bradford Bancorp does not receive orders for at least 5,950,000 shares in the offering, then, in Bradford Bancorp’s discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 892,500 unsubscribed shares may be issued to stockholders of Patapsco Bancorp as merger consideration.

(2)          Approximately $23.4 million of the funds contributed to Bradford Bank will be used to fund the cash portion of the purchase price for Patapsco Bancorp.

(3)          Includes $766,000, $1.6 million and $445,000, respectively, of non-tax deductible merger costs, tax deductible merger costs and restructuring costs.  See “Pro Forma Data” for a description of the nature of the restructuring charges.

(4)          At March 31, 2007, Bradford Mid-Tier Company had a $3.0 million loan outstanding from The Bankers Bank, which was used to provide a capital contribution to Bradford Bank in order to facilitate the acquisition of Valley Bancorp in January 2007.  See Management’s Discussion and Analysis of Bradford Bancorp—Balance Sheet Analysis—Borrowings.”

Bradford Bancorp also will use a portion of the proceeds that it retains to make quarterly interest payments on the $5.0 million of 6.465% junior subordinated debentures that it will assume in the merger with Patapsco Bancorp.  Initially, Bradford Bancorp intends to invest the proceeds it retains in short-term, liquid investments, such as United States treasury and government agency securities, mortgage-backed securities and cash and cash equivalents, in order to supplement the interest income of Bradford Bank and increase consolidated interest income.  The actual amounts to be invested in different instruments will depend on the interest rate environment and Bradford Bancorp’s liquidity requirements.  In the future, Bradford Bancorp may liquidate its investments and use those funds:

•                                          to pay dividends to stockholders;

•                                          to repurchase shares of its common stock, subject to regulatory restrictions;

•                                          to finance the possible acquisition of financial institutions or other businesses that are related to banking, although Bradford Bancorp has no specific plans to do so at this time; and

•                                          for general corporate purposes.

Under current Office of Thrift Supervision regulations, Bradford Bancorp may not repurchase shares of its common stock during the first year following the offering, except to fund equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Bradford Bank initially intends to invest the proceeds it receives from the offering, which is shown in the table above as the amount contributed to Bradford Bank, in short-term, liquid investments.  Over time, Bradford Bank may use the proceeds that it receives from the offering:

•                              to fund new loans;

•                              to invest in securities;

•                              to finance the possible expansion of its business activities, including developing new branch locations; and

•                              for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.  We currently have no specific plans or agreements regarding any expansion activities or acquisitions other than the merger with Patapsco Bancorp and the branch office openings disclosed in “Management’s Discussion and Analysis of Bradford Bancorp—Business Strategy.”  The new branches are expected to be funded by cash generated by our business.  We do not expect to borrow funds for these expansion projects.  Based on current estimates, we expect the total cost of construction and equipment for the new White Marsh and Aberdeen locations to be $2.0 million in the aggregate, $10,000 of which had been incurred at March 31, 2007.  Funding for these branches is not contingent on this offering.

Except as described above, neither Bradford Bancorp nor Bradford Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use.  For a discussion of our business reasons for undertaking the offering, see “The Conversion and Stock Offering—Reasons for the Conversion Offering.”

Our Dividend Policy

We have not yet determined whether we will pay a dividend on the common stock.  After the offering, our board of directors will consider a policy of paying regular cash dividends.  The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends.  In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions.  The regulatory restrictions that affect the payment of dividends by Bradford Bank to us discussed below will also be considered.  We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

We will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends.  However, our ability to pay dividends may depend, in part, upon dividends we receive from Bradford Bank because we initially will have no source of income other than dividends from Bradford Bank and earnings from the investment of the net proceeds from the offering that we retain.  We expect that Bradford Bancorp will retain approximately $5.0 million from the net proceeds raised in the offering at the maximum of the offering range based upon our estimate of offering and merger-related expenses and other assumptions described in “Pro Forma Data.”  Office of Thrift Supervision regulations limit dividends and other distributions from Bradford Bank to us.  In addition, Bradford Bank may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering.  No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized.  See “Regulation and Supervision—Regulation of Bradford Bancorp and Bradford Bank—Federal Savings Institution Regulation—Limitation on Capital Distributions.”

Any payment of dividends by Bradford Bank to us that would be deemed to be drawn out of Bradford Bank’s bad debt reserves would require Bradford Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed.  See “Federal and State Taxation—Federal Income Taxation” and note 11 of the notes to the consolidated financial statements included in this prospectus.  We do not contemplate any distribution by Bradford Bank that would result in this type of tax liability.

Market for Common Stock of Bradford Bancorp

We have not previously issued common stock and there is currently no established market for the common stock.  We have applied to have our shares of common stock listed on the Nasdaq Global Market under the symbol “BRAD.”  Sandler O’Neill intends to become a market maker in our common stock following the offering, but it is under no obligation to do so.  We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker.  The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold.  There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering.  Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

Capitalization

The following table presents the historical capitalization of Bradford Bank MHC and Patapsco Bancorp at March 31, 2007 and the capitalization of Bradford Bancorp after giving effect to the offering proceeds and the merger (referred to as “pro forma” information).  The table depicts adjustments to capitalization resulting first from the merger with Patapsco Bancorp and the acquisitions of Golden Prague and Senator Bank and then depicts Bradford Bancorp’s capitalization following the offering, the merger and the other acquisitions at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range.  The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table.  This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed equity incentive plan.  A change in the number of shares to be issued in the offering may materially affect pro forma capitalization.  We are offering our common stock on a best efforts basis.  We must sell a minimum of 5,950,000 shares to complete the offering.  This minimum issuance may include shares allocated to Patapsco Bancorp stockholders as merger consideration.

								Pro Forma Capitalized Based Upon the Sale of (1)
(Dollars in thousands)	Bradford Bank MHC- Historical	Senator Bank Adjustments	Golden Prague Adjustments	Offering Adjustments at Minimum of Offering Range (2)	Bradford Bancorp Pro Forma As Converted	Patapsco Bancorp Historical	Merger Adjustments (3)	Minimum as adjusted 5,950,000 Shares at $10.00 per share (4)	Minimum 5,950,000 Shares at $10.00 per share (4)	Midpoint 7,000,000 Shares at $10.00 per share (4)	Maximum 8,050,000 Shares at $10.00 per share (4)	Maximum, as adjusted, 9,257,500 Shares at $10.00 per share (4)

Deposits (5)	$424,046	$20,154	$24,940	—	$469,140	$190,178	$177	$659,495	$659,495	$659,495	$659,495	$659,495
Borrowings	53,000	—	1,890	—	54,890	37,800	(1,009)	91,681	91,681	91,681	91,681	91,681
Subordinated debt	—	—	—	—	—	5,000	(25)	4,975	4,975	4,975	4,975	4,975
Total deposits and borrowed funds	477,046	20,154	26,830	—	524,030	232,978	(857)	756,151	756,151	756,151	756,151	756,151

Temporary equity-ESOP shares subject to put option	—	—	—	—	—	2,401	(2,401)	—	—	—	—	—
Stockholders’ equity:
Preferred stock	—	—	—	—	—	—	—	—	—	—	—	—
Common stock (6)	—	—	—	62	62	19	3	75	84	94	105	117
Additional paid-in capital	—	—	—	60,232	60,232	6,393	15,309	73,130	81,934	92,302	102,672	114,596
Retained earnings (6)	41,183	—	—	—	41,183	10,796	(11,090)	40,889	40,889	40,889	40,889	40,889
Accumulated other comprehensive income	(742)	—	—	—	(742)	(214)	214	(742)	(742)	(742)	(742)	(742)
Treasury shares
Less: Contribution to foundation (7)	—	—	—	(3,000)	(3,000)	—	—	(3,000)	(3,000)	(3,000)	(3,000)	(3,000)
Plus: Tax benefit of contribution to foundation (8)	—	—	—	1,020	1,020	—	—	1,020	1,020	1,020	1,020	1,020
Less: Common stock acquired by employee stock ownership plan (9)	—	—	—	(4,980)	(4,980)	—	—	(4,980)	(4,980)	(5,820)	(6,660)	(7,626)
Less: Common stock acquired by equity incentive plan (10)	—	—	—	(2,490)	(2,490)	(78)	78	(2,490)	(2,490)	(2,910)	(3,330)	(3,813)
Total stockholders’ equity-permanent	$40,441	$—	$—	$50,844	$91,285	$16,916	$4,514	$103,902	$112,715	$121,834	$130,959	$141,441
Total stockholders’ equity- including temporary equity	$40,441	$—	$—	$50,844	$91,285	$19,317	$2,113	$103,902	$112,715	$121,834	$130,959	$141,441
Total stockholders’ equity-permanent/assets (11)	7.74%	—	—	—	14.71%	6.64%	—	11.98%	12.86%	13.76%	14.64%	15.63%
Tangible stockholders’ equity-permanent/tangible assets (12)	5.94%	—	—	—	13.55%	5.41%	—	7.45%	8.61%	9.60%	10.57%	11.65%

(1)          For a discussion of the assumptions used in calculating the expenses of the offering, see “Pro Forma Data.” Shares issued and outstanding total 7,504,888, 8,397,388, 9,447,388, 10,497,388 and 11,704,888, respectively, at the minimum, as adjusted, minimum, midpoint, maximum and maximum, as adjusted, of the offering range including shares sold in the offering, issued to Patapsco Bancorp stockholders, and contributed to Bradford Bank Foundation.

(2)          Reflects the offering adjustments at the minimum of the offering range, reflecting the sale of 5,950,000 shares in the offering, the contribution of $250,000 in cash and 275,000 shares to Bradford Bank Foundation, the establishment of the employee stock ownership plan and the purchase of shares for the restricted stock awards under the proposed equity incentive plan.  The offering adjustment column is shown only for the minimum of the offering range for illustrative purposes.  Adjustments for the midpoint, maximum, and maximum as adjusted of the offering range are included in “Pro Forma Data—Additional Pro Forma Conversion Data.”

(3)          Reflects the merger adjustments resulting from the acquisition of Patapsco Bancorp, including purchase accounting adjustments applied to deposits, borrowings and subordinated debt to reflect fair value adjustments, the issuance of common stock by Bradford Bancorp as merger consideration, and the effect of one-time restructuring expenses that have been or will be charged to expense.  Merger adjustments assume that Patapsco Bancorp’s employee stock ownership plan shares subject to put option receive merger consideration in the same manner as all Patapsco Bancorp shares issued and outstanding.  See also “Pro Forma Data—March 31, 2007 Pro Forma Balance Sheet — Minimum of the Offering Range.”

(4)          Reflects total shares issued, including shares sold in the offering, as well as all shares to be issued in the merger, and contributed to Bradford Bank Foundation.  For minimum, as adjusted column, gives effect to the issuance of 892,500 unsubscribed conversion shares to Patapsco Bancorp stockholders as merger consideration to complete the acquisition.

(5)          Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering.  Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.

(6)          Retained earnings are restricted by applicable regulatory capital requirements.

(7)          Reflects the contribution of 275,000 shares at a value of $10.00 per share and $250,000 in cash.

(8)          Reflects a tax benefit at a 34.0% effective tax rate.

(9)          Assumes that 8.0% of the common stock issued in the offering, including shares contributed to Bradford Bank Foundation, will be acquired by the employee stock ownership plan in the offering with funds borrowed from Bradford Bancorp.  Under United States generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital.  As shares are released to plan participants’ accounts, a compensation expense will be charged, along with a related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized.  Since the funds are borrowed from Bradford Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of Bradford Bancorp.  See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(10)    Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 4.0% of the common stock issued in the offering, including shares contributed to Bradford Bank Foundation.  The shares are reflected as a reduction of stockholders’ equity.  The equity incentive plan will be submitted to stockholders for approval at a meeting following the offering.  See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

(11)    Reflects the quotient of stockholders’ equity — permanent divided by total assets.

(12)    Reflects the quotient of stockholders’ equity — permanent, after deducting the balance of intangible assets, divided by total assets, after deducting the balance of intangible assets.

Regulatory Capital Compliance

At March 31, 2007, Bradford Bank exceeded all regulatory capital requirements.  The following table presents Bradford Bank’s regulatory capital position relative to the regulatory capital requirements at March 31, 2007, on a historical and a pro forma basis assuming completion of the acquisitions of both Golden Prague and Senator Bank, completion of the merger with Patapsco Bancorp and completion of the offering.  The table reflects receipt by Bradford Bank of a percentage of the net proceeds of the offering as set forth in “Use of Proceeds.”  For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan (8.0% of the shares of common stock issued in the offering, including shares contributed to Bradford Bank Foundation) are deducted from pro forma regulatory capital.  For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.”  For a discussion of the capital standards applicable to Bradford Bank and Patapsco Bank, see “Regulation and Supervision—Regulation of Bradford Bancorp and Bradford Bank—Federal Savings Institution Regulation—Capital Requirements.”

			Pro Forma (giving effect to the offering, merger and other acquisitions) at March 31, 2007 (2)
	Bradford Bank Historical at March 31, 2007		Minimum As Adjusted of Offering Range 5,950,000 Shares at $10.00 Per Share (5)		Minimum of Offering Range 5,950,000 Shares at $10.00 Per Share		Midpoint of Offering Range 7,000,000 Shares at $10.00 Per Share		Maximum of Offering Range 8,050,000 Shares at $10.00 Per Share		15% Above Maximum of Offering Range 9,257,500 Shares at $10.00 Per Share
(Dollars in thousands)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets

Capital under generally accepted accounting principles	$42,223	8.26%	$96,851	11.82%	$105,664	12.76%	$114,363	13.66%	$123,063	14.53%	$113,067	15.51%

Tangible Capital:
Actual	$32,135	6.29%	$55,907	6.83%	$64,720	7.82%	$73,419	8.77%	$82,119	9.69%	$92,123	10.74%
Requirement	7,668	1.50	12,287	1.50	12,419	1.50	12,562	1.50	12,705	1.50	12,870	1.50
Excess	$24,467	4.79%	$43,620	5.33%	$52,301	6.32%	$60,857	7.27%	$69,414	8.19%	$79,253	9.24%

Core Capital:
Actual	$32,135	6.29%	$55,907	6.83%	$64,720	7.82%	$73,419	8.77%	$82,119	9.69%	$92,123	10.74%
Requirement	15,336	3.00	24,574	3.00	24,838	3.00	25,125	3.00	25,411	3.00	25,740	3.00
Excess	$16,799	3.29%	$31,333	3.83%	$39,882	4.82%	$48,295	5.77%	$56,708	6.69%	$66,383	7.74%

Risk-Based Capital:
Actual (3)	$34,545	10.21%	$59,600	10.85%	$68,413	12.41%	$77,112	13.94%	$85,812	15.46%	$95,816	17.20%
Requirement	27,077	8.00	43,952	8.00	44,093	8.00	44,245	8.00	44,398	8.00	44,573	8.00
Excess	$7,468	2.21%	$15,648	2.85%	$24,321	4.41%	$32,867	5.94%	$41,414	7.46%	$51,243	9.20%

(1)          Shown as a percent of assets under generally accepted accounting principles, adjusted total, or adjusted risk-weighted assets as appropriate.

(2)          Reflects the issuance of 2,172,388 shares in the merger with Patapsco Bancorp.

(3)          Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

(4)          Reconciliation of capital adjustment for Bradford Bank:

(Dollars in thousands)	Minimum, as Adjusted	Minimum	Midpoint	Maximum	Maximum, as Adjusted
Gross offering proceeds	$59,500	$59,500	$70,000	$80,500	$92,575
Less: offering expenses	(1,844)	(1,956)	(2,077)	(2,197)	(2,336)
Less: merger shares used to complete the offering	(8,925)	—	—	—	—
Less: cash funding of foundation	(250)	(250)	(250)	(250)	(250)
Less: cash to fund the merger	(23,428)	(23,428)	(23,428)	(23,428)	(23,428)
Less: loan to the ESOP	(4,980)	(4,980)	(5,820)	(6,660)	(7,626)
Less: retirement of Bankers Bank loan	(3,000)	(3,000)	(3,000)	(3,000)	(3,000)
Less: cash retained by the holding company	(5,000)	(5,000)	(5,000)	(5,000)	(5,000)
Net cash infused into Bradford Bank	12,073	20,886	30,425	39,965	50,935
Less: ESOP adjustment at Bradford Bank	(4,980)	(4,980)	(5,820)	(6,660)	(7,626)
Net increase in capital resulting from the offering	7,093	15,906	24,605	33,305	43,309
Net increase in capital resulting from the mergers
Patapsco Bancorp (a)	47,535	47,535	47,535	47,535	47,535
Increase in GAAP capital	54,628	63,441	72,140	80,840	90,844
Less: increase in disallowed intangible assets (b)	(30,735)	(30,735)	(30,735)	(30,735)	(30,735)
Less: increase in disallowed assets (c)	(121)	(121)	(121)	(121)	(121)
Increase in Tier 1 capital	23,772	32,585	41,284	49,984	59,988
Plus: increase in allowable Tier 2 capital	1,283	1,283	1,283	1,283	1,283
Increase in risk-based capital	$25,055	$33,068	$42,567	$51,267	$61,271

(a)          Includes purchase price of $45.2 million, the effect on bank capital of trust preferred securities acquired with Patapsco Bancorp and other accounting entries related to the application of purchase accounting.

(b)           Adjustment to intangible assets includes $27.6 million of goodwill and $4.8 million of core deposit intangibles created as a result of the acquisition of Patapsco Bancorp and adjustments to goodwill related to the acquisitions of Golden Prague and Senator Bank.

(c)    Investment in “non includable subsidiary” acquired as part of the acquisition of Golden Prague Federal.

(5)          If Bradford Bancorp does not receive orders for at least 5,950,000 shares in the offering, then, in Bradford Bancorp’s discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 892,500 unsubscribed shares may be issued to stockholders of Patapsco Bancorp as merger consideration.

Pro Forma Data

The following tables and related footnotes are included in this “Pro Forma Data” section:

Table	Page
March 31, 2007 Pro Forma Balance Sheet — Minimum of Offering Range
March 31, 2007 Pro Forma Balance Sheet — Maximum, as Adjusted, of Offering Range
December 31, 2006 Pro Forma Balance Sheet — Minimum of Offering Range
December 31, 2006 Pro Forma Balance Sheet — Maximum, as Adjusted, of Offering Range
March 31, 2007 Pro Forma Income Statement — Minimum of Offering Range
March 31, 2007 Pro Forma Income Statement — Maximum, as Adjusted, of Offering Range
December 31, 2006 Pro Forma Income Statement — Minimum of Offering Range
December 31, 2006 Pro Forma Income Statement — Maximum, as Adjusted, of Offering Range
Additional Pro Forma Conversion Data (at and for the three months ended March 31, 2007 and at and for the year ended December 31, 2006)

The following pro forma unaudited condensed consolidated statements of financial condition and the pro forma unaudited consolidated statements of income give effect to the proposed offering and the merger with Patapsco Bancorp, based on the assumptions set forth below.  As a result, the pro forma data assumes the completion of the offering and the merger with Patapsco Bancorp.  The condensed pro forma unaudited consolidated financial statements are based, in part, on the audited consolidated financial statements of Bradford Bancorp for the year ended December 31, 2006, the unaudited consolidated financial statements of Patapsco Bancorp for the twelve months ended December 31, 2006 and the unaudited consolidated financial statements of Bradford Bancorp and Patapsco Bancorp for the three months ended March 31, 2007.  In addition, the condensed pro forma unaudited consolidated financial statements include, where appropriate, the impact of the mergers of Senator Bank, Golden Prague and Valley Bancorp including merger and purchase accounting adjustments.  No purchase price was paid for the acquisitions of Golden Prague and Senator Bank since both institutions were mutual institutions with no stockholders.  Financial information for Senator Bank, Golden Prague and Valley Bancorp includes March 31, 2007 financial results and the most recent audited financial statements for each company.  The pro forma unaudited condensed consolidated financial statements give effect to the offering at historical cost and the merger using purchase accounting as required by accounting principles generally accepted in the United States of America.

The pro forma adjustments in the tables assume the issuance of 5,950,000 shares, which is the minimum of the offering range, and 9,257,500 shares, which is the maximum of the offering range, as adjusted, in the offering and the merger.  Patapsco Bancorp stockholders will receive in the merger $23.00 in cash, 2.3 shares of Bradford Bancorp common stock for each share of Patapsco Bancorp stock, or a combination thereof with the aggregate amount of common stock being issued in the merger equal to 50.0% of the merger consideration based on the terms of the merger agreement.  The remainder of the merger consideration will consist of cash.  For a more detailed discussion of how many shares will be issued in connection with the offering and the merger, see the analysis set forth below.  The purchase price for purposes of the pro forma presentation for Patapsco Bancorp was calculated as follows:

March 31, 2007
(In thousands)
Net assets acquired before purchase accounting	$19,317
Purchase accounting adjustments:
Estimated non-tax deductible merger costs (1)	(766)
Estimated tax deductible merger costs (1)	(1,570)
Loans (2)	(763)
Deposits (2)	(177)
Borrowings (2)	1,009
Subordinated debt (2)	25
Increase in core deposit intangible asset (3)	4,436
Tax impact of purchase accounting adjustments at 34%	(1,006)
Increase in goodwill (4)	24,647
Purchase price	$45,152

(1)          The non-tax deductible merger costs and the tax deductible merger costs have been or will be incurred in the first twelve months following consummation of the offering and merger.

(2)          Loans, deposits and borrowings adjustments reflect the market value adjustment assigned to each class of these items.  For loans receivable, the purchase accounting adjustments were calculated as the present value difference between the yields of acquired loans and market rates for similar loans as of March 31, 2007.  For deposits and borrowings, the purchase accounting adjustments were calculated as the present value difference between the interest costs of the acquired liabilities and market interest costs for liabilities with comparable maturities as of March 31, 2007.  For subordinated debt, the purchase accounting adjustment was based on a market quote of fair value as of March 31, 2007 for the trust preferred securities acquired in the merger with Patapsco Bancorp.  Purchase accounting adjustments are amortized using the estimated lives of the respective assets and liabilities.

(3)          Core deposit intangible was calculated to be $4.8 million.  Figure shown is the net increase to the $361,000 core deposit intangible currently reported by Patapsco Bancorp.  Core deposit intangible reflects the present value benefit to Bradford Bancorp of utilizing the acquired core deposits as a funding source relative to wholesale funding costs based on the rates of Federal Home Loan Bank advances.  The core deposit intangible is calculated using deposit balances and interest rates as of March 31, 2007.  Costs of the acquired core deposits include interest costs, plus estimated operating expenses, less estimated non-interest income to be derived from the core deposits.  Acquired core deposits are projected to decay based on assumptions promulgated by the Office of Thrift Supervision.  The yield benefit for each period is discounted to present value using a weighted average cost of capital.  The core deposit intangible resulting from the acquisition of Patapsco Bancorp will be amortized over an estimated life of 7.6 years, calculated as the time at which 90% of the present value benefit of acquired core deposits will have been realized.  The estimated life is based upon the specific composition and characteristics of the deposit base acquired from Patapsco Bancorp.  The core deposit intangible will be amortized using the double declining balance methodology, an accelerated amortization methodology that approximates the recognition of value from the acquired deposits, and will be reviewed annually for impairment consistent with SFAS No. 142.

(4)          Including the increase in goodwill resulting from the Patapsco Bancorp acquisition, Bradford Bancorp will report a pro forma balance of goodwill of $37.1 million at March 31, 2007.  Goodwill will not be amortized but will be tested annually for impairment consistent with SFAS No. 142.  Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value.  In the event of impairment, an impairment loss would be recognized in an amount equal to that excess.

The net proceeds are based upon the following assumptions:

•                                          Bradford Bancorp will sell all shares of common stock offered in the subscription offering;

•                                          Bradford Bancorp’s employee stock ownership plan will purchase a number of shares equal to 8.0% of the shares sold in the offering and contributed to the charitable foundation, with the employee stock ownership plan purchase funded by a loan from Bradford Bancorp;

•                                          Bradford Bancorp’s equity incentive plan will purchase, in open market purchases, a number of shares equal to 4.0% of the shares sold in the offering and contributed to the charitable foundation, with such purchases assumed to occur at $10.00 per share;

•                                          Bradford Bancorp will contribute 275,000 shares and $250,000 in cash to the charitable foundation;

•                                          expenses of the offering, other than the fees to be paid to Sandler O’Neill, are estimated to be $1,291,000;

•                                          131,000 shares of common stock will be purchased by Bradford Bancorp’s executive officers and directors, and their immediate families; and

•                                          Sandler O’Neill will receive fees equal to 1.25% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any employee benefit plans, the charitable foundation established by Bradford Bancorp and any of Bradford Bancorp’s directors, officers or employees or members of their immediate families.

In addition, the expenses of the offering and the merger may vary from those estimated, and the fees paid to Sandler O’Neill will vary from the amounts estimated if the amount of shares of Bradford Bancorp common stock sold varies from the amounts assumed above or if a syndicated community offering becomes necessary.  These items, net of income tax effects, are shown as a reduction in stockholders’ equity in the following tables, but are not shown as a reduction in net income for the periods shown in the following tables.

The unaudited condensed consolidated pro forma balance sheets assume the offering and merger were consummated on March 31, 2007 and on December 31, 2006.   The March 31, 2007 and December 31, 2006 pro forma balance sheets include the pro forma effects of mergers of Senator Bank and Golden Prague with and into Bradford Bancorp, including estimated purchase accounting and merger adjustments.  In addition, the December 31, 2006 pro forma balance sheets include the pro forma effects of the merger of Valley Bancorp, completed in January 2007, with and into Bradford Bancorp including the purchase accounting and merger adjustments.

The stockholders’ equity represents the resulting book value of the common stockholders’ ownership of Bradford Bancorp and Patapsco Bancorp computed in accordance with accounting principles generally accepted in the United States of America.  Pro forma stockholders’ equity and book value are not intended to represent the fair market value of the common stock and, due to the existence of the tax bad debt reserve, intangible assets and the liquidation account, may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the offering and merger been consummated on March 31, 2007 or on December 31, 2006, and is not indicative of future results. The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of Bradford Bancorp and Patapsco Bancorp contained elsewhere in this document.

Pro forma net earnings has been calculated for the three months ended March 31, 2007 and for the year ended December 31, 2006 as if the shares of Bradford Bancorp common stock to be issued in the offering had been sold and the merger exchange shares had been issued as of the beginning of the period.  Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Bradford Bancorp common stock.

The unaudited pro forma net earnings and common stockholders’ equity derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Bradford Bancorp common stock or the actual results of operations of Bradford Bancorp and Patapsco Bancorp for any period.  Such pro forma data may be materially affected by the actual gross proceeds from the sale of shares of Bradford Bancorp in the offering and the actual expenses incurred in connection with the offering and the merger.  Pro forma merger adjustments to stockholders’ equity include $445,000 of one-time restructuring expenses estimated to be incurred to consolidate the operations of the merged companies including Patapsco Bancorp as follows:

Amount
(in thousands)
Conversion of EDP systems:
Patapsco Bancorp	$300
Senator Bank	65
Golden Prague	80
Total one-time expenses	$445

Pro forma merger adjustments to net income include entries to reflect the estimated fair value adjustments on financial assets and liabilities and the amortization of identifiable intangible assets created in the merger with Patapsco Bancorp.  Excluded from the calculation of pro forma net income are any adjustments to reflect the estimated interest income to be earned on the net proceeds of the offering, the estimated interest income to be foregone on the cash required to fund the merger with Patapsco Bancorp and related expenses, and other estimated expense reductions from consolidating the operations of Patapsco Bancorp with those of Bradford Bancorp.  Such entries will be recorded as incurred, are non-recurring and are thus not reflected in the calculations of pro forma income. See “Use of Proceeds.”

March 31, 2007 Pro Forma Balance Sheet — Minimum of Offering Range.  The following table presents pro forma balance sheet information at March 31, 2007 at the minimum of the offering range assuming the sale of 5,950,000 shares in the offering, the issuance of 2,172,388 shares to stockholders of Patapsco Bancorp in the merger, and the contribution of 275,000 shares to the charitable foundation.

(Dollars in thousands)	Bradford Bank MHC Historical	Combined Senator Bank and Golden Prague Adjustments (1)	Offering Adjustments (2)		Bradford Bancorp Pro Forma as Converted	Patapsco Bancorp Historical	Merger Adjustments (3)		Bradford Bancorp Pro Forma Consolidated
Assets:
Cash and cash equivalents	$10,273	$5,284	$49,824	(4)	$65,381	$9,110	$(26,209	)(12)	$48,282
Investment securities available-for-sale	82,568	1,994	—		84,562	14,809	—		99,371
Investment securities held-to-maturity	7,791	9,962	—		17,753	—	—		17,753
Loans receivable, net	396,031	28,886	—		424,917	216,324	(763	)(13)	640,478
Ground rents	2,466	—	—		2,466	—	—		2,466
Premises and equipment, net	4,682	—	—		4,682	4,319	—		9,001
Federal Home Loan Bank stock, at cost	3,239	253	—		3,492	2,543	—		6,035
Goodwill	8,892	(1,664)	—		7,228	2,955	24,647	(14)	34,830
Core deposit intangible	1,094	—	—		1,094	361	4,436	(15)	5,891
Other amortizing intangible assets	533	—	—		533	—	—		533
Other assets	4,741	2,617	1,020	(5)	8,378	4,286	(855	)(16)	11,809
Total assets	$522,310	$47,332	$50,844		$620,486	$254,707	$1,256		$876,449

Liabilities:
Deposits	$424,046	$45,094	$—		$469,140	$190,178	$177	(17)	$659,495
Borrowings	53,000	1,890	—	(6)	54,890	37,800	(1,009	)(18)	91,681
Other liabilities	4,823	348	—		5,171	2,412	—		7,583
Subordinated debentures	—	—	—		—	5,000	(25	)(19)	4,975
Total liabilities	481,869	47,332	—		529,201	235,390	(857)		763,734

Temporary equity-ESOP shares subject to put option	—	—	—		—	2,401	(2,401	)(23)	—

Stockholders’ equity:
Common stock	—	—	62	(7)	62	19	3	(20)	84
Additional paid-in capital	—	—	60,232	(8)	60,232	6,393	15,309	(21)	81,934
Retained earnings	41,183	—	(1,980	)(9)	39,203	10,796	(11,090	)(22)	38,909
Accumulated other comprehensive (loss) income	(742)	—	—		(742)	(214)	214	(24)	(742)
Employee stock ownership plan	—	—	(4,980	)(10)	(4,980)				(4,980)
Restricted stock	—	—	(2,490	)(11)	(2,290)	(78)	78	(24)	(2,490)
Total stockholders’ equity-permanent	40,441	—	50,844		91,285	16,916	4,514		112,715
Total stockholders’ equity including temporary equity	40,441	—	50,844		91,285	19,317	2,113		112,715

Total liabilities and equity	$522,310	$47,332	$50,844		$620,486	$254,707	$1,256		$876,449

(1)             Shows the combined effect of the mergers of Senator Bank and Golden Prague into Bradford Bancorp.  Both mergers closed in June 2007.  Both Senator Bank and Golden Prague are mutual institutions.  The mergers were accounted for using the purchase method.  Golden Prague has loan balances aggregating $417,000 and related allowances of $73,000 that fall under the scope of American Institute of Certified Public Accountants Statement of Position 03-3 (“SOP 03-3”), which prohibits the carryover of such allowances.  Senator Bank had no loans meeting the criteria of SOP 03-03.  The pro forma merger adjustments thus reflect elimination of the $73,000 valuation allowance and an adjustment of the carrying value of the related loans by a corresponding amount.  The chart below shows the summary information for Senator Bank and Golden Prague at March 31, 2007 and a summary of the merger adjustments.

(Dollars in thousands)	March 31, 2007 Senator Bank Historical	March 31, 2007 Golden Prague Historical	Merger Adjustments	Combined
Assets	$21,449	$29,327	$(3,444)	$47,332
Goodwill	—	—	(1,664)	(1,664)
Deposits	20,064	24,812	218	45,094
Equity	1,359	2,293	(3,652)	—

(2)             Shows the effect of the offering of Bradford Bancorp, assuming gross proceeds of $59.5 million, the minimum of the offering range, offering expenses of $2.0 million, and establishment of an employee stock ownership plan and an equity incentive plan that will acquire 8.0% and 4.0% of the shares issued in the offering plus foundation shares, respectively.  The employee stock ownership plan will purchase its shares in the offering and possibly open market purchases.  The equity incentive plan will purchase shares in the open market.  Open market shares purchases by the employee stock ownership plan and equity incentive plan are assumed to occur at $10 per share.

(3)             Reflects the purchase accounting and acquisition adjustments related to the acquisition of Patapsco Bancorp for a price of $23.00 per share in cash and common stock issued in the offering.

(4)             Pro forma adjustment to cash and cash equivalents calculated as follows:

(In thousands)
Gross proceeds of offering	$59,500
Estimated expenses	(1,956)
Cash contribution to foundation	(250)
Common stock acquired by employee stock ownership plan	(4,980)
Common stock acquired by equity incentive plan	(2,490)
Pro forma adjustment	$49,824

(5)             Reflects the deferred tax asset recorded to reflect the tax effect of funding the charitable foundation at an effective tax rate of 34.0%.

(6)             The employee stock ownership plan loan is assumed to be funded internally with a loan from Bradford Bancorp, thus no borrowing liability will be recorded on the consolidated balance sheet of Bradford Bancorp.

(7)             Par value $0.01 per share; reflects the issuance of 5,950,000 shares in the offering and 275,000 shares contributed to the charitable foundation.

(8)             Pro forma adjustment to additional paid-in capital calculated as follows:

(In thousands)
Net proceeds of offering	$57,544
Shares contributed to the charitable foundation	2,750
Less: par value (footnote 7)	(62)
Pro forma adjustment	$60,232

(9)             After tax effect of contributing $250,000 in cash and 275,000 shares to the charitable foundation after applying an effective tax rate of 34.0%.

(10)        Contra-equity account established to reflect the obligation to repay the loan to the employee stock ownership plan.

(11)        Contra-equity account established to reflect the equity incentive plan.

(12)        Includes the cash portion of the merger consideration paid to Patapsco Bancorp, non-tax deductible transaction costs, tax deductible acquisition costs, and one time restructuring expenses.

(In thousands)
Cash portion of merger consideration	$23,428
Non-tax deductible transaction expenses	766
Tax deductible transaction expenses	1,570
One time restructuring expenses	445
Total cash adjustment	$26,209

(13)        The yield adjustment reflects the present value difference between portfolio yields and market rates as of March 31, 2007 for loans acquired in the merger.  For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value.  For other categories of loans such as fixed rate residential mortgage, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rate at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities.  Yield adjustments are accreted into income over the lives of the related loans.  Patapsco Bancorp has loan balances aggregating $889,000 and related allowances of $200,000 that fall under the scope of SOP 03-3 which prohibits the carryover of such allowances.  The pro forma merger adjustments thus reflect elimination of the $200,000 valuation allowance and an adjustment to the carrying value of the related loans by a corresponding amount.

(14)        Goodwill is an intangible asset that is not subject to amortization.  The goodwill balance will be tested annually for impairment.  Goodwill is calculated as follows:

(Dollars in thousands, except per share data)	Patapsco Bancorp Goodwill
Purchase price per share	$23.00
Number of Patapsco Bancorp shares acquired (includes 14,453 restricted shares)	1,889,033
Number of Patapsco Bancorp deferred shares paid out in cash	40,816
Number of Patapsco Bancorp options cancelled	68,297
Average exercise price of options	$6.02

Cost of purchasing outstanding shares	$43,448
Cost of purchasing deferred shares	939
Cost of purchasing options	1,160
Tax effect of purchasing options at 34.0%	(394)
Purchase price, net	45,152
Less: acquired stockholders’ equity including temporary equity	(19,317)
Plus: non-tax deductible transaction costs	766
Plus: taxable purchase accounting adjustments:
Tax deductible transactions expenses	1,570
Yield adjustment for acquired certificates of deposit	177
Yield adjustment for acquired borrowings	(1,009)
Yield adjustment for acquired subordinated debt	(25)
Yield adjustment for acquired loans	763
Core deposit intangible adjustment	(4,436)
Tax effect at marginal tax rate of 34.0%	1,006
Goodwill adjustment	$24,647

(15)        Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Patapsco Bancorp core deposit base, calculated as the present value benefit of funding operations with the acquired core deposits versus using an alternative wholesale funding source.  The core deposit intangible resulting from the acquisition of Patapsco Bancorp will be amortized over an estimated life of 7.6 years, calculated at the time at which 90% of the present value benefit of acquired core deposits will have been realized.  The estimated life is based upon the specific composition and characteristics of the deposit base acquired from Patapsco Bancorp.  The core deposit intangible will be amortized using the double declining balance methodology, an accelerated amortization methodology that approximates the timing of recognition of value from the acquired deposits.

(16)        Deferred tax asset created as a result of purchase accounting (see footnote 14) and as a result of one time restructuring expenses (see footnote 22).

(17)        Yield adjustment to reflect the difference between portfolio yields and market rates as of March 31, 2007 for time deposits acquired in the merger.  The yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.

(18)        Yield adjustment to reflect the present value difference between portfolio costs and market rates as of March 31, 2007 for borrowings with comparable maturities.  The yield adjustment is accreted into income over the lives of the related borrowings.

(19)        Market value adjustment was provided by a third party investment banking concern.  The adjustment is accreted into income over the remaining fixed rate term of the subordinated debt.

(20)        Pro forma adjustment to common stock is calculated as follows:

(In thousands)
Eliminate existing Patapsco Bancorp common stock	$(19)
Par value of common stock issued in acquisition at $0.01 per share	22
Adjustment to common stock	$3

(21)        Pro forma adjustment to paid in capital is calculated as follows:

(In thousands)
Eliminate existing Patapsco Bancorp paid-in capital	$(6,393)
Stock issued to Patapsco Bancorp stockholders in the merger	21,724
Less par value of common stock issued in merger	(22)
Adjustment to paid-in capital	$15,309

(22)        The pro forma adjustment to retained earnings is calculated as follows.  The one time restructuring expenses are non-recurring and were thus not considered in the pro forma income statements.

(In thousands)
Eliminate existing Patapsco Bancorp retained earnings	$(10,796)
One time restructuring expenses	(445)
Less tax effect at 34.0%	151
Adjustment to retained earnings	$(11,090)

(23)        Pro forma adjustment to eliminate Temporary equity — ESOP shares subject to put option.  Assumes that the Patapsco Bancorp ESOP shares subject to the put option receive merger consideration in the same manner as other common shares.  Upon completion of the offering and merger, Bradford Bancorp will have no ESOP shares subject to the put option.

(24)        Pro forma adjustment to eliminate capital accounts of Patapsco Bancorp pursuant to purchase accounting.

March 31, 2007 Pro Forma Balance Sheet — Maximum, as Adjusted, of Offering Range.  The following table presents pro forma balance sheet information at March 31, 2007 at the adjusted maximum of the offering range assuming the sale of 9,257,500 shares in the offering, the issuance of 2,172,388 shares to stockholders of Patapsco Bancorp in the merger, and the contribution of 275,000 shares to the charitable foundation.

(Dollars in thousands)	Bradford Bank MHC Historical	Combined Senator Bank and Golden Prague Adjustments (1)	Offering Adjustments (2)		Bradford Bancorp Pro Forma as Converted	Patapsco Bancorp Historical	Merger Adjustments (3)		Bradford Bancorp Pro Forma Consolidated
Assets:
Cash and cash equivalents	$10,273	$5,284	$78,550	(4)	$94,107	$9,110	$(26,209	)(12)	$77,008
Investment securities available-for-sale	82,568	1,994	—		84,562	14,809	—		99,371
Investment securities held-to-maturity	7,791	9,962	—		17,753	—	—		17,753
Loans receivable, net	396,031	28,886	—		424,917	216,324	(763	)(13)	640,478
Ground rents	2,466	—	—		2,466	—	—		2,466
Premises and equipment, net	4,682	—	—		4,682	4,319	—		9,001
Federal Home Loan Bank stock, at cost	3,239	253	—		3,492	2,543	—		6,035
Goodwill	8,892	(1,664)	—		7,228	2,955	24,647	(14)	34,830
Core deposit intangible	1,094	—	—		1,094	361	4,436	(15)	5,891
Other amortizing intangible assets	533	—	—		533	—	—		533
Other assets	4,741	2,617	1,020	(5)	8,378	4,286	(855	)(16)	11,809
Total assets	$522,310	$47,332	$79,570		$649,212	$254,707	$1,256		$905,175

Liabilities:
Deposits	$424,046	$45,094	$—		$469,140	$190,178	$177	(17)	$659,495
Borrowings	53,000	1,890	—	(6)	54,890	37,800	(1,009	)(18)	91,681
Other liabilities	4,823	348	—		5,171	2,412	—		7,583
Subordinated debentures	—	—	—		—	5,000	(25	)(19)	4,975
Total liabilities	481,869	47,332	—		529,201	235,390	(857)		763,734

Temporary equity-ESOP shares subject to put option	—	—	—		—	2,401	2,401	(23)	—

Stockholders’ equity:
Common stock	—	—	95	(7)	95	19	3	(20)	117
Additional paid-in capital	—	—	92,894	(8)	92,894	6,393	15,309	(21)	114,596
Retained earnings	41,183	—	(1,980	)(9)	39,203	10,796	(11,090	)(22)	38,909
Accumulated other comprehensive (loss) income	(742)	—	—		(742)	(214)	214	(24)	(742)
Employee stock ownership plan	—	—	(7,626	)(10)	(7,626)	—	—		(7,626)
Restricted stock	—	—	(3,813	)(11)	(3,813)	(78)	78	(24)	(3,813)
Total stockholders’ equity - permanent	40,441	—	79,570		120,011	16,916	4,514		141,441
Total stockholders’ equity including temporary equity	40,441	—	79,570		121,011	19,317	2,113		141,441

Total liabilities and equity	$522,310	$47,332	$79,570		$649,212	$254,707	$1,256		$905,175

(1)             Shows the combined effect of the mergers of Senator Bank and Golden Prague into Bradford Bancorp.  Both mergers closed in June 2007.  Both Senator Bank and Golden Prague are mutual institutions.  The mergers were accounted for using the purchase method.  Golden Prague has loan balances aggregating $417,000 and related allowances of $73,000 that fall under the scope of SOP 03-3 which prohibits the carryover of such allowances.  Senator Bank had no loans meeting the criteria of SOP 03-3.  The pro forma merger adjustments thus reflect elimination of the $73,000 valuation allowance and an adjustment of the carrying value of the related loans by a corresponding amount.  The chart below shows the summary information for Senator Bank and Golden Prague at March 31, 2007 and a summary of the merger adjustments required to reflect expenses and purchase accounting adjustments.

(Dollars in thousands)	March 31, 2007 Senator Bank Historical	March 31, 2007 Golden Prague Historical	Merger Adjustments	Combined
Assets	$21,449	$29,327	$(3,444)	$47,332
Goodwill	—	—	(1,664)	(1,664)
Deposits	20,064	24,812	218	45,094
Equity	1,359	2,293	(3,652)	—

(2)             Shows the effect of the offering of Bradford Bancorp, assuming gross proceeds of $92.6 million, the adjusted maximum of the offering range, offering expenses of $2.3 million, and establishment of an employee stock ownership plan and an equity incentive plan that will acquire 8.0% and 4.0% of the shares issued in the offering plus foundation shares, respectively.  The employee stock ownership plan will purchase its shares in the offering and possibly open market purchases.  The equity incentive plan will purchase shares in the open market.  Open market purchases by the employee stock ownership plan and equity incentive plan are assumed to occur at $10 per share.

(3)             Reflects the purchase accounting and acquisition adjustments related to the acquisition of Patapsco Bancorp for a price of $23.00 per share in cash and common stock issued in the offering.

(4)             Pro forma adjustment to cash and cash equivalents calculated as follows:

(In thousands)
Gross proceeds of offering	$92,575
Estimated expenses	(2,336)
Cash contribution to foundation	(250)
Common stock acquired by employee stock ownership plan	(7,626)
Common stock acquired by equity incentive plan	(3,813)
Pro forma adjustment	$78,550

(5)             Reflects the deferred tax asset recorded to reflect the tax effect of funding the charitable foundation at an effective tax rate of 34.0%.

(6)             The employee stock ownership plan loan is assumed to be funded internally with a loan from Bradford Bancorp, thus no borrowing liability will be recorded on the consolidated balance sheet of Bradford Bancorp.

(7)             Par value $0.01 per share; reflects issuance of 9,257,500 shares in the offering and 275,000 shares contributed to the charitable foundation.

(8)             Pro forma adjustment to additional paid-in capital calculated as follows:

(In thousands)
Net proceeds of offering	$90,239
Shares contributed to the charitable foundation	2,750
Less: par value (footnote 7)	(95)
Pro forma adjustment	$92,894

(9)             After tax effect of contributing $250,000 in cash and 275,000 shares to the charitable foundation after applying an effective tax rate of 34.0%.

(10)       Contra-equity account established to reflect the obligation to repay the loan to the employee stock ownership plan.

(11)       Contra-equity account established to reflect the equity incentive plan.

(12)       Includes the cash portion of the merger consideration paid to Patapsco Bancorp, non-tax deductible transaction costs, tax deductible acquisition costs, and one time restructuring expenses.

(In thousands)
Cash portion of merger consideration	$23,428
Non-tax deductible transaction expenses	766
Tax deductible transaction expenses	1,570
One time restructuring expenses	445
Total cash adjustment	$26,209

(13)       The yield adjustment reflects the present value difference between portfolio yields and market rates as of March 31, 2007 for loans acquired in the merger.  For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value.  For other categories of loans such as fixed rate residential mortgage, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rate at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities.  Yield adjustments are accreted into income over the lives of the related loans.  Patapsco Bancorp has loan balances aggregating $889,000 and related allowances of $200,000 that fall under the scope of SOP 03-3 which prohibits the carryover of such allowances.  The pro forma merger adjustments thus reflect elimination of the $200,000 valuation allowance and an adjustment to the carrying value of the related loans by a corresponding amount.

(14)    Goodwill is an intangible asset that is not subject to amortization.  The goodwill balance will be tested annually for impairment.  Goodwill is calculated as follows:

(Dollars in thousands, except per share data)	Patapsco Bancorp Goodwill
Purchase price per share	$23.00
Number of Patapsco Bancorp shares acquired (includes 14,453 restricted shares)	1,889,033
Number of Patapsco Bancorp deferred shares paid out in cash	40,816
Number of Patapsco Bancorp options cancelled	68,297
Average exercise price of options	$6.02

Cost of purchasing outstanding shares	$43,448
Cost of purchasing deferred shares	939
Cost of purchasing options	1,160
Tax effect of purchasing options at 34.0%	(394)
Purchase price, net	45,152
Less: acquired stockholders’ equity including temporary equity	(19,317)
Plus: non-tax deductible transaction costs	766
Plus: taxable purchase accounting adjustments:
Tax deductible transactions expenses	1,570
Yield adjustment for acquired certificates of deposit	177
Yield adjustment for acquired borrowings	(1,009)
Yield adjustment for acquired subordinated debt	(25)
Yield adjustment for acquired loans	763
Core deposit intangible adjustment	(4,436)
Tax effect at marginal tax rate of 34.0%	1,006
Goodwill adjustment	$24,647

(15)       Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Patapsco Bancorp core deposit base, calculated as the present value benefit of funding operations with the acquired core deposits versus using an alternative wholesale funding source.  The core deposit intangible resulting from the acquisition of Patapsco Bancorp will be amortized over an estimated life of 7.6 years, calculated at the time at which 90% of the present value benefit of acquired core deposits will have been realized.  The estimated life is based upon the specific composition and characteristics of the deposit base acquired from Patapsco Bancorp.  The core deposit intangible will be amortized using the double declining balance methodology, an accelerated amortization methodology that approximates the timing of recognition of value from the acquired deposits.

(16)       Deferred tax asset created as a result of purchase accounting (see footnote 14) and as a result of one time restructuring expenses (see footnote 22).

(17)       Yield adjustment to reflect the difference between portfolio yields and market rates as of March 31, 2007 for time deposits acquired in the merger.  The yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.

(18)       Yield adjustment to reflect the present value difference between portfolio costs and market rates as of March 31, 2007 for borrowings with comparable maturities.  The yield adjustment is accreted into income over the lives of the related borrowings.

(19)       Market value adjustment was provided by a third party investment banking concern.  The adjustment is accreted into income over the remaining fixed rate term of the subordinated debt.

(20)       Pro forma adjustment to common stock is calculated as follows:

(In thousands)
Eliminate existing Patapsco Bancorp common stock	$(19)
Par value of common stock issued in acquisition at $0.01 per share	22
Adjustment to common stock	$3

(21)       Pro forma adjustment to paid in capital is calculated as follows:

(In thousands)
Eliminate existing Patapsco Bancorp paid-in capital	$(6,393)
Stock issued to Patapsco Bancorp stockholders in the merger	21,724
Less par value of common stock issued in merger	(22)
Adjustment to paid-in capital	$15,309

(22)       The pro forma adjustment to retained earnings is calculated as follows.  The one time restructuring expenses are non-recurring and were thus not considered in the pro forma income statements.

(In thousands)
Eliminate existing Patapsco Bancorp retained earnings	$(10,796)
One time restructuring expenses	(445)
Less tax effect at 34.0%	151
Adjustment to retained earnings	$(11,090)

(23)       Pro forma adjustment to eliminate Temporary equity — ESOP shares subject to put option.  Assumes that the Patapsco Bancorp ESOP shares subject to the put option receive merger consideration in the same manner as other common shares.  Upon completion of the offering and merger, Bradford Bancorp will have no ESOP shares subject to the put option.

(24)       Pro forma adjustment to eliminate capital accounts of Patapsco Bancorp pursuant to purchase accounting.

December 31, 2006 Pro Forma Balance Sheet — Minimum of Offering Range.  The following table presents pro forma balance sheet information at December 31, 2006 at the minimum of the offering range assuming the issues of 5,950,000 shares in the offering, the issuance of 2,085,650 shares to shareholders of Patapsco Bancorp in the merger, and the contribution of 275,000 shares to the foundation.

(Dollars in thousands)	Bradford Bank MHC Historical	Combined Valley Bancorp, Senator Bank and Golden Prague Adjustments (1)	Offering Adjustments (2)		Bradford Bancorp Pro Forma as Converted	Patapsco Bancorp Historical	Merger Adjustments (3)		Bradford Bancorp Pro Forma Consolidated
Assets:
Cash and cash equivalents	$17,651	$(3,463)	$49,824	(4)	$64,012	$4,746	$(26,194	)(12)	$42,564
Investment securities available-for-sale	77,651	1,724	—		79,375	15,203	—		94,578
Investment securities held-to-maturity	7,916	16,655	—		24,571	—	—		24,571
Loans receivable, net	352,666	65,967	—		418,633	213,038	(763	)(13)	630,908
Ground rents	357	2,167	—		2,524	—	—		2,524
Premises and equipment, net	4,598	134	—		4,732	3,678	—		8,410
Federal Home Loan Bank stock, at cost	2,839	746	—		3,585	2,539	—		6,124
Goodwill	3,904	4,320	—		8,224	2,955	24,588	(14)	35,767
Core deposit intangible	708	448	—		1,156	374	4,398	(15)	5,928
Other amortizing intangible assets	564	—	—		564	—	—		564
Other assets	4,069	2,852	1,020	(5)	7,941	4,281	(842	)(16)	11,380
Total assets	$472,923	$91,550	$50,844		$615,317	$246,814	$1,187		$863,318

Liabilities:
Deposits	$384,806	$81,888	$—		$466,694	$182,597	$177	(17)	$649,468
Borrowings	45,000	8,877	—	(6)	53,877	37,912	(1,009	)(18)	90,780
Other liabilities	3,184	785	—		3,969	2,200	—		6,169
Subordinated debentures	—	—	—		—	5,000	(25	)(19)	4,975
Total liabilities	432,990	91,550	—		524,540	227,709	(857)		751,392

Temporary equity — ESOP shares subject to put option	—	—	—		—	1,203	(1,203	)(23)	—

Common stock	—	—	62	(7)	62	19	2	(20)	83
Additional paid-in capital	—	—	60,232	(8)	60,232	7,419	14,003	(21)	81,654
Retained earnings	40,818	—	1,980	(9)	38,838	10,786	(11,080	)(22)	38,544
Accumulated other comprehensive (loss) income	(885)	—	—		(885)	(244)	244	(24)	(885)
Employee stock ownership plan	—	—	(4,980	)(10)	(4,980)	—	—		(4,980)
Restricted stock	—	—	(2,490	)(11)	(2,490)	(78)	78	(24)	(2,490)
Total stockholders’ equity - permanent	39,933	—	50,844		90,777	17,902	3,247		111,926
Total stockholders’ equity including temporary equity	39,933	—	50,844		90,777	19,105	2,044		111,926
Total liabilities and equity	$472,923	$91,550	$50,844		$615,317	$246,814	$1,187		$863,318

(1)             Shows the combined effect of the mergers with Senator Bank, Golden Prague, and Valley Bancorp into Bradford Bancorp.  The Senator and Golden Prague mergers closed in June 2007. The Valley Bancorp acquisition closed in January 2007 subsequent to the fiscal year end data included in this table.  Senator Bank and Golden Prague are mutual institutions.  The mergers with Senator Bank and Golden Prague were accounted for using the purchase method of accounting.  Golden Prague has loan balances aggregating $417,000 and related allowances of $73,000 that fall under the scope of SOP 03-3 which prohibits the carryover of such allowances.  Senator Bank had no loans meeting the criteria of SOP 03-3.  The pro forma merger adjustments thus reflect elimination of the $73,000 valuation allowance and an adjustment of the carrying value of the related loans by a corresponding amount.  Valley Bancorp was a stock corporation, and the merger with Valley Bancorp was a cash transaction accounted for using the purchase method.  The chart below shows summary information for Senator Bank, Golden Prague, and Valley Bancorp as of their most recent fiscal year end as noted.  The chart includes the pro forma merger adjustments reflecting the expenses and purchase entries for Senator Bank and Golden Prague.  The table also includes the purchase accounting entries for the Valley Bancorp merger, applying the purchase accounting and merger adjustments to the September 30, 2006 fiscal year end figures.

(Dollars in thousands)	December 31, 2006 Senator Bank Historical	January 31, 2007 Golden Prague Historical	Senator Bank and Golden Prague Adjustments	September 30, 2006 Valley Bancorp Historical	Valley Bancorp Adjustments	Combined
Assets	$21,103	$28,498	$(2,957)	$50,056	$(5,150)	$91,550
Goodwill	—	—	(1,172)	—	5,492	4,320
Core deposit intangibles	—	—	—	—	448	448
Deposits	19,706	24,415	218	37,365	184	81,888
Equity	1,365	1,800	3,165	5,321	(5,321)	—

(2)             Shows the effect of the offering of Bradford Bancorp, assuming gross proceeds of $59.5 million, the minimum of the offering range, offering expenses of $2.0 million, and establishment of an employee stock ownership plan and an equity incentive plan that will acquire 8.0% and 4.0% of the shares issued in the offering plus foundation shares, respectively.  The employee stock ownership plan will purchase its shares in the offering and possibly open market purchases.  The equity incentive plan will purchase shares in the open market.  Open market share purchases by the employee stock ownership plan and equity incentive plan are assumed to occur at $10 per share.

(3)             Reflects the purchase accounting and acquisition adjustments related to the acquisition of Patapsco Bancorp for a price of $23.00 per share in cash and common stock issued in the offering.

(4)             Pro forma adjustment to cash and cash equivalents calculated as follows:

(In thousands)
Gross proceeds of offering	$59,500
Estimated expenses	(1,956)
Cash contribution to foundation	(250)
Common stock acquired by employee stock ownership plan	(4,980)
Common stock acquired by equity incentive plan	(2,490)
Pro forma adjustment	$49,824

(5)             Reflects the deferred tax asset recorded to reflect the tax effect of funding the charitable foundation at an effective tax rate of 34.0%.

(6)             The employee stock ownership plan loan is assumed to be funded internally with a loan from Bradford Bancorp, thus no borrowing liability will be recorded on the consolidated balance sheet of Bradford Bancorp.

(7)             Par value $0.01 per share; reflects the issuance of 5,950,000 shares in the offering and 275,000 shares contributed to the charitable foundation.

(8)             Pro forma adjustment to additional paid-in capital calculated as follows:

(In thousands)
Net proceeds of offering	$57,544
Stock contribution to foundation	2,750
Less: par value (footnote 7)	(62)
Pro forma adjustment	$60,232

(9)             After tax effect of contributing $250,000 in cash and 275,000 shares to the charitable foundation after applying an effective tax rate of 34.0%.

(10)       Contra-equity account established to reflect the obligation to repay the loan to the employee stock ownership plan.

(11)       Contra-equity account established to reflect the equity incentive plan.

(12)       Includes the cash portion of the merger consideration paid to Patapsco Bancorp, non-tax deductible transaction costs, tax deductible acquisition costs, and one time restructuring expenses.

(In thousands)
Cash portion of merger consideration	$23,413
Non-tax deductible transaction expenses	766
Tax deductible transaction expenses	1,570
One time restructuring expensesOf FMS Financial	445
Total cash adjustment	$26,194

(13)       The yield adjustment reflects the present value difference between portfolio yields and market rates as of March 31, 2007 for loans acquired in the merger.  For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value.  For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities.  Yield adjustments are accreted into income over the lives of the related loans.  Patapsco Bancorp has loan balances aggregating $531,000 and related allowances of $172,000 that fall under the scope of SOP 03-3 which prohibits the carryover of such allowances.  The pro forma merger adjustments thus reflect elimination of the $172,000 valuation allowance and an adjustment to the carrying value of the related loans by a corresponding amount.

(14)       Goodwill is an intangible asset that is not subject to amortization.  The goodwill balance will be tested annually for impairment.  Goodwill is calculated as follows:

(Dollars in thousands, except per share data)	Patapsco Bancorp Goodwill
Purchase price per share	$23.00
Number of Patapsco Bancorp shares acquired (includes 14,453 restricted shares)	1,864,610
Number of Patapsco Bancorp deferred shares paid out in cash	40,559
Number of Patapsco Bancorp options cancelled	92,720
Average exercise price of options	$6.06

Cost of purchasing outstanding shares	$42,886
Cost of purchasing deferred shares	933
Cost of purchasing options	1,571
Tax effect of purchasing options at 34.0%	(534)
Purchase price, net	44,856
Less: acquired stockholders’ equity including temporary equity	(19,105)
Plus: non-tax deductible transaction costs	766
Plus: taxable purchase accounting adjustments:
Tax deductible transactions expenses	1,570
Yield adjustment for acquired certificates of deposit	177
Yield adjustment for acquired borrowings	(1,009)
Yield adjustment for subordinated debt	(25)
Yield adjustment for acquired loans	763
Core deposit intangible adjustment	(4,398)
Tax effect at marginal tax rate of 34.0%	993
Goodwill adjustment	$24,588

(15)       Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Patapsco Bancorp core deposit base, calculated as the present value benefit of funding operations with the acquired core deposits versus using an alternative wholesale funding source.  The core deposit intangible resulting from the acquisition of Patapsco Bancorp will be amortized over an estimated life of 7.6 years, calculated at the time at which 90% of the present value benefit of acquired core deposits will have been realized.  The estimated life is based upon the specific composition and characteristics of the deposit base acquired from Patapsco Bancorp.  The core deposit intangible will be amortized using the double declining balance methodology, an accelerated amortization methodology that approximates the timing of recognition of value from the acquired deposits.

(16)       Deferred tax asset created as a result of purchase accounting (see footnote 14) and as a result of one time restructuring expenses (see footnote 22).

(17)       Yield adjustment to reflect the present value difference between portfolio yields and market rates as of March 31, 2007 for time deposits acquired in the merger.  The  yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.

(18)       Yield adjustment to reflect the present value difference between portfolio costs and market rates as of March 31, 2007 for borrowings with comparable maturities.  The yield adjustment is accreted into income over the lives of the related borrowings.

(19)       Market value adjustment was provided by a third party investment banking concern.  The adjustment is accreted into income over the remaining fixed rate term of the subordinated debt.

(20)       Pro forma adjustment to common stock is calculated as follows:

(In thousands)
Eliminate existing Patapsco Bancorp common stock	$(19)
Par value of common stock issued in acquisition at $0.01 per share	21
Adjustment to common stock	$2

(21)       Pro forma adjustment to paid in capital is calculated as follows:

(In thousands)
Eliminate existing Patapsco Bancorp paid-in capital	$(7,419)
Stock issued to Patapsco Bancorp stockholders in the merger	21,443
Less par value of common stock issued in merger	(21)
Adjustment to paid-in capital	$14,003

(22)       The pro forma adjustment to retained earnings is calculated as follows.  The one time restructuring expenses are non-recurring and were thus not considered in the pro forma income statements.

(In thousands)
Eliminate existing Patapsco Bancorp retained earnings	(10,786)
One time restructuring expenses	(445)
Less tax effect at 34.0%	151
Adjustment to retained earnings	$(11,080)

(23)       Pro forma adjustment to eliminate temporary equity — ESOP shares subject to put option.  Assumes that the Patapsco Bancorp ESOP shares subject to the put option receive merger consideration in the same manner as other shares. Upon completion of the offering and merger, Bradford Bancorp will have no ESOP shares subject to the put option.

(24)       Pro forma adjustment to eliminate capital accounts of Patapsco Bancorp pursuant to purchase accounting.

December 31, 2006 Pro Forma Balance Sheet — Maximum, as Adjusted, of Offering Range.  The following table presents pro forma balance sheet information at December 31, 2006 at the adjusted maximum of the offering range assuming the issues of 9,257,500 shares in the offering, the issuance of 2,085,650 shares to stockholders of Patapsco Bancorp in the merger, and the contribution of 275,000 shares to the foundation.

(Dollars in thousands)	Bradford Bank MHC Historical	Combined Valley Bancorp, Senator Bank and Golden Prague Adjustments(1)	Offering Adjustments (2)		Bradford Bancorp Pro Forma as Converted	Patapsco Bancorp Historical	Merger Adjustments (3)		Bradford Bancorp Pro Forma Consolidated
Assets:
Cash and cash equivalents	$17,651	$(3,463)	$78,550	(4)	$92,738	$4,746	$(26,194	)(12)	$71,290
Investment securities available-for-sale	77,651	(1,724)	—		79,375	15,203	—		94,578
Investment securities held-to-maturity	7,916	16,655	—		24,571	—	—		24,571
Loans receivable, net	352,666	65,967	—		418,633	213,038	(763	)(13)	630,908
Ground rents	357	2,167	—		2,524	—	—		2,524
Premises and equipment, net	4,598	134	—		4,732	3,678	—		8,410
Federal Home Loan Bank stock, at cost	2,839	746	—		3,585	2,539	—		6,124
Goodwill	3,904	4,320	—		8,224	2,955	24,588	(14)	35,767
Core deposit intangible	708	448	—		1,156	374	4,398	(15)	5,928
Other amortizing intangible assets	564	—	—		564	—	—		564
Other assets	4,069	2,852	1,020	(5)	7,941	4,281	(842	)(16)	11,380
Total assets	$472,923	$91,550	$79,570		$644,043	$246,814	$1,187		892,044
Liabilities:
Deposits	$384,806	$81,888	$—		$466,694	$182,597	$177	(17)	$649,468
Borrowings	45,000	8,877	—	(6)	53,877	37,912	(1,009	)(18)	90,780
Other liabilities	3,184	785	—		3,969	2,200	—		6,169
Subordinated debentures	—	—	—		—	5,000	(25	)(19)	4,975
Total liabilities	432,990	91,550	—		524,540	227,709	(857)		751,392
Temporary equity — ESOP shares subject to put option	—	—	—		—	$1,203	$(1,203	)(23)	—
Common stock	—	—	95	(7)	95	19	2	(20)	116
Additional paid-in capital	—	—	92,894	(8)	92,894	7,419	14,003	(21)	114,316
Retained earnings	40,818	—	(1,980	)(9)	38,838	10,786	(11,080	)(22)	38,544
Accumulated other comprehensive (loss) income	(885)	—	—		(885)	(244)	244	(24)	(885)
Employee stock ownership plan	—	—	(7,626	)(10)	(7,626)	—	—		(7,626)
Restricted stock	—	—	(3,813	)(11)	(3,813)	(78)	78	(24)	(3,813)
Total stockholders’ equity-permanent	39,933	—	79,570		119,503	17,902	3,247		140,652
Total stockholders’ equity including temporary equity	39,933	—	79,570		119,503	19,105	2,044		140,652
Total liabilities and equity	$472,923	$91,550	$79,570		$644,043	$246,814	$1,187		$892,044

(1)          Shows the combined effect of the mergers with Senator Bank, Golden Prague, and Valley Bancorp into Bradford Bancorp.  The Senator and Golden Prague mergers closed in June 2007. The Valley Bancorp acquisition closed in January 2007 subsequent to the fiscal year end data included in this table.  Senator Bank and Golden Prague are mutual institutions.  The mergers with Senator Bank and Golden Prague were accounted for using the purchase method of accounting.  Golden Prague has loan balances aggregating $417,000 and related allowances of $73,000 that fall under the scope of SOP 03-3 which prohibits the carryover of such allowances.  Senator Bank had no loans meeting the criteria of SOP 03-3.  The pro forma merger adjustments thus reflect elimination of the $73,000 valuation allowance and an adjustment of the carrying value of the related loans by a corresponding amount.  Valley Bancorp was a stock corporation, and the merger with Valley Bancorp was a cash transaction accounted for using the purchase method.  The chart below shows summary information for Senator Bank, Golden Prague, and Valley Bancorp as of their most recent fiscal year end as noted.  The chart includes the pro forma merger adjustments reflecting the expenses and purchase entries for Senator Bank and Golden Prague.  The chart also includes the purchase accounting entries for the Valley Bancorp merger, applying the purchase accounting and merger adjustments to the September 30, 2006 fiscal year end figures.

(Dollars in thousands)	December 31, 2006 Senator Bank Historical	January 31, 2007 Golden Prague Historical	Senator Bank and Golden Prague Adjustments	September 30, 2006 Valley Bancorp Historical	Valley Bancorp Adjustments	Combined
Assets	$21,103	$28,498	$(2,957)	$50,056	$(5,150)	$91,550
Goodwill	—	—	(1,172)	—	5,492	4,320
Core deposit intangibles	—	—	—	—	448	448
Deposits	19,706	24,415	218	37,365	184	81,888
Equity	1,365	1,800	3,165	5,321	(5,321)	—

(2)          Shows the effect of the conversion offering of Bradford Bancorp, assuming gross proceeds of $92.6 million, the adjusted maximum of the valuation range, offering expenses of $2.3 million, and establishment of an employee stock ownership plan and an equity incentive plan that will acquire 8.0% and 4.0% of the shares issued in the offering plus foundation shares, respectively. The employee stock ownership plan will purchase its shares in the offering and possibly open market purchases.  The equity incentive plan will purchase shares in the open market.  Open market share purchases by the employee stock ownership plan and equity incentive plan are assumed to occur at $10 per share.

(3)          Reflects the purchase accounting and acquisition adjustments related to the acquisition of Patapsco Bancorp for a price of $23.00 per share in cash and common stock issued in the offering.

(4)   Pro forma adjustment to cash and cash equivalents calculated as follows:

(In thousands)
Gross proceeds of offering	$92,575
Estimated expenses	(2,336)
Cash contribution to foundation	(250)
Common stock acquired by employee stock ownership plan	(7,626)
Common stock acquired by incentive plan	(3,813)
Pro forma adjustment	$78,550

(5)          Reflects the deferred tax asset recorded to reflect the tax effect of funding the charitable foundation at an effective tax rate of 34.0%.

(6)          The employee stock ownership plan loan is assumed to be funded internally with a loan from Bradford Bancorp, thus no borrowing liability will be recorded on the consolidated balance sheet of Bradford Bancorp.

(7)          Par value $0.01 per share; reflects the issuance of 9,257,500 shares in the offering and 275,000 shares contributed to the charitable foundation.

(8)          Pro forma adjustment to additional paid-in capital calculated as follows:

(In thousands)
Net proceeds of offering	$90,239
Stock contribution to foundation	2,750
Less: par value (footnote 7)	(95)
Pro forma adjustment	$92,894

(9)          After tax effect of contributing $250,000 in cash and 275,000 shares to the charitable foundation after applying an effective tax rate of 34.0%.

(10)    Contra-equity account established to reflect the obligation to repay the loan to the employee stock ownership plan.

(11)    Contra-equity account established to reflect the equity incentive plan.

(12)    Includes the cash portion of the merger consideration paid to Patapsco Bancorp, non-tax deductible transaction costs, tax deductible acquisition costs, and one time restructuring expenses.

(In thousands)
Cash portion of merger consideration	$23,413
Non-tax deductible transaction expenses	766
Tax deductible transaction expenses	1,570
One time restructuring expensesOf FMS Financial	445
Total cash adjustment	$26,194

(13)    The yield adjustment reflects the present value difference between portfolio yields and market rates as of March 31, 2007 for loans acquired in the merger.  For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value.  For other categories of loans such as fixed rate residential mortgage, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities.  Yield adjustments are accreted into income over the lives of the related loans.  Patapsco Bancorp has loan balances aggregating $531,000 and related allowances of $172,000 that fall under the scope of SOP 03-3 which prohibits the carryover of such allowances.  The pro forma merger adjustments thus reflect elimination of the $172,000 valuation allowance and an adjustment to the carrying value of the related loans by a corresponding amount.

(14)    Goodwill is an intangible asset that is not subject to amortization.  The goodwill balance will be tested annually for impairment.  Goodwill is calculated as follows:

(Dollars in thousands, except per share data)	Patapsco Bancorp Goodwill
Purchase price per share ($)	$23.00
Number of Patapsco Bancorp shares acquired (includes 14,453 restricted shares)	1,864,610
Number of Patapsco Bancorp deferred shares paid out in cash	40,559
Number of Patapsco Bancorp options cancelled	92,720
Average exercise price of options ($)	$6.06

Cost of purchasing outstanding and restricted shares	$42,886
Cost of purchasing deferred shares	933
Cost of purchasing options	1,571
Tax effect of purchasing options at 34.0%	(534)
Purchase price, net	44,856
Less: acquired stockholders’ equity including temporary equity	(19,105)
Plus: non-tax deductible transaction costs	766
Plus: taxable purchase accounting adjustments:
Tax deductible transactions expenses	1,570
Yield adjustment for acquired certificates of deposit	177
Yield adjustment for acquired borrowings	(1,009)
Yield adjustment for acquired subordinated debt	(25)
Yield adjustment for acquired loans	763
Core deposit intangible adjustment	(4,398)
Tax effect at marginal tax rate of 34.0%	993
Goodwill adjustment	$24,588

(15)    Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Patapsco Bancorp core deposit base, calculated as the present value benefit of funding operations with the acquired core deposits versus using an alternative wholesale funding source.  The core deposit intangible resulting from the acquisition of Patapsco Bancorp will be amortized over an estimated life of 7.6 years, calculated as the time at which 90% of the present value benefit of acquired core deposits will have been realized.  The estimated life is based upon the specific composition and characteristics of the deposit base acquired with Patapsco Bancorp.  The core deposit intangible will be amortized using the double declining balance methodology, an accelerated amortization methodology that approximates the timing of recognition of value from the acquired deposits.

(16)    Deferred tax asset created as a result of purchase accounting (see footnote 14) and as a result of one time restructuring expenses (see footnote 22).

(17)    Yield adjustment to reflect the present value difference between portfolio yields and market rates as of March 31, 2007 for time deposits acquired in the merger.  The yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.

(18)    Yield adjustment to reflect the present value difference between portfolio costs and market rates as of March 31, 2007 for borrowings with comparable maturities.  The yield adjustment is accreted into income over the lives of the related borrowings.

(19)    Market value adjustment was provided by a third party investment banking concern.  The adjustment is accreted into income over the remaining fixed rate term of the subordinated debt.

(20)    Pro forma adjustment to common stock is calculated as follows:

(In thousands)
Eliminate existing Patapsco Bancorp common stock	$(19)
Par value of common stock issued in acquisition at $0.01 per share	21
Adjustment to common stock	$2

(21) Pro forma adjustment to paid in capital is calculated as follows:

(In thousands)
Eliminate existing Patapsco Bancorp paid-in capital	$(7,419)
Stock issued to Patapsco Bancorp stockholders in the merger	21,443
Less par value of common stock issued in merger	(21)
Adjustment to paid-in capital	$14,003

(22)       The pro forma adjustment to retained earnings is calculated as follows.  The one time restructuring expenses are non-recurring and were thus not considered in the pro forma income statements.

(In thousands)
Eliminate existing Patapsco Bancorp retained earnings	$(10,786)
One time restructuring expenses	(445)
Less tax effect at 34.0%	151
Adjustment to retained earnings	$(11,080)

(23)  Pro forma adjustment to eliminate temporary equity — ESOP shares subject to put option.  Assumes that Patapsco Bancorp ESOP shares subject to the put option receive merger consideration in the same manner as other shares.  Upon completion of the offering and merger, Bradford Bancorp will have no ESOP shares subject to the put option.

(24) Pro forma adjustment to eliminate capital accounts of Patapsco Bancorp pursuant to purchase accounting.

March 31, 2007 Pro Forma Income Statement — Minimum of Offering Range.  The following table presents pro forma income statement information for the three months ended March 31, 2007 for Bradford Bancorp and Patapsco Bancorp, at the minimum of the offering range, including 5,950,000 shares sold in the offering, 275,000 shares contributed to the charitable foundation, and 2,172,388 shares issued to stockholders of Patapsco Bancorp in the merger.

(Dollars in thousands)	Bradford Bank MHC Historical	Combined Senator Bank and Golden Prague Adjustments(1)	Offering Adjustments (2)		Bradford Bancorp Pro Forma as Converted	Patapsco Bancorp Historical	Merger Adjustments (4)		Bradford Bancorp Pro Forma Consolidated
Interest and dividend income	$8,032	$745	$—		$8,777	$4,207	$145	(5)	$13,129
Interest expense	(4,754)	(438)	—		(5,192)	(1,967)	52	(6)	(7,107)
Net interest income	3,278	307	—		3,585	2,240	197		6,022
Provision for loan losses	(20)	(12)	—		(32)	(175)	—		(207)
Net interest income after provision for loan losses	3,258	295	—		3,553	2,065	197		5,815
Noninterest income	352	(74)	—		278	221	—		499
Noninterest expense	(3,090)	(466)	(62	)(3)	(3,618)	(2,067)	(303	)(7)	(5,988)
Income (loss) before income taxes	520	(245)	(62)		213	219	(106)		326
Income tax (expense) benefit	(156)	(24)	21		(159)	(78)	36	(8)	(201)
Net income (loss)	$364	$(270)	$(41)		$53	$141	$(70)		$124
Basic EPS	$—	$—	$—		$0.01	$0.07	—		$0.02
Diluted EPS	$—	$—	$—		$0.01	$0.07	—		$0.02

(1)          Shows the combined effect of the mergers of Senator Bank and Golden Prague into Bradford Bancorp.  Both mergers closed in June 2007.  Both Senator Bank and Golden Prague are mutual institutions.  The mergers were accounted for using the purchase method.  The chart below shows the selected income statement information for Senator Bank and Golden Prague for the three months ended March 31, 2007 and a summary of the merger adjustments required to reflect expenses and purchase accounting adjustments.

(Dollars in thousands)	March 31, 2007 Senator Bank Historical	March 31, 2007 Golden Prague Historical	Merger Adjustments	Combined
Net interest income	$104	$131	$72	$307
Noninterest income	2	(76)	—	(74)
Noninterest expense	(112)	(354)	—	(466)
Net income (loss)	$(6)	$(311)	$47	$(270)

(2)           Shows the effect of the offering of Bradford Bancorp assuming gross proceeds of $59.5 million, the minimum of the offering range, offering expenses of $2.0 million, and establishment of an employee stock ownership plan and equity incentive plan that will acquire 8.0% and 4.0% of the shares issued in the offering and to the foundation, respectively. The employee stock ownership plan will purchase shares in the offering and in open market purchases.  Employee stock ownership plan share purchases will be financed by a loan from Bradford Bancorp and amortizing over 20 years on a straight line basis.  The equity incentive plan will purchase shares in the open market, with such purchases assumed to occur at $10.00 per share.  Equity incentive plan share awards will vest over a period of five years.  Bradford Bancorp also intends to adopt a stock option plan that will include 10.0% of the shares issued in the offering and to the foundation.  Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $3.87 per option and option grants will vest over a period of five years.  The equity incentive plan and stock option plan are subject to stockholder approval.  Adjustments to record estimated employee stock ownership plan expense are included in the table and are calculated assuming employee stock ownership plan shares are released based on the 20 year amortization term of the employee stock ownership plan loan and that employee stock ownership plan shares are released at a value of $10.00 per share.  Adjustments to record estimated equity incentive plan expense, stock option plan expense, and interest income to be earned on the net proceeds of the offering will be recorded as incurred.  Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $49.8 million are invested at an average pretax yield of 4.9% for the three months ended March 31, 2007 would be approximately $610,000 pretax.  The yield utilized approximates the yield on a one year U.S. Treasury security as of March 31, 2007.  The estimated expense for the equity incentive plan assuming gross proceeds of $59.5 million and a five year vesting period is $125,000 pretax for the three months ended March 31, 2007.  The estimated expense for the stock option plan assuming gross proceeds of $59.5 million, a fair value of $3.87 per option and a five year vesting period is $121,000 pretax for the three months ended March 31, 2007.  Taxes are calculated on an assumed marginal income tax rate of 34.0%.  No effect is shown for merger related expenses or the contribution to the foundation, all of which are one time expenses.

(3)          Employee stock ownership plan loan is funded internally, so no interest expense is recorded on the consolidated income statement of Bradford Bancorp.  Employee stock ownership plan expense reflects the amortization of principal and the release of shares at an assumed value of $10.00 per share.

(4)          Reflects the purchase accounting and acquisition adjustments related to the acquisition of Patapsco Bancorp for a price of $23.00 per share in cash and common stock issued in the offering.

(5)          Adjustment to interest income is the accretion of the loan discount on the Patapsco Bancorp loans resulting from purchase accounting and the accretion of the discount on investment securities available for sale.  Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Patapsco Bancorp and the expenses of the merger will be recorded as incurred.  These expenses are speculative and are not reflected in the pro forma income statement.  The estimated reduction in interest income assuming funding requirements of $26.2 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.9% for the three months ended March 31, 2007, would be approximately $321,000 on a pretax basis.  The yield utilized approximates the yield on a one year U.S. Treasury security as of March 31, 2007.  The adjustment shown is calculated as follows:

(In thousands)
Accretion of loan discount from purchase accounting	$108
Accretion of investment securities discount from purchase accounting	37
Adjustment to interest income	$145

(6)          Adjustment to interest expense is calculated as follows:

(In thousands)
Amortization of deposit premium from purchase accounting	$99
Accretion of borrowings discount from purchase accounting	(46)
Accretion of subordinated debt premium from purchase accounting	(1)
Adjustment to interest expense	$52

(7)          Adjustment to noninterest expense is calculated as follows:

(In thousands)
Amortization of core deposit intangible	$(316)
Elimination of Patapsco Bancorp historical core deposit intangible amortization	13
Adjustment to non-interest expense	$(303)

(8)          Marginal tax rate of 34.0%

March 31, 2007 Pro Forma Income Statement — Maximum, as Adjusted, of Offering Range.  The following table presents pro forma income statement information for the three months ended March 31, 2007 for Bradford Bancorp and Patapsco Bancorp, at the adjusted maximum of the offering range, including 9,257,500 shares sold in the offering, 275,000 shares contributed to the charitable foundation, and 2,172,388 shares issued to stockholders of Patapsco Bancorp in the merger.

(Dollars in thousands)	Bradford Bancorp Historical	Combined Senator Bank and Golden Prague Adjustments(1)	Offering Adjustments (2)		Bradford Bancorp Pro Forma as Converted	Patapsco Bancorp Historical	Merger Adjustments (4)		Bradford Bancorp Pro Forma Consolidated
Interest and dividend income	$8,032	$745	$—		$8,777	$4,207	$145	(5)	$13,129
Interest expense	(4,754)	(438)	—		(5,192)	(1,967)	52	(6)	(7,107)
Net interest income	3,278	307	—		3,585	2,240	197		6,022
Provisions for loan losses	(20)	(12)	—		(32)	(175)	—		(207)
Net interest income after provision for loan losses	3,258	295	—		3,553	2,065	197		5,815
Noninterest income	352	(74)	—		278	221	—		499
Noninterest expense	(3,090)	(466)	(95	)(3)	(3,651)	(2,067)	(303	)(7)	6,021
Income (loss) before income taxes	520	(245)	(95)		180	219	(106)		293
Income tax (expense) benefit	(156)	(24)	32		(148)	(78)	36	(8)	(190)
Net income (loss)	$364	$(270)	$(63)		$31	$141	$(70)		$102
Basic EPS	$—	$—	$—		$0.00	$0.07	$—		$0.01
Diluted EPS	$—	$—	$—		$0.00	$0.07	$—		$0.01

(1)          Shows the combined effect of the mergers of Senator Bank and Golden Prague into Bradford Bancorp.  Both mergers closed in June 2007.  Both Senator Bank and Golden Prague are mutual institutions.  The mergers were accounted for using the purchase method.  The chart below shows the selected income statement information for Senator Bank and Golden Prague for the three months ended March 31, 2007 and a summary of the merger adjustments required to reflect expenses and purchase accounting adjustments.

(Dollars in thousands)	March 31, 2007 Senator Bank Historical	March 31, 2007 Golden Prague Historical	Merger Adjustments	Combined
Net interest income	$104	$131	$72	$307
Noninterest income	2	(76)	—	(74)
Noninterest expense	(112)	(354)	—	(466)
Net income (loss)	(6)	(311)	47	(270)

(2)          Shows the effect of the offering of Bradford Bancorp assuming gross proceeds of $92.6 million, the maximum, as adjusted, of the offering range, offering expenses of $2.3 million, and establishment of an employee stock ownership plan and equity incentive plan that will acquire 8.0% and 4.0% of the shares issued in the offering and to the foundation, respectively. The employee stock ownership plan will purchase shares in the offering and in open market purchases.  Employee stock ownership plan share purchases will be financed by a loan from Bradford Bancorp amortizing over 20 years on a straight line basis.  The equity incentive plan will purchase shares in the open market, with such purchases assumed to occur at $10.00 per share.  Equity incentive plan share awards will vest over a period of five years.   Bradford Bancorp also intends to adopt a stock option plan that will include 10.0% of the shares issued in the offering and to the foundation.  Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $3.87 per option and option grants will vest over a period of five years.  The equity incentive plan and stock option plan are subject to stockholder approval.  Adjustments to record estimated employee stock ownership plan expense are included in the table and are calculated assuming employee stock ownership plan shares are released based on the 20 year amortization term of the employee stock ownership plan loan and that employee stock ownership plan shares are released at a value of $10.00 per share.  Adjustments to record estimated equity incentive plan expense, stock option plan expense, and interest income to be earned on the net proceeds of the offering will be recorded as incurred.  Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $78.6 million are invested at an average pretax yield of 4.9% for the three months ended March 31, 2007 would be approximately $962,000 pretax.  The yield utilized approximates the yield on a one year U.S. Treasury security as of March 31, 2007.  The estimated expense for the equity incentive plan assuming gross proceeds of $92.6 million and a five year vesting period is $125,000 pretax for the three months ended March 31, 2007.   The estimated expense for the stock option plan assuming gross proceeds of $92.6 million, a fair value of $3.87 per option and a five year vesting period is $184,000 pretax for the three months ended March 31, 2007.  Taxes are calculated on an assumed marginal income tax rate of 34.0%.  No effect is shown for merger related expenses or the contribution to the foundation, all of which are one time expenses.

(3)          Employee stock ownership plan loan is funded internally, so no interest expense is recorded on the consolidated income statement of Bradford Bancorp.  Employee stock ownership plan expense reflects the amortization of principal and the release of shares at an assumed value of $10.00 per share.

(4)          Reflects the purchase accounting and acquisition adjustments related to the acquisition of Patapsco Bancorp for a price of $23.00 per share in cash and common stock issued in the offering.

(5)          Adjustment to interest income is the accretion of the loan discount on the Patapsco Bancorp loans resulting from purchase accounting and the accretion of the discount on investment securities available for sale.  Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Patapsco Bancorp and the expenses of the merger will be recorded as incurred.  These expenses are speculative and are not reflected in the pro forma income statement.  The estimated reduction in interest income assuming funding requirements of $26.2 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.9% for the three months ended March 31, 2007, would be approximately $321,000 on a pretax basis.  The yield utilized approximates the yield on a one year U.S. Treasury security as of March 31, 2007.  The adjustment shown is calculated as follows:

(In thousands)
Accretion of loan discount from purchase accounting	$108
Accretion of investment securities discount from purchase accounting	37
Adjustment to interest income	$145

(6)          Adjustment to interest expense is calculated as follows:

(In thousands)
Amortization of deposit premium from purchase accounting	$99
Accretion of borrowings discount from purchase accounting	(46)
Accretion of subordinated debt premium from purchase accounting	(1)
Adjustment to interest expense	$(52)

(7)          Adjustment to noninterest expense is calculated as follows:

(In thousands)
Amortization of core deposit intangible	$(316)
Elimination of Patapsco Bancorp historical core deposit intangible amortization	13
Adjustment to noninterest expense	$(303)

(8)          Marginal tax rate of 34.0%

December 31, 2006 Pro Forma Income Statement — Minimum of Offering Range.  The following table presents pro forma income statement information for the year ended December 31, 2006 for Bradford Bancorp and for the twelve months ended December 31, 2006 for Patapsco Bancorp, at the minimum of the offering range, including 5,950,000 shares sold in the offering, 275,000 shares contributed to the charitable foundation, and 2,085,650 shares issued to stockholders of Patapsco Bancorp in the merger.

(Dollars in thousands)	December 31, 2006 Bradford Bank MHC Historical	Combined Senator Bank and Golden Prague and Valley Bancorp Adjustments(1)	Offering Adjustments(2)		Bradford Bancorp Pro Forma as Converted	December 31, 2006 Patapsco Bancorp Historical	Merger Adjustments(4)		Bradford Bancorp Pro Forma Consolidated
Interest and dividend income	$26,643	$6,806	$—		$33,449	$15,107	$456	(5)	$49,012
Interest expense	(14,076)	(3,295)	—		(17,371)	(6,285)	42	(6)	(23,614)
Net interest income	12,567	3,511	—		16,078	8,822	498		25,398
Provision for loan losses	(940)	(8)	—		(948)	(135)	—		(1,083)
Net interest income after provision for loan losses	11,627	3,503	—		15,130	8,687	498		24,315
Noninterest income	868	212	—		1,080	835	—		1,915
Noninterest expense	(10,172)	(3,196)	(248	)(3)	(13,616)	(7,232)	(1,214	)(7)	(22,062)
Income (loss) before income taxes	2,323	519	(248)		2,594	2,290	(716)		4,168
Income tax (expense) benefit	(653)	(358)	84		(927)	(851)	243	(8)	(1,535)
Net income (loss)	$1,670	$161	$(164)		$1,667	1,439	$(473)		2,633

Basic EPS	$—	$—	$—		$0.29	$0.79	$—		$0.33
Diluted EPS	$—	$—	$—		$0.29	$0.74	$—		$0.33

(1)          Shows the combined effect of the mergers with Senator Bank, Golden Prague, and Valley Bancorp into Bradford Bancorp.  The Senator and Golden Prague mergers closed in June 2007.   The Valley Bancorp acquisition closed in January 2007 subsequent to the fiscal year end data included in this table.  Senator Bank and Golden Prague are mutual institutions.  The mergers with Senator Bank and Golden Prague were accounted for using the purchase method of accounting.  Valley Bancorp was a stock corporation, and the merger with Valley Bancorp was a cash transaction accounted for using the purchase method.  The chart below shows summary information for Senator Bank, Golden Prague, and Valley Bancorp as of their most recent fiscal year end as noted.  The chart includes the pro forma merger adjustments reflecting the expenses and purchase entries for Senator Bank and Golden Prague.  Adjustments for Golden Prague include a reversal of a valuation allowance related to net operating loss carry forwards.  The chart also includes the purchase accounting entries for the Valley Bancorp merger, applying the purchase accounting and merger adjustments to the September 30, 2006 fiscal year end figures.

(Dollars in thousands)	December 31, 2006 Senator Bank Historical	January 31, 2007 Golden Prague Historical	Combined Senator Bank and Golden Prague Adjustments	September 30, 2006 Valley Bancorp Historical	Valley Bancorp Adjustments	Combined
Net interest income	$394	$658	$248	$2,056	$155	$3,511
Non interest income	10	61	—	141	—	212
Non interest expense	(446)	(1,149)	—	(1,519)	(82)	(3,196)
Net income (loss)	$(30)	$(1,049)	$774	$417	$48	$161

(2)          Shows the effect of the offering of Bradford Bancorp assuming gross proceeds of $59.5 million, the minimum of the offering range, offering expenses of $2.0 million, and establishment of an employee stock ownership plan and equity incentive plan that will acquire 8.0% and 4.0% of the shares issued in the offering and to the foundation, respectively. The employee stock ownership plan will purchase shares in the offering and in open market purchases.  Employee stock ownership plan share purchases will be financed by a loan from Bradford Bancorp amortizing over 20 years on a straight line basis.  The equity incentive plan will purchase shares in the open market, with such purchases assumed to occur at $10.00 per share.  Equity incentive plan share awards will vest over a period of five years.  Bradford Bancorp also intends to adopt a stock option plan that will include 10.0% of the shares issued in the offering and to the foundation.  Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $3.87 per option and option grants will vest over a period of five years.  The equity incentive plan and stock option plan are subject to stockholder approval.  Adjustments to record estimated employee stock ownership plan expense are included in the table and are calculated assuming employee stock ownership plan shares are released based on the 20 year amortization term of the employee stock ownership plan loan and that employee stock ownership plan shares are released at a value of $10.00 per share.  Adjustments to record estimated equity incentive plan expense, stock option plan expense, and interest income to be

                        earned on the net proceeds of the offering will be recorded as incurred.   Since these estimates are speculative, they are not reflected in the calculations of pro forma income.  The estimated interest income assuming net cash proceeds of $49.8 million are invested at an average pretax yield of 4.99 % for the year ended December 31, 2006 would be approximately $2.5 million pretax.  The yield utilized approximates the yield on a one year U.S. Treasury security as of December 31, 2006.  The estimated expense for the equity incentive plan assuming gross proceeds of $59.5 million and a five year vesting period is $498,000 pretax for the year ended December 31, 2006.  The estimated expense for the stock option plan assuming gross proceeds of $59.5 million, a fair value of $3.87 per option and a five year vesting period is $482,000 pretax for the year ended December 31, 2006.  Taxes are calculated on an assumed marginal income tax rate of 34.0%.  No effect is shown for merger related expenses or the contribution to the foundation, all of which are one time expenses.

(3)          Employee stock ownership plan loan is funded internally, so no interest expense is recorded on the consolidated income statement of Bradford Bancorp.  Employee stock ownership plan expense reflects the amortization of principal and the release of shares at an assumed value of $10.00 per share.

(4)          Reflects the purchase accounting and acquisition adjustments related to the acquisition of Patapsco Bancorp for a price of $23.00 per share in cash and common stock issued in the offering.

(5)          Adjustment to interest income is the accretion of the loan discount on the Patapsco Bancorp loans resulting from purchase accounting and the accretion of the discount on investment securities available for sale.  Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Patapsco Bancorp and the expenses of the merger will be recorded as incurred.  These expenses are speculative and are not reflected in the pro forma income statement.  The estimated reduction in interest income assuming funding requirements of $26.2 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.99% for the year ended December 31, 2006, would be approximately $1.3 million on a pretax basis.  The yield utilized approximates the yield on a one year U.S. Treasury security as of December 31, 2006.  The adjustment is calculated as follows:

(In thousands)
Accretion of loan discount from purchase accounting	$333
Accretion of investment securities discount from purchase accounting	123
Adjustment to interest income	$456

(6)          Adjustment to interest expense is calculated as follows:

(In thousands)
Amortization of deposit premium from purchase accounting	$181
Accretion of borrowings discount from purchase accounting	(135)
Accretion of subordinated debt premium from purchase accounting	(4)
Adjustment to interest expense	$42

(7)          Adjustment to noninterest expense is calculated as follows:

(In thousands)
Amortization of core deposit intangible	$(1,265)
Elimination of Patapsco Bancorp historical core deposit intangible amortization	51
Adjustment to noninterest expense	$(1,214)

(8)          Marginal tax rate of 34.0%

December 31, 2006 Pro Forma Income Statement — Maximum, as Adjusted, of Offering Range.  The following table presents pro forma income statement information for the year ended December 31, 2006 for Bradford Bancorp and for the twelve months ended December 31, 2006 for Patapsco Bancorp, at the adjusted maximum of the offering range, including 9,257,500 shares sold in the offering, 275,000 shares contributed to the charitable foundation, and 2,085,650 shares issued to stockholders of Patapsco Bancorp in the merger.

(Dollars in thousands)	December 31, 2006 Bradford Bank MHC Historical	Combined Senator Bank and Golden Prague and Valley Bancorp Adjustments(1)	Offering Adjustments(2)		Bradford Bancorp Pro Forma as Converted	December 31, 2006 Patapsco Bancorp Historical	Merger Adjustments(4)		Bradford Bancorp Pro Forma Consolidated
Interest and dividend income	$26,643	$6,806	$—		$33,449	$15,107	$456	(5)	$49,012
Interest expense	(14,076)	(3,295)	—		(17,371)	(6,285)	42	(6)	(23,614)
Net interest income	12,567	3,511	—		16,078	8,822	498		25,398
Provision for loan losses	(940)	(8)	—		(948)	(135)	—		(1,083)
Net interest income after provision for loan Losses	11,627	3,503	—		15,130	8,687	498		24,315
Noninterest income	868	212	—		1,080	835	—		1,915
Noninterest expense	(10,172)	(3,196)	(382	)(3)	(13,750)	(7,232)	(1,214	)(7)	(22,196)
Income (loss) before income taxes	2,323	519	(382)		2,460	2,290	(716)		4,034
Income tax (expense) benefit	(653)	(358)	130		(881)	(851)	243	(8)	(1,489)

Net income (loss)	$1,670	$(161)	$(252)		$1,579	$1,439	$(473)		2,545

Basic EPS	$—	$—	$—		$0.18	$0.79	$—		$0.23
Diluted EPS	—	—	—		0.18	0.74	—		0.23

(1)          Shows the combined effect of the mergers with Senator Bank, Golden Prague, and Valley Bancorp into Bradford Bancorp.  The Senator and Golden Prague mergers were closed in June 2007.  The Valley Bancorp acquisition closed in January 2007 subsequent to the fiscal year end data included in this table.  Senator Bank and Golden Prague were mutual institutions.  The mergers with Senator Bank and Golden Prague were accounted for using the purchase method of accounting.  Valley Bancorp was a stock corporation, and the merger with Valley Bancorp was a cash transaction accounted for using the purchase method.  The chart below shows summary information for Senator Bank, Golden Prague, and Valley Bancorp as of their most recent fiscal year end as noted.  The chart includes the pro forma merger adjustments reflecting the expenses and purchase entries for Senator Bank and Golden Prague.  Adjustments for Golden Prague include a reversal of a valuation allowance related to net operations loss carry forwards.  The chart also includes the purchase accounting entries for the Valley Bancorp merger, applying the purchase accounting and merger adjustments to the September 30, 2006 fiscal year end figures.

(Dollars in thousands)	December 31, 2006 Senator Bank Historical	January 31, 2007 Golden Prague Historical	Combined Senator Bank and Golden Prague Adjustments	September 30, 2006 Valley Bancorp Historical	Valley Bancorp Adjustments	Combined
Net interest income	$394	$658	$248	$2,056	$155	$3,511
Non interest income	10	61	—	141	—	212
Non interest expense	(446)	(1,149)	—	(1,519)	(82)	(3,196)
Net income (loss)	$(30)	$(1,049)	$774	$417	$48	$161

(2)          Shows the effect of the offering of Bradford Bancorp assuming gross proceeds of $92.6 million, the maximum, as adjusted of the offering range, offering expenses of $2.3 million, and establishment of an employee stock ownership plan and equity incentive plan that will acquire 8.0% and 4.0% of the shares issued in the offering and to the foundation, respectively. The employee stock ownership plan will purchase shares in the offering and in open market purchases.  Employee stock ownership plan share purchases will be financed by a loan from Bradford Bancorp amortizing over 20 years on a straight line basis.  The equity incentive plan will purchase shares in the open market, with such purchases assumed to occur at $10.00 per share.  Equity incentive plan share awards will vest over a period of five years.  Bradford Bancorp also intends to adopt a stock option plan that will include 10.0% of the shares issued in the offering and to the foundation.  Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $3.87 per option and option grants will vest over a period of five years.  The equity incentive plan and stock option plan are subject to stockholder approval.  Adjustments to record estimated employee stock ownership plan expense are included in the table and are calculated assuming employee stock ownership plan shares are released based on the 20 year amortization term of the employee stock ownership plan loan and that employee stock ownership plan shares are released at a value of $10.00 per share.  Adjustments to record estimated equity incentive plan expense, stock option plan expense, and interest income to be earned on the net proceeds of the offering will be recorded as incurred.  Since these estimates are speculative, they are not reflected in the calculations of pro forma income.  The estimated interest income assuming net cash proceeds of $78.6 million are invested at an average pretax yield of 4.99% for the year ended December 31, 2006 would be approximately $3.9 million pretax.  The yield utilized approximates the yield on a one year U.S. Treasury security as of December 31, 2006.  The estimated expense for the equity incentive plan assuming gross proceeds of $59.5 million and a five year vesting period is $763,000 pretax for the year ended December 31, 2006.   The estimated expense for the stock option plan assuming gross proceeds of $92.6 million, a fair value of $3.87 per option and a five year vesting period is $738,000 pretax for the year ended December 31, 2006.  Taxes are calculated on an assumed marginal income tax rate of 34.0%.  No effect is shown for merger related expenses or the contribution to the foundation, all of which are one time expenses.

(3)          Employee stock ownership plan loan is funded internally, so no interest expense is recorded on the consolidated income statement of Bradford Bancorp.  Employee stock ownership plan expense reflects the amortization of principal and the release of shares at an assumed value of $10.00 per share.

(4)          Reflects the purchase accounting and acquisition adjustments related to the acquisition of Patapsco Bancorp for a price of $23.00 per share in cash and common stock issued in the offering.

(5)          Adjustment to interest income is the accretion of the loan discount on the Patapsco Bancorp loans resulting from purchase accounting and the accretion of the discount on investment securities available for sale.  Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to stockholders of Patapsco Bancorp and the expenses of the merger will be recorded as incurred.  These expenses are speculative and are not reflected in the pro forma income statement.  The estimated reduction in interest income assuming funding requirements of $26.2 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.99% for the year ended December 31, 2006, would be approximately $1.3 million on a pretax basis.  The yield utilized approximates the yield on a one year U.S. Treasury security as of December 31, 2006.  The adjustment is calculated as follows:

(In thousands)
Accretion of loan discount from purchase accounting	$333
Accretion of investment securities discount from purchase accounting	123
Adjustment to interest income	$456

(6)          Adjustment to interest expense is calculated as follows:

(In thousands)
Amortization of deposit premium from purchase accounting	$181
Accretion of borrowings discount from purchase accounting	(135)
Accretion of subordinated debt premium from purchase accounting	(4)
Adjustment to interest expense	$42

(7)          Adjustment to noninterest expense is calculated as follows:

(In thousands)
Amortization of core deposit intangible	$(1,265)
Elimination of Patapsco Bancorp historical core deposit intangible amortization	51
Elimination of Patapsco Bancorp restricted stock expense	—
Adjustment to noninterest expense	$(1,214)

(8)          Marginal tax rate of 34.0%

Additional Pro Forma Conversion Data

The following tables show information about Bradford Bancorp’s and Patapsco Bancorp’s historical combined consolidated net income and stockholders’ equity prior to the offering and merger and Bradford Bancorp’s pro forma consolidated net income and stockholders’ equity following the offering and merger.  The information provided illustrates our consolidated pro forma net income and stockholders’ equity based on the sale of common stock at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.  In addition, the information illustrates the consolidated pro forma net income and stockholders’ equity at the minimum, as adjusted, of the offering range, assuming that Bradford Bancorp elects to use up to 892,500 of the unsubscribed merger shares to complete the offering.  The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed.  Net proceeds indicated in the following tables are based upon the following assumptions:

•                                          Bradford Bancorp will sell all shares of common stock offered in the subscription offering;

•                                          Bradford Bancorp’s employee stock ownership plan will purchase a number of shares equal to 8.0% of the shares sold in the offering and contributed to the charitable foundation, with the employee stock ownership plan purchase funded by a loan from Bradford Bancorp;

•                                          Bradford Bancorp’s equity incentive plan will purchase, in open market purchases, a number of shares equal to 4.0% of the shares sold in the offering and contributed to the charitable foundation, with such purchases assumed to occur at $10.00 per share;

•                                          Bradford Bancorp will contribute 275,000 shares and $250,000 in cash to the charitable foundation;

•                                          131,000 shares of common stock will be purchased by Bradford Bancorp’s executive officers and directors, and their immediate families; and,

•                                          Total expenses of the offering, including fees to be paid to Sandler O’Neill, are estimated to range between $1,956,000 assuming the offering is completed at the minimum of the offering range and $2,336,000 assuming the offering is completed at the adjusted maximum of the offering range.

Actual expenses may vary from this estimate, and the amount of fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares (which would increase offering expenses), and other factors.

Consolidated pro forma net income for the three months ended March 31, 2007 and the year ended December 31, 2006 have been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at assumed rates of 4.90% and 4.99% for the three months ended March 31, 2007 and the year ended December 31, 2006, respectively.  These assumed rates represent the yield on a one-year treasury rate as of each date.  We believe that the one-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.  Pro forma after-tax rates of 3.23% and 3.29% have been utilized for the three months ended March 31, 2007 and the year ended December 31, 2006, after giving effect to a combined federal and state income tax rate of 34.0%.  The actual tax rate experienced by Bradford Bancorp may vary.  Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables

Pro forma net income considers both the reinvestment income estimated to be earned on the net investable proceeds from the offering and the interest income foregone as a result of paying the cash portion of the merger consideration and cash expenses related to the merger which, at March 31, 2007 and December 31, 2006, were assumed to be $26.2 million and $26.2 million, respectively.  The pro forma after-tax rates of 3.23% and 3.29% for the three months ended March 31, 2007 and the year ended December 31, 2006 have been utilized to calculate the interest income foregone to reflect the funds used to complete the merger.

Pro forma stockholders’ equity has been shown both on a reported basis, utilizing generally accepted accounting principles, and on a tangible basis after giving effect to the estimated pro forma intangible assets after completion of the offering and merger.  Pro forma intangible assets include goodwill and core deposit intangible and have been assumed to be $42.4 million and $42.9 million as of March 31, 2007 and December 31, 2006, respectively.

When reviewing the following tables, you should also consider the following:

•                                          The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if RP Financial increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations, or changes in market conditions after the offering begins.  See “The Conversion and Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price.”

•                                          Since funds on deposit at Bradford Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases.  The pro forma tables do not reflect withdrawals from deposit accounts.

•                                          Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table.  However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•                                          Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities.  Book value amounts do not represent fair market values of intangible assets, the establishment of the liquidation account or amounts available for distribution to stockholders, in the unlikely event of liquidation.  The amounts shown do not reflect the federal income tax consequences of the restoration to income of Bradford Bank’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation.  See “Federal and State Taxation.”

•                                          The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

•                                          The pro forma tables do not reflect the impact of the new expenses that we expect to incur as a result of operating as a public company.

The following consolidated pro forma data may not represent the actual financial effects of the offering and merger or our operating results after the offering.  The consolidated pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables.  The consolidated pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to stockholders if we were to be liquidated after the offering.

We are offering our common stock on a best efforts basis.  We must issue a minimum of 5,950,000 shares in the offering and in connection with the merger to complete the offering.  This minimum issuance may include shares allocated to Patapsco Bancorp stockholders as merger consideration.

	At or For the Three Months Ended March 31, 2007
(Dollars in thousands, except per share amounts)	Minimum, as Adjusted 5,950,000 at $10.00 per share	Minimum 5,950,000 at $10.00 per share	Midpoint 7,000,000 at $10.00 per share	Maximum 8,050,000 at $10.00 per share	Maximum, as Adjusted 9,257,500 at $10.00 per share
Gross proceeds of offering	$59,500	$59,500	$70,000	$80,500	$92,575
Fair value of shares issued in merger with Patapsco Bancorp (1)	12,799	21,724	21,724	21,724	21,724
Pro forma value	72,299	81,224	91,724	102,224	114,299
Plus: foundation shares	2,750	2,750	2,750	2,750	2,750
Pro forma value including foundation shares (11)	$75,049	$83,974	$94,474	$104,974	$117,049

Gross proceeds of offering	$59,500	$59,500	$70,000	$80,500	$92,575
Less: estimated expenses	(1,844)	(1,956)	(2,077)	(2,197)	(2,336)
Estimated net proceeds	57,656	57,544	67,923	78,303	90,239
Less: merger shares used to complete the offering (10)	(8,925)	—	—	—	—
Less: common stock acquired by employee stock ownership plan	(4,980)	(4,980)	(5,820)	(6,660)	(7,626)
Less: common stock to be acquired by equity incentive plan	(2,490)	(2,490)	(2,910)	(3,330)	(3,813)
Less: cash contribution to foundation	(250)	(250)	(250)	(250)	(250)
Net investable proceeds from offering	$41,011	$49,824	$58,943	$68,063	$78,550

Funds required to effect the merger with Patapsco Bancorp (2)	$(26,209)	$(26,209)	$(26,209)	$(26,209)	$(26,209)

Consolidated pro forma net income:
Pro forma net income:
Historical combined including merger adjustments	$165	$165	$165	$165	$165
Pro forma income on net investable proceeds	332	403	477	550	635
Pro forma impact of funding the merger with Patapsco Bancorp	(212)	(212)	(212)	(212)	(212)
Pro forma employee stock ownership plan adjustments (4)	(41)	(41)	(48)	(55)	(63)
Pro forma restricted stock award expense (5)	(82)	(82)	(96)	(110)	(126)
Pro forma stock option expense (6)	(110)	(110)	(129)	(148)	(169)
Pro forma net income (7)	$51	$123	$157	$190	$230

Pro forma net income per share (3):
Historical combined	$0.03	$0.03	$0.02	$0.02	$0.02
Pro forma income on net investable proceeds	0.05	0.05	0.05	0.06	0.06
Pro forma impact of funding the merger with Patapsco Bancorp	(0.03)	(0.03)	(0.02)	(0.02)	(0.02)
Pro forma employee stock ownership plan adjustments (4)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma restricted stock award expense (5)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock option expense (6)	(0.02)	(0.01)	(0.01)	(0.02)	(0.02)
Pro forma net income per share (7)	$0.01	$0.02	$0.02	$0.02	$0.02
Offering price as a multiple of pro forma net income per share	250.00x	125.00x	125.00x	125.00x	125.00x
Number of shares used to calculate pro forma earnings per share (3)	7,013,113	7,905,613	8,872,663	9,839,713	10,951,820

Pro forma stockholders’ equity:
Pro forma stockholders’ equity (book value):
Historical combined including merger adjustments	$61,871	$61,871	$61,871	$61,871	$61,871
Estimated net proceeds	57,656	57,544	67,923	78,303	90,239
Merger shares used to complete the offering	(8,925)	—	—	—	—
Less: common stock acquired by employee stock ownership plan (4)	(4,980)	(4,980)	(5,820)	(6,660)	(7,626)
Less: common stock to be acquired by equity incentive plan (5)	(2,490)	(2,490)	(2,910)	(3,330)	(3,813)
Less: stock and cash contribution to the foundation	(3,000)	(3,000)	(3,000)	(3,000)	(3,000)
Plus: tax benefit of contribution to the foundation	1,020	1,020	1,020	1,020	1,020
Plus: shares issued to the foundation	2,750	2,750	2,750	2,750	2,750
Pro forma stockholders’ equity	103,902	112,715	121,834	130,954	141,441
Intangible assets (8)	(40,721)	(40,721)	(40,721)	(40,721)	(40,721)
Pro forma tangible stockholders’ equity	$63,181	$71,994	$81,113	$90,233	$100,720

Pro forma stockholders’ equity per share (9):
Historical combined including merger adjustments	$8.24	$7.37	$6.55	$5.89	$5.29
Estimated net proceeds	7.67	6.85	7.20	7.46	7.71
Merger shares used to complete the offering	(1.19)	—	—	—	—
Less: common stock acquired by employee stock ownership plan (4)	(0.66)	(0.59)	(0.62)	(0.63)	(0.65)
Less: common stock to be acquired by equity incentive plan (5)	(0.33)	(0.30)	(0.31)	(0.32)	(0.33)
Less: stock and cash contribution to the foundation	(0.40)	(0.36)	(0.32)	(0.29)	(0.26)
Plus: tax benefit of contribution to the foundation	0.14	0.12	0.11	0.10	0.09
Plus: shares issued to the foundation	0.37	0.33	0.29	0.26	0.23
Pro forma stockholders’ equity per share	13.84	13.92	12.90	12.47	12.08
Intangible assets (8)	(5.43)	(4.85)	(4.31)	(3.88)	(3.48)
Pro forma tangible stockholders’ equity per share	$8.41	$8.57	$8.59	$8.59	$8.60
Offering price as a percentage of pro forma equity per share	72.25%	74.52%	77.52%	80.19%	82.78%
Offering price as a percentage of pro forma tangible equity per share	118.91%	116.69%	116.41%	116.41%	116.28%
Shares used for pro forma stockholders’ equity per share (9)	7,504,888	8,397,388	9,447,388	1,0497,388	11,704,888

(1)          Reflects the issuance of 2,172,388 shares to Patapsco Bancorp shareholders in the merger.

(2)          For the purposes of this presentation, the funds required to effect the merger with Patapsco Bancorp, pre-tax, which are expected to be paid upon consummation of the offering and merger (which are to occur simultaneously) or shortly thereafter, are reflected as an adjustment for purposes of the pro forma net income and pro forma net income per share information.  Funds required to effect the merger include the cash portion of the merger consideration of $23.4 million and one-time transaction and restructuring costs of $2.8 million on a pre-tax basis.

(3)          Per share income data is based on weighted average shares outstanding, which represents shares sold in the offering, shares issued in the merger, shares to be contributed to charitable foundation and shares to be allocated or distributed under Bradford Bancorp’s employee stock ownership plan.  For the three months ended March 31, 2007, the weighted average shares outstanding for purposes of computing earnings per share have been calculated as follows:

	5,950,000 Shares at Minimum of Offering Range	7,000,000 Shares at Midpoint of Offering Range	8,050,000 Shares at Maximum of Offering Range	9,257,500 Shares at Maximum, as Adjusted of Offering Range
Shares issued and outstanding	8,397,388	9,447,388	10,497,388	11,704,888
Shares acquired by the employee stock ownership plan	(498,000)	(582,000)	(666,000)	(762,600)
Employee stock ownership plan shares allocated or committed to be released	6,225	7,275	8,325	9,532
Weighted-average shares outstanding	7,905,613	8,872,663	9,839,713	10,951,820

(4)          Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8.0% of the shares sold in the offering and contributed to the charitable foundation (498,000, 582,000, 666,000 and 762,600 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively).  The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by Bradford Bancorp.  The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds.  This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 8.25%, and a term of 20 years.  Bradford Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt.  Interest income that Bradford Bancorp will earn on the loan will offset a portion of the compensation expense recorded by Bradford Bank as it contributes to the employee stock ownership plan.  As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan.  Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations.  An equal number of shares (5.0% of the total, based on a 20-year loan) will be released each year over the term of the loan.  The valuation of shares committed to be released will be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price.  If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater.  See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(5)          Assumes that Bradford Bancorp will purchase in the open market a number of shares of stock equal to 4.0% of the shares sold in the offering and contributed to the charitable foundation (249,000, 291,000, 333,000 and 381,300 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the offering.  Purchases will be funded with cash on hand at Bradford Bancorp or with dividends paid to Bradford Bancorp by Bradford Bank.  The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds.  In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price.  The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 3.1%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards.  It is assumed that the fair market value of a share of Bradford Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34%.  If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(6)          The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan to be adopted following the offering.  If the equity incentive plan is approved by stockholders, a number of shares equal to 10.0% of the shares sold in the offering and contributed to the charitable foundation (622,500, 727,500, 832,500 and 953,250) shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan.  We will follow Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, to account for stock options issued.  This standard requires compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements over the period the employee is required to provide services for the award.  The cost will be measured based on the fair value of the equity instruments issued.  Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options.  Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.87 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility,11.75%; and risk-free interest rate, 4.65%.  Because there currently is no market for Bradford Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts.  The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering.  It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded is an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate is 34%.  We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different.  The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 7.5%.

(7)          Does not give effect to the non-recurring expense that will be recognized in fiscal 2007 as a result of the contribution of 275,000 shares of common stock and $250,000 of cash to the charitable foundation.  The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income (loss) and pro forma net income (loss) per share assuming the contribution to the foundation was expensed during the periods presented.

(Dollars in thousands, except per share amounts)	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range

After-tax expense of contribution to foundation:	$(1,980)	$(1,980)	$(1,980)	$(1,980)

Pro forma net loss:
Three months ended March 31, 2007	(1,857)	(1,823)	(1,790)	(1,750)

Pro forma net loss per share:
Three months ended March 31, 2007	(0.23)	(0.21)	(0.18)	(0.16)

(8)          Includes $8.3 million of goodwill and core deposit intangible from Bradford Bancorp, including the effect of the Senator Bank and Golden Prague mergers, and $32.4 million of goodwill and core deposit intangibles resulting from the merger with Patapsco Bancorp.

(9)   Includes the following:

Shares sold in the offering	5,950,000	7,000,000	8,050,000	9,257,500
Shares issued to Patapsco Bancorp	2,172,388	2,172,388	2,172,388	2,172,388
Shares issued to the charitable foundation	275,000	275,000	275,000	275,000
Shares used for pro forma stockholders’ equity per share	8,397,388	9,447,388	10,497,388	11,704,888

(10) If Bradford Bancorp does not receive orders for at least 5,950,000 shares in the offering, then, at Bradford Bancorp’s discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 892,500 shares of the unsubscribed offering shares may be issued to stockholders of Patapsco Bancorp as merger consideration.  If the stock offering were to close at the adjusted minimum, the stock offering would be completed with 892,500 shares issued to stockholders of Patapsco Bancorp as merger consideration plus 5,057,500 shares sold to investors.

(11)    Pro forma value including foundation shares reflects the total market value of Bradford Bancorp upon completion of the offering, the contribution to the foundation, and the merger with Patapsco Bancorp.  Pro forma value is an indicator of the potential liquidity and trading interest in the common stock.

At or For the Year Ended December 31, 2006
Minimum 5,950,000 at $10.00 per share	Minimum 5,950,000 at $10.00 per share	Midpoint 7,000,000 at $10.00 per share	Maximum 8,050,000 at $10.00 per share	Maximum, as adjusted 9,257,500 at $10.00 per share
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$59,500	$59,500	$70,000	$80,500	$92,575
Fair value of shares issued in merger with Patapsco Bancorp(1)	12,518	21,443	21,443	21,443	21,443
Pro forma value	72,018	80,943	91,443	101,943	114,018
Plus: foundation shares	2,750	2,750	2,750	2,750	2,750
Pro forma value including foundation shares(11)	$74,768	$83,693	$94,193	$104,693	$116,768

Gross proceeds of offering	$59,500	$59,500	$70,000	$80,500	$92,575
Less: estimated expenses	(1,844)	(1,956)	(2,077)	(2,197)	(2,336)
Estimated net proceeds	57,656	57,544	67,923	78,303	90,239
Less: merger shares used to complete the offering(10)	(8,925)	—	—	—	—
Less: common stock acquired by employee stock ownership plan	(4,980)	(4,980)	(5,820)	(6,660)	(7,626)
Less: common stock to be acquired by equity incentive plan	(2,490)	(2,490)	(2,910)	(3,330)	(3,813)
Less: cash contribution to foundation	(250)	(250)	(250)	(250)	(250)
Net investable proceeds from offering	$41,011	$49,824	$58,943	$68,063	$78,550

Funds required to effect the merger with Patapsco Bancorp(2)	$(26,194)	$(26,194)	$(26,194)	$(26,194)	$(26,194)

Consolidated pro forma net income:
Pro forma net income:
Historical combined including merger adjustments	$2,797	$2,797	$2,797	$2,797	$2,797
Pro forma income on net investable proceeds	1,351	1,641	1,941	2,242	2,587
Pro forma impact of funding the merger with Patapsco Bancorp	(863)	(863)	(863)	(863)	(863)
Pro forma employee stock ownership plan adjustments(4)	(164)	(164)	(192)	(220)	(252)
Pro forma restricted stock award expense(5)	(329)	(329)	(384)	(440)	(503)
Pro forma stock option expense(6)	(441)	(441)	(515)	(590)	(675)
Pro forma net income(7)	$2,351	$2,641	$2,784	$2,926	$3,091

Pro forma net income per share(3):
Historical combined	$0.40	$0.35	$0.31	$0.28	$0.25
Pro forma income on net investable proceeds	0.19	0.21	0.22	0.23	0.24
Pro forma impact of funding the merger with Patapsco Bancorp	(0.12)	(0.11)	(0.10)	(0.09)	(0.08)
Pro forma employee stock ownership plan adjustments(4)	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma restricted stock award expense(5)	(0.05)	(0.04)	(0.04)	(0.04)	(0.05)
Pro forma stock option expense(6)	(0.06)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma net income per share(7)	$0.34	$0.33	$0.31	$0.30	$0.28

Offering price as a multiple of pro forma net income per share	29.41	x	30.30	x	32.26	x	33.33	x	35.71	x

Number of shares used to calculate pro forma earnings per share(3)	7,003,700	7,896,200	8,866,400	9,836,600	10,952,330

Pro forma stockholders’ equity:
Pro forma stockholders’ equity (book value):
Historical combined including merger adjustments	$61,082	$61,082	$61,082	$61,082	$61,082
Estimated net proceeds	57,656	57,544	67,923	78,303	90,239
Less: merger shares used to complete the offering	(8,925)	—	—	—	—
Less: common stock acquired by employee stock ownership plan(4)	(4,980)	(4,980)	(5,820)	(6,660)	(7,626)
Less: common stock to be acquired by equity incentive plan(5)	(2,490)	(2,490)	(2,910)	(3,330)	(3,813)
Less: stock and cash contribution to the foundation	(3,000)	(3,000)	(3,000)	(3,000)	(3,000)
Plus: tax benefit of contribution to the foundation	1,020	1,020	1,020	1,020	1,020
Plus: shares issued to the foundation	2,750	2,750	2,750	2,750	2,750
Pro forma stockholders’ equity	103,113	111,926	121,045	130,165	140,652
Intangible assets(8)	(41,695)	(41,695)	(41,695)	(41,695)	(41,695)
Pro forma tangible stockholders’ equity	$61,418	$70,231	$79,350	$88,470	$98,957

Pro forma stockholders’ equity per share(9):
Historical combined including merger adjustments	$8.17	$7.27	$6.47	$5.82	$5.22
Estimated net proceeds	7.70	6.90	7.23	7.49	7.75
Less: merger shares used to complete the offering	(1.19)	—	—	—	—
Less: common stock acquired by employee stock ownership plan(4)	(0.67)	(0.59)	(0.62)	(0.63)	(0.65)
Less: common stock to be acquired by equity incentive plan(5)	(0.33)	(0.30)	(0.31)	(0.32)	(0.33)
Less: stock and cash contribution to the foundation	(0.40)	(0.36)	(0.32)	(0.29)	(0.26)
Plus: tax benefit of contribution to the foundation	0.14	0.12	0.11	0.10	0.09
Plus: shares issued to the foundation	0.37	0.33	0.29	0.26	0.23
Pro forma stockholders’ equity per share	13.79	13.37	12.85	12.43	12.05
Intangible assets(8)	(5.58)	(4.97)	(4.41)	(3.97)	(3.56)
Pro forma tangible stockholders’ equity per share	$8.21	$8.40	$8.44	$8.46	$8.49

Offering price as a percentage of pro forma equity per share	72.52%	74.79%	77.82%	80.45%	82.99%
Offering price as a percentage of pro forma tangible equity per share	121.80%	119.05%	118.48%	118.20%	117.79%
Shares used for pro forma stockholders’ equity per share(9)	7,476,808	8,369,300	9,419,300	10,469,300	11,676,800

(1)          Reflects the issuance of 2,144,300 shares to Patapsco Bancorp shareholders in the merger.

(2)          For the purposes of this presentation, the funds required to effect the merger with Patapsco Bancorp, pre-tax, which are expected to be paid upon consummation of the offering and merger (which are to occur simultaneously) or shortly thereafter, are reflected as an adjustment for purposes of the pro forma net income and pro forma net income per share information.  Funds required to effect the merger include the cash portion of the merger consideration of $23.4 million and one-time transaction and restructuring costs of $2.8 million on a pre-tax basis.

(3)          Per share income data is based on weighted average shares outstanding, which represents shares sold in the offering, shares issued in the merger, shares to be contributed to charitable foundation and shares to be allocated or distributed under Bradford Bancorp’s employee stock ownership plan.  For the year ended December 31, 2006, the weighted average shares outstanding for purposes of computing earnings per share have been calculated as follows:

	5,950,000 Shares at Minimum of Offering Range	7,000,000 Shares at Midpoint of Offering Range	8,050,000 Shares at Maximum of Offering Range	9,257,500 Shares at Maximum, as Adjusted of Offering Range

Shares issued and outstanding	8,369,300	9,419,300	10,469,300	11,676,800
Shares acquired by the employee stock ownership plan	(498,000)	(582,000)	(666,000)	(762,600)
Employee stock ownership plan shares allocated or committed to be released	24,900	29,100	33,300	38,130
Weighted-average shares outstanding	7,896,200	8,866,400	9,836,600	10,952,330

(4)          Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8.0% of the shares sold in the offering and contributed to the charitable foundation (498,000, 582,000, 666,000 and 762,600 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively).  The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by Bradford Bancorp.  The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds.  This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 8.25%, and a term of 20 years.  Bradford Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt.  Interest income that Bradford Bancorp will earn on the loan will offset a portion of the compensation expense recorded by Bradford Bank as it contributes to the employee stock ownership plan.  As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan.  Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations.  An equal number of shares (5.0% of the total, based on a 20-year loan) will be released each year over the term of the loan.  The valuation of shares committed to be released will be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price.  If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater.  See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(5)          Assumes that Bradford Bancorp will purchase in the open market a number of shares of stock equal to 4.0% of the shares sold in the offering and contributed to the charitable foundation (249,000, 291,000, 333,000 and 381,300 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the offering.  Purchases will be funded with cash on hand at Bradford Bancorp or with dividends paid to Bradford Bancorp by Bradford Bank.  The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds.  In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price.  The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 3.1%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards.  It is assumed that the fair market value of a share of Bradford Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34%.  If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(6)          The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan to be adopted following the offering.  If the equity incentive plan is approved by stockholders, a number of shares equal to 10.0% of the shares sold in the offering and contributed to the charitable foundation (622,500, 727,500, 832,500 and 953,250) shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan.  We will follow Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, to account for stock options issued.  This standard requires compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements over the period the employee is required to provide services for the award.  The cost will be measured based on the fair value of the equity instruments issued.  Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options.  Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.87 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 11.75%; and risk-free interest rate, 4.65%.  Because there currently is no market for Bradford Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts.  The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering.  It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded is an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate is 34%.  We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different.  The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 7.5%.

(7)          Does not give effect to the non-recurring expense that will be recognized in fiscal 2007 as a result of the contribution of 275,000 shares of common stock and $250,000 of cash to the charitable foundation.  The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income (loss) and pro forma net income (loss) per share assuming the contribution to the foundation was expensed during the periods presented.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share amounts)

After-tax expense of contribution to foundation:	$(1,980)	$(1,980)	$(1,980)	$(1,980)

Pro forma net income (loss):
Year ended December 31, 2006	661	804	946	1,111

Pro forma net income (loss) per share:
Three months ended December 31, 2006	0.08	0.09	0.10	0.10

(8)   Includes $4.6 million of goodwill and core deposit intangible from Bradford Bancorp at December 31, 2006, $4.3 million of goodwill and core deposit intangible created in the mergers with Valley Bancorp, Senator Bank and Golden Prague, and $32.5 million of goodwill and core deposit intangibles resulting from the merger with Patapsco Bancorp.

(9)   Includes the following:

Shares sold in the offering	5,950,000	7,000,000	8,050,000	9,257,500
Shares issued to Patapsco Bancorp	2,144,300	2,144,300	2,144,300	2,144,300
Shares issued to the charitable foundation	275,000	275,000	275,000	275,000
Shares used for pro forma stockholders’ equity per share	8,369,300	9,419,300	10,469,300	11,676,800

(10) If Bradford Bancorp does not receive orders for at least 5,950,000 shares in the offering, then, at Bradford Bancorp’s discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 892,500 shares of the unsubscribed offering shares may be issued to stockholders of Patapsco Bancorp as merger consideration.  If the stock offering were to close at the adjusted minimum, the stock offering would be completed with 892,500 shares issued to stockholders of Patapsco Bancorp as merger consideration plus 5,057,500 shares sold to investors.

(11)    Pro forma value including foundation shares reflects the total market value of Bradford Bancorp upon completion of the offering, the contribution to the foundation, and the merger with Patapsco Bancorp.  Pro forma value is an indicator of the potential liquidity and trading interest in the common stock.

Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation

As set forth in the following table, if we do not establish and fund Bradford Bank Foundation as part of the offering, RP Financial estimates that our pro forma valuation would be greater, which would have resulted in an increase in the amount of common stock offered for sale in the offering.  If the foundation is not established, there is no assurance that the updated appraisal that RP Financial will prepare at the closing of the offering would conclude that our pro forma market value would be the same as the estimate set forth in the table below.  The updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

The information presented in the following table is for comparative purposes only.  It assumes that the offering was completed at March 31, 2007, based on the assumptions set forth under “Pro Forma Data.”

	At the Adjusted Minimum of the Offering Range (1)		At the Minimum of Estimated Valuation Range		At the Midpoint of Estimated Valuation Range		At the Maximum of Estimated Valuation Range		At the Maximum, as Adjusted, of Estimated Valuation Range
(Dollars in thousands, except per share amounts)	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation

Estimated offering amount (2)	$59,500	$62,050	$59,500	$62,050	$70,000	$73,000	$80,500	$83,950	$92,575	$96,543
Estimated total market value	75,049	74,466	83,974	83,774	94,474	94,724	104,974	105,674	117,049	118,266
Pro forma total assets	867,636	869,029	876,449	878,221	885,568	887,731	894,688	897,241	905,175	908,178
Pro forma total liabilities	763,734	763,734	763,734	763,734	763,734	763,734	763,734	763,734	763,734	763,734
Pro forma stockholders’ equity	103,902	105,295	112,715	114,487	121,834	123,997	130,954	133,507	141,441	144,444
Pro forma net income	51	71	123	145	157	182	190	217	230	259
Pro forma stockholders’ equity per share	13.84	14.14	13.42	13.67	12.90	13.09	12.47	12.63	12.08	12.21
Pro forma tangible stockholders’ equity per share	8.41	8.67	8.57	8.81	8.59	8.79	8.59	8.78	8.60	8.77
Pro forma net income per share	0.01	0.01	0.02	0.02	0.02	0.02	0.02	0.02	0.02	0.02

Pro forma pricing ratios
Offering price as a percent of pro forma stockholders’ equity per share	72.25%	70.72%	74.52%	73.15%	77.52%	76.39%	80.19%	79.18%	82.78%	81.90%
Offering price as a percent of pro forma tangible stockholders’ equity per share	118.91	115.34	116.69	113.51	116.41	113.77	116.41	113.90	116.28	114.03
Offering price as a multiple of pro forma net income per share	250.00	250.00	125.00	125.00	125.00	125.00	125.00	125.00	125.00	125.00
Offering price to assets	8.65	8.57	9.58	9.54	10.67	10.67	11.73	11.78	12.93	13.02

Pro Forma Financial Ratios
Return on assets	0.01%	0.01%	0.01%	0.02%	0.02%	0.02%	0.02%	0.02%	0.03%	0.03%
Return on stockholders’ equity	0.05	0.07	0.11	0.13	0.13	0.15	0.15	0.16	0.16	0.18
Stockholders’ equity to assets	11.98	12.12	12.86	13.04	13.76	13.97	14.64	14.88	15.63	15.90
Tangible stockholders’ equity to assets	7.64	7.80	8.61	8.81	9.60	9.83	10.57	10.83	11.65	11.96

(1)          If Bradford Bancorp does not receive orders for at least 5,950,000 shares in the offering, then, in Bradford Bancorp’s discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 892,500 unsubscribed shares may be issued to stockholders of Patapsco Bancorp as merger consideration.

(2)          Based on the independent valuation prepared by RP Financial as of May 29, 2007.

Business of Bradford Bancorp

General

Bradford Bancorp.  Bradford Bancorp was organized as a Maryland corporation at the direction of Bradford Bank in March 2007 to become the holding company for Bradford Bank upon completion of the conversion.  As a result of the conversion, Bradford Bank will be a wholly owned subsidiary of Bradford Bancorp.

Before the completion of the conversion, Bradford Bancorp will not engage in any significant activities other than that of an organizational nature.  Upon completion of the conversion, Bradford Bancorp’s business activity will be the ownership of the outstanding capital stock of Bradford Bank and management of the investment of offering proceeds retained from the conversion.  Initially, Bradford Bancorp will neither own nor lease any property but will instead use the premises, equipment and other property of Bradford Bank with the payment of appropriate rental fees, as required by applicable law and regulations.  In connection with the offering, Bradford Bancorp is acquiring Patapsco Bancorp, a Maryland corporation and sole stockholder of Patapsco Bank, a Maryland state commercial bank.  In the future, Bradford Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Bradford Bank.  Bradford Bank was originally chartered in 1903 as a state chartered savings association under the name The Bradford Loan and Savings Association.  In 1935, Bradford Bank became a federal savings and loan association and adopted the name Bradford Federal Savings & Loan Association.  In 1987, Bradford Bank again changed its charter to a federal savings bank under the name Bradford Federal Savings Bank and in June 2002, changed its name to the present Bradford Bank.  In February 2003, Bradford Bank acquired Wyman Park Bancorporation, Inc., Lutherville, Maryland, and its wholly-owned subsidiary, Wyman Park Federal Savings & Loan Association.

In 2005, Bradford Bank reorganized into the mutual holding company structure, forming Bradford Mid-Tier Company (originally named Bradford Bancorp, Inc.) as our federally chartered stock holding company and Bradford Bank MHC as a federally chartered mutual holding company and sole stockholder of Bradford Mid-Tier Company.  Upon completion of the offering and merger, both Bradford Bank MHC and Bradford Mid-Tier Company will cease to exist.

Bradford Bank operates as a community-oriented financial institution offering traditional financial services to consumers and businesses in its market area.  Bradford Bank attracts deposits from the general public and uses those funds to originate one- to four-family real estate, commercial real estate, acquisition, development and construction, commercial construction, commercial business and consumer loans, which we primarily hold for investment.

Bradford Bank’s website address is www.bradfordbank.net.  Information on our website should not be considered a part of this prospectus.

Recently Completed Acquisitions

Recently, we have sought to expand our franchise through acquisition opportunities.  These acquisitions have extended our footprint to areas previously not served by our branch network.  In particular, in 2006 and 2007, Bradford Bank acquired three financial institutions and acquired the deposits of a branch office of a fourth financial institution.

Senator Bank.  On June 20, 2007, Bradford Bank completed a merger with Senator Bank, Cockeysville, Maryland, with Bradford Bank as the surviving financial institution.  We retained Senator Bank’s one office located in Baltimore County, Maryland.  At March 31, 2007, Senator Bank had total assets of $21.4 million, deposits of $20.1 million and total equity of $1.4 million.  No purchase price was paid in connection with the acquisition since Senator Bank was a federally chartered mutual savings bank with no stockholders.

Golden Prague Federal Savings and Loan Association.  On June 20, 2007, Bradford Bank completed a merger with Golden Prague, Baltimore, Maryland, with Bradford Bank as the surviving financial institution.  We expect to close both Golden Prague branch offices in Baltimore County and Baltimore City, Maryland due to the proximity of these offices to current Bradford Bank and Patapsco Bank branch offices.  At March 31, 2007, Golden Prague had total assets of $29.3 million, deposits of $24.8 million and total equity of $2.3 million.  No purchase price was paid in connection with the acquisition since Golden Prague was a federally chartered mutual savings and loan association with no stockholders.

Valley Bancorp, Inc.  In January 2007, Bradford Mid-Tier Company completed a $9.3 million acquisition of Valley Bancorp, Hunt Valley, Maryland, and merged Bradford Bank with Valley Bancorp’s wholly-owned subsidiary, Valley Bank, with Bradford Bank as the surviving financial institution.  We retained Valley Bank’s one full service office located in Baltimore County, Maryland and closed an administrative office.  At December 31, 2006, Valley Bancorp had total assets of $50.9 million, deposits of $37.3 million and stockholders’ equity of $5.4 million.

American Bank — Acquisition of Deposits of Ellicott City Branch.  In October 2006, Bradford Bank completed the acquisition of $6.4 million of deposits located at the Ellicott City branch of American Bank, Silver Spring, Maryland.

Market Area

As of the date of this prospectus, we conduct our operations through our corporate headquarters and ten full service locations in Baltimore City and Anne Arundel, Baltimore and Howard Counties, Maryland, all of which are located in the greater Baltimore metropolitan area.  We expect to close the two branches we acquired from Golden Prague due to the proximity to current Bradford Bank or Patapsco Bank branch offices.  The Baltimore metropolitan area is the 19th  largest metropolitan area in the United States, and together with Washington, DC and Northern Virginia, constitutes the fourth largest combined statistical area in the United States.  Located adjacent to major transportation corridors and Washington, DC, the Baltimore metropolitan area provides a diversified economic base, with employment sectors that include a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities, finance and defense contractors.  In addition, Bradford Bank’s market area demonstrates relatively strong population growth trends (except for Baltimore City) resulting from the shift to suburban markets for job opportunities and exhibits above average wealth in terms of income levels.  Based on 2004 United States Census data, the per capita personal income for Anne Arundel County ($42,723), Baltimore County ($41,852) and Howard County ($49,186) were all greater than that for Maryland ($39,631) and the entire United States ($33,050).  Baltimore City, which has a higher concentration of blue collar workers, had a lower per capita income level ($29,153).

Competition

We face significant competition for the attraction of deposits and origination of loans.  Our most direct competition for deposits has historically come from the many financial institutions operating in our market area and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies.  Several large holding companies operate banks in our market area, including Bank of America Corporation, Wachovia Corporation, SunTrust Banks, Inc., The PNC Financial Services Group, Inc. and M&T Bank Corporation.  These institutions are significantly larger than us and, therefore, have significantly greater resources.  We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities.  At June 30, 2006, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 0.80% of the deposits in the Baltimore metropolitan statistical area, which was the 22nd largest market share out of the 80 institutions with offices in that metropolitan statistical area.  Including our acquisitions of Patapsco Bank, Valley Bank, Golden Prague and Senator Bank, this market share percentage, on a pro forma basis, would be 1.35%, the 15th largest.

Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial service providers, such as mortgage companies and mortgage brokers.  Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry.  Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks.  Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry.  Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

One- to Four-Family Residential Loans.  We offer two types of residential mortgage loans:  fixed-rate loans, including balloon loans, and adjustable-rate loans.  At March 31, 2007, our loan portfolio consisted of $182.9 million, or 46.0%, of one- to four-family residential loans.  We offer fixed-rate mortgage loans with terms of up to 40 years.  Our balloon loans typically have five year terms and payments based on an amortization schedule of up to 30 years.  The interest rate on balloon loans is fixed for the term of the loan at which time the entire balance of the loan becomes due.  In most instances, at the due date of the balloon loan, a new rate is negotiated to meet market conditions and an extension of the loan is executed for a new term with a new amortization schedule.  We offer adjustable-rate mortgage loans with interest rates and payments that adjust annually after an initial fixed period of one, three, five or seven years.  Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a percentage above the applicable constant maturity U.S. Treasury index.  The maximum amount by which the interest rate may be increased or decreased is generally 2.0% per adjustment period and the lifetime interest rate cap is generally 6.0% over the initial interest rate of the loan.

Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees charged for fixed-rate mortgage loans as compared to the interest rates and loan fees charged for adjustable-rate loans.  The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment.  The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

While one- to four-family residential real estate loans are normally originated with up to 40-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan.  Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

We generally do not make high loan-to-value loans (defined as loans with a loan-to-value ratio of 80% or more) without private mortgage insurance.  We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser.  We generally require title insurance on all first mortgage loans.  Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.

In addition, we offer Alt-A loans, which are first mortgage loans that have prime credit characteristics, but have lower or alternative documentation requirements.  All of our Alt-A loans are originated using underwriting criteria provided by a third party, including government sponsored entities such as Fannie Mae and Freddie Mac, and are immediately sold to these third parties without recourse and typically with servicing released.  Prior to closing on Alt-A loans, Bradford Bank obtains a commitment from the third party to purchase the Alt-A loan and these loans are generally sold within 30 days of origination.  We do not engage in subprime lending.

Commercial Real Estate Loans.  We offer commercial real estate loans secured by real estate.  At March 31, 2007, our loan portfolio consisted of $55.4 million, or 13.9%, of commercial real estate loans.  Our commercial real estate loans are generally secured by properties used for business purposes such as office buildings, small shopping centers, retail facilities and churches.  We originate commercial real estate loans generally for terms up to five years (or 10 years with a five year rate call) and payments based on an amortization schedule of up to 25 years.  Our commercial real estate loans typically must be paid in full or refinanced in five years and typically bear an interest rate based on the corresponding U.S. Treasury rate plus a margin.  Commercial real estate loans generally can be made with a loan-to-value ratio of up to 80%.  At March 31, 2007, the largest commercial real estate loan was a $3.9 million loan.  This loan was secured by a retirement home.  This loan was performing in accordance with its original terms at March 31, 2007.

We also offer rental investment loans secured by one- to four-family properties that are not owner-occupied.  These loans consist primarily of balloon rental investment loans with terms of three or five years.  Rental investment loans generally can be made with a loan-to-value ratio of up to 80%.  At March 31, 2007, rental investment loans totaled $7.0 million, or 12.6% of the commercial real estate loan portfolio.  Before making a commitment to fund a commercial real estate or rental investment loan, we require an appraisal of the property by a board-approved independent licensed appraiser.

Acquisition, Development and Construction Loans.  We originate loans to finance the acquisition, development and/or construction of residential dwellings in our market area.  Our acquisition, development and construction loans are typical debt obligations of the borrowers and do not provide for our participation in residual profits or losses of the projects or involve equity positions through partnerships, joint ventures or other similar structures.  At March 31, 2007, our loan portfolio consisted of $75.6 million, or 19.0%, of acquisition, development and construction loans.  The largest portion of this portfolio are loans to selected developers to acquire land and develop residential lots.  At March 31, 2007, such loans amounted to $54.2 million, or 13.6% of our total loan portfolio.  We also offer loans to selected developers to acquire land, develop residential lots and to construct residences on the lots.  At March 31, 2007, such loans amounted to $3.8 million, or 1.0% of our total loan portfolio.  We make these acquisition and development and acquisition, development and construction loans with terms from one to three years, at interest rates equal to the prime rate plus a negotiated margin and that adjust with changes in the prime rate as published in the Wall Street Journal.  We generally originate these loans at a loan-to-value ratio of 75% of the appraised value of the property.  Acquisition and development and acquisition, development and construction loans generally are structured so that the loan will be completely repaid after the developer has sold 90% the lots being developed and 100% the residences being constructed.  At March 31, 2007, our largest acquisition and development loan was for $4.0 million, $3.4 million of which was outstanding, for the development of lots for single family homes located in Maryland.  This loan was performing according to its terms at March 31, 2007.  At March 31, 2007, our largest acquisition, development and construction loan was for $1.9 million, $1.7 million of which was outstanding, for a condominium project located in Ocean City, Maryland.  These loans were classified as substandard at March 31, 2007.  The condominium project is complete and Bradford Bank has engaged an auction firm to assist in the sale of the condominium project.

We offer loans to builders for the acquisition of developed lots and the construction of residential dwellings.  At March 31, 2007, such loans amounted to $17.5 million, or 4.4% of our total loan portfolio.  We make these acquisition and construction loans with terms from one to two years, at interest rates equal to the prime rate plus a negotiated margin and that adjust with changes in the prime rate.  We generally originate these loans at a loan-to-value ratio of 80% of the completed project (75% for residences being built that have not been sold prior to commencement of construction (“spec” loans)).  At March 31, 2007, our largest acquisition and construction loan was for $4.3 million, $1.6 million of which was outstanding.  This loan was performing according to its terms at March 31, 2007.

At March 31, 2007, our largest outstanding relationship to a single developer or builder for acquisition, development and/or construction loans totaled $4.4 million.  All loans to this developer were performing in accordance with their terms at March 31, 2007.  Before making a commitment to fund an acquisition, development and construction loan, we require an appraisal of the property by a board-approved independent licensed appraiser.  We also require an inspection of the property before disbursement of the funds during the term of the construction.

Commercial Construction Loans.  We offer construction loans for commercial development projects.  At March 31, 2007, our loan portfolio consisted of $11.4 million, or 2.9%, of commercial construction loans.  Our commercial construction loans generally provide for the payment of interest only during the construction phase, which is usually one to three years.  At the end of the construction period, the loan generally converts into a permanent loan.  With regard to commercial construction loans that do not convert into permanent financing, the borrower is required to provide evidence of permanent financing by a qualified third party upon completion of the construction.  Loans generally can be made with a loan-to-value ratio of up to 80% of the completed project.  At March 31, 2007, our largest commercial construction loan commitment was for $3.8 million, $3.0 million of which was outstanding, for the construction of a church located in Baltimore, Maryland.  This loan was performing according to its terms at March 31, 2007.  Before making a commitment to fund a commercial construction loan, we require an appraisal of the property by a board-approved independent licensed appraiser.  We also require an inspection of the property before disbursement of the funds during the term of the construction.

Commercial Business Loans.  We offer commercial business loans to professionals, sole proprietorships and small businesses in our market area.  At March 31, 2007, our loan portfolio consisted of $20.8 million, or 5.2%, of commercial business loans.  At March 31, 2007, our commercial business loan portfolio consisted solely of commercial leases, commercial term loans, commercial vehicle loans and commercial lines of credit.  Generally, our commercial leases, commercial term loans and commercial vehicle loans are made with terms of up to five years and carry fixed interest rates.   Our commercial lines of credit are offered at interest rates equal to the prime rate plus a negotiated margin and that adjust with changes in the prime rate.  These loans are primarily secured by real property, inventory, accounts receivable, equipment or other security.  When making these commercial business loans, we consider the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the customer operates and the value of the collateral.  We recently established a commercial lending team to expand our commercial and industrial loan program.  These loans will be secured by business assets other than real estate.

At March 31, 2007, our largest commercial business loan relationship was a $2.0 million loan secured by real estate.  These loans were performing in accordance with its original terms at March 31, 2007.

Consumer Loans.  We offer a variety of consumer loans, including home equity loans and lines of credit, home improvement loans, direct and indirect automobile loans, boat loans and unsecured personal loans.  We also offer share loans, overdraft lines of credit and bridge loans.  At March 31, 2007, our loan portfolio consisted of $51.7 million, or 13.0%, of consumer loans.

We generally offer home equity loans and lines of credit with a maximum combined loan-to-value ratio of 89.9%.  Home equity loans have fixed-rates of interest and are originated with terms of up to 30 years.  Home equity lines of credit have adjustable rates and are based upon the prime rate.  We typically do not hold a first mortgage position on the homes that secure our home equity loans.

We offer automobile loans directly to the borrower-owner.  Direct automobile loans have fixed interest rates and generally have terms up to five years for new automobiles and four years for used automobiles.  We offer direct automobile loans with loan-to-value ratios of up to 90% of the purchase price of the vehicle depending upon the credit history of the borrower and other factors.

In May 2006, we initiated an indirect automobile lending program.  We originate automobile loans through approximately 20 automobile dealers in Maryland.  These dealers provide Bradford Bank applications to finance vehicles sold by their dealerships.  Although the majority of the dealers through which we originate loans sell both new and used automobiles, a majority of the loans we originate are secured by new automobiles.  Applications receive a score which, along with other underwriting criteria, determine if the application will be approved, denied or approved at an increased interest rate or on other terms.  These loans have fixed interest rates and generally have terms up to six years for both new and used automobiles.  We offer indirect automobile loans with loan-to-value ratios of up to 125% of dealer’s invoice for new automobiles or 125% of the National Automobile Dealers Association trade in value for used automobiles due to the inclusion of the cost of purchasing extended warranties in the loan amount.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan.  Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Loan Underwriting Risks.

Adjustable-Rate Loans.  While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults.  The marketability of the underlying property also may be adversely affected in a high interest rate environment.  In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Commercial Real Estate Loans.  Loans secured by commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans.  Of primary concern in commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project.  Payments on loans secured by income properties often depend on successful operation and management of the properties.  As a result, repayment of such loans may be subject to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy.  To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on commercial real estate loans and rent rolls where applicable.  In reaching a decision on whether to make a commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property.  We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x.  An environmental report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

Acquisition, Development and Construction Loans.  Acquisition, development and construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate.  Risk of loss on such loans depends largely upon the accuracy of the initial estimate of the property’s value at completion of development or construction and the estimated cost (including interest) of development or construction.  We attempt to mitigate this risk by closely monitoring construction of the project and granting funding draws only after periodic site inspections contracted by the bank and evidence of completed work is obtained.  During the development or construction phase, a number of factors could result in delays and cost overruns.  If the estimate of value proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project.  If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment.  As a result of the foregoing, this type of lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If we are forced to foreclose on a project before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Commercial Business Loans.  Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property, the value of which tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business.  As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself.  Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans.  Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles.  In the latter case, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower.  Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy.  Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales.  Loan originations come from a number of sources.  The primary source of loan originations are existing customers, walk-in traffic, advertising, referrals from realtors and customers and third-party originators.  Indirect automobile loans are originated through a limited number of approved dealers.  We occasionally purchase participation interest in one- to four-family mortgage, commercial real estate and acquisition, development and construction loans to supplement our origination efforts.

Historically, we originated loans for our portfolio and occasionally sold fixed-rate one-to four-family residential mortgage loans in the secondary market, primarily our long-term fixed-rate loans.  We recently began to sell a majority of the fixed-rate one- to four-family mortgage loans that we originate on a loan-by-loan or “flow” basis to different regional and national secondary market investors.  This strategy enables us to have a much larger lending capacity, provide a much more comprehensive product offering and reduce the interest rate, prepayment and credit risks associated with residential lending.  Our decision to sell loans is based on prevailing market interest rate conditions and interest rate risk management.  Generally, our loans are sold with servicing released.  We also sell all Alt-A loans that we originate with serving released and without recourse.  In addition, we sell participation interests in commercial real estate and acquisition, development and construction loans to local financial institutions, primarily on the portion of loans that exceed our legal lending limits. At December 31, 2006 and 2005, we had no material balance of loans classified as hold for sale.

Loan Approval Procedures and Authority.  Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management.  The board of directors has granted loan approval authority to certain officers up to prescribed limits, based on the officer’s experience and tenure, the type of loan and whether the loan is secured or unsecured.  All loans in excess of $1.0 million for secured loans and $250,000 for unsecured loans must be approved by the loan committee of the board of directors.

Loans to One Borrower.  The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of our stated capital and reserves.  At March 31, 2007, our regulatory limit on loans to one borrower was $5.1 million.  At that date, our largest lending relationship was $4.4 million consisting of acquisition, development and construction loans and was secured by real estate.  These loans were performing in accordance with its original terms at March 31, 2007.

Loan Commitments.  We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events.  Commitments to originate mortgage loans are legally binding agreements to lend to our customers.  Generally, our loan commitments expire after 60 days.

Investment Activities

We have authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various U.S. government sponsored enterprises, federal agencies and state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions.  Within certain regulatory limits, we also may invest a portion of our assets in corporate securities and mutual funds.  As a member of the Federal Home Loan Bank of Atlanta, we also are required to maintain an investment in Federal Home Loan Bank of Atlanta stock.  While we have the authority under applicable law to invest in derivative instruments for hedging activities, we had no such investments at March 31, 2007.

At March 31, 2007, our investment portfolio totaled $90.4 million, or 17.3% of total assets, and consisted primarily of U.S. government and agency securities, mortgage-backed securities, municipal bonds, trust preferred securities and equity securities.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return.  Our board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy, which is reviewed and approved at least annually.  The Asset/Liability Management Committee of the board of directors is responsible for implementation of the investment policy, and monitoring our investment performance.  Our Asset/Liability Management Committee reviews the status of our investment portfolio on a quarterly basis.

Deposit Activities and Other Sources of Funds

General.  Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes.  Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts.  Substantially all of our depositors are residents of Maryland.  Deposits are primarily attracted from within our market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), savings accounts and certificates of deposit.  We recently began to offer commercial checking accounts designed for businesses in our market area.  We do not utilize brokered funds.  We do, however, offer Certificate of Deposit Registry Service (“CDARS”) deposits to our customers. This is a program which allows customers to deposit more than would normally be covered by insurance from the Federal Deposit Insurance Corporation.  CDARS is a nationwide program that allows participating banks to “swap” customer deposits so that no customer has greater than the insurable maximum in one bank, but the customer only deals with his/her own bank.  In addition, in connection with the acquisition of Valley Bancorp, we acquired $2.0 million of brokered deposits.

Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors.  In determining the terms of our deposit accounts, we consider the rates offered by our competition, the rates on borrowings, our liquidity needs, profitability to us, and customer preferences and concerns.  We generally review our deposit mix and pricing bi-weekly.  Our deposit pricing strategy has generally been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits of a specific type or term.

Borrowings.  We have the ability to utilize advances from the Federal Home Loan Bank of Atlanta to supplement our investable funds.  The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions.  As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met.  Advances are made under several different programs, each having its own interest rate and range of maturities.  Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness.  We also utilize federal funds purchased from correspondent banks to supplement our supply of investable funds and to meet deposit withdrawal requirements.  At March 31, 2007, Bradford Mid-Tier Company also had a $3.0 million loan outstanding from The Bankers Bank, which was utilized to provide a capital contribution to Bradford Bank in order to facilitate the acquisition of Valley Bancorp in January 2007.  We intend to repay this loan using a portion of the proceeds of this offering.  See “Use of Proceeds.”

Financial Services

We have an operating agreement with a third-party registered broker-dealer, Securities America, Inc.  We offer customers a range of nondeposit investment products, including money market funds, mutual funds and investment securities (stocks and bonds) which are cleared through Securities America, Inc.  We receive a portion of the commissions generated by our sales to our customers which are cleared through Securities America, Inc.  We also offer customers life insurance, fixed and variable annuities and long-term care insurance through various insurance companies which generates commissions for us.  Our non-deposit products generated $110,000, $360,000 and $215,000 in non-interest income during the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005.

Properties

At March 31, 2007, we conducted business through our corporate headquarters and seven full-service banking offices in Baltimore, Ellicott City, Glen Burnie, Lutherville, Phoenix and Pikesville, Maryland.  We own all of our offices, except for Glen Burnie (subject to a renewable lease that expires in 2012), Lutherville (subject to a renewable ground lease that expires 2012) and Pikesville (subject to a renewable lease that expires 2008).  The net book value of our land, buildings, furniture, fixtures and equipment was $4.7 million as of March 31, 2007.

On June 20, 2007, we acquired Senator Bank’s one office located at 9735 York Road, Cockeysville, Maryland.  This branch is subject to a renewable lease that expires in 2008 with a five year renewal option.  Also on June 20, 2007, we acquired Golden Prague’s two offices located in Baltimore and Parkville, Maryland.  We expect to close both of these branch offices due to the proximity of the offices to current Bradford Bank or Patapsco Bank branch offices.

Personnel

As of March 31, 2007, we had 104 full-time employees and three part-time employees, none of whom is represented by a collective bargaining unit.  We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business.  We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

The only subsidiary of Bradford Bank MHC is Bradford Mid-Tier Company.  Bradford Mid-Tier Company has two wholly-owned subsidiaries, Bradford Bank and Bradford Title, LLC.  Bradford Title, LLC, a Maryland limited liability company, is a title agency that was acquired in December 2006.  Bradford Bank has two wholly-owned subsidiaries, Bradford Financial Group, Incorporated and GP Service Corporation.  Bradford Financial, a Maryland corporation, provides non-deposit investment products through a third-party registered broker-dealer that maintains an office at Bradford Bank.  GP Service Corporation, a Maryland corporation and wholly owned subsidiary of Golden Prague, was acquired in connection with the merger with Golden Prague and holds real estate acquired through foreclosure.  At June 30, 2007, the value of the real estate held by GP Service Corporation was approximately $120,000.  To date, the income generated by our subsidiaries has not been material to our net income.

Management’s Discussion and Analysis of
Bradford Bancorp

The objective of this section is to help potential investors understand our views on our results of operations and financial condition.  You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear at the end of this prospectus.

Overview

Our principal business is to acquire deposits from individuals and businesses in the communities surrounding our offices and to use these deposits to fund loans.  We focus on providing our products and services to two segments of customers:  individuals and small businesses.

Income.  Our primary source of pre-tax income is net interest income.  Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings.  Changes in levels of interest rates affect our net interest income.  In recent periods, short-term interest rates (which influence the rates we pay on deposits) have increased, while longer-term interest rates (which influence the rates we earn on loans) have not.  The narrowing of the spread between the interest we earn on loans and investments and the interest we pay on deposits and borrowings has negatively affected our net interest income.

A secondary source of income is non-interest income, which is revenue that we receive from providing products and services.  The majority of our non-interest income generally comes from commission income (primarily from the sale of non-deposit investment products through a third-party registered broker-dealer).  In addition, a large portion of our non-interest income comes from service charges (mostly from service charges on deposit accounts).  In some years, we recognize income from the sale of loans and securities.

Allowance for Loan Losses.  The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio.  We evaluate the need to establish allowances against losses on loans on a quarterly basis.  When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses.  The non-interest expenses we incur in operating our business consist of compensation, occupancy, data processing, equipment, advertising and federal deposit insurance expenses and various other miscellaneous expenses.

Our largest non-interest expense is compensation, which consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits.  Following the offering, we will recognize additional annual compensation expenses stemming from the adoption of new equity benefit plans.  For an illustration of expenses associated with new equity benefit plans, see “Pro Forma Data.”

Effective at the beginning of 2007, the Federal Deposit Insurance Corporation began assessing most insured depository institutions for deposit insurance at a rate between five cents and seven cents for every $100 of deposits.  Assessment credits have been provided to institutions that paid high premiums in the past.  According to information provided by the Federal Deposit Insurance Corporation, Bradford Bank will receive an assessment credit of approximately $410,000.  We expect this credit will offset our deposit insurance premiums in 2007.

Following the offering, we will incur additional non-interest expenses as a result of operating as a public company.  These additional expenses will consist primarily of legal and accounting fees, expenses of stockholder communications and meetings and expenses related to the addition of personnel.

Critical Accounting Policies

In the preparation of our consolidated financial statements, we have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States. Our significant accounting policies are described in the notes to our consolidated financial statements, included in this prospectus.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities.  We consider these accounting policies to be critical accounting policies.  The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances.  Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

Allowance for Loan Losses.  We consider the allowance for loan losses to be a critical accounting policy.  The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date.  The allowance is established through the provision for loan losses, which is charged to income.  Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment.  Among the material estimates required to establish the allowance are:  value of collateral; loss exposure at default; the amount and timing of future cash flows on impacted loans; and determination of loss factors to be applied to the various elements of the portfolio.  All of these estimates are susceptible to significant change.  Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio.  Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation.  In addition, the Office of Thrift Supervision, as an integral part of their examination process, periodically review our allowance for loan losses.  Such agencies may require us to recognize adjustments to the allowance based on judgments about information available to them at the time of their examination.  A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings.  See note 5 of the notes to the consolidated financial statements included in this prospectus.

Deferred Income Taxes.  We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.”  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

Business Strategy

Our business strategy is to operate and grow a profitable community-oriented financial institution.  We plan to achieve this by executing our strategy of:

•                                          Expanding our franchise and footprint through acquisition opportunities, such as our merger with Patapsco Bancorp, and through the opening of additional branch offices;

•                                          Continuing to increase commercial relationships in our market area;

•                                          Selectively pursuing opportunities to increase our indirect automobile lending program;

•                                          Increasing our deposit market share in our expanding market area;

•                                          Growing non-interest income by continuing to increase our sale of non-deposit products and expanding the products and services we offer our customers; and

•                                          Applying conservative underwriting practices to maintain the high quality of our loan portfolio.

Expanding our franchise and footprint through acquisition opportunities, such as our merger with Patapsco Bancorp, and through the opening of additional branch offices

From 1976 until 2003, we operated out of four locations, one in Baltimore City, two north of Baltimore in Baltimore County and one west of Baltimore in Howard County.  During the past five years, however, we have sought to expand our franchise through acquisition opportunities.  These acquisitions have extended and will extend our footprint to areas previously not served by our branch network, in particular northeast, northwest and south of Baltimore.  Upon completion of the offering and merger, we will operate out of 14 locations throughout the greater Baltimore metropolitan area, with plans to add two de novo branches by the first quarter of 2008.

In particular, our expansion strategy began in February 2003 with our acquisition of Wyman Park Bancorporation, and its wholly-owned subsidiary, Wyman Park Federal Savings, a $70.0 million federally chartered savings and loan association with one branch office located north of Baltimore in Baltimore County and one branch office located south of Baltimore in Anne Arundel County.  In 2006 and 2007, we made great strides in our expansion strategy.  In October 2006, we completed the acquisition of $6.4 million of deposits located at the Ellicott City branch of American Bank, moving those deposits to our branch office located in Howard County.  In January 2007, we completed the acquisition of Valley Bancorp and its wholly-owned subsidiary, Valley Bank, a $50.9 million federally chartered savings bank.  We retained Valley Bank’s one full service office located northwest of Baltimore in Baltimore County and closed an administrative office.  On June 20, 2007, we completed the merger with Golden Prague, a $29.3 million federally chartered savings and loan association, and are in the process of closing both Golden Prague offices due to their proximity to current Bradford Bank and Patapsco Bank branch offices.  On June 20, 2007, we completed the merger with Senator Bank, a $21.4 million federally chartered savings bank.  We retained Senator Bank’s one office located north of Baltimore in Baltimore County.

In March 2007, we entered into a merger agreement pursuant to which we will acquire Patapsco Bancorp and its wholly-owned subsidiary Patapsco Bank.  Patapsco Bank has five branch offices located east and northeast of Baltimore in Baltimore County and one branch office located in Baltimore City.  We intend to keep all of these offices open.

In the future, we intend to continue to expand our franchise northeast of Baltimore, by opening branch offices in White Marsh (eastern Baltimore County) and Aberdeen (Harford County), which we expect to open in the fourth quarter of 2007 and the first quarter of 2008, respectively.  Based on current estimates, we expect the total cost of construction and equipment for the new White Marsh and Aberdeen locations to be approximately $2.0 million in the aggregate, $10,000 of which had been incurred at March 31, 2007.

Continuing to increase commercial relationships in our market area

Since hiring Mr. Dallas R. Arthur as President in 2001, we have worked to increase our commercial relationships.  By hiring experienced senior lenders and increasing the staff in our commercial lending department, we have significantly expanded our commercial lending operations.  In particular, since December 31, 2002, our commercial portfolio (including commercial real estate, acquisition, development and construction, commercial construction and commercial business loans) has increased $136.9 million, or 520.2%, and at March 31, 2007 was $163.2 million, or 41.0%, of our total loan portfolio.  During this period, we have taken advantage of the significant growth in both residential and commercial real estate development in our market area and have established strong relationships with many local developers, builders and small businesses.  More recently, we took steps to expand our asset-based commercial business lending operations by hiring an experienced commercial business lender.  In addition, we also began developing services to attract commercial customers, such as business deposit and checking products and PC banking for commercial accounts.

Commercial and acquisition, development and construction loans provide diversification to our loan portfolio and, because these loans are based upon rate indices that are higher than those used for one-to four-family residential mortgage loans, improve the interest sensitivity of our assets.  With the additional capital raised in the offering, we intend to continue to pursue the larger lending relationships associated with commercial and acquisition, development and construction lending.  In addition, we will continue to expand and develop our business deposit and checking products to better serve our commercial customers.

Selectively pursuing opportunities to increase our indirect automobile lending program

In May 2006, we significantly expanded our consumer lending operations by hiring an experienced automobile lender to initiate an indirect automobile lending program.  As a result, since December 31, 2005, our automobile loan portfolio has increased by $18.2 million and at March 31, 2007, was $19.2 million, or 4.8%, of our total loan portfolio.  Indirect automobile lending accounted for $17.9 million of this automobile loan portfolio.  At March 31, 2007, we originated automobile loans through approximately 20 automobile dealers in Maryland.  We believe that we will benefit from the higher yields earned on automobile loans and that the shorter duration of automobile loans will improve our interest rate risk position.  Because of the riskier nature of this type of lending, we are conservatively proceeding with the indirect automobile lending program and are carefully monitoring the program’s progress.  In addition, we also believe our current staff of experienced automobile lenders is capable of increasing our indirect automobile portfolio and we do not expect to hire any additional lenders or support staff.

Increasing our deposit market share in our expanding market area.

Retail deposits are our primary source of funds for investing and lending. By offering a variety of deposit products, special and tiered pricing, and high level of customer service, we will seek to retain and expand existing customer relationships as well as attract new deposit customers.  Personalized service and flexibility with regard to customer needs will continue to be augmented with a full array of delivery channels to maximize customer convenience.  Through our continued focus on these deposit-gathering efforts in existing branch locations, coupled with our plans for geographic expansion, we expect to increase the overall level of deposits and our market share in the markets we serve.

Growing non-interest income by continuing to increase our sale of non-deposit products and expanding the products and services we offer our customers

Our profits rely heavily on the spread between the interest earned on loans and securities and interest paid on deposits and borrowings.  In order to decrease our reliance on interest rate spread income we have pursued initiatives to increase non-interest income.  We offer nondeposit products, including money market funds, mutual funds, securities (stocks and bonds), life insurance, fixed and variable annuities and long-term care insurance.  In 2006, we expanded our non-deposit product operations by acquiring a book of term-life insurance policies on which we receive commissions.  Our non-deposit products generated $110,000, $360,000 and $215,000 of non-interest income during the three months ended March 31, 2007 and years ended December 31, 2006 and 2005, respectively.  After the merger with Patapsco Bancorp, we intend to increase the staff in this department by hiring from within our company.  In addition, in December 2006, we acquired a real estate title agency.  During the three months ended March 31, 2007, our title agency generated $40,000 of non-interest income.  We intend to continue to seek opportunities to expand the products and services we make available to our customers.

Applying conservative underwriting practices to maintain the high quality of our loan portfolio

We believe that maintaining high asset quality is a key to long-term financial success.  We have sought to grow and diversify our loan portfolio while keeping nonperforming assets to a minimum.  We use underwriting standards that we believe are conservative and we diligently monitor collection efforts.  At March 31, 2007, our nonperforming loans were 0.24% of our total loan portfolio.  Although we intend to continue our efforts to originate commercial, acquisition, development and construction and automobile loans after the offering, we intend to maintain our philosophy of managing loan exposures through our conservative approach to lending.

Balance Sheet Analysis

Loans.  At March 31, 2007, total loans, net, were $398.4 million, or 76.3% of total assets.  In the three months ended March 31, 2007, the loan portfolio grew $43.6 million, or 12.3%.  The increase was primarily due to the $39.0 million of loans acquired on January 19, 2007 in connection with the acquisition of Valley Bancorp.  In addition, automobile loans increased due to our continuing efforts to increase our indirect automobile lending program.  In 2006, our total loan portfolio increased $45.6 million, or 14.7%.  In 2005, our total loan portfolio increased $35.4 million, or 12.9%.  One- to four-family real estate and acquisition, development and construction loans increased during 2006 and 2005 as a result of the growth in the residential and commercial real estate market and our continuing emphasis on acquisition, development and construction lending.  In addition, automobile loans increased during 2006 due to the introduction of our indirect automobile lending program during the year.

	March 31,		December 31,
	2007		2006		2005
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family	$182,923	45.98%	$163,259	46.10%	$151,323	49.02%
Commercial real estate	55,425	13.93	51,674	14.59	49,760	16.12
Acquisition, development and construction	75,562	18.99	71,371	20.15	56,096	18.17
Commercial construction	11,421	2.87	9,205	2.60	5,711	1.85
Total real estate loans	325,331	81.77	295,509	83.44	262,890	85.16

Commercial business loans	20,805	5.23	16,493	4.66	16,154	5.23

Consumer loans:
Home equity loans	17,403	4.37	15,671	4.42	14,409	4.67
Home equity lines of credit	14,696	3.69	13,747	3.88	13,677	4.43
Auto loans	19,238	4.84	12,426	3.51	1,080	0.35
Other consumer loans	364	0.09	315	0.09	486	0.16
Total consumer loans	51,701	13.00	42,159	11.90	29,652	9.61
Total loans	397,837	100.00%	354,161	100.00%	308,696	100.00%

Net deferred loan fees	270		236		(37)
Premium on loans purchased	334		397		551
Allowance for losses	(2,410)		(2,128)		(1,150)
Loans, net	$396,031		$352,666		$308,060

	December 31,
	2004		2003		2002
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family	$134,608	49.30%	$139,500	57.07%	$127,229	71.82%
Commercial real estate	49,021	17.95	32,703	13.38	11,085	6.26
Acquisition, development and construction	42,370	15.52	24,792	10.14	8,519	4.81
Commercial construction	2,539	0.93	4,550	1.86	1,838	1.04
Total real estate loans	228,538	83.70	201,545	82.45	148,671	83.93

Commercial business loans	14,128	5.17	13,619	5.57	4,876	2.75

Consumer loans:
Home equity loans	12,442	4.56	13,786	5.64	15,128	8.54
Home equity lines of credit	16,622	6.09	13,850	5.67	6,446	3.64
Auto loans	767	0.28	1,010	0.41	1,297	0.73
Other consumer loans	538	0.20	643	0.26	723	0.41
Total consumer loans	30,369	11.12	29,289	11.98	23,594	13.32
Total loans	273,035	100.00%	244,453	100.00%	177,141	100.00%

Net deferred loan fees	92		10		(173)
Premium on loans purchased	734		1,035		—
Allowance for losses	(951)		(666)		(245)
Loans, net	$272,910		$244,832		$176,723

Loan Maturity.  The following tables set forth certain information at March 31, 2007 and December 31, 2006 regarding the dollar amount of loan principal repayments becoming due during the periods indicated.  The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below.  Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.  The amounts shown below exclude unearned interest in consumer loans and net deferred loan costs or fees.  Our adjustable-rate mortgage loans generally do not provide for downward adjustments below the initial discounted contract rate.

December 31, 2006 (Dollars in thousands)	One- to Four-Family Loans	Commercial Real Estate Loans	Acquisition, Development and Construction	Commercial Construction Loans	Commercial Business Loans	Consumer Loans	Total Loans

Amounts due in:
One year or less	$9,194	$5,615	$49,114	$9,077	$10,808	$4,122	$87,930
More than one to five years	33,811	37,924	22,257	128	5,196	16,386	115,702
More than five to ten years	34,957	6,859	—	—	489	6,193	48,498
More than ten years	85,297	1,276	—	—	—	15,458	102,031
Total	163,259	51,674	71,371	9,205	16,493	42,159	354,161

Interest rate terms on amounts due after one year:
Fixed-rate loans	99,027	43,798	—	—	5,404	24,557	172,786
Adjustable-rate loans	55,038	2,261	22,257	128	281	13,481	93,446
Total	$154,065	$46,059	$22,257	$128	$5,685	$38,037	$266,232

March 31, 2007 (Dollars in thousands)	One- to Four-Family Loans	Commercial Real Estate Loans	Acquisition, Development and Construction	Commercial Construction Loans	Commercial Business Loans	Consumer Loans	Total Loans

Amounts due in:
One year or less	$11,841	$10,014	$59,678	$11,421	$11,303	$6,133	$110,390
More than one to five years	41,382	34,102	15,884	—	7,547	21,775	120,690
More than five to ten years	36,210	9,443	—	—	1,738	6,974	54,365
More than ten years	93,490	1,866	—	—	217	16,819	112,392
Total	182,923	55,425	75,562	11,421	20,805	51,701	397,837

Interest rate terms on amounts due after one year:
Fixed-rate loans	113,762	42,856	—	—	7,446	31,160	195,224
Adjustable-rate loans	57,320	2,554	15,884	—	2,056	14,408	92,222
Total	$171,082	$45,410	$15,884	$—	$9,502	$45,568	$287,446

Securities.  At March 31, 2007, the investment securities portfolio was $90.4 million, or 17.3% of total assets.  At that date, 82.0% of the investment portfolio was invested in U.S. government and agency securities and mortgage-backed securities.  The remainder was invested primarily in municipal bonds, trust preferred securities and equity securities.

	March 31,		December 31,
	2007		2006		2005		2004
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available for sale:
U.S. Government and agency securities	$43,236	$42,922	$39,434	$38,930	$32,415	$31,660	$44,489	$44,126
Mortgage-backed securities	23,482	23,239	22,310	22,008	28,295	27,846	34,098	34,191
Trust preferred securities	4,500	4,561	4,500	4,561	4,500	4,532	4,500	4,513
Municipal bonds	11,600	11,645	11,891	11,951	7,562	7,414	3,442	3,425
Equity securities	201	201	201	201	—	—	2,000	1,990
Total available for sale	83,019	82,568	78,336	77,651	72,772	71,452	88,529	88,245

Securities held to maturity:
Mortgage-backed securities	7,791	7,655	7,916	7,752	8,665	8,515	10,835	10,811
Total held to maturity	7,791	7,655	7,916	7,752	8,665	8,515	10,835	10,811
Total	$90,810	$90,223	$86,252	$85,403	$81,437	$79,967	$99,364	$99,056

At March 31, 2007, we had no investments in a single company or entity (other than United States government sponsored enterprise securities) that had an aggregate book value in excess of 10% of our equity at March 31, 2007.

The following table sets forth the stated maturities and weighted average yields of the investment securities at March 31, 2007.  Certain securities have adjustable interest rates and will reprice monthly, quarterly or annually within the various maturity ranges.  These repricing schedules are not reflected in the table below.  All but approximately $7.0 million of the securities listed have fixed rates.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
March 31, 2007 (Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Securities available-for-sale:
U.S. Government and agency securities	$5,957	3.79%	$7,918	4.34%	$22,173	5.20%	$6,874	5.20%	$42,922	4.75%
Mortgage-backed securities	27	2.88	736	3.95	8,674	4.46	13,802	5.20	23,239	4.88
Trust preferred securities	—	—	—	—	—	—	4,561	7.11	4,561	7.11
Municipal bonds	—	—	225	4.00	3,998	5.06	7,422	5.89	11,645	5.57
Equity securities	—	—	—	—	—	—	201	201
Total available for sale	5,984	3.79	8,879	4.29	34,845	5.00	32,860	5.58	82,568	5.02

Securities held to maturity:
Mortgage-backed securities	—	—	—	—	—	—	7,791	4.99	7,791	4.99
Total held to maturity	—	—	—	—	—	—	7,791	4.99	7,791	4.99
Total	$5,984	3.79%	$8,879	4.29%	$34,845	5.00%	$40,651	5.47%	$90,359	5.02%

Deposits.  Our deposit base is comprised of demand deposits, savings accounts, money market accounts and time deposits.  We consider demand deposits, savings accounts, money market accounts and time deposits less than $100,000 to be core deposits.  At March 31, 2007, core deposits were 76.4% of total deposits.  Deposits increased $39.2 million, or 10.2%, in the three months ended March 31, 2007, as a result of acquiring $37.1 million of deposits in the acquisition of Valley Bancorp.  Deposits increased $40.2 million, or 11.7%, in 2006, including the acquisition of $6.4 million in deposits from American Bank in October 2006.  Certificates of deposit increased $47.1 million during 2006 as we have selectively competed for certain deposit maturities by adjusting our rates. However, we believe we are also successful attracting and retaining deposits by offering high level of customer service in combination with competitive but not premium interest rates.

	March 31,		December 31,
	2007		2006		2005		2004
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$5,717	1.35%	$6,058	1.58%	$6,051	1.76%	$6,115	1.78%
Interest-bearing demand deposits	48,338	11.40	39,484	10.26	36,056	10.46	49,373	14.34
Savings accounts	26,244	6.19	27,054	7.03	37,273	10.82	47,250	13.72
Certificates of deposit	343,340	80.97	311,961	81.07	264,846	76.87	240,986	69.99
Other deposits	407	0.09	249	0.06	320	0.09	612	0.18
Total	$424,046	100.00%	$384,806	100.00%	$344,546	100.00%	$344,336	100.00%

The following table indicates the amount of certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 2007.

March 31, 2007 (Dollars in thousands)	Certificates of Deposit
Maturity Period:
Three months or less	$12,820
Over three through six months	25,895
Over six through twelve months	27,600
Over twelve months	33,282
Total	$99,597

The following table sets forth the time deposits classified by rates at the dates indicated.

	March 31,	December 31,
(In thousands)	2007	2006	2005	2004
1.01 - 2.00%	$—	$—	$17,525	$65,693
2.01 - 3.00%	8,726	10,914	63,090	93,214
3.01 - 4.00%	48,001	56,935	113,303	36,365
4.01 - 5.00%	202,467	158,314	63,886	32,159
5.01 - 6.00%	84,146	85,798	4,720	5,377
6.01 - 7.00%	—	—	2,322	8,002
Over 7.00%	—	—	—	176
Total	$343,340	$311,961	$264,846	$240,986

The following table sets forth the amount and maturities of time deposits classified by rates at March 31, 2007.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposit Accounts
	(Dollars in thousands)

1.01 - 2.00%	$—	$—	$—	$—	$—	—%
2.01 - 3.00%	3,823	3,731	1,172	—	8,726	2.54
3.01 - 4.00%	28,428	4,291	11,949	3,333	48,001	13.98
4.01 - 5.00%	134,271	34,840	29,412	3,945	202,467	58.97
5.01 - 6.00%	59,092	22,093	628	2,333	84,146	24.51
6.01 - 7.00%	—	—	—	—	—	—
Total	$225,614	$64,955	$43,161	$9,611	$343,340	100.00%

Borrowings.  We use borrowings from the Federal Home Loan Bank of Atlanta, as well as other sources of borrowings, to supplement our supply of funds for loans and investments.

	Three Months Ended March 31,		Year Ended December 31,
(Dollars in thousands)	2007	2006	2006	2005	2004
Maximum amount outstanding at any month end during the period:
FHLB advances	$53,000	$15,000	$45,000	$18,800	$15,000
Other borrowings	3,000	—	14,000	2,600	2,600
Average amount outstanding during the period:
FHLB advances	49,022	15,889	18,964	15,270	8,777
Other borrowings	3,000	247	2,483	115	892
Weighted average interest rate during the period:
FHLB advances	4.26%	3.42%	3.96%	3.71%	3.28%
Other borrowings	7.75%	5.56%	5.49%	3.74%	1.44%
Balance outstanding at end of period:
FHLB advances	$50,000	$15,000	$45,000	$18,800	$15,000
Other borrowings	3,000	—	—	2,600	—
Weighted average interest rate at end of period:
FHLB advances	4.15%	3.63%	4.02%	3.76%	3.63%
Other borrowings	7.75%	—	—	4.25%	—

Our borrowings increased in 2007 principally as a result of Federal Home Loan Bank advances of Valley Bancorp acquired in the acquisition.  Other borrowings increased in 2007 due to a loan with a correspondent bank used to facilitate the acquisition of Valley Bancorp.  During 2006, we used borrowings from the Federal Home Loan Bank, supplemented by other short-term borrowings from correspondent banks, to fund loan growth.

Results of Operations for the Three Months Ended March 31, 2007 and 2006

Financial Highlights.  Net income decreased primarily due to an increase in non-interest expenses, in particular compensation expense and other non-interest expenses.  Compensation expense increased as we added staff due to the 2007 Valley Bancorp acquisition and our 2006 title insurance agency acquisition.  In addition, we increased the lending staff in both commercial lending and indirect automobile lending to support our continuing emphasis of these loan portfolios.  Other non-interest expenses increased due to merger related costs, professional development costs (relating to training and education) and legal fees.

			Change 2007/2006
Three Months Ended March 31, (Dollars in thousands)	2007	2006	$ Change	% Change
Net interest income (tax equivalent basis) (1)	$3,351	$3,128	$223	7.13%
Provision for loan losses	(20)	(60)	40	66.67
Non-interest income	352	214	138	64.49
Non-interest expenses	(3,090)	(2,343)	(747)	(31.88)
Tax equivalent adjustment	(72)	(41)	(31)	(75.61)
Provision for income taxes	(156)	(298)	142	(47.65)
Net income	$365	$600	$(235)	(39.17)

Return on average equity	3.87%	6.29%
Return on average assets	0.29%	0.57%

(1)   Interest and rates are presented on a tax equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%.

Net Interest Income.  Net interest income increased primarily due to the increase in the average balance of and average yield on loans.  The average balance of interest earning assets increased in  2007 primarily as a result of loan portfolio growth.  The acquisition of Valley Bancorp in the first quarter of 2007 increased loans by $38.7 million, net, and continued internal growth in residential mortgage loans, acquisition, development and construction loans and indirect automobile lending during 2006 and 2007 contributed to the loan growth.  The average yield on loans and investment securities increased as a result of the increasing rate environment.

Interest expense increased due to an increase in the average balances and average costs of certificates of deposit and borrowings.  Certificates of deposits and borrowings increased as a result of the acquisition of Valley Bancorp and the use of Federal Home Loan Bank advances to fund loan growth.  The average rate paid on certificates of deposit and borrowings increased due to the increasing rate environment.

			Change 2007/2006
Three Months Ended March 31, (Dollars in thousands)	2007	2006	Change	% Change
Components of net interest income
Loans	$6,758	$5,043	$1,715	34.00%
Investment securities (tax equivalent basis) (1)	1,347	1,066	281	26.36
Total interest income (tax equivalent basis)	8,105	6,109	1,996	32.67
Deposits	4,177	2,842	1,335	46.97
Borrowings	577	139	438	315.10
Total interest expense	4,754	2,981	1,773	59.48
Net interest income (tax equivalent basis)	3,351	3,128	223	7.13

Average yield and rates paid
Interest-earning assets (tax equivalent basis)	6.77%	6.10%	0.67%	10.98%
Interest-bearing liabilities	4.23	3.26	0.97	29.75
Interest rate spread (tax equivalent basis)	2.54	2.84	(0.30)	(10.56)
Net interest margin (tax equivalent basis)	2.80	3.12	(0.32)	(10.26)

Average balances
Loans	$383,686	$312,154	$71,532	22.92%
Investment securities	102,118	94,199	7,919	8.41
Deposits	403,425	354,782	48,642	13.71
Borrowings	52,022	16,136	35,886	222.41

(1)   Interest and rates are presented on a tax equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%.

Provision for Loan Losses.  Based on our evaluation of loan loss factors, management made a provision of $20,000 for the three months ended March 31, 2007 and a provision of $60,000 for the three months ended March 31, 2006.  While we did not record any charge-offs during the 2007 period, we did experience increases in classified assets and delinquencies.  In addition, management assess the continued growth in loan portfolio, particularly the increases in commercial real estate, acquisition, development and construction, commercial business and automobile loans.  The allowance for loan losses was $2.4 million, or 0.6% of total loans outstanding as of March 31, 2007, as compared to $2.1 million, or 0.6% of total loans as of December 31, 2006.  The allowance for loan losses at March 31, 2007 also reflects an allowance for loan losses of $262,000 that was assumed in the acquisition of Valley Bancorp.  An analysis of the changes in the allowance for loan losses is presented under “Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Non-interest Income.  Commission income increased primarily as a result of $40,000 in commission income generated by the title insurance agency we acquired in December 2006.  Miscellaneous non-interest income increased primarily due to income from ground rents acquired in the Valley Bancorp acquisition.

			Change 2007/2006
Three Months Ended March 31, (Dollars in thousands)	2007	2006	$ Change	% Change
Commission income	$150	$98	$52	53.06%
Service charges on deposit accounts	42	39	3	7.69
Miscellaneous income	160	77	83	107.79
Total	$352	$214	$138	64.49%

Non-interest Expenses.  Compensation expense increased as we added staff due to the 2007 Valley Bancorp acquisition and the 2006 title insurance agency acquisition.  In addition, we increased the lending staff in both commercial lending and indirect automobile lending to support our continuing emphasis of these loan portfolios.  Occupancy expense increased with the addition of a Valley Bancorp branch and for utility, maintenance and rent increases in our existing branch network.  Other non-interest expenses increased due to merger related costs, professional development costs (relating to training and education) and legal fees.

			Change 2007/2006
Three Months Ended March 31, (Dollars in thousands)	2007	2006	$ Change	% Change
Compensation	$1,772	$1,441	$331	22.97%
Occupancy expense	247	175	72	41.14
Advertising	48	38	10	26.32
Data processing services	238	166	72	43.37
Furniture and equipment expense	137	118	19	16.10
FDIC insurance	16	11	5	45.45
Other expenses	632	394	238	60.41
Total	$3,090	$2,343	$747	31.88%

Income Tax Expense.  Income taxes were $156,000 for the 2007 period, reflecting an effective income tax rate of 29.9% as compared to $298,000 for the 2006 period, reflecting an effective tax rate of 33.2% in 2006.  The decrease in the effective tax rate is attributable to the higher amount of tax exempt securities in our investment portfolio during 2007.

Results of Operations for the Years Ended December 31, 2006, 2005 and 2004

Financial Highlights.  Net income decreased during 2006 primarily due to an increase in compensation expense and an increase in our provision for loan losses.  Compensation expense resulted from additions to our loan staff to meet our expanding commercial and automobile loan portfolios and from merit increases.  The provision for loan losses increased due to a slowdown in real estate in our market area and the growth in classified loans in our portfolio.  In 2005, net income increased primarily due to the increase in the average balance of the higher yielding acquisition, development and construction loan portfolio and to rising interest rates.

				Change 2006/2005		Change 2005/2004
Year Ended December 31, (Dollars in thousands)	2006	2005	2004	Change	% Change	Change	% Change
Net interest income (tax equivalent basis) (1)	$12,808	$12,308	$11,491	$500	4.05%	$817	7.11%
Provision for loan losses	(940)	(347)	(315)	(593)	(170.89)	(32)	(10.16)
Non-interest income	868	600	549	268	44.67	51	9.29
Non-interest expenses	(10,172)	(9,320)	(8,733)	(852)	9.14	(587)	6.72
Tax equivalent adjustment	(241)	(154)	(124)	(87)	(55.84)	(30)	(24.19)
Provision for income taxes	(653)	(720)	(1,037)	67	9.31	317	30.57
Net income	1,670	2,367	1,831	(697)	(29.45)	536	29.27

Return on average equity	4.29%	6.33%	5.10%
Return on average assets	0.38%	0.59%	0.47%

(1)          Interest and rates are present on a tax equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%.

Net Interest Income.

2006 vs. 2005.  Net interest income increased primarily due to the increase in average interest-earning assets outstanding.  Average loans increased principally in residential acquisition, development and construction loans as a result of our continuing emphasis on this expanding loan portfolio.  The increasing rate environment and the growth in the higher yielding acquisition, development and construction loan portfolio helped to increase the average yield on loans.  Income from securities increased due primarily to a 77 basis point increase in the average yield on investments (tax equivalent).  While the average balance of investment securities decreased, the average balance of municipal bonds increased.  Partially offsetting the increase in interest income was an increase in interest expense on deposits, resulting from a 97 basis point increase in the average rate paid on interest bearing deposits and an increase in the average balance of interest bearing deposits.  Total interest bearing deposits increased in 2006 due in part to our efforts to attract deposits to fund loan growth.  In addition, the increasing rate environment resulting in the movement of customer funds from non-maturity deposit accounts, such as savings deposits and money market accounts, into higher costing certificates of deposit.

2005 vs. 2004.  Net interest income in 2005 also increased primarily due to the increase in average interest-earning assets outstanding.  Average loans increased due to increases in acquisition, development and construction loans and in residential mortgage loans.  The increasing rate environment and the growth in the higher yielding acquisition, development and construction loan portfolio helped to increase the average yield on loans.  Income from securities decreased as a result of a decrease in the average balance of investments outstanding.  This was partially offset by a 17 basis point increase in the average yield on investments (tax equivalent).  During 2005, we redeployed investment securities into higher yielding loans and recognized a loss of $62,000 on the liquidation of certain securities in 2005.  Partially offsetting the increase in interest income was an increase in interest expense on interest bearing deposits, resulting from an increase in the average balance of interest bearing deposits and a 34 basis point increase in the average rate paid on interest bearing deposits.  Total interest bearing deposits increased in 2005 due in part to our efforts to attract deposits to fund loan growth.  In addition, the increasing rate environment resulting in the movement of customer funds from non-maturity deposit accounts, such as savings deposits and money market accounts, into higher costing certificates of deposit.

				Change 2006/2005		Change 2005/2004
Year Ended December 31, (Dollars in thousands)	2006	2005	2004	Change	% Change	Change	% Change
Components of net interest income
Loans	$22,310	$17,871	$15,451	$4,439	24.84%	$2,420	15.66%
Investment securities (tax equivalent basis) (1)	4,574	3,934	4,101	639	16.24	(167)	(4.07)
Total interest income (tax equivalent basis)	26,884	21,805	19,552	5,078	23.29	2,253	11.52
Deposits	13,188	8,926	7,760	4,262	47.75	1,166	15.03
Borrowings	888	571	301	317	55.52	270	89.70
Total interest expense	14,076	9,497	8,061	4,579	48.22	1,436	17.81
Net interest income (tax equivalent basis)	12,808	12,308	11,491	499	4.05	817	7.11

Average yield and rates paid
Interest-earning assets (tax equivalent basis)	6.34%	5.62%	5.17%	0.72%	12.81	0.45%	8.70
Interest-bearing liabilities	3.64	2.69	2.32	0.95	35.32	0.37	15.95
Interest rate spread (tax equivalent basis)	2.70	2.93	2.85	(0.23)	(7.85)	0.08	2.81
Net interest margin (tax equivalent basis)	3.02	3.17	3.04	(0.15)	(4.73)	0.13	4.28

Average balances
Loans	$329,240	$291,376	$273,068	$37,864	12.99	$18,308	6.70
Investment securities	94,622	96,860	105,357	(2,238)	(2.31)	(8,497)	(8.06)
Deposits	364,958	338,227	337,295	26,731	7.90	932	0.28
Borrowings	21,447	15,385	9,669	6,062	39.40	5,716	59.12

(1)   Interest and rates are presented on a tax equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%.

Provision for Loan Losses.  Based on our evaluation of loan loss factors, management made a provision of $940,000 for the year ended December 31, 2006, a provision of $347,000 for the year ended December 31, 2005, and a provision of $315,000 for the year ended December 31, 2004.  The provision for loan losses increased substantially in 2006 due primarily to economic market factors and the impact on our loan portfolio.  Our market area experienced a real estate slow down during 2006, and within the loan portfolio management noted an increasing delinquency trend and a significant increase in classified loans as compared to prior years.  In addition, our loan portfolio has experienced considerable annual growth in the last four years, particularly in acquisition, development and construction loans, which tend to be riskier than one- to four-family residential mortgage loans.  In addition, during 2006 we introduced our indirect automobile lending program which also exposes us to a greater risk of non-payment and loss.

The allowance for loan losses was $2.1 million, or 0.60%, of total loans outstanding as of December 31, 2006, as compared with $1.2 million, or 0.37% of total loans as of December 31, 2005 and $1.0 million, or 0.35% as of December 31, 2004.  An analysis of the changes in the allowance for loan losses is presented under “Risk Management — Analysis and Determination of the Allowance for Loan Losses.”

Non-interest Income.  Commission income increased in 2006 and 2005 due to increased sales staff and the purchase of a book of term life insurance contracts in 2006.  We recorded a loss on the sale of investments in 2005 in order to redeploy the proceeds into loans with a higher yield.  Miscellaneous income increased in 2006 due to a combination of higher ATM surcharge income, higher debit card income and higher fee income from our official check vendor.

				Change 2006/2005		Change 2005/2004
Year Ended December 31, (Dollars in thousands)	2006	2005	2004	$ Change	% Change	$ Change	% Change
Commission income	$360	$215	$139	$145	67.44%	$76	54.68%
Service charges on deposit accounts	149	150	151	(1)	(0.67)	(1)	(0.66)
Gain (loss) on sale of investments	4	(62)	(20)	66	106.45	(42)	(210.00)
Loss on sale of loans	—	—	(30)	—	—	30	100.00
Miscellaneous income	355	297	309	58	19.53	(12)	(3.88)
Total	$868	$600	$549	$268	44.67%	51	9.29%

Non-interest Expenses.  Compensation increased in 2006 primarily due to the addition of loan staff and merit increases.  We increased the lending staff in both commercial lending and indirect automobile lending to support our continuing emphasis of these loan portfolios.  Occupancy expense increased in 2006 primarily for building maintenance costs and increased in 2005 due to an increase in utilities, building maintenance costs and depreciation.  Advertising decreased in 2006 due to the elimination of radio advertising and lower usage of print advertising.  Data processing expense increased in both 2006 and 2005 due to account growth. Other expenses for 2006, 2005, and 2004, contain expenses related to professional development/training and business development of $301,000, $229,000 and $179,000, security of $194,000, $184,000 and $194,000, core deposit intangible amortization of $177,000, $171,000 and $171,000, professional services of $130,000, $250,000 and $75,000, Office of Thrift Supervision assessment of $100,000, $94,000 and $108,000, courier and messenger services of $99,000, $82,000 and $100,000 and postage and express charges of $78,000, $81,000 and $76,000, respectively.  Other expenses of less than $100,000 annually were incurred for telephone costs, software maintenance, office supplies, stationery and printing, legal fees, audit expenses, bank service charges, automobile expenses, contributions and gifts and other non-interest expenses.

				Change 2006/2005		Change 2005/2004
Year Ended December 31, (Dollars in thousands)	2006	2005	2004	$ Change	% Change	$ Change	% Change
Compensation	$5,889	$5,070	$4,802	$819	16.15%	$268	5.58%
Occupancy expense	835	668	556	167	25.00	112	20.14
Advertising	185	440	410	(255)	(57.95)	30	7.32
Data processing	738	660	537	78	11.82	123	22.91
Furniture and equipment expense	469	481	529	(12)	(2.49)	(48)	(9.07)
FDIC insurance	45	47	50	(2)	(4.26)	(3)	(6.00)
Other expenses	2,011	1,954	1,849	57	2.92	105	5.68
Total	$10,172	$9,320	$8,733	$852	9.14%	$587	6.72%

Income Tax Expense.  Income taxes were $653,000 for 2006, reflecting an effective tax rate of 28.1% compared to $720,000 for 2005, reflecting an effective tax rate of 23.3%, and $1.0 million for 2004, reflecting an effective tax rate of 36.2%.  The effective income tax rate decreased in 2005 due to use of tax deductions arising from the Wyman Park Bancorp, Inc. acquisition in 2003 not previously recorded.  In addition, the effective tax rate in 2006 reflects an increase in investments in tax exempt securities.

Average Balance Table

The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs.  The yields and costs for the periods indicated are derived by dividing income or expense by the average daily balances of assets or liabilities, respectively, for the periods presented.  The amortization of loan fees and costs in accordance with SFAS No. 91 are included in interest income on loans and are not material.  In addition, non-accrual loans are included in the average balances but are not deemed material.  Interest and rates are presented on a tax equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%.

	March 31,	Three Months Ended March 31,
	2007	2007			2006
	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Assets:
Interest-earning assets:
Loans	6.94%	$383,686	$6,758	7.14%	$312,154	$5,043	6.55%
Mortgage-backed securities	4.69	31,251	395	5.12	36,472	407	4.52
Municipal bonds (tax equivalent basis)	5.16	11,835	156	5.35	7,875	92	4.76
U. S. government agencies (tax equivalent basis)	5.04	42,033	548	5.29	34,718	386	4.51
Other interest-earning assets	6.30	17,000	248	5.91	15,134	181	4.85
Total interest-earning assets	6.57	485,805	8,105	6.77	406,353	6,109	6.10

Noninterest-earning assets		18,384			13,136
Total assets		504,189			419,489

Liabilities and equity:
Interest-bearing liabilities:
Savings deposits	1.32	26,430	90	1.38	36,012	123	1.38
NOW deposits	2.44	30,749	183	2.42	15,464	40	1.06
Money market deposits	2.30	14,994	87	2.35	20,814	84	1.64
Certificates of deposit	4.61	331,252	3,817	4.67	282,492	2,595	3.73
Total interest-bearing deposits	4.14	403,425	4,177	4.20	354,782	2,842	3.25

FHLB advances and other borrowings	4.42	52,022	577	4.50	16,136	139	3.50
Total interest-bearing liabilities	4.17	455,447	4,754	4.23	370,918	2,981	3.26

Noninterest-bearing demand deposits		7,859			8,070
Other noninterest-bearing liabilities		3,160			2,341
Total liabilities		466,466			381,329

Retained earnings		38,268			38,896
Accumulated other comprehensive income		(545)			(736)
Total equity		37,723			38,160
Total liabilities and equity		$504,189			$419,489

Net interest income (tax equivalent basis)			3,351			3,128
Interest rate spread (tax equivalent basis)	2.40%			2.54%			2.84%
Net interest margin (tax equivalent basis)	2.66%			2.80%			3.12%
Average interest-earning assets to average interest-bearing liabilities	107.14%			106.67%			109.55%

	Year Ended December 31,
	2006			2005			2004
(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans	$329,240	$22,310	6.78%	$291,376	$17,871	6.13%	$273,068	$15,451	5.66%
Mortgage-backed securities	33,333	1,518	4.55	39,782	1,625	4.08	41,659	1,568	3.76
Municipal bonds (tax equivalent basis)	10,361	533	5.14	6,020	315	5.23	3,961	214	5.40
U. S. government agencies (tax equivalent basis)	39,233	1,866	4.70	39,169	1,505	3.84	46,149	1,968	4.26
Other interest-earning assets	11,695	657	5.61	11,889	489	4.11	13,588	351	2.58
Total interest-earning assets	423,862	26,884	6.34	388,236	21,805	5.62	378,425	19,552	5.17

Noninterest-earning assets	12,536			12,932			13,638
Total assets	436,398			401,168			392,063

Liabilities and equity:
Interest-bearing liabilities:
Savings deposits	31,905	446	1.40	41,352	415	1.00	48,325	427	0.88
NOW deposits	21,118	364	1.72	15,227	93	0.61	15,040	81	0.54
Money market deposits	16,246	294	1.81	28,438	352	1.24	35,491	366	1.03
Certificates of deposit	295,689	12,084	4.09	253,210	8,066	3.19	238,439	6,886	2.89
Total interest-bearing deposits	364,958	13,188	3.61	338,227	8,926	2.64	337,295	7,760	2.30

FHLB advances and other borrowings	21,447	888	4.14	15,385	571	3.71	9,669	301	3.11
Total interest-bearing liabilities	386,405	14,076	3.64	353,612	9,497	2.69	346,964	8,061	2.32

Noninterest-bearing demand deposits	8,740			7,523			6,980
Other noninterest-bearing liabilities	2,324			2,622			2,221
Total liabilities	397,469			363,757			356,165

Retained earnings	39,905			37,850			36,165
Accumulated other comprehensive income	(976)			(439)			(267)
Total equity	38,929			37,411			35,898
Total liabilities and equity	$436,398			$401,168			$392,063

Net interest income (tax equivalent basis)		$12,808			$12,308			$11,491
Interest rate spread (tax equivalent basis)			2.70%			2.93%			2.85%
Net interest margin (tax equivalent basis)			3.02%			3.17%			3.04%
Average interest-earning assets to average interest-bearing liabilities			109.69%			109.79%			109.07%

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on our net interest income on a tax equivalent basis utilizing a federal tax rate of 34% and a state tax rate of 7%.  The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume).  The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate).  The net column represents the sum of the prior columns.  Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006
(Dollars in thousands)	Volume	Rate	Net
Interest income:
Loans receivable	$1,230	$484	$1,714
Mortgage-backed securities	(62)	51	(11)
Municipal bonds (tax equivalent basis)	51	13	64
U.S. government agency securities (tax equivalent basis)	89	73	162
Other interest-earning assets	24	42	66
Total	1,332	663	1,995

Interest expense:
Savings deposits	(33)	—	(33)
NOW deposits	62	81	143
Money market deposits	(28)	31	3
Certificates of deposit	494	727	1,221
FHLB advances and other borrowings	388	50	438
Total	883	889	1,772
Increase (decrease) in net interest income	$449	$(226)	$223

2006 Compared to 2005
(Dollars in thousands)	Volume	Rate	Net
Interest income:
Loans receivable	$2,457	$1,982	$4,439
Mortgage-backed securities	(281)	174	(107)
Municipal bonds (tax equivalent basis)	223	(5)	218
U.S. government agency securities (tax equivalent basis)	2	359	361
Other interest-earning assets	(8)	176	168
Total	2,393	2,686	5,079

Interest expense:
Savings deposits	(108)	139	31
NOW deposits	47	224	271
Money market deposits	(185)	127	(58)
Certificates of deposit	1,497	2,521	4,018
FHLB advances and other borrowings	245	72	317
Total	1,496	3,083	4,579
Increase (decrease) in net interest income	$897	$(397)	$500

2005 Compared to 2004
(Dollars in thousands)	Volume	Rate	Net
Interest income:
Loans receivable	$1,075	$1,346	$2,421
Mortgage-backed securities	(73)	129	56
Municipal bonds (tax equivalent basis)	108	(7)	101
U.S. government agency securities (tax equivalent basis)	(280)	(184)	(464)
Other interest-earning assets	(48)	187	139
Total interest income	782	1,471	2,253

Interest expense:
Savings deposits	(66)	54	(12)
NOW deposits	1	11	12
Money market deposits	(80)	67	(13)
Certificates of deposit	443	736	1,179
FHLB advances and other borrowings	204	66	270
Total interest expense	502	934	1,436
Net interest income	$280	$537	$817

Explanation of Use of Non-GAAP Financial Measures

We believe that it is common practice in the banking industry to present interest income and related yield information on tax exempt securities on a tax-equivalent basis and that such information is useful to investors because it facilitates comparisons among financial institutions.  However, the adjustment of interest income and yields on tax exempt securities to a tax equivalent amount may be considered to include non-GAAP financial information.  A reconciliation to GAAP is provided below.

	Three Months Ended March 31,				Year Ended December 31,
	2007		2006		2006		2005		2004
(Dollars in thousands)	Interest	Average Yield	Interest	Average Yield	Interest	Average Yield	Interest	Average Yield	Interest	Average Yield
Municipal bonds (non-tax adjusted)	$112	3.85%	$71	3.70%	$389	3.75%	$218	3.62%	$142	3.58%
Tax equivalent adjustment (1)	44		21		144		97		72
Municipal bonds (tax equivalent basis)	$156	5.35%	$92	4.76%	$533	5.14%	$315	5.23%	$214	5.40%

U.S. government agencies (non-tax adjusted)	$519	5.01%	$366	4.28%	$1,770	4.51%	$1,449	3.70%	$1,916	4.15%
Tax equivalent adjustment (1)	29		20		96		56		52
U.S. government agencies (tax equivalent basis)	$548	5.29%	$386	4.51%	$1,866	4.70%	$1,505	3.84%	$1,968	4.26%

Net interest income (non-tax adjusted)	$3,279		$3,087		$12,567		$12,154		$11,367
Tax equivalent adjustment (1)	72		41		241		154		124
Net interest income (tax equivalent basis)	$3,351		$3,128		$12,808		$12,308		$11,491

Interest rate spread (no tax adjustment)	2.47%		2.80%		2.64%		2.89%		2.81%
Net interest margin (no tax adjustment)	2.74%		3.08%		2.96%		3.13%		3.00%

(1)          The tax equivalent adjustment is based on a federal tax rate of 34% and a state tax rate of 7% for all periods presented.

Risk Management

Overview.  Managing risk is an essential part of successfully managing a financial institution.  Our most prominent risk exposures are credit risk, interest rate risk and market risk.  Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due.  Interest rate risk is the potential reduction of interest income as a result of changes in interest rates.  Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis.  Other risks that we face are operational risks, liquidity risks and reputation risk.  Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery.  Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers.  Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management.  Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status, including contacting the borrower by phone beginning on the 16th day of delinquency.  On the 30th day of delinquency a notice will be sent to the borrower and on the 60th day we will commence collection proceedings.  If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure.  Management informs the board of directors monthly of the amount of nonperforming loans, delinquent loans and charge-offs.

Analysis of Nonperforming and Classified Assets.  We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets.  Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases.  Loans can also be placed by management on nonaccrual prior to becoming 90 days delinquent if there is doubt about the ability of the borrower to pay all principal and interest payments on the loan.  Once a loan is placed on nonaccrual, any accrued but uncollected interest is charged against interest income.  Typically, payments received on a nonaccrual loan are allocated to principal and interest in accordance with the contractual terms of the loan, or allocated entirely to principal if in managements’ judgment there is doubt as to the ultimate collection of all amounts due from the borrower.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold.  When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure less estimated costs to sell.  Holding costs and declines in fair value after acquisition of the property result in charges against income.

On June 20, 2007, Bradford Bank merged with Golden Prague and acquired its subsidiary, GP Service Corporation.  GP Service Corporation holds as its only asset a property classified as real estate owned and valued at $120,000.  This property was written down to estimated realizable value as of the audit date of Golden Prague which was January 31, 2007.  The addition of this property for $120,000 as real estate owned does not affect the credit risk characteristics of Bradford Bancorp since the amount is insignificant.

The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any real estate owned or troubled debt restructurings at the dates presented.

	March 31,	December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003	2002
Real estate loans:
One- to four-family	$79	$140	$317	$496	$306	$261
Commercial real estate	641	627	—	—	66	—
Acquisition, development and construction	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—
Total real estate loans	720	767	317	496	372	261

Commercial business loans	190	181	212	234	360	—

Consumer loans:
Home equity loans and lines of credit	47	120	49	44	65	—
Auto loans	—	—	—	—	—	—
Other consumer loans	2	1	6	—	20	—
Total consumer loans	49	120	54	44	85	0
Total nonaccrual loans	959	1,069	583	774	817	261

Total nonperforming assets	$959	$1,069	$583	$774	$817	$261

Total nonperforming loans to total loans	0.24%	0.30%	0.19%	0.29%	0.38%	0.15%
Total nonperforming loans to total assets	0.18%	0.23%	0.14%	0.19%	0.21%	0.08%
Total nonperforming assets and troubled debt restructurings to total assets	0.18%	0.23%	0.14%	0.19%	0.21%	0.08%

The balance of nonperforming commercial real estate loans at December 31, 2006 of $627,000 consisted of one loan secured by an apartment building which was put on nonaccrual on December 31, 2006 when it became 90 days delinquent.  The loan was brought current by the borrower in January 2007 and paid off in February 2007.

The nonperforming commercial real estate loans of $641,000 at March 31, 2007 are comprised of three loans.  One loan for $133,000 secured by a small commercial building operating as a restaurant paid off in April 2007.  One loan for $325,000 secured by a four-lot parcel of undeveloped land was foreclosed in June 2007 on which we recognized a $75,000 loss to write the loan down to estimated realizable value and recorded the remainder as other real estate owned at June 30, 2007.  The remaining loan at March 31, 2007 for $183,000 continued to be a workout situation at June 30, 2007 and is secured by a two story commercial building operating as a restaurant.  We have entered into a forbearance agreement with the borrower to provide the borrower time to sell the property.  The borrower has made cash payments to reduce the outstanding balance by approximately $6,000, and we have an additional $4,000 in escrow from the borrower.  Management believes the value of the property based on a recent appraisal will be sufficient to cover the principal balance of the loan when sold.

Each of these loans was included in managements’ evaluation for impairment under Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan.”  Based on estimated or documented collateral values, the loans were not considered impaired.  The one loan on which we foreclosed and recognized a loss of $75,000 was acquired from Valley Bancorp in January 2007 and management had not had prior experience with this borrower or loan.

We had no real estate owned, troubled debt restructurings or any accruing loans past due 90 days or more at the dates presented above.  Interest income that would have been recorded for the three months ended March 31, 2007 and the year ended December 31, 2006, had nonaccruing loans and accruing loans past due 90 days or more been current according to their original terms amounted to $32,000 and $111,000, respectively.  Income related to nonaccrual loans included in interest income for the three months ended March 31, 2007 and the year ended December 31, 2006 was $8,000 and $84,000, respectively.

Federal regulations require us to review and classify our assets on a regular basis.  In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified.  There are three classifications for problem assets:  substandard, doubtful and loss.  “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.  “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss.  An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted.  The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention.  When we classify an asset as doubtful we establish a specific allowance for loan losses.  If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of our classified assets at the dates included.

	March 31,	December 31,
(Dollars in thousands)	2007	2006	2005	2004
Special mention assets	$10,837	$10,668	$3,731	$1,323
Substandard assets	4,588	997	1,034	1,044
Doubtful assets	—	—	125	—
Loss assets	—	—	—	—
Total classified assets	$15,425	$11,665	$4,890	$2,367

The pool of loans totaling $10.7 million which represented special mention assets at December 31, 2006 is primarily the same loans classified as special mention at March 31, 2007 totaling $10.8 million.  Loans are listed on the watch list initially because of an indication of delinquency in the case of loans requiring monthly payments, or a slower development or sales pace on acquisition, development and construction loans.  Once a loan is listed on our watch list, it typically remains on the watch list for monitoring purposes and management reviews the status of each loan on a monthly basis in an asset review committee and then with the board of directors.  If a loan deteriorates in credit quality, the classification is changed from special mention to substandard, doubtful, or loss depending on the circumstances and the evaluation.  Of the loans classified as special mention assets at December 31, 2006, one loan for $627,000 secured by a 12 unit apartment building paid off in February 2007.  Of the remaining loans, four loans totaling $6.2 million are commercial mortgage loans secured by various types of income proceeding properties which were current at March 31, 2007.  Two of the remaining loans totaling $2.9 million were acquisition and development loans for single family residential developments which were performing in accordance with the terms of the loan at March 31, 2007.  The loans classified as special mention are typically adequately secured by real estate and exhibit loan to collateral value ratios of 80% or less, or 75% or less for acquisition, development and construction loans.  Real estate mortgage or term loans generally require monthly principal and interest payments over the term of the loan.  Acquisition, development, and construction loans depend on proceeds from the sale of developed lots or completed homes to repay the debt.  We do not participate or share in any residual profits or losses or invest in development projects through joint ventures or similar entities with our borrowing customers.

The pool of loans totaling $4.6 million classified as substandard at March 31, 2007 included three loans totaling $3.8 million which were not classified at December 31, 2006.  One of these loans for $698,000, a commercial business loan, has since paid off.  The property for a second loan for $1.4 million secured by a nine unit resort condominium project was auctioned successfully in May and is expected to settle and be paid off by the new buyer in July 2007 with full collection of all principal and interest due.  We did not finance the purchase of this property for the new buyer.  The final loan for $1.7 million for a three unit resort condominium project was classified as substandard since it was to the same borrower as the $1.4 million loan, but this loan is current and is expected to be repaid by sales of units in the project.  The loans classified as substandard are typically adequately secured by real estate and exhibit loan to collateral value ratios of 80% or less, or 75% or less for acquisition, development and construction loans.

Other than disclosed in the above tables, there are no other loans that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms and would result in disclosure as nonaccrual, 90 days past due, restructured or impaired.  Special mention assets at March 31, 2007 and December 31, 2006 included an acquisition, development and construction loan in the amount of $3.0 million to purchase and develop residential lots located in Northern Virginia (in which the borrower has experienced slower than anticipated sales) and a $2.0 million commercial real estate loan secured by an office building located in Baltimore, Maryland due to delinquent payments.  Substandard assets at March 31, 2007 included two loans to a single borrower for two luxury condominium projects located in Ocean City, Maryland.  Both condominium projects are completed and Bradford Bank has engaged an auction firm to assist in the sale of the condominium projects.

Loan Delinquencies.  The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	March 31,		December 31,
	2007		2006		2005		2004
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
Real estate loans:
One- to four-family	$1,347	$457	$1,894	$720	$976	$572	$1,103	$177
Multi-family	—	—	—	—	—	—	—	—
Commercial real estate	195	—	183	—	383	—	940	—
Acquisition, development and construction	6,554	438	2,584	—	296	1,926	216	—
Commercial construction	—	—	1,551	—	—	—	—	—
Total real estate	8,096	895	6,212	720	1,655	2,498	2,259	177

Commercial business	1,112	—	1,247	155	179	160	—	174

Consumer:
Home equity loans and lines of credit	308	10	540	22	304	55	50	61
Auto loans	—	—	18	—	—	—	—	—
Other consumer loans	34	3	5	—	10	1	16	—
Total consumer	342	13	563	22	314	56	66	61
Total	$9,550	$908	$8,022	$897	$2,148	$2,714	$2,325	$412

The composition of the $6.6 million of acquisition, development and construction loans delinquent 30-59 days at March 31, 2007 was three loans totaling $2.6 million for single family residential lot acquisition and construction, four loans totaling $2.5 million for land acquisition and single family residential lot development, and $1.4 million for acquisition, development and construction of a three unit resort condominium project.  At June 30, 2007, of the $6.6 million of acquisition, development and construction loans that were 30-59 days delinquent at March 31, 2007, four loans totaling $3.2 million were current, three loans totaling $1.9 million continued to be 30-59 days delinquent, and one loan totaling $1.4 million was more than 90 days delinquent.  This loan was on nonaccrual status at June 30, 2007, but the borrower in conjunction with Bradford Bank held an auction in May 2007 at which a single buyer submitted an accepted bid which will pay off the principal and interest on the loan in full.  We will demand payment from the borrower for the amount of expense incurred by us in working out his loan, including auctioneer fees and legal fees, which we have expensed.  The closing with the buyer is expected to occur in July 2007.  We are not financing the new buyer’s purchase.

At June 30, 2007, the total of acquisition, development and construction loans that were delinquent 30-59 days was $2.5 million, of which $1.0 million were land acquisition and lot development loans and $1.5 million were lot acquisition and residential construction loans.

Analysis and Determination of the Allowance for Loan Losses.  The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio.  We evaluate the adequacy of the allowance for loan losses on a quarterly basis.  When the allowance needs to be increased, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of:  (1) a general valuation allowance on identified problem loans; (2) a general valuation allowance on the remainder of the loan portfolio; and (3) an unallocated component.  Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available to absorb losses in the loan portfolio.

We evaluate all classified loans and establish a general reserve if a determination is made that full collectibility may not be reasonably assured.  When this occurs, we consider the estimated fair value of the underlying collateral, less selling costs and other market conditions.  If a shortfall exists, we establish a general allowance amount.  In previous years, we established a general reserve balance based on our asset review and classified loan list.  Each loan category was assigned a percentage.  Loans classified as “loss” were assigned a percentage of 100%, loans classified as “doubtful” were assigned a percentage of 50%, loans classified as

“substandard” were assigned a percentage of 15% and loans classified as “special mention” were assigned a percentage of 2%.

We establish a general allowance for loans that are not evaluated separately for impairment to recognize the inherent losses associated with lending activities.  This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages to each category.  The allowance percentages have been derived using percentages commonly applied under the regulatory framework for Bradford Bank and other similarly-sized institutions.  The percentages may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date.  These significant risk factors may include changes in lending policies and procedures, recent loss experience in particular segments of the portfolio, trends in loan volumes, levels and trends in delinquent loans, changes in existing general economic and business conditions affecting our primary lending areas, as well as other factors such as: concentrations, seasoning of the loan portfolio, duration of the current business cycle and bank regulatory examination results.  The applied loss factors are reevaluated periodically to ensure their relevance in the current economic environment.  An unallocated component is maintained to cover uncertainties that could affect our estimate of probable losses.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectibility.  For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan as well as a shortfall in collateral value would result in our charging off the loan or the portion of the loan that was impaired.

The Office of Thrift Supervision, as an integral part of their examination process, periodically review our allowance for loan losses.  The Office of Thrift Supervision may require us to make additional provisions for loan losses based on judgments different from ours.

We acquired loans pursuant to the acquisition of Valley Bancorp.  In accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position 03-3 (“SOP 03-3”), at acquisition, we review each loan to determine whether there is evidence of deterioration of credit quality since origination and if it is probable that we will be unable to collect all amounts due according to the loan’s contractual terms.  When both conditions exist, we account for each loan individually and consider expected prepayments and estimate the amount and timing of undiscounted expected principal, interest and other cash flows (expected at acquisition) for each loan.  We determine the excess of the loan’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted into interest income (nonaccretable difference).  The remaining amount, representing the excess of the loan’s cash flows expected to be collected over the amount paid, is accreted into interest income over the remaining life of the loan (accretable yield).  None of the Valley Bancorp loans met the criteria of SOP 03-3 at the time of acquisition.

At March 31, 2007 and at December 31, 2006, our allowance for loan losses represented 0.60% of total gross loans.  The allowance for loan losses at March 31, 2007 reflects an allowance for loan losses of $262,000 that was assumed in the acquisition of Valley Bancorp.  The allowance for loan losses increased 85.0% from December 31, 2005 to December 31, 2006, following the provision for loan losses of $940,000 for 2006.  The decision to increase the allowance in 2006 reflected the slowdown in the real estate market in our area, the increase in the acquisition, development and construction loan portfolio by 27.2% in 2006, the implementation of our indirect automobile lending program during the year (resulting in a 1,050.6% increase in our automobile loan portfolio) and increases in nonperforming loans, classified and criticized assets and delinquencies.  At December 31, 2005, our allowance for loan losses represented 0.37% of total gross loans.  The allowance for loan losses increased 20.9% from December 31, 2004 to December 31, 2005, following the provision for loan losses of $347,000.  The decision to increase the allowance reflected the increase in the acquisition, development and construction loan portfolio by 32.4% and increases in classified and criticized assets and delinquencies.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

				December 31,
	March 31, 2007			2006			2005
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category To Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Real estate loans:
One- to four-family	$400	16.60%	45.98%	$397	18.66%	46.10%	$197	17.13%	49.02%
Commercial real estate	166	6.89	13.93	163	7.66	14.59	35	3.04	16.12
Acquisition, development and construction	549	22.78	18.99	547	25.70	20.15	221	19.22	18.17
Commercial construction	28	1.16	2.87	26	1.22	2.60	11	0.96	1.85
Total real estate	1,143	47.43	81.77	1,133	53.24	83.44	464	40.35	85.16

Commercial business	560	23.24	5.23	437	20.54	4.66	468	40.70	5.23

Consumer:
Home equity loans and lines of credit	234	9.71	8.06	219	10.29	8.30	45	3.91	9.10
Auto loans	285	11.83	4.84	172	8.08	3.51	10	0.87	0.35
Other consumer loans	15	0.62	0.10	14	0.66	0.09	10	0.87	0.16
Total consumer	534	22.16	13.00	405	19.03	11.90	65	5.65	9.61

Unallocated	173	7.18		153	7.19		153	13.30
Total allowance for loan losses	$2,410	100.00%	100.00%	$2,128	100.00%	100.00%	$1,150	100.00%	100.00%

	December 31,
	2004			2003			2002
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Real estate loans:
One- to four-family	$144	15.14%	49.30%	$161	24.17%	57.07%	$80	32.65%	71.82%
Multi-family	—	—	—	—	—	—	—	—	—
Commercial real estate	44	4.63	17.95	32	4.80	13.38	4	1.63	6.26
Acquisition, development and construction	36	3.79	15.52	88	13.21	10.14	50	20.41	4.81
Commercial construction	3	0.32	0.93	3	0.45	1.86	1	0.41	1.04
Total real estate	227	23.87	83.70	284	42.64	82.45	135	55.10	83.93

Commercial business	614	64.56	5.17	300	45.05	5.57	86	35.10	2.75

Consumer:
Home equity loans and linesof credit	26	2.73	10.65	58	8.71	11.31	20	8.16	12.18
Auto loans	8	0.84	0.28	12	1.80	0.41	2	0.82	0.73
Other consumer loans	11	1.16	0.20	12	1.80	0.26	2	0.82	0.41
Total consumer	45	4.73	11.13	82	12.31	11.98	24	9.80	13.32

Unallocated	65	6.83		—	—		—	—
Total allowance for loan losses	$951	100.00%	100.00%	$666	100.00%	100.00%	$245	100.00%	100.00%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations.  Furthermore, while we believe we have established our allowance for loan losses in compliance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses.  In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.  Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

	Three Months Ended March 31,		Year Ended December 31,
(Dollars in thousands)	2007	2006	2006	2005	2004	2003	2002
Allowance at beginning of period	$2,128	$1,150	$1,150	$951	$666	$245	$162
Provision for loan losses	20	60	940	347	315	459	100
Allowance from Valley Bancorp, Inc.	262	—	—	—	—	—	—
Charge offs:
Real estate loans:
One- to four-family	—	—	—	—	5	—	—
Total real estate loans	—	—	—	—	5	—	—

Commercial business loans	—	—	—	150	11	—	—

Consumer:
Home equity lines of credit	—	—	—	—	—	—	—
Auto loans	—	—	10	—	—	—	—
Other consumer loans	—	—	—	13	18	41	17
Total consumer loans	—	—	10	13	18	41	17
Total charge-offs	—	—	10	163	34	41	17

Recoveries:
Real estate loans	—	—	—	—	—	—	—

Commercial business	—	35	48	—	—	—	—

Consumer:
Other consumer loans	—	—	—	15	4	3	—
Total consumer loans	—	—	—	15	4	3	—
Total recoveries	—	35	48	15	4	3	—
Net charge-offs	—	(35)	(38)	148	30	38	17

Allowance at end of period	$2,410	$1,245	$2,128	$1,150	$951	$666	$245

Allowance to nonperforming loans	251.31%	73.68%	199.06%	197.26%	122.87%	81.42%	93.87%
Allowance to total loans outstanding at the end of the period	0.60%	0.39%	0.60%	0.37%	0.35%	0.27%	0.14%
Net charge-offs (recoveries) to average loans outstanding during the period	0.00%	(0.01)%	(0.01)%	0.01%	0.00%	0.00%	0.00%

Interest Rate Risk Management.  Our earnings and the market value of our assets and liabilities are subject to fluctuations caused by changes in the level of interest rates.  We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment.  Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits.  As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings.  To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread.  Our strategy for managing interest rate risk emphasizes:  originating loans with adjustable interest rates; selling loans on a flow basis; and promoting core deposit products and short-term time deposits.

We have an Asset/Liability Management Committee to coordinate all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

We use two net portfolio analyses, one prepared by the Office of Thrift Supervision and the other prepared by us, to review our level of interest rate risk.  These analyses measure interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates.  Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items.  These analyses assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 to 200 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement.  We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios.

The following table, which is based on the sensitivity analysis we perform, presents the change in our net portfolio value at March 31, 2007 that would occur in the event of an immediate change in interest rates based on our assumptions, with no effect given to any steps that we might take to counteract that change.

Basis Point (“bp”)	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets
Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change

300	$24,485	$(18,741)	(43.35)%	5.03%	(325	) bp
200	30,864	(12,360)	(28.60)	6.19	(209	) bp
100	37,325	(5,899)	(13.65)	7.32	(97	) bp
0	43,224	—	—	8.28	—
(100)	45,534	2,310	5.34	8.58	30	bp
(200)	45,367	2,143	4.96	8.43	15	bp

The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at March 31, 2007 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

Basis Point (“bp”)	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets
Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change

300	$10,616	$(28,792)	(73.06)%	2.21%	(540	) bp
200	20,524	(18,884)	(47.92)	4.16	(344	) bp
100	30,036	(9,371)	(23.78)	5.94	(167	) bp
0	39,408	—	—	7.61	—
(100)	46,751	7,313	18.56	8.85	125	bp
(200)	52,883	13,475	34.19	9.88	228	bp

Historically, the differences between our net portfolio analysis and the analysis calculated by the Office of Thrift Supervision is primarily due to the more specific assumptions built into our model, including more specificity in our cash flow projection assumptions (such as maturity dates, amortization schedules and prepayment rates).  We and the Office of Thrift Supervision use certain assumptions in assessing the interest rate risk of savings institutions.  These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.  As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table.  For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates.  Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.  Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset.  Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity Management.  Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities of and payments on investment securities and borrowings from the Federal Home Loan Bank of Atlanta.  While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents.  The levels of these assets depend on our operating, financing, lending and investing activities during any given period.  At March 31, 2007, cash and cash equivalents totaled $10.3 million.  In addition, at March 31, 2007, we had arrangements to borrow up to $94.8 million from the Federal Home Loan Bank of Atlanta.  On March 31, 2007, we had $50.0 million of advances outstanding.

A significant use of our liquidity is the funding of loan originations.  At March 31, 2007, we had $88.1 million in loan commitments outstanding, which consisted of $3.0 million and $43.9 million in commercial real estate loans and acquisition, development and construction loans, respectively, $10.0 million and $28.2 million in residential/home equity loans and consumer unused lines of credit, respectively, and $2.9 million in standby letters of credit.  Historically, many of the commitments expire without being fully drawn; therefore, the total commitment amounts do not necessarily represent future cash requirements.  Another significant use of our liquidity is the funding of deposit withdrawals.  Certificates of deposit due within one year of March 31, 2007 totaled $225.6 million, or 66.0% of certificates of deposit.  The large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the recent low interest rate environment.  If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings.  Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2008.  We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us.  We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations at March 31, 2007.

		Payment Due by Period
At March 31, 2007 (Dollars in thousands)	Total	Less than One Year	One to Three Years	Three to Five Years	More Than 5 Years
Contractual obligations:
Long-term debt obligations	$53,000	$—	$7,000	$30,000	$16,000
Capital lease obligations	—	—	—	—	—
Operating lease obligations	698	228	263	160	47
Purchase obligations	—	—	—	—	—
Other long-term liabilities reflected on the balance sheet	—	—	—	—	—
Total	$53,698	$228	$7,263	$30,160	$16,047

Our primary investing activities are the origination and purchase of loans and the purchase of securities.  Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors.  We generally manage the pricing of our deposits to be competitive.  Occasionally, we offer promotional rates on certain deposit products to attract deposits.

Capital Management.  We are subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At March 31, 2007, we exceeded all of our regulatory capital requirements.  We are considered “well capitalized” under regulatory guidelines.  See “Regulation and Supervision—Bank Regulation—Prompt Corrective Regulatory Action,” “Regulatory Capital Compliance” and note 12 of the notes to the consolidated financial statements.

This offering and our acquisitions is expected to increase our equity by $91.8 million to $132.2 million at the maximum of the offering range.  See “Capitalization.”  Following completion of this offering, we also will manage our capital for maximum stockholder benefit. The capital from the offering will significantly increase our liquidity and capital resources.  Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities.  Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income.  However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity.  Following the offering, we may use capital management tools such as cash dividends and common share repurchases.  However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except: (1) in extraordinary circumstances, we may make open market repurchases of up to 5% of our outstanding stock if we receive the prior non-objection of the Office of Thrift Supervision to such repurchases; (2) repurchases of qualifying shares of a director or if we conduct an Office of Thrift Supervision-approved offer to repurchase made to all stockholders; (3) if we repurchase to fund a restricted stock award plan that has been approved by stockholders; or (4) if we repurchase stock to fund a tax-qualified employee stock benefit plan.  All repurchases are prohibited, however, if the repurchase would reduce Bradford Bank’s regulatory capital below regulatory required levels.

Off-Balance Sheet Arrangements.  In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit.  For information about our loan commitments and unused lines of credit, see note 14 of the notes to the consolidated financial statements.

For the three months ended March 31, 2007 and the year ended December 31, 2006, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 1 of the notes to the consolidated financial statements of Bradford Bank MHC included in this prospectus.

Effect of Inflation and Changing Prices

The consolidated financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature.  As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation.  Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Business of Patapsco Bancorp

General

Patapsco Bancorp, Inc.  Patapsco Bancorp was incorporated under the laws of the State of Maryland in November 1995.  On April 1, 1996, Patapsco Federal Savings and Loan Association, the predecessor of The Patapsco Bank, converted from mutual to stock form and reorganized into the holding company form of ownership as a wholly-owned subsidiary of Patapsco Bancorp.

Patapsco Bancorp has no significant assets other than its investment in Patapsco Bank.  Patapsco Bancorp is primarily engaged in the business of directing, planning and coordinating the business activities of Patapsco Bank.  Accordingly, the information set forth in this prospectus, including financial statements and related data, focuses primarily on Patapsco Bank.  Currently, Patapsco Bancorp does not maintain offices separate from those of Patapsco Bank or employ any persons other than its officers who are not separately compensated for such service.

Patapsco Bancorp’s and Patapsco Bank’s executive offices are located at 1301 Merritt Boulevard, Dundalk, Maryland 21222-2194, and the main telephone number is (410) 285-1010.

The Patapsco Bank.  Patapsco Bank is a Maryland commercial bank operating through five full-service offices located in Dundalk, Parkville, Carney, Glen Arm and Baltimore City, Maryland.  The primary business of Patapsco Bank is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial business loans and consumer loans, primarily in the Greater Baltimore Metropolitan area.  Patapsco Bank is subject to competition from other financial and mortgage institutions in attracting and retaining deposits and in making loans.  Patapsco Bank is subject to the regulations of certain agencies of the federal government and undergoes periodic examination by those agencies.  Patapsco Bank has two active operating subsidiaries, Prime Business Leasing and Patapsco Financial Services. The primary business of Prime Leasing is the origination and servicing of commercial finance leases. The primary business of Patapsco Financial Services is the sale of consumer investments.

At March 31, 2007, Patapsco Bank had $78.2 million, $49.2 million, $20.9 million, $34.8 million, $20.2 and $22.0 million in residential mortgage loans, small business loans, construction loans, commercial real estate loans, home equity and other consumer loans, and equipment leases, respectively.

Available Information

Patapsco Bank maintains a website at http://www.patapscobank.com, which makes available Patapsco Bancorp’s Section 16 filings with the Securities and Exchange Commission.  The Securities and Exchange Commission maintains a website at http://www.sec.gov that makes available Patapsco Bancorp’s annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended, free of charge, on the site as soon as reasonably practicable after Patapsco Bancorp has electronically filed these documents with, or otherwise furnished them to, the Securities and Exchange Commission.  Patapsco Bancorp’s Internet website and the information contained therein or connected thereto are not intended to be incorporated into this document.

Market Area

Patapsco Bank’s market area for gathering deposits consists of the Hampden area of Baltimore City and eastern and northeastern Baltimore County, Maryland, while Patapsco Bank makes loans to customers in much of the Mid-Atlantic area with a strong emphasis on the Baltimore metropolitan area.  The economy of Patapsco Bank’s market area has historically been based on industries such as steel, shipyards and automobile assembly.  The economy in Patapsco Bank’s market area continues to be dependent, to some extent, on a small number of major industrial employers.  A significant portion of eastern Baltimore County has been designated as an “Enterprise Zone.”  As a result, employers relocating to this area are entitled to significant tax and other economic incentives.  Based on 2004 United States Census data, the per capita personal income for Baltimore County ($42,852) is greater than that of Maryland as a whole ($39,631) and the United States ($33,050).  The per capita personal income for Baltimore City ($29,153) is lower than both the Maryland and United States averages.

Lending Activities

General.  Patapsco Bancorp’s gross loan portfolio totaled $225.3 million at March 31, 2007, representing 88.5% of total assets at that date.  At March 31, 2007, $78.2 million, or 34.7%, of Patapsco Bancorp’s gross loan portfolio, consisted of residential mortgage loans.  Other loans secured by real estate include construction and commercial real estate loans, which amounted to $55.7 million, or 24.7%, of Patapsco Bancorp’s gross loan portfolio at March 31, 2007.  In addition, Patapsco Bancorp originates consumer and other loans, including home equity loans, home improvement loans and loans secured by deposits.  At March 31, 2007, consumer and other loans totaled $20.2 million, or 8.9%, of Patapsco Bancorp’s gross loan portfolio.  Patapsco Bancorp’s commercial loan portfolio, which consists of small business loans and commercial leases, totaled $71.2 million, or 31.6%, of Patapsco Bancorp’s gross loan portfolio.

Originations, Purchases and Sales of Loans.  Patapsco Bancorp generally has authority to originate and purchase loans throughout the United States.  Consistent with its emphasis on being a community-oriented financial institution, Patapsco Bancorp concentrates its lending activities in its Maryland market area with limited loan and equipment lease origination activity in Delaware, Pennsylvania and Northern Virginia and on rare occasions, outside these markets.

Patapsco Bancorp’s loan originations are derived from a number of sources, including loan brokers, advertising and referrals by depositors and borrowers.  Patapsco Bancorp’s solicitation programs consist of advertisements in local media, in addition to participation in various community organizations and events.  All of Patapsco Bancorp’s loan personnel are salaried; however, three originators do receive commissions on loans and leases approved by officers of the bank.  With the exception of applications for home improvement loans and equipment leases, which loans may be originated on an indirect basis through a limited number of approved home improvement contractors and loan brokers, loan applications are accepted at Patapsco Bancorp’s office.  In addition, Patapsco Bancorp’s loan originators may travel to meet prospective borrowers and take applications.  In all cases, Patapsco Bancorp has final approval of the application.

In recent years, Patapsco Bancorp has purchased whole loans and loan participation interests.  During the nine months ended March 31, 2007 Patapsco Bancorp purchased $8.7 million in participation interests and $1.3 million in consumer home improvement loans.

Loan Underwriting Policies.  Patapsco Bancorp’s lending activities are subject to Patapsco Bancorp’s non-discriminatory underwriting standards and to loan origination procedures prescribed by Patapsco Bancorp’s Board of Directors and management.  Detailed loan applications are obtained to determine the borrower’s ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations.  Certain officers and committees have been granted authority by the Board of Directors to approve residential and commercial real estate, commercial business loans and equipment leases in varying amounts depending upon whether the loan is secured or unsecured and, with respect to secured loans, whether the collateral is liquid or illiquid.  Individual officers and certain committees of Patapsco Bancorp have been granted authority by the Board of Directors to approve consumer loans up to varying specified dollar amounts, depending upon the type of loan.

Applications for single-family real estate loans are typically underwritten and closed in accordance with the standards of Freddie Mac and Fannie Mae.  Generally, upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to confirm specific information relating to the loan applicant’s employment, income and credit standing.  If a proposed loan is to be secured by a mortgage on real estate, an appraisal of the real estate is undertaken, pursuant to Patapsco Bancorp’s Appraisal Policy, by an appraiser approved by Patapsco Bancorp and licensed by the State of Maryland.  In the case of single-family residential mortgage loans, except when Patapsco Bancorp becomes aware of a particular risk of environmental contamination, Patapsco Bancorp generally does not obtain a formal environmental report on the real estate at the time a loan is made.  A formal environmental report may be required in connection with nonresidential real estate loans.

It is Patapsco Bancorp’s policy to record a lien on the real estate securing a loan and to obtain title insurance, which insures that the property is free of prior encumbrances and other possible title defects.  Borrowers must also obtain hazard insurance policies prior to closing and, when the property is in a flood plain as designated by the Department of Housing and Urban Development, pay flood insurance policy premiums.  Upon receipt of a loan application from a prospective borrower, a credit report generally is ordered to verify specific information relating to the loan applicant’s employment, income and credit standing.

With respect to single-family residential mortgage loans, Patapsco Bancorp makes a loan commitment of between 30 and 60 days for each loan approved.  If the borrower desires a longer commitment, the commitment may be extended for good cause and upon written approval.  Typically, a $500 commitment fee is charged in connection with the issuance of a commitment letter; however, extension fees are usually charged.  The interest rate is guaranteed for the commitment term.

It is the policy of Patapsco Bancorp that appraisals be obtained in connection with all loans for the purchase of real estate or to refinance real estate loans where the existing mortgage is held by a party other than Patapsco Bancorp.  It is Patapsco Bancorp’s policy that all appraisals be performed by appraisers approved by Patapsco Bancorp’s Board of Directors and licensed by the State of Maryland, for properties located in the state of Maryland.

Under applicable law, with certain limited exceptions, loans and extensions of credit by a commercial bank to a person outstanding, including commitments, at one time shall not exceed 15% of the bank’s unimpaired capital and surplus.  Under these limits, Patapsco Bancorp’s loans to one borrower were limited to $2.9 million at March 31, 2007.  At that date, Patapsco Bancorp had no lending relationships in excess of the loans-to-one-borrower limit. At March 31, 2007, Patapsco Bancorp’s largest lending relationship consisted of $2.5 million in loans secured by real estate, which was current and performing in accordance with its terms at March 31, 2007.

Interest rates charged by Patapsco Bancorp on loans are affected principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes.  These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), legislative tax policies and government budgetary matters.

Residential Real Estate Lending.  Patapsco Bancorp historically has been an originator of residential real estate loans in its market area.  Residential real estate loans consist of both single-family and multi-family residential real estate loans.  At March 31, 2007, residential mortgage loans totaled $78.2 million, or 34.7%, of Patapsco Bancorp’s gross loan portfolio.  Of such loans, $5.1 million were secured by nonowner-occupied investment properties.

Patapsco Bancorp’s multi-family residential loan portfolio consists primarily of loans secured by small apartment buildings.  Such loans generally range in size from $100,000 to $500,000.  At March 31, 2007, Patapsco Bancorp had $2.4 million of multi-family residential real estate loans, which amounted to 1.1% of Patapsco Bancorp’s gross loan portfolio at such date.  Multi-family real estate loans either are originated on an adjustable-rate basis with terms of up to 25 years or are amortized over a maximum of 25 years with a three or five-year note maturity, and are underwritten with loan-to-value ratios of up to 80% of the lesser of the appraised value or the purchase price of the property.

Multi-family residential real estate lending entails additional risks as compared with single-family residential property lending.  Multi-family residential real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers.  The payment experience on such loans typically is dependent on the successful operation of the real estate project.  These risks can be significantly impacted by supply and demand conditions in the market for residential space, and, as such, may be subject to a greater extent to adverse conditions in the economy generally.  To minimize these risks, Patapsco Bancorp generally limits itself to its market area or to borrowers with which it has prior experience or who are otherwise known to Patapsco Bancorp.  It has been Patapsco Bancorp’s policy to obtain annual financial statements of the business of the borrower or the project for which multi-family residential real estate loans are made.  Patapsco Bancorp seeks to expand multi-family residential real estate lending.

Construction Lending.  Patapsco Bank also offers residential and commercial construction loans and land acquisition and development loans.  Residential construction loans are offered to individuals who are having their primary or secondary residence built, as well as to local builders to construct single-family dwellings.  Residential construction advances are made on a stage of completion basis.  Generally, loans to owner/occupants for the construction of residential properties are originated in conjunction with the permanent mortgage on the property.  The term of the construction loans is normally from 6 to 18 months and has a variable interest rate, which is normally up to 2% above the prime interest rate.  Upon completion of construction, the permanent loan rate will be set at the interest rate offered by Patapsco Bank on that loan product not sooner than 60 days prior to completion.  Interest rates on residential construction loans to builders are set at the prime interest rate plus a margin of 0.5% to 2.0% as may be adjusted from time to time.  Interest rates on commercial construction loans and land acquisition and development loans are based on the prime rate plus a negotiated margin of between 0.5% and 2.0% and adjust from time to time, with construction terms generally not exceeding 18 months.  Advances are made on a percentage of completion basis.  At March 31, 2007, $20.9 million, or 9.3% of Patapsco Bancorp’s loan portfolio consisted of construction loans.

Prior to making a commitment to fund a loan, Patapsco Bank requires an appraisal of the property by appraisers approved by the Board of Directors and may require a study of the feasibility of the proposed project.  Patapsco Bank also reviews and inspects each project at the commencement of construction and prior to payment of draw requests during the term of the construction loan.  Dependent upon market forces, Patapsco Bank generally charges a construction fee between 1% and 2%.

Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate.  Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction.  During the construction phase, a number of factors could result in delays and cost overruns.  If the estimate of construction costs proves to be inaccurate and the borrower is unable to meet Patapsco Bank’s requirements of putting up additional funds to cover extra costs or change orders, then Patapsco Bank will demand that the loan be paid off and, if necessary, institute foreclosure proceedings, or refinance the loan.  If the estimate of value proves to be inaccurate, Patapsco Bank may be confronted, at or prior to the maturity of the loan, with collateral having a value that is insufficient to assure full repayment.  Patapsco Bank has sought to minimize this risk by limiting construction lending to qualified borrowers (i.e., borrowers who satisfy all credit requirements and whose loans satisfy all other underwriting standards which would apply to Patapsco Bank’s permanent mortgage loan financing for the subject property) in Patapsco Bank’s market area.  On loans to builders, Patapsco Bank works only with selected builders with whom it has experience and carefully monitors the creditworthiness of the builders.

Commercial Real Estate Lending.  Patapsco Bancorp’s commercial real estate loan portfolio consists of loans to finance the acquisition of small office buildings, shopping centers and commercial and industrial buildings.  Such loans generally range in size from $100,000 to $2.0 million.  At March 31, 2007, Patapsco Bancorp had $34.8 million of commercial real estate loans, which amounted to 15.5% of Patapsco Bancorp’s gross loan portfolio at such date.  Commercial real estate loans are typically originated on an adjustable-rate basis with terms of up to 25 years or are amortized over a maximum of 25 years with a maturity generally of three to ten years, and are underwritten with loan-to-value ratios of up to 80% of the lesser of the appraised value or the purchase price of the property.  Because of the inherently greater risk involved in this type of lending, Patapsco Bancorp generally limits its commercial real estate lending to borrowers within its market area or with which it has had prior experience.  Patapsco Bancorp seeks to expand commercial real estate lending.

Commercial real estate lending entails additional risks as compared with single-family residential property lending.  Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers.  The payment experience on such loans typically is dependent on the successful operation of the real estate project, retail establishment or business.  These risks can be significantly impacted by supply and demand conditions in the market for office, retail and residential space, and, as such, may be subject to a greater extent to adverse conditions in the economy generally.  To minimize these risks, Patapsco Bancorp generally limits itself to its market area or to borrowers with which it has prior experience or who are otherwise known to Patapsco Bancorp.  It has been Patapsco Bancorp’s policy to obtain annual financial statements of the business of the borrower or the project for which commercial real estate loans are made.  In addition, in the case of commercial mortgage loans made to a partnership or a corporation, Patapsco Bancorp seeks, whenever possible, to obtain personal guarantees and annual financial statements of the principals of the partnership or corporation.

Consumer Lending.  The consumer loans currently in Patapsco Bancorp’s loan portfolio consist of home improvement loans, home equity loans, loans secured by savings deposits and overdraft protection for checking accounts and other consumer loans.  At March 31, 2007, consumer and other loans totaled $20.2 million, or 8.9% of Patapsco Bancorp’s gross loan portfolio.

In July 1995, Patapsco Bancorp instituted a home improvement loan program.  Such loans are made to finance a variety of other home improvement projects, such as replacement windows, siding and room additions.  Patapsco Bancorp’s policy is to originate home improvement loans throughout Maryland, Virginia, Delaware, New Jersey and Southern Pennsylvania.  While Patapsco Bancorp originates some home improvement loans on a direct basis, most of the home improvement loans in Patapsco Bancorp’s portfolio are originated on an indirect basis through Patapsco Bancorp’s relationships with selected independent contractors.  Patapsco Bancorp’s underwriting policies apply to all home improvement loans whether or not directly originated by Patapsco Bancorp.  Home improvement loans generally have terms ranging from three to 10 years and have fixed interest rates.  Home improvement loans are made on both secured and unsecured basis.  However, the majority of home improvement loans with a principal loan amount over $10,000 or which have a term longer than 84 months are made on a secured basis with loan-to-value ratios up to 80% or 90%, depending on the type of project financed.  At March 31, 2007, home improvement loans amounted to $12.6 million, or 5.6% of Patapsco Bancorp’s loan portfolio.

Consumer lending affords Patapsco Bancorp the opportunity to earn yields higher than those obtainable with other types of lending.  However, consumer loans entail greater risk than do other loans, particularly in the case of loans that are unsecured or secured by rapidly depreciable assets.  Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation.  The remaining deficiency often does not warrant further substantial collection efforts against the borrower.  In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by events such as job loss, divorce, illness or personal bankruptcy.

Commercial Lending.  Patapsco Bank’s commercial loans consist of commercial business loans and the financing of lease transactions, which may not be secured by real estate.

At March 31, 2007, Patapsco Bancorp’s commercial loans totaled $49.2 million, or 21.8%, of Patapsco Bancorp’s loan portfolio.  This commercial lending program employs many of the alternative financing and guarantee programs available through the U.S. Small Business Administration and other state and local economic development agencies.

Patapsco Bank originates commercial business loans to small and medium-sized businesses in its market area.  Patapsco Bank’s commercial business loans may be structured as term loans, lines of credit, or mortgages.  Patapsco Bank’s commercial borrowers are generally small businesses engaged in manufacturing, distribution or retailing, or professionals in healthcare, accounting and law.  Commercial business loans are generally made to finance the purchase of inventory, new or used commercial business assets or for short-term working capital, or the purchase of real estate to be occupied by the operating company.  Such loans generally are secured by business assets and, when applicable, cross-collateralized by a real estate lien, although commercial business loans are sometimes granted on an unsecured basis.  Such loans are generally made for terms of seven years or less, depending on the purpose of the loan and the collateral.  Interest rates on commercial business loans and lines of credit are either fixed for the term of the loan or adjusted periodically. Generally, commercial business loans are made in amounts ranging between $10,000 and $2.0 million.

Patapsco Bank underwrites its commercial business loans on the basis of the borrower’s cash flow and ability to service the debt from earnings and Patapsco Bank seeks to structure such loans to have more than one source of repayment.  The borrower is required to provide Patapsco Bank with sufficient information to allow Patapsco Bank to make its lending determination.   In most instances, this information consists of at least two years of financial statements, a statement of projected cash flows, current financial information on any guarantor and any additional information on the collateral.  For loans with maturities exceeding one year, Patapsco Bank requires that borrowers and guarantors provide updated financial information at least annually throughout the term of the loan.

Commercial business term loans are generally made to finance the purchase of assets and have maturities of five years or less.  Commercial business lines of credit are typically made for the purpose of providing working capital and are usually approved with a term of 12 months and are reviewed at that time to determine if extension is warranted.  Patapsco Bank also offers standby letters of credit for its commercial borrowers.  The terms of standby letters of credit generally do not exceed one year but may contain a renewal option.

Commercial business loans are often larger and may involve greater risk than residential and consumer lending. Because payments on such loans are often dependent on successful operation of the business involved, repayment of such loans may be subject to a greater extent to adverse conditions in the economy.  Patapsco Bank seeks to minimize these risks through its underwriting guidelines, which require that the loan be supported by adequate cash flow of the borrower, profitability of the business, collateral and personal guarantees of the individuals in the business.  In addition, Patapsco Bank generally limits this type of lending to its market area and to borrowers with which it has prior experience or who are otherwise well known to Patapsco Bank.

Patapsco Bancorp offers loans to finance lease transactions, secured by the lease and the underlying equipment, to businesses of various size through its subsidiary, Prime Business Leasing.  In extending the financing in a commercial lease transaction, Patapsco Bancorp reviews the borrower’s financial statements, credit reports, tax returns and other documentation.  Generally, commercial lease financing is made in amounts ranging between $3,000 and $120,000 with terms of up to five years and carry fixed interest rates.  At March 31, 2007, commercial lease finance transaction loans totaled $22.0 million, or 9.7%, of Patapsco Bancorp’s loan portfolio.

Loan Fees and Servicing.  Patapsco Bancorp receives fees in connection with late payments and for miscellaneous services related to its loans.  Patapsco Bancorp also charges fees in connection with loan originations typically up to 2 points (one point being equal to 1% of the loan amount) on real estate loan originations.  Patapsco Bancorp generally does not service loans for others.  Patapsco Bancorp has sold participating interests on commercial real estate and commercial business loans to other local financial institutions.  At March 31, 2007, Patapsco Bancorp was servicing these participation interests for others totaling approximately $8.5 million.

Nonperforming Loans and Other Problem Assets.  It is management’s policy to continually monitor its loan portfolio to anticipate and address potential and actual delinquencies.  When a borrower fails to make a payment on a loan, Patapsco Bancorp takes immediate steps to have the delinquency cured and the loan restored to current status.  Loans, which are delinquent between ten and 15 days, depending on the type of loan, typically incur a late fee of 5% of principal and interest due.  As a matter of policy, Patapsco Bancorp will contact the borrower after the date the late payment is due.  If payment is not promptly received, the borrower is contacted again, and efforts are made to formulate an affirmative plan to cure the delinquency.  Generally, after any loan is delinquent 90 days or more, formal legal proceedings are commenced to collect amounts owed.

Loans generally are placed on nonaccrual status if the loan becomes past due more than 90 days, except in instances where in management’s judgment there is no doubt as to full collectibility of principal and interest.  At March 31, 2007, all loans past due more than 90 days were on nonaccrual.  Consumer loans are generally charged off after they become more than 90 days past due.  All other loans are charged off when management concludes that they are uncollectible.

Real estate acquired by Patapsco Bancorp as a result of foreclosure is classified as real estate owned until such time as it is sold.  When such property is acquired, it is initially recorded at the lower of cost or estimated fair value and subsequently at the lower of book value or fair value less estimated costs to sell.  Fair value is defined as the amount in cash or cash-equivalent value of other consideration that a real estate parcel would yield in a current sale between a willing buyer and a willing seller, as measured by market transactions.  If a market does not exist, fair value of the item is estimated based on selling prices of similar items in active markets or, if there are no active markets for similar items, by discounting a forecast of expected cash flows at a rate commensurate with the risk involved. Fair value is generally determined through an appraisal at the time of foreclosure.  Any required write-down of the loan to its fair value upon foreclosure is charged against the allowance for loan losses.

Investment Activities

General.  Patapsco Bancorp makes investments in order to maintain the levels of liquid assets preferred by regulatory authorities and manage cash flow, diversify its assets, obtain yield and to satisfy certain requirements for favorable tax treatment.  The investment activities of Patapsco Bancorp consist primarily of investments in mortgage-backed securities and other investment securities.  Typical investments include federally sponsored agency mortgage pass-through securities, federally sponsored agency debt securities, U.S. treasury obligations and investment grade corporate securities.  Investment and aggregate investment limitations and credit quality parameters of each class of investment are prescribed in Patapsco Bancorp’s investment policy.  Patapsco Bancorp performs analyses on securities prior to purchase and on an ongoing basis to determine the impact on earnings and market value under various interest rate and prepayment conditions.  Senior management and Patapsco Bancorp’s Asset/Liability Management Committee have limited authority to sell investment securities and purchase comparable investment securities with similar characteristics.  The Board of Directors reviews all securities transactions on a monthly basis.

Under applicable accounting rules, investment securities classified as held-to-maturity are recorded at amortized cost and those classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity.  At March 31, 2007, Patapsco Bancorp’s entire portfolio of investment securities was classified as available for sale and had an aggregate carrying value of $14.8 million and an unrealized net loss after tax of $0.2 million.  Management of Patapsco Bancorp currently does not anticipate that the presence of unrealized losses in Patapsco Bancorp’s portfolio of investment securities and mortgage-backed securities is likely to have a material adverse effect on Patapsco Bancorp’s financial condition, results of operations or liquidity.

Deposit Activity and Other Sources of Funds

General.  Deposits are the primary source of Patapsco Bancorp’s funds for lending, investment activities and general operational purposes.  In addition to deposits, Patapsco Bancorp derives funds from loan principal and interest repayments, maturities of investment securities and mortgage-backed securities and interest payments thereon.  Although loan repayments are a relatively stable source of funds, deposit inflows and outflows are significantly influenced by general interest rates and money market conditions.  Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds, or on a long-term basis for general operational purposes.  Patapsco Bank may borrow from the FHLB of Atlanta and The Bankers Bank of Atlanta, Georgia.

Deposits.  Patapsco Bancorp attracts deposits principally from within its market area by offering a variety of deposit instruments, including checking accounts, Christmas Club accounts, money market accounts, statement and passbook savings accounts, Individual Retirement Accounts, and certificates of deposit which range in maturity from seven days to 66 months.  Deposit terms vary according to the minimum balance required, the length of time the funds must remain on deposit, and the interest rate.  Maturities, terms, service fees and withdrawal penalties for its deposit accounts are established by Patapsco Bancorp on a periodic basis.  Patapsco Bancorp reviews its deposit mix and pricing on a weekly basis. In determining the characteristics of its deposit accounts, Patapsco Bancorp considers the rates offered by competing institutions, lending and liquidity requirements, growth goals and federal regulations.  Management believes it prices its deposits comparably to rates offered by its competitors.

Patapsco Bancorp attempts to compete for deposits with other institutions in its market area by offering competitively priced deposit instruments that are tailored to the needs of its customers.  Additionally, Patapsco Bancorp seeks to meet customers’ needs by providing convenient customer service to the community, efficient staff and convenient hours of service.  Substantially all of Patapsco Bancorp’s depositors are Maryland residents.  To provide additional convenience, Patapsco Bancorp participates in the STAR Automatic Teller Machine network at locations throughout the United States, through which customers can gain access to their accounts at any time.

Borrowings.  While savings deposits historically have been the primary source of funds for Patapsco Bancorp’s lending, investments and general operating activities, Patapsco Bank utilizes advances from the Federal Home Loan Bank of Atlanta to supplement its supply of lendable funds and to meet deposit withdrawal requirements.  The Federal Home Loan Bank of Atlanta functions as a central reserve bank providing credit for member financial institutions.  As a member of the Federal Home Loan Bank System, Patapsco Bank is required to own stock in the Federal Home Loan Bank of Atlanta and is authorized to apply for advances.  Advances are pursuant to several different programs, each of which has its own interest rate and range of maturities.  Patapsco Bank has a Blanket Agreement for advances with the Federal Home Loan Bank under which Patapsco Bank may borrow up to 25% of assets subject to normal collateral and underwriting requirements.  Advances from the Federal Home Loan Bank of Atlanta are secured by Patapsco Bank’s stock in the Federal Home Loan Bank of Atlanta and other eligible assets.  At March 31, 2007, Patapsco Bancorp had outstanding Federal Home Loan Bank of Atlanta advances of $37.8 million with an average rate of 4.57%. Additionally, Patapsco Bank has a $5.1 million line of credit, of which $0.0 was outstanding at March 31, 2007 with The Bankers Bank of Atlanta, Georgia.

Subsidiary Activities

Patapsco Bank has three subsidiaries, PFSL Holding Corp. (“PFSL”), which it formed in November 1995 to hold certain real estate owned at that time and which is currently inactive, Prime Business Leasing that was formed in October 1998 and is discussed under commercial lending and Patapsco Financial Services, Inc., which was formed in March 2000 in order to sell alternative investment products to Patapsco Bancorp’s customers.

Competition

Patapsco Bancorp faces strong competition both in originating loans and in attracting deposits.  Patapsco Bancorp competes for loans principally on the basis of interest rates, the types of loans it originates, the deposit products it offers and the quality of services it provides to borrowers.  Patapsco Bancorp also competes by offering products that are tailored to the local community.  Its competition in originating loans comes primarily from other commercial banks, savings institutions and mortgage bankers, credit unions and finance companies.

Management considers its market area for gathering deposits to be eastern Baltimore County, Baltimore City, and Harford County in Maryland.  Patapsco Bancorp originates loans throughout much of the Mid-Atlantic area.  Patapsco Bancorp attracts its deposits through its offices in Dundalk, Parkville, Carney, Hampden and Glen Arm primarily from the local community.  Consequently, competition for deposits is principally from other commercial banks, savings institutions, credit unions, mutual funds and brokers in the local community.  Patapsco Bancorp competes for deposits and loans by offering what it believes to be a variety of deposit accounts at competitive rates, convenient business hours, a commitment to outstanding customer service and a well-trained staff.

Employees

As of March 31, 2007, Patapsco Bancorp had 67 full-time and 19 part-time employees, none of whom were represented by a collective bargaining agreement.  Management considers Patapsco Bancorp’s relationships with its employees to be good.

Taxation

For fiscal year 2007, Patapsco Bancorp’s maximum federal income tax rate was 34%.  Patapsco Bancorp and Patapsco Bank, together with Patapsco Bank’s subsidiary, have filed a consolidated federal income tax return for the fiscal year ended June 30, 2006.  Patapsco Bancorp has had no material tax liability through March 31, 2007.

Patapsco Bank’s federal income tax returns have been audited through June 30, 1995. Patapsco Bancorp’s tax returns have never been audited.

The State of Maryland imposes an income tax of approximately 7% on income measured substantially the same as federally taxable income, except that U.S. Government interest is not fully taxable.

Description of Property

The following table sets forth the location and certain additional information regarding Patapsco Bank’s offices at March 31, 2007.

	Year Opened	Owned or Leased	Book Value at March 31, 2007	Approximate Square Footage
	(Dollars in thousands)
Headquarters and Branch Office: 1301 Merritt Boulevard Dundalk, Maryland 21222	1970	Owned	$445	9,600

Branch Offices: 2028 Joppa Road Baltimore, Maryland 21234	2007	Leased	2,935	7,000

7802 Harford Road Baltimore, Maryland 21234	1979	Owned	263	2,000

821 W. 36th Street Baltimore, Maryland 21211	1988	Owned	114	1,100

12128 Long Green Pike Glen Arm, Maryland 21057	1988	Leased	25	1,400

The book value of Patapsco Bank’s investment in premises and equipment totaled $4.3 million at March 31, 2007.

Management’s Discussion and Analysis of
Patapsco Bancorp

General

Patapsco Bancorp’s results of operations depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of loans, investment securities, and other investments, and the interest paid on interest-bearing liabilities, consisting primarily of deposits and advances from the Federal Home Loan Bank of Atlanta.  The net interest income earned on interest-earning assets (“net interest margin”) and the ratio of interest-earning assets to interest-bearing liabilities have a significant impact on net interest income.  Patapsco Bancorp’s net interest margin is affected by regulatory, economic and competitive factors that influence interest rates, loan and deposit flows.  Patapsco Bancorp, like other financial institutions, is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities.  To a lesser extent, Patapsco Bancorp’s results of operations are also affected by the amount of its noninterest income, including loan fees and service charges, and levels of noninterest expense, which consists principally of compensation and employee benefits, insurance premiums, professional fees, equipment expense, occupancy costs, advertising, data processing and other operating expenses.

Patapsco Bancorp’s operating results are significantly affected by general economic and competitive conditions, in particular, changes in market interest rates, government policies and actions taken by regulatory authorities.  Lending activities are influenced by general economic conditions, competition among lenders, the level of interest rates and the availability of funds.  Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the level of personal income and savings in Patapsco Bancorp’s market area.

Critical Accounting Policies

Patapsco Bancorp’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the industry in which it operates.  Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the consolidated financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments.  Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. These estimates, assumptions and judgments are necessary when financial instruments are required to be recorded at fair value or when the decline in the value of an asset carried on the balance sheet at historic cost requires an impairment write-down or a valuation reserve to be established.

The allowance for loan losses represents an amount, that in the judgment of management, will be adequate to absorb probable losses on outstanding loans and leases that may become uncollectible.  The allowance represents an estimate made based upon two principles of accounting: (1) Statement of Financial Accounting Standards (“SFAS”) No.5 “Accounting for Contingencies,” that requires losses to be accrued when their occurrence is probable and estimable, and (2) SFAS No. 114 “Accounting by Creditors for Impairment of a Loan,” that requires losses be accrued when it is probable that the lender will not collect all principal and interest due under the original term of the loan.  The adequacy of the allowance is determined through careful evaluation of the loan portfolio.  This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of the current economic environment that may be subject to change.  Loans and leases deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it.  The level of the allowance is adjusted through the provision for loan losses that is recorded as a current period expense.

The methodology for assessing the appropriateness of the allowance includes a specific allowance, a formula allowance and a nonspecific allowance. The specific allowance is for risk rated credits evaluated on an individual basis. The formula allowance reflects historical losses by credit category. The nonspecific allowance captures losses whose impact on the portfolio have occurred but have yet to be recognized in either the specific allowance or the formula allowance.  The factors used in determining the nonspecific allowance include trends in delinquencies, trends in volumes and terms of loans, the size of loans relative to the allowance, concentration of credits, the quality of the risk identification system and credit administration and local and national economic trends.

In accordance with the provisions of SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures (collectively referred to as “Statement 114”), Patapsco Bancorp determines and recognizes impairment of certain loans.  A loan is determined to be impaired when, based on current information and events, it is probable that Patapsco Bancorp will be unable to collect all amounts due according to the contractual terms of the loan agreement.  A loan is not considered impaired during a period of insignificant delay in payment if Patapsco Bancorp expects to collect all amounts due, including past-due interest.  Patapsco Bancorp generally considers a period of delay in payment to include delinquency up to and including 90 days.  Statement 114 requires that impairment be measured through a comparison of the loan’s carrying amount to at the present value of its expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

Statement 114 is generally applicable for all loans except large groups of smaller-balance homogeneous loans that are evaluated collectively for impairment, including residential first and second mortgage loans and consumer installment loans.  Impaired loans are therefore generally comprised of commercial mortgage, real estate development, and certain restructured residential loans.  In addition, impaired loans are generally loans which management has placed in non-accrual status since loans are placed in non-accrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past-due.

Management believes that the allowance is adequate.  However, its determination requires significant judgment, and estimates of the probable losses in the loan and lease portfolio can vary significantly from amounts that actually occur.

Comparison of Financial Condition at March 31, 2007 and June 30, 2006 and at June 30, 2006 and 2005

General.  Patapsco Bancorp’s assets increased by $26.6 million or 11.7% to $254.7 million at March 31, 2007 compared to $228.1 million at June 30, 2006.  Asset growth was funded primarily with certificates of deposits, both retail and brokered, and a $2.7 million increase in borrowings from the Federal Home Loan Bank of Atlanta.

Total assets increased by $23.4 million or 11.4% to $228.1 million at June 30, 2006 from $204.7 million at June 30, 2005.  Growth was funded primarily with borrowed money and cash from maturities and other payments from the investment portfolio.

Loans Receivable.  Net loans grew by $25.7 million or 13.5% to $216.3 million at March 31, 2007 from $190.6 million at June 30, 2006.  The growth in loans includes $1.3 million in purchases of consumer loans.  Growth in commercial business loans of $14.3 million, construction loans of $7.0 million, commercial mortgages of $5.0 million and consumer loans of $1.8 million offset a decrease of $2.4 million in residential mortgages.  Commercial leases were flat at $15.2 million.  Patapsco Bancorp’s commercial business loans are generally secured by real estate collateral as a secondary source of repayment.  Loan-to-value ratios on commercial business and commercial real estate loans generally do not exceed 80% of the appraised value.  The residential mortgage portfolio consists of conventionally underwritten mortgages that generally conform to Fannie Mae and Freddie Mac guidelines.  Patapsco Bancorp has not participated in the sub-prime mortgage market.

Gross loans receivable increased by $31.1 million, or 18.5%, to $198.9 million at June 30, 2006 from $167.8 million at June 30, 2005.  Loan production in the year ended June 30, 2006 totaled $73.3 million compared to $49.0 million in the year ended June 30, 2005, an increase of 49.6%.  Construction loans increased by $8.4 million or 152.1%, commercial business loans increased by $6.7 million or 23.9%, residential mortgages increased by $6.1 million or 8.2%, commercial real estate loans increased by $4.6 million or 18.3%, consumer loans increased $2.8 million of 18.1% and commercial leases increased by $2.4 million or 12.8%.

The following table sets forth selected data relating to the composition of Patapsco Bancorp’s loan portfolio by type of loan at the dates indicated.  At March 31, 2007, Patapsco Bancorp had no concentrations of loans exceeding 10% of gross loans other than as disclosed below:

	At March 31,		At June 30,
	2007		2006		2005
(Dollars in thousand)	Amount	%	Amount	%	Amount	%

Real estate loans:
Residential	$78,242	34.72%	$80,693	40.58%	$74,600	44.46%
Commercial	34,816	15.45	29,712	14.94	25,109	14.96
Construction (1)	20,926	9.29	13,913	7.00	5,520	3.29
Consumer loans:
Home improvements	12,618	5.60	11,442	5.75	7,910	4.71
Home equity	4,573	2.03	4,400	2.21	5,205	3.10
Other consumer	2,972	1.32	2,483	1.25	2,401	1.43
Commercial loans:
Commercial loans	49,235	21.85	34,827	17.51	28,102	16.75
Commercial leases	21,956	9.74	21,409	10.76	18,969	11.30
	225,338	100.00%	198,879	100.00%	167,816	100.00%
Less:
Deferred loan origination fees, net of costs	240		178		99
Unearned interest consumer loans	1,223		1,245		503
Unearned interest commercial leases	6,725		6,091		5,446
Purchase accounting discount, net	(210)		(224)		(271)
Allowance for loan losses	1,036		1,000		945
Total	$216,324		$190,589		$161,094

	At June 30,
	2004		2003		2002
(Dollars in thousand)	Amount	%	Amount	%	Amount	%

Real estate loans:
Residential	$78,303	49.27%	$48,664	40.76%	$59,609	47.88%
Commercial	16,545	10.41	14,622	12.25	15,487	12.44
Construction (1)	6,510	4.10	4,266	3.57	3,332	2.68
Consumer loans:
Home improvements	8,063	5.07	9,161	7.67	9,562	7.68
Home equity	4,244	2.67	3,709	3.11	3,096	2.49
Other consumer	2,170	1.36	2,194	1.84	1,576	1.27
Commercial loans:
Commercial loans	21,919	13.79	17,564	14.70	14,159	11.38
Commercial leases	21,182	13.33	19,225	16.10	17,643	14.18
	158,936	100.00%	119,405	100.00%	124,464	100.00%
Less:
Deferred loan origination fees, net of costs	94		96		66
Unearned interest consumer loans	465		408		289
Unearned interest commercial leases	6,473		4,356		3,976
Purchase accounting (discount) premium, net	(445)		154		345
Allowance for loan losses	936		1,139		1,438
Total	$151,413		$113,252		$118,350

(1)             Net of loans in process.

The following table sets forth certain information at March 31, 2007 and June 30, 2006 regarding the dollar amount of selected loan types maturing or repricing in Patapsco Bancorp’s portfolio.    The table does not include any estimate of prepayments that significantly shorten the average life of all loans and may cause Patapsco Bancorp’s repayment experience to differ from that shown below.

(In thousands)	Due during the year ending March 31, 2008	Due 1 through 5 years after March 31, 2007	Due 5 years or more after March 31, 2007	Total
Construction Loans	$1,233	$19,693	$—	$20,926
Commercial Loans	5,879	9,320	34,036	49,235
Total	$7,112	$29,013	$34,036	$70,161

(In thousands)	Due during the year ending June 30, 2007	Due 1 through 5 years after June 30, 2006	Due 5 years or more after June 30, 2006	Total
Construction Loans	$—	$13,913	$—	$13,913
Commercial Loans	5,467	4,276	25,084	34,827
Total	$5,467	$18,189	$25,084	$48,740

The following table sets forth at March 31, 2007 the dollar amount of the above loans which may reprice or are due one year or more after March 31, 2007 which have predetermined interest rates and have floating or adjustable interest rates.

(In thousands)	Predetermined Rates	Floating or Adjustable Rates	Total
Construction Loans	$—	$20,926	$20,926
Commercial Loans	18,821	30,414	49,235
Total	$18,821	$51,340	$70,161

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets.  The average life of loans is substantially less than their contractual terms because of prepayments.  The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

Investment Securities.  Securities available for sale decreased by $1.98 million or 11.1% to $14.8 million at March 31, 2007 from $16.7 million at  June 30, 2006 as maturities and amortization of the mortgage-backed securities portfolio was partially offset by an increase in the market value of the portfolio.

U.S. government agency securities decreased by $5.1 million or 43.7% to $6.6 million at June 30, 2006 from $11.6 million at June 30, 2005. Corporate bonds decreased by $0.7 million due to a maturity and the sale of one security in the year ended June 30, 2006. The sale occurred after the issuer was put on a negative watch by a national rating agency.  Mortgage-backed securities decreased by $2.1 million in the year ended June 30, 2006 as pay-downs in the portfolio were not replaced with any purchases. Due to loan growth, maturities and pay-downs of these securities were not replaced with purchases.  Stock in the Federal Home Loan Bank of Atlanta increased by $0.7 million primarily do to an increase in borrowings outstanding.

The following table sets forth the carrying value of Patapsco Bancorp’s investments at the dates indicated.

	At March 31,		At June 30,
(Dollars in thousands)	2007	2006	2005	2004

Securities available for sale, at fair value:
U.S. government and agency securities	$5,679	$6,559	$11,661	$13,490
Equity securities	—	78	68	55
Corporate securities	1,937	1,903	2,580	2,572
Mortgage-backed securities	7,193	8,127	10,491	13,110
Total securities available for sale	14,809	16,667	24,800	29,227

Investments required by law, at cost:
FHLB of Atlanta stock	2,145	2,018	1,279	1,381
FRB of Richmond stock	398	398	398	379
Total investments required by law, at cost	2,543	2,416	1,677	1,760
Total investments	$17,352	$19,083	$26,477	$30,987

The following table sets forth the scheduled maturities, carrying amounts, fair values and average yields for Patapsco Bancorp’s investment portfolio at March 31, 2007:

	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total Investment Portfolio
(Dollars in thousands)	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Fair Value	Average Yield

Securities available for sale:
Mortgage-backed securities	$97	6.21%	$—	—%	$2,269	4.50%	$5,046	4.88%	$7,412	$7,193	4.85%
U.S. government and agency	2,000	3.06	2,495	3.75	500	4.88	750	4.25	5,745	5,679	3.67
Corporate securities	—	—	1,000	3.48	—	—	1,000	5.60	2,000	1,937	4.54
Investment required by law	—	—	—	—	—	—	2,543	5.94	2,543	2,543	5.94
Total	$2,097	3.21%	$3,495	3.67%	$2,769	4.57%	$9,339	4.99%	$17,700	$17,352	4.45%

Deposits.  Interest bearing deposits increased $23.9 million or 15.6% in the nine months ended March 31, 2007 to $177.6 million from $153.6 million at June 30, 2006.  This increase has primarily occurred in the certificates of deposit account category and includes an increase of $10.2 million in brokered certificates of deposit.

Total deposits increased by $2.5 million or 1.5% to $166.8 million at June 30, 2006 from $164.3 million at June 30, 2005.  Decreases in savings ($6.1 million), money market ($300,000) and NOW checking ($600,000) were offset by increases in certificate ($8.4 million) and non-interest checking ($1.1 million) accounts. Rising rates paid on deposits in Patapsco Bancorp’s market area has resulted in depositors moving money into higher yielding certificate accounts. Competition for deposits in Patapsco Bancorp’s market area remains intense.  In the fourth quarter of 2006, Patapsco Bancorp raised $2.2 million in brokered certificates of deposit.  The following table sets forth deposit balances by type as of the dates indicated.

	March 31,		At June 30,
	2007		2006		2005		2004
(Dollars in thousands)	Balance	% Total	Balance	% Total	Balance	% Total	Balance	% Total
Savings Accounts	$21,482	11.30%	$25,819	15.48%	$31,984	19.46%	$31,718	18.86%
NOW Checking	12,770	6.71	12,781	7.66	13,406	8.16	12,440	7.40
Money Market	29,329	15.42	28,968	17.36	29,211	17.78	33,067	19.67
Certificates of deposit	113,993	59.94	86,079	51.60	77,647	47.25	79,918	47.53
Interest-bearing deposits	177,574	93.37	153,647	92.10	152,248	92.65	157,143	93.46
Non-interest bearing checking	12,604	6.63	13,186	7.90	12,072	7.35	10,989	6.54
Total	$190,178	100.00%	$166,833	100.00%	$164,320	100.00%	$168,132	100.00%

The following table sets forth the average balances based on daily balances and interest rates for various types of deposits as of the dates indicated.

	March 31,		At June 30,
	2007		2006		2005		2004
(Dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Savings Accounts	$22,959	0.43%	$29,021	0.42%	$31,434	0.47%	$26,874	0.56%
NOW Checking	12,420	0.19	12,130	0.13	12,778	0.29	8,884	0.32
Money Market	29,421	2.50	29,029	1.49	29,612	1.01	18,701	1.05
Certificates of deposit	100,916	4.38	82,152	3.54	78,815	3.20	73,626	3.01
Non-interest bearing checking	12,276	—	12,776	—	11,324	—	9,497	—
Total	$177,992		$165,108		$163,963		$137,582

The following table indicates the amount of Patapsco Bancorp’s certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 2007.  At such date, such deposits represented 11.7% of total deposits and had a weighted average rate of 4.75%.

Maturity Period	Certificates of Deposits
(In thousands)
Three months or less	$3,260
Over three through 6 months	1,470
Over six through 12 months	6,779
Over 12 months	10,710
Total	$22,219

Borrowings.  Borrowings from the Federal Home Loan Bank of Atlanta have increased by $2.7 million or 7.8% to $37.8 million at March 31, 2007 from $35.0 million at June 30, 2006.

Patapsco Bancorp’s borrowings increased by $14.8 million or 73.2% to $35.0 million at June 30, 2006 from $20.2 million at June 30, 2005.  Loan fundings well in excess of deposit growth is the reason for the growth.  In addition, in October 2005, Patapsco Bancorp issued $5.0 million in subordinated debentures. The proceeds were utilized to pay-off the remaining $1.7 million balance of the loan from the Bankers Bank used in the acquisition of Parkville Federal Savings Bank in April 2004.  The remaining funds are available to make capital contributions to Patapsco Bank and for other corporate purposes.

The following table sets forth certain information regarding borrowings, but not the subordinated debt, by Patapsco Bancorp at the dates indicated:

	Nine Months Ended March 31,	Year Ended June 30,
(Dollars in thousands)	2007	2006	2005	2004
Amounts outstanding at end of period:
FHLB advances	$37,800	$35,050	$18,400	$20,900
Other borrowings	—	—	1,833	2,000

Weighted average rate paid on:
FHLB advances	4.57%	4.33%	4.36%	4.23%
Other borrowings	5.19	—	4.72	3.36

Maximum amount of borrowings outstanding at any month end:
FHLB advances	$37,800	$35,050	$20,900	$30,200
Other borrowings	1,492	—	2,000	2,000

Approximate average borrowings outstanding with respect to:
FHLB advances	$36,243	$27,452	$19,325	$27,985
Other borrowings	207	—	1,971	497

Property and Equipment.  Property and equipment increased by $2.1 million or 98.6% to $4.3 million at March 31, 2007 from $2.2 million at June 30, 2006 due to the construction of the Waltham Woods branch and office building that houses all of Patapsco Bancorp’s lending functions as well as the branch.

Comparison of Operating Results for the Nine Months Ended March 31, 2007 and March 31, 2006

Net Income.  Patapsco Bancorp’s net income decreased by $108,000 or 11.2% to $857,000 for the nine months ended March 31, 2007 from $965,000 for the nine months ended March 31, 2006. The decrease in Patapsco Bancorp’s net income during the comparable nine month period is a result of a higher operating expenses resulting from the previously disclosed merger agreement with Bradford Bancorp and a higher provision for loan losses. Direct expenses, primarily professional fees, related with the transaction for the nine month period ended March 31, 2007 totaled $244,000.  Additionally, the provision for loan losses increased substantially in the comparative year-to-date periods.

Interest Income.  Total interest income increased by $2.2 million or 22.9% to $12.1 million for the nine months ended March 31, 2007 when compared to $9.9 million in the nine months ended March 31, 2006 as higher loan balances and higher rates earned on all interest-earning asset classes offset reduced income from the securities available for sale portfolio due to lower balances.

Interest income on loans receivable increased by $2.3 million or 25.8% to $11.4 million for the nine months ended March 31, 2007 from $9.1 million for the nine months ended March 31, 2006. The increase in interest income on loans receivable during the nine month period is primarily due to higher average balances of these assets.  Increased rates earned on loans also contributed to the increases in the nine month period.

Interest income on securities decreased by $105,000 to $611,000 in the nine month period ended March 31, 2007 due to lower average balances offsetting higher yields earned on these assets.  Patapsco Bancorp has been reinvesting cash generated from the investment portfolio into the loan portfolio.

Interest income on federal funds sold and other investments increased by $21,000 or 26.6% to $100,000 for the nine months ended March 31, 2007 from $79,000 for the nine months ended March 31, 2006.  The increase in the nine month period is due to higher rates earned offsetting lower average balances

Interest Expense.  Total interest expense increased by $2.0 million or 57.1% to $5.5 million in the nine months ended March 31, 2007 from $3.5 million in the prior year-to-date period.  The increase in interest expense during the comparable year-to-date periods is due primarily to higher rates paid on deposits accounts and higher average balances of interest-bearing liabilities.

Interest expense on deposits increased by $1.4 million or 58.4% to $3.9 million from $2.5 million for the nine months ended March 31, 2006.  The increase in interest expense on deposits in the year to date periods is due to both the significantly higher rates paid on deposits and the higher average balances of interest-bearing deposits.

Interest expense on short-term borrowings decreased by $69,000 to $37,000 from $106,000 for the nine-month period March 31, 2007 when compared to the comparable period ended March 31, 2006.  Interest expense on long-term borrowings increased by $604,000 or 67.9% to $1.5 million from $889,000 for the nine month period ended March 31, 2007 as compared to the nine month period ended March 31, 2006 due to both higher average balances and slightly higher rates paid on these borrowings.

Net Interest Income.  Net interest income increased by $273,000 or 4.2% to $6.7 million for the nine months ended March 31, 2007 from $6.4 million during the nine months ended March 31, 2006. The increases in net interest income during the comparable nine month period were due to the higher volume of earning assets offsetting a reduced net interest margin.

Average Balance Sheet.  The following table sets forth certain information relating to Patapsco Bancorp’s average balance sheet and reflects the average yield on assets and cost of liabilities for the periods indicated.  Dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented derives these yield and costs. Average balances are daily balances.

The table presents information for the periods indicated with respect to the net interest margin, which is its net interest income divided by the average balance of interest-earning assets.   Also presented is the difference between the average yield earned on interest-earning assets and average rate paid on interest-bearing liabilities, or interest rate spread, which is also used to measure the earnings power of financial institutions.

	Nine Months Ended March 31
	2007			2006
(Dollars in thousands)	Average Balance	Interest	Average Rate (1)	Average Balance	Interest	Average Rate (1)
Interest-earning assets:
Loans receivable (2)	$206,428	$11,420	7.38%	$172,672	$9,076	7.01%
Investment and mortgage-backed securities	18,251	611	4.46	24,186	716	3.95
Federal funds sold and other interest- earning assets	2,754	100	4.85	2,905	79	3.64
Total interest-earning assets	227,433	12,131	7.11	199,763	9,871	6.59
Noninterest-earning assets	14,217			13,499
Total assets	241,650			213,262

Interest-bearing liabilities:
Savings deposits	166,217	3,938	3.16	152,214	2,486	2.18
Short-term borrowings	880	37	5.61	3,197	106	4.41
Long-term borrowings	41,243	1,493	4.83	25,390	889	4.67
Total interest-bearing liabilities	208,340	5,468	3.50	180,801	3,481	2.57
Noninterest-bearing liabilities	14,359			14,627
Total liabilities	222,699			195,428
Stockholders’ equity	18,951			17,834
Total liabilities and stockholders’ equity	$241,650			$213,262

Net interest income		$6,663			$6,390
Interest rate spread			3.61%			4.02%
Net interest margin			3.91%			4.27%
Ratio of average interest-earning assets to average interest-bearing liabilities			109.16%			110.49%

(1)          Yields and rates are annualized.

(2)          Includes nonaccrual loans.

Rate/Volume Analysis.  The following table sets forth certain information regarding changes in interest income and interest expense of Patapsco Bancorp for the periods indicated.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by the prior year’s rate); and (ii) changes in rate (changes in rate multiplied by the prior year’s volume).  Combined rate/volume variances, a third element of the calculation, are allocated to the volume and rate variances based on their relative size.

	Nine Months Ended March 31 2007 vs. 2006
	Increase (Decrease) Due to
(In thousands)	Volume	Rate	Total
Interest income:
Loans receivable	$1,848	$496	$2,344
Investment securities	(185)	80	(105)
Short-term investments and other interest-earning assets	(5)	26	21
Total interest-earning assets	1,658	602	2,260

Interest expense:
Deposits (1)	246	1,206	1,452
Short-term borrowings	(110)	41	(69)
Long-term borrowings	573	31	604
Total interest-bearing liabilities	709	1,278	1,987

Change in net interest income	$949	$(676)	$273

(1)          Includes interest-bearing escrow accounts.

Provision For Loan Losses.  The provision for loan losses increased by $245,000 or 612.5% to $285,000 in the nine-months ended March 31, 2007 from $40,000 in the nine-months ended March 31, 2006.  The ratio of the allowance for loan losses as a percentage of total loans outstanding decreased to 0.48% at March 31, 2007 from 0.52% at June 30, 2006.  The primary driver of the level of the allowance for loan losses is Patapsco Bancorp’s determination of the level of risk in the portfolio.  Patapsco Bancorp has determined that there is minimal risk in the residential loan portfolio (35%) of total loans.  The residential mortgage portfolio consists of conventionally underwritten mortgages that generally conform to Fannie Mae and Freddie Mac guidelines.  Patapsco Bancorp has not participated in the sub-prime mortgage market. As mentioned above, Patapsco Bancorp conservatively underwrites all commercial business and commercial real estate loans with multiple sources of repayment.  Loans granted must cash-flow on their own and be backed by substantial collateral.  Additionally, $6.9 million of the commercial loan portfolio, including the two commercial loans on non-accrual, are guaranteed by the Small Business Administration with an average guarantee percentage of 76%. In Patapsco Bancorp’s estimation, the most risk in the portfolio resides in the commercial leasing portfolio whose net balance of $15.2 million represents 7.0% of the portfolio and whose average lease size is only $16,600.  The increased provision resulted primarily from the higher level of charge-offs experienced in the nine-month period ended March 31, 2007 and the higher level of nonperforming loans. Patapsco Bancorp’s allowance for loan losses as a percentage of non-performing loans was 214.6% at March 31, 2007 as compared to 409.8% at June 30, 2006.  See “—Allowance for Loan Losses and Nonperforming Assets.”

Non-interest Income.  Patapsco Bancorp’s non-interest income consists of deposit fees, service charges, fees on the sale of annuities and investment products, and gains and losses on sales of securities, loans and repossessed and other assets.  Total non-interest income decreased by $17,000 or 2.6% to $625,000 during the nine months ended March 31, 2007 from $642,000 during the nine months ended March 31, 2006.  Included in the March 31, 2006 year-to-date amount is a gain on the sale of an office building of $64,000.

Non-interest Expenses.  Total non-interest expense increased by $188,000 or 3.5% to $5.6 million during the nine months ended March 31, 2007 from $5.4 million during the nine months ended March 31, 2006.  The primary reasons for the increases in the nine month period are the aforementioned direct expenses, primarily professional fees resulting from the previously disclosed merger agreement with Bradford Bancorp. These expenses totaled $268,000 for the nine month period ended March 31, 2007.

Income Taxes.  Income tax expense was $505,000 (or 37.1% of income before the provision for income taxes) and $574,000 (or 37.3% of income before the provision for income taxes) for the nine month periods ended March 31, 2007 and 2006, respectively.

Comparison of Operating Results for the Years Ended June 30, 2006 and 2005

General.  Patapsco Bancorp’s net income increased by $42,000, or 3.1%, to $1.39 million in the year ended June 30, 2006 compared to $1.35 million in the year ended June 30, 2005.  The increase in net income was primarily due to  higher  net interest income, non-interest income and a lower provision for loan losses slightly offsetting higher operating expenses.

Net Interest Income.  Patapsco Bancorp’s net interest income increased by $0.5 million or 6.8%, to $8.6 million in the year ended June 30, 2006 from $8.1 million in the year ended June 30, 2005.  Interest income increased by $1.7 million or 14.8% and interest expense increased by $1.2 million or 31.8%.

The increase in net interest income is primarily attributable to higher average balances of interest-earning assets, primarily loans, in the twelve months ended June 30, 2006 compared to the twelve months ended June 30, 2005, offsetting higher rates paid on deposits and borrowings. The increase in interest expense is primarily due to higher rates paid on deposits as well as higher average balances of borrowings.

Patapsco Bancorp’s net interest margin was relatively unchanged at 4.22% for the year ended June 30, 2006 compared to 4.21% for the year ended June 30, 2005. Intense competition for both  loans and deposits, as well as a flat yield curve makes margin expansion very difficult.  Like many financial institutions, a steeper yield curve (one with a greater difference between short-term interest rates and long-term interest rates) will be beneficial to Patapsco Bancorp.

Interest Income.  Patapsco Bancorp’s total interest income increased by $1.7 million or 14.8%. The increase in interest income is primarily attributable to higher average balances of loans in the twelve months ended June 30, 2006 compared to the twelve months ended June 30, 2005.  The higher average balances primarily result from increased loan production and lower early pay-offs in the first mortgage portfolio.  The increase in the average volume of loans is responsible for a $1.6 million increase in interest income.  This is somewhat offset by lower average balances of investment securities and other interest-earning assets. Higher rates earned on all classes of interest-earning assets also contributed to the increase in interest income.

Interest income on loans increased $1.9 million, or 17.8% during fiscal year 2006 due to both higher average balances, resulting from increased production and lower pre-payments and higher rates earned on the loan portfolio.

Interest income on investment securities decreased by $105,000 or 10.1% to $0.9 million in fiscal year 2006 compared to $1.0 million in fiscal year 2005.  The decrease was the result of lower average balances resulting from scheduled maturities and pay-downs offsetting higher rates earned on these securities.

Interest income on short-term investments and other interest earning assets decreased $38,000, or 24.8%, to $114,000 in the fiscal year ended June 30, 2006 from $152,000 in the fiscal year ended June 30, 2005.  The lower average balance of these assets, primarily federal funds sold, offset higher rates earned on these assets.

Interest Expense.  Patapsco Bancorp’s total interest expense increased by $1.2 million, or 31.8%, to $4.9 million in fiscal year 2006 from $3.7 million in fiscal 2005.  The increase in rates paid on deposits and borrowings is responsible for $0.74 million of the increase while the higher average balance of borrowings outstanding is responsible for the remainder.

Interest expense on deposits increased $0.7 million or 23.7%, to $3.5 million in fiscal year 2006 from $2.8 million in fiscal 2005.  The impact of higher rates paid on deposits more than offset the slightly lower average balances of interest-bearing deposits outstanding.

Interest expense on short-term borrowings which includes federal funds borrowed and  borrowings from the Federal Home Loan Bank of Atlanta, totaled $0.14 million in the year ended June 30, 2006.  There was no interest expense on short-term borrowings in the year ended June 30, 2005.

Interest expense on long-term borrowings, which includes borrowings from the Federal Home Loan Bank of Atlanta and subordinated debentures, increased   $387,000, or 41.4%, to $1.3 million in the year ended June 30, 2006 from $0.9 million in the year ended June 30, 2005.  This increase is the result of both higher average balances used to fund loan growth and higher rates paid on long-term borrowings.

Provision for Loan Losses.  The provision for loan losses was $65,000 in fiscal year 2006, a decrease of $160,000, or 71.1%, from the fiscal year 2005 provision of $225,000.  The low level of charge-offs experienced in the year ended June 30, 2006 ($10,000) is one of the primary reasons for the lower provision.  Patapsco Bancorp’s allowance for loan losses as a percentage of total loans outstanding decreased to 0.52% at June 30, 2006 from 0.58% at June 30, 2005.  The decrease in this percentage resulted from the increase in loans outstanding offsetting the small growth in the allowance.  Patapsco Bancorp’s allowance for loan losses as a percentage of nonperforming loans was 409.9% at June 30, 2006 as compared to 2,486.8% at June 30, 2005.  See “—Allowance for Loan Losses and Nonperforming Assets.”

Non-interest Income.  Patapsco Bancorp’s noninterest income consists primarily of  service charges on deposit accounts,  and net gains and losses on sales of investment securities and repossessed assets.  Total noninterest income increased by $187,000 or 27.4% to $871,000 in fiscal year 2006 as compared to $684,000 in fiscal year 2006.  Fees and service charges increased $131,000 or 25.0% to $656,000 from $525,000 primarily due to higher service charges, overdraft and debit card income.  Patapsco Bancorp sold a former branch office facility for a gain of $64,000.  Other non-interest income decreased $10,000 or 6.2% to $149,000 due to a decline in the commissions earned on the sale of insurance and investment products.

Non-interest Expense.  Patapsco Bancorp’s total noninterest expense increased by $0.8 million or 12.4%, to $7.2 million during fiscal 2006, as compared to $6.4 million in fiscal 2005. Increases in compensation and benefits ($717,000), occupancy ($246,000) equipment expense ($42,000) and data processing expense ($41,000) exceeded the decreases in other expenses ($112,000), advertising expense ($92,000) and professional fees ($46,000).  The increase in compensation and benefits was a result of new hires in the loan production area as well as salary adjustments made as a result of the level of compensation required to hire new commercial lenders.  The increase in occupancy expense was primarily a result of the cost of leasing the land on the site of the new branch and loan administration building under construction as well as the accelerated depreciation of leasehold improvements and equipment in the leased space housing loan administration that will be vacated once the building is complete.  The decrease in other expenses is due to cost controls on other discretionary spending.

Income Tax Provision.  Patapsco Bancorp had an income tax expense of $0.82 million in 2006 compared to $0.76 million in 2005.  The resulting effective tax rates were 37.2% and 36.1 % respectively.

Comparison of Operating Results for the Years Ended June 30, 2005 and 2004

General.  Patapsco Bancorp’s net income decreased by $123,000, or 8.4%, to $1.3 million in the year ended June 30, 2005 compared to $1.4 million in the year ended June 30, 2004.  The decrease in net income was primarily due to higher operating expenses and a higher provision for loan losses offsetting higher net interest income and higher non-interest income.

Net Interest Income.  Patapsco Bancorp’s net interest income increased by $1.3 million or 18.6%, to $8.1 million in the year ended June 30, 2005 from $6.8 million in the year ended June 30, 2004.

The increase in net interest income was primarily attributable to higher average balances of interest earning assets in the twelve months ended June 30, 2005 compared to the twelve months ended June 30, 2004.  The higher average balances primarily result from having the assets assumed in the acquisition of Parkville Federal Savings Bank in April 2004 on the books for the entire fiscal year. The increase in the volume of interest earning assets is responsible for a $1.9 million increase in interest income.  This was somewhat offset by a $600,000 decrease in interest income due to lower rates earned on these assets.  Interest expense remained flat at $3.7 million in the year ended June 30, 2005 when compared to the year ended June 30, 2004 as lower rates paid on liabilities offset much of the increase in interest expense due to higher average balances.

Patapsco Bancorp’s net interest margin increased to 4.21% for the year ended June 30, 2005 from 4.06% for the year ended June 30, 2004.  The decrease in yields on earning assets of 12 basis points was more than offset by a decrease of 23 basis points in the cost of funds.  Additionally, the ratio of interest earning assets to interest bearing liabilities increased to 109.2% from 106.3%.

Interest Income.  Patapsco Bancorp’s total interest income increased by $1.3 million or 12.3%, to $11.8 million in the year ended June 30, 2005 from $10.5 million in the year ended June 30, 2004. As mentioned above, this increase in interest income was a result of the higher average balance of interest bearing assets outstanding in the year offsetting lower rates earned on these assets.

Interest income on loans increased $1.6 million, or 17.4% during fiscal year 2005 as higher average balances resulting from the Parkville acquisition and growth in the year offset lower rates earned on the loan portfolio.

Interest income on investment securities increased by $129,000 or 32.6% to $525,000 in fiscal year 2005 compared to $396,000 in fiscal year 2004.  The increase was the result of an increase in average balances more than offsetting a decrease in the average yields.

Interest income on mortgage-backed securities decreased by $419,000, or 44.6%, to $521,000, in fiscal 2005 from $940,000 in the fiscal year ended June 30, 2004.  This decrease was the result both of lower rates earned on these securities and lower average balances as principal pay downs were not replaced by new purchases.

Interest income on short-term investments and other interest earning assets increased $11,000, or 7.8%, to $152,000 in the fiscal year ended June 30, 2005 from $141,000 in the fiscal year ended June 30, 2004.  Higher rates earned on these investments offset lower average balances.

Interest Expense.  Patapsco Bancorp’s total interest expense increased by $28,000, or 0.8%, to $3.7 million in fiscal year 2005 from $3.7 million in fiscal 2004.  As shown in the rate/volume table above, the decrease in rates paid on deposits  and the lower balances of borrowed money offset the higher volume of deposits.

Interest expense on deposits increased $294,000 or 11.7%, to $2.8 million in fiscal year 2005 from $2.5 million in fiscal 2004.  The impact of lower rates paid on deposits only offset the higher average balances of deposits.

Interest expense on borrowings decreased $266,000, or 22.1%, to $900,000 in the year ended June 30, 2005 from $1.2 million in the year ended June 30, 2004.  This reduction was due to lower balances of borrowed money.

Provision for Loan Losses.  The provision for loan losses was $225,000 in fiscal year 2005, an increase of $183,000, or 435.7%, from the fiscal year 2004 provision of $42,000.  The increased provision was primarily the result of charge-offs and the shifting mix of the loan portfolio.  Patapsco Bancorp’s allowance for loan losses as a percentage of total loans outstanding decreased to 0.58% at June 30, 2005 from 0.61% at June 30, 2004.  The decrease in this percentage resulted from the increase in loans outstanding offsetting the small growth in the allowance.  Patapsco Bancorp’s allowance for loan losses as a percentage of nonperforming loans was 2,487.5% at June 30, 2005 as compared to 188.01% at June 30, 2004.  See “—Allowance for Loan Losses and Nonperforming Assets.”

Non-interest Income.   Patapsco Bancorp’s noninterest income consists of service charges on deposit accounts, commission income on the sales of investment products and net gains and losses on sales of investment securities, mortgage-backed securities, loans and repossessed assets.  Total noninterest income increased by $105,000 or 18.1% to $684,000 in fiscal year 2005 as compared to $579,000 in fiscal year 2004.  Fees and service charges on deposit accounts increased $141,000 or 36.7% to $525,000 from $384,000.  Other non-interest income increased $76,000 or 91.6% as the BOLI purchased in fiscal 2004 generated earnings for a full twelve months in fiscal 2005.  There were no gains on the sale of investments or loans in the twelve months ended June 30, 2005 compared to $112,000 in gains in the year ended June 30, 2004.

Non-interest Expense.  Patapsco Bancorp’s total noninterest expense increased by $1.4 million or 28.0%, to $6.4 million during fiscal 2005, as compared to $5.0 million in fiscal 2004.  The year ended June 30, 2005 was the first full year with the additional locations and staff from the Parkville acquisition.  Significant investments have been made in technology and training and the rate of growth of operating expenses is expected to slow significantly in the coming twelve months.  Increases occurred in all reported categories with the majority of the increased expenses attributable to the larger organization.

Average Balance, Interest and Average Yields and Rates.  The following table sets forth certain information relating to Patapsco Bancorp’s average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated.  Dividing income or expense by the average daily balance of assets or liabilities, respectively, derives such yields and costs for the periods presented.  Average balances are derived from daily balances.

The table also presents information for the periods indicated with respect to the institution’s net interest margin, which is net interest income divided by the average balance of interest earning assets.  This is an important indicator of commercial bank profitability.  The net interest margin is affected by yields on interest-earning assets, the costs of interest bearing liabilities and the relative amounts of interest-earning assets and interest-bearing liabilities.  Another indicator of an institution’s net interest income is the interest rate spread or the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

	Year Ended June 30,
	2006			2005			2004
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Interest-earning assets:
Loans receivable (1)	$177,598	$12,501	7.04%	$155,352	$10,613	6.83%	$121,770	$9,042	7.43%
Investment securities (2)	23,412	941	4.02	28,327	1,046	3.69	33,268	1,336	4.02
Short-term investments and other interest-earning assets	3,036	114	3.77	7,671	152	1.98	12,097	141	1.16
Total interest-earning assets	204,046	13,556	6.64	191,350	11,811	6.17	167,135	10,519	6.29
Noninterest-earning assets	12,848			13,367			16,480
Total assets	216,894			204,717			183,615
Interest-bearing liabilities:
Deposits (3)	152,904	3,486	2.28	153,961	2,818	1.83	128,736	2,524	1.96
Short-term borrowings	3,116	140	4.51	—	—	—	—	—	—
Long-term borrowings	28,444	1,323	4.65	21,296	936	4.39	28,482	1,202	4.22
Total interest-bearing liabilities	184,464	4,949	2.68	175,257	3,754	2.14	157,218	3,726	2.37
Noninterest-bearing liabilities	14,528			12,353			10,276
Total liabilities	198,992			187,610			167,494
Total equity	17,902			17,107			16,121
Total liabilities and equity	$216,894			$204,717			$183,615

Net interest income		$8,607			$8,057			$6,793
Interest rate margin			4.22%			4.21%			4.06%
Net interest spread			3.96%			4.03%			3.92%
Ratio of average interest-earning assets to average interest-bearing liabilities			110.62%			109.18%			106.31%

(1)             Includes nonaccrual loans.

(2)             Includes investments required by law.

(3)             Includes escrow accounts.

Rate/Volume Analysis.  The following table sets forth certain information regarding changes in interest income and interest expense of Patapsco Bancorp for the periods indicated.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by the prior year’s rate); and (ii) changes in rate (changes in rate multiplied by the prior year’s volume).  Combined rate/volume variances, a third element of the calculation, are allocated to the volume and rate variances based on their relative size.

	Year Ended June 30			Year Ended June 30,
	2006	vs.	2005	2005	vs.	2004
	Increase (Decrease) Due to			Increase (Decrease) Due to
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest income:
Loans receivable	$1,558	$330	$1,888	$2,217	$(646)	$1,571
Investment securities	(132)	27	(105)	(270)	(20)	(290)
Short-term investments and other interest-earning assets	(134)	96	(38)	(12)	23	11
Total interest-earning assets	1,292	453	1,745	1,935	(643)	1,292

Interest expense:
Deposits (1)	(19)	687	668	470	(176)	294
Short-term borrowings	140	—	140	—	—	—
Long-term borrowings	330	57	387	(318)	52	(266)
Total interest-bearing liabilities	451	744	1,195	152	(124)	28

Change in net interest income	$841	$(291)	$550	$1,783	$(519)	$1,264

(1)             Includes interest-bearing escrow accounts.

Allowance for Loan Losses and Nonperforming Assets

Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for loan losses.  The components of the allowance for loan losses represent an estimation done pursuant to either Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies,” or SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.”  The adequacy of the allowance for loan losses is determined through a continuous review of the loan and lease portfolio and considers factors such as prior loss experience, type of collateral, industry standards, past due loans in Patapsco Bancorp’s loan portfolio, current economic conditions, both national and local, and other factors unique to particular loans and leases. Patapsco Bancorp’s management periodically monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio.  The method utilized for the determination of the allowance is described under “—Critical Accounting Policies.”

The following table shows the activity in the allowance for loan losses in the periods indicated:

	Nine Months Ended March 31,		Year Ended June 30,
(Dollars in thousands)	2007	2006	2006	2005	2004	2003	2002
Balance at beginning of period	$1,000	$945	$945	$936	$1,139	$1,438	$1,161

Loans charged off:
Real estate mortgage	—	—	—	—	40	—	—
Commercial loan	9	—	—	5	16	499	28
Commercial lease	233	29	40	184	178	320	129
Consumer	146	113	146	143	212	145	200
Total charge offs	388	142	186	332	446	964	357

Recoveries:
Real estate mortgage	—	—	41	—	—	—	12
Commercial loan	28	11	16	5	51	37	10
Commercial lease	41	69	78	54	95	55	16
Consumer	70	28	41	57	55	42	36
Total recoveries	139	108	176	116	201	134	74
Net loans charged off	249	34	10	216	245	830	283
Provision for loan losses	285	40	65	225	42	531	560
Balance at end of period	$1,036	$951	$1,000	$945	$936	$1,139	$1,438
Ratio of net charge-offs to average loans outstanding during the period	0.16%	0.02%	0.01%	0.14%	0.20%	0.72%	0.23%
Ratio of allowance to non-performing loans	204.64%	408.44%	409.84%	2,487.45%	188.01%	348.32%	206.48%

The following table allocates the allowance for loan losses by loan category at the dates indicated.  The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	March 31,		As of June 30,
	2007		2006		2005		2004
(Dollars in thousands)	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
Real estate mortgage:
Residential	$39	34.7%	$61	40.6%	$60	44.5%	$78	49.3%
Commercial	40	15.5	67	14.9	79	15.0	70	10.4
Construction	80	9.3	64	7.0	55	3.3	65	4.1
Consumer and other	133	8.9	67	9.2	99	9.2	95	9.1
Commercial business	478	21.9	558	17.5	494	16.7	428	13.8
Commercial leases	266	9.7	183	10.8	158	11.3	200	13.3
Total allowance for loan losses	$1,036	100.0%	$1,000	100.0%	$945	100.0%	$936	100.0%

	As of June 30,
	2003		2002
(Dollars in thousands)	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
Real estate mortgage:
Residential	$118	40.8%	$123	47.9%
Commercial	95	12.2	283	12.4
Construction	163	3.6	55	2.7
Consumer and other	153	12.6	251	11.4
Commercial business	275	14.7	305	11.4
Commercial leases	335	16.1	335	14.2
Total allowance for loan losses	$1,139	100.0%	$1,352	100.0%

The following table sets forth information with respect to Patapsco Bancorp’s nonperforming assets at the dates indicated.

	March 31,	At June 30,
(Dollars in thousands)	2007	2006	2005	2004	2003	2002
Loans accounted for on a non-accrual basis: (1)
Real estate:
Residential	$168	$13	$—	$—	$90	$285
Commercial	—	146	—	—	—	—
Construction	—	—	—	—	—	—
Consumer	14	7	16	12	44	—
Commercial Loan/Lease	324	78	22	486	193	411
Total	506	244	38	498	327	696

Accruing loans which are contractually past due
90 days or more	—	—	—	—	—	—
Total	—	—	—	—	—	—

Total non-performing loans	$506	$244	$38	$498	$327	$696

Percentage of total loans	0.23%	0.13%	0.02%	0.33%	0.29%	0.58%
Other non-performing assets (2)	$5	—	$60	$—	$19	$128

(1)             Non accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely.  Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectability of the loan.

(2)             Other nonperforming assets represents property and equipment acquired by Patapsco Bancorp through foreclosure or repossession.

At March 31, 2007, non-accrual loans consisted of one residential mortgage with a balance of $168,000 and an approximate loan-to-value ratio of 44%, two commercial business loans with a combined balance of $254,000, both with 85% guarantees from the Small Business Administration, six commercial leases with balances of $70,000 and two consumer loans with a balance of $14,000.

Except as discussed below, Patapsco Bancorp had no loans not classified as nonaccrual, 90 days past due or restructured where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may subsequently result in disclosure as nonaccrual, 90 days past due or restructured.

Patapsco Bancorp continues to closely monitor a previously disclosed credit relationship with a total exposure of $293,000. There is a 75% guarantee by the Small Business Administration for one of the loans to this borrower with a balance of $79,000.  The borrower is making monthly payments on both loans and as of March 31, 2007, neither is 90 days delinquent.

Asset/Liability Management

Patapsco Bancorp’s net income is largely dependent on Patapsco Bank’s net interest income.  Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets.  When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income.  Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income.  Net interest income is also affected by changes in the portion of interest-earning assets that are funded by interest-bearing liabilities rather than by other sources of funds, such as noninterest-bearing deposits, other liabilities and stockholders’ equity.

Patapsco Bancorp has established an Asset/Liability Management Committee (“ALCO”) that currently is comprised of four non-employee directors, the President, the Chief Financial Officer and the Senior Vice Presidents of Lending and Operations.  This Committee meets on a monthly basis and reviews the maturities of Patapsco Bancorp’s assets and liabilities and establishes policies and strategies designed to regulate Patapsco Bancorp’s flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing Patapsco Bancorp’s assets and liabilities is to maintain an acceptable net interest margin while reducing the net effects of changes in interest rates.

Management’s principal strategy in managing Patapsco Bancorp’s interest rate risk has been to maintain short and intermediate-term assets in portfolio, including locally originated adjustable-rate commercial real estate and commercial business loans.  In addition, Patapsco Bancorp has available for sale investment securities, carried at fair value, totaling $14.8 million as of March 31, 2007.  Patapsco Bancorp is holding these investment securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes

Patapsco Bancorp’s Board of Directors is responsible for reviewing Patapsco Bancorp’s asset and liability management policies.  The Asset/Liability Management Committee reports to the Board monthly on interest rate risk and trends, as well as liquidity and capital ratios and requirements.  Patapsco Bancorp’s management is responsible for administering the policies of the Board of Directors with respect to Patapsco Bancorp’s asset and liability goals and strategies.

Patapsco Bank’s interest rate sensitivity, as measured by the re-pricing of its interest sensitive assets and liabilities at March 31, 2007, is presented in the following table.   The table was derived using assumptions which management believes to be reasonable.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 2007 that are expected to mature or reprice in each of the time periods shown.

(Dollars in thousands)	Three Months or Less	Over Three Months Through One Year	Over One Through Five Years	Over Five Through Ten Years	Over Ten Through Twenty Years	Over Twenty Years	Total
Rate sensitive assets:
Loans receivable	$53,412	$55,528	$76,318	$23,750	$7,349	$1,003	$217,360
Investment securities	4,597	956	6,551	2,310	378	17	14,809
Short-term investments and other interest-earning assets	7,626	—	—	—	—	—	7,626
Total	65,635	56,484	82,869	26,060	7,727	1,020	239,795

Rate sensitive liabilities:
Deposits	22,781	17,985	81,730	10,820	2,289	572	190,177
Borrowings	2,000	17,700	18,100	5,000	—	—	42,800
Total	24,781	89,685	99,830	15,820	2,289	572	232,977

Interest sensitivity gap	$40,854	$(33,201)	$(16,961)	$10,240	$5,438	$448
Cumulative interest sensitivity gap	$40,854	$7,652	$(9,308)	$932	$6,370	$6,818
Ratio of cumulative gap to total assets	16.04%	3.00%	(3.65)%	0.37%	2.50%	2.68%

The interest rate-sensitivity of Patapsco Bancorp’s assets and liabilities illustrated in the table above could vary substantially if different assumptions were used or actual experience differs from the assumptions used.  If passbook and NOW accounts were assumed to mature in one year or less, Patapsco Bancorp’s one-year positive gap would be negative.

Certain shortcomings are inherent in the method of analysis presented in the above table.  Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates.  The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates.  Certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates on a short-term basis and over the life of the asset.  In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.  The ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

Patapsco Bancorp utilizes two additional measures of risk.  These are quantitative measures of the percentage change in net interest income and equity capital resulting from a hypothetical change of plus or minus 200 basis points in market interest rates for maturities from one day to thirty years.  As of March 31, 2007, Patapsco Bank had the following estimated sensitivity profile for net interest income and fair value of equity:

	+200 basis points	-200 basis points	Policy Limit
% Change in Net Interest Income	+5.8%	-10.8%	±15.0%
% Change in Fair Value of Equity	-15.2%	+1.2%	±25.0%

Liquidity and Capital Resources

An important component of Patapsco Bancorp’s asset/liability structure is the level of liquidity available to meet the needs of customers and creditors.  Patapsco Bancorp’s Asset/Liability Management Committee has established general guidelines for the maintenance of prudent levels of liquidity.  The Committee continually monitors the amount and source of available liquidity, the time to acquire it and its cost.

Patapsco Bancorp’s most liquid assets are cash on hand, interest-bearing deposits and Federal funds sold, which are short-term, highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash.  The levels of these assets are dependent on Patapsco Bancorp’s operating, financing and investing activities during any given period.  At March 31, 2007, Patapsco Bancorp’s cash on hand, interest-bearing deposits and Federal funds sold totaled $9.1 million. In addition, Patapsco Bancorp has approximately $14.8 million of securities classified as available-for-sale at March 31, 2007.  At June 30, 2006, Patapsco Bancorp’s cash on hand, interest-bearing deposits and Federal funds sold totaled $8.2 million.

Patapsco Bancorp anticipates that it will have sufficient funds available to meet its current loan origination and unused lines-of-credit commitments of approximately $11.2 million and $12.8 million, respectively at March 31, 2007.  Certificates of deposit that are scheduled to mature in less than one year at March 31, 2007 totaled $70.5 million.  Historically, a high percentage of maturing deposits have remained with Patapsco Bancorp.

Patapsco Bancorp’s primary sources of funds are deposits, borrowings and proceeds from maturing investment securities and mortgage-backed securities and principal and interest payments on loans.  While maturities and scheduled amortization of mortgage-backed securities and loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors.

Patapsco Bancorp, as Patapsco Bancorp for Patapsco Bank, has an annual cash requirement of approximately $868,000 for the payment of common dividends as well as principal payments on the $5.0 million in subordinated debentures outstanding.  Patapsco Bancorp currently has cash on hand of $2.3 million.  The only source of funds for Patapsco Bancorp is dividends from Patapsco Bank. The amount of dividends that can be paid to Patapsco Bancorp from the bank is limited by the earnings of the bank.

On January 19, 2006, Patapsco Bancorp issued a press release announcing that the Board of Directors had voted to call for redemption of all outstanding shares of Series A Non-cumulative, Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), that have not been converted into common stock at the election of the holders and remain outstanding on or prior to the close of business on March 31, 2006 (the “Redemption Date”).  All shares of Series A Preferred Stock not converted into shares of Patapsco Bancorp, Inc. common stock prior to the close of business on the Redemption Date were automatically redeemed at the face value of $25 per share.

A total of 82,435 of the 85,051 outstanding preferred shares elected to convert their shares into Company common stock.  The remaining 2,616 shares were redeemed at $25 per share for a total of $65,000.  As a result, Patapsco Bancorp’s common stock outstanding increased by 329,164 shares and stockholders’ equity decreased by $65,000.

Contingencies and Off-Balance Sheet Items

Patapsco Bancorp is a party to financial instruments with off-balance sheet risk including commitments to extend credit under both new facilities and under existing lines of credit.  Commitments to fund loans typically expire after 60 days, commercial lines of credit are subject to annual reviews and home equity lines of credit are generally for a term of 20 years.  These instruments contain, to varying degrees, credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows:

(In thousands)	March 31, 2007	June 30, 2006	June 30, 2005
Commitments to originate new loans	$11,166	$13,860	$9,000
Undisbursed lines of credit	12,805	11,161	9,799
Financial standby letters of credit	1,474	1,583	1,365

Contractual Obligations

The following table sets forth Patapsco Bancorp’s contractual obligations as of March 31, 2007.

(Dollars in thousands)	< 1 year	1 to 3 Years	4 - 5 Years	Over 5 Years	Total
Time deposits	$70,471	$26,503	$17,019	$—	$113,993
Long-term borrowings, including subordinated debentures	8,700	4,000	5,100	25,000	42,800
Lease obligations	179	337	316	3,450	4,283
Total contractual obligations	$79,350	$30,840	$22,435	$28,450	$161,075

Impact of Inflation and Changing Prices

The consolidated financial statements and notes thereto of Patapsco Bancorp presented in this prospectus have been prepared in accordance with accounting principles generally accepted in The United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and inflation.  The impact of inflation is reflected in the increased cost of Patapsco Bancorp’s operations.  Unlike most industrial companies, nearly all the assets and liabilities of Patapsco Bancorp are monetary in nature.  As a result, interest rates have a greater impact on Patapsco Bancorp’s performance than do the effects of general levels of inflation.  Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Our Management

Boards of Directors

The current board of directors of Bradford Bancorp consists of the eight current directors of Bradford Bank MHC, Bradford Mid-Tier Company and Bradford Bank.  The board of directors of Bradford Bancorp are elected to terms of three years, approximately one-third of whom are elected annually.

Immediately following the merger with Patapsco Bancorp, the composition of our board of directors will change.  One of our current directors, George K. Mister, Jr., has informed us that he will resign from our board of directors upon completion of the merger.  At that time, we will also appoint Nicole N. Glaeser and Thomas P. O’Neill, currently directors of Patapsco Bancorp, to the boards of directors of Bradford Bancorp and Bradford Bank.

All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Dallas R. Arthur, our current President. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years.  Ages presented are as of March 31, 2007.  The period of service as a director also reflects time served as a director of Bradford Bank.

The following directors have terms ending in 2008:

G. Scott Barhight is a partner in the law firm of Whiteford, Taylor & Preston.  Mr. Barhight specializes in land use, zoning, real estate development and real estate transactions.  Mr. Barhight is a former director of Wyman Park Bancorporation, Inc., and its subsidiary, Wyman Park Federal Savings & Loan Association, which were acquired by Bradford Bank in February 2003. Age 49.  Director since 2003.

Melvin C. Benhoff, Jr. is the President of Benhoff Builders Inc., a real estate development and investment company. Age 52.  Director since 2002.

George K. Mister, Jr., a certified public accountant, has served as the President of Mister, Burton and Palmisano, P.C., an accounting firm since July 2006.  Previously, Mr. Mister served as President of Scheiner, Mister & Grandizio, P.A., an accounting firm. Age 52.  Director since 2004.

The following directors have terms ending in 2009:

Dallas R. Arthur has served as President of Bradford Bank since March 2001.  Mr. Arthur previously served as President and Chief Executive Officer of Carrollton Bank in Baltimore, Maryland.  Age 62. Director since 2001.

Gilbert D. Marsiglia, Sr. is the owner and President of Gilbert D. Marsiglia & Co., a residential real estate brokerage company, and Marsiglia & Co., Inc., a commercial real estate brokerage company. Mr. Marsiglia is a former director of Wyman Park Bancorporation, Inc., and its subsidiary, Wyman Park Federal Savings & Loan Association, which were acquired by Bradford Bank in February 2003.  Age 68.  Director since 2003.

The following directors have terms ending in 2010:

Carl W. Brand, III is the President of Dulaney Motor Co. Inc., an automobile dealership.  Age 65.  Director since 1988.

Lawrence M. Denton is retired and worked as a consultant for The Weather Channel for 11 years until his retirement in 2004.  Age 64.  Director since 2001.

John O. Mitchell, III has served as Chairman of the Board of Bradford Bank since 2001.  Mr. Mitchell is the President of Mitchell-Wiedefeld Funeral Home, Inc., a funeral home. Age 68.  Director since 1983.

Directors to be appointed upon completion of merger with Patapsco Bancorp:

Nicole N. Glaeser has served as a director of Patapsco Bancorp and Patapsco Bank since 1995 and 1993, respectively.  Ms. Glaeser is Budget Director for the Baltimore County Police Department, a position she has held since 1988. On a part-time basis, Ms. Glaeser is a practicing attorney and also a certified public accountant.  Age 48.

Thomas P. O’Neill has served as Chairman of the Board of Patapsco Bancorp and Patapsco Bank since August 1999 and has been a director of Patapsco Bancorp and Patapsco Bank since 1995.  He is a managing director of RSM McGladrey, Inc.  Formerly, he was the managing partner of the regional accounting firm of Wolpoff & Company LLP.  Mr. O’Neill is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants. He has served on the boards of many charitable and civic groups.  Age 54.

Executive Officers

The current executive officers of Bradford Bancorp are the same as those who serve as executive officers of Bradford Bank.  These executive officers are elected annually by their respective boards of directors and serve at the boards’ discretion.  Currently, the executive officers of Bradford Bancorp are:

Name	Position
Dallas R. Arthur	President and Chief Executive Officer
David L. Costello, III	Executive Vice President and Chief Financial Officer

The officers of Bradford Bank are elected annually by the board of directors and serve at the board’s discretion.  The executive officers and key employees of Bradford Bank are:

Name	Position
Dallas R. Arthur	President and Chief Executive Officer
David L. Costello, III	Executive Vice President and Chief Financial Officer

Immediately following the merger with Patapsco Bancorp, the composition of our executive management will change.  We will appoint David L. Costello, III, our current Executive Vice President and Chief Financial Officer, as Executive Vice President and Chief Operating Officer and appoint Michael J. Dee, the current President, Chief Executive Officer and Chief Financial Officer of Patapsco Bancorp, as Senior Vice President and Chief Financial Officer.

Below is information regarding our executive officers after the merger with Patapsco Bancorp who are not also directors.  Each executive officer has held his or her current position for at least the last five years, unless otherwise stated.  Ages presented are as of March 31, 2007.

David L. Costello, a certified public accountant, has served as Executive Vice President and Chief Financial Officer of Bradford Bank since 2004.  From 1999 to 2004, Mr. Costello served as Chief Financial Officer of Maryland Permanent Bank in Owings Mills, Maryland.  Previously, Mr. Costello served as Chief Financial Officer of Carrollton Bank in Baltimore, Maryland. Age 55.

Michael J. Dee, a certified management accountant, has served as President, Chief Executive Officer and Chief Financial Officer of Patapsco Bancorp since 2006.  From 1999 to 2006, Mr. Dee served Patapsco Bancorp as Senior Vice President, Chief Financial Officer and Controller.  Previously, Mr. Dee served in a variety of senior financial positions at several other financial institutions in the greater Baltimore metropolitan area.  Age 47.

Committees of Bradford Bancorp

In connection with our stock offering, we have formed the following committees of the board of directors of Bradford Bancorp:

The Audit Committee currently consists of Messrs. Barhight, Benhoff and Mister.  The Audit Committee is responsible for providing oversight relating to our consolidated financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board.  Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.  Mr. Mister is currently the Chairman of the Audit Committee and the board of directors of Bradford Bancorp has designated Mr. Mister as an audit committee financial expert under the rules of the Securities and Exchange Commission.  Effective upon Mr. Mister’s resignation at the completion of the merger, the board of directors of Bradford Bancorp will appoint Ms. Glaeser as Chairperson of the Audit Committee and will designate Ms. Glaeser as an audit committee financial expert under the rules of the Securities and Exchange Commission.

The Nominating and Corporate Governance Committee consists of all directors except Mr. Arthur.  The Nominating and Corporate Governance Committee is responsible for the annual selection of management’s nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to our corporate governance policy.  Mr. Denton is the Nominating and Corporate Governance Committee Chairman. Each member of the Corporate Governance Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

The Compensation Committee consists of all directors except Mr. Arthur.  The Compensation Committee is responsible for determining annual grade and salary levels for our employees and establishing our personnel policies.  Mr. Brand is the Compensation Committee Chairman.  Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

Each of the committees listed above operates under a written charter which governs their composition, responsibilities and operations.

Compensation Discussion and Analysis

Our Compensation Philosophy.  Our compensation philosophy starts from the premise that the success of Bradford Bancorp and Bradford Bank depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy.  We strive to provide our management team with incentives tied to the successful implementation of our corporate objectives.  We also recognize that the company operates in a competitive environment for talent.  Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

We base our compensation decisions on four basic principles:

•                                          Meeting the Demands of the Market — Our goal is to compensate our employees at competitive levels that position us as the preferred employer among our peers who provide similar financial services in the regional market.

•                                          Aligning with Stockholders — We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our stockholders.

•                                          Driving Performance — We will structure compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line.

•                                          Reflecting our Business Philosophy — Our approach to compensation reflects our values and the way we do business in the communities we serve.

Prior to our initial public offering, our compensation program relied on two primary elements: (i) base compensation or salary and (ii) discretionary cash-based, short-term incentive compensation.  Following our initial public offering, we expect that equity-based, long-term incentive compensation will also become an important element of our executive compensation program.  Our ability to introduce equity awards to our compensation mix will depend on stockholder approval of an equity compensation program and compliance with applicable regulatory guidelines relating to such programs.  As a public company, we believe that we can meet the objectives of our compensation philosophy by achieving a balance among these three elements that is competitive with our industry peers and creates appropriate incentives for our management team.  To achieve the necessary balance, we expect that the Compensation Committee of our board of directors will work closely with independent compensation consultants who will provide us with their expertise regarding competitive compensation practices and help us to benchmark our compensation program and financial performance to our peers.

Base Compensation.  The salaries of our executive and other officers are reviewed at least annually to assess our competitive position and make any necessary adjustments.   Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at our peers.  To further that goal, we obtain peer group information from a variety of independent sources.  We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of commitments we made when a specific officer was hired.  Individual performance and retention risk are also considered as part of our annual compensation assessment.

Cash-Based Incentive Compensation.  Our current cash-based incentive program is intended to reward employees based upon the successful performance of Bradford Bank and the attainment of individual performance goals.  The Compensation Committee determines the bonus for the chief executive officer based first upon a percentage of the net income of Bradford Bank, and then adjusts the bonus amount accordingly based upon its assessment of the chief executive’s performance.  See “—Compensation for the Named Executive Officers in 2006—Chief Executive Officer Compensation,” below.

Based upon the recommendations of the chief executive officer, the Compensation Committee approves a discretionary bonus pool for all other employees, including Mr. Costello.  The chief executive officer, with input from the Compensation Committee where appropriate, then allocates the bonus pool based on an assessment of each employee’s performance.

Long-Term Compensation. Following our initial public offering, we intend to establish a long-term incentive compensation program to deliver competitive awards to our management team.  We expect to use an equity-based, long-term incentive compensation program to reward outstanding performance with incentives that focus our management team on the task of creating long-term stockholder value.  By increasing the equity holdings of our management team, we will provide them with a continuing stake in our success.  The nature and size of awards to be made under an equity-based program will be based on a number of factors, including regulatory requirements, awards made to individuals holding comparable positions among our peer group of financial institutions and the tax or accounting treatment of specific equity compensation techniques.

Role of the Compensation Committee.  Prior to our initial public offering, the Compensation Committee of the Board of Directors of Bradford Bank developed and administered the executive compensation program.  As a public company, we will establish a Compensation Committee of Bradford Bancorp to develop our executive compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy.  The Committee, which will consist of all of our independent directors, will be responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs. The Committee will review and approve all compensation decisions relating to our executive officers.  The Committee will operate under the mandate of a formal charter that establishes a framework for the fulfillment of its responsibilities.

Role of Management.  Our Chief Executive Officer will make recommendations as to the appropriate mix and level of compensation for other executive officers to the Compensation Committee and will determine the compensation for subordinates of executive officers.  Our Chief Executive Officer also recommends the overall amount of a bonus pool available for the other employees of Bradford Bank, including other named executive officers, and the bonuses for each employee from among the available bonus pool, as discussed above under “Cash-Based Incentive Compensation.” In making his recommendations, the Chief Executive Officer will consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee.  Our Chief Executive Officer will not participate in discussions related to his compensation or the Committee’s review of any documents related to the determination of his compensation, however.

Peer Group Analysis.  In its review of overall compensation, the Compensation Committee has referred to information published by America’s Community Bankers with respect to compensation paid by a peer group of approximately sixty-five financial institutions of similar assets size and geographic location.   As a public company, a critical element of our compensation philosophy and a key determinant of specific compensation decisions for our management team will be a comparative analysis of our compensation mix and levels relative to a peer group of publicly-traded banks and thrifts.  We firmly believe that the cornerstone of our compensation program is the maintenance of a competitive compensation program relative to the companies with whom we compete for talent.   The peer group will reflect consideration of several factors, including geographic location, size, operating characteristics, and financial performance.

Allocation Among Compensation Components.  Under our present structure, base salary has represented the largest component of compensation for our executive officers.  As a public company, we expect that the mix of base salary, bonus and long-term cash and equity compensation will vary, depending upon the role of the individual officer in the organization.  In allocating compensation among these elements, we believe that the compensation of our most senior levels of management should be predominately performance-based, while lower levels of management should receive a greater portion of their compensation in base salary.

Severance and Change in Control Benefits.  Prior to our initial public offering, we generally did not maintain formal employment or severance agreements with our executive officers.   As a public company, we expect to enter into employment agreements or other severance arrangements with our senior officers on terms consistent with the compensation packages for the highest senior management among our peers. The severance payments under these agreements, which will be contingent on the occurrence of certain termination events, are intended to provide the executive with a sense of security in making the commitment to dedicate his or her professional career to the success of our company.

Tax and Accounting Considerations.  In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program.  Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements.  As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.  To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible.  However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Retirement Benefits; Employee Welfare Benefits.  Currently, our primary retirement savings vehicle is our defined contribution 401(k) plan, which enables our employees to supplement their retirement savings with elective deferral contributions that we match at specified levels.  In addition to retirement programs, we provide our employees with coverage under medical, life insurance and disability plans on terms consistent with industry practice.  We also sponsor a supplemental executive retirement plan to provide certain officers with supplemental benefits.  (See “Nonqualified Deferred Compensation.”)

Perquisites.  We annually review the perquisites that we make available to our executive officers. The primary perquisites for executive officers include the use of an automobile paid for by Bradford Bank (including insurance and gasoline expenses) or the provision of an automobile allowance and membership at a Baltimore business luncheon club.

Director Compensation.  Our outside directors are compensated through a combination of retainers and meeting fees.  Directors who are also employees of Bradford Bank do not receive additional compensation for service on the board.  Directors may also participate in the Director Voluntary Deferral and Supplemental Retirement Plan, as described further below.  (See “Director Compensation.”)  The level and mix of director compensation is revised by the Compensation Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy.  We expect that, in the future, our review of director compensation will also consider the increased responsibility and liability of directors at publicly traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices.

Stock Compensation Grant and Award Practices.  As a mutual holding company without public stockholders, we have not been able to make equity-based awards to our officers and employees.  As a public company, we expect that, following our implementation of an equity compensation program, as discussed above, our Compensation Committee’s grant-making process will be independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices.  Similarly, we expect that the release of material nonpublic information will never be timed with the purpose or intent to affect the value of executive compensation.

Stock Ownership Requirements.  We have not adopted formal stock ownership requirements for our senior officers and board members.  We expect that, following our initial public offering, the Compensation Committee will review prevailing practices among peer companies with respect to stock ownership guidelines and determine whether such guidelines are appropriate.

Compensation for the Named Executive Officers in 2007.

Chief Executive Officer Compensation.   In determining Mr. Arthur’s compensation for 2007 and bonus for 2006, the Compensation Committee conducted a performance appraisal that reviewed Mr. Arthur’s financial, strategic and operational achievements.  In its review, the Committee noted that Mr. Arthur has exhibited strong leadership skills and has been instrumental in growing the assets of Bradford Bank through strategic acquisitions.  The Compensation  Committee also believes that the market is highly competitive for executive talent and that our CEO compensation package should help ensure stability in the chief executive officer position. The compensation paid to the CEO reflects his strategic role in developing and implementing our business plan and in working directly with the board of directors to identify business opportunities for Bradford Bank and its affiliates.   In light of Mr. Arthur’s performance, the Compensation Committee established a base salary of $228,000 for Mr. Arthur, effective as of January 1, 2007, an increase of approximately 7.0% over 2006, and awarded Mr. Arthur a cash bonus of $25,000 for 2006.

Compensation for our Other Named Executive Officer.  In determining compensation for Mr. Costello, Mr. Arthur discussed Mr. Costello’s compensation arrangement with the Compensation Committee, but the Committee did not make any specific determinations regarding his compensation.  Mr. Arthur reviewed Mr. Costello’s performance and, based on this assessment, authorized a base salary adjustment to $130,000 for Mr. Costello, effective as of January 1, 2007, an increase of approximately 11.1% over 2006.  Mr. Costello was also awarded a bonus of $20,000 for 2006.

Executive Compensation

Summary Compensation Table.  The following information is furnished for all individuals serving as the principal executive officer and principal financial officer of Bradford Bancorp or its subsidiaries for the 2006 fiscal year, who are the only executive officers of Bradford Bancorp or its subsidiaries whose total compensation for the 2006 fiscal year exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)	Total ($)
Dallas R. Arthur President	2006	$213,000	$25,000	—	$26,609	$264,609
David L. Costello, III Executive Vice President and Chief Financial Officer	2006	117,000	20,000	—	6,042	$143,042

(1)          Represents the actuarial change in pension value in the executives’ accounts from December 31, 2005 to December 31, 2006 under the Bradford Bank Pension Plan and the Bradford Bank Supplemental Executive Retirement Plan.  The Bradford Bank Pension Plan was frozen as of May 1, 2005.  See the “—Pension Benefits” for a further discussion of the Pension Plan and Supplemental Executive Retirement Plan.

(2)          Consists of employer contributions to the 401(k) Plan of $8,247 and $5,480 for Messrs. Arthur and Costello, respectively, and employer-paid life insurance premiums of $960 and $562 for Messrs. Arthur and Costello, respectively.  For Mr. Arthur, includes automobile allowance and expenses of $16,477 and a business luncheon club membership fee of $925.00.

Current Change in Control Agreements.  Bradford Bank currently maintains change in control agreements with Dallas R. Arthur and David L. Costello, III (each referred to below as the “executive”).  Under the agreements, if the executive is terminated without cause or resigns due to relocation outside the Baltimore metropolitan area or a reduction in title or responsibilities within one year after a change in control, he will receive a lump sum payment equal to two times his base salary.  Following the offering, these agreements will be terminated and Bradford Bank and Bradford Bancorp will enter into employment agreements with Messrs. Arthur and Costello, as discussed below.  (See “—Proposed Employment Agreements.”)

Proposed Employment Agreements.  Upon completion of the offering, Bradford Bancorp and Bradford Bank intend to enter into separate three-year employment agreements with Dallas R. Arthur, David L. Costello, III and Michael J. Dee (referred to below as the “executives” or “executive”).  The agreements at the company and bank levels have essentially identical provisions and the executives will not receive any duplicate payments under the agreements.  Our continued success following the offering depends to a significant degree on the executives’ skills and competence, and the employment agreements help to ensure a stable management base.

The employment agreements will provide for three-year terms, subject to annual renewal by the boards of directors for an additional year beyond the then-current expiration date.  The initial base salaries under the agreements will be $228,000, $130,000, and $170,000 for Messrs. Arthur, Costello and Dee, respectively.  The agreements also will provide for participation in employee benefit plans and programs maintained for the benefit of senior management personnel, including discretionary bonuses and participation in future stock-based benefit plans and programs.

Upon termination of employment for cause, as defined in the agreement, the executive will receive no further compensation or benefits under the agreement.  If we terminate the executive for reasons other than cause, or the executive resigns under circumstances equivalent to constructive termination, the executive or, upon his death, his beneficiary, will receive an amount equal to the base salary and employer contributions to benefit plans that would have been payable for the remaining term of the agreement.  We will also continue or pay for each executive’s medical, dental and life insurance coverage for the remaining agreement term.

Under the employment agreements, upon the executives’ involuntary termination or voluntary termination under circumstances equivalent to constructive termination within one year after a change in control, they will receive a severance payment equal to three times their average annual compensation for the five preceding taxable years.  The executives also will receive a payment equivalent to the cost of providing continued medical, dental and life insurance benefits for 36 months following termination in connection with a change in control.

The agreements will provide for the reduction of change in control payments to the executives to the extent necessary to ensure they will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, which would otherwise result in the imposition of a 20% excise tax under Section 4999 of the Internal Revenue Code and non-deductibility by the company making such payments.

Upon termination of employment (other than involuntary termination in connection with a change in control), the executives will be required to refrain from engaging in competitive business activities, as outlined in the agreements, for a period of one year following termination.   We will agree to pay all reasonable costs and legal fees of the executive incurred in connection with the enforcement of our obligations under the employment agreement, provided the executive succeeds on the merits in a related legal proceeding.  Each employment agreement will also provide for indemnification of the executive to the fullest extent legally permitted.

Employee Severance Compensation Plan.  We expect to adopt the Bradford Bank Employee Severance Compensation Plan in connection with the conversion and the offering.  The plan will provide severance benefits to eligible employees who terminate employment as a result of a change in control of Bradford Bank or Bradford Bancorp.  Employees will be eligible for a severance benefit under the plan if they complete a minimum of one year of service and do not enter into a separate employment or change in control agreement with Bradford Bank or Bradford Bancorp.  Upon involuntary termination or voluntary termination under specified circumstances within 12 months after a change in control, former employees will receive a severance payment equal to two weeks of compensation for each year of service, up to a maximum of six months of base compensation; provided, however, that the board of directors may designate certain officers to receive a severance benefit equal to 12 months of base compensation.

Pension Benefits

Bradford Bank Pension Plan.  Bradford Bank sponsors the Bradford Bank Pension Plan, a defined benefit pension plan providing retirement benefits to participating employees.  Effective as of May 1, 2005, the Bank decided to freeze benefits under the Retirement Plan for current participants.  As a result, each active participant’s pension benefit will be determined based on the participant’s compensation and duration of employment as of April 30, 2005 and compensation and employment after that date will not be taken into account in determining pension benefits under the pension plan.  As of December 31, 2006, Messrs. Arthur and Costello had six and three years of credited service and accrued benefits of $233,183 and $25,038, respectively, under the pension plan.

Benefit Plans

401(k) Plan.   We maintain the Bradford Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution plan, for our employees.  Employees who are 21 years of age or older generally become eligible to participate in the plan on the first day of the fiscal quarter following their completion of three months of service.  Participants may contribute to the plan on a pre-tax basis, subject to certain maximum contribution limits imposed by the Internal Revenue Code ($15,500 for 2007, with additional contributions of $5,000 permitted for participants over age 50).  As a “safe harbor” 401(k) plan under the Internal Revenue Code, Bradford Bank makes a matching contribution equal to 100% of each participant’s salary deferrals, up to a maximum of 3% of compensation, plus 50% of each participant’s salary deferrals between 3 and 5% of annual compensation. Participants are always 100% vested in salary deferrals and employer contributions to the plan.

Participants may direct the investment of their individual accounts under the 401(k) plan among a variety of investment funds.  In connection with the offering, the 401(k) plan will add another investment alternative, the Bradford Bancorp Stock Fund.  The new stock fund will enable participants to invest up to 50% of their 401(k) plan funds in Bradford Bancorp common stock.  A participant who elects to purchase common stock in the offering through the plan will receive the same subscription priority, and be subject to the same individual purchase limitations, as if the participant elects to purchase stock in the offering using other funds.  See “The Conversion and Stock Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.”  An independent trustee will purchase common stock in the offering on behalf of 401(k) plan participants.  Participants will direct the trustee regarding the voting of shares purchased for their 401(k) plan accounts.

Proposed Employee Stock Ownership Plan.  In connection with the conversion, Bradford Bank intends to adopt an employee stock ownership plan for eligible employees.  Eligible employees who have attained age 21 on the closing date of the conversion will participate in the plan as of the closing date.  Thereafter, new employees will participate in the employee stock ownership plan upon the attainment of age 21 and completion of one year of service.

We expect to engage an independent trustee to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Bradford Bancorp common stock issued in the offering, as well as shares contributed to Bradford Bank Foundation (498,000, 582,000 and 666,000 shares at the minimum, midpoint, and maximum of the offering range, respectively).  However, if Bradford Bank’s tangible capital is not at least 10% following the offering, the amount of shares purchased by the employee stock ownership plan may be reduced to 7.0% of the shares sold in the offering, as well as shares contributed to Bradford Bank Foundation.  The employee stock ownership plan will fund its stock purchase through a loan from Bradford Bancorp, which will be repaid over the anticipated 20-year loan term, principally through Bradford Bank’s contributions and dividends paid on the common stock held by the plan, with interest equal to the prime rate as published in The Wall Street Journal on the closing date of the offering.  See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in a loan suspense account, and will release the shares from the suspense account on a pro rata basis as Bradford Bank repays the loan.  The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation.  Participants will vest in their employee stock ownership plan allocations over a six-year period, at the rate of 20% upon the completion of two years of service and 20% per year thereafter.  Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the plan.  Generally, participants will receive distributions from the employee stock ownership plan upon separation from service.  The plan reallocates any unvested shares of common stock forfeited upon termination of employment among the remaining participants in the plan.

The employee stock ownership plan will permit participants to direct the plan trustee how to vote the shares of common stock credited to their accounts.  The trustee will vote unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as it votes those shares for which participants provide instructions, subject to fulfillment of its fiduciary responsibilities as trustee for the plan.

Under applicable accounting requirements, Bradford Bank will record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the plan.

Nonqualified Deferred Compensation

Supplemental Executive Retirement Plan.  Bradford Bank has established a supplemental executive retirement plan designed to provide certain executives with the opportunity to defer compensation and receive supplemental retirement benefits.  Under the plan, officers designated as participants by the Board of Directors may defer salary and bonus otherwise payable to them in the calendar year.  In addition, Bradford Bank makes supplemental retirement contributions to the accounts of participants each year pursuant to a contribution schedule set forth as an appendix to the plan.  Participants are 100% vested in their voluntary deferrals and vest in employer contributions immediately.  Participants may also elect to have deferrals and employer contributions credited with earnings based on the performance of certain investments selected by the employer.  Participants receive distributions from the plan upon separation from service, death, disability or a change in control, an unforeseeable emergency (defined in accordance with IRS regulations), or on a fixed date selected by the participant.  Plan benefits are paid in a lump sum or annual installments, in accordance with participants’ elections.  Upon the death of the participant, the designated beneficiary receives any remaining payments due under the plan.

The following table provides information for each nonqualified deferred compensation plan in which the named executive officers participated in 2006.

Name	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Dallas R. Arthur	$20,000	$230	$20,230
David L. Costello, III	$12,000	$350	$12,350

Stock-Based Deferral Plan.  In connection with the offering, Bradford Bank will establish the Bradford Bank Stock-Based Deferral Plan, which will enable designated officers and directors to defer compensation to be credited under the plan in the form of stock units.  The stock units will be valued based on the value of Bradford Bancorp common stock, and credited with hypothetical cash dividends equal to the dividends declared and paid on the common stock.  Upon separation from service or a fixed payment date thereafter, participants will receive a distribution from the plan in the form of shares of Bradford Bancorp common stock, in a lump sum payment or annual installments over a two- to ten-year period.  Under the plan, participants may make a one-time transfer of their previous cash compensation deferrals under the Bradford Bank Supplemental Executive Retirement Plan and Director Voluntary Deferral and Supplemental Retirement Plan to the stock-based deferral plan.  All transferred amounts will thereafter be subject to the terms and provisions of the stock-based deferral plan.

Future Equity Incentive Plan

We intend to implement an equity incentive plan no earlier than six months after completion of the offering.  Under current Office of Thrift Supervision regulations, if the plan is implemented within one year after the conversion, the plan must be approved by a majority of the total votes eligible to be cast and if the plan is implemented more than one year after the conversion, the plan must be approved by a majority of the total votes cast.  Under this plan, if implemented within one year after the conversion, we may grant stock options in an amount up to 10.0% of the number of shares sold in the offering, as well as shares contributed to Bradford Bank Foundation and restricted stock awards in an amount equal to 4.0% of the shares issued in the offering, as well as shares contributed to Bradford Bank Foundation.  However, if the plan is implemented within one year after the conversion and Bradford Bank’s tangible capital is not at least 10% at the time the plan is implemented, Office of Thrift Supervision regulations limit the amount of shares reserved for restricted stock eligible for award to 3.0% of the shares sold in the offering, as well as shares contributed to Bradford Bank Foundation.  These limitations will not apply if the plan is implemented more than one year after the conversion.

Bradford Bancorp may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of Bradford Bancorp common stock.  The acquisition of additional authorized, but unissued, shares by the equity incentive plan after the offering would dilute the interests of existing stockholders.  See “Pro Forma Data.”

Bradford Bancorp will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the grant date, and will grant restricted stock awards at no cost to recipients.  Restricted stock awards and stock options will generally vest at the rate of 20% per year over a five year period, but Bradford Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan.  All outstanding awards will accelerate and become fully vested upon a change in control.

The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations.  We will submit the equity incentive plan to stockholders for their approval, at which time we will provide stockholders with more detailed information about the plan.  Under current office of Thrift Supervision Regulations, this plan, if voted implemented within one year of the conversion, must be approved by a majority of the total votes eligible to be cast by our stockholders.

The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, assuming the plan is implemented within one year after the conversion, based on a range of market prices from $8.00 per share to $14.00 per share.  Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
Share Price	249,000 Shares Awarded at Minimum of Range	291,000 Shares Awarded at Midpoint of Range	333,000 Shares Awarded at Maximum of Range	381,300 Shares Awarded at 15% Above Maximum of Range
	(In thousands)
$ 8.00	$1,992	$2,328	$2,664	$3,050
10.00	2,490	2,910	3,330	3,813
12.00	2,988	3,492	3,996	4,576
14.00	3,486	4,074	4,662	5,338

The following table presents the total value of all stock options available for grant under the equity incentive plan, assuming the plan is implemented within one year after the conversion, based on a range of market prices from $8.00 per share to $14.00 per share.  For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula.  See “Pro Forma Data.”  Financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

	Value of
Exercise Price	Option Value	622,500 Options Granted at Minimum of Range	727,500 Options Granted at Midpoint of Range	832,500 Options Granted at Maximum of Range	953,250 Options Granted at 15% Above Maximum of Range
	(In thousands)
$ 8.00	$3.09	$1,924	$2,248	$2,572	$2,946
10.00	3.87	2,409	2,815	3,222	3,689
12.00	4.64	2,888	3,376	3,863	4,423
14.00	5.41	3,368	3,936	4,504	5,157

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2006 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Total ($)
G. Scott Barhight	$35,900	$35,900
Melvin C. Benhoff, Jr.	36,650	36,650
Carl W. Brand, III	35,650	35,650
Lawrence M. Denton	35,400	35,400
Gilbert D. Marsiglia, Sr.	47,600	47,600
John O. Mitchell, III	65,250	65,250
George K. Mister, Jr.	36,400	36,400

                Cash Retainer and Meeting Fees for Non-Employee Directors.  The following table sets forth the applicable retainers and fees that will be paid to our non-employee directors for their service on the board of directors of Bradford Bancorp and Bradford Bank during 2007.  Directors will not receive any fees for their service on the board of directors and committees of the board of Bradford Bancorp.

Annual retainer	$37,200
Annual retainer for Chairman of the Board	$58,200
Fee per committee meeting attended:
Loan Committee	$350
Audit, Executive, Facilities, Information Technology and Investment Committees	$250

Director Voluntary Deferral and Supplemental Retirement Plan.  Bradford Bank has established the Director Voluntary Deferral and Supplemental Retirement Plan, which provides non-employee directors with the opportunity to voluntarily defer all or a portion of their fees for payment upon separation from service or on a fixed date elected by the participant.  Directors may receive earnings on their deferrals to the plan based on the performance of certain investments selected from various options available under the plan, as determined by Bradford Bank.  Bradford Bank also provides supplemental retirement benefits under the plan, payable in ten annual installments commencing upon the later of separation from service or the attainment of age 65.  Directors with at least ten, but less than 15, years of service receive annual payments equal to 22.5% of their final year’s director fees; directors with at least 15, but less than 20, years of service receive annual payments equal to 33.75% of their final year’s director fees, and directors with 20 or more years of service receive annual payments equal to 45% of their final year’s director fees.  Upon the death of a director prior to the receipt of all benefit payments, the director’s beneficiary receives a lump sum cash payment equal to the present value of the unpaid plan benefits.

Transactions with Management

Loans and Extensions of Credit.    The aggregate amount of loans by Bradford Bank to its executive officers and directors, and members of their immediate families, was $516,000 at March 31, 2007.  As of that date, these loans were performing according to their original terms.  The outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Bradford Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.  For information about restrictions on our ability to make loans to insiders, see “Regulation and Supervision—Regulation of Bradford Bancorp and Bradford Bank—Federal Savings Institution Regulation—Transactions with Related Parties.”

Indemnification for Directors and Officers

Bradford Bancorp’s articles of incorporation contain provisions that limit the liability of and provide indemnification for its directors and officers.  These provisions provide that a director or officer will be indemnified and held harmless by Bradford Bancorp when that individual is made a party to civil, criminal, administrative and investigative proceedings.  Directors and officers will be indemnified to the fullest extent authorized by the Maryland General Corporation Law against all expense, liability and loss reasonably incurred.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Bradford Bancorp pursuant to its articles of incorporation or otherwise, Bradford Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations, as well as shares to be received by such persons in the merger.  No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated.  Directors and executive officers and their associates may not purchase more than 25% of the shares sold in the offering.  Like all of our depositors, our directors and executive officers have subscription rights based on their deposits.  For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories.  We expect that our directors and executive officers, together with their associates, will subscribe for 2.2% of our outstanding shares at the minimum of the offering range and 1.6% of our outstanding shares at the maximum of the offering range.

	Proposed Purchases of Stock in the Offering
Name	Number of Shares	Dollar Amount
Dallas R. Arthur	10,000	$100,000
G. Scott Barhight	10,000	100,000
Melvin C. Benhoff, Jr.	10,000	100,000
Carl W. Brand, III	10,000	100,000
David L. Costello, III	10,000	100,000
Lawrence M. Denton	10,000	100,000
Gilbert D. Marsiglia, Sr.	11,000	110,000
John O. Mitchell, III	50,000	500,000
George K. Mister, Jr.	10,000	100,000

All directors and executive officers as a group (nine persons)	131,000	$1,310,000

In addition, Nicole N. Glaeser and Thomas P. O’Neill, both directors of Patapsco Bancorp who will become directors of Bradford Bancorp following completion of the merger, and Michael J. Dee, President, Chief Executive Officer and Chief Financial Officer of Patapsco Bancorp who will become an executive officer of Bradford Bancorp following completion of the merger, could elect to receive in the merger up to 256,202 shares in the aggregate of Bradford Bancorp common stock in exchange for their Patapsco Bancorp common stock, based on the number of shares of Patapsco Bancorp they own as of May 29, 2007 and subject to the election and proration procedure set forth in the merger agreement.  Mr. O’Neill and Mr. Dee are not eligible account holders and are therefore not eligible to purchase shares of Bradford Bancorp common stock in the subscription offering.  Ms. Glaeser is an eligible account holder and, together with her associates, intends to subscribe for 400 shares, or $4,000, of Bradford Bancorp common stock.  Including the new directors and executive officer from Patapsco Bancorp (and excluding Mr. Mister who will be resigning as a director of Bradford Bancorp upon completion of the merger), all directors and executive officers, together with their associates, would own, upon completion of the merger, approximately 4.6% of our outstanding shares at the minimum of the offering range and approximately 3.7% of our outstanding shares at the maximum of the offering range, based on the number of shares of Patapsco Bancorp they own as of May 29, 2007.

Regulation and Supervision

Regulation of Bradford Bancorp and Bradford Bank

The following is a brief description of certain laws relating to the regulation of Bradford Bancorp and Bradford Bank after the proposed conversion.  The description of statutory provisions and regulations applicable to savings institutions and their holding companies set forth below and elsewhere in this document does not purport to be a complete description of such statutes and regulations and their effects on Bradford Bank and Bradford Bancorp and is qualified in its entirety by reference to the actual laws and regulations.

General.  As a savings and loan holding company, Bradford Bancorp will be required by federal law to report to, and otherwise comply with the rules and regulations of, the Office of Thrift Supervision.  Bradford Bank is

subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as the deposit insurer.  Bradford Bank is a member of the Federal Home Loan Bank System and, with respect to deposit insurance, of the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation.  Bradford Bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions.  The Office of Thrift Supervision and/or the Federal Deposit Insurance Corporation conduct periodic examinations to test Bradford Bank’s safety and soundness and compliance with various regulatory requirements.  This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the deposit insurance fund and depositors.  The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.  Any change in such regulatory requirements and policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Bradford Bancorp, Bradford Bank and their operations. Certain regulatory requirements applicable to Bradford Bank and to Bradford Bancorp are referred to below or elsewhere herein.

Holding Company Regulation.  Bradford Bancorp is a non-diversified unitary savings and loan holding company within the meaning of federal law.  Under prior law, a unitary savings and loan holding company, such as Bradford Bancorp, was not generally restricted as to the types of business activities in which it may engage, provided that Bradford Bank continued to be a qualified thrift lender.  See “Federal Savings Institution Regulation - QTL Test.”  The Gramm-Leach-Bliley Act of 1999 provided that no company may acquire control of a savings institution after May 4, 1999 unless the company engages only in the financial activities permitted for financial holding companies under law or for multiple savings and loan holding companies as described below.  Further, the Gramm-Leach-Bliley Act specified that existing savings and loan holding companies may only engage in such activities.  The Gramm-Leach-Bliley Act, however, grandfathered the unrestricted authority for activities with respect to unitary savings and loan holding companies existing prior to May 4, 1999, so long as the holding company’s savings institution subsidiary continued to comply with the qualified thrift lender test.  Bradford Bancorp does not qualify for the grandfathering.  Upon any non-supervisory acquisition by Bradford Bancorp of another savings institution or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the Office of Thrift Supervision, Bradford Bancorp would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation.  However, the Office of Thrift Supervision has issued an interpretation concluding that multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.

A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the Office of Thrift Supervision.  Savings and loan holding companies are also prohibited from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation.  In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers factors such as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the Deposit Insurance Fund, the convenience and needs of the community and competitive effects.

The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:  (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions.  The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Although savings and loan holding companies are not currently subject to specific regulatory capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Bradford Bank must notify the Office of Thrift Supervision (30) days before declaring any dividend to Bradford Bancorp.  In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision.  The agency also has authority to order cessation of activities or divestiture of subsidiaries of a financial institution deemed to pose a threat to the safety and soundness of the institution.

Acquisition of Bradford Bancorp.  Under the Federal Change in Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association.  Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of Bradford Bancorp’s outstanding voting stock, unless the Office of Thrift Supervision has found that the acquisition will not result in the acquirer being deemed to control of Bradford Bancorp.  Under the Change in Control Act, the Office of Thrift Supervision generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.  Any company that acquires control would then be subject to regulation as a savings and loan holding company.

Federal Savings Institution Regulation.

Business Activities.  The activities of federal savings institutions are governed by federal law and regulations.  These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage.  In particular, certain lending authority for federal savings institutions, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Capital Requirements.  The Office of Thrift Supervision capital regulations require savings institutions to meet three minimum capital standards:  a 1.5% tangible capital to total assets ratio; a 4% tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system); and an 8% risk-based capital ratio.  In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard.  The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings institutions requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively.  In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision based on the risks believed inherent in the type of asset.  Core (Tier 1) capital is generally defined as common stockholders’ equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships.  The components of supplementary capital (Tier 2 Capital) currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets, and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values.  Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances.  At March 31, 2007, Bradford Bank met each of its capital requirements.

Prompt Corrective Regulatory Action.  The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization.  Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.”  A savings institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.”  Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.”  The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings institution is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.”  Compliance with the plan must be guaranteed by any parent holding company in the amount of up to the lesser of 5% of the savings association’s total assets when it was deemed to be undercapitalized or the amount necessary to achieve compliance with applicable capital requirements.  In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion.  The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.  Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

Insurance of Deposit Accounts.  Bradford Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation.  The Deposit Insurance Fund is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged in 2006.  The Federal Deposit Insurance Corporation recently amended its risk-based assessment system for 2007 to implement authority granted by the Federal Deposit Insurance Reform Act of 2005 (“Reform Act”).  Under the revised system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors.  An institution’s assessment rate depends upon the category to which it is assigned.  Risk category I, which contains the least risky depository institutions, is expected to include more than 90% of all institutions.  Unlike the other categories, Risk Category I contains further risk differentiation based on the Federal Deposit Insurance Corporation’s analysis of financial ratios, examination component ratings and other information.  Assessment rates are determined by the Federal Deposit Insurance Corporation and currently range from five to seven basis points for the healthiest institutions (Risk Category I) to 43 basis points of assessable deposits for the riskiest (Risk Category IV).  The Federal Deposit Insurance Corporation may adjust rates uniformly from one quarter to the next, except that no single adjustment can exceed three basis points.  No institution may pay a dividend if it is in default of the FDIC assessment.

The Reform Act also provided for a one-time credit for eligible institutions based on their assessment base as of December 31, 1996.  Subject to certain limitations with respect to institutions that are exhibiting weaknesses, credits can be used to offset assessments until exhausted.  The Reform Act also provided for the possibility that the Federal Deposit Insurance Corporation may pay dividends to insured institutions once the Deposit Insurance Fund reserve ratio equals or exceeds 1.35% of estimated insured deposits.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund.  This payment is established quarterly and during the calendar year ending December 31, 2006 averaged 1.28 basis points of assessable deposits.

The Reform Act provided the Federal Deposit Insurance Corporation with authority to adjust the Deposit Insurance Fund ratio to insured deposits within a range of 1.15% and 1.50%, in contrast to the prior statutorily fixed ratio of 1.25%.  The ratio, which is viewed by the Federal Deposit Insurance Corporation as the level that the fund should achieve, was established by the agency at 1.25% for 2007.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments.  A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Bradford Bank.  Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision.  The management of Bradford Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Loans to One Borrower.  Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks.  Generally, subject to certain exceptions, a savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus.  An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

QTL Test.  Federal law requires savings institutions to meet a qualified thrift lender test.  Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least nine months out of each twelve-month period.  Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.”

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter.  As of March 31, 2007, Bradford Bank maintained 81.0% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Limitation on Capital Distributions.  Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger.  Under the regulations, an application to and prior approval of the Office of Thrift Supervision is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision.  If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Bradford Bank, it is a subsidiary of a holding company.  In the event Bradford Bank’s capital fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, Bradford Bank’s ability to make capital distributions could be restricted.  In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.

Standards for Safety and Soundness.  The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness.  The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired.  If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Transactions with Related Parties.  Federal law limits Bradford Bank’s authority to lend to, and engage in certain other transactions with (collectively, “covered transactions”), “affiliates” (e.g., any company that controls or is under common control with an institution, including Bradford Bancorp, Inc. and its non-bank subsidiaries).  The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the institution.  The aggregate amount of covered transactions with all affiliates is limited to 20% of the institution’s capital and surplus.  Loans and other specified transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law.  The purchase of low quality assets from affiliates is generally prohibited.  Transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

The Sarbanes-Oxley Act generally prohibits loans by Bradford Bancorp to its executive officers and directors.  However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Bradford Bank to its executive officers and directors in compliance with federal banking regulations.  Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.   Bradford Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public.  Notwithstanding this rule, federal regulations permit Bradford Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

Enforcement.  The Office of Thrift Supervision has primary enforcement responsibility over savings institutions and has authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution.  Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance.  Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases.  The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action to be taken with respect to a particular savings institution.  If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances.  Federal law also establishes criminal penalties for certain violations.

Assessments.  Savings institutions are required to pay assessments to the Office of Thrift Supervision to fund the agency’s operations.  The general assessments, paid on a semi-annual basis, are computed based upon the savings institution’s (including consolidated subsidiaries) total assets, financial condition and complexity of its portfolio.  The OTS assessments paid by Bradford Bank for the fiscal year ended December 31, 2006 totaled $100,000.

Federal Home Loan Bank System.  Bradford Bank is a member of the Federal Home Loan Bank System, which consists of twelve regional Federal Home Loan Banks.  The Federal Home Loan Bank provides a central credit facility primarily for member institutions.  Bradford Bank, as a member of the Federal Home Loan Bank of Atlanta, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank.  Bradford Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at March 31, 2007 of $3.2 million.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs.  These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members.  If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, Bradford Bank’s net interest income would likely also be reduced.

Federal Reserve System.  The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily negotiable order of withdrawal (NOW) and regular checking accounts).  The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows:  a 3% reserve ratio is assessed on net transaction accounts up to and including $45.8 million; a 10% reserve ratio is applied above $45.8 million.  The first $8.5 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements.  The amounts are adjusted annually.  Bradford Bank complies with the foregoing requirements.

Regulation of Patapsco Bank

General.  Patapsco Bank is a Maryland commercial bank and its deposit accounts are insured by the Deposit Insurance Fund administered by the Federal Deposit Insurance Corporation.  Patapsco Bank also is a member of the Federal Reserve System.  Patapsco Bank is subject to supervision, examination and regulation by the State of Maryland Commissioner of Financial Regulation, the Federal Reserve Board, Maryland and federal statutory and regulatory provisions governing such matters as capital standards, mergers and establishment of branch offices, and it is subject to the Federal Deposit Insurance Corporation’s authority to conduct special examinations.  Patapsco Bank is required to file reports with the Commissioner and the Federal Reserve Board concerning its activities and financial condition and is required to obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other depository institutions.

The system of regulation and supervision applicable to Patapsco Bank establishes a comprehensive framework for the operations of Patapsco Bank and is intended primarily for the protection of the Federal Deposit Insurance Corporation and the depositors of Patapsco Bank.  Changes in the regulatory framework could have a material effect on Patapsco Bank and their respective operations that in turn, could have a material adverse effect on Patapsco Bancorp.

Business Activities.  The Commissioner regulates Patapsco Bank’s internal organization as well as its deposit, lending and investment activities.  The basic authority for Patapsco Bank’s activities is specified by Maryland law.  Additionally, Maryland law contains a parity statute by which Maryland commercial banks may, with the approval of the Commissioner, engage in any additional activity, service or practice permitted for national banks.

The Federal Reserve and Federal Deposit Insurance Corporation also regulate many of the areas regulated by the Commissioner and federal law may limit some of the authority provided to Patapsco Bank by Maryland law.  Approval of the Commissioner and the Federal Reserve is required for, among other things, business combinations and the establishment of branch offices.

Capital Requirements.  Patapsco Bank is subject to Federal Reserve Board capital requirements, as well as statutory capital requirements imposed under Maryland law.  Federal Reserve Board regulations establish two capital standards for state-chartered banks that are members of the Federal Reserve System (“state member banks”): a leverage requirement and a risk-based capital requirement.  In addition, the Federal Reserve may, on a case-by-case basis, establish individual minimum capital requirements for a bank that vary from the requirements that would otherwise apply under Federal Reserve Board regulations.  A bank that fails to satisfy the capital requirements established under the Federal Reserve Board’s regulations will be subject to such administrative action or sanctions as the Federal Reserve Board deems appropriate.

The leverage ratio adopted by the Federal Reserve Board requires a minimum ratio of “Tier 1 capital” to adjusted total assets of 3% for banks rated composite 1 under the CAMELS examination rating system for banks.  Banks not rated composite 1 under the CAMELS rating system for banks are required to maintain a minimum ratio of Tier 1 capital to adjusted total assets of at least 4%.  Additional capital may be necessary for institutions with supervisory, financial, operational or managerial weaknesses, as well as institutions experiencing significant growth.  For purposes of the Federal Reserve Board’s leverage requirement, Tier 1 capital consists primarily of common stockholders’ equity, certain perpetual preferred stock (which must be noncumulative with respect to banks), and minority interests in the equity accounts of consolidated subsidiaries; less most intangible assets, except for specified servicing assets and purchased credit card receivables and other specified deductions.

The risk-based capital requirements established by the Federal Reserve Board’s regulations require state member banks to maintain “total capital” equal to at least 8% of total risk-weighted assets.  For purposes of the risk-based capital requirement, “total capital” means Tier 1 capital (as described above) plus “Tier 2 capital” (as described below), provided that the amount of Tier 2 capital may not exceed the amount of Tier 1 capital, less certain assets.  Tier 2 capital elements include, subject to certain limitations, the allowance for losses on loans and leases, perpetual preferred stock that does not qualify for Tier 1 and long-term preferred stock with an original maturity of at least 20 years from issuance, hybrid capital instruments, including perpetual debt and mandatory convertible securities, and subordinated debt and intermediate-term preferred stock and up to 45% of unrealized gains on equity securities.  Total risk-weighted assets generally are determined under the Federal Reserve Board’s regulations, which establish four risk categories, with general risk weights of 0%, 20%, 50% and 100%, based on the risk believed inherent to the type of loan involved.

In addition, Patapsco Bank is subject to the statutory capital requirements imposed by the State of Maryland.  Under Maryland statutory law, if the surplus of a Maryland commercial bank at any time is less than 100% of its capital stock, then, until the surplus is 100% of the capital stock, the commercial bank: (i) must transfer to its surplus annually at least 10% of its net earnings; and (ii) may not declare or pay any cash dividends that exceed 90% of its net earnings.

The table below provides information with respect to Patapsco Bank’s compliance with its regulatory capital requirements at the dates indicated.

	Actual		Regulatory Requirements For Capital Adequacy Purposes		Regulatory Requirements To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of March 31, 2007
Total Capital (to Risk Weighted Assets)	$19,692	10.37%	$15,198	8.00%	$18,998	10.00%
Tier I Capital (to Risk Weighted Assets)	18,656	9.82	7,599	4.00	11,399	6.00
Tier I (to Average Assets)	18,656	7.56	9,875	4.00	12,344	5.00

Prompt Corrective Regulatory Action.  Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements.  All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements.  An institution that fails to meet the minimum level for any relevant capital measure (an “undercapitalized institution”) may be, among other things, subject to increased monitoring by the appropriate federal banking regulator, required to submit an acceptable capital restoration plan within 45 days and are subject to asset growth limits.  The capital restoration plan must include a guarantee by the institution’s holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters, under which the holding company would be liable up to the lesser of 5% of the institution’s total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan.  A “significantly undercapitalized” institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution.  Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries.  In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective action provisions.  If an institution’s ratio of tangible capital to total assets falls below a “critical capital level,” the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund.  Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

For purposes of these restrictions, an “undercapitalized institution” is a depository institution that has (i) a total risk-based capital ratio less than 8.0%; or (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0% (or less than 3.0% if the institution has a composite 1 CAMELS rating).  A “significantly undercapitalized” institution is defined as a depository institution that has:  (i) a total risk-based capital ratio of less than 6.0%; or (ii) a Tier 1 risk-based capital ratio of less than 3.0%; or (iii) a leverage ratio of less than 3.0%.  A “critically undercapitalized” institution is defined as a depository institution that has a ratio of “tangible equity” to total assets of less than 2.0%.  The appropriate federal banking agency may reclassify a well capitalized depository institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically under-capitalized) if it determines, after notice and an opportunity for a hearing, that the institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any examination rating category.  At March 31, 2007, Patapsco Bank was classified as well capitalized under Federal Reserve regulations.

Safety and Soundness Guidelines.  Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994 (the “CDRI Act”), each federal banking agency was required to establish safety and soundness standards for institutions under its authority.  The federal banking agencies, including the Federal Reserve Board, have released Interagency Guidelines Establishing Standards for Safety and Soundness.  The guidelines require depository institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution’s business, establish certain basic standards for loan documentation, credit underwriting, asset quality, capital adequacy, earnings, interest rate risk exposure and asset growth and further provide that depository institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss.  If the appropriate federal banking agency determines that a depository institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines.  Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions.  Management believes that Patapsco Bank meets substantially all the standards adopted in the interagency guidelines.

Federal Home Loan Bank System.  The Federal Home Loan Bank System consists of 12 district Federal Home Loan Banks subject to supervision and regulation by the Federal Housing Finance Board.  The Federal Home Loan Banks provide a central credit facility primarily for member institutions.  As a member of the Federal Home Loan Bank of Atlanta, Patapsco Bank is required to acquire and hold specified amounts of capital stock in the Federal Home Loan Bank of Atlanta.  Patapsco Bank was in compliance with this requirement with an investment in Federal Home Loan Bank of Atlanta stock at March 31, 2007 of $2.1 million.

Federal Reserve System.  Pursuant to regulations of the Federal Reserve Board, a financial institution must maintain average daily reserves equal to 3% on transaction accounts of over $7.0 million up to $47.6 million, plus 10% on the remainder.  This percentage is subject to adjustment by the Federal Reserve Board.  Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets.  As of March 31, 2007, Patapsco Bank met its reserve requirements.

The monetary policies and regulations of the Federal Reserve Board have a significant effect on the operating results of commercial banks.  The Federal Reserve Board’s policies affect the levels of bank loans, investments and deposits through its open market operation in United States government securities, its regulation of the interest rate on borrowings of member banks from Federal Reserve Banks and its imposition of non-earning reserve requirements on all depository institutions, such as Patapsco Bank, that maintain transaction accounts or non-personal time deposits.

Deposit Insurance.  Patapsco Bank’s savings deposits are insured by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation.  Patapsco Bank is required to pay assessments, based on a percentage of its insured deposits, to the Federal Deposit Insurance Corporation for insurance of its deposits by the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation is required to set semi-annual assessments for Deposit Insurance Fund-insured institutions at a level necessary to maintain the designated reserve ratio of the Deposit Insurance Fund at 1.25% of estimated insured deposits, or at a higher percentage of estimated insured deposits that the Federal Deposit Insurance Corporation determines to be justified for that year by circumstances indicating a significant risk of substantial future losses to the Deposit Insurance Fund.

Under the Federal Deposit Insurance Corporation’s risk-based deposit insurance assessment system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the Federal Deposit Insurance Corporation, which is determined by the institution’s capital level and supervisory evaluations.  Regular semi-annual Deposit Insurance Fund assessment rates set by the Federal Deposit Insurance Corporation currently range from 0 to 27 basis points with the strongest institutions having the lower rates.  In addition, Federal Deposit Insurance Corporation-insured institutions are required to pay assessments to the Federal Deposit Insurance Corporation to help fund interest payments on certain bonds issued by the Financing Corporation (“FICO”), an agency of the federal government established to finance takeovers of insolvent thrifts.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments.  A significant increase in premiums would likely have an adverse effect on the operating expenses and results of operations of Patapsco Bank.  Management cannot predict what insurance assessment rates will be in the future.

Federal Deposit Insurance Reform Act of 2005.  The Federal Deposit Insurance Reform Act of 2005, signed by the President on February 8, 2006, revised the laws governing the federal deposit insurance system.  The Federal Deposit Insurance Reform Act provides for the consolidation of the Bank and Savings Association Insurance Funds into a combined “Deposit Insurance Fund.”

Under the Federal Deposit Insurance Reform Act, insurance premiums are to be determined by the FDIC based on a number of factors, primarily the risk of loss that insured institutions pose to the Deposit Insurance Fund.  The legislation eliminates the current minimum 1.25% reserve ratio for the insurance funds, the mandatory assessments when the ratio falls below 1.25% and the prohibition on assessing the highest quality banks when the ratio is above 1.25%. The Federal Deposit Insurance Reform Act provides the FDIC with flexibility to adjust the new insurance fund’s reserve ratio between 1.15% and 1.5%, depending on projected losses, economic changes and assessment rates at the end of a calendar year and allows for dividends to insured institutions when the reserve ratio exceeds specific levels.

The Federal Deposit Insurance Reform Act increased deposit insurance coverage limits from $100,000 to $250,000 for certain types of Individual Retirement Accounts, 401(k) plans and other retirement savings accounts.  While it preserved the $100,000 coverage limit for individual accounts and municipal deposits, the FDIC was furnished with the discretion to adjust all coverage levels to keep pace with inflation beginning in 2010.  Also, institutions that become undercapitalized will be prohibited from accepting certain employee benefit plan deposits. The Federal Deposit Insurance Reform Act also enacted a $4.7 billion one-time assessment credit to be allocated by the FDIC among institutions that were in existence as of December 31, 1996.   According to the FDIC’s website, Patapsco Bank’s share of this assessment credit is $188,000.

Pursuant to the Federal Deposit Insurance Reform Act, the consolidation of the Bank and Savings Association Insurance Funds into the Deposit Insurance Fund occurred on March 21, 2006.  The Federal Deposit Insurance Reform Act also states that the FDIC must promulgate final regulations implementing the remainder of its provisions not later than 270 days after its enactment.

Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the Federal Reserve.  The management of Patapsco Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Dividend Restrictions.  Patapsco Bank’s ability to pay dividends is governed by Maryland law and the regulations of the Federal Reserve Board.  Under Maryland law relating to financial institutions, if the surplus of a commercial bank at any time is less than 100% of its capital stock, then, until the surplus is 100% of the capital stock, the commercial bank:  (i) must transfer to its surplus annually at least 10% of its net earnings; and (ii) may not declare or pay any cash dividends that exceed 90% of its net earnings.

Patapsco Bank’s payment of dividends is also subject to the Federal Reserve Board’s Regulation H, which provides that a state member bank may not pay a dividend if the total of all dividends declared by the bank in any calendar year exceeds the total of its net profits for the year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or to a fund for the retirement of preferred stock, unless the bank has received the prior approval of the Federal Reserve Board.  The previously referenced prompt corrective action requirements prohibit dividends where Patapsco Bank would be “undercapitalized”, “significantly undercapitalized”, or “critically undercapitalized” after the dividend.  Additionally, the Federal Reserve Board has the authority to prohibit the payment of dividends by a Maryland commercial bank when it determines such payment to be an unsafe and unsound banking practice.  Finally, Patapsco Bank is not able to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the remaining balance of the liquidation account established in connection with its conversion in April 1996 from mutual to stock form.

Uniform Lending Standards.  Under Federal Reserve Board regulations, state member banks must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate.  These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements.  The real estate lending policies of state member banks must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies that have been adopted by the federal banking agencies.

Management will periodically evaluate its lending policies to assure conformity to the Interagency Guidelines and does not anticipate that the Interagency Guidelines will have a material effect on its lending activities.

Limits on Loans to One Borrower.  Patapsco Bank has chosen to be subject to federal law with respect to limits on loans to one borrower.  Generally, under federal law, the maximum amount that a commercial bank may loan to one borrower at one time may not exceed 15% of the unimpaired capital and surplus of the commercial bank, plus an additional 10% if secured by specified “readily marketable collateral.”  Patapsco Bank’s lending limit to one borrower as of March 31, 2007 was $2.9 million.

Transactions with Related Parties.  Transactions between a state member bank and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act.  An affiliate of a state member bank is any company or entity, which controls, is controlled by or is under common control with the state member bank.  In a holding company context, at a minimum, the parent holding company of a state member bank and any companies which are controlled by such parent holding company are affiliates of the state member bank.  Generally, Sections 23A and 23B (i) limit the extent to which an institution or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a nonaffiliate.  The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions.

State member banks also are subject to the restrictions contained in Section 22(h) of the Federal Reserve Act and the Federal Reserve’s Regulation O thereunder on loans to executive officers, directors and principal stockholders (“insiders”).  Under Section 22(h), aggregate loans to directors, executive officers and greater than 10% stockholders may not exceed the institutions, unimpaired capital and unimpaired surplus.  Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to insiders of a state member bank, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any “interested” director not participating in the voting.  Regulation O prescribes the loan amount (which includes all other outstanding loans to such person) as to which prior board of director approval is required as being the greater of $25,000 or 5% of capital and surplus; however loans aggregating to $500,000 or more always require such approval.  Further, Section 22(h) requires that loans to insiders be made on terms substantially the same as offered in comparable transactions to other persons with an exception for loans made to a bank-wide benefit or compensation program that does not give preference to insiders.  Section 22(g) of the Federal Reserve Act places further restrictions on the types of loans that can be made to executive officers.

Additionally, Maryland statutory law imposes restrictions on certain transactions with affiliates of Maryland commercial banks. Generally, under Maryland law, a director, officer or employee of a commercial bank may not borrow, directly or indirectly, any money from the bank, unless the loan has been approved by a resolution adopted at and recorded in the minutes of the board of directors of the bank, or the executive committee of the bank, if that committee is authorized to make loans.  If such a loan is approved by the executive committee, the loan approval must be reported to the board of directors at its next meeting.  Certain commercial loans made to non-employee directors of a bank and certain consumer loans made to non-officer and non-director employees of the bank are exempt from the statute’s coverage.

Enforcement.  The Federal Reserve has primary federal enforcement responsibility over member banks and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution.  Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution or receivership, conservatorship or termination of deposit insurance.  Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases.  The FDIC has the authority to recommend to the Federal Reserve Board that enforcement action to be taken with respect to a particular savings institution.  If action is not taken by the Federal Reserve Board, the FDIC has authority to take such action under certain circumstances.  Federal law also establishes criminal penalties for certain violations.

The Commissioner has extensive enforcement authority over Maryland banks.  Such authority includes the ability to issues cease and desist orders and civil money penalties and to remove directors or officers.  The Commissioner may also take possession of a Maryland bank whose capital is impaired and seek to have a receiver appointed by a court.

Regulation of Patapsco Bancorp

General.  Patapsco Bancorp, as the sole stockholder of Patapsco Bank, is a bank holding company and is registered as such with the Federal Reserve Board.  Bank holding companies are subject to comprehensive regulation and examination by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve Board.  The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries).  In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

Under the Bank Holding Company Act, a bank holding company must obtain Federal Reserve Board approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.  In evaluating such applications, the Federal Reserve Board considers a variety of financial, managerial and competitive factors.

The Bank Holding Company Act also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries.  The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks.  The list of activities includes, among other things, operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers.  The Gramm-Leach-Bliley Act of 1999 authorized bank holding companies that meet certain management capital and other criteria to opt to become a “bank holding company” and thereby engage in a broad array of financial activities including insurance underwriting and investment banking.  Patapsco Bancorp has not, up to now, opted to become a financial holding company.

Acquisitions of Bank Holding Companies and Banks.  Under the Bank Holding Company Act, any company must obtain approval of the Federal Reserve Board prior to acquiring control of Patapsco Bancorp or

Patapsco Bank.  For purposes of the Bank Holding Company Act, control is defined as ownership of more than 25% of any class of voting securities of Patapsco Bancorp or Patapsco Bank, the ability to control the election of a majority of the directors, or the exercise of a controlling influence over management or policies of Patapsco Bancorp or Patapsco Bank.  Any bank holding company must secure Federal Reserve Board approval prior to acquiring 5% or more of the stock of Patapsco Bancorp or Patapsco Bank.

The Change in Bank Control Act and the related regulations of the Federal Reserve Board require any person or persons acting in concert (except for companies required to make application under the Bank Holding Company Act), to file a written notice with the Federal Reserve Board before such person or persons may acquire control of Patapsco Bancorp or Patapsco Bank.  The Change in Bank Control Act presumes control as the power, directly or indirectly, to vote 10% or more of any voting securities or to direct the management or policies of a bank holding company, such as Patapsco Bancorp, that has securities registered under the Securities Exchange Act of 1934.

Under Maryland law, acquisitions of 25% or more of the voting stock of a commercial bank or a bank holding company and other acquisitions of voting stock of such entities which affect the power to direct or to cause the direction of the management or policy of a commercial bank or a bank holding company must be approved in advance by the Commissioner.  Any person proposing to make such an acquisition must file an application with the Commissioner at least 60 days before the acquisition becomes effective.  The Commissioner may deny approval of any such acquisition if the Commissioner determines that the acquisition is anticompetitive or threatens the safety or soundness of a banking institution.  Any voting stock acquired without the approval required under the statute may not be voted for a period of five years.  This restriction is not applicable to certain acquisitions by bank holding companies of 5% or more of the stock of Maryland banks or Maryland bank holding companies which are governed by Maryland’s holding company statute and also require prior approval of the Commissioner.

Dividends.  The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board’s view that a bank holding company should pay cash dividends only to the extent that Patapsco Bancorp’s net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with Patapsco Bancorp’s capital needs, asset quality and overall financial condition.  The Federal Reserve Board also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends.  Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve Board pursuant to FDICIA, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.”

Capital Requirements.  The Federal Reserve Board has established capital requirements generally similar to the capital requirements for state member banks described above, for bank holding companies.  Formerly, these were applied to bank holding companies with total assets of $150 million or above, including Patapsco Bancorp.  However, in 2006, the Federal Reserve Board raised the threshold for the applicability of its capital requirements to a $500 million asset size except where Patapsco Bancorp (i) engages in significant non-banking activities; (ii) conducts significant off balance sheet activities or has a material amount of debt or equity securities outstanding registered with the Securities Exchange Commission.  The Federal Reserve Board has reserved the right to apply its requirements to bank holding companies of any size when required for supervisory purposes.

Stock Repurchases.  As a bank holding company, Patapsco Bancorp is required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of Patapsco Bancorp’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would violate any law, regulation, Federal Reserve Board order, directive, or any condition imposed by, or written agreement with, the Federal Reserve Board.  This requirement does not apply to bank holding companies that are “well-capitalized,” received one of the two highest examination ratings at their last examination and are not the subject of any unresolved supervisory issues.

Sarbanes-Oxley Act of 2002.  On July 30, 2002, the Sarbanes-Oxley Act of 2002 was signed into law which mandated a variety of reforms intended to address corporate and accounting fraud. The Sarbanes-Oxley Act contained provisions which amend the Securities Exchange Act of 1934, as amended and provisions which directed the Securities and Exchange Commission to promulgate rules.  The resultant law and regulations under the Securities Exchange Act are set forth in the following paragraphs.  The Sarbanes-Oxley Act provides for the establishment of the Public Company Accounting Oversight Board, which enforces auditing, quality control and independence standards for firms that audit Securities and Exchange Commission reporting companies and is funded by fees from all Securities and Exchange Commission reporting companies.  The Sarbanes-Oxley Act imposed higher standards for auditor independence and restricts provision of consulting services by auditing firms to companies they audit.  Any non-audit services being provided to an audit client will require preapproval by Patapsco Bancorp’s audit committee members.  In addition, audit partners must be rotated periodically.  The Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement.  In addition, under the Sarbanes-Oxley Act, counsel is required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

Longer prison terms will also be applied to corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from trading during retirement plan “blackout” periods, and loans to company executives are restricted.    Directors and executive officers must also report most changes in their ownership of a company’s securities within two business days of the change.

The Sarbanes-Oxley Act also increases the oversight and authority of audit committees of publicly traded companies.  Audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer.  In addition, all Securities and Exchange Commission reporting companies must disclose whether at least one member of the committee is an audit committee “financial expert” (as such term is defined by the Securities and Exchange Commission rules) and if not, why not.  Audit committees of publicly traded companies must have authority to retain their own counsel and other advisors funded by Patapsco Bancorp.  Audit committees must establish procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters and procedures for confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters.  It is the responsibility of the audit committee to hire, oversee and work on disagreements with Patapsco Bancorp’s independent auditor.

Beginning six months after the Securities and Exchange Commission determines that the Public Company Accounting Oversight Board is able to carry out its functions, it will be unlawful for any person that is not a registered public accounting firm to audit a Securities and Exchange Commission reporting company.  Under the Securities Exchange Act, a registered public accounting firm is prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date.  The Sarbanes-Oxley Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of Patapsco Bancorp’s financial statements for the purpose of rendering the financial statement’s materially misleading.  The Securities and Exchange Commission has prescribed rules requiring inclusion of an internal control report and assessment by management in the annual report to stockholders.  The Sarbanes-Oxley Act requires the registered public accounting firm that issues the audit report to attest to and report on management’s assessment of Patapsco Bancorp’s internal controls.  In addition, the Sarbanes-Oxley Act requires that each financial report required to be prepared in accordance with (or reconciled to) generally accepted accounting principles and filed with the Securities and Exchange Commission reflect all material correcting adjustments that are identified by a registered public accounting firm in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission.

Federal and State Taxation

Federal Income Taxation

General.  We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us.  Our federal income tax returns have not been audited during the past five years.  For its 2006 fiscal year, Bradford Bank’s maximum federal income tax rate was 34.0%.

Bradford Bancorp and Bradford Bank will enter into a tax allocation agreement.  Because Bradford Bancorp will own 100% of the issued and outstanding capital stock of Bradford Bank, Bradford Bancorp and Bradford Bank will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group Bradford Bancorp is the common parent corporation.  As a result of this affiliation, Bradford Bank may be included in the filing of a consolidated federal income tax return with Bradford Bancorp and, if a decision to file a consolidated tax return is made, the parties will agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

Bad Debt Reserves.  For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method.  Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves as of December 31, 1987.  Approximately $7.2 million of our accumulated bad debt reserves would not be recaptured into taxable income unless Bradford Bank makes a “non-dividend distribution” to Bradford Bancorp as described below.

Distributions.  If Bradford Bank makes “non-dividend distributions” to Bradford Bancorp, the distributions will be considered to have been made from Bradford Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Bradford Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Bradford Bank’s taxable income. Non-dividend distributions include distributions in excess of Bradford Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation.  Dividends paid out of Bradford Bank’s current or accumulated earnings and profits will not be so included in Bradford Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Bradford Bank makes a non-dividend distribution to Bradford Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34.0% federal corporate income tax rate.  Bradford Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

Maryland Taxation

Bradford Bancorp is subject to Maryland’s Corporation Business Tax at the rate of 7.0% on its taxable income, before net operating loss deductions and special deductions for federal income tax purposes.  Bradford Bank is required to file Maryland income tax returns.  For this purpose, “taxable income” generally means federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligations).

The Conversion and Stock Offering

The conversion and offering are being conducted pursuant to a plan of conversion approved by the boards of directors of Bradford Bank, Bradford Bancorp, Bradford Mid-Tier Company and Bradford Bank MHC.  The plan of conversion also must be approved by the members of Bradford Bank MHC.  A special meeting of members has been called for this purpose.  The Office of Thrift Supervision also conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

On March 16, 2007, the respective Boards of Directors of Bradford Bank, Bradford Mid-Tier Company and Bradford Bank MHC unanimously adopted the plan of conversion. Under the plan of conversion, Bradford Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of Bradford Bancorp, a newly formed Maryland corporation.  Following the conversion, Bradford Bank MHC and Bradford Mid-Tier Company will no longer exist.

The conversion to a stock holding company structure also includes the offering by Bradford Bancorp of its common stock to qualifying depositors and borrowers of Bradford Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The amount of capital being raised in the offering is based on an appraisal of Bradford Bancorp.  Most of the terms of this offering are required by the regulations of the Office of Thrift Supervision.  The Office of Thrift Supervision approved our plan of conversion, subject to the fulfillment of certain conditions, including the approval of the plan of conversion by Bradford Bank MHC’s members.  The plan of conversion also provides for the establishment of Bradford Bank Foundation and our funding of the foundation with $250,000 in cash and $2.75 million in Bradford Bancorp common stock.  The establishment of Bradford Bank Foundation is subject to a separate vote of Bradford Bank MHC’s members at the special meeting.

In connection with the conversion, Bradford Bancorp will acquire Patapsco Bancorp in a merger, whereby Patapsco Bancorp will be merged with and into Bradford Bancorp and Patapsco Bancorp’s wholly owned subsidiary, Patapsco Bank, will be merged with and into Bradford Bank.  In connection with the merger, Patapsco Bancorp’s stockholders will be given the opportunity to exchange their shares of Patapsco Bancorp common stock for $23.00 in cash, 2.3 shares of Bradford Bancorp common stock, or a combination thereof, subject to the election and proration procedures set forth in the merger agreement. For more information on the merger with Patapsco Bancorp, see “The Acquisition of Patapsco Bancorp.”

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from Bradford Bank upon request and is available for inspection at the offices of Bradford Bank and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that Bradford Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion and Offering

Our primary reasons for this offering are the following:

•                                          The offering will facilitate the acquisition of Patapsco Bancorp by enabling us to issue stock and raise cash to pay the merger consideration.

•                                          The proceeds from the offering will increase the capital of Bradford Bank, which will support future lending and operational growth, including future expansion through branching.

•                                          The offering allows us to implement equity compensation plans to retain and attract qualified directors, officers and staff and to enhance our current compensation programs.

•                                          The public stock holding company structure will give us greater flexibility in structuring further mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition.  Our current mutual holding company structure significantly limits our ability in offering shares of common stock as consideration in a merger or acquisition.  Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by enhancing our ability to offer stock or cash consideration, or a combination of the two.  Other than our agreement to acquire Patapsco Bancorp, we currently have no agreements or understandings as to any specific acquisition.

The offering will afford our directors, officers and employees the opportunity to become stockholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel.  The conversion and offering will also provide our customers and local community members with an opportunity to acquire our stock.  In addition, the offering will allow Bradford Bank to increase its philanthropic endeavors to the communities it serves through the formation and funding of Bradford Bank Foundation.

The disadvantages of the conversion and offering considered by our Board of Directors are the additional expense and effort of operating as a public company and the fact that operating in the stock holding company form of organization could subject Bradford Bank to contests for corporate control.

Description of the Conversion and Stock Offering

Bradford Bancorp has been incorporated under Maryland law as a wholly owned subsidiary of Bradford Bank. To effect the conversion, the following will occur:

•                                          Bradford Mid-Tier Company will convert into an interim federal stock savings bank and simultaneously merge with and into Bradford Bank, pursuant to which Bradford Mid-Tier Company will cease to exist;

•                                          Bradford Bank MHC will convert from mutual form to a second interim federal stock savings bank and simultaneously merge with and into Bradford Bank, pursuant to which Bradford Bank MHC will cease to exist and the shares of Bradford Mid-Tier Company common stock held by Bradford Bank MHC will be canceled; and

•                                          A third interim federal savings bank will be formed as a wholly owned subsidiary of Bradford Bancorp, and then will merge with and into Bradford Bank.

As a result of the merger of the third interim federal savings bank with and into Bradford Bank, Bradford Bank will become a wholly-owned subsidiary of Bradford Bancorp.

Pursuant to Office of Thrift Supervision regulations, consummation of the conversion (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion by the Office of Thrift Supervision and at least a majority of the total number of votes eligible to be cast by members of Bradford Bank MHC at the special meeting of members.

Effects of Conversion on Deposits, Borrowers and Members

General.  Each depositor in Bradford Bank currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Bradford Bank MHC based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Bradford Bank MHC is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Bradford Bank MHC after other claims are paid. Any depositor who opens a deposit account at Bradford Bank obtains a pro rata ownership interest in the net worth of Bradford Bank MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Bradford Bank MHC, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity.  While the conversion is being accomplished, the normal business of Bradford Bank will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.  After the conversion, Bradford Bank will continue to provide services for depositors and borrowers under current policies.

The Board of Directors of Bradford Bancorp is composed of the same individuals who serve on the Boards of Directors of Bradford Bank MHC, Bradford Mid-Tier Company and Bradford Bank.  The directors of Bradford Bancorp after the conversion and the merger with Patapsco Bancorp will be the current directors of Bradford Bancorp, except that in connection with the merger, two directors of Patapsco Bancorp chosen by Bradford Bancorp will be added to the Boards of Directors of Bradford Bancorp and Bradford Bank and that one current director of both Bradford Bancorp and Bradford Bank is resigning.

The senior management of Bradford Bancorp after the conversion will consist of the current members of Bradford Bancorp’s senior management, however, immediately following the merger with Patapsco Bancorp, the composition of our executive management will change as a result of the merger.  We will appoint David L. Costello, III, our current Executive Vice President and Chief Financial Officer, as Executive Vice President and Chief Operating Officer and appoint Michael J. Dee, the current President, Chief Executive Officer and Chief Financial Officer of Patapsco Bancorp, as Senior Vice President and Chief Financial Officer of Bradford Bancorp and Bradford Bank.

Deposit Accounts and Loans.  The conversion will not affect any deposit accounts or borrower relationships with Bradford Bank.  All deposit accounts in Bradford Bank after the conversion will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion. The conversion will not change the interest rate or the maturity of deposits at Bradford Bank.

After the conversion, all loans of Bradford Bank will retain the same status that they had before the conversion. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion.

Effect on Voting Rights of Members.  Voting rights in Bradford Bank MHC, as a mutual holding company, belong to its depositor and borrower members.  After the conversion, depositors and borrowers will no longer be members and will no longer have voting rights in Bradford Bank MHC, which will cease to exist. The holders of the common stock of Bradford Bancorp will possess all voting rights in Bradford Bancorp, and Bradford Bancorp, as the sole stockholder of Bradford Bank, will possess all voting rights in Bradford Bank. Depositors and borrowers of Bradford Bank will not have any voting rights after the conversion except to the extent that they become stockholders of Bradford Bancorp by purchasing common stock.

Effect on Liquidation Rights.  If Bradford Bank MHC were to liquidate, all claims of Bradford Bank MHC’s creditors would be paid first. Thereafter, if there were any assets remaining, members of Bradford Bank MHC would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Bradford Bank immediately before liquidation. In the unlikely event that Bradford Bank were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to Bradford Bancorp as the holder of Bradford Bank’s capital stock.

Liquidation Rights

In the unlikely event of a complete liquidation of Bradford Bank MHC before the conversion, each depositor in Bradford Bank would receive a pro rata share of any assets of Bradford Bank MHC remaining after payment of claims of all creditors. Each depositor’s pro rata share of the remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Bradford Bank at the time of liquidation. In the event of a complete liquidation of Bradford Bank after the conversion, each depositor would have a claim as a creditor of the same general priority as the claim of all other general creditors of Bradford Bank. However, except as described below, his or her claim would be solely in the amount of the balance in his deposit account plus accrued interest. He or she would not have an interest in the value of the assets or Bradford Bank or Bradford Bancorp above that amount.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to Bradford Bank MHC’s equity as reflected in its latest statement of financial condition contained in the final prospectus utilized in the offering.  Each eligible account holder and supplemental eligible account holder, if he or she were to continue to maintain his or her deposit account at Bradford Bank, would be entitled, upon a complete liquidation of Bradford Bank after the conversion, to an interest in the liquidation account before any payment to Bradford Bancorp as the sole stockholder of Bradford Bank. Each eligible account holder and supplemental eligible account holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Bradford Bank at the close of business on December 31, 2005 or                  , 2007, as the case may be. Each eligible account holder and supplemental eligible account holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 2005 eligibility record date (or the              , 2007 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in Bradford Bank on such date.

If, however, on any December 31 annual closing date of Bradford Bank, commencing December 31, 2007, the amount in any deposit account is less than the amount in such deposit account on December 31, 2005 or              , 2007, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to Bradford Bancorp as the sole stockholder of Bradford Bank.

No merger, consolidation, bulk purchase of assets with assumptions of savings accounts and other liabilities or similar transactions with another federally insured institution in which Bradford Bank is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.                                       Eligible account holders — persons with $50 or more on deposit (“qualifying deposits”) as of December 31, 2005 at the following institutions:

•                                          Bradford Bank;

•                                          American Bank (provided the deposit account in American Bank was acquired by Bradford Bank pursuant to the Purchase Agreement by and between American Bank and Bradford Bank, dated June 7, 2006);

•                                          Valley Bank of Maryland;

•                                          Golden Prague Federal Savings and Loan Association; and

•                                          Senator Bank.

2.                                       Our employee stock ownership plan.

3.                                       Supplemental eligible account holders — persons with qualifying deposits as of                 , 2007 at Bradford Bank.

4.                                       Other members - Bradford Bank’s depositors as of                  , 2007, who were not able to subscribe for shares under categories 1 and 3 and the following borrowers:

•                                          borrowers of Bradford Bank as of December 14, 1987 whose loans continued to be outstanding at                 , 2007;

•                                          borrowers of Golden Prague Federal Savings and Loan Association as of September 27, 1990 whose loans continued to be outstanding with Bradford Bank at                   , 2007; and

•                                          borrowers of Senator Bank as of September 29, 1988 whose loans continued to be outstanding with Bradford Bank at                   , 2007.

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering up to the maximum and minimum purchase limitations set forth in the plan of conversion.  See “The Conversion and Stock Offering—Limitations on Purchases of Shares.”  All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.  We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

Priority 1: Eligible Account Holders. Subject to the purchase limitations as described below under “The Conversion and Stock Offering—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•                                          $100,000 of common stock (which equals 10,000 shares);

•                                          one-tenth of 1% of the total offering of common stock in the subscription offering; or

•                                          15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holders and the denominator is the total amount of qualifying deposits of all eligible account holders.  The balance of qualifying deposits of all eligible account holders was $         million.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less.  After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled.  Subscription rights of eligible account holders who are also executive officers or directors of Bradford Bancorp or Bradford Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Bradford Bank in the one year period preceding December 31, 2005.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 2005.  Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 2: Tax-Qualified Employee Benefit Plans.  Subject to the purchase limitations as described below under “The Conversion and Stock Offering—Limitations on Purchases of Shares,” our tax-qualified employee benefit plans have the right to purchase up to 10.0% of the shares of common stock issued in the offering, including shares issued to Bradford Bank Foundation.  As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8.0% of the shares issued in the offering, including shares issued to Bradford Bank Foundation.  Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion.  If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans.  However, if we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to the amount of its subscription.  If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of Thrift Supervision.

Priority 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “The Conversion and Stock Offering—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•                                          $100,000 of common stock (which equals 10,000 shares);

•                                          one-tenth of 1% of the total offering of common stock to persons in the subscription offering; or

•                                          15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.  The balance of qualifying deposits of all supplemental eligible account holders was $        million.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders.  If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at             , 2007.  Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 4: Other Members.  Subject to the purchase limitations as described below under “The Stock Offering—Limitations on Purchases of Shares,” each other member has the right to purchase up to the greater of $100,000 of common stock (which equals 10,000 shares) or one-tenth of 1% of the total offering of common stock in the subscription offering.  If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members.  If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less.  After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at             , 2007 or each loan from Bradford Bank, Golden Prague or Senator Bank that was outstanding on December 14, 1987, September 27, 1990 or September 29, 1988, respectively, that continued to be outstanding on                  , 2007.  Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering.  The subscription offering, and all subscription rights under the plan of conversion, will terminate at     :00   .m., Eastern time, on [DATE1], 2007.  We will not accept orders for common stock in the subscription offering received after that time.  We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

We will not execute orders until at least the minimum number of shares in the offering range has been issued. This minimum issuance may include 892,500 shares to be issued to Patapsco Bancorp stockholders as merger consideration.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our statement savings account rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering.  If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders.  If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled.  No single extension can exceed 90 days.

Persons in Non-Qualified States.  We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable or unduly burdensome for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares.  Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights.  Your subscription rights may be exercised only by you and only for your own account.  With the exception of IRA and Keogh account stock purchases, shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s).  Deleting names of depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights.  When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do.  Doing so may jeopardize your subscription rights.  If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares.  Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States government. Illegal transfers of subscription rights, including agreements made prior to completion of the offering to transfer shares after the offering, have been subject to enforcement actions by the Securities and Exchange Commission as violations of Rule 10b-5 of the Securities Exchange Act of 1934.

We intend to report to the Office of Thrift Supervision and the Securities and Exchange Commission anyone who we believe sells or gives away their subscription rights.  We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Direct Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a direct community offering.  In the direct community offering, preference will be given to natural persons and trusts of natural persons who are residents of Baltimore City and Anne Arundel, Baltimore and Howard Counties in Maryland.

We will consider a person to be resident of Baltimore City or Anne Arundel, Baltimore and Howard Counties in Maryland if he or she occupies a dwelling in the city or county, has the intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature.  We may utilize depositor or loan records or other evidence provided to us to make a determination as to a person’s resident status.  In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $100,000 of common stock (which equals 10,000 shares).  If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible.  After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated.  If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

The community offering, if held, may commence concurrently with, during or subsequent to the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision.  If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to modify or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.  If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering or Underwritten Public Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill, acting as our agent.  In such capacity, Sandler O’Neill may form a syndicate of other brokers-dealers who are NASD member firms.  Alternatively, we may sell any remaining shares in an underwritten public offering.  Neither Sandler O’Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering.  We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering.  The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision.  See “The Conversion and Stock Offering—Direct Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.  If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price.  Purchasers in the syndicated community offering are eligible to purchase up to $100,000 of common stock (which equals 10,000 shares).  We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible.  Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director and executive officer purchases discussed earlier, although no such purchases are currently intended. If other purchase arrangements cannot be made, we may: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of Bradford Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Limitations on Purchases of Shares

In addition to the purchase limitations described above under “The Conversion and Stock Offering—Subscription Offering and Subscription Rights,” “—Direct Community Offering” and “—Syndicated Community Offering or Underwritten Public Offering,” the plan of conversion provides for the following purchase limitations:

•                                          Except for our tax-qualified employee benefit plans, no individual (or individuals on a single deposit account) may purchase more than $100,000 of common stock (which equals 10,000 shares), subject to increase as described below, and no person together with associates of or persons acting in concert with such person may purchase in the aggregate more than $500,000 of common stock (which equals 50,000 shares), subject to increase as described below.

•                                          The aggregate amount of common stock acquired in the offering by our officers and directors, together with their associates, shall not exceed 26% of the total shares sold in the offerings.

•                                          Each subscriber must subscribe for a minimum of 25 shares.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering.  We do not intend to increase the maximum purchase limitation unless market conditions warrant.  If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights.  We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

In the event that we increase the maximum purchase limitation to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party.  We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies.  For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

•                                          a corporation or organization other than Bradford Bank MHC, Bradford Mid-Tier Company, Bradford Bancorp or Bradford Bank or a majority-owned subsidiary of Bradford Bank MHC, Bradford Mid-Tier Company, Bradford Bancorp or Bradford Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•                                          a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•                                          any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of Bradford Bank MHC, Bradford Mid-Tier Company, Bradford Bancorp or Bradford Bank or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above.  We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion.  Directors and officers are not treated as associates of each other solely by virtue of holding such positions.  We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

Offering materials have been initially distributed through mailings to those eligible to subscribe in the subscription offering.  To assist in the marketing of our common stock, we have retained Sandler O’Neill & Partners, L.P., which is a broker-dealer registered with the National Association of Securities Dealers, Inc. Sandler O’Neill will assist us in the offering by:

•                                          Consulting as to the financial and securities market implications of the plan of conversion and any related corporate documents;

•                                          Reviewing with the board the financial impact of the offering on Bradford Bancorp, based upon the independent appraiser’s appraisal of the common stock;

•                                          Reviewing all offering documents, including this prospectus, stock order forms and related offering materials (although the preparation and filing of such documents is the responsibility of Bradford Bancorp and its counsel);

•                                          Assisting in the design and implementation of a marketing strategy for the offering;

•                                          Assisting management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the offering; and

•                                          Providing such other general advice and assistance as may be requested to promote the successful completion of the offering.

For these services, Sandler O’Neill will receive a fee of 1.25% of the aggregate dollar amount of the common stock sold in the subscription and direct community offerings, excluding shares sold to the employee stock ownership plan and to our officers, employees and directors and their immediate families and issued to Bradford Bank Foundation.  We have made an advance payment to Sandler O’Neill of $25,000 which shall be credited against any fees or reimbursement of documented expenses actually incurred which are payable to Sandler O’Neill under the terms of its engagement.  To the extent that the actual expenses incurred or fees due under such engagement aggregate less than such amount, Sandler O’Neill will reimburse such excess amount to us.  In the event that Sandler O’Neill sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.00% of the dollar amount of total shares sold in the syndicated community offering, which fee, along with the fee payable to selected dealers (which may include Sandler O’Neill for the shares it sells) for the shares they sell, shall not exceed 6.00% of the aggregate dollar amount of shares sold in the syndicated offering.  The maximum fee payable to Sandler O’Neill at the maximum, as adjusted, of the offering range is $1,045,488, assuming all shares are sold in the subscription offering.  In the subscription offering and direct community offering, Sandler O’Neill will also be reimbursed for its allocable expenses, including legal fees and expenses, advertising, syndication and travel expenses, in an amount not to exceed $70,000.  In the event that there is a resolicitation of subscribers, Sandler O’Neill may be required to provide significant additional services for which they may charge an additional administrative fee.

We have also engaged Sandler O’Neill to act as conversion agent in connection with the offering. In its role as conversion agent, Sandler O’Neill will assist us in the offering as follows:  (1) consolidation of accounts and vote calculation; (2) design and preparation of proxy and stock order forms; (3) organization and supervision of the conversion center; (4) proxy solicitation and special meeting services; and (5) subscription services.  For these services, Sandler O’Neill will receive a fee of $10,000 and reimbursement for its reasonable out-of-pocket expenses.  We have made an advance payment of $5,000 to Sandler O’Neill for these services.

We will indemnify Sandler O’Neill against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Sandler O’Neill is acting as a financial advisor and has delivered a fairness opinion to Patapsco Bancorp in connection with our proposed acquisition of Patapsco Bancorp. Sandler O’Neill has received a fee for such services and will receive an additional fee upon the closing of the merger.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Description of Sales Activities

Bradford Bancorp will offer the common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our stock information center.  The stock information center is expected to operate during normal business hours throughout the subscription offering and community offering.  It is expected that at any particular time one or more Sandler O’Neill employees will be working at the stock information center.  Employees of Sandler O’Neill will be responsible for mailing materials relating to the offering, responding to questions regarding the offering and processing stock orders.

Sales of common stock will be made by registered representatives affiliated with Sandler O’Neill or by the selected dealers managed by Sandler O’Neill.  Bradford Bank’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form.  Bradford Bank’s officers may answer questions regarding our business when permitted by state securities laws.  Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives.  Bradford Bank’s officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

None of Bradford Bank’s officers, directors or employees will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the reorganization.

None of Bradford Bank’s personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer.  Bradford Bank’s personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934.  Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions.  These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities.  For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Prospectus Delivery.  To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to that date.  We are not obligated to deliver a prospectus or order form by means other than United States Mail.  Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8.  Order forms will be distributed only if preceded or accompanied by a prospectus.

Termination of Offering; Rejection of Orders.  We reserve the right in our sole discretion to terminate the offering at any time and for any reason.  We may terminate the offering in the event the merger with Patapsco Bancorp is terminated.  In the event we terminate the offering for any reason, we will cancel any deposit account withdrawal holds and promptly return all funds submitted, with interest calculated at Bradford Bank’s applicable statement savings account interest rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms.  In order to purchase shares of common stock in the subscription offering and direct community offering, you must submit a properly completed and signed original stock order form.  We will not accept orders submitted on photocopied or facsimiled stock order forms.  All order forms must be received by our stock information center (not postmarked) prior to     :00   .m. Eastern time on [DATE1], 2007.  Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Bradford Bank.  You may submit your order form and payment in one of three ways: by mail using the reply envelope provided; by overnight delivery to the indicated address noted on the form; or by hand delivery to the stock information center

located at                  .  Order forms may not be delivered to Bradford Bank’s branch offices.  Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so.  Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering, unless extended.

To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number.  We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.  When entering the stock registration on your stock order form, you should not add the name(s) of persons without subscription rights, or who qualify only in a lower purchase priority than you.  Joint registration of shares purchased in the subscription offering will be allowed only if the qualifying deposit account is so registered.

The reverse side of the order form contains a regulatorily mandated certification form.  We will not accept order forms where the certification form is not executed.  By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government.  You also will be acknowledging that you received disclosure concerning the risks involved in this offering.  The certification form could be used as support to show that you understand the nature of this investment.

Payment for Shares.  Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid.  Payment for shares may be made only by:

•                                          Personal check, bank draft or money order made payable directly to Bradford Bancorp (you may not remit Bradford Bank line of credit checks, and we will not accept third party checks, including those payable to you and endorsed over to Bradford Bancorp); or

•                                          Authorization of withdrawal from the types of Bradford Bank deposit account(s) provided for on the stock order form.

In the case of payments made by check or money order, these funds must be available in the account(s) when the order is received.  Please do not overdraft your Bradford Bank account(s).  No wire transfers will be accepted.

Checks and money orders will be cashed immediately and the subscription funds will be held by Bradford Bank in a segregated account or, at our discretion, in a segregated account at an independent insured depository institution.

Interest will be paid on payments made by check, bank draft or money order at our statement savings account rate from the date payment is received at the stock information center until the completion or termination of the offering.  If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, unless the certificate matures after the date of receipt of the order form but before closing or termination of the offering, in which case funds will earn interest at the statement savings account rate from the date of maturity until the offering is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the offering.  When the offering is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.  If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received.  On your stock order form, please do not designate a withdrawal from accounts with check-writing privileges.  Please submit a check instead.  We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.  You may not authorize direct withdrawal from a Bradford Bank IRA.  If you wish to use funds in your Bradford Bank IRA to purchase shares of our common stock, please refer to the following section.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

In the event a syndicated community offering is conducted, in accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, selected dealers will be required to forward the executed order form and the funds to Bradford Bancorp for deposit in the segregated deposit account at Bradford Bank (or, as noted, at an independent insured depository institution) prior to the completion of the syndicated community offering.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the offering.  This payment may be made by wire transfer.

Using IRA Funds To Purchase Shares.  Our individual retirement accounts (IRAs) do not permit investment in common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA.  Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that the funds will be used to purchase our common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers.  The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an IRA with us to purchase common stock should contact the stock information center at least two weeks before [DATE1], 2007 because processing such transactions takes additional time.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value, as determined by an independent appraisal.  We have retained RP Financial, which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal.  RP Financial will receive fees totaling $90,000 for the preparation and delivery of the original appraisal report, plus reimbursement of reasonable out-of-pocket expenses and $10,000 for the preparation and delivery of each required updated appraisal report.  We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering.  RP Financial will also receive fees between $35,000 and $50,000 for preparation of the pro forma tables reflecting the independent appraisal in the prospectus and regulatory merger applications.  RP Financial has not received any other revenue from Bradford Bancorp and its affiliates during the past two years.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering, as well as the merger.  For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual consolidated financial statements, information on the composition of assets and liabilities, and other financial schedules.  In addition to this information, RP Financial reviewed our conversion application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission.  Furthermore, RP Financial visited our facilities and had discussions with our management.  In connection with its routine due diligence of Bradford Bancorp, RP Financial reviewed the projections of Bradford Bancorp included in the confidential regulatory business plan submitted to the Office of Thrift Supervision.  These projections were not relied upon or incorporated or factored  into RP Financial’s appraisal.  RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities.  We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•                                          the impact of the acquisition of Patapsco Bancorp by Bradford Bancorp;

•                                          the impact of the acquisitions of Senator Bank and Golden Prague by Bradford Bank;

•                                          the economic make-up of our market area;

•                                          our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that RP Financial deemed comparable to us;

•                                          the specific terms of the offering of our common stock;

•                                          the pro forma impact of the additional capital raised in the offering;

•                                          our proposed dividend policy;

•                                          conditions of securities markets in general; and

•                                          the market for thrift institution common stock in particular.

Consistent with the Office of Thrift Supervision appraisal guidelines, the independent appraisal applied three primary methodologies to estimate the pro forma market value of our common stock:  the pro forma price-to-book value approach applied to both reported book value and tangible book value after deducting intangible assets; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach, all of which are described in its report.  RP Financial’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission.  See “Where You Can Find More Information.”  The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us after completion of the conversion and the merger, subject to valuation adjustments applied by RP Financial to account for differences between Bradford Bancorp and the peer group.  The peer group analysis conducted by RP Financial included a total of 10 publicly-traded thrift institutions with assets between $350 million and $2 billion.  The peer group is comprised of institutions that are based in the Mid-Atlantic region of the U.S. and have been in public ownership for at least one year.  In preparing its appraisal, RP Financial considered the fully converted pricing ratios of the peer group and placed the greatest emphasis on the price-to-earnings approach and price-to-tangible book value approach with lesser emphasis on the price-to-book value and price-to-assets approaches in estimating pro forma market value.  The peer group included companies with:

•                                          average assets of $712 million;

•                                          average non-performing assets of 0.45% of total assets;

•                                          average loans of 66.3% of total assets;

•                                          average equity of 10.3% of total assets; and

•                                          average net income of 0.68% of average assets.

On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of May 29, 2007, our estimated pro forma market value, including shares issued in the merger with Patapsco Bancorp and issued to Bradford Bank Foundation, was within the valuation range of $83,973,880 and $104,973,880 with a midpoint of $94,473,880.

The following table presents a summary of selected pricing ratios for Bradford Bancorp, for the peer group and for all fully converted publicly traded thrifts. The figures for Bradford Bancorp are from RP Financial’s appraisal report and they thus do not correspond exactly to the ratios presented in the Pro Forma Data section of this prospectus.  Compared to the average pricing ratios of the peer group, Bradford Bancorp’s pro forma pricing ratios at the maximum of the offering range indicate a premium of 209.3% on a price-to-earnings basis and a discount of 40.7% on a price-to-book basis.

	Price to Earnings Multiple(1)		Price to Book Value Ratio(2)	Price to Tangible Book Value Ratio(2)
Bradford Bancorp (pro forma):
Minimum, as adjusted	50.12	x	72.25%	118.91%
Minimum	47.11		74.52	116.69
Midpoint	49.21		77.52	116.41
Maximum	51.03		80.11	116.41
Maximum, as adjusted	52.84		82.78	116.28
Peer Group:
Average	16.50	x	135.15%	146.63%

All fully-converted, publicly-traded thrifts:
Average	20.18	x	144.26%	162.57%

(1)                                  Ratios are based on earnings for the 12 months ended March 31, 2007 and share prices as of May 29, 2007.

(2)                                  Ratios are based on book value as of March 31, 2007 and share prices as of May 29, 2007.

(3)                                  If Bradford Bancorp does not receive orders for at least 5,950,000 shares in the offering, then, in Bradford Bancorp’s discretion in order to issue the minimum number of shares necessary to complete the conversion and stock offering, up to 892,500 shares may be issued to stockholders of Patapsco Bancorp as merger consideration.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the valuation range was reasonable and adequate.  RP Financial’s valuation range yielded an offering range of $59,500,000 to $80,500,000, with a midpoint of $70,000,000.  Dividing these dollar amounts by the purchase price resulted in an offering range of between 5,950,000 (which may include up to 892,500 unsubscribed shares issued to Patapsco Bancorp stockholders as merger consideration) and 8,050,000 shares, with a midpoint of 7,000,000 shares.  The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time.  The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering.  If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 9,257,500 shares without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal.  If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held.  Under those circumstances, all funds would be promptly returned and all subscribers would be given the opportunity to place a new order.  If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced.  If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it.  RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the consolidated financial statements and other data provided by us or independently value our assets or liabilities.  The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Delivery of Certificates

Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the offering.  We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans.  Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the offering.  To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision.  Furthermore, repurchases of any common stock are prohibited if they would cause Bradford Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.  Purchases by directors and officers will be for investment purposes only and not for resale.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision.  Shares purchased by these persons in the open market after the offering will be free of this restriction.  Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Bradford Bank as account holders.  While this aspect of the offering makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution.  Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering.  This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act.  If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks.  We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers.  Completion of the conversion is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Maryland tax laws, that no gain or loss will be recognized by Bradford Bank, Bradford Mid-Tier Company, Bradford Bancorp or Bradford Bank MHC as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Bradford Bank, Bradford Mid-Tier Company, Bradford Bancorp and Bradford Bank MHC and persons receiving subscription rights.  Muldoon Murphy & Aguggia LLP has issued an opinion to Bradford Bank, Bradford Bank MHC, Bradford Mid-Tier Company and Bradford Bancorp that, for federal income tax purposes:

1.                                       the conversion of Bradford Bank MHC from mutual form to Bradford Interim Federal Savings Bank I will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Bradford Interim Federal Savings Bank I or Bradford Bank MHC by reason of such conversion;

2.                                       the merger of Bradford Interim Federal Savings Bank I into Bradford Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Bradford Interim Federal Savings Bank I, Bradford Bank MHC or Bradford Bank by reason of such merger;

3.                                       the conversion of Bradford Mid-Tier Company to Bradford Interim Federal Savings Bank II will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Bradford Interim Federal Savings Bank II or Bradford Mid-Tier Company by reason of such conversion;

4.                                       the merger of Bradford Interim Federal Savings Bank II into Bradford Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Bradford Interim Federal Savings Bank II, Bradford Mid-Tier Company or Bradford Bank by reason of such merger;

5.                                       the merger of Bradford Interim Federal Savings Bank III with and into Bradford Bank (“bank merger”) will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code or as an exchange under Section 351 of the Internal Revenue Code, and no gain or loss will be recognized by Bradford Interim Federal Savings Bank III or Bradford Bank or Bradford Bancorp by reason of the bank merger;

6.                                       no gain or loss will be recognized by Bradford Bancorp upon the sale of shares of common stock in the offering;

7.                                       no gain or loss will be recognized by members of Bradford Bank MHC upon the issuance to them of interests in the liquidation account in Bradford Bank pursuant to the merger of Bradford Bank MHC into Bradford Bank;

8.                                       it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Bradford Bancorp to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be recognized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

9.                                       it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the offering; and

10.                                 the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

The opinions set forth in the 8th and 9th bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Bradford Bancorp common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

Bradford Bank has also received an opinion from Stegman & Company, that, assuming the conversion does not result in any federal income tax liability to Bradford Bank, its account holders, Bradford Bank MHC, Bradford

Mid-Tier Company or Bradford Bancorp, the implementation of the plan of conversion will not result in any Maryland income tax liability to those entities or persons.

The opinions of Muldoon Murphy & Aguggia LLP and Stegman & Company, are filed as exhibits to the registration statement that Bradford Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision.  The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise.

Completion of the offering requires the sale of all shares of the common stock within 24 months following approval of the plan of conversion by the members of Bradford Bank MHC, unless an extension is granted by the Office of Thrift Supervision.  If this condition is not satisfied, the plan of conversion will be terminated and we will continue our business as a wholly owned subsidiary of Bradford Bank MHC.  We may terminate the plan of conversion at any time.

The Acquisition of Patapsco Bancorp

General

On March 19, 2007, Bradford Bancorp entered into an Agreement and Plan of Merger pursuant to which Patapsco Bancorp will merge with and into Bradford Bancorp, with Bradford Bancorp as the surviving entity.  Immediately following the merger of Patapsco Bancorp with and into Bradford Bancorp, Patapsco Bank, a subsidiary of Patapsco Bancorp, will merge with and into Bradford Bank with Bradford Bank as the surviving entity.  Patapsco Bank is a Maryland chartered commercial bank headquartered in Dundalk, Maryland.  Patapsco Bank operates five full-service offices in the greater Baltimore metropolitan area.  As of March 31, 2007, Patapsco Bancorp had total consolidated assets of $254.7 million, total deposits of $190.2 million and total stockholders’ equity of $19.3 million.

Reasons for the Acquisition

Our board of directors believes that the merger will enhance the competitive position of Bradford Bancorp by enabling us to expand the geographic scope of the Bradford Bank franchise in the greater Baltimore metropolitan area, facilitate our continued development as a full-service community bank, and provide for an opportunity to combine management talent.  The merger will also increase Bradford Bank’s deposit base and its loan portfolio, and enable it to better serve the convenience and needs of our customers and communities through becoming a larger institution better suited to compete against regional financial institutions operating in our market area.

In addition to enabling Bradford Bank to expand its franchise and enhance its ability to compete in its market area, the merger, combined with the stock offering, will permit Bradford Bank to use a significant portion of its capital, while continuing to well exceed each of its regulatory capital requirements.  This will reduce the pressure to leverage Bradford Bank’s balance sheet that typically exists when institutions with high capital levels engage in stock offerings.

Management of the Combined Company

The current board of directors of Bradford Bancorp consists of the eight current directors of Bradford Bank MHC, Bradford Mid-Tier Company and Bradford Bank.  Immediately following the merger with Patapsco Bancorp, the composition of our board of directors will change.  One of our current directors, George K. Mister, Jr., has informed us that he will resign from our board of directors upon completion of the merger.  At that time, we will also appoint Nicole N. Glaeser and Thomas P. O’Neill, currently directors of Patapsco Bancorp, to the boards of directors of Bradford Bancorp and Bradford Bank.

In addition, immediately following the merger with Patapsco Bancorp, the composition of our executive management will change.  We will appoint David L. Costello, III, our current Executive Vice President and Chief Financial Officer, as Executive Vice President and Chief Operating Officer and appoint Michael J. Dee, the current President, Chief Executive Officer and Chief Financial Officer of Patapsco Bancorp, as Senior Vice President and Chief Financial Officer.

For information about our existing and prospective directors and executive officers, see “Our Management.”

Acquisition Details

Consideration to be Received in the Merger. When the merger becomes effective, each share of Patapsco Bancorp common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder’s election, (a) $23.00 in cash without interest, (b) 2.3 shares of Bradford Bancorp common stock or (c) a combination thereof.  Based on the current number of shares of Patapsco Bancorp common stock outstanding, Bradford Bancorp will issue an aggregate of approximately 2,172,388 shares of common stock and pay approximately $23.4 million in cash to stockholders of Patapsco Bancorp.  At the maximum of the offering range, former Patapsco Bancorp stockholders will own approximately 20.7% of the outstanding common stock of Bradford Bancorp.

Under the terms of the merger agreement, Patapsco Bancorp stockholders may elect to convert their shares into cash, Bradford Bancorp common stock or a mixture of cash and Bradford Bancorp common stock.  All elections of Patapsco Bancorp stockholders are further subject to the allocation and proration procedures described in the merger agreement.  These procedures provide that the number of shares of Patapsco Bancorp common stock to be converted into Bradford Bancorp common stock in the merger must be 50% of the total number of shares of Patapsco Bancorp common stock issued and outstanding on the date of the merger and that the total value of the stock portion of the merger consideration must be equal to at least 40% of the merger consideration.  Neither Bradford Bancorp nor Patapsco Bancorp is making any recommendation as to whether Patapsco Bancorp stockholders should elect to receive cash or Bradford Bancorp common stock in the merger.  Each holder of Patapsco Bancorp common stock must make his or her own decision with respect to such election.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement.  As a result, the merger agreement describes procedures to be followed if Patapsco Bancorp stockholders in the aggregate elect to receive more or less of the Bradford Bancorp common stock than Bradford Bancorp has agreed to issue. These procedures are summarized below.

•                                          If Stock Is Oversubscribed:  If Patapsco Bancorp stockholders elect to receive more Bradford Bancorp common stock than Bradford Bancorp has agreed to issue in the merger, then all Patapsco Bancorp stockholders who have elected to receive cash or who have made no election will receive cash for their Patapsco Bancorp shares and all stockholders who elected to receive Bradford Bancorp common stock will receive a pro rata portion of the available Bradford Bancorp shares plus cash for those shares not converted into Bradford Bancorp common stock.

•                                        If Stock Is Undersubscribed:  If Patapsco Bancorp stockholders elect to receive fewer shares of Bradford Bancorp common stock than Bradford Bancorp has agreed to issue in the merger, then all Patapsco Bancorp stockholders who have elected to receive Bradford Bancorp common stock will receive Bradford Bancorp common stock and all stockholders who elected to receive cash or who have made no election will be treated in the following manner:

•                                          If the number of shares held by Patapsco Bancorp stockholders who have made no election is sufficient to make up the shortfall in the number of Bradford Bancorp shares that Bradford Bancorp is required to issue, then all Patapsco Bancorp stockholders who elected cash will receive cash, and those stockholders who made no election will receive both cash and Bradford Bancorp common stock in whatever proportion is necessary to make up the shortfall.

•                                          If the number of shares held by Patapsco Bancorp stockholders who have made no election is insufficient to make up the shortfall, then all Patapsco Bancorp stockholders who made no election will receive Bradford Bancorp common stock and those Patapsco Bancorp stockholders who elected to receive cash will receive cash and Bradford Bancorp common stock in whatever proportion is necessary to make up the shortfall.

Notwithstanding these rules, it may be necessary for Bradford Bancorp to reduce the number of shares of Patapsco Bancorp common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of Patapsco Bancorp common stock that will be converted into Bradford Bancorp common stock.  If this adjustment is necessary, stockholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of Bradford Bancorp common stock than they otherwise would have received.

Patapsco Bancorp’s stockholders will not receive fractional shares of Bradford Bancorp common stock.  Instead, they will receive a cash payment for any fractional shares in an amount equal to the product of such fractional amount multiplied by $10.00.

Treatment of Patapsco Bancorp Stock Options and Restricted Stock. At the effective time of the merger, each outstanding option to purchase shares of Patapsco Bancorp common stock will be cancelled in exchange for a cash payment from Patapsco Bancorp.  The cash payment for each option will be equal to the excess of the $23.00 per share cash merger consideration over the exercise price per share of each option, net of any cash that must be withheld under the federal and state income and employment tax requirements.

Each share of restricted stock subject to a stock award granted by Patapsco Bancorp outstanding as of the effective time of the merger, to the extent not already vested, will vest and will represent a right to receive the same merger consideration provided to other holders of Patapsco Bancorp common stock pursuant to the merger agreement, net of any amounts that must be withheld under federal and state income and employment tax requirements.

Conditions to Completing the Acquisition

The merger agreement sets forth a series of conditions that must be satisfied or waived before Patapsco Bancorp and Bradford Bancorp are obligated to close the merger.  These conditions include:

•                                          prior completion of the conversion and offering;

•                                          receipt of approval of the merger by Patapsco Bancorp’s stockholders;

•                                          receipt of all regulatory approvals, provided that none contain any conditions that would so materially and adversely impact the economic or business benefits to Bradford Bancorp or the transactions contemplated by the merger agreement that had such condition been known, Bradford Bancorp would not, with reasonable judgment, have entered into the merger agreement;

•                                          no injunctions or restraints exist preventing consummation of the merger;

•                                          all required third party consents have been obtained;

•                                          the other party’s representations and warranties in the merger agreement continuing to be true as of the closing date of the merger and the other party having performed its obligations under the merger agreement;

•                                          receipt of a tax opinion from counsel for both parties; and

•                                          the Registration Statement having been declared effective by the SEC and the common stock of Bradford Bancorp having been approved for listing on the Nasdaq Global Market.

Any shares of new Bradford Bancorp common stock to be issued in connection with the merger will be issued immediately following completion of the conversion and stock offering. The merger is contingent on completion of the conversion and subject to regulatory and stockholder approval.

Bradford Bank Foundation

General

In furtherance of our commitment to our local community, the plan of conversion provides that we will establish a charitable foundation in connection with the offering.  We have established Bradford Bank Foundation as a nonstock Delaware corporation to serve as the charitable foundation.  The foundation will be funded with $250,000 in cash and 275,000 shares of Bradford Bancorp common stock.  By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of our community banking franchise.  We believe the offering presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits.

Purpose of the Charitable Foundation

We emphasize community lending and community activities.  Bradford Bank Foundation is being formed to complement, not to replace, our existing community activities.  Although we intend to continue to emphasize community lending and community activities following the offering, such activities are not our sole corporate purpose.  Bradford Bank Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us.  We believe that Bradford Bank Foundation will enable us to assist the communities within our market areas in areas beyond community development and lending and may enhance our current activities under the Community Reinvestment Act.

We further believe that the funding of Bradford Bank Foundation with our common stock will allow our community to share in our potential growth and success long after the offering.  Bradford Bank Foundation will accomplish that goal by providing for continued ties between our community and us, thereby forming a partnership within the communities in which we operate.

We do not expect the contribution to Bradford Bank Foundation to take the place of our traditional community lending and charitable activities.  For the three months ended March 31, 2007 and the years ended December 31, 2006 and December 31, 2005, we contributed $3,000, $42,000 and $56,000 respectively, to community organizations.  We expect to continue making charitable contributions and donations within our community.

Structure of the Charitable Foundation

Bradford Bank Foundation will be incorporated under Delaware law as a non-stock corporation.  The certificate of incorporation of Bradford Bank Foundation will provide that Bradford Bank Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code.  The certificate of incorporation will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors or officers.

We have selected two of our employees, one of whom is also a director, and two of our independent directors, to serve on the initial board of directors of the foundation.  The employees who will serve as directors of the foundation are Dallas R. Arthur, President and director of Bradford Bank and William C. Backstrom, Vice President-CRA of Bradford Bank.  Lawrence M. Denton and John O. Mitchell, III, independent directors of

Bradford Bank, will also serve as directors of the foundation.  We also will select one additional person to serve on the foundation’s board of directors who will not be one of our officers or directors.  As required by Office of Thrift Supervision regulations, this other director will have experience with local charitable organizations and grant making.  While there are no plans to change the size of the initial board of directors during the year following the completion of the offering, following the first anniversary of the offering, the foundation may alter the size and composition of its board of directors.  However, for five years after the offering, one seat on the foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the foundation’s board of directors will be reserved for one of our directors. It is currently not anticipated that directors of the foundation will receive compensation for their service.

The board of directors of Bradford Bank Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established.  As directors of a non-profit corporation, directors of Bradford Bank Foundation will always be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established.  The directors of Bradford Bank Foundation also will be responsible for directing the activities of the foundation, including the management and voting of our common stock held by the foundation.  However, as required by Office of Thrift Supervision regulations, all shares of common stock held by Bradford Bank Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our stockholders.

Bradford Bank Foundation’s place of business will be located at our administrative offices.  The board of directors of Bradford Bank Foundation will appoint such officers and employees as may be necessary to manage its operations.  To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between us and the foundation.

Bradford Bank Foundation will receive working capital from:  (1) any cash on hand and any dividends that may be paid on our common stock in the future; (2) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (3) the proceeds of the sale of any of the common stock in the open market from time to time.  As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Bradford Bank Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation.  Bradford Bank Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization.  As long as Bradford Bank Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization.  Our independent tax advisor, however, has not rendered any advice on whether Bradford Bank Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by Bradford Bank Foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by our stockholders.

We are authorized under federal law to make charitable contributions.  We believe that the offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised.  In making such a determination, we considered the dilutive impact of the contribution of common stock to Bradford Bank Foundation on the amount of common stock to be sold in the offering.  See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”  The amount of the contribution will not adversely impact our financial condition.  We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that our contribution of our stock and cash to Bradford Bank Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction under federal law in the amount of the fair market value of the stock at the time of the contribution, less the nominal amount that Bradford Bank Foundation is required to pay us for such stock, plus the amount of cash contributed.  Under the Internal Revenue Code, we are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five year period following the contribution to Bradford Bank Foundation.  We estimate that we will have sufficient income in the year in which the contribution is made and for the five-year period thereafter so that substantially all of the contribution should be deductible under federal law over the six-year period.  Maryland law does not provide a similar deduction.  However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation.  Furthermore, even if the contribution is deductible under federal law, we may not have sufficient earnings to be able to use the deduction in full.  We do not expect to make any further contributions to Bradford Bank Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code.  Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction under federal law for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize Bradford Bank Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted.  In such event, our contribution to Bradford Bank Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.  See “Risk Factors—The contribution of shares of the charitable foundation will dilute your ownership interests and adversely affect net income in fiscal year 2007” and “Our contribution to the charitable foundation may not be tax deductible which could reduce our profits.”

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation.  However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%.  Bradford Bank Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year.  Bradford Bank Foundation will be required to make its annual return available for public inspection.  The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation

Office of Thrift Supervision regulations impose the following conditions on the establishment of Bradford Bank Foundation:

•                                          the Office of Thrift Supervision can examine the foundation;

•                                          the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•                                          the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the IRS;

•                                          the foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•                                        the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•                                        the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

In addition, within six months of completing the reorganization, Bradford Bank Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

Restrictions on Acquisition of Bradford Bancorp
and Bradford Bank

General

Certain provisions in Bradford Bancorp’s articles of incorporation and bylaws may discourage future takeover attempts by impeding efforts to acquire Bradford Bancorp.  Such provisions will also make it more difficult to remove members of the Bradford Bancorp board of directors and Bradford Bancorp’s management.  In addition, Maryland corporate law and federal regulatory restrictions may make it difficult for persons or companies to acquire control of either Bradford Bancorp or Bradford Bank.

Restrictions in Bradford Bancorp’s Articles of Incorporation and Bylaws

Bradford Bancorp’s articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of Bradford Bancorp by means of a tender offer, proxy contest or otherwise.  Some provisions will also render the removal of the incumbent board of directors or management of Bradford Bancorp more difficult.  These provisions may have the effect of deterring a future takeover attempt that is not approved by the directors of Bradford Bancorp, but which Bradford Bancorp stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices.  As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in Bradford Bancorp’s articles of incorporation and bylaws.  See “Where You Can Find More Information” for where to obtain a copy of these documents.

Business Combinations with Interested Stockholders.  The articles of incorporation require the approval of the holders of at least 80% of Bradford Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.”  This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Bradford Bancorp’s board of directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares.  In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

The term “interested stockholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than Bradford Bancorp or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Bradford Bancorp.

A “business combination” includes:

•                                          any merger or consolidation of Bradford Bancorp or any of its subsidiaries with any interested stockholder or affiliate of an interested stockholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•                                          any sale or other disposition to or with any interested stockholder of 25% or more of the assets of Bradford Bancorp or combined assets of Bradford Bancorp and its subsidiaries;

•                                          the issuance or transfer to any interested stockholder or its affiliate by Bradford Bancorp (or any subsidiary) of any securities of Bradford Bancorp (or any subsidiary) in exchange for cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of Bradford Bancorp;

•                                          the adoption of any plan for the liquidation or dissolution of Bradford Bancorp proposed by or on behalf of any interested stockholder or its affiliate; and

•                                          any reclassification of securities, recapitalization, merger or consolidation of Bradford Bancorp with any of its subsidiaries which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Bradford Bancorp or subsidiary owned directly or indirectly, by an interested stockholder or its affiliate.

Limitation on Voting Rights.  The articles of incorporation of Bradford Bancorp provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of stockholders entitled or permitted to vote on any matter (the “10% limit”), be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit.  Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options, and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by Bradford Bancorp to be beneficially, owned by such person and his or her affiliates).  The foregoing restriction does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of Bradford Bancorp or any subsidiary or a trustee of a plan.

Evaluation of Offers.  The articles of incorporation of Bradford Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Bradford Bancorp (including a tender or exchange offer, merger or consolidation or sale of all or substantially all of the assets of Bradford Bancorp) may, in connection with the exercise of its judgment in determining what is in the best interest of Bradford Bancorp and its stockholders, give consideration to the following factors:

1.                                       the economic effect, both immediate and long-term, upon Bradford Bancorp’s stockholders, including stockholders, if any, choosing not to participate in the transaction;

2.                                       the social and economic effect on the employees, depositors and customers of, and others dealing with, Bradford Bancorp and its subsidiaries and on the communities in which Bradford Bancorp and its subsidiaries operate or are located;

3.                                       whether the proposal is acceptable based on the historical and current operating results or financial condition of Bradford Bancorp;

4.                                       whether a more favorable price could be obtained for Bradford Bancorp’s stock or other securities in the future;

5.                                       the reputation and business practices of the offeror and its management and affiliates as they would affect the employees;

6.             the future value of the stock or any other securities of Bradford Bancorp; and

7.             any antitrust or other legal and regulatory issues that are raised by the proposal.

By having these standards in the articles of incorporation of Bradford Bancorp, the board of directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of Bradford Bancorp, even if the price offered is significantly greater than the then market price of any equity security of Bradford Bancorp.

Board of Directors.  The articles of incorporation and bylaws of Bradford Bancorp require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.  Any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of stockholders at which directors are elected.

The bylaws of Bradford Bancorp also provide that to be eligible to serve on the board of directors a person must:

•                                          not have been: (1) subject to a supervisory action by a financial regulatory agency that resulted in a cease or desist order; or (2) been convicted or charged with the commission of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison;

•                                          reside, for at least one year before his or her nomination or appointment, in the State of Maryland;

•                                          not be either a director or officer of another financial institution that engages in business activities in the same market area as Bradford Bancorp or any of its subsidiaries;

•                                          not be either a nominee or representative of a company of which any director, partner, trustee or stockholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to the board of directors under the bylaws; or

•                                          not be either the nominee or representative of a person, group or group acting in concert that includes a person who would be ineligible to be elected to the board of directors under the bylaws.

These qualification provisions may prevent stockholders from nominating themselves or persons of their choosing for election to the board of directors.

The articles of incorporation of Bradford Bancorp provide that any director may be removed by stockholders only for cause upon the affirmative vote of the holders of not less than 80% of the outstanding voting shares.  The higher vote threshold will make it more difficult for stockholders to remove directors and replace them with their own nominees.

Special Meetings of Stockholders.  The bylaws of Bradford Bancorp contain a provision pursuant to which special meetings of the stockholders of Bradford Bancorp may only be called by the Chairman, the President, the board of directors pursuant to a resolution adopted by two-thirds of the total number of directors which Bradford Bancorp would have if there were no vacancies on the board of directors or the holders of not less than a majority of the capital stock of Bradford Bancorp entitled to vote at a meeting.

Advance Notice Provisions for Stockholder Nominations and Proposals.  Bradford Bancorp’s  bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of Bradford Bancorp.  A person may not be nominated for election as a director unless that person is nominated by or at the direction of the Bradford Bancorp board of directors or by a stockholder who has given appropriate notice to Bradford Bancorp before the meeting.  Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given Bradford Bancorp appropriate notice of its intention to bring that business before the meeting.  Bradford Bancorp’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.  A stockholder who desires to raise new business must provide certain information to Bradford Bancorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter.  Similarly, a stockholder wishing to nominate any person for election as a director must provide Bradford Bancorp with certain information concerning the nominee and the proposing stockholder.

Advance notice of nominations or proposed business by stockholders gives Bradford Bancorp’s board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

Preferred Stock.  The articles of incorporation authorize Bradford Bancorp’s board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences.  Although Bradford Bancorp’s board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.  Bradford Bancorp’s board of directors will make any determination to issue shares with those terms based on its judgment as to the best interests of Bradford Bancorp and its stockholders.

Amendment of Governing Instruments.  The articles of incorporation of Bradford Bancorp generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C of Article Fifth (Limitation of Voting Common Stock), Sections A and C of Article Seventh (Removal of Directors), Sections F and J of Article Eighth (Amendment of Governing Instruments), Section L of Article Eighth (Directors Exercise of Business Judgment), Article Ninth (Approval of Business Combinations), must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock.  The bylaws of Bradford Bancorp may be amended by the majority vote of the Board of Directors.

Restrictions in Maryland Corporate Law

Maryland law contains certain provisions, described below, which may be applicable to Bradford Bancorp upon consummation of the conversion.

Business Combinations with Interested Stockholders.  Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities.  Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.  A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder.  However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.  These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute provides for various exemptions from the application of its provisions, including for business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions.  The Maryland general corporation law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation’s officers or directors who are employees of the corporation.  Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•                                          10% or more but less than 33⅓%;

•                                          33⅓% or more but less than a majority; or

•                                          a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval.  A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders’ meeting to consider the voting rights of the shares.  The meeting must be held within 50 days of the demand.  If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved.  This redemption of shares must be for fair value, determined without regard to the absence of voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved.  If voting rights for “control shares” are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.  The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition.  The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisition previously approved or exempted by a provision in the articles of incorporation or bylaws of the corporation.

Regulatory Restrictions

Office of Thrift Supervision Regulations.  Regulations issued by the Office of Thrift Supervision provide that, for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of Bradford Bancorp without the prior written approval of the Office of Thrift Supervision.  Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of any equity security of Bradford Bancorp without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Change in Bank Control Act.  The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Change in Bank Control Act.  The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association, including a converted savings and loan association such as Bradford Bank, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete.  Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of Bradford Bancorp’s voting stock or the power to direct the management or policies of Bradford Bancorp.  However, under Office of Thrift Supervision regulations, “control” is presumed to exist where the acquiring party has voting control of at least 10% of any class of Bradford Bancorp’s voting securities if specified “control factors” are present.  The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of Bradford Bancorp Capital Stock

The common stock of Bradford Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

Bradford Bancorp is authorized to issue 100,000,000 shares of common stock having a par value of $0.01 per share and 10,000,000 shares of preferred stock having a par value of $0.01 per share.  Each share of Bradford Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock.  Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable.  Bradford Bancorp will not issue any shares of preferred stock in the conversion.

Common Stock

Dividends.  Bradford Bancorp can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Bradford Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution.  The holders of common stock of Bradford Bancorp will be entitled to receive and share equally in dividends as may be declared by the board of directors of Bradford Bancorp out of funds legally available for dividends.  If Bradford Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.  See “Our Dividend Policy” and “Regulation and Supervision.”

Voting Rights.  After the conversion, the holders of common stock of Bradford Bancorp will possess exclusive voting rights in Bradford Bancorp.  They will elect Bradford Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors.  Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors.  If Bradford Bancorp issues preferred stock, holders of Bradford Bancorp preferred stock may also possess voting rights.

Liquidation.  If there is any liquidation, dissolution or winding up of Bradford Bank, Bradford Bancorp, as the sole holder of Bradford Bank’s capital stock, would be entitled to receive all of Bradford Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Bradford Bank, including all deposit accounts and accrued interest.  Upon liquidation, dissolution or winding up of Bradford Bancorp, the holders of its common stock would be entitled to receive all of the assets of Bradford Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Bradford Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption.  Holders of the common stock of Bradford Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Bradford Bancorp will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion.  Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine.  The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

We have registered our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering.  As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, D.C.  The federal tax consequences of the stock offering have been opined upon by Muldoon Murphy & Aguggia LLP.  Muldoon Murphy & Aguggia LLP has consented to the references to its opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill by Elias, Matz, Tiernan & Herrick L.L.P.

Experts

The consolidated financial statements of Bradford Bank MHC as of December 31, 2006 and for the year ended December 31, 2006 included in this prospectus and elsewhere in the registration statement have been audited by Stegman & Company, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Bradford Bank MHC as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 included in this prospectus and elsewhere in the registration statement have been audited by Clifton Gunderson LLP, an independent auditor, in accordance with auditing standards generally accepted in the United States and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Patapsco Bancorp as of June 30, 2006 and 2005, and for each of the three years in the period ended June 30, 2006, have been audited by Beard Miller Company LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, which is included in this prospectus and registration statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

The consolidated financial statements of Valley Bancorp as of September 30, 2006 and 2005, and for each of the two years in the period ended September 30, 2006, have been audited by Beard Miller Company LLP, an independent registered public accounting firm, in accordance with auditing standards generally accepted in the

United States and have been included in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

RP Financial has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

Change in Accountants

On November 15, 2006, Bradford Bank MHC, dismissed Clifton Gunderson LLP as its independent accounting firm and engaged Stegman & Company as its successor independent accounting firm.  The decision to change accountants was approved by the audit committee and the board of directors.

Bradford Bank completed its reorganization from a mutual savings bank to the mutual holding company form of organization in July 2005.  The report of Clifton Gunderson LLP on the consolidated financial statements of Bradford Bank MHC for the fiscal year ended December 31, 2005, and the report of Clifton Gunderson LLP on the consolidated financial statements of Bradford Bank for the fiscal year ended December 31, 2004, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During Bradford Bank MHC’s fiscal year ended December 31, 2005 and 2004 and in connection with the audit of Bradford Bank MHC’s and Bradford Bank’s consolidated financial statements for such periods, and in subsequent interim periods prior to the dismissal of Clifton Gunderson, there were no disagreements between Bradford Bank MHC and Bradford Bank, respectively, and Clifton Gunderson LLP on any matter of accounting principles or practices, consolidated financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Clifton Gunderson LLP, would have caused Clifton Gunderson LLP to make reference to the subject matter of the disagreements in connection with its audit reports on Bradford Bank MHC’s and Bradford Bank’s consolidated financial statements.

Clifton Gunderson LLP has furnished a letter addressed to the Securities and Exchange Commission and the Office of Thrift Supervision and filed as an exhibit to Bradford Bancorp’s registration statement stating its agreement with the statements made herein.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering.  This prospectus forms a part of the registration statement.  The registration statement, including the exhibits, contains additional relevant information about us and our common stock.  The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus.  You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms.  The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

Bradford Bancorp has filed an application for approval of the plan of conversion with the Office of Thrift Supervision.  This prospectus omits certain information contained in the application.  The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Southeast Regional Office of the Office of Thrift Supervision, 1475 Peachtree Street, NE, Atlanta, Georgia 30309.

A copy of the plan of conversion and each of Bradford Bank’s and Bradford Bancorp’s charter and bylaws are available without charge from Bradford Bank.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision.  Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website as described above.  The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision.  Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website as described above.  The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

Index to Consolidated Financial Statements

Index to Consolidated Financial Statements of Bradford Bank MHC

Page
Report of Independent Registered Public Accounting Firm	F-1
Independent Auditor’s Report	F-2
Consolidated Statements of Financial Condition as of March 31, 2007 (unaudited) and December 31, 2006 and 2005	F-3
Consolidated Statements of Income and Other Comprehensive Income for the Three Months Ended March 31, 2007 and 2006 (unaudited) and the Years Ended December 31, 2006, 2005 and 2004	F-4
Consolidated Statements of Changes in Equity for the Three Months Ended March 31, 2007 and 2006 (unaudited) and the Years Ended December 31, 2006, 2005 and 2004	F-5
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2007 and 2006 (unaudited) and the Years Ended December 31, 2006, 2005 and 2004	F-6
Notes to the Consolidated Financial Statements	F-7

Index to Consolidated Financial Statements of Patapsco Bancorp, Inc.

Report of Independent Registered Public Accounting Firm	F-46
Consolidated Statements of Financial Condition as of March 31, 2007 (unaudited) and June 30, 2006 and 2005	F-47
Consolidated Statements of Income for the Nine Months Ended March 31, 2007 and 2006 (unaudited) and for the Years Ended June 30, 2006, 2005 and 2004	F-48
Consolidated Statements of Stockholders’ Equity for the Nine Months Ended March 31, 2007 (unaudited) and for the Years Ended June 30, 2006, 2005 and 2004	F-49
Consolidated Statements of Cash Flows for the Nine Months Ended March 31, 2007 and 2006 (unaudited) and for the Years Ended December 31, 2006, 2005 and 2004	F-51
Notes to Consolidated Financial Statements	F-52

Report of Independent Registered Public Accounting Firm

Board of Directors

Bradford Bank MHC and Subsidiaries

Baltimore, Maryland

We have audited the accompanying consolidated statement of financial condition of Bradford Bank MHC and Subsidiaries as of December 31, 2006, and the related consolidated statements of income and comprehensive income, equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  The consolidated financial statements of Bradford Bank MHC and Subsidiaries for the year ended December 31, 2005 were audited by other auditors whose report dated February 7, 2006 expressed an unqualified opinion on those consolidated financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of Bradford Bank MHC and Subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in 2006 Bradford Bank MHC and Subsidiaries adopted Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”.

/s/ Stegman & Company

Baltimore, Maryland

April 13, 2007

Independent Auditor's Report

Board of Directors
Bradford Bank MHC and Subsidiaries
Baltimore, Maryland

We have audited the accompanying consolidated statement of financial condition of Bradford Bank MHC and Subsidiaries as of December 31, 2005, and the related consolidated statements of income and other comprehensive income, changes in equity and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bradford Bank MHC and Subsidiaries as of December 31, 2005, and the results of its consolidated operations and its consolidated cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland
February 7, 2006

Offices in 13 states and Washington, DC

BRADFORD BANK MHC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,	December 31,
	2007	2006	2005
ASSETS	(unaudited)
Cash and noninterest-bearing deposits	$2,216,685	$3,906,028	$2,502,992
Interest-bearing deposits	1,951,790	5,718,464	1,713
Federal funds sold	6,104,562	8,028,558	1,193,749
Total cash and cash equivalents	10,273,037	17,653,050	3,698,454

Investment securities available-for-sale at fair value	82,568,043	77,650,676	71,451,852

Investment securities held-to-maturity at cost, fair value of $7,655,382 (2007-unaudited), $7,751,762 (2006) and $8,514,934 (2005)	7,791,095	7,916,265	8,665,061

Loans receivable	398,441,190	354,794,100	309,210,702
Less allowance for losses on loans	(2,410,153)	(2,127,896)	(1,150,409)
Total loans receivable	396,031,037	352,666,204	308,060,293

Ground rents	2,465,796	356,517	369,117
Premises and equipment - net of depreciation	4,681,639	4,598,124	5,021,414
Federal Home Loan Bank stock - at cost	3,239,400	2,838,900	1,644,500
Accrued interest receivable	2,676,201	2,429,275	1,841,139
Income taxes receivable	267,823	—	—
Deferred income taxes	27,118	42,525	—
Goodwill	8,891,954	3,903,626	3,903,626
Intangible assets	1,627,403	1,272,752	710,629
Other assets	1,768,995	1,595,262	1,736,274

TOTAL ASSETS	$522,309,541	$472,923,176	$407,102,359

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$5,717,202	$6,057,962	$6,050,563
Interest-bearing	418,328,945	378,748,067	338,495,727
Total deposits	424,046,147	384,806,029	344,546,290

Federal funds purchased	—	—	2,600,000
Short-term borrowings	—	—	3,800,000
Long-term borrowings	53,000,000	45,000,000	15,000,000
Advance payments by borrowers for taxes and insurance	1,929,492	744,136	704,399
Income taxes payable	—	93,724	4,993
Deferred income taxes	—	—	445,766
Other liabilities	2,892,737	2,346,553	1,663,072

Total liabilities	481,868,376	432,990,442	368,764,520
Commitment and contingencies	—	—	—

EQUITY
Retained earnings - substantially restricted	41,182,735	40,818,233	39,148,572
Accumulated other comprehensive loss	(741,570)	(885,499)	(810,733)
Total equity	40,441,165	39,932,734	38,337,839

TOTAL LIABILITIES AND EQUITY	$522,309,541	$472,923,176	$407,102,359

These financial statements should be read only in connection with the accompanying notes to the financial statements.

BRADFORD BANK MHC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND
OTHER COMPREHENSIVE INCOME

	Three months ended March 31,		Year ended December 31,
	2007	2006	2006	2005	2004
INTEREST INCOME	(unaudited)
Interest and fees on loans	$6,757,911	$5,043,368	$22,310,304	$17,871,259	$15,450,963
Interest on mortgage-backed securities	394,827	406,607	1,517,657	1,624,703	1,568,222
Interest on other investments - taxable	761,200	541,701	2,403,636	1,910,017	2,237,127
Interest on other investments - nontaxable	118,084	77,535	411,438	245,254	171,959
Total interest income	8,032,022	6,069,211	26,643,035	21,651,233	19,428,271

INTEREST EXPENSE
Interest on deposits	4,176,270	2,842,497	13,188,567	8,926,064	7,759,550
Interest on borrowings	577,295	139,429	887,744	570,493	301,126
Total interest expense	4,753,565	2,981,926	14,076,311	9,496,557	8,060,676

NET INTEREST INCOME	3,278,457	3,087,285	12,566,724	12,154,676	11,367,595

PROVISION FOR LOAN LOSSES	20,000	60,000	940,000	347,000	315,000

Net interest income after provision for loan losses	3,258,457	3,027,285	11,626,724	11,807,676	11,052,595

NONINTEREST INCOME
Commission income	149,841	97,550	359,542	214,508	138,927
Service charges on deposit accounts	41,904	39,351	148,615	150,352	150,959
Gain (loss) on sale of investments	—	—	3,546	(61,851)	(20,400)
Loss on sale of loans	—	—	—	—	(30,029)
Miscellaneous income	160,399	77,051	356,313	296,578	309,132
Total noninterest income	352,144	213,952	868,016	599,587	548,589

NONINTEREST EXPENSES
Compensation	1,772,353	1,440,767	5,888,915	5,070,017	4,802,041
Occupancy expense	246,846	174,668	835,027	667,857	555,821
Advertising	48,161	37,794	184,541	440,025	409,613
Equipment expenses	136,642	117,983	468,666	481,075	528,530
Data processing services	236,459	166,413	738,158	660,169	537,316
Federal deposit insurance	16,515	11,414	45,186	47,052	50,042
Other expenses	633,368	393,992	2,011,320	1,954,150	1,849,946
Total noninterest expenses	3,090,344	2,343,031	10,171,813	9,320,345	8,733,309

INCOME BEFORE TAX PROVISION	520,257	898,206	2,322,927	3,086,918	2,867,875

PROVISION (BENEFIT) FOR INCOME TAXES
Current	162,982	338,690	1,094,516	817,622	1,504,399
Deferred	(7,227)	(40,976)	(441,250)	(97,220)	(467,348)
	155,755	297,714	653,266	720,402	1,037,051
NET INCOME	364,502	600,492	1,669,661	2,366,516	1,830,824

OTHER COMPREHENSIVE INCOME
Change in unrealized holding gain (loss) on available-for-sale securities-net of taxes of $90,578 (March, 2007), $112,486 (March, 2006), $245,422 (2006), $400,221 (2005) and $49,868 (2004), and net of reclassification adjustments for securities sold	143,929	(178,778)	390,056	(636,084)	(79,257)

COMPREHENSIVE INCOME	$508,431	$421,714	$2,059,717	$1,730,432	$1,751,567

These financial statements should be read only in connection with the accompanying notes to the financial statements.

BRADFORD BANK MHC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
Years ended December 31, 2006, 2005 and 2004
and the Three months ended March 31, 2007 (unaudited)

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Loss	Total

BALANCE — JANUARY 1, 2004	$34,951,232	$(95,392)	$34,855,840

Net income for the year ended December 31, 2004	1,830,824	—	1,830,824

Unrealized holding loss on securities designated as available for sale, net of tax	—	(79,257)	(79,257)

BALANCE — DECEMBER 31, 2004	36,782,056	(174,649)	36,607,407

Net income for the year ended December 31, 2005	2,366,516	—	2,366,516

Unrealized holding loss on securities designated as available for sale, net of tax	—	(636,084)	(636,084)

BALANCE — DECEMBER 31, 2005	39,148,572	(810,733)	38,337,839

Net income for the year ended December 31, 2006	1,669,661	—	1,669,661

Unrealized holding gain on securities designated as available for sale, net of tax	—	390,056	390,056

Cumulative effect adjustment, net of tax, to initially apply SFAS No. 158	—	(464,822)	(464,822)

BALANCE — DECEMBER 31, 2006	40,818,233	(885,499)	39,932,734

Net income for the quarter ended March 31, 2007 (unaudited)	364,502	—	364,502

Unrealized holding gain on securities designated as available for sale, net of tax (unaudited)	—	143,929	143,929

BALANCE — MARCH 31, 2007 (unaudited)	$41,182,735	$(741,570)	$40,441,165

These financial statements should be read only in connection with the accompanying notes to the financial statements.

BRADFORD BANK MHC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended
	March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Interest and fees received on loans and investments	$7,510,935	$5,812,460	$25,553,698	$21,030,181	$19,666,149
Interest paid	(4,742,246)	(3,056,533)	(14,189,856)	(9,817,969)	(8,508,585)
Other receipts	352,144	213,952	864,470	661,438	599,018
Net income taxes paid	(5,000)	(40,976)	(1,005,785)	(966,945)	(878,923)
Cash paid to suppliers and employees	(2,480,715)	(2,493,083)	(9,409,649)	(8,678,488)	(7,607,419)
Net cash provided by operating activities	635,118	435,820	1,812,878	2,228,217	3,270,240

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities available-for-sale	—	(8,063,333)	(21,080,503)	(30,092,376)	(22,214,378)
Proceeds from sales of investment securities available-for-sale	—	—	3,945,560	17,549,097	22,453,847
Principal repayments and maturities of investment securities available-for-sale	1,867,813	1,804,392	11,496,072	28,172,986	22,910,103
Purchase of premises and equipment	(152,848)	(9,591)	(163,799)	(1,162,693)	(523,620)
Redemption of ground rents	36,079	6,000	12,600	25,700	8,266
Redemption (purchase) of Federal Home Loan Bank stock	79,300	155,600	(1,194,400)	(100,000)	739,800
Net increase in loans	(4,149,841)	(6,400,051)	(44,941,164)	(35,097,089)	(28,061,040)
Cash purchase paid net of cash acquired for Valley Bancorp, Inc.	(8,729,887)	—	—	—	—
Core deposit and other intangibles acquired	(450,697)	(376,991)	(792,931)	—	—
Adjustment to goodwill	—	—	—	—	291,605
Principal repayments and maturities of investment securities held-to-maturity	119,870	184,487	724,321	2,134,659	4,336,507
Purchase of investments securities held-to-maturity	—	—	—	—	(4,588,277)
Net cash used in investing activities	(11,380,211)	(12,699,487)	(51,994,244)	(18,569,716)	(4,647,187)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in:
Deposits	2,179,724	22,608,278	34,084,397	548,300	3,130,033
Federal funds purchased	—	(2,600,000)	(2,600,000)	2,600,000	—
Advances by borrowers for taxes and insurance	1,185,356	1,010,801	39,737	(33,786)	(11,079)
Assumption of deposits	—	—	6,411,828	—	—
(Decrease) increase in short-term borrowings	—	(3,800,000)	(3,800,000)	3,800,000	—
Increase in long-term borrowings	—	—	30,000,000	—	5,000,000
Net cash provided by financing activities	3,365,080	17,219,079	64,135,962	6,914,514	8,118,954

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(7,380,013)	4,955,412	13,954,596	(9,426,985)	6,742,007
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	17,653,050	3,698,454	3,698,454	13,125,439	6,383,432
CASH AND CASH EQUIVALENTS, END OF YEAR	$10,273,037	$8,653,866	$17,653,050	$3,698,454	$13,125,439

RECONCILIATION OF NET INCOME TO
NET CASH PROVIDED BY OPERATING ACTIVITIES
Net income	$364,502	$600,492	$1,669,661	$2,366,516	$1,830,824
Adjustments:
Deferred income taxes	(7,227)	(40,976)	(441,250)	(97,220)	(467,348)
Depreciation and amortization	158,738	148,508	587,089	573,880	600,061
Amortization of premiums, discounts, deferred loan fees and intangible assets	(101,084)	6,978	(101,245)	140,267	651,433
Loan origination costs deferred	(77,031)	(45,094)	(169,148)	(270,118)	(471,941)
Amortization of premium on certificate amounts	(36,515)	(62,232)	(236,486)	(338,509)	(444,118)
(Gain) loss on sale of investments	—	—	(3,546)	61,851	20,400
Loss on sale of loans	—	—	—	—	30,029
Provision for loan losses	20,000	60,000	940,000	347,000	315,000
Adjustment to initially apply SFAS No. 158	—	—	(757,285)	—	—
Effect of changes in operating assets and liabilities:
Accrued interest receivable	(246,926)	(175,999)	(588,136)	(320,650)	228,937
Income taxes receivable	251,706	—	—	—	471,160
Other assets	(143,505)	160,759	141,012	(187,368)	(372,576)
Income taxes payable	(93,724)	297,714	88,731	(149,323)	154,316
Other liabilities	546,184	(514,330)	683,481	101,891	724,063
NET CASH PROVIDED BY OPERATING ACTIVITIES	$635,118	$435,820	$1,812,878	$2,228,217	$3,270,240

These financial statements should be read only in connection with the accompanying notes to the financial statements.

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES

The accompanying Consolidated Financial Statements include the accounts of Bradford Bank MHC (the “Company”), a mutual holding company, and its wholly-owned subsidiaries, Bradford Bancorp, Inc., Bradford Bank (the “Bank”), Bradford Financial Group, Incorporated and Bradford Title, LLC.  All significant intercompany transactions have been eliminated in the Consolidated Financial Statements.

The Company’s primary business is the ownership of the Bank.  The Bank operates as a thrift institution accepting deposits from the general public and using those funds to promote home ownership by making real estate loans in its service area.  The Bank also engages in other forms of lending and investments, including commercial real estate lending.  As such, the Bank is subject to the inherent risk that borrowers will default and properties or other collateral will not be sufficient to recover the loan balance.  The Bank believes that its sound lending policies have mitigated this risk and losses from loans have been minimal.  The Bank is also subject to the risk that severe changes in prevailing interest rates could cause impairment of its earnings capability and the fair value of its net assets. Bradford Financial Group Incorporated offers non-insured investment products. Bradford Title, LLC is a title insurance agency.

The Bank operates seven branches all located in the Baltimore metropolitan area.

REORGANIZATION

The Bank completed its reorganization into a no-stock mutual holding company structure (the “Reorganization”) on July 15, 2005.  As part of the Reorganization, the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank.  The Bank became a wholly owned subsidiary of Bradford Bancorp, Inc. in the Reorganization, which in turn is wholly owned by the Company.  The Company remains a mutual holding company.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL DATA

The interim financial data is unaudited.  However, in the opinion of management, the interim data as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results of the interim periods.  The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for a full year or any period.

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STATEMENTS OF CASH FLOWS

The Statements of Cash Flows provides an analysis of cash and cash equivalent activity.  Cash and cash equivalents for the Company are defined as cash and noninterest-bearing deposits, interest-bearing deposits in other banks with an original maturity date less than 90 days and federal funds sold.

INVESTMENT SECURITIES

Marketable equity securities, debt securities, and mortgage-backed securities not classified as held-to-maturity or trading are classified as available-for-sale.  Securities available-for-sale are acquired as part of the Company’s asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available-for-sale are carried at fair value, with unrealized gains or losses being reported as accumulated other comprehensive income, a separate component of equity, net of deferred tax.   Related interest and dividends are included in interest income.  Declines in the fair value of individual investment securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value.   Factors affecting the determination of whether other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, a significant deterioration in the financial condition of the issuer, or a change in managements’ intent and ability to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value.  Realized gains and losses on all investment securities, using the specific identification method, are included as a separate component of noninterest income.

Investment securities classified as held-to-maturity consist of mortgage-backed securities and are carried at amortized cost, since management has the ability and intention to hold them to maturity.

LOANS HELD FOR SALE

Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is determined based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements. Gains and losses on loan sales are determined using the specific identification method.

There were no loans held for sale at March 31, 2007 (unaudited) and December 31, 2006 and 2005, respectively.

LOANS RECEIVABLE

Loans receivable are stated at the principal amount outstanding, net of unamortized deferred costs and fees. Interest income on loans is accrued at the contractual rate on the principal amount outstanding.  Deferred fees and costs on loans are being amortized on the interest method over the term of the loan.  It is the Company’s policy to discontinue the accrual of interest when circumstances indicate that collection is doubtful or when payment of principal and interest has become ninety days past due unless the loan is well secured and in the process of collection.  When a payment is received on a loan in non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan, or allocated entirely to principal if in management’s judgment there is some doubt as to the ultimate collection of all amounts due from the borrower.

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Management considers loans impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to contractual terms.   Loans are tested for impairment once principal or interest payments become ninety days or more past due.  Management also considers the financial condition of the borrower, cash flows of the loan and the value of the related collateral.  Impaired loans do not include large groups of smaller balance homogeneous loans such as residential real estate and consumer type loans which are evaluated collectively for impairment.  Loans specifically reviewed for impairment are not considered impaired during periods of “minimal delay” in payment (ninety days or less) provided eventual collection of all amounts due is expected.  The impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if repayment is expected to be provided by the collateral.  Generally, the Company’s impairment on such loans is measured by reference to the fair value of the collateral.  Interest income on impaired loans is recognized on the cash basis.

We do not participate or share in any residual profits or losses or invest in development projects through joint ventures or similar entities with our borrowing customers.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents an amount which, in management’s judgment, is adequate to absorb the known and inherent losses in the loan portfolio that were both probable and reasonable to estimate.  The adequacy of the allowance for loan losses is determined through careful and continuous review and evaluation of the loan portfolio and involves the balancing of a number of factors to establish a prudent level of allowance.  Among the factors considered in evaluating the adequacy of the allowance for loan losses are lending risks associated with growth and entry into new markets, loss allocations for specific nonperforming loans, the level of the allowance to nonperforming loans, historical loss experience, economic conditions, portfolio trends and credit concentrations, changes in the size and character of the loan portfolio, and management’s judgment with respect to current and expected economic conditions and their impact on the existing loan portfolio.  Allowances for impaired loans are generally determined based on collateral values.  Loans deemed uncollectible are charged against the allowance, while recoveries are credited to the allowance.  Management adjusts the level of the allowance through the provision for loan losses, which is recorded as a current period operating expense.  The allowance for loan losses consists of allocated and unallocated components.

The components of the allowance for loan losses represent an estimation done pursuant to either Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies,” or SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.”  Specific allowances are established in cases where management has identified significant conditions or circumstances related to a specific credit that management believes indicate the probability that a loss may be incurred in an amount different from an amount determined by application of the formula allowance.  For problem loans for which specific allowance amounts have not been determined, the Company establishes allowances according to the application of credit risk factors.  These factors are set by management to reflect its assessment of the relative level of risk inherent in each grade.  A third component of the allowance computation, termed a nonspecific allowance, is

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

based upon management’s evaluation of various environmental conditions that are not directly measured in the determination of either the specific allowance or formula allowance.  Such conditions include general economic and business conditions affecting key lending areas, credit quality trends (including trends in delinquencies and nonperforming loans expected to result from existing conditions), loan volumes and concentrations, specific industry conditions within portfolio categories, recent loss experience in particular loan categories, duration of the current business cycle, bank regulatory examination results, findings of outside review consultants, and management’s judgment with respect to various other conditions including credit administration and management and the quality of risk identification systems.  Executive management reviews these environmental conditions quarterly, and documents the rationale for all changes.

Management believes that the allowance for loan losses is adequate; however, determination of the allowance is inherently subjective and requires significant estimates.  While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.  Evaluation of the potential effects of these factors on estimated losses involves a high degree of uncertainty, including the strength and timing of economic cycles and concerns over the effects of a prolonged economic downturn in the current cycle.  In addition, various regulatory agencies, as an integral part of their examination process, and independent consultants engaged by the Bank periodically review the Bank’s loan portfolio and allowance for loan losses.  Such review may result in recognition of additions to the allowance based on their judgments of information available to them at the time of their examination.

FEDERAL HOME LOAN BANK STOCK

The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and is required to maintain an investment in the stock of the FHLB of Atlanta at levels determined by the aggregate amounts of assets and advances from the FHLB of Atlanta.  The stock is carried at cost and purchases and sales of stock are made directly with the FHLB of Atlanta at par value.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization computed using the straight-line method.  Premises and equipment are depreciated over the estimated useful lives of the assets, which generally range from seven to ten years for furniture, fixtures and equipment, three to five years for computer software and hardware, and ten to fifty years for buildings and building improvements.  Leasehold improvements are amortized over the terms of the respective leases, which may include renewal options where management has the positive intent to exercise such options, or the estimated useful lives of the improvements, whichever is shorter.  The costs of major renewals and betterments are capitalized, while the costs of ordinary maintenance and repairs are expensed as incurred.

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GROUND RENTS

Ground rents are typically 99-year leases, renewable in perpetuity, subject to semi-annual rent payments.  Under current Maryland law, the tenant of a residential property has the right to redeem the ground rent for a one-time payment and obtain full title to the property.  Ground rents acquired in the Valley Bancorp, Inc. transaction are carried at acquired cost, which approximated market value at the date of acquisition.  The face value of ground rents owned at March 31, 2007 is approximately $4,000,000 (unaudited).  Under Maryland law, ground rents generate rental income based on 6% of the face value.  Income from ground rental payments received is recorded on a cash basis and is included in noninterest income in the statement of income and comprehensive income.  Since the ground rents originally were acquired and are carried at a discount to their face value, additional income is recognized when a ground rent is redeemed at an amount greater than its carrying value.  Ground rents are charged off once payments become one year past due.

FORECLOSED REAL ESTATE

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of cost or fair value at the date of foreclosure.  Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value less estimated costs to sell.  Adjustments are made up or down to reflect any changes but properties are never adjusted to a value greater than cost at date of foreclosure.  No foreclosed real estate existed at March 31, 2007 (unaudited), December 31, 2006 or 2005.

GOODWILL

Goodwill is initially recorded as the excess of the cost of acquired entities over the new fair value of assets acquired less liabilities assumed and is subsequently reported at the lesser of carrying value or fair value.  Goodwill is tested for impairment at least annually to determine if an impairment loss has occurred.  Impairment losses, if any, are reported separately in the accompanying Consolidated Statements of Income and Other Comprehensive Income.

INTANGIBLE ASSETS

Intangible assets primarily represent the present value of the differential between the cost of funding interest-earning assets with core deposits of acquired institutions and other acquired deposits as opposed to other funding sources.  The core deposit intangible identified with the acquisition in January 2007 is being amortized to expense over 10 years using an accelerated amortization method similar to sum of the years digits. The core deposit intangible established in prior acquisitions is being amortized to expense over  7 years using the straight-line method. The difference in the amortization periods and methods is attributable to differences in the retention and attrition assumption characteristics of the deposits acquired. Intangible assets also include the cost of acquiring a book of insurance contracts and the cost of acquiring a title insurance business. These intangibles are being amortized over five years using the straight-line method.

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

VALUATION OF LONG-LIVED ASSETS

The Company accounts for the valuation of long-lived assets under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  SFAS No. 144 requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Assets to be disposed of are reportable at the lower of the carrying amount or the fair value, less costs to sell.

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

INCOME TAXES

Income tax expense is based on the results of operations, adjusted for permanent differences between items of income or expense reported in the financial statements and those reported for tax purposes.  Deferred income taxes are recognized for temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  Deferred tax assets are recognized only to the extent that is more likely than not that such amounts will be realized based on consideration of available evidence.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

ADVERTISING

Advertising costs are generally expensed as incurred.

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SEGMENT REPORTING

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, requires that an enterprise report selected information about operating segments in its financial reports issued to its shareholders. Based on the analysis performed by the Company, management has determined that the Company only has one operating segment, which is commercial banking as our non-banking activities do not meet the quantitative thresholds of SFAS No. 131. The chief operating decision-makers use consolidated results to make operating and strategic decisions, and therefore, are not required to disclose any additional segment information.

RECENT ACCOUNTING PRONOUNCEMENTS

Adopted Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (the “FASB”) issued Statement No. 154, (“SFAS No. 154”), “Accounting Changes and Error Corrections —A Replacement of APB Opinion No. 20 and FASB Statement No. 3.”  Among other things, SFAS No. 154 requires that a voluntary change in accounting principle be applied retroactively with all prior period financial statements presented on the new accounting principle, unless it is impractical to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement”.  The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  The adoption of this Statement did not have a material impact on the Company’s financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement No. 158, (“SFAS No. 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R).”  SFAS No. 158 requires a company that sponsors a postretirement benefit plan to fully recognize, as an asset or liability, the over-funded or under-funded status of its benefit plan in its balance sheet.  The funded status is measured as the difference between the fair value of the plan’s assets and its benefit obligation (projected benefit obligation for pension plans and accumulated postretirement benefit obligation for other postretirement benefit plans).  In years prior to 2006, the funded status of such plans was reported in the notes to the financial statements.  This provision is effective for public companies for fiscal years ending after December 15, 2006.  In addition, SFAS No. 158 also requires a company to measure its plan assets and benefit obligations as of its year-end balance sheet date.  Currently, a company is permitted to choose a measurement date up to three months prior to its year-end to measure the plan assets and obligations.  The new provision is effective for all companies with fiscal years ending after December 15, 2008.  The Company adopted SFAS No. 158 as of December 31, 2006.  At that date, the fair value of plan assets exceeded the projected benefit obligation for the Company’s qualified defined benefit plan by $136,032, and the projected benefit obligation of its non-qualified defined benefit plans exceeded the fair value of plan assets by $230,516. Accordingly, such amounts are included in “Other assets” and “Other liabilities”, respectively, in the Consolidated Statement of Financial Condition as of December 31, 2006.  The required disclosures related to the Company’s defined benefit pension plans are included in Note 10 to the Consolidated Financial Statements.

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Pending Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”.  The statement also subjects beneficial interests in securitized financial assets to the requirements of SFAS No. 133.  This statement is effective for all financial instruments acquired, issued, or subject to remeasurement for fiscal years beginning after September 15, 2006.  The adoption of this Statement on January 1, 2007 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets- an amendment of FASB Statement No. 140.”   The statement amends SFAS No. 140 by (1) requiring the separate accounting for servicing assets and servicing liabilities, which arise from the sale of financial assets; (2) requiring all separately recognized serving assets and servicing liabilities to be initially measured at fair value, if practicable; and (3) permitting an entity to choose between an amortization method or a fair value method for subsequent measurement for each class of separately recognized servicing assets and servicing liabilities.  This statement is effective for fiscal years beginning after September 15, 2006, with earlier adoption permitted.  The adoption of this Statement on January 1, 2007 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.”  This interpretation applies to all tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.”   FIN 48 clarifies the application of SFAS No. 109 by defining the criteria that an individual tax position must meet in order for the position to be recognized within the financial statements and provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition for tax positions.  This interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted.  The adoption of this Statement on January 1, 2007 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”.  This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts.  This Statement does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. This Statement is effective for fiscal years

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

beginning after November 15, 2007, with earlier adoption permitted.  The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities”. This statement permits entities to measure many financial instruments and certain other items at fair value.  The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This pronouncement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  The Company is evaluating the impact of this new standard, but currently believes that adoption will not have a material impact on its financial position or results of operations.

RECLASSIFICATIONS

Certain amounts in the accompanying Consolidated Financial Statements have been reclassified to conform with the 2006 presentation.

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 2 — ACQUISITION OF VALLEY BANCORP, INC. (UNAUDITED)

On January 19, 2007, the Company acquired all of the outstanding common stock of Valley Bancorp, Inc., the parent company of Valley Bank of Maryland.  Valley Bank of Maryland was a community financial institution operating one branch in the northwest suburbs of Baltimore, Maryland.  The aggregate purchase price, consisting solely of cash, was $9,310,730 for all of the outstanding common stock and the cancellation of outstanding options.  Information presented in the accompanying financial statements as of March 31, 2007 includes the assets and liabilities acquired from Valley Bancorp, Inc. and the results of operations since January 19, 2007.  The following table summarizes the fair values of the assets acquired at the date of acquisition:

Assets
Cash and cash equivalents	$587,980
Investment securities	6,565,853
Loans receivable, net of allowance of $262,257	38,662,833
Ground rents	2,145,358
Furniture and equipment	82,962
Goodwill	4,988,328
Core deposit intangible	448,021
Other assets	1,364,952
Total assets acquired	54,846,297

Liabilities assumed
Deposits	37,281,041
Borrowings	7,986,624
Other liabilities	267,902
Total liabilities assumed	45,535,567

Net assets	$9,310,730

The core deposit intangible represents the present value of the differential between funding assets with the core deposits acquired versus alternative funding sources.  This intangible will be amortized over a 10 year period using an accelerated amortization method.  Both the core deposit intangible and goodwill will be evaluated annually for impairment. None of the loans acquired were within the scope of SOP 03-3.

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 3 — INVESTMENT SECURITIES HELD-TO-MATURITY

The amortized cost and estimated fair values of investment securities held-to-maturity are as follows:

	March 31, 2007 (unaudited)
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

FNMA Certificates	$463,092	$10,116	$—	$473,208
GNMA Certificates	7,328,003	12,015	157,844	7,182,174

Mortgage – backed securities	$7,791,095	$22,131	$157,844	$7,655,382

	December 31, 2006
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

FNMA Certificates	$496,041	$9,847	$—	$505,888
GNMA Certificates	7,420,224	7,456	181,806	7,245,874

Mortgage – backed securities	$7,916,265	$17,303	$181,806	$7,751,762

	December 31, 2005
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

FHLMC Certificates	$2,946	$15	$—	$2,961
FNMA Certificates	738,192	12,810	—	751,002
GNMA Certificates	7,923,923	5,991	168,943	7,760,971

Mortgage – backed securities	$8,665,061	$18,816	$168,943	$8,514,934

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 4 — INVESTMENT SECURITIES AVAILABLE-FOR-SALE

The amortized cost and estimated fair values of investment securities available-for-sale are summarized as follows:

	March 31, 2007 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. Government and agency obligations	$43,235,438	$125,709	$439,127	$42,922,020
FHLMC Certificates	5,967,121	35,766	71,368	5,931,519
FNMA Certificates	16,988,941	22,246	233,358	16,777,829
GNMA Certificates	525,997	3,021	—	529,018
Trust Preferred securities	4,500,000	61,250	—	4,561,250
Municipal bonds	11,600,373	82,831	37,848	11,645,356
Equity securities	201,051	—	—	201,051

Total	$83,018,921	$330,823	$781,701	$82,568,043

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. Government and agency obligations	$39,433,697	$63,228	$567,044	$38,929,881
FHLMC Certificates	6,394,449	28,358	68,354	6,354,453
FNMA Certificates	15,387,859	16,653	279,199	15,125,313
GNMA Certificates	527,812	403	156	528,059
Trust Preferred securities	4,500,000	60,939	—	4,560,939
Municipal bonds	11,891,173	95,328	35,521	11,950,980
Equity securities	201,051	—	—	201,051

Total	$78,336,041	$264,909	$950,274	$77,650,676

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

U.S. Government and agency obligations	$32,415,490	$2,120	$757,502	$31,660,108
FHLMC Certificates	8,490,345	30,384	108,673	8,412,056
FNMA Certificates	18,975,064	23,810	391,640	18,607,234
GNMA Certificates	829,503	1,131	3,859	826,775
Trust Preferred securities	4,500,000	31,876	—	4,531,876
Municipal bonds	7,562,292	904	149,393	7,413,803

Total	$72,772,694	$90,225	$1,411,067	$71,451,852

BRADFORD BANK MHC AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 4 — INVESTMENT SECURITIES AVAILABLE-FOR-SALE (CONTINUED)

There were no securities sold in the three months ended March 31, 2007 and 2006 (unaudited).  Sales of securities in 2006, 2005 and 2004 resulted in gross realized gains of $4,760, $44,802 and $231,835, respectively, while gross realized losses for the same periods of $1,214, $106,653 and $252,235, respectively, were recognized.  The Company uses the specific identification method to determine gains and losses on security transactions.

The amortized cost and estimated fair value of available-for-sale investment securities (other than equity securities) at March 31, 2007 (unaudited) and December 31, 2006, by contractual maturity, are shown below.  Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	March 31, 2007	(unaudited)	December 31, 2006
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value

Due in one year or less	$5,992,937	$5,956,570	$5,949,314	$5,893,565
Due after one year through five years	8,229,790	8,142,281	8,001,894	7,897,500
Due after five years through ten years	26,299,582	26,171,167	24,766,710	24,532,413
Due after ten years	18,813,502	18,858,608	17,106,953	17,118,323
Mortgage and asset-backed securities	23,482,059	23,238,366	22,310,119	22,007,824

Total	$82,817,870	$82,366,992	$78,134,990	$77,449,625

BRADFORD BANK MHC AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 4 — INVESTMENT SECURITIES AVAILABLE-FOR-SALE (CONTINUED)

The following table presents the Company’s investment securities which are in a loss position, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of March 31, 2007 (unaudited).

	Investments in a Continuous Unrealized Loss Position
	Less than 12 months		12 Months or More		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Available-for-Sale
U.S. Government and agency obligations	$—	$—	$28,459,604	$439,127	$28,459,604	$439,127
Federal agency mortgage- backed securities	536,318	1,179	15,922,075	303,547	16,458,393	304,726
Municipal bonds	—	—	3,028,266	37,848	3,028,266	37,848

Total available-for-sale	536,318	1,179	47,409,945	780,522	47,946,263	781,701
Held-to-Maturity
Federal agency mortgage- backed securities	—	—	4,955,410	157,844	4,955,410	157,844
Total held-to-maturity	—	—	4,955,410	157,844	4,955,410	157,844

Total temporarily impaired securities	$536,318	$1,179	$52,365,355	$938,366	$52,901,673	$939,545

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 4 — INVESTMENT SECURITIES AVAILABLE-FOR-SALE (CONTINUED)

The following table presents the Company’s investment securities which are in a loss position, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2006.

	Investments in a Continuous Unrealized Loss Position
	Less than 12 months		12 Months or More		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Available-for-Sale
U.S. Government and agency obligations	$9,702,154	$42,750	$21,446,230	$524,294	$31,148,384	$567,044
Federal agency mortgage- backed securities	2,890,841	7,307	15,502,170	340,402	18,393,011	347,709
Municipal bonds	—	—	3,321,616	35,521	3,321,616	35,521

Total available-for-sale	12,592,995	50,057	40,270,016	900,217	52,863,011	950,274

Held-to-Maturity
Federal agency mortgage- backed securities	972,838	3,325	4,954,266	178,481	5,927,104	181,806
Total held-to-maturity	972,838	3,325	4,954,266	178,481	5,927,104	181,806

Total temporarily impaired securities	$13,565,833	$53,382	$45,224,282	$1,078,698	$58,790,115	$1,132,080

At March 31, 2007 (unaudited) and December 31, 2006, the Company had 48 and 55 investment securities, respectively, in an unrealized loss position. Unrealized losses are the result of interest rate levels differing from those existing at the time of purchase of the securities and, as to mortgage- backed securities, estimated prepayment speeds.  These unrealized losses are considered temporary as they reflect fair values on March 31, 2007 and December 31, 2006 and are subject to change daily as interest rates fluctuate.  The Company has the ability and intent to hold these securities until the earlier of recovery or maturity.

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 4 — INVESTMENT SECURITIES AVAILABLE-FOR-SALE (CONTINUED)

The following table presents the Company’s investments which are in a loss position, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2005.

	Investments in a Continuous Unrealized Loss Position
	Less than 12 months		12 Months or More		Total
	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Available-for-Sale
U.S. Government and agency obligations	$8,340,740	$90,389	$17,308,430	$667,113	$25,649,170	$757,502
Federal agency mortgage- backed securities	18,533,232	368,560	4,027,707	135,612	22,560,939	504,172
Municipal bonds	6,241,196	134,925	726,970	14,468	6,968,166	149,393

Total available-for-sale	33,115,168	593,874	22,063,107	817,193	55,178,275	1,411,067

Held-to-Maturity
Federal agency mortgage- backed securities	1,916,583	18,660	4,329,525	150,283	6,246,108	168,943
Total held-to-maturity	1,916,583	18,660	4,329,525	150,283	6,246,108	168,943

Total temporarily impaired securities	$35,031,751	$612,534	$26,392,632	$967,476	$61,424,383	$1,580,010

Of the Company’s 104 individual investment securities at December 31, 2005, a total of 62 were in a loss position. The temporary impairments relate primarily to the timing of purchases coupled with interest rate fluctuations. With the passage of time, management believes the securities will recover their value and therefore considers their impairment not to be other than temporary.

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 5 — LOANS RECEIVABLE

Loans receivable consist of the following:

	(unaudited)	December 31
	March 31, 2007	2006	2005

Real estate – Residential mortgage – 1 – 4 family	$182,923,199	$163,259,031	$151,323,278
– Commercial mortgage	55,424,580	51,674,257	49,759,963
– Acquisition, development & construction	75,562,323	71,370,732	56,096,416
– Commercial construction	11,420,736	9,204,984	5,711,420
Home equity loans	32,099,393	29,417,389	28,085,884
Consumer loans	19,602,511	12,741,992	1,566,600
Commercial business loans	20,804,620	16,493,293	16,153,965
	397,837,362	354,161,678	308,697,526

Premiums on loans purchased	333,726	396,645	550,608
Deferred loan fees and costs, net	270,102	235,777	(37,432)

Total Loans Receivable	$398,441,190	$354,794,100	$309,210,702

Activity in the allowance for loan losses for the three months ended March 31, 2007 and 2006 (unaudited) and for the years ended December 31, 2006, 2005 and 2004 was as follows:

	(unaudited)	(unaudited)	December 31
	March 31, 2007	March 31, 2006	2006	2005	2004

Beginning balance	$2,127,896	$1,150,000	$1,150,409	$951,483	$665,995
Provision for loan losses	20,000	60,000	940,000	347,000	315,000
Allowance acquired	262,257	—	—	—	—
Recoveries	—	35,000	47,667	15,820	4,698
Amounts charged off	—	—	(10,180)	(163,894)	(34,210)

Total	$2,410,153	$1,245,000	$2,127,896	$1,150,409	$951,483

Non-accrual loans were $959,054 at March 31, 2007 (unaudited) and $1,069,055, $582,674 and $774,014 at December 31, 2006, 2005 and 2004, respectively.  Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below for the three months ended March 31, 2007 (unaudited) and for the years ended December 31, 2006, 2005 and 2004:

BRADFORD BANK MHC AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 5 — LOANS RECEIVABLE (CONTINUED)

	(unaudited)	December 31
	March 31, 2007	2006	2005	2004

Interest income that would have been recorded	$32,253	$111,410	$125,572	$108,351
Interest income recognized	(7,625)	(83,861)	(57,433)	(44,242)
Interest income forgone	$24,628	$27,549	$68,139	$64,109

The Company had impaired loans at March 31, 2007 (unaudited) of $3,105,498, and at December 31, 2006 and 2005 totaling $27,913 and $201,957.  The average investment in impaired loans during the quarter ended March 31, 2007 (unaudited) was $3,034,687, for 2006 was $33,919 and for 2005 was $445,299.  The total allowance for loan losses on impaired loans at March 31, 2007 (unaudited) was $298,633, at December 31, 2006 was $4,187 and at December 31, 2005 was $113,994.  Interest income recognized on impaired loans for the quarter ended March 31, 2007 (unaudited) was $58,627 and in 2006 was $2,937 and in 2005 was $43,702.  The Company had no impaired loans in 2004.

In December 2004, the Company sold a pool of loans with servicing retained and recorded a value for servicing amounting to $160,043.  The Company amortized $4,460 and $4,520 for the three months ended March 31, 2007 and 2006, respectively (unaudited), and $26,971 and $24,684 for the years ended December 31, 2006 and 2005, respectively.  No amortization was recorded in 2004.  At March 31, 2007, December 31, 2006 and 2005, the Company serviced residential mortgage loans for others totaling $19,246,732 (unaudited), $19,596,695 and $21,069,292, respectively.

The table below reflects activity of loans to officers, directors and their affiliates for the periods ended March 31, 2007 (unaudited) and December 31, 2006 and 2005.  These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for other borrowers, and did not involve more than the normal risk of collectibility or present other unfavorable features.

	(unaudited)
	Three months ended	Year ended December 31,
	March 31, 2007	2006	2005

Balance at beginning of year	$1,492,764	$1,170,590	$1,235,288
New loans and advances	1,756	758,889	500,704
Repayments	(303,940)	(436,718)	(565,402)
Balance at end of period	$1,190,580	$1,492,764	$1,170,590

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 6 — PREMISES AND EQUIPMENT

Premises and equipment at March 31, 2007, December 31, 2006 and 2005 are summarized as follows:

		(unaudited)
	Useful Life	March 31,	December 31,
	in Years	2007	2006	2005

Land	–	$517,791	$517,791	$517,791
Office building and improvements	5 – 50	5,685,883	5,598,225	5,575,469
Furniture and equipment	3 – 10	3,231,741	2,972,445	2,871,492
		9,435,415	9,088,461	8,964,752
Less: accumulated depreciation		4,753,776	4,490,337	3,943,338

Total		$4,681,639	$4,598,124	$5,021,414

Depreciation expense for the three months ended March 31, 2007 and 2006 (unaudited) was $159,294 and $148,508, respectively.  Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $587,089, $573,880 and $600,061, respectively.  Depreciation is calculated on a straight-line basis over the estimated life of the asset.

NOTE 7 — INTANGIBLE ASSETS

During the first quarter of 2007 intangible assets increased as a result of the acquisition of Valley Bancorp, Inc. and during 2006, intangible assets increased as a result of the acquisition of a book of insurance contracts, the acquisition of a title insurance agency, and the assumption of $6.4 million of deposit accounts. These intangibles are being amortized over periods of five to ten years using either the straight-line method or an accelerated method.  The change in the carrying amount of intangible assets for the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005 is as follows:

	Core deposit intangible	Other Intangibles	Total

Balance at December 31, 2004	$881,180	$—	$881,180
Amortization	(170,551)	—	(170,551)
Balance at December 31, 2005	710,629	—	710,629
Acquisition of book of insurance contracts		377,177	377,177
Assumption of deposits	174,511	126,102	300,613
Acquisition of title insurance agency		115,142	115,142
Amortization	(176,784)	(54,025)	(230,809)
Balance at December 31, 2006	708,356	564,396	1,272,752
Acquisition of Valley Bancorp, Inc. (unaudited)	448,021	—	448,021
Amortization (unaudited)	(62,449)	(30,921)	(93,370)
Balance at March 31, 2007 (unaudited)	$1,093,928	$533,475	$1,627,403

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 7 — INTANGIBLE ASSETS-CONTINUED

At March 31, 2007 (unaudited), estimated intangible amortization expense over the next five years is as follows:

Twelve Months Ended March 31 (unaudited)	Core deposit intangible	Other intangibles	Total

2008	$275,592	$108,550	$384,142
2009	267,447	101,482	368,929
2010	245,072	95,341	340,413
2011	80,599	95,077	175,676
2012	72,453	81,174	153,627
Total	$941,163	$481,624	$1,422,787

At December 31, 2006, estimated intangible amortization expense over the next five years is as follows:

Year Ended December 31	Core deposit intangible	Other intangibles	Total

2007	$195,481	$118,540	$314,021
2008	195,481	101,065	296,546
2009	195,481	94,924	290,405
2010	53,335	94,660	148,015
2011	24,930	87,855	112,785
Total	$664,729	$497,042	$1,161,771

NOTE 8 — DEPOSITS

Outstanding certificate accounts at March 31, 2007 mature as follows (unaudited):

Twelve months ending March 31, 2008	$225,613,972
Twelve months ending March 31, 2009	64,954,736
Twelve months ending March 31, 2010	43,161,035
Twelve months ending March 31, 2011	9,576,715
After March 31, 2011	33,789

Total	$343,340,247

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 8 — DEPOSITS (CONTINUED)

Outstanding certificate accounts at December 31, 2006 mature as follows:

2007	$204,630,086
2008	36,469,539
2009	52,649,594
2010	15,671,004
2011 and Thereafter	2,541,126

Total	$311,961,349

Outstanding certificate accounts in excess of $100,000 at March 31, 2007 (unaudited) and December 31, 2006 mature as follows:

	(unaudited) March 31, 2007	December 31, 2006
Less than 3 months	$12,819,402	$16,313,322
Over 3 through 6 months	25,894,938	10,699,420
Over 6 through 12 months	27,600,193	29,796,223
Over 12 months	33,282,057	27,021,744

Total	$99,596,590	$83,830,709

Eligible deposit accounts are insured up to $100,000 (computed individually) by the Deposit Insurance Fund.  Deposits of Officers and Directors at March 31, 2007 (unaudited), December 31, 2006 and 2005 was $1,065,773, $1,193,667 and $2,398,448, respectively.

NOTE 9 — FEDERAL FUNDS PURCHASED AND BORROWINGS

The Company had no federal funds purchased or short term borrowings at March 31, 2007 (unaudited) or at December 31, 2006.  At December 31, 2005, the Company had $2,600,000 of federal funds purchased from correspondent banks and $3,800,000 in short term borrowings from the Federal Home Loan Bank of Atlanta (FHLB).  The federal funds purchased and short term borrowings repriced daily based on the federal funds rate and carried an interest rate of approximately 4.50%.

BRADFORD BANK MHC AND SUBSIDIAIRES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 9 — FEDERAL FUNDS PURCHASED AND BORROWINGS-CONTINUED

At March 31, 2007 (unaudited), December 31, 2006 and December 31, 2005, the Company was indebted to the FHLB for long-term fixed-rate advances as follows:

		(unaudited)	December 31,
Maturity	Interest Rate	March 31, 2007	2006	2005

April 7, 2008	5.46%	$1,500,000	$—	$—
June 23, 2008	5.51%	1,000,000	—	—
February 8, 2010	5.79%	1,500,000	—	—
April 22, 2013	4.53%	1,000,000	—	—
June 18, 2014	3.92%	5,000,000	5,000,000	5,000,000
July 15, 2014	3.48%	10,000,000	10,000,000	10,000,000
December 12, 2011	4.21%	30,000,000	30,000,000	—

		$50,000,000	$45,000,000	$15,000,000

The advances due February 8, 2010 and April 22, 2013 are callable at the option of the FHLB on May 8, 2007 and July 23, 2007, respectively (unaudited).  The advances due June 18, 2014 and July 15, 2014 are callable by the FHLB if three-month LIBOR reaches 7% and 6%, respectively, at which time the Company has the option of converting the advance to another type of structure or paying off the advance without penalty.  The advance due December 12, 2011 is callable by the FHLB on December 12, 2007 and quarterly thereafter.  Principal on all term advances is due at maturity or earlier if called.  As collateral for the advances, the Company has provided the FHLB with a blanket lien on all its first lien residential mortgage loans.  At March 31, 2007 (unaudited), the Bank had additional credit availability with the FHLB of approximately $44,770,000.  At December 31, 2006 the Bank had additional credit availability with the FHLB of approximately $23,000,000.

The Company also had outstanding at March 31, 2007 (unaudited) with a correspondent bank a secured borrowing of $3,000,000, carrying a variable rate of  interest at the Wall Street Journal prime minus 0.50%, due on January 11, 2009.  The borrowing was secured by all the stock of the Company’s subsidiary bank.

The Company had available unused unguaranteed lines of credit with correspondent banks totaling $24,600,000 (unaudited) at March 31, 2007, $24,600,000 at December 31, 2006 and $11,400,000 at December 31, 2005.

NOTE 10 — PENSION

The Company has a noncontributory qualified defined benefit plan covering substantially all employees.  Benefits were based upon a participant’s earnings and length of participation in the plan, subject to meeting certain minimum requirements.  Benefits under this plan were frozen effective May 1, 2005.  The Company implemented a non-qualified supplemental retirement plan for its directors in 2006.

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 10 — PENSION (CONTINUED)

On December 31, 2006, the Company adopted the provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R).”  Adoption of this statement resulted in the recognition of the funded status of the pension plans as either assets or liabilities in the Consolidated Statements of Financial Condition, the recognition of unrecognized actuarial gains/losses, prior service costs, and transition obligations totaling $464,822 as a separate component of accumulated other comprehensive income.  Additional disclosures related to pension plans have also been implemented. The incremental effect of applying SFAS No. 158 to individual line items in the Consolidated Statement of Financial Condition at December 31, 2006 follows:

	Before application of SFAS No. 158	Reclassifications	After application of SFAS No.158

Deferred income taxes	$334,988	$(292,463)	$42,525
Other assets	2,084,143	(488,881)	1,595,262
Total assets	473,412,057	(488,881)	472,923,176
Other liabilities	2,078,149	268,404	2,346,553
Total liabilities	433,014,501	(24,059)	432,990,442
Accumulated other comprehensive income	(420,677)	(464,822)	(885,499)
Total equity	$40,397,556	(464,822)	$39,932,734

Net periodic pension cost is determined using the projected unit credit method.

Net pension cost for the three months ended March 31, 2007 and 2006 (unaudited) for the qualified plan included the following components:

	2007	2006

Service cost (benefits earned)	$—	$—
Interest cost on projected benefit obligation	83,731	82,496
Expected return on plan assets	(93,567)	(92,171)
Net amortization and deferral	—	—

Total	$(9,836)	$(9,675)

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 10 — PENSION (CONTINUED)

Net pension cost for the years ended December 31, 2006, 2005 and 2004 for the qualified plan included the following components:

	2006	2005	2004

Service cost (benefits earned)	$—	$260,864	$584,017
Interest cost on projected benefit obligation	329,982	365,662	415,488
Expected return on plan assets	(368,684)	(420,250)	(381,307)
Net amortization and deferral	—	54,578	131,526

Total	$(38,702)	$260,854	$749,724

Net pension cost for the three months ended March 31, 2007 (unaudited) and for the year ended December 31, 2006 for the non-qualified plan for directors included the following components:

	(unaudited)	December 31,
	March 31, 2007	2006

Service cost (benefits earned)	$9,712	$36,489
Interest cost on projected benefit obligation	5,025	17,149
Expected return on plan assets	(2,958)	—
Net amortization and deferral	8,266	33,065

Total	$20,045	$86,703

The financial status of the qualified plan at December 31, 2006 and 2005 was:

	2006	2005

Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$6,111,919	$7,528,978
Service cost	—	260,864
Interest cost	329,982	365,662
Benefits paid	(295,209)	(252,712)
Actuarial loss	102,705	865,948
Effect of plan curtailment	—	(2,656,821)
Projected benefit obligation at end of year	6,249,397	6,111,919

Change in Market Value of Plan Assets:
Market value of plan assets at beginning of year	6,281,616	5,918,874
Actual return on plan assets	399,022	215,454
Employer contributions	—	400,000
Benefits paid	(295,209)	(252,712)
Market value of plan assets at end of year	6,385,429	6,281,616

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 10 — PENSION (CONTINUED)

	2006	2005

Plan assets in excess of projected benefit obligation	136,032	169,697
Unrecognized net loss	—	416,514
Unrecognized prior service cost	—	—
Funded status at end of year	$136,032	$586,211

Amounts recognized in Consolidated Statement of Financial Condition:
Other assets	$136,032	$586,211

Amount recognized in Accumulated Other Comprehensive Loss:
Net loss before tax	$488,881	$—

The financial status of the non-qualified plan at December 31, 2006 was:

2006
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$—
Service cost	36,489
Interest cost	17,149
Benefits paid	—
Amendments	311,806
Projected benefit obligation at end of year	365,444

Change in Market Value of Plan Assets:
Market value of plan assets at beginning of year	—
Actual return on plan assets	10,337
Employer contributions	124,591
Benefits paid	—
Market value of plan assets at end of year	134,928

Funded status at end of year	$(230,516)

Amount recognized in Consolidated Statement of Financial Condition: Other liabilities	$(230,516)

2006
Amount recognized in Accumulated Other Comprehensive Loss:
Net gain	$(10,337)
Prior service cost	278,741
$(268,404)

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 10 — PENSION (CONTINUED)

	2006	2005
Assumptions used in measuring Projected Benefit Obligation for both plans:
Discount rate	5.50%	5.50%
Long-term rate of return on assets	6.00%	7.00%
Rate of increase in compensation-qualified plan	—	5.00%
Rate of increase in compensation-non-qualified plan	5.00%
General inflation	2.50%	4.00%

Weighted average allocation of assets-qualified plan:
Equity securities	44.10%	44.34%
Fixed income investments	55.90%	55.66%
	100.00%	100.00%

Weighted average allocation of assets-non-qualified plan:
Equity securities	76.30%
Fixed income investments	23.70%
	100.00%

At December 31, 2006, the projected benefit payments for each plan are as follows:

	Qualified Plan	Non- Qualified Plan

2007	$252,714	$—
2008	297,332	26,195
2009	324,456	26,195
2010	349,973	35,303
2011	351,338	54,428
2012 to 2016	1,959,642	322,342

Amounts recognized in accumulated other comprehensive loss, net of tax, as of December 31, 2006 are as follows:

	Qualified Plan	Non- Qualified Plan	Total

Net (gain) loss	$300,075	$(6,344)	$293,731
Prior service cost	—	171,091	171,091
	$300,075	$164,747	$464,822

The estimated cost that will be amortized from accumulated other comprehensive loss into net periodic cost in 2007 is as follows:

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 10 — PENSION (CONTINUED)

	Qualified Plan	Non- Qualified Plan	Total

Service cost	$—	$38,847	$38,847
Interest cost	334,922	20,099	355,021
Expected return on plan assets	(374,269)	(11,833)	(386,102)
Amortization of prior service cost	—	33,065	33,065
Estimated net periodic pension cost	$(39,347)	$80,178	$40,831

The Company does not anticipate making a contribution to its qualified plan in 2007 since the plan is frozen and currently over-funded.  The Company anticipates making a contribution to the non-qualified plan in 2007 of approximately $130,000. No contribution was made in the three months ended March 31, 2007 (unaudited).

The Company has a contributory thrift plan qualifying under Section 401(k) of the Internal Revenue Code.  Employees over the age of 21 with six months of service are eligible for participation in the plan.  The Company matches 100% of each employee’s contribution up to 3% of compensation, and 50% of the next 2% of each employee’s contribution.  The Company’s expense for the 401(k) plan was $37,055 and $19,798 (unaudited), for the three months ended March 31, 2007 and 2006, respectively.  The Company’s expense for the 401(k) plan was $133,763, $117,457 and $103,474 for 2006, 2005 and 2004, respectively.

The Company also has a non-qualified money purchase supplemental executive retirement plan for senior executives which was implemented in 2006.  Contributions are discretionary subject to Board approval.  No contribution was made in the three months ended March 31, 2007 (unaudited).  Contributions made in 2006 totaled $32,000.

NOTE 11 — INCOME TAXES

In accordance with SFAS No. 109, the deferred tax assets (liabilities) of the Company presented in the Consolidated Statements of Financial Condition at March 31, 2007 (unaudited) and December 31, 2006 and 2005 consist of the following components:

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 11 — INCOME TAXES (CONTINUED)

	(unaudited)
	March 31	December 31
	2007	2006	2005

Allowance for loan losses	$795,916	$788,193	$425,165
Unrealized loss on securities available for sale	187,985	264,688	510,110
Organization costs	46,713	46,713	50,307
Allowance for ground rent losses	15,834	17,978	17,978
Net deferred taxes related to acquisition	54,071	—	—
SFAS No. 158 pension adjustment	103,658	103,658	—
Total deferred tax assets	1,204,177	1,221,230	1,003,561
Difference in basis of depreciable assets	(411,775)	(411,775)	(475,693)
SFAS No. 87 pension adjustment	(52,536)	(52,536)	(226,395)
FHLB dividends not recognized as taxable income	(327,058)	(327,058)	(327,058)
Prepaid expenses	(46,383)	(30,352)	(29,138)
Premiums on loans and deposits	(147,196)	(148,406)	(116,597)
Core deposit intangible	(192,111)	(208,578)	(274,445)
Total deferred tax liabilities	(1,177,059)	(1,178,705)	(1,449,327)

Net Deferred Tax Asset (Liability)	$27,118	$42,525	$(445,766)

Income tax expense for the three months ended March 31, (unaudited) is summarized as follows:

	2007	2006
Federal	(unaudited)
Current	$148,066	$289,901
Deferred	(7,672)	(33,549)
State
Current	17,059	48,789
Deferred	(1,698)	(7,427)
	$155,755	$297,714

Income tax expense for the years ended December 31, is summarized as follows:

	2006	2005	2004
Federal
Current	$957,728	$711,635	$1,263,372
Deferred	(360,621)	(88,717)	(382,640)
State
Current	136,788	105,987	241,027
Deferred	(80,629)	(8,503)	(84,708)
	$653,266	$720,402	$1,037,051

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 11 — INCOME TAXES (CONTINUED)

The amount computed by applying the statutory federal income tax rate to income before taxes differs from the taxes provided for the following reasons:

	Three months ended March 31 (unaudited)
	2007		2006
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income

Tax at statutory federal income tax rate	$176,887	34.00%	$305,298	34.00%

Increase (Decrease) Resulting from:
State income tax net of federal income tax benefit	10,138	1.95%	27,299	3.04%
Interest on tax exempt securities	(47,324)	(9.10)%	(31,058)	(3.46)%
Other	16,054	3.09%	(3,825)	(0.44)%

Total	$155,755	29.94%	$297,714	33.14%

	Years Ended December 31
	2006		2005		2004
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income

Tax at statutory federal income tax rate	$789,795	34.00%	$1,049,552	34.00%	$975,078	34.00%

Increase (Decrease) Resulting from:
State income tax net of federal income tax benefit	37,065	1.60%	64,339	2.08%	103,171	3.60%
Interest on tax exempt securities	(170,555)	(7.34)%	(98,520)	(3.19)%	(84,518)	(2.95)%
Overaccrual of previous years’ income taxes	—	—	(298,737)	(9.67)%	—	—
Other	(3,039)	(0.13)%	3,768	0.12%	43,320	1.51%

Total	$653,266	28.13%	$720,402	23.34%	$1,037,051	36.16%

Retained earnings at March 31, 2007, December 31, 2006 and 2005 includes approximately $7,235,000 (unaudited), for which no deferred income tax liability has been recognized.  This amount represents an allocation of income to bad-debt deductions for tax purposes only. Reduction

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 11 — INCOME TAXES (CONTINUED)

of amounts so allocated for purposes other than tax bad-debt losses or adjustments arising from carry back of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.  The unrecorded deferred income tax liability on the above amount was approximately $2,794,000 (unaudited) at March 31, 2007 and at December 31, 2006 and 2005.

NOTE 12 — REGULATORY MATTERS

The Company’s subsidiary, the Bank, is required to carry cash reserves with the Federal Reserve Bank or maintain cash on hand of specified percentages of deposit balances.  The Bank’s average cash on hand was $1,179,182 (unaudited) for March 31, 2007 and $1,100,724 and $1,149,537 at December 31, 2006 and 2005, respectively, and was sufficient to satisfy the reserve requirement.

In the three months ended March 31, 2007, the Company maintained federal funds sold with a correspondent bank averaging $5,172,426 (unaudited).  In 2006, the Company maintained federal funds sold with two correspondent banks averaging $3,460,245 and $490,271.  These balances were significantly in excess of federally insured limits.  The Company monitors the capital adequacy of correspondent banks to maintain these balances.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of March 31, 2007 (unaudited), that the Bank meets all capital adequacy requirements to which it is subject.

As of March 31, 2007 (unaudited) and December 31, 2006, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the institution’s category.  The Bank’s actual capital amounts and ratios are also presented in the table.

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 12 — REGULATORY MATTERS (CONTINUED)

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2007 (unaudited)

Total Capital (to Risk Weighted Assets)	$34,545,205	10.21%	$27,076,529	8%	$33,845,662	10%
Tier 1 Capital (to Risk Weighted Assets)	32,135,052	9.49%	13,538,265	4%	20,307,397	6%
Tier 1 Capital (to Average Assets)	32,135,052	6.48%	19,833,249	4%	24,791,561	5%

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006

Total Capital (to Risk Weighted Assets)	$36,601,612	11.87%	$24,670,913	8%	$30,838,641	10%
Tier 1 Capital (to Risk Weighted Assets)	34,473,716	11.18%	12,335,457	4%	18,503,185	6%
Tier 1 Capital (to Average Assets)	34,473,716	7.62%	18,099,721	4%	22,624,651	5%

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005

Total Capital (to Risk Weighted Assets)	$34,727,256	13.24%	$20,984,000	8%	$26,230,000	10%
Tier 1 Capital (to Risk Weighted Assets)	33,616,847	12.82%	10,492,000	4%	15,738,000	6%
Tier 1 Capital (to Average Assets)	33,616,847	8.47%	15,872,276	4%	19,840,344	5%

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 12 — REGULATORY MATTERS (CONTINUED)

The following table provides a reconciliation of total equity per the Consolidated Financial Statements to capital amounts reflected in the above table for the Bank:

	(unaudited)
	March 31,	December 31,
	2007	2006	2005

Consolidated equity of Bradford Bank MHC	$40,441,165	$39,932,734	$38,337,839
Adjustments to equity:
Loan invested as equity in Bank	3,000,000	—	—
Original capitalization by Bank	(1,025,000)	(1,025,000)	(1,025,000)
Intercompany dividends from Bank	(250,000)	(187,500)	—
Cumulative losses excluding Bank	172,103	117,748	107,532
Difference in equity of Valley Bancorp, Inc and its subsidiary bank merged into Bradford Bank	(115,502)	—	—
Total equity of Bradford Bank	42,222,766	38,837,982	37,420,371
Adjustments to regulatory capital:
Accumulated other comprehensive loss	741,570	885,499	810,733
Intangible assets	(10,829,285)	(5,249,763)	(4,614,255)
Tier 1 risk-weighted capital of Bank	32,135,052	34,473,716	33,616,847
Allowance for loan losses	2,410,153	2,127,896	1,110,409

Total risk-weighted capital of Bank	$34,545,205	$36,601,612	$34,727,256

NOTE 13 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents - For cash, non-interest bearing deposits, variable rate interest-bearing deposits in other banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities - For marketable securities held for investment purposes fair values are based on quoted market prices or dealer quotes.

Loans Receivable - For fixed rate residential mortgages, commercial mortgages and home equity loans, fair value is estimated using cash flow analyses discounted at rates currently offered for similar loans with similar remaining maturities.  For variable-rate residential mortgages, commercial loans, construction loans and home equity lines of credit, book value is considered the best estimate of fair value.

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 13 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Ground Rents - The Company does not consider it practicable to estimate the fair value of ground rents owned because the cost of obtaining appropriate valuation is excessive considering the materiality of the instruments to the Company.

Federal Home Loan Bank Stock - Because of the limited nature of the market for this instrument, the carrying amount is a reasonable estimate of fair value.

Deposit Liabilities - The fair value of demand deposits and non maturity interest bearing deposit accounts is the amount payable on demand at the reporting date.  The fair value for fixed-rate certificate accounts is estimated using cash flow analyses discounted at rates currently offered for deposits of similar remaining maturities.

Commitments - The Company charges fees for commitments to extend credit.  Interest rates on loans for which these commitments are extended are normally committed for periods of less than one month.  Fees charged on standby letters of credit and other financial guarantees are deemed to be immaterial and these guarantees are expected to be settled at face amount or expire unused.  It is impractical to assign any fair value to these commitments.

The estimated fair values of the Company’s financial instruments are as follows:

	March 31, 2007 (unaudited)
	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$10,273,037	$10,273,037

Investment securities	90,359,138	90,223,425

Loans receivable	398,441,190	396,231,473
Less: allowance for loan losses	(2,410,153)	—
	396,031,037	396,231,473

Federal Home Loan Bank stock	3,239,400	3,239,400

Financial Liabilities
Deposits	424,046,147	424,416,031

Long-term borrowings	53,000,000	53,131,040

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 13 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

	December 31, 2006
	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$17,653,050	$17,653,050

Investment securities	85,566,941	85,402,438

Loans receivable	354,794,100	352,453,907
Less: allowance for loan losses	(2,127,896)	—
	352,666,204	352,453,907

Federal Home Loan Bank stock	2,838,900	2,838,900

Financial Liabilities
Deposits	384,806,029	385,837,652

Long-term borrowings	45,000,000	45,116,481

	December 31, 2005
	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$3,698,454	$3,698,454

Investments securities	80,116,913	79,966,786

Loans receivable	309,210,702	305,292,511
Less: allowance for loan issues	(1,150,409)	—
	308,060,293	305,292,511

Federal Home Loan Bank stock	1,644,500	1,644,500

Financial Liabilities
Deposits	344,546,290	345,409,742
Short-term borrowings and federal funds purchased	6,400,000	6,400,000
Long-term borrowings	15,000,000	15,000,581

NOTE 14 — COMMITMENTS

The Company has outstanding at any time a significant number of commitments to extend credit including undisbursed portions of real estate construction loans.  The amounts of those commitments are set forth in the following table.  Because many commitments expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows.

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 14 — COMMITMENTS (CONTINUED)

	(unaudited) March 31, 2007	2006	2005

Residential permanent loans	$9,950,242	$5,702,600	$1,056,194
Commercial permanent loans	3,028,533	3,911,877	5,350,487
Undisbursed portion of construction loans	43,937,915	39,600,754	35,134,654
Undisbursed lines of credit	28,261,708	29,284,198	27,496,081
Letters of credit	2,912,813	2,874,262	1,402,780
	$88,091,211	$81,373,691	$70,440,196

The loan commitments at March 31, 2007 (unaudited) and  December 31, 2006 have varying terms ranging from one to thirty years.  The commitments also have varying interest rate structures, including fixed rates, variable rates, and balloon mortgage structures.  Commitments generally expire after 90 days if not accepted.  The undisbursed portion of construction loans and undisbursed lines of credit are predominately variable-rate loans indexed to the Wall Street Journal prime rate.

Loan commitments have off-balance-sheet credit risk because only origination fees and accruals for probable losses are recognized in the statements of financial condition until the commitments are fulfilled.  Credit risk represents the accounting loss that would be recognized if counter parties failed to perform as contracted.  Credit risk is limited to the contractual amounts which would be recognized only in the event that collateral properties have no value.

The Company had no obligations to purchase investment securities at March 31, 2007 (unaudited) or at December 31, 2006 and 2005.

NOTE 15 — CONCENTRATIONS OF CREDIT RISK

Concentration of credit risk arising from financial instruments exists in relation to certain groups of customers.  The Bank does not have significant exposure to any individual customer or counterparty. A geographic concentration arises because the Bank operates almost exclusively in the Baltimore, Maryland metropolitan area.

Credit risk amounts represent the maximum accounting loss that would be recorded for loans receivable and loan commitments if counter parties failed completely to perform as contracted and collateral proved to be of no value.  The Company has experienced little difficulty in accessing collateral when required.  The amounts of credit risk, therefore, greatly exceed expected losses, which are included in the allowance for loan losses.

NOTE 16 — LEASE COMMITMENTS

The Company has entered into long-term leases for two branch locations, a ground lease for another branch, and automobiles.  The branch leases and ground lease contain renewal options.  Rental expenses under these operating leases for the three months ended March 31, 2007 and 2006 were

BRADFORD BANK MHC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three months ended March 31, 2007 and 2006 (unaudited)
Years ended December 31, 2006, 2005 and 2004

NOTE 16 — LEASE COMMITMENTS - CONTINUED

$32,151 and $19,381, respectively (unaudited).  Rental expenses under these operating leases for the years ended December 31, 2006, 2005 and 2004 were $101,173, $111,902 and $114,035, respectively.  Future minimum rental commitments under these leases are as follows:

Twelve Months Ended March 31	(unaudited)

2008	$227,708
2009	182,199
2010	80,811
2011	81,809
2012	78,292
Thereafter	46,781

Total	$697,600

Years Ended December 31

2007	$77,261
2008	62,141
2009	59,077
2010	59,613
2011	61,997
Thereafter	53,375

Total	$373,464

NOTE 17 — CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

	(unaudited)
	March 31	December 31
	2007	2006	2005
Statement of Financial Condition
Assets
Cash and cash equivalents	$9,228	$13,582	$20,708
Investment in subsidiary	40,426,202	39,916,233	38,315,672
Other assets	5,735	2,919	1,459

Total Assets	$40,441,165	$39,932,734	$38,337,839

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three months ended March 31, 2007 and 2006 (unaudited)

Years ended December 31, 2006, 2005 and 2004

NOTE 17 — CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY-CONTINUED)

	(unaudited) March 31, 2007	2006	2005
Liabilities and Equity
Retained earnings and accumulated othercomprehensive income	$40,441,165	$39,932,734	$38,337,839
Total Liabilities and Equity	$40,441,165	$39,932,734	$38,337,839

	(unaudited) Three months ended March 31 2007	Year ended December 31 2006	From July 15, 2005 to December 31 2005
Statement of Operations
Noninterest expense	$(2,177)	$(8,586)	$(4,292)
Loss before tax provision	(2,177)	(8,586)	(4,292)
Income tax benefit	739	2,919	1,459
Loss before equity in net income ofsubsidiaries	(1,438)	(5,667)	(2,833)
Equity in net income of subsidiaries	365,940	1,675,328	2,369,349
Net income	$364,502	$1,669,661	$2,366,516

	(unaudited) Three months ended March 31 2007	Year ended December 31 2006	From July 15, 2005 to December 31 2005
Statement of Cash Flows
Cash flows from Operating Activities
Cash paid to suppliers and employees	$(4,354)	$(8,586)	$(4,292)
Income taxes received	—	1,460	—
Net cash used in operating activities	(4,354)	(7,126)	(4,292)

Cash flows from Financing Activities
Proceeds from reorganization capitalization	—	—	25,000
Net cash provided by financing activities	—	—	25,000

(Decrease) Increase in Cash and Cash Equivalents	(4,354)	(7,126)	20,708
Cash and Cash Equivalents, Beginning of Year	13,582	20,708	—
Cash and Cash Equivalents, End of Year	$9,228	$13,582	$20,708

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three months ended March 31, 2007 and 2006 (unaudited)

Years ended December 31, 2006, 2005 and 2004

NOTE 17 — CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY-CONTINUED)

	(unaudited) Three months ended March 31 2007	Year ended December 31 2006	From July 15, 2005 to December 31 2005
Statement of Cash Flows
Reconciliation of Net Income to Net Cash Used in Operating Activities

Net income	$364,502	$1,669,661	$2,366,516
Adjustments:
Equity in net income of subsidiaries	(365,940)	(1,675,328)	(2,369,349)
Increase in prepaid assets	(2,177)	—	—
Deferred income taxes	(739)	(1,459)	(1,459)
Net Cash Used in Operating Activities	$(4,354)	$(7,126)	$(4,292)

Supplemental Non-Cash Transactions
Investment in subsidiary - reorganization	$—	$—	$35,946,322

NOTE 18 — SUBSEQUENT EVENTS - BUSINESS COMBINATIONS AND CONVERSION

In January 2007, the Company entered into an Agreement and Plan of Merger with Golden Prague Federal Savings and Loan Association and an Agreement and Plan of Merger with Senator Bank.  Both institutions are in the Baltimore metropolitan area.  Golden Prague Federal Savings and Loan Association is a mutual thrift institution with total assets as of March 31, 2007 of approximately $29.3 million, loans of $19.5 million and deposits of $24.8 million.  Senator Bank is also a mutual thrift institution with total assets as of March 31, 2007 of approximately $21.4 million, total loans of $9.6 million, and deposits of $20.1 million.  The transactions are subject to regulatory approval and approval by the members of each institution.  If approved, the Company expects the transactions to close in June 2007.

On March 16, 2007, the Boards of Directors of the Company, Bradford Bancorp, Inc. and the Bank adopted a Plan of Conversion pursuant to which the Company will convert from the mutual holding company form of organization into the stock holding company form of organization. The Plan of Conversion involves the formation of a newly organized Maryland corporation to become the holding company for the Bank. Pursuant to the Plan of Conversion, the new holding company will offer for sale shares of its common stock to the Bank’s depositors (including depositors of Valley Bank of Maryland, Golden Prague Federal Savings and Loan Association, Senator Bank, and depositors of American Bank whose accounts were assumed by the Bank on October 30, 2006), members of the community and the Bank’s employee stock ownership plan.  The

BRADFORD BANK MHC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three months ended March 31, 2007 and 2006 (unaudited)

Years ended December 31, 2006, 2005 and 2004

NOTE 18 — SUBSEQUENT EVENTS - BUSINESS COMBINATIONS AND CONVERSION-CONTINUED

conversion is subject to approval by regulatory authorities and members of the Company.

As part of the conversion, the Bank will establish a liquidation account for the benefit of eligible and supplemental eligible account holders.  The liquidation account is established at the closing of the conversion and is initially equal to the net worth of the Company set forth in its latest statement of financial condition contained in the conversion prospectus.  The liquidation account will be reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date.  Subsequent increases will not restore an account holder’s interest in the liquidation account.  In the event of a complete liquidation, each eligible and supplemental eligible account holder will be entitled to receive balances for accounts then held. Neither the Bank nor the new holding company will be required to set aside funds for the purpose of establishing the liquidation account, and the creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the net worth accounts of the Bank or the new holding company, except that neither the Bank nor the new holding company, as the case may be, shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such a transaction would be to cause its net worth to be reduced below the amount required for the liquidation account.

As part of the Conversion, we intend to establish a charitable foundation, named “Bradford Bank Foundation”, as part of the offering. The charitable foundation will be funded with 275,000 shares of Bradford Bancorp common stock and $250,000 in cash.

Conversion costs will be deferred and deducted from the proceeds of the shares sold. If the conversion is not completed, all costs will be expensed.  At March 31, 2007, approximately $335,000 of conversion costs had been incurred and deferred.

On March 19, 2007 the Company announced it had entered into a definitive agreement to acquire Patapsco Bancorp, Inc. and its subsidiary, The Patapsco Bank.  At March 31, 2007, Patapsco Bancorp, Inc. had total consolidated assets of $254.7 million, net loans of $216.3 million, deposits of $190.2 million and stockholders’ equity of $19.3 million.  Under the terms of the agreement, the Company will acquire the outstanding shares of Patapsco Bancorp, Inc. for $23 per share, or approximately $46 million.  The terms of the transaction require that 50% of the consideration will be paid in cash and 50% will be paid in common stock that results from the Company’s mutual holding company conversion as described above.  The transaction is subject to approval by the banking regulators of each institution and by the stockholders of Patapsco Bancorp, Inc.  The transaction is expected to close simultaneously with the Company’s mutual holding company conversion.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Patapsco Bancorp, Inc.
Dundalk, Maryland

We have audited the accompanying consolidated statements of financial condition of Patapsco Bancorp, Inc. and subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patapsco Bancorp, Inc. and subsidiaries as of June 30, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Beard Miller Company LLP
Beard Miller Company LLP
Baltimore, Maryland
September 1, 2006

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	At March 31,	At June 30,
(dollars in thousands except for per share data)	2007	2006	2005
	(Unaudited)
Assets
Cash on hand and due from banks	$4,027	$4,839	$5,270
Interest bearing deposits in other financial institutions	886	968	970
Federal funds sold	4,197	2,381	1,408
Cash and Cash Equivalents	9,110	8,188	7,648
Time deposits at other financial institutions	—	605	619
Securities available for sale	14,809	16,667	24,800
Loans receivable, net of allowance for loan losses of $1,036, $1,000 and $945, respectively	216,324	190,589	161,094
Investment securities required by law, at cost	2,543	2,416	1,677
Property and equipment, net	4,319	2,175	1,585
Goodwill and other intangible assets	3,316	3,354	3,406
Accrued interest and other assets	4,286	4,076	3,875
Total Assets	$254,707	$228,070	$204,704
Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing deposits	$12,604	$13,186	$12,072
Interest bearing deposits	177,574	153,647	152,248
Total Deposits	190,178	166,833	164,320
Accrued expenses and other liabilities	2,412	2,899	2,564
Long-Term Debt	37,800	35,050	20,233
Junior Subordinated debentures	5,000	5,000	—
Total liabilities	235,390	209,782	187,117
Commitments and contingencies	—	—	—
Temporary equity - ESOP shares subject to put option	2,401	1,121	1,266

Stockholders’ equity
Preferred stock-Series A Non-cumulative Convertible Perpetual $0.01 par value; authorized 1,000,000 shares with a liquidation preference of $25 per share; 0,0 and 93,745 shares outstanding at March 31, 2007, June 30, 2006 and June 30, 2005, respectively	—	—	1
Additional paid-in-capital	—	—	2,345
Common stock $0.01 par value; authorized 4,000,000 shares; issued and outstanding 1,874,580, 1,813,925 , 1,414,456 shares at March 31, 2007, June 30, 2006 and at June 30, 2005, respectively	19	18	14
Additional paid-in capital	5,973	6,950	4,332
Deferred compensation contra	(78)	(78)	(78)
Obligation under deferred compensation	420	395	440
Retained earnings, substantially restricted	10,796	10,317	9,438
Accumulated other comprehensive loss, net of taxes	(214)	(435)	(171)
Total Stockholders’ Equity - Permanent	16,916	17,167	16,321
Total Stockholders’ Equity - including Temporary Equity	19,317	18,288	17,587
Total Liabilities and Stockholders’ Equity	$254,707	$228,070	$204,704

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income

	Nine months ended March 31,		Year ended June 30,
(in thousands except for per share data)	2007	2006	2006	2005	2004
	(Unaudited)
Interest income:
Loans receivable	$11,420	$9,076	$12,501	$10,613	$9,042
Investment securities	611	716	941	1,046	1,336
Federal funds sold and other investments	100	79	114	152	141
Total interest income	12,131	9,871	13,556	11,811	10,519

Interest expense:
Deposits	3,938	2,486	3,486	2,818	2,524
Interest on Short-term debt	37	106	140	—	—
Interest on Long term debt and junior subordinated debentures	1,493	889	1,323	936	1,202
Total interest expense	5,468	3,481	4,949	3,754	3,726

Net interest income	6,663	6,390	8,607	8,057	6,793
Provision for loan losses	285	40	65	225	42
Net interest income after provision for loan losses	6,378	6,350	8,542	7,832	6,751

Non-interest income:
Fees and service charges	538	457	656	525	384
Gain on sale of securities available for sale	—	2	2	—	99
Gain on sale of office building	14	64	64	—	—
Other	73	119	149	159	96
Total non-interest income	625	642	871	684	579

Non-interest expenses:
Compensation and employee benefits	3,349	3,425	4,490	3,773	2,971
Professional fees	421	161	241	287	245
Equipment expenses	246	252	326	284	196
Net occupancy costs	425	419	552	306	233
Advertising	90	67	86	178	141
Data processing	228	203	285	244	234
Amortization of core deposit intangible	39	39	51	51	14
Telephone, postage and delivery	189	208	271	276	179
Other	654	679	900	1,012	796
Total non-interest expenses	5,641	5,453	7,202	6,411	5,009

Income before income taxes	1,362	1,539	2,211	2,105	2,321
Income tax provision	505	574	823	759	852
Net income	$857	$965	$1,388	$1,346	$1,469
Preferred dividends declared	—	123	123	177	184
Net income available to common stockholders	$857	$842	$1,265	$1,169	$1,285
Basic earnings per share	$0.45	$0.57	$0.80	$0.81	$0.92
Diluted earnings per share	$0.44	$0.50	$0.72	$0.70	$0.77
Cash dividends declared per common share	$0.2025	$0.1875	$0.25	$0.23	$0.21

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity, Years Ended June 30, 2006, 2005 and 2004 and Nine Months Ended March 31, 2007 (Unaudited)

(dollars in thousands except for per share data)	Preferred Stock	Additional Paid-In Capital Preferred	Common Stock	Additional Paid-In Capital Common	ESOP	Temp. Equity ESOP Shares Subject to Put	Obligation Under Deferred Compensation	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Taxes	Total Stockholders’ Equity
Balance at June 30, 2003	$1	$2,495	$4	$3,082	$(56)	$777	$172	$9,070	$360	$15,905
Comprehensive income
Net income	—	—	—	—	—	—	—	1,469	—	1,469
Adjustment to unrealized net holding gains available-for- sale portfolios, net (note 1)	—	—	—	—	—	—	—	—	(654)	(654)
Reclassification adjustments for gains included in net income, net of taxes of $34,000	—	—	—	—	—	—	—	—	(61)	(61)
Comprehensive income	—	—	—	—	—	—	—	—	—	754
Compensation under stock-based benefit plans	—	—	—	—	56	—	—	—	—	56
Cash dividends declared ($0.64 per share)	—	—	—	—	—	—	—	(469)	—	(469)
Common Stock Dividend	—	—	1	1,468	—	—	—	(1,469)	—	—
Declare 3 for 1 stock split	—	—	9	—	—	—	—	(9)	—	—
Options exercised	—	—	—	134	—	—	—	—	—	134
Transfer to temporary equity	—	—	—	(627)	—	627	—	—	—	—
Conversion of Preferred to Common	—	(41)	—	41	—		—	—	—	—
Balance at June 30, 2004	1	2,454	14	4,098	—	1,404	172	8,592	(355)	16,380
Comprehensive income:
Net income	—	—	—	—	—	—		1,346
Change in unrealized gains (losses) on Securities available-for-sale, net of taxes of $116	—	—	—		—	—	—	—	184	184
Comprehensive income	—	—	—	—	—	—	—	—	—	1,530
Preferred stock dividends ($1.875 per share)	—	—	—	—	—	—	—	(177)	—	(177)
Common stock dividends ($.23 per share)	—	—	—	—	—	—	—	(323)	—	(323)
Options exercised and related tax benefit, 22,635 shares	—	—	—	184	—	—	—	—	—	184
Shares surrendered in exercise of stock options 4,387 shares				(92)	—	—	—	—	—	(92)
Purchase of shares under ESOP put option, 7,755 shares				(105)	—	—	—	—	—	(105)
Transfer from temporary equity	—	—	—	138	—	(138)	—	—	—	—
Obligation under deferred compensation	—	—	—	—	—	—	190	—	—	190
Conversion of Preferred to Common	—	(109)	—	109	—	—	—	—	—	—
Balance at June 30, 2005	$1	$2,345	$14	$4,332	—	$1,266	$362	$9,438	$(171)	$17,587
Comprehensive income:
Net income	—	—	—	—	—	—	—	1,388	—	1,388
Change in unrealized gains (losses) on Securities available-for-sale, net of taxes of $166	—	—	—	—	—	—	—	—	(263)	(263)
Reclassification adjustment for gains included in net income, net of tax of $0.6	—	—	—	—	—	—	—	—	(1)	(1)
Comprehensive income				—	—	—	—	—	—	1,124
Preferred stock dividends ($1.41 per share)	—	—	—	—	—	—	—	(123)	—	(123)
Common stock dividends ($0.25 per share)	—	—	—	—	—	—	—	(386)	—	(386)
Compensation under stock-based benefit plan	—	—	—	89	—	—	(72)	—	—	17
Options exercised and related tax benefit, 36,353 shares	—	—	—	189	—	—	—	—	—	189
Shares surrendered in exercise of stock options, 5,649 shares	—	—	—	(59)	—	—	—	—	—	(59)
Purchase of shares under ESOP put option, 1,938 shares	—	—	—	(23)	—	—	—	—	—	(23)
Transfer from temporary equity	—	—	—	145	—	(145)	—	—	—	—
Obligation under deferred compensation	—	—	—	—	—	—	27	—	—	27
Conversion of Preferred to Common	(1)	(2,280)	4	2,277	—	—	—	—	—	—
Conversion of Preferred stock to cash	—	(65)	—	—	—	—	—	—	—	(65)

(dollars in thousands except for per share data)	Preferred Stock	Additional Paid-In Capital Preferred	Common Stock	Additional Paid-In Capital Common	ESOP	Temp. Equity ESOP Shares Subject to Put	Obligation Under Deferred Compensation	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net of Taxes	Total Stockholders’ Equity
Balance at June 30, 2006	$—	$—	$18	$6,950	—	$1,121	$317	$10,317	$(435)	$18,288
Comprehensive income:
Net income					—			857
Change in unrealized gains (losses) on Securities available-for-sale, net of taxes of $139					—			—	221	221
Comprehensive income					—			—	—	1,078
Common stock dividends ($.2025 per share)					—			(378)	—	(378)
Options exercised and related tax benefit, 70,198 shares			1	420	—				—	421
Shares surrendered in exercise of stock options 13,831 shares			—	(203)	—			—	—	(203)
Compensation under stock-based benefit plan			—	86	—			—	—	86
Transfer from temporary equity				(1,280)	—	1,280		—	—	—
Obligation under deferred compensation					—		25	—	—	25
Balance at March 31, 2007 (Unaudited)	$—	$—	$19	$5,973	—	$2,401	$342	$10,796	$(214)	$19,317

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Nine Months Ended March 31,	Nine Months Ended March 31,	Years Ended June 30,
(in thousands)	2007	2006	2006	2005	2004
	(Unaudited)
Cash flows from operating activities:
Net income	$857	$965	$1,388	$1,346	$1,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	224	236	312	271	199
Provision for losses on loans	285	40	65	225	42
Non-cash compensation under stock-based benefit plans	86	—	59	48	56
Income tax benefit from exercise of stock options	—	—	9	45	45
Amortization of core deposit intangible	39	39	51	51	14
Amortization of premiums and discounts, net	25	14	28	(5)	90
Income from bank-owned life insurance	(50)	(40)	(59)	(59)	(46)
Amortization of deferred loan origination fees, net of costs	(26)	(32)	(43)	(105)	(246)
Gain on sale of securities available for sale	—	(2)	(2)	—	(99)
Gain on sale of office building	(14)	(64)	(64)	—	—
Gain on sale of loans held for sale	—	—	—	—	(13)
Proceeds from sale of loans held for sale	—	—	—	—	1,558
Gain on sale of loans held for sale	—	—	—	—	(1,545)
(Increase)decrease in accrued interest and other assets	(275)	(5)	24	80	541
Increase (decrease) in accrued expenses and other liabilities	42	278	327	(371)	678
Net cash provided by operating activities	1,193	1,429	2,095	1,526	2,743
Cash flows from investing activities:
Net cash received in purchase of Parkville Federal Savings	—	—	—	—	3,974
Proceeds from maturing time deposit investments	600	—	—	293	195
Purchase of securities available for sale	(20)	(7)	(10)	(2,006)	(19,209)
Proceeds from sale\redemption securities available for sale	92	302	302	—	8,222
Proceeds from maturing securities available for sale and principal payments on mortgage-backed securities available for sale	2,119	3,924	7,356	6,653	9,038
Loan principal disbursements, net of repayments	(24,675)	(26,459)	(26,838)	(9,825)	(6,237)
Purchase of consumer loans	(1,333)	(2,726)	(2,726)	—	—
(Increase) decrease in investment required by law	(127)	(739)	(739)	83	(107)
Cash received in sale of premises and equipment	50	154	154	—	—
Purchase of Bank owned life insurance	—	—	—	—	(1,600)
Purchases of property and equipment	(2,404)	(598)	(992)	(241)	(422)
Net cash used in investing activities	(25,698)	(26,149)	(23,493)	(5,043)	(6,146)
Cash flows from financing activities:
Net increase (decrease) in deposits	23,366	3,841	2,603	(3,627)	4,894
Net increase (decrease) in advance payments by borrowers	(547)	(573)	6	(127)	609
Net Increase in short term debt	—	11,000	—	—	—
Proceeds from long-term borrowings	5,000	9,000	20,000	2,000	12,000
Repayments of long-term borrowings	(2,250)	(5,183)	(5,183)	(4,667)	(9,300)
Proceeds from the issuance of junior subordinated debentures	—	5,000	5,000	—	—
Cash received in exercise of stock options	217	151	121	47	89
Repurchase of common stock due to ESOP put options	—	—	(23)	(105)	—
Dividends paid	(359)	(440)	(521)	(500)	(469)
Repurchase of preferred stock	—	(67)	(65)	—	—
Net cash (used in) provided by financing activities	25,427	22,729	21,938	(6,979)	7,823
Net increase (decrease) in cash and cash equivalents	922	(1,991)	540	(10,496)	4,420
Cash and cash equivalents at beginning of year	8,188	7,648	7,648	18,144	13,724
Cash and cash equivalents at end of year	$9,110	$5,657	$8,188	$7,648	$18,144
Supplemental cash flow information:

Interest paid	$5,373	$3,597	$4,940	$3,735	$3,501
Income taxes paid	759	529	790	656	320
Non-cash equity transactions:
Conversion of preferred shares to common — 91,297 preferred into 363,878 common and 4,345 preferred into 17,348 common in the years ended June 30, 2006 and 2005, respectively.	—	2,279	2,281	109	—

See accompanying notes to consolidated financial statements.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)           Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Patapsco Bancorp, Inc. (the Company) is the holding company of The Patapsco Bank (Patapsco).  Patapsco owns 100% of Prime Business Leasing, Inc. (Prime Leasing) and Patapsco Financial Services, Inc. (Financial).  The primary business of Patapsco is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial loans and consumer loans, primarily in the Greater Baltimore Metropolitan area.  Patapsco is subject to competition from other financial and mortgage institutions in attracting and retaining deposits and in making loans.  Patapsco is subject to the regulations of certain agencies of the federal government and undergoes periodic examination by those agencies.  The primary business of Prime Leasing is the origination and servicing of commercial finance leases. The primary business of Financial is the sale of consumer investment products.

Announced Transaction

As announced on March 19, 2007, Patapsco Bancorp, Inc. executed a definitive merger agreement with Bradford Bancorp, Inc whereby the Company will be merged with and into Bradford Bancorp. The transaction is expected to be completed early in the forth calendar quarter of 2007 and is subject to the approval of the members of Bradford Bank MHC, the shareholders of Patapsco Bancorp and regulatory authorities.

In connection with the merger, Bradford Bank’s current mutual holding company, Bradford Bank MHC, which owns 100% of Bradford Bancorp’s outstanding shares, will undergo a full mutual-to-stock conversion and stock offering. Under the terms of the transaction, shareholders of Patapsco Bancorp will be entitled to receive either $23.00 in cash or 2.3 shares of Bradford Bancorp common stock (assuming a $10.00 per share initial public offering price) in exchange for each share of Patapsco Bancorp common stock.  Based upon the $23.00 per share price, the consideration is approximately 278% of tangible book value, 229% of book value and 30 times trailing twelve months earnings

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Patapsco, Prime Leasing and Financial.  All significant intercompany accounts and transactions have been eliminated in consolidation.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and income and expenses for the periods then ended.  Actual results could differ significantly from those estimates.  Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses.

Management believes that the allowance for loan losses is adequate.  While management uses and considers available information in making the required estimates, additional provisions for losses may be necessary based on changes in economic conditions, particularly in Baltimore and the State of Maryland.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review Patapsco’s allowance for loan losses.  Such agencies may require Patapsco to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Unaudited Interim Financial Data

The interim financial data is unaudited.  However, in the opinion of management, the interim data as of March 31, 2007 and for the nine months ended March 31, 2007 and 2006 includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results of the interim periods.  The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for a full year or any period.

Significant concentrations of credit risk

Most of the Company’s activities are with customers in the Greater Baltimore Metropolitan Area. Note 2 discusses the types of securities the Company invests in.  Note 3 discuses the types of lending that the Company engages in. The Company’s largest lending relationship is $2.5 million.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

The Company’s residential lending operations are focused in the State of Maryland, primarily the Baltimore Metropolitan area.  While residential lending is generally considered to involve less risk than other forms of lending, payment experience on these loans is dependent to some extent on economic and market conditions in the Company’s primary lending area.

Cash and Cash Equivalents

Cash equivalents include short-term investments, with an original maturity of 90 days or less, which consist of federal funds sold and interest bearing deposits in other financial institutions.

Securities

Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost.  As the Company does not engage in securities trading, the balance of its debt and equity securities are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity, net of tax effects. All of the Company’s securities are classified as available-for sale at March 31, 2007, June 30, 2006 and 2005.

If a decline in value of an individual security classified as held-to-maturity or available-for-sale is judged to be other than temporary, the cost basis of that security is reduced to its fair value and the amount of the write-down is included in earnings.  Fair value is determined based on bid prices published in financial newspapers or bid quotations received from securities dealers.  In estimating other-than-temporary impairment losses, management considers the length of time and extent to which fair value has been less than cost, the financial condition and near term prospects of the issuer and the intent and ability of the Company to hold the securities until the earlier of market price recovery or maturity. For purposes of computing realized gains or losses on the sales of securities, cost is determined using the specific identification method.  Premiums and discounts on securities are amortized over the term of the security using the interest method.

Investments Securities Required by Law

Investment securities required by law represent Federal Reserve Bank of Richmond and Federal Home Loan Bank of Atlanta stock, which are considered restricted as to marketability.

Loans Held For Sale

Loans held for sale are carried at the lower of aggregate cost or fair value.  Fair value is determined based on outstanding investor commitments or, in the absence of such commitments, based on current investor yield requirements.  Gains and losses on loan sales are determined using the specific identification method.

There were no loans held for sale at March 31, 2007, June 30, 2006 and 2005, respectively.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees  or costs on originated loans. Interest income is accrued on the unpaid principal balance.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Loan Fees

Loan origination fees are deferred and amortized to income over the contractual lives of the related loans using the interest method.  Certain incremental direct loan origination costs are deferred and recognized over the contractual lives of the related loans using the interest method as a reduction of the loan yield.  Deferred fees and costs are combined where applicable and the net amount is amortized.

Allowance for Loan Losses

The allowance for loan losses (“allowance”) represents an amount, that in the judgment of management, will be adequate to absorb probable losses on outstanding loans and leases that may become uncollectible.  The allowance represents an estimate made based upon two principles of accounting: (1) Statement of Financial Accounting Standards (“SFAS”) No. 5 “Accounting for Contingencies”, that requires losses to be accrued when their occurrence is probable and estimable, and (2) SFAS No. 114 “Accounting by Creditors for Impairment of a Loan”, that requires losses be accrued when it is probable that the lender will not collect all principal and interest due under the original term of the loan.  The adequacy of the allowance is determined through careful evaluation of the loan portfolio.  This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of the current economic environment that may be subject to change.  Loans and leases deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it.  The level of the allowance is adjusted through the provision for loan losses that is recorded as a current period expense.

The methodology for assessing the appropriateness of the allowance includes a specific allowance, a formula allowance and a nonspecific allowance. The specific allowance is for risk rated credits on an individual basis. The formula allowance reflects historical losses by credit category. The nonspecific allowance captures losses whose impact on the portfolio have occurred but have yet to be recognized in either the specific allowance or the formula allowance.  The factors used in determining the nonspecific allowance include trends in delinquencies, trends in volumes and terms of loans, the size of loans relative to the allowance, concentration of credits, the quality of the risk identification system and credit administration and local and national economic trends.

A loan is determined to be impaired when, based on current information and events, it is probable that Patapsco will be unable to collect all amounts due according to the contractual terms of the loan agreement.  A loan is not considered impaired during a period of insignificant delay in payment if Patapsco expects to collect all amounts due, including past-due interest.  Patapsco generally considers a period of insignificant delay in payment to include delinquency up to and including 90 days.  Impairment is measured through a comparison of the loan’s carrying amount to the present value of its expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

Large groups of smaller-balance homogeneous loans are evaluated collectively for impairment. Accordingly, the Company does not separately identify individual residential first and second mortgage loans and consumer installment loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.  Impaired loans are therefore generally comprised of commercial mortgage, real estate development, and certain restructured residential loans.  In addition, impaired loans are generally loans which management has placed in nonaccrual status since loans are placed in nonaccrual status on the earlier of the date that management determines that the collection of principal and/or interest is in doubt or the date that principal or interest is 90 days or more past-due.

Patapsco recognized interest income for impaired loans consistent with its method for nonaccrual loans.  Specifically, interest payments received are recognized as interest income or, if the ultimate collectibility of principal is in doubt, are applied to principal.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

Property and Equipment

Land is carried at cost. Property and equipment are stated at cost less accumulated depreciation computed by use of the straight-line method over the estimated useful lives of the related assets.  Additions and betterments are capitalized and costs of repairs and maintenance are expensed when incurred.  The related costs and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

Foreclosed Real Estate and Other Repossessed Assets

Foreclosed real estate and other repossessed assets are initially recorded at the estimated fair value, net of estimated selling costs, and subsequently at the lower of carrying cost or fair value less estimated costs to sell.  Costs relating to holding such property are charged against income in the current period, while costs relating to improving such real estate are capitalized until a salable condition is reached. At March 31, 2007, the Company had other repossessed assets of $5,000.  There were no foreclosed real estate or other repossessed assets at either June 30, 2006 or June 30, 2005, respectively.

Deferred Income Taxes

Deferred income taxes are recognized, with certain exceptions, for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled.  Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence, including tax planning strategies and other factors.  The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

Earnings per Share of Common Stock

Basic earnings per share amounts are based on the weighted average shares of common stock outstanding.  Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share.  No adjustments were made to net income (numerator) for all periods presented.

	(Unaudited)
	Nine Months Ended				Year Ended
	March 31, 2007		March 31, 2006		June 30, 2006		June 30, 2005
(in thousands, except per share data)	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net income	$857	$857	$965	$965	$1,388	$1,388	$1,346	$1,346
Preferred Stock Dividends	—	—	123	—	123	—	177	—
Net Income Available to Common Stock	$857	$857	$842	$965	$1,265	$1,388	$1,169	$1,346

Weighted average common shares outstanding	1,898	1,898	1,485	1,485	1,573	1,573	1,441	1,441

Diluted securities:
Convertible preferred stock	—	—	—	353	—	265	—	374
Stock options	—	42	—	82	—	81	—	108
Adjusted weighted average shares	1,898	1,940	1,485	1,920	1,573	1,919	1,441	1,923
Per share amount	$0.45	$0.44	$0.57	$0.50	$0.80	$0.72	$0.81	$0.70

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

	Year Ended June 30, 2004
(in thousands, except per share data)	Basic	Diluted
Net income	$1,469	$1,469
Preferred Stock Dividends	$184	—
Net Income Available to Common Stock	$1,285	$1,469

Weighted average common shares outstanding	1,401	1,401

Diluted securities:
Convertible preferred stock	—	393
Stock options	—	108
Adjusted weighted average shares	1,401	1,902
Per share amount	$0.92	$0.77

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (revised), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides services in exchange for the award. The Company adopted effective July 1, 2006, the new standard using the modified prospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively, and to record compensation cost prospectively on the non-vested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method.  The Company recognized a pre-tax expense of approximately $5,600 in the quarter ending September 30, 2006 for the expense related to the final scheduled vesting of all outstanding stock option awards.  No stock options have been granted since August 3, 2000.  Any additional impact of adopting the new accounting standard will be determined by share-based payments granted in future periods.

Prior to revision, Statement 123 allowed companies to account for stock-based compensation either under the new provisions of Statement 123 or under the provisions of Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, but required pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of Statement 123 had been adopted.  The Company accounted for its stock-based compensation in accordance with APB 25, through June 30, 2006.

Statement 123, “Accounting for Stock-Based Compensation”, required the Company to make certain disclosures as if the fair value method of accounting had been applied to the Company’s stock option grants made subsequent to 1994. Accordingly, no stock option based employee compensation cost is reflected in net income, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant.  The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of Statement 123.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

	Year Ended June 30,
(In thousands, except per share data)	2006	2005	2004
Net Income as reported	$1,388	$1,346	$1,469
Amounts recognized as expense in financial statements, net of related tax effects	22	30	56
Deduct: Total stock option based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(28)	(57)	(83)
Pro forma Net Income	$1,382	$1,319	$1,442

Earnings per share:
Basic — as reported	$0.80	$0.81	$0.92
Basic — pro forma	$0.80	$0.79	$0.90

Diluted — as reported	$0.72	$0.70	$0.77
Diluted — pro forma	$0.72	$0.69	$0.76

The following table presents a summary of per share data and amounts for the periods indicated.

(In thousands, except per share data)	Nine Months Ended March 31, 2006
(Unaudited)
Net Income as reported	$965
Amounts recognized as expense in financial statements, net of related tax effects	17
Deduct: Total stock option based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(22)
Pro forma Net Income	$960

Earnings per share:
Basic — as reported	$0.57
Basic — pro forma	$0.56
Diluted — as reported	$0.50
Diluted — pro forma	$0.50

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income are components of comprehensive income.

Goodwill and Intangible Assets

Effective July 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.”  SFAS No. 142 revised the accounting for purchased intangible assets and, in general, requires that goodwill no longer be amortized, but rather that it be tested for impairment on an annual basis at the reporting unit level, which is either at the same level or one level below an operating segment.  Other acquired intangible assets with finite lives, such as purchased customer accounts, are required to be amortized over their estimated lives.  Prior to July 1, 2002, substantially all of the Company’s goodwill was amortized using the straight-line method over 15 years.  Other intangible assets are amortized using the straight-line method over estimated useful lives of 10 years.  The Company periodically assesses whether events or changes in circumstances indicate that the carrying amounts of goodwill and other intangible assets may be impaired.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

In accordance with the provisions of SFAS No. 142, the Company continues to amortize other intangible assets over the estimated remaining life of each respective asset.  Amortizable intangible assets were composed of the following:

	March 31, 2007
(Dollars in Thousands)	Gross Carrying Amount	Accumulated Amortization

Amortizable intangible assets, acquisition of deposit accounts	$516	$155

Aggregate amortization expense:
For the nine months ended March 31, 2007	$39
Estimated amortization expense:
For the year ending June 30, 2007	$51
For the year ending June 30, 2008	51
For the year ending June 30, 2009	51
For the year ending June 30, 2010	51
For the year ending June 30, 2011	51

	June 30, 2006		June 30, 2005
(Dollars in Thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets, acquisition of deposit accounts	$516	$116	$516	$65

Aggregate amortization expense:
For the year ended June 30, 2006	$51		$51
Estimated amortization expense:
For the year ending June 30, 2007	$51		$51
For the year ending June 30, 2008	51		51
For the year ending June 30, 2009	51		51
For the year ending June 30, 2010	51		51
For the year ending June 30, 2011	51		51

The aggregate amortization expense for the year ended June 30, 2004 was $14,000.
Advertising Costs

The Company expenses advertising costs as they are incurred.

Segment Reporting

The Company acts as an independent community financial services provider, and offers traditional banking and related financial services to individual, business and government customers. Through its branch and automated teller machine networks, the Bank offers a full array of commercial and retail financial services, including taking of time, savings and demand deposits; the making of commercial, consumer and mortgage loans; and the providing of other financial services.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

Management does not separately allocate expenses, including the cost of funding loan demand, between the commercial, retail, and mortgage operations of the Bank.  As such, discrete financial information is not available and segment reporting would not be meaningful.

Reclassification

Certain prior year’s amounts have been reclassified to conform to the current year’s presentation.

Guarantees

The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company, generally, holds collateral and/or personal guarantees supporting these commitments. The Company had $1,474,000, $1,583,000 and $1,365,000 of standby letters of credit as of March 31, 2007, June 30, 2006 and June 30, 2005, respectively. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of March 31, 2007, June 30, 2006 and June 30, 2005 for guarantees under standby letters of credit issued is not material.

Off Balance Sheet Arrangements

With the exception of the Company’s standby letters of credit noted above and loan commitments detailed in note 3, the Company has no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, revenues or expenses, or capital resources.

New Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.”  SFAS No. 155 amends FASB Statement No. 133 and FASB Statement No. 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments.  Specifically, SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis.  SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.  Management does not believe the adoption of SFAS No. 155 will have a material impact on the Company’s consolidated financial position and results of operations.

In March 2006, the FASB issued SFAS No. 16, “Accounting for Servicing of Financial Assets — An Amendment of FASB Statement No. 140” (“SFAS 156”).  SFAS No. 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable.  The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value.  SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006.  The Company does not believe that the adoption of SFAS No. 156 will have a significant effect on its consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions.  This Interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position.  The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings.  The Company does not believe that the adoption of FIN 48 will have a significant effect on its consolidated financial statements.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity operates. This Statement does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. This Statement is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operations or cash flows.

At its September 2006 meeting, the Emerging Issues Task Force (“EITF”) reached a final consensus on Issue 06-04, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” The consensus stipulates that an agreement by an employer to share a portion of the proceeds of a life insurance policy with an employee during the postretirement period is a postretirement benefit arrangement required to be accounted for under SFAS No. 106 or Accounting Principles Board Opinion (“APB”) No. 12, “Omnibus Opinion - 1967.” The consensus concludes that the purchase of a split-dollar life insurance policy does not constitute a settlement under SFAS No. 106 and, therefore, a liability for the postretirement obligation must be recognized under SFAS No. 106 if the benefit is offered under an arrangement that constitutes a plan or under APB No. 12, if it is not part of a plan. Issue 06-04 is effective for annual or interim reporting periods beginning after December 15, 2007. The Company is currently assessing the financial statement impact of implementing EITF 06-04.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This statement permits entities to choose, at specified dates, to measure eligible items at fair value. This election is referred to as the fair value option and must generally be applied on an instrument by instrument basis; is irrevocable, unless a new election occurs; and is applied only to an entire instrument, not to only specified risks, specific cash flows, or portions of an instrument. A business entity that elects the fair value option, must report any unrealized gains and losses on the items involved, in earnings at each subsequent reporting date. The statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The effective date of SFAS No. 159 is for fiscal years beginning after November 15, 2007 unless early adoption is elected. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operations or cash flows.

(2)                                 Securities Available for Sale

Investment securities, classified as available for sale, are summarized as follows for the periods presented:

	March 31, 2007 (Unaudited)
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value
Corporate Bonds	$2,000	$—	$63	$1,937
U.S. Government agencies	5,745	—	66	5,679
Mortgage-backed securities	7,412	22	241	7,193
	$15,157	$22	$370	$14,809

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

Investment securities, classified as available for sale, are summarized as follows as of June 30:

	2006
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	value
Equity securities	$72	$6	$—	$78
Corporate bonds	2,000	—	97	1,903
U.S. Government agencies	6,749	—	190	6,559
Mortgage-backed securities	8,554	6	433	8,127
	$17,375	$12	$720	$16,667

	2005
Equity securities	$62	$6	$—	$68
Corporate Bonds	2,600	9	29	2,580
U.S. Government agencies	11,771	1	111	11,661
Mortgage-backed securities	10,645	68	222	10,491
	$25,078	$84	$362	$24,800

The equity investments have no stated maturity.  Mortgage-backed securities are allocated based on scheduled maturities. The scheduled maturities of other investments available for sale at March 31, 2007 are as follows:

	March 31, 2007 (Unaudited)
(In thousands)	Amortized Cost	Fair Value
Due in less than one year	$2,097	$2,087
Due in one to five years	3,495	3,424
Due after five through ten years	2,769	2,656
Due after ten years	6,796	6,642
	$15,157	$14,809

The equity investments have no stated maturity.  Mortgage-backed securities are allocated based on scheduled maturities.  The scheduled maturities of other investments available for sale at June 30, 2006 are as follows:

	2006
(In thousands)	Amortized Cost	Fair Value
Due in less than one year	$2,103	$2,072
Due in one to five years	4,497	4,348
Due after five through ten years	3,221	3,024
Due after ten years	7,482	7,145
	$17,303	$16,589

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table shows the Company’s investment securities gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at March 31, 2007.

	Less than 12 Months		12 Months or More		Total
(Unaudited)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$—	$—	$5,679	$66	$5,679	$66
Corporate Bonds	—	—	1,937	63	1,937	63
Mortgage-backed securities	96	1	5,772	240	5,868	241
Total Temporarily Impaired Securities	$96	$1	$13,388	$369	$13,484	$370

At March 31, 2007, the Company had 15 securities in an unrealized loss position.  Unrealized losses detailed above relate primarily to U.S. Government agency debt and mortgage-backed securities.  The decline in fair value is considered temporary and is due only to interest rate fluctuations.  The Company has the intent and ability to hold such investments until maturity or market price recovery.  None of the individual unrealized losses are significant.

The following table shows the Company’s investment securities gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2006.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$—	$—	$6,559	$190	$6,559	$190
Corporate Bonds	—	—	1,903	97	1,903	97
Mortgage-backed securities	1,976	32	5,963	401	7,939	433
Total Temporarily Impaired Securities	$1,976	$32	$14,425	$688	$16,401	$720

At June 30, 2006, the Company had 17 securities in an unrealized loss position.  Unrealized losses detailed above relate primarily to U.S. Government agency debt and mortgage-backed securities.  The decline in fair value is considered temporary and is due only to interest rate fluctuations.  The Company has the intent and ability to hold such investments until maturity or market price recovery.  None of the individual unrealized losses are significant.

The following table shows the Company’s investment securities gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2005.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
U.S. Government agencies	$5,695	$43	$5,465	$68	$11,160	$111
Corporate Bonds	489	11	1,482	18	1,971	29
Mortgage-backed securities	—	—	7,615	222	7,615	222
Total Temporarily Impaired Securities	$6,184	$54	$14,562	$308	$20,746	$362

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

At June 30, 2005, the Company had 19 securities in an unrealized loss position.  Unrealized losses detailed above relate primarily to U.S. Government agency debt and mortgage-backed securities.  The decline in fair value is considered temporary and is due only to interest rate fluctuations.  The Company has the intent and ability to hold such investments until maturity or market price recovery.  None of the individual unrealized losses are significant

(3)                                 Loans Receivable

Loans receivable are summarized as follows:

(In thousands)	March 31, 2007	June 30, 2006	June 30, 2005
	(Unaudited)
Real estate secured by first mortgage:
Residential 1-4 family	$78,242	$80,693	$74,600
Commercial	34,816	29,712	25,109
Construction, net of loans in process	20,926	13,913	5,520
	133,984	124,318	105,229

Home improvement loans	12,618	11,442	7,910
Home equity loans	4,573	4,400	5,205
Other Consumer loans	2,972	2,483	2,401
Commercial loans	49,235	34,827	28,102
Commercial leases	21,956	21,409	18,969
	225,338	198,879	167,816
Less:
Deferred loan origination fees, net of costs	240	178	99
Unearned interest consumer loans	1,223	1,245	503
Unearned interest commercial leases	6,725	6,091	5,446
Purchase accounting premium, net	(210)	(224)	(271)
Allowance for loan losses	1,036	1,000	945
Loans receivable, net	$216,324	$190,589	$161,094

A substantial portion of the Company’s loans receivable are mortgage loans secured by residential real estate properties. Loans are extended only after evaluation by management of customers’ creditworthiness and other relevant factors on a case-by-case basis. On first mortgage loans, the Company does not lend more than 95% of the appraised value of an owner occupied residential property and in instances where the Company lends more than 80% of the appraised value, private mortgage insurance is required. For investor loans on residential property (not owner occupied) the Company generally does not lend more than 80% of the appraised value. Lease financing receivables represent finance leases with no residuals on equipment used in the operation of the customer’s business. Terms are typically from 3 to 5 years.

The purchase accounting premium results from the April 2004 acquisition of Parkville Federal Savings Bank.  The purchase premium was determined by comparing the fair values of the loans purchased to their carrying values on the books of the acquired entity, before consideration of uncollectibility. Fair values were determined through the use of a discounted cash-flow analysis. The premium is being amortized against interest income using the level-yield method.

The total recorded investment in impaired loans was $506,000, $244,000, $38,000 and $486,000 at March 31, 2007, June 30, 2006, 2005 and 2004 respectively. Average recorded investment in impaired loans during the nine months ended March 31, 2007 was $345,000.  The average recorded investment in impaired loans for the years ended June 30, 2006, 2005 and 2004 was $169,000, $560,000 and $367,000 respectively.  There was an allocated allowance for losses related to those loans of $347,000, $169,000, $35,000 and $319,000 at March 31, 2007, June 30, 2006, 2005 and 2004 respectively.  The amount of interest that would have been recorded on non-accrual loans for the nine months ended March 31, 2007 and the years ended  June 30, 2006, 2005 and 2004, respectively had the loans performed in accordance with their terms was approximately $71,000, $42,000, $ 4,000 and $46,000, respectively.  The actual interest income recorded on these loans during the nine months ended March 31, 2007 and the years ended 2006, 2005 and 2004 was $16,000, $17,000 $3,000 and $47,000, respectively.  The Company is not obligated to lend any additional monies pertaining to the aforementioned impaired and non-accrual loans.  All impaired loans were on non-accrual status.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

Loans on which the accrual of interest has been discontinued amounted to $506,000 $244,000 and $38,000 at March 31, 2007, June 30, 2006 and 2005, respectively.  The Company had no loan balances past due 90 days or more accruing interest at March 31, 2007 or June 30, 2006 and 2005.

The activity in the allowance for loan losses is summarized as follows for the periods indicated:

	(Unaudited) Nine months ended March 31,		Year ended June 30,
(In thousands)	2007	2006	2006	2005	2004
Balance at beginning of year	$1,000	$945	$945	$936	$1,139
Provision for losses on loans	285	40	65	225	42
Charge-offs	(388)	(142)	(186)	(332)	(446)
Recoveries	139	108	176	116	201
Balance at end of year	$1,036	$951	$1,000	$945	$936

Commitments to extend credit are agreements to lend to customers, provided that terms and conditions of the commitment are met.  Commitments are generally funded from loan principal repayments, excess liquidity and savings deposits.  Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Substantially all of the Company’s outstanding commitments at March 31, 2007, June 30, 2006 and 2005 are for loans, which would be secured by various forms of collateral with values in excess of the commitment amounts.  The Company’s exposure to credit loss under these contracts in the event of non-performance by the other parties, assuming that the collateral proves to be of no value, is represented by the commitment amounts.

Outstanding commitments to extend credit are as follows:

	March 31, 2007
	(Unaudited)
(In thousands)	Fixed rate	Floating rate
Commercial business and lease loans	$5,059	$—
Real Estate Loans	1,615	4,492
Undisbursed lines of credit	1,708	11,097

	June 30, 2006
(In thousands)	Fixed rate	Floating rate
Commercial business and lease loans	$9,539	$100
Real Estate Loans	265	3,956
Undisbursed lines of credit	1,940	9,221

	June 30,2005
Commercial business and lease loans	$3,336	$2,595
Real Estate Loans	1,949	1,120
Undisbursed lines of credit	—	9,799

At March 31, 2007, the range of interest rates for fixed rate loan commitments was 5.75% -11.20%.  At June 30, 2006, the range of interest rates for fixed rate loan commitments was 7.00% -11.74%.  At June 30, 2005, the range of interest rates for fixed rate loan commitments was 6.50% -15.00%.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

Standby letters of credit are conditional commitments issued by Patapsco to guarantee the performance of a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  Patapsco holds collateral supporting those commitments for which collateral is deemed necessary.

As of March 31, 2007, June 30, 2006 and June 30, 2005, Patapsco had outstanding letters of credit of $1,474,000, $1,583,000 and $1,365,000, respectively.

As of March 31, 2007, 2006, June 30, 2006, 2005 and 2004, Patapsco was servicing loans for the benefit of others in the amount of $8,500,000, $5,731,000, $5,710,000, $7,067,000 and $5,672,000, respectively.  These balances represent commercial and commercial real estate participations sold.  No servicing assets or liabilities have been recognized on these transactions as the Company has determined that the benefits of servicing are just adequate to compensate the servicer for its servicing responsibilities.

At March 31, 2007, the Company’s loans outstanding to directors and executive officers totaled $70,000.

At June 30, 2006 and 2005, the Company’s loans outstanding to directors and executive officers totaled $220,000 and $31,000, respectively.  During the year ended June 30, 2006, new loans and draws on existing lines of credit totaled $220,000 and payments totaled $31,000.

(4)                                 Property and Equipment

Property and equipment are summarized as follows at the dates indicated:

(In thousands)	March 31, 2007	June 30, 2006	June 30, 2005	Estimated Useful lives
Land	$153	$188	$249	—
Building and improvements	4,311	2,100	1,446	30 - 40 years
Leasehold improvements	238	238	238	3 - 10 years
Furniture, fixtures and equipment	2,931	2,738	2,606	3 - 10 years
Total, at cost	7,633	5,264	4,539
Less accumulated depreciation	3,314	3,089	2,954
Property and equipment, net	$4,319	$2,175	$1,585

Rent expense was $211,000, $251,000, $325,000, $105,000 and $63,000 in the nine months ended March 31, 2007 and 2006 and the years ended June 30, 2006, 2005 and 2004, respectively.

At March 31, 2007, the minimal rental commitments under noncancellable operating leases are as follows:

Year Ended June 30,
2008	$182,000
2009	161,000
2010	161,000
2011	161,000
2012	161,000
$826,000

(5)           Deposits

The aggregate amount of jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $22,322,000, $19,559,000 and $13,450,000 at March 31, 2007, June 30, 2006 and June 30, 2005, respectively. Generally, deposits in excess of $100,000 are not federally insured.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

At March 31, 2007, June 30, 2006 and 2005, brokered deposits totaled $16,782,000, $2,197,000 and $0, respectively. There are currently no restrictions on the Company’s use of brokered deposits.

At June 30, 2006, the scheduled maturities of certificates of deposit are as follows:

(In thousands)
2007	$42,285
2008	15,368
2009	6,871
2010	11,510
2011	9,144
Thereafter	901
$86,079

Interest expense by deposit class is summarized as follows for the periods indicated:

(In thousands)	(Unaudited) Nine Months Ended March 31,		(Unaudited) Year ended June 30,
	2007	2006	2006	2005	2004
Now Checking	$18	$12	$16	$37	$29
Savings accounts	74	94	123	148	150
Money Market Accounts	552	292	432	300	196
Certificates of Deposit	3,294	2,088	2,915	2,333	2,149
Total	$3,938	$2,486	$3,486	$2,818	$2,524

(6)                                 Borrowings

At March 31, 2007, June 30, 2006 and 2005, the Company has an agreement under a blanket-floating lien with the Federal Home Loan Bank (FHLB) of Atlanta providing the Company a line of credit of $60.9, $57.2 and $51.1 million, respectively. Borrowings totaled $37.8 million, $35.1 million and $20.2 million at March 31, 2007, June 30, 2006 and 2005, respectively. The Company is required to maintain as collateral for its FHLB borrowings qualified mortgage loans in an amount equal to 120% of the outstanding advances. At March 31, 2007 and June 30, 2006 the Bank has a Federal Funds accommodation with the Bankers Bank of Atlanta, GA of $5.1 million.  At March 31, 2007 and June 30, 2006, all FHLB borrowings are at fixed rates.

At March 31, the scheduled maturities of borrowings are as follows:

	2007
(In thousands)	Balance	Weighted Average Rate
Under 12 months	$8,700	4.47%
12 months to 24months	4,000	4.71
24 months to 36 months	5,100	5.57
36 months to 48 months	—	—
48 months to 60 months	—	—
60 months to 120 months	20,000	4.33
	$37,800	4.57%

At June 30, the scheduled maturities of borrowings are as follows:

	2006		2005
(In thousands)	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Under 12 months	$4,250	3.11%	$3,350	4.24%
12 months to 24months	1,700	2.71	5,950	3.00
24 months to 36 months	4,000	4.71	—	—
36 months to 48 months	—	—	4,000	4.71
48 months to 60 months	5,100	5.57	—	—
60 months to 120 months	20,000	4.33	6,933	5.55
	$35,050	4.33%	$20,233	4.42%

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

The borrowings from the Federal Home Loan Bank of Atlanta with conversion or call features at March 31, 2007 and June 30, 2006, are detailed below:

Balance	Rate	Maturity	Call\Conversion feature
$ 5,100,000	5.57%	11/17/10	Callable every three months
3,000,000	3.79	07/22/15	Callable on 07/22/08 and every three months thereafter
6,000,000	4.24	11/18/15	Callable on 11/18/08 and every three months thereafter
11,000,000	4.53	04/22/13	Callable on 04/22/07 and every three months thereafter

The borrowings from the Federal Home Loan Bank of Atlanta with conversion or call features at June 30, 2005, are detailed below:

Balance	Rate	Maturity	Call\Conversion feature
$5,100,000	5.57%	11/17/10	Callable every three months
2,100,000	5.74	11/17/05	Callable every three months

(7)           Junior Subordinated Debentures

On October 31, 2005, Patapsco Statutory Trust I, a Connecticut statutory business trust and an unconsolidated wholly-owned subsidiary of the Company, issued $5 million of capital trust pass-through securities to investors. The interest rate is fixed for the first seven years at 6.465%.  Thereafter, the interest rate adjusts on a quarterly basis at the rate of the three month LIBOR plus 1.48%. Patapsco Statutory Trust I purchased $5,155,000 of junior subordinated deferrable interest debentures from Patapsco Bancorp. The debentures are the sole asset of the Trust. The terms of the junior subordinated debentures are the same as the terms of the capital securities. Patapsco Bancorp has also fully and unconditionally guaranteed the obligations of the Trust under the capital securities. The capital securities are redeemable by Patapsco Bancorp on or after October 31, 2010, at par.   The capital securities must be redeemed upon final maturity of the subordinated debentures on December 31, 2035. The funds are available to make capital contributions to the Bank and for other corporate purposes.

(8)                                 Income Taxes

The provision for income taxes is composed of the following for the periods indicated :

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

	For the Nine Months Ended		For the Year Ended
	March 31,	March 31,	June 30,
(In thousands)	2007	2006	2006	2005	2004
	(Unaudited)
Current:
Federal	$405	$484	$727	$474	$564
State	114	103	158	123	113
	519	587	885	597	677
Deferred:
Federal	(7)	(6)	(51)	133	143
State	(7)	(7)	(11)	29	32
	(14)	(13)	(62)	162	175
	$505	$574	$823	$759	$852

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

The net deferred tax assets consist of the following at the dates indicated:

	At March 31,	At June 30,
(In thousands)	2007	2006	2005
	(Unaudited)
Unrealized losses on securities available for sale	$135	$274	$107
Allowance for losses on loans	400	386	365
Deferred compensation	241	265	277
Other	11	1	—
Total deferred tax assets	787	926	749
Purchase accounting adjustment	(228)	(237)	(263)
Federal Home Loan Bank stock dividends	(164)	(164)	(164)
Depreciation	(87)	(92)	(112)
Other	—	—	(7)
Total deferred tax liabilities	(479)	(493)	(546)
Net deferred tax assets	$308	$433	$203

A reconciliation of the income tax provision and the amount computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% is as follows for the periods presented:

	(Unaudited) Nine Months Ended March 31,	(Unaudited) Nine Months Ended March 31,	Year Ended June 30,
(In thousands)	2007	2006	2006	2005	2004
Tax at statutory rate	$463	$523	$752	$716	$789
State income taxes, net of Federal income tax benefit	59	66	95	97	97
Other	(17)	(15)	(24)	(54)	(34)
Income tax provision	$505	$574	$823	$759	$852

Effective tax rates	37.07%	37.30%	37.22%	36.06%	36.71%

The Company has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts based on actual bad debt  experience.  Therefore, the provision for bad debts deducted from taxable income for Federal income tax purposes was based on the experience method.

(9)                                 Regulatory Matters

The Federal Deposit Insurance Corporation (FDIC) insures deposits of account holders up to $100,000.  Patapsco pays an annual premium to provide for this insurance.  Patapsco is also a member of the Federal Home Loan Bank System and is required to maintain an investment  in  the stock of the Federal Home Loan Bank of Atlanta (FHLBA) equal to at least 4.50% of the outstanding borrowings from the FHLBA plus the lesser of 0.20% of total assets or $25 million. The investment in the FHLBA stock is reported in the balance sheet as investment securities required by law. Purchases and sales of stock are made directly with Patapsco at par value.

Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts.  No reserves are required to be maintained on the first $8.5 million of transaction accounts, reserves equal to 3% must be maintained on the next $45.8 million of transaction accounts, and a reserve of 10% must be maintained against all remaining transaction accounts.  These reserve requirements are subject to adjustments by the Federal Reserve Board.  Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets.  At March 31, 2007, June 30, 2006 and 2005, the Bank met its reserve requirements of $562,000, $628,000 and $574,000, respectively.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

The Company, as the holding company for the Bank, has an annual cash requirement of approximately $868,000 for the payment of common stock dividends and debt service on the subordinated debentures.  The only source of internal funds for the holding company is dividends from the Bank.  The amount of dividends that can be paid to the Company from the Bank is limited by the retained earnings of the Bank in the current calendar year and the prior two calendar years.  However, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.  The full amount of dividends that the Bank may pay the Company according to the regulation is approximately $3.5 million at March 31, 2007.  However, this level of dividend would result in the Bank meeting the minimum capital requirements but not meeting the level of capital to remain well capitalized.  This level of dividend would also restrict the ability of the Bank to grow.

On February 27, 2006, The Board of Governors of the Federal Reserve System (Board) announced the approval of a final rule that expands the definition of a small bank holding company under the Board’s Small Bank Holding Company Policy Statement and the Board’s risk based and leverage capital guidelines for bank holding companies.  The Company has been informed by the Federal Reserve Bank of Richmond that it meets the expanded criteria for definition as a small bank holding company.  One result of this rule change is that the Company is now exempt from the Board’s consolidated risk-based and leverage capital adequacy guidelines for Bank Holding Companies.  The Bank’s regulatory capital guidelines remain unchanged.

Patapsco is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Patapsco must meet specific capital guidelines that involve quantitative measures of Patapsco’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  Patapsco’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, the Bank must maintain minimum capital and other requirements of regulatory authorities when declaring or paying dividends.  The Bank has complied with such capital requirements.

Quantitative measures established by regulation to ensure capital adequacy require Patapsco to maintain minimum amounts and ratios (as defined in the regulations and as set forth in the table below, as defined) of total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).  Management believes, as of March 31, 2007 and June 30, 2006 and 2005, that Patapsco meets all capital adequacy requirements to which they are subject.

As of March 31, 2007 and June 30, 2006, the most recent notification from banking regulators categorized Patapsco as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well or adequately capitalized Patapsco must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in tables below.  There are no conditions or events since that notification that management believes have changed the institution’s category.

At March 31, 2007, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory compliance at March 31, 2007.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

(Unaudited)
Total Capital (to Risk Weighted Assets)	$19,692	10.37%	$15,198	8.00%	$18,998	10.00%
Tier 1 Capital (to Risk Weighted Assets)	18,656	9.82%	7,599	4.00%	11,399	6.00%
Tier 1 Capital (to Average Assets)	18,656	7.56%	9,875	4.00%	12,344	5.00%

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

At June 30, 2006, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory compliance at June 30, 2006.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital (to Risk Weighted Assets)	$18,144	11.25%	$12,904	8.00%	$16,130	10.00%
Tier 1 Capital (to Risk Weighted Assets)	17,144	10.63%	6,452	4.00%	9,678	6.00%
Tier 1 Capital (to Average Assets)	17,144	7.66%	8,958	4.00%	11,197	5.00%

At June 30, 2005, the Bank exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank’s regulatory compliance at June 30, 2005.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital (to Risk Weighted Assets)	$16,732	12.05%	$11,113	8.00%	$13,891	10.00%
Tier 1 Capital (to Risk Weighted Assets)	15,787	11.37%	5,556	4.00%	8,335	6.00%
Tier 1 Capital (to Average Assets)	15,787	7.87%	8,021	4.00%	10,026	5.00%

The following table provides a reconciliation of total equity per the consolidated financial statements to capital amounts reflected in the above tables:

	(Unaudited) March 31, 2007	(Unaudited) June 30, 2006	(Unaudited) June 30, 2005

Consolidated Equity, including temporary equity of Patapsco Bancorp	$19,317	$18,288	$17,587
Adjustments to Regulatory Capital:
Accumulated other comprehensive loss	214	439	174
Intangible Assets	(3,316)	(3,354)	(3,406)
Deferred tax asset	(261)	(363)	(112)
Adjustment for Parent Company Equity	2,702	2,134	1,544
Tier 1 Capital of the Patapsco Bank	18,656	17,144	15,787
Allowance for loan losses	1,036	1,000	945
Total Risk Weighted capital of Bank	$19,692	$18,144	$16,732

(10)                          Stockholders’ Equity and Related Matters

In 1995, the Bank converted from a federally chartered mutual savings association to a capital stock savings bank. Simultaneously, the Bank consummated the formation of a holding company, Patapsco Bancorp, Inc., of which the Bank is a wholly-owned subsidiary.  In connection with the Conversion, the Company publicly issued 362,553 shares of its common stock.

Federal regulations required that, upon conversion from mutual to stock form of ownership, a “liquidation account” be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with Patapsco after conversion.  In the event of complete liquidation (and only in such event), each savings account holder who continues to maintain his savings account shall be entitled to receive a distribution from the liquidation account after payment to all creditors, but before any liquidation distribution with respect to capital stock. This account will be proportionately reduced for any subsequent reduction in the eligible holders’ savings accounts. At conversion the liquidation account totaled approximately $6,088,000.  In addition to the foregoing, certain bad debt reserves of approximately $2,561,000 deducted from income for federal income tax purposes and included in retained earnings of Patapsco, are not available for the payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by Patapsco, on the amount removed from the reserves for such distributions. The unrecorded deferred income tax liability on the above amount was approximately $989,000.

In November 2000, as part of the acquisition of Northfield Bancorp, the Company issued 109,235 shares of Series A Noncumulative, Convertible Perpetual Preferred Stock.  Each share of the preferred stock earned dividends at the rate of 7.5% of the liquidation preference of $25.00 per share, payable when declared by the Board of Directors. If Patapsco Bancorp failed to pay dividends to holders of Patapsco Bancorp Preferred stock for a given quarter, then during that quarter, no dividends could be paid on Patapsco Bancorp Common Stock.

The holders had the right to convert the preferred shares into common shares of Patapsco Bancorp, Inc. at any time.  The Company could redeem the shares on or after November 2005.  When issued, the preferred stock was convertible into common stock at a one to one basis. Due to three 10% stock dividends and a three for one stock split in the form of a 200% stock dividend paid to common shareholders since the issuance of the preferred shares, the conversion ratio changed to 1 to 3.993. One share of preferred stock was convertible into 3.993 shares of common stock.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

On January 19, 2006, the Company issued a press release announcing that the Board of Directors had voted to call for redemption of all outstanding shares of Series A Non-cumulative, Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), that have not been converted into common stock at the election of the holders and remained outstanding on or prior to the close of business on March 31, 2006 (the “Redemption Date”).  All shares of Series A Preferred Stock not converted into shares of Patapsco Bancorp, Inc. common stock prior to the close of business on the Redemption Date were automatically redeemed at the face value of $25 per share.

Shareholders elected to convert a total of 82,435 of the 85,051 outstanding preferred shares into Company common stock.  The remaining 2,616 shares were redeemed at $25 per share for a total of $65,000.  As a result, the Company’s common stock outstanding increased by 329,164 shares and shareholders’ equity decreased by $65,000.

(11)                          Benefit Plans

Employee Stock Ownership Plan

Patapsco has established an Employee Stock Ownership Plan (ESOP) for its employees.  On April 1, 1996 the ESOP acquired 113,891 shares of the Company’s common stock in connection with Patapsco’s conversion to a capital stock form of organization.  The ESOP purchased an additional 28,721 shares as a result of the return of capital distribution paid by the Company in June 1997.  The ESOP holds the common stock in a trust for allocation among participating employees.

All ESOP shares contain a “Put Option” which requires the Company to repurchase the share at the then fair market value subject to the availability of retained earnings.  The “Put Option” may be exercised within 60 days of distribution of the shares and then again within 60 days after the fair market value determination date of the next plan year.  The current fair market value of 103,278 shares that have been allocated contain a “Put Option” of $2.4 million. This amount is included in temporary equity in accordance with SEC Accounting Series Release No. 268.

For the nine months ended March 31, 2007 and 2006 and the years ended June 30, 2006, 2005 and 2004 compensation expense recognized related to the ESOP and Patapsco’s contribution to the ESOP was $0, $0, $0, $0, and $56,000, respectively.  The ESOP shares have been fully allocated and the Company’s request to terminate the plan has been approved by the Internal Revenue Service.

2004 Stock Incentive Plan

In October 2004, the shareholders’ of the Company approved the 2004 Stock Incentive Plan.  Under this plan, 90,000 shares of common stock are available for issuance under a variety of awards.  An additional 40,146 shares were made available for issuance to settle past deferred compensation obligations.  This new plan replaced the Director’s retirement plan that became effective in September 1995.  At the time of adoption, the directors had the option to reallocate their deferred compensation assets.

As of March 31, 2007, there were 53,722 deferred shares under this plan of which 12,906 are issued and outstanding.  As of June 30, 2006, there were 51,525 deferred shares under this plan of which 12,906 are issued and outstanding.  These deferred shares are allocated in lieu of cash compensation to Directors of the Company.  These shares are included in shares outstanding for the purposes of computing earnings per share.

Compensation expense recognized in connection with these plans during the nine months ended March 31, 2007 and the years ended June 30, 2006 , 2005 and 2004 was $55,000, $17,400, $80,700 and $26,000 respectively.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

Stock Options

The Company’s 1996 Stock Options and Incentive Plan (Plan) was approved by the stockholders at the 1996 annual meeting.  The Plan provides for the granting of options to acquire common stock to directors and key employees.  Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant.  In October 1996 the Company granted options to purchase 137,862 shares at $4.60 per share.

The Company’s 2000 Stock Option and Incentive Plan was approved by the stockholders at the 2000 annual meeting.  The Plan provides for the granting of options to acquire common stock to directors and key employees.  Option prices are equal or greater than the estimated fair market value of the common stock at the date of the grant.

The Plan provides for one-fifth of the options granted to be exercisable on each of the first five anniversaries of the date of grant. Under this plan, in August 2001 the Company granted options to purchase 99,975 shares at $6.29 per share.

The following table summarizes the status of and changes in the Company’s stock option plans during the years ended  June 30, 2004, 2005, 2006, and the nine months ended March 31, 2007.

		Weighted Average		Weighted Average	Aggregate
	Outstanding	Exercise	Options	Exercise	Intrinsic
	Options	Price	Exercisable	Price	Value(000s)
Outstanding, June 30, 2003	218,540	$5.37	135,769	$5.38
Granted	—	—	—	—	—
Exercised	(19,421)	4.60	—	—	—
Cancelled	(1,221)	7.06	—	—	—
Outstanding, June 30, 2004	197,898	$5.40	140,116	$5.40	—
Granted	—	—	—	—	—
Exercised	(22,635)	4.60	—	—	—
Cancelled	—	—	—	—	—
Outstanding, June 30, 2005	175,263	5.40	139,723	5.51
Granted	—	—	—	—	—
Exercised	(36,353)	5.07	—	—	—
Cancelled	(415)	6.29	—	—	—
Outstanding, June 30, 2006	138,495	5.62	122,877	5.62	—
Granted	—	—	—	—	—
Exercised	(70,198)	5.23			$1,264
Cancelled	—	—	—	—	—
Outstanding, March 31, 2007	68,297	$6.02	68,297	$6.02	$1,177

The following table summarizes information about stock options outstanding at March 31, 2007.

Exercise Price	Number Outstanding	Remaining Contractual Life	Number Exercisable
$4.86	12,827	3.13 years	12,827
6.29	55,470	4.41 years	55,470
	68,297	4.17 years	68,297

The following table summarizes information about stock options at June 30, 2006.

Exercise Price	Number Outstanding	Remaining Contractual Life	Number Exercisable
$4.60	40,384	0.30 years	40,384
4.86	16,981	3.89 years	16,981
6.29	81,130	5.17 years	65,512
	138,495	3.59 years	122,877

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

A summary of the status of the Company’s non-vested shares as of March 31, 2007 is presented below:

(Unaudited)	Common Shares	Weighted Average Grant-Date Fair Value
Non-Vested as of July 31, 2006	—	$—
Awards Granted, November 2006	14,453	$13.71
Vested	—	$—
Forfeited	—	$—
Non-vested at March 31, 2007	14,453	$13.71

As of March 31, 2007 there was $169,000 of total unrecognized compensation costs related to non-vested share-based compensation.  The cost is expected to be recognized over a weighted average period of 30 months.  At grant date, vesting of the shares was “cliff” vesting at the end of either a two or three year period.  Compensation expense totaling $29,000 has been recognized in the nine month period ended March 31, 2007 as a result of these awards.

401(K) Retirement Savings Plan

The Company has a 401(k) Retirement Savings Plan.  Employees may contribute a percentage of their salary subject to limitations established by the Internal Revenue Service. The Company is obligated to contribute 3% of each employee’s salary, whether or not the employee contributes their own money.  All employees who have completed six months of service with the Company and are 21 years old are eligible to participate. The Company’s contribution to this plan was $72,000, 49,000, $73,000, $67,000 and $55,000  for the nine months ended March 31, 2007 and  2006 and the  years ended June 30, 2006, 2005 and 2004 respectively.   Additionally, since the ESOP is fully allocated, the Compensation Committee of the Board of Directors has approved a discretionary profit sharing component to the 401K plan.  The accrual for this component of the plan for the nine months ended March 31, 2007  and 2006 and the years ended June 30, 2006, 2005 and 2004 was $86,000, $93,000, $108,000, $31,000 and $0, respectively.

(12)                          Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107) requires the Company to disclose estimated fair values for certain on- and off-balance sheet financial instruments.  Fair value estimates, methods, and assumptions are set forth below for the Company’s financial instruments as of March 31, 2007, June 30, 2006 and 2005.

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument.  Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect estimates.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

The carrying amount and estimated fair value of financial instruments is summarized as follows at March 31, 2007:

	March 31, 2007 (Unaudited)
	Carrying
(In thousands)	amount	Fair value
Assets:
Cash and interest-bearing deposits	$4,913	$4,913
Federal funds sold	4,197	4,197
Investment securities available for sale	14,809	14,809
Loans receivable, net	216,324	215,354
Investment securities required by law	2,543	2,543
Accrued interest receivable	1,099	1,099
Liabilities:
Deposits	190,178	189,643
Advance payments by borrowers for taxes, insurance and ground rents	858	858
Long-term debt	42,800	42,200
Accrued interest payable	418	418
Off balance sheet instruments:
Commitments to extend credit	—	—

The carrying amount and estimated fair value of financial instruments is summarized as follows at June 30:

	2006		2005
	Carrying		Carrying
(In thousands)	amount	Fair value	amount	Fair value
Assets:
Cash and interest-bearing deposits	$5,807	$5,807	$6,240	$6,240
Federal funds sold	2,381	2,381	1,408	1,408
Time deposits at other financial institutions	605	605	619	605
Investment securities available for sale	16,667	16,667	24,800	24,800
Loans receivable, net	190,589	186,882	161,094	163,414
Investment securities required by law	2,416	2,416	1,677	1,677
Accrued interest receivable	929	929	792	792
Liabilities:
Deposits	166,833	159,977	164,320	164,016
Advance payments by borrowers for taxes, insurance and ground rents	1,405	1,405	1,399	1,399
Long-term debt	40,050	39,044	20,233	20,670
Accrued interest payable	334	334	321	321
Off balance sheet instruments:
Commitments to extend credit	—	—	—	—

Cash and Due from Banks, Interest Bearings Deposits with Banks and Federal Funds Sold

The statement of financial condition carrying amounts for cash and due from banks, interest bearing deposits with banks and federal funds sold approximate the estimated fair values of such assets.

Time deposits at other financial institutions

The fair value of these time deposits was calculated by discounting the scheduled cash flows at current market rates.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

Securities

The fair value of securities is based on quoted market values.

Loans Receivable

The fair value of loans was calculated by discounting anticipated cash flows based on weighted average contractual maturity, weighted average coupon and current loan origination rates.

Accrued Interest Receivable

The carrying amount of accrued interest receivable approximates its fair value.

Securities required by Law

The carrying amount of securities required by law approximates its fair value.

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing deposits, interest bearing NOW accounts and statement savings accounts, is equal to the carrying amounts.  The fair value of certificates of deposit was based on the discounted value of contractual cash flows.  The discount rate for certificates of deposit was estimated using the rate currently offered for deposits of similar remaining maturities.

Long-Term Debt

The fair value of long-term debt was based on the discounted value of contractual cash flows, using rates currently available.

Accrued Interest Payable

The carrying amount of accrued interest payable approximates its fair value.

Advance Payments by Borrowers for Taxes, Insurance and Ground Rents

The carrying amount of advance payments by borrowers for taxes, insurance and ground rents approximates its fair value.

Off-Balance Sheet Financial Instruments and Standby Letters of Credit

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business, including mortgage loan commitments, undisbursed lines of credit on commercial business loans and standby letters of credit. These instruments involve, to various degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.  The fair values of such commitments are immaterial.

The disclosure of fair value amounts does not include the fair values of any intangibles, including core deposit intangibles.  Core deposit intangibles represent the value attributable to total deposits based on an expected duration of customer relationships.

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

(13)         Condensed Financial Information (Parent Company Only)

Summarized financial information for the Company is as follows as of and for the periods indicated:

(In thousands)	At March 31,	At June 30,
Statements of Financial Condition	2007	2006	2005
	(Unaudited)
Cash	$2,377	$2,834	$412
Investment securities	—	78	68
Equity in net assets of the bank	22,019	20,422	19,131
Other assets	266	271	103
Total Assets	$24,662	$23,605	$19,714

Accrued expenses and other liabilities	$345	$317	$294
Long-term debt	—	—	1,833
Subordinated Debentures	5,000	5,000	—
Stockholders’ equity	19,317	18,288	17,587
Total Liabilities & Stockholders Equity	$24,662	$23,605	$19,714

	Nine Months Ended March 31,		Year Ended June 30,
Statements of Income	2007	2006	2006	2005	2004
	(Unaudited)
Total Revenue	$3	$8	$10	$13	$7
Interest Expense	243	172	252	93	17
Non-interest Income	2	—	1	—	—
Non-interest Expense	9	1	(2)	28	34
Loss before equity in net income of subsidiary and income taxes	(247)	(165)	(239)	(108)	(44)
Net income of subsidiary	1,018	1,063	1,527	1,417	1,496
Income before income tax provision	771	898	1,288	1,309	1,452
Income tax provision (benefit)	(86)	(67)	(100)	(37)	(17)
Net income	$857	$965	$1,388	$1,346	$1,469

PATAPSCO BANCORP, INC. SUBSIDIARIES
Notes to Consolidated Financial Statements

	(Unaudited)
	Nine Months ended March 31,			Year ended June 30,
(In thousands) Statements of Cash Flows	2007	2006	2006	2005	2004
Operating activities:
Net income	$857	$965	$1,388	$1,346	$1,469
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiary	(1,018)	(1,063)	(1,527)	(1,417)	(1,496)
Increase in other assets	(19)	(176)	(189)	—	563
Increase(decrease) in accrued expenses and otherliabilities	87	218	81	(19)	61
Net cash (used in) provided by operating activities	(93)	(56)	(247)	(90)	597
Investing activities:
Purchase of investment securities	(14)	(8)	(10)	(7)	(14)
Sale of equity securities	92	—	—	—	—
Investment in subsidiary	(300)	—	—	—	(1,795)
Dividends received from subsidiary	—	—	—	200	-
Payment on notes receivable	—	—	—	—	56
Net cash (used in) provided by investing activities	(222)	(8)	(10)	193	(1,753)
Financing activities:
Net increase (decrease) in borrowings	—	3,167	3,167	(167)	2,000
Options exercised	217	62	121	47	134
Repurchase of common stock pursuant to ESOP put option	—	—	(23)	(105)	—
Redemption of preferred stock	—	(67)	(65)	—	—
Cash dividend paid	(359)	(429)	(521)	(500)	(469)
Net cash provided by (used in) financing activities	(142)	2,733	2,679	(725)	1,665

(Decrease) increase in cash and cash equivalents	(457)	2,669	2,422	(622)	509
Cash and cash equivalents, beginning of year	2,834	412	412	1,034	525
Cash and cash equivalents, end of year	$2,377	$3,081	$2,834	$412	$1,034

Independent Auditor’s Report

To the Stockholders and Board of Directors
Valley Bancorp, Inc.
Hunt Valley, Maryland

We have audited the accompanying consolidated statements of financial condition of Valley Bancorp, Inc. and subsidiary as of September 30, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Valley Bancorp, Inc. and subsidiary as of September 30, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Baltimore, Maryland
November 8, 2006

VALLEY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2006	2005
	(Dollars in Thousands)
Assets
Cash and due from banks	$863	$436
Interest bearing deposits in other banks	547	327
Federal funds sold	258	736

Cash and Cash Equivalents	1,668	1,499

Investments held to maturity	4,440	4,440
Mortgage-backed securities, held to maturity	2,507	2,932
Loans held for sale	—	272
Loans receivable, net of allowance for loan losses 2006 $262; 2005 $259	38,031	34,690
Accrued interest receivable	414	334
Federal Home Loan Bank of Atlanta stock, at cost	480	402
Premises and equipment, net	134	167
Investment in ground rents	2,167	2,224
Other assets	215	112
Total Assets	$50,056	$47,072
Liabilities and Stockholders’ Equity
Liabilities
Non-interest bearing deposits	$535	$540
Interest bearing deposits	36,830	34,217

Total Deposits	37,365	34,757

Advances from FHLB of Atlanta	7,000	7,000
Advance payments by borrowers for taxes and insurance	55	55
Other liabilities	315	262
Total Liabilities	44,735	42,074
Stockholders’ Equity
Serial preferred stock, $0.01 par value; authorized 1,000,000 shares; issued none	—	—
Common stock, $0.01 par value; authorized 2,000,000 shares; issued 130,135 shares; outstanding shares 126,057	1	1
Paid-in capital	1,156	1,156
Retained earnings	4,246	3,923
Treasury stock, at cost, shares 4,078	(82)	(82)
Total Stockholders’ Equity	5,321	4,998
Total Liabilities and Stockholders’ Equity	$50,056	$47,072

See notes to consolidated financial statements.

VALLEY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended September 30,
	2006	2005
	(In Thousands, Except Per Share Amounts)
INTEREST INCOME
Loans receivable	$3,101	$2,229
Investment securities held to maturity	252	252
Mortgage-backed securities	138	165
Other	333	310

Total Interest Income	3,824	2,956

INTEREST EXPENSE
Deposits	1,376	1,002
Borrowings	392	324

Total Interest Expense	1,768	1,326

Net Interest Income	2,056	1,630

PROVISION FOR LOSSES ON LOANS	—	—

Net Interest Income after Provision for Losses on Loans	2,056	1,630

NON-INTEREST INCOME
Gain on sale of loans	11	21
Gain on ground rent redemption	43	51
Merger fee	32	33
Other income	55	65

Total Non-Interest Income	141	170

NON-INTEREST EXPENSE
Employee compensation and benefits	812	799
Occupancy	192	168
Professional fees	115	67
Data processing	117	125
Furniture, fixture, and equipment	110	96
Other	173	182

Total Non-Interest Expense	1,519	1,437

Income before Income Taxes	678	363

INCOME TAX EXPENSE	261	143

Net Income	$417	$220

BASIC EARNINGS PER SHARE	$3.31	$1.75

DILUTED EARNINGS PER SHARE	$3.09	$1.72

See notes to consolidated financial statements.

VALLEY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended September 30, 2006 and 2005

	Serial Preferred Stock	Common Stock	Paid-In Capital	Retained Earnings	Treasury Stock	Total
BALANCE – OCTOBER 1, 2004	$—	$1	$1,156	$3,797	($86)	$4,868

Net income	—	—	—	220	—	220
Exercise of stock options	—	—	—	—	4	4
Cash dividends declared ($0.50 per share)	—	—	—	(94)	—	(94)

BALANCE – SEPTEMBER 30, 2005	—	1	1,156	3,923	(82)	4,998

Net income	—	—	—	417		417
Cash dividends declared ($0.50 per share)	—	—	—	(94)	—	(94)

BALANCE – SEPTEMBER 30, 2006	$—	$1	$1,156	$4,246	$(82)	$5,321

See notes to consolidated financial statements.

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2006	2005
	(In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$417	$220
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of premiums and discounts	(3)	(3)
Loans originated for sale	(667)	(1,992)
Proceeds from the sale of loans held for sale	950	1,852
Gain on sale of loans	(11)	(21)
Net amortization of deferred loan fees	(232)	(143)
Gain on ground rent redemption	(43)	(51)
Depreciation	73	60
(Increase) decrease in other assets	(184)	3
Increase in other liabilities	51	76

Net Cash Provided by Operating Activities	351	1

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities and calls of investments held to maturity	—	1,000
Purchase of investment securities held to maturity	—	(2,047)
Principal repayments on mortgage-backed securities	428	673
Net increase in loans	(3,109)	(4,729)
Proceeds from redemption of ground rents	103	123
Purchase of premises and equipment	(40)	—
Change in Federal Home Loan Bank of Atlanta stock	(78)	(102)

Net Cash Used in Investing Activities	(2,696)	(5,082)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	2,608	1,517
Net decrease in advances by borrowers for taxes and insurance	—	(21)
Net change in short-term advances from FHLB of Atlanta	1,000	500
Proceeds from long-term advances from FHLB of Atlanta	—	1,000
Repayment of long-term advances from FHLB of Atlanta	(1,000)	—
Dividends paid on common stock	(94)	(94)
Proceeds from exercise of stock options	—	4
Net Cash Provided by Financing Activities	2,514	2,906
Net Increase (Decrease) in Cash and Cash Equivalents	169	(2,175)
CASH AND CASH EQUIVALENTS – BEGINNING	1,499	3,674
CASH AND CASH EQUIVALENTS – ENDING	$1,668	$1,499
SUPPLEMENTARY CASH FLOWS INFORMATION
Interest paid	$1,766	$1,317
Income taxes paid	$313	$75

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation and Nature of Operations

The consolidated financial statements include the accounts of Valley Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Valley Bank of Maryland (the “Bank”).

The Bank’s primary business activity is the acceptance of deposits from the general public and the use of the proceeds for investments and loan originations.  The Bank is subject to competition from other financial institutions.  The area served by the Bank is principally the Central Maryland region.  The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

Basis of Financial Statement Presentation and Use of Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the period.  Actual results could differ significantly from those estimates.  Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the evaluation of other than temporary impairment of securities.

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within the Baltimore Metropolitan Area.  The Bank does not have any significant concentrations to any one industry or customer.

Investment and Mortgage-Backed Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.  Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity.  These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by the interest method over the terms of the securities.

Federal law requires a member institution of the Federal Home Loan Bank (FHLB) to hold stock of its district FHLB according to a predetermined formula.  This restricted stock is carried at cost.

Declines in the fair value of securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers the length of time and extent to which fair value has been less than cost and the financial condition and near-term prospects of the issuer and the intent and ability of the Company to hold the securities until the earlier of market price recovery or maturity.  Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Loans Receivable, Net

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans.  The Bank is generally amortizing these amounts over the contractual life of the loan using the interest method.

The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing.  Past due status is based on the contractual terms of the loan.  A loan may remain on accrual status, if it is in the process of collection and is either guaranteed or well secured.  When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses.  Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal.  Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

The Bank services loans for others and pays the participant its share of the Bank’s collections, net of a stipulated servicing fee.  Loan servicing fees are credited to income when earned and servicing costs are charged to expense as incurred.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value, determined in the aggregate.  The amount by which cost exceeds fair value, if any, is accounted for as a valuation allowance and is charged to expense in the period of the change.  In computing cost, deferred loan origination fees are deducted from the principal balances of the related loans.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged to income.  Loans deemed to be uncollectible are charged against the allowance for loan losses when management believes the uncollectibility of the loan balance is confirmed, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated.  Management’s periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors.  This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses (Continued)

The allowance consists of specific, general and unallocated components.  The specific component relates to loans that are classified as either doubtful, substandard or special mention.  For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan by loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are subject to a restructuring agreement.

Investment in Ground Rents

Investment in ground rents are recorded at acquisition cost.

Premises and Equipment

Leasehold improvements and equipment are carried at cost less accumulated depreciation computed by the use of the straight-line method over the estimated useful lives of the assets. Additions and improvements are capitalized, and charges for repairs and maintenance are expensed when incurred.  The related cost and accumulated depreciation are eliminated from the accounts when an asset is sold or retired and the resultant gain or loss is credited or charged to income.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Stock-Based Employee Compensation

Stock options to date have been accounted for under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25).  Stock options were granted at exercise prices not less than the fair value of the common stock on the date of the grant.  Under APB 25, no compensation expense was recognized related to these plans.  There were no options granted or vested during the years ended September 30, 2006 or 2005.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R), “Share-Based Payment.” Statement No. 123(R) revised Statement No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance.  Statement No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions).  The Company will adopt the new standard on October 1, 2006, using a modified prospective method.  Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards.  The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued.  The impact of the adoption of Statement No. 123(R) on future financial position and results of operations will be determined by share-based payments granted in future periods and the assumptions on which the value of those share-based payments are based.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit.  Such financial instruments are recorded in the statement of financial condition when they are funded.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising costs totaled approximately $19,000 and $35,000 for the years ended September 30, 2006 and 2005, respectively.

Deferred Income Taxes

Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basic and Diluted Earnings Per Share (EPS)

Basic earnings per share amounts are based on the weighted average shares of common stock outstanding.  Diluted earnings per share assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants, and convertible securities, unless the effect is to reduce a loss or increase earnings per share.

	Years Ended September 30,
	2006		2005
	Basic	Diluted	Basic	Diluted
	(In Thousands, Except Per Share Data)
Net Income	$417	$417	$220	$220

Weighted average common shares outstanding	126	126	126	126

Diluted securities: stock options	N/A	8	N/A	2
restricted stock	N/A	1	N/A	1

Adjusted weighted average shares	126	135	126	129

Earnings per share	$3.31	$3.09	$1.75	$1.72

Statement of Cash Flows

Cash and cash equivalents in the statement of cash flows include cash and due from banks, federal funds sold, and interest bearing deposits in other banks with an original maturity of ninety days or less.

Reclassifications

Certain prior year’s amounts have been reclassified to conform to the current year’s presentation.  Such reclassifications had no effect on net income.

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and fair value of investment securities are as follows as of September 30:

	September 30, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
HELD TO MATURITY SECURITIES:
Corporate securities	$400	$10	$6	$404
U.S. Government and agency obligations	4,040	—	83	3,957
Mortgage-backed securities	2,507	8	52	2,463
	$6,947	$18	$141	$6,824

	September 30, 2005
Corporate securities	$400	$20	$—	$420
U.S. Government and agency obligations	4,040	—	40	4,000
Mortgage-backed securities	2,932	14	28	2,918
	$7,372	$34	$68	$7,338

Investment securities mature as follows at September 30, 2006:

	Amortized Cost	Fair Value
	(In Thousands)
Due after five years through ten years	$1,745	$1,707
Due after ten years	2,695	2,654
Mortgage-backed securities	2,507	2,463
	$6,947	$6,824

No gains or losses were realized during the years ended September 30, 2006 and 2005.

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

Below is a schedule of securities with unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2006 and 2005.

	September 30, 2006
	Continuous Unrealized Losses for More than Twelve Months		Continuous Unrealized Losses for Less than Twelve Months
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(In Thousands)

Corporate securities (1 security)	$—	$—	$144	$(6)
U.S. Government and federal agencies securities held to maturity (12 securities)	3,957	(83)	—	—
Mortgage-backed securities held to maturity (6 securities)	1,489	(46)	649	(6)
	$5,446	$(129)	$793	$(12)

	September 30, 2005
U.S. Government and federal agencies securities held to maturity (12 securities)	$—	$—	$4,000	$(40)
Mortgage-backed securities held to maturity (5 securities)	370	(11)	1,371	(17)
	$370	$(11)	$5,371	$(57)

The unrealized losses detailed above relate to a corporate security, U.S. Government and agency obligations and mortgage-backed securities.  The declines in fair value are considered temporary and are due to interest rate fluctuations.  The Company has the ability and intent to hold these investments until maturity or market price recovery.  No credit risk issues have been identified that cause management to believe the declines in fair value are other than temporary.

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE

Loans receivable at September 30, 2006 and 2005 are summarized as follows:

	2006	2005
	(In Thousands)
Residential real estate	$9,665	$9,442
Landlord-investor mortgages on residential family dwellings	3,947	3,450
Nonresidential real estate	4,497	5,101
Construction	16,496	14,512
Land acquisition and development	4,768	2,080
Commercial	2,677	3,085
Loans secured by savings accounts	26	44
Lines of credit	3,492	4,741
	45,568	42,455
Undisbursed portion of loans in process	(7,113)	(7,345)
Deferred loan origination fees	(162)	(161)
Allowance for losses on loans	(262)	(259)
	$38,031	$34,690

At September 30, 2006 and 2005, the Company was servicing mortgage loans for others totaling approximately $4.1 million and $4.2 million, respectively.  The Company does not have a related servicing asset because such loans were not originated by the Company nor did the Company purchase the servicing rights.

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank’s lending area.  Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of borrowers or guarantors.  Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

Substantially all of the Bank’s loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland.  Loans are extended only after evaluation by management of customers’ creditworthiness and other relevant factors on a case-by-case basis.  The Bank generally does not lend more than 80% of the appraised value of a property.  In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for multifamily residential, commercial and construction loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

Activity in the allowance for losses on loans is summarized as follows (in thousands):

Balance at October 1, 2004 and September 30, 2005	$259

Recoveries	3
Balance at September 30, 2006	$262

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS RECEIVABLE (CONTINUED)

The Bank did not have any impaired loans, non-accrual loans, or loans over 90 days past due as defined by SFAS No. 114, “Accounting by Creditors for Impairment of a Loan”, at September 30, 2006 and 2005.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers.  These financial instruments consist of loan commitments, unused lines of credit, and letters of credit and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial position.  The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

The Bank’s exposure to credit loss from non-performance by the other party to the above-mentioned financial instruments is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	Contract Amount at September 30,
Financial Instruments Whose ContractAmount Represents Credit Risk	2006	2005
	(In Thousands)
Loan commitments	$1,360	$2,405
Letters of credit	621	690
Lines of credit	3,433	2,891
	$5,414	$5,986

The Bank had commitments for variable rate construction and residential loans of $1,360,000 with rates from prime plus 3/4% to prime plus 2% at September 30, 2006.  The Bank had a commitment to sell $300,000 of these loans to a participant at September 30, 2006.

The Bank had commitments for variable rate construction and residential loans of $2,405,000 with rates from prime plus 1% to prime plus 1.5% at September 30, 2005.  The Bank had a commitment to sell $825,000 of these loans to a participant at September 30, 2005.

The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers.

Valley Bancorp, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 3 - LOANS RECEIVABLE (CONTINUED)

In the normal course of business, the Bank is a party to various financial transactions that are not funded as of the balance sheet date.  Off-balance sheet financial instruments, which enable bank customers to meet their financing needs, are comprised mainly of commitments to extend credit and standby letters of credit.  Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  The credit and market risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments.  To manage these risks the Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments and requires collateral to support these letters of credit as deemed necessary.  Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees.  The current amount of the liability as of September 30, 2006 and 2005, for guarantees under standby letters of credit issued is not material.  Normally, commitments to extend credit and letters of credit have fixed expiration dates or termination clauses, have specific rates and are for specific purposes.  Many of these commitments are expected to expire without being extended; therefore, total commitment amounts do not necessarily represent future cash requirements.

NOTE 4 - INVESTMENT IN FEDERAL HOME LOAN BANK OF ATLANTA STOCK

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”).  On December 17, 2004, the FHLB adopted a new capital plan under which member institutions are required to maintain capital stock based on two components.  The first component is a stock requirement that is equal to 0.20% of the member’s total assets as of the preceding year-end.  The second component is a stock requirement that is equal to 4.50% of the member’s outstanding advances.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment at September 30, 2006 and 2005 are summarized by major classification as follows:

	2006	2005	Useful Life in Years
	(In Thousands)
Leasehold improvements	$97	$95	10
Furniture, fixtures, and equipment	546	508	5 - 10
	643	603
Accumulated depreciation and amortization	(509)	(436)
	$134	$167

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - PREMISES AND EQUIPMENT (CONTINUED)

The Company has entered into two operating leases for the premises of the Bank’s branch and its administrative offices.  Each of these lease agreements contains an option to extend the term for one successive five year period.  Rental expense under these leases for the years ended September 30, 2006 and 2005 was $141,000 and $139,000, respectively.  At September 30, 2006, the minimum rental commitments under noncancellable leases are as follows (in thousands):

Year Ended September 30:
2007	$148
2008	151
2009	20
$319

NOTE 6 - DEPOSITS

Deposits at September 30, 2006 and 2005 are summarized as follows:

	2006		2005
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Non-interest bearing deposits	$535	1.43%	$540	1.55%
NOW and money fund accounts	3,534	9.46	5,632	16.20
Passbook savings	1,129	3.02	1,358	3.91
	5,198	13.91	7,530	21.66
Certificates of deposit	21,652	57.95	17,072	49.12
$100,000 minimum accounts	10,515	28.14	10,155	29.22
	32,167	86.09	27,227	78.34
	$37,365	100.00%	$34,757	100.00%

At September 30, 2006, scheduled maturities of certificates of deposit are as follows (in thousands):

One year or less	$19,815
More than one year through two years	6,511
More than two years through three years	1,121
More than three years through four years	3,090
More than four years through five years	1,630
$32,167

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - BORROWINGS

The Bank has an available line of credit with the Federal Home Loan Bank of Atlanta equal to 20% of total assets.  The credit availability is $10,060,000 at September 30, 2006.

The Bank’s fixed rate borrowings consist of the following:

	Years Ended September 30,
	2006	2005
	(In Thousands)
5.46% Federal Home Loan Bank advance due 4/7/08	$1,500	$1,500
5.51% Federal Home Loan Bank advance due 6/23/08	1,000	1,000
5.79% Federal Home Loan Bank advance due 2/8/10	1,500	1,500
4.53% Federal Home Loan Bank advance due 4/22/13	1,000	1,000
5.74% Federal Home Loan Bank advance paid 11/17/05	—	1,000
	$5,000	$6,000

The Bank also has short-term borrowings outstanding of $2,000,000 as of September 30, 2006 and $1,000,000 as of September 30, 2005.

The Bank’s stock in the Federal Home Loan Bank of Atlanta is pledged as security for the advances and under a blanket floating lien security agreement with the Federal Home Loan Bank of Atlanta, the Bank is required to maintain as collateral for its advances, qualified home mortgage loans in an amount equal to 175% of the advances.

At September 30, 2006 and 2005, securities with a carrying amount of $884,000 and $1,052,000 and a fair value of $885,000 and $1,049,000, respectively, were pledged as collateral.

NOTE 8 - COMMON STOCK AND STOCK OPTIONS

The Company has a stock option plan (the “Plan”) whereby 13,013 shares of common stock had been reserved for issuance under the Plan and have since been granted.  Options granted under the Plan may be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or Non-Qualified Stock Options. Options vest in four annual installments and are granted at the market price of the common stock on the date of grant.  The options must be exercised within ten years from the date of grant.  At September 30, 2006, there are 850 options outstanding with an exercise price of $20 and a weighted average life of 6 years and 10,659 options outstanding with an exercise price of $16.25 and a weighted average life of 4 years.

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - COMMON STOCK AND STOCK OPTIONS (CONTINUED)

The following table summarizes the status of and changes in the options granted and exercised under the option plan during the past two years:

	Shares	Weighted Average Exercise Price

Outstanding at September 30, 2004	11,709	$16.59
Exercised	(200)	$20.00
Outstanding at September 30, 2005 and 2006	11,509	$16.53
Exercisable at September 30, 2006	11,509

NOTE 9 - REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of September 30, 2006 and 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2006, the most recent notification from the regulators has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.  There have been no conditions or events since that notification that management believes have changed the Bank’s category.

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

The following table presents the Bank’s capital position based on the September 30 financial statements:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of September 30, 2006:
Tangible (to adjusted total assets)	$5,136	10.3%	$ ≥748	≥1.5%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	5,136	13.4	N/A	N/A	$ ≥2,292	≥6.0%
Core (to adjusted total assets)	5,136	10.3	≥1,995	≥4.0	≥2,493	≥5.0
Total (to risk-weighted assets)	5,398	14.1	≥3,061	≥8.0	≥3,826	≥10.0

As of September 30, 2005:
Tangible (to adjusted total assets)	$4,936	10.5%	$ ≥706	≥1.5%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	4,936	17.0	N/A	N/A	$ ≥1,969	≥6.0%
Core (to adjusted total assets)	4,936	10.5	≥1,883	≥4.0	≥2,354	≥5.0
Total (to risk-weighted assets)	5,195	17.9	≥2,625	≥8.0	≥3,282	≥10.0

The Company’s ability to pay dividends to stockholders is dependent upon the dividends it receives from the Bank.  The Bank may not declare or pay a cash dividend on any of its stock if the effect of the declaration or payments of dividends would cause their regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the conversion, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision.

The Bank is restricted in paying dividends on its stock to the greater of the restrictions described in the preceding paragraph, or an amount that would reduce its retained earnings below its regulatory capital requirement or the accumulated bad debt deduction.

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - INCOME TAXES

The income tax provision consists of the following for the years ended September 30, 2006 and 2005:

	Years Ended September 30,
	2006	2005
	(In Thousands)
Current:
Federal	$249	$137
State	49	22
	298	159
Deferred:
Federal	(30)	(13)
State	(7)	(3)
	(37)	(16)
	$261	$143

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	Years Ended September 30,
	2006	2005
	(In Thousands)
Deferred tax assets:
Allowance for losses on loans	$105	$104
Other	12	13
Total Gross Deferred Tax Assets	117	117
Deferred tax liabilities:
Deferred loan fees	(9)	(18)
Federal Home Loan Bank of Atlanta dividends	—	(32)
Depreciation	(23)	(19)
Total Gross Deferred Tax Liabilities	(32)	(69)
Net Deferred Tax Assets	$85	$48

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - INCOME TAXES (CONTINUED)

The amount computed by applying the statutory federal income tax rate to income before taxes differs from the taxes provided for the following reasons:

	2006		2005
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
	(Dollars in Thousands)
Tax at statutory rate	$231	34.0%	$124	34.0%
Increases (decreases) resulting from:
State income tax, net of federal income tax benefit	32	4.7	15	4.0
Other	(2)	(0.2)	4	1.4
	$261	38.5%	$143	39.4%

The Company and its subsidiary file a consolidated federal income tax return on a fiscal year basis.

Qualified thrift lenders such as the Bank are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 1, 1987.  Such bad debt reserve for the Bank amounted to approximately $681,000 with a related income tax effect of approximately $147,000 at September 30, 2006.  This bad debt reserve would become taxable if certain conditions are not met by the Bank.

NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank’s financial instruments are summarized below.  The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values.  Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

The carrying amount is a reasonable estimate of fair value for cash and cash equivalents, accrued interest receivable, and accrued interest payable due to the short-term nature of these items.  Fair value is based upon market prices quoted by dealers for mortgage-backed securities and investment securities.  The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value.  Loans receivable and loans held for sale were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, except for adjustable rate mortgages which were considered to be at market rates.  These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report.  The fair value of long-term and short-term debt is estimated by discounting the future cash flows using rates available for debt of similar remaining maturities at the reporting date.  The carrying amount of ground rents owned is a reasonable estimate of fair value.  The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date.  The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities.  The off-balance sheet fair values are based on fees charged for similar agreements.

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Amounts in Thousands)
Financial assets:
Cash and cash equivalents	$1,668	$1,668	$1,499	$1,499
Investments held to maturity	4,440	4,361	4,440	4,420
Mortgage-backed securities	2,507	2,463	2,932	2,918
Loans held for sale	—	—	272	274
Loans receivable, net	38,031	38,765	34,690	35,034
Accrued interest receivable	414	414	334	334
Federal Home Loan Bank of Atlanta stock	480	480	402	402
Investment in ground rents	2,167	2,167	2,224	2,224

Financial liabilities:
Deposits	37,365	37,338	34,757	34,740
Borrowings	7,000	7,002	7,000	7,022
Accrued interest payable	53	53	51	51

Off-balance sheet financial instruments	—	—		—

NOTE 12 - RELATED PARTY TRANSACTIONS

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal shareholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.  Deposits of related parties totaled $1,244,000 and $1,039,000 at September 30, 2006 and 2005, respectively.  Loan activity with related parties was as follows (in thousands):

Balance at September 30, 2005	$235

Loan originations	14
Loan repayments	(77)
Balance at September 30, 2006	$172

VALLEY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - RELATED PARTY TRANSACTIONS (CONTINUED)

A director of the Bank is a member of the law firm which serves as general counsel to the Bank.  The firm regularly performs loan closing services for borrowers from the Bank.  During the years ended September 30, 2006 and 2005, the law firm received approximately $3,000 and $20,000, respectively, from borrowers for services rendered in connection with loan closings and approximately $8,000 and $12,000, respectively, from the Bank for legal fees. In addition, trustee fees and commissions are received in connection with foreclosed properties, the amounts of which are not readily determinable.

NOTE 13 - MERGER AGREEMENTS

Bradford Bancorp, Inc.

On July 31, 2006, the Company entered into an agreement and plan of merger pursuant to which the Company would be merged with and into Bradford Bancorp, Inc. (“Bradford”).  This transaction requires regulatory approval and stockholders approval.  Concurrent with the execution of this transaction the Bank will enter into a plan of merger pursuant to which the Bank will merge with and into Bradford Bank, a wholly owned subsidiary of Bradford.

Merger Fees

The merger fees recognized in 2006 and 2005 pertained to an unrelated agreement and plan of reorganization for which the Company received non-refundable extension fees and break up fees.  On December 8, 2005 the Board of Directors of Valley Bancorp, Inc. elected to terminate this agreement and plan of reorganization.

You should rely only on the information contained in this prospectus.  Neither Bradford Bank nor Bradford Bancorp has authorized anyone to provide you with different information.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Holding Company for Bradford Bank)

8,050,000 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

Prospectus

Sandler O’Neill + Partners, L.P.

                              , 2007

Until                             , 2007, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

EXPLANATORY NOTE

The following pages constitute the preliminary proxy statement of Patapsco Bancorp, Inc.  Such proxy statement will “wrap-around” the prospectus of Bradford Bancorp, Inc. enclosed in this registration statement.

The information in this proxy statement-prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This proxy statement-prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[PATAPSCO BANCORP, INC. LOGO]
Proxy Statement	Prospectus

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear Stockholder of Patapsco Bancorp, Inc.:

Your board of directors has agreed on a transaction that will result in the merger of Patapsco Bancorp, Inc. with Bradford Bancorp, Inc.  You are being asked to approve the merger through the approval of the merger agreement at a special meeting of stockholders to be held on [Meeting Date].

If the merger agreement is approved at the special meeting, Patapsco Bancorp will be merged into Bradford Bancorp with Bradford Bancorp as the surviving entity.  In order for the merger to occur, Bradford Bancorp will conduct an offering of its common stock.  If the merger is completed, each share of Patapsco Bancorp common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder’s election, (a) $23.00 in cash without interest, (b) 2.3 shares of Bradford Bancorp common stock (plus cash in lieu of any fractional share), or (c) a combination thereof.  The closing price of Patapsco Bancorp’s common stock on March 19, 2007, the business day preceding the public announcement of the signing of the merger agreement, was $12.30.

You will be able to elect to receive cash, Bradford Bancorp common stock or a combination of cash and Bradford Bancorp common stock for your shares of Patapsco Bancorp common stock.  Regardless of your choice, however, elections will be limited by the requirements that the number of shares of Patapsco Bancorp common stock to be converted into Bradford Bancorp common stock in the merger must be 50% of the total number of shares of Patapsco Bancorp common stock issued and outstanding on the date of the merger and that the total value of the stock portion of the merger consideration must be equal to at least 40% of the merger consideration.  Therefore, all allocations of cash and Bradford Bancorp common stock that you will receive will depend on the elections of other Patapsco Bancorp stockholders.  The federal income tax consequences of the merger to you will depend on whether you receive cash, stock or a combination of cash and stock in exchange for your shares of Patapsco Bancorp common stock.

In connection with the merger, Bradford Bancorp will issue approximately 2,172,388 shares of common stock.  Bradford Bancorp will issue an aggregate of between 5,950,000 shares and 8,050,000 which may be increased to 9,257,000 share in the offering.  The exact number of shares to be issued in each offering will depend on regulatory considerations, demand for the shares and changes in market conditions.  In connection with the offering, Bradford Bancorp will also contribute up to $250,000 in cash and 275,000 shares of Bradford Bancorp common stock to The Bradford Bank Foundation.  Bradford Bancorp has applied to have its shares of common stock listed on the Nasdaq Global Market under the symbol “BRAD.”

After careful consideration, the board of directors of Patapsco Bancorp has unanimously determined that the merger is in the best interests of stockholders and recommends that Patapsco Bancorp stockholders vote “FOR” the proposal to approve the merger agreement.  The board of directors of Patapsco Bancorp strongly supports this strategic combination between Bradford Bancorp and Patapsco Bancorp and appreciates your prompt attention to this very important matter.

This proxy statement-prospectus contains information that you should consider in evaluating the merger agreement and the proposed merger.  In particular, you should carefully read the sections captioned “Risk Factors” beginning on page _____ of this document and “Risk Factors” beginning on page _____ of the Bradford Bancorp prospectus that accompanies this document for a discussion of certain risk factors relating to the merger agreement and the merger.

We cannot complete the merger unless Patapsco Bancorp’s stockholders approve the merger agreement and we obtain all applicable regulatory approvals.  Whether or not you plan to attend the special meeting of stockholders of Patapsco Bancorp, please complete and return the enclosed proxy card.  Your vote is important.  If you do not return your proxy card, the effect will be a vote against the proposed merger.

Michael J. Dee

President, Chief Executive Officer and Chief Financial Officer

Patapsco Bancorp, Inc.

None of the Securities and Exchange Commission, any state securities commission has approved or disapproved of  these securities are passed on the adequacy or completeness of this proxy statement-prospectus.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated ___________, 2007 and is first being mailed to Patapsco Bancorp stockholders on or about _____________, 2007.

PATAPSCO BANCORP, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (“Special Meeting”) of Patapsco Bancorp, Inc. will be held on _____________, 2007 at ____ _.m., local time, at _____________________________, for the following purposes:

1.                                       To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 19, 2007, by and among Bradford Bancorp, Inc., Bradford Bank MHC, Bradford Mid-Tier Company, Bradford Bank and Patapsco Bancorp, Inc. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement-prospectus;

2.                                       To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

3.                                       To transact any other business as may properly come before the meeting.

The enclosed proxy statement-prospectus describes the merger agreement and the proposed merger in detail.  We urge you to read these materials carefully.  The enclosed proxy statement-prospectus forms a part of this notice.

The board of directors of Patapsco Bancorp unanimously recommends that Patapsco Bancorp stockholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.

The board of directors of Patapsco Bancorp has fixed the close of business on _________, 2007 as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important.  Your proxy is being solicited by the Patapsco Bancorp board of directors. The proposal to approve the merger agreement must be approved by the affirmative vote of holders of a majority of the outstanding shares of Patapsco Bancorp common stock entitled to vote in order for the proposed merger to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

Under Maryland law, if the merger is completed, Patapsco Bancorp stockholders of record who do not vote to approve the merger agreement and otherwise comply with the applicable provisions of Maryland law pertaining to objecting stockholders will be entitled to exercise rights of appraisal and obtain payment in cash of the fair value of their shares of Patapsco Bancorp common stock by following the procedures set forth in detail in the enclosed proxy statement-prospectus.  A copy of the section of the Maryland General Corporation Law pertaining to objecting stockholders’ rights of appraisal is included as Appendix B to the accompanying proxy statement-prospectus.

By Order of the Board of Directors

Douglas H. Ludwig
Secretary
Dundalk, Maryland
, 2007

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:                                  What am I being asked to vote on? What is the proposed transaction?

A:                                   You are being asked to vote on the approval of a merger agreement that provides for the acquisition of Patapsco Bancorp by Bradford Bancorp.  The Patapsco Bancorp board of directors has determined that the proposed merger is in the best interests of Patapsco Bancorp stockholders, has unanimously approved the merger agreement and recommends that Patapsco Bancorp stockholders vote “FOR” the approval of the merger agreement.

Q:                                  Can I change my vote after I have delivered my proxy card?

A:                                   Yes.  You can change your vote at any time before your proxy is voted at the annual special meeting.  You can do this in one of three ways.

•                                          by submitting a written statement that you would like to revoke your proxy to the Secretary of Patapsco Bancorp before the meeting;

•                                          by submitting a new proxy before the meeting; or

•                                          if you are a holder of record, by attending the meeting and voting in person.

Attendance at the meeting in and of itself will not revoke the proxy.  If your shares are held in an account at a broker, you should contact your broker to change your vote.

Q:                                  What will I be entitled to receive in the merger?

A:                                   Under the merger agreement, at your election, each share of Patapsco Bancorp common stock you own will be exchanged for either 2.3 shares of Bradford Bancorp common stock or $23.00 in cash.  You may elect either of these options and, if you desire, you may elect to exchange some of your Patapsco Bancorp shares for cash and some of your Patapsco Bancorp shares for Bradford Bancorp shares.

Elections will be limited by the requirements that the number of shares of Patapsco Bancorp common stock to be converted into Bradford Bancorp common stock in the merger must be 50% of the total number of shares of Patapsco Bancorp common stock issued and outstanding on the date of the merger and that the total value of the stock portion of the merger consideration must be equal to at least 40% of the merger consideration.  Therefore, the form of consideration you receive will depend in part on the elections of other Patapsco Bancorp stockholders.

Bradford Bancorp will not issue fractional shares in the merger.  Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of Bradford Bancorp common stock that you would otherwise be entitled to receive.  See “Proposal 1 — Approval of the Merger Agreement” and “Description of Bradford Bancorp Capital Stock.”

Q:                                  What will my dividends be after the merger?

A:                                   Bradford Bancorp has not determined whether it will pay dividends on its common stock.  After the offering, Bradford Bancorp will consider a policy of paying regular cash dividends.  Bradford Bancorp’s determination as to whether it will pay dividends will depend on a number of factors, including capital requirements, its operating results and financial condition, tax considerations, industry standards and economic conditions.  Initially, Bradford Bancorp’s ability to pay dividends will be limited to the net proceeds of the offering retained by Bradford Bancorp and earnings from the investment of such proceeds.  Additionally, funds could be contributed from Bradford Bank through dividends; however, the ability of Bradford Bank to dividend funds to Bradford Bancorp is subject to regulatory limitations described in more detail in “Our Dividend Policy” in the Bradford Bancorp prospectus accompanying this document.

i

Q:                                  How do I elect to receive cash, stock or a combination of both for my Patapsco Bancorp stock?

A:                                   A form for making an election will be sent to you separately on or about the date this proxy statement-prospectus is mailed.  For your election to be effective, your properly completed election form, along with your Patapsco Bancorp stock certificates or an appropriate guarantee of delivery, must be sent to and received by _____________, the exchange agent, on or before ____ p.m., Eastern time, on ________, 2007.  Do not send your election form together with your proxy card.  Instead, use the separate envelope specifically provided for the election form and your stock certificates.  If you do not make a timely election you will be allocated Bradford Bancorp common stock and/or cash depending on the elections made by other stockholders.

Q:                                  How do I exchange my stock certificates?

A:                                   If you make an election, you must return your Patapsco Bancorp stock certificates or an appropriate guarantee of delivery with your election form.  Shortly after the merger, Bradford Bancorp’s transfer agent will allocate cash and Bradford Bancorp common stock among Patapsco Bancorp stockholders, consistent with their elections and the allocation and proration procedures in the merger agreement.  If you do not submit an election form, Bradford Bancorp’s transfer agent will send you instructions on how and where to surrender your Patapsco Bancorp stock certificates after the merger is completed.  Please do not send your Patapsco Bancorp stock certificates with your proxy card.  Once you submit your Patapsco Bancorp common stock certificates with your election form, you may no longer trade your shares of Patapsco Bancorp common stock unless you revoke your election before the election deadline.

Q:                                  What are the tax consequences of the merger to me?

A:                                   The tax consequence of the merger to you will depend on whether you receive only cash, only Bradford Bancorp common stock, or a combination of cash and Bradford Bancorp common stock in exchange for your shares of Patapsco Bancorp common stock.  If you exchange your shares solely for Bradford Bancorp common stock, you should not recognize gain or loss except with respect to the cash you receive instead of any fractional share of Bradford Bancorp common stock.  If you exchange your shares solely for cash, you should recognize gain or loss on the exchange.  If you exchange your shares for a combination of Bradford Bancorp common stock and cash, you should recognize capital gain, but not any loss, on the exchange.  Because the allocations of cash and Bradford Bancorp common stock that you receive will depend on the elections of other Patapsco Bancorp stockholders, you will not know the actual tax consequences of the merger to you until the allocations are completed.

Q:                                  Am I entitled to appraisal rights?

A:                                   Yes.  Maryland law provides you with objecting stockholder’s rights of appraisal in the merger. This means that you are legally entitled to receive payment in cash of the fair value of your shares, excluding any appreciation in value that results from the merger.  To maintain your appraisal rights you must (i) deliver to Patapsco Bancorp a written objection to the merger at or before the special meeting of Patapsco Bancorp stockholders, (ii) not vote in favor of the merger, and (iii) within 20 days of the date that articles of merger are accepted for filing by the Maryland State Department of Assessments and Taxation, make a written demand on Bradford Bancorp for payment for your stock, stating the number and class of shares for which you demand payment.  Written objections should be addressed to Patapsco Bancorp’s Secretary and sent to 1301 Merritt Boulevard, Dundalk, Maryland 21222.  Your failure to follow exactly the procedures specified under Maryland law will result in the loss of your appraisal rights.  A copy of the section of the Maryland Business Corporation Law pertaining to objecting stockholder’s rights of appraisal is provided as Appendix B to this document.  See “Objecting Stockholders’ Rights of Appraisal” on page __

Q:                                  What vote is required to approve the merger agreement?

A:                                   Holders of two-thirds of the outstanding shares of Patapsco Bancorp common stock entitled to vote must vote in favor of the proposal to approve the merger agreement.  Bradford Bancorp stockholders will not be voting on the merger agreement.

Q:                                  When and where is the Patapsco Bancorp special meeting?

A:                                   The special meeting of Patapsco Bancorp stockholders is scheduled to take place at ___________________ at ____ _.m., local time, on ___________, 2007.

Q:                                  Who is entitled to vote at the Patapsco Bancorp special meeting?

A:                                   Holders of shares of Patapsco Bancorp common stock at the close of business on ___________, 2007, which is the record date, are entitled to vote on the proposal to adopt the merger agreement. As of the record date, _____ shares of Patapsco Bancorp common stock were outstanding and entitled to vote.

Q:                                  If I plan to attend the Patapsco Bancorp special meeting in person, should I still return my proxy?

A:                                   Yes. Whether or not you plan to attend the Patapsco Bancorp special meeting, you should complete and return the enclosed proxy card.  The failure of a Patapsco Bancorp stockholders to vote in person or by proxy will have the same effect as a vote “AGAINST” the merger agreement.

Q:                                  What do I need to do now to vote my shares of Patapsco Bancorp common stock?

A:                                   After you have carefully read and considered the information contained in this proxy statement-prospectus, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not return a properly executed proxy card and do not vote at the special meeting, this will have the same effect as a vote against the merger agreement. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of adoption of the merger agreement. You may change your vote or revoke your proxy prior to the special meeting by filing with the Secretary of Patapsco Bancorp a duly executed revocation of proxy, submitting a new proxy card with a later date, or voting in person at the special meeting.

Q:                                  If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:                                   No.  Your broker will not be able to vote your shares of Patapsco Bancorp common stock on the proposal to adopt the merger agreement unless you provide instructions on how to vote.  Please instruct you broker how to vote your shares, following the directions that your broker provides.  If you do not provide instructions to your broker on the proposal to approve the merger agreement, your shares will not be voted, and this will have the effect of voting against the merger agreement.  Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:                                  When is the merger expected to be completed?

A:                                   We will try to complete the merger as soon as possible.  Before that happens, the merger agreement must be approved by Patapsco Bancorp’s stockholders and we must obtain the necessary regulatory approvals. Assuming holders of at least two-thirds of the outstanding shares of Patapsco Bancorp common stock vote in favor of the merger agreement and we obtain the other necessary approvals, we expect to complete the merger early in the fourth quarter of 2007.  However, the merger cannot be completed, and you will not receive any Bradford Bancorp shares or cash, unless and until the Bradford Bancorp conversion and offering are completed.  The offering is scheduled to terminate on [DATE 1], 2007.  The offering may be extended until [DATE 2], 2007, unless the Office of Thrift Supervision approves a later date.

Q:                                  Is completion of the merger subject to any conditions besides stockholder approval?

A:                                   Yes. The transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied.  To review the conditions of the merger in more detail, see “Proposal 1—Approval of the Merger Agreement—Conditions to Completing the Merger.”

Q:                                  Who can answer my other questions?

A:                                   If you have more questions about the merger, or how to submit your proxy, please contact Michael J. Dee, President, Chief Executive Officer and Chief Financial Officer of Patapsco Bancorp, at (410) 285-1010 or if you need additional copies of this proxy statement-prospectus or the enclosed proxy form, you should contact Patapsco Bancorp’s Corporate Secretary, Douglas H. Ludwig at (410) 285-1010.

SUMMARY

This brief summary highlights material information from the proxy statement-prospectus.  This summary does not contain all of the information that is important to you.  You should carefully read this entire document and the other documents that accompany this document or to which this document refers you in order to fully understand the merger.  In certain instances where appropriate, the terms “we,” “us” and “our” collectively refer to Patapsco Bancorp, Inc. and The Patapsco Bank.  The Bradford Bancorp prospectus used in connection with its stock offering accompanies this proxy statement-prospectus and in certain circumstances we refer you to that document as well.  See “Where You Can Find More Information” on page __ of the Bradford Bancorp stock offering prospectus.

The Companies

Bradford Bancorp, Inc.

Bradford Bank

Bradford Bank MHC

Bradford Mid-Tier Company

6910 York Road

Baltimore, Maryland 21212

(410) 377-9600

Bradford Bancorp, Inc. is a Maryland corporation that was recently formed to be the stock holding company for Bradford Bank in connection with Bradford Bank MHC’s conversion from the mutual holding company form of organization to the stock holding company form of organization.  Bradford Bancorp is not an operating company and has not engaged in any business to date.  After the conversion, Bradford Bancorp will own all of Bradford Bank’s capital stock and will direct, plan and coordinate Bradford Bank’s business activities.  In the future, Bradford Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Bradford Bank is a federally chartered savings bank that operates from its corporate headquarters and ten full-service locations in the greater metropolitan Baltimore area.  Bradford Bank offers a variety of deposit and loan products to individuals and small businesses, most of which are located in its primary market area, which consists of Baltimore City and Anne Arundel, Baltimore and Howard Counties, Maryland.  Bradford Bank is currently the wholly-owned subsidiary of Bradford Bank MHC.

Bradford Bank MHC is the federally chartered mutual holding company parent of Bradford Bank.  As a mutual holding company, Bradford Bank MHC is a non-stock company.  Bradford Bank MHC currently owns all of Bradford Mid-Tier Company’s capital stock.  Upon completion of the conversion and merger, Bradford Bank MHC will cease to exist.  At March 31, 2007, Bradford Bank MHC had total consolidated assets of $522.3 million, deposits of $424.0 million and total equity of $40.4 million.

Bradford Mid-Tier Company is the federally chartered mid-tier stock holding company for Bradford Bank.  Bradford Mid-Tier Company currently owns all of Bradford Bank’s capital stock and directs, plans and coordinates Bradford Bank’s business activities.  Upon completion of the offering and merger, Bradford Mid-Tier Company will cease to exist and will be succeeded by Bradford Bancorp.

Patapsco Bancorp, Inc.

The Patapsco Bank

1301 Merritt Boulevard

Dundalk, MD  21222

(410) 285-1010

Patapsco Bancorp, Inc., a Maryland corporation, is the stock holding company for The Patapsco Bank Patapsco Bancorp conducts no significant business or operations of its own other than holding all of the outstanding common stock of Patapsco Bank.  Patapsco Bancorp’s common stock is listed on the OTC Bulletin Board under the symbol “PATD.”  As of March 31, 2007, Patapsco Bancorp had total consolidated assets of $254.7 million, total deposits of $190.2 million and total stockholders’ equity of $19.3 million.

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The Patapsco Bank, a Maryland chartered commercial bank headquartered in Dundalk, Maryland, operates five full-service offices in the greater Baltimore metropolitan area.  The primary business of Patapsco Bank is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial loans and consumer loans, primarily in the Greater Baltimore Metropolitan area.

Special Meeting of Patapsco Bancorp Stockholders (page __)

A special meeting of Patapsco Bancorp stockholders is scheduled to be held at ______________________, at ____ _.m., local time, on ___________, 2007.  At the special meeting, you will be asked to vote on a proposal to approve the Agreement and Plan of Merger, dated as of March 19, 2007, by and among Bradford Bancorp, Bradford Bank MHC, Bradford Mid-Tier Company, Bradford Bank and Patapsco Bancorp.  A copy of the merger agreement is included as Appendix A to this document.  You also will be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

Only Patapsco Bancorp stockholders of record as of the close of business on ____________, 2007 are entitled to notice of, and to vote at, the Patapsco Bancorp special meeting and any adjournments or postponements of the meeting.

Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Patapsco Bancorp common stock entitled to vote.  As of the record date, there were ___________ shares of Patapsco Bancorp common stock outstanding.  The directors and executive officers of Patapsco Bancorp (and their affiliates), as a group, beneficially owned ___________ shares of Patapsco Bancorp common stock, representing ____% of the outstanding shares of Patapsco Bancorp common stock as of the record date.  The directors of Patapsco Bancorp, who collectively own __________ shares of Patapsco Bancorp common stock (____% of the outstanding shares of Patapsco Bancorp as of the record date) have agreed to vote their shares in favor of the merger at the special meeting.  This amount does not include shares that may be acquired upon the exercise of stock options.  No approval of the merger or merger agreement by Bradford Bancorp stockholders is required.

The Merger and the Merger Agreement (Page __)

Bradford Bancorp’s acquisition of Patapsco Bancorp is governed by a merger agreement.  The merger agreement provides that, if all of the conditions are satisfied or waived, Patapsco Bancorp will be merged with and into Bradford Bancorp, with Bradford Bancorp as the surviving entity.  We encourage you to read the merger agreement, which is included as Appendix A to this proxy statement-prospectus.

What Patapsco Bancorp Stockholders Will Receive in the Merger (page __)

Under the merger agreement, at your election, each share of Patapsco Bancorp common stock you own will be exchanged for either $23.00 in cash without interest, 2.3 shares of Bradford Bancorp common stock (plus cash in lieu of any fractional share), or a combination thereof.  Regardless of your choice, however, elections will be limited by the requirements that the number of shares of Patapsco Bancorp common stock to be converted into Bradford Bancorp common stock in the merger must be 50% of the total number of shares of Patapsco Bancorp common stock issued and outstanding on the date of the merger and that the total value of the stock portion of the merger consideration must be equal to at least 40% of the merger consideration.  Therefore, all allocations of cash and Bradford Bancorp common stock that you will receive will depend on the elections of other Patapsco Bancorp stockholders.

Recommendation of Patapsco Bancorp Board of Directors (page ___)

The Patapsco Bancorp board of directors has unanimously approved the merger agreement and the proposed merger. The Patapsco Bancorp board believes that the merger agreement, including the merger contemplated by the merger agreement, is fair to, and in the best interests of, Patapsco Bancorp and its stockholders, and therefore unanimously recommends that Patapsco Bancorp stockholders vote “FOR” the proposal to approve the merger agreement.  In reaching this decision, Patapsco Bancorp’s board of directors considered many factors, which are described in the section captioned “Proposal 1—Approval of the Merger Agreement—Patapsco Bancorp’s Reasons for the Merger.”

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Patapsco Bancorp’s Financial Advisor Believes the Merger Consideration is Fair to Stockholders (page ___)

In deciding to approve the merger, Patapsco Bancorp’s board of directors considered the opinion of Sandler O’Neill & Partners, L.P.  Sandler O’Neill & Partners, L.P., which served as financial advisor to Patapsco Bancorp’s board of directors, delivered its opinion dated ____________, 2007, that the merger consideration is fair to the holders of Patapsco Bancorp common stock from a financial point of view.  A copy of this opinion is included as Appendix C to the proxy statement-prospectus.  You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by Sandler O’Neill & Partners, L.P.  Patapsco Bancorp has agreed to pay Sandler O’Neill & Partners, L.P. fees totaling approximately $455,000 for its services in connection with the merger.

Regulatory Approvals (page __)

Under the terms of the merger agreement, the merger cannot be completed unless it is first approved by the Office of Thrift Supervision (“OTS”).  Bradford Bancorp submitted applications with the OTS on ______________, 2007.  Bradford Bancorp must also receive prior approval, or a waiver thereof, from the Board of Governors of the Federal Reserve System (“FRB”).  Bradford Bancorp submitted a request for a waiver from the FRB on ______________, 2007.  In addition, the merger will not be consummated unless the merger of Bradford Bank and Patapsco Bank is approved by the Maryland Commissioner of Financial Regulation.  Bradford Bancorp filed an application with the Maryland Commissioner of Financial Regulation on ______________.

Conditions to the Merger (page ___)

The completion of the merger is subject to the fulfillment of a number of conditions, including:

•                                          approval of the merger agreement at the special meeting by at least two-thirds of the outstanding shares of Patapsco Bancorp common stock entitled to vote;

•                                          completion of the conversion and offering of Bradford Bancorp;

•                                          approval of the transaction by the appropriate regulatory authorities;

•                                          receipt by each party of opinions from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•                                          the continued accuracy of representations and warranties made on the date of the merger agreement.

The merger cannot be completed, and you will not receive any Bradford Bancorp shares or cash, unless and until the Bradford Bancorp conversion and offering are completed.  The offering is scheduled to terminate on [DATE 1], 2007.  The offering may be extended until [DATE 2], 2007, unless the Office of Thrift Supervision approves a letter date.

Termination (page ___)

The merger agreement may be terminated by mutual consent of Bradford Bancorp and Patapsco Bancorp at any time prior to the completion of the merger.  Additionally, subject to conditions and circumstances described in the merger agreement, either Bradford Bancorp or Patapsco Bancorp may terminate the merger agreement if, among other things, any of the following occur:

•                                          the merger has not been consummated by March 19, 2008;

•                                          Patapsco Bancorp stockholders do not approve the merger agreement at the Patapsco Bancorp special meeting; provided, however, that Patapsco Bancorp will only be entitled to terminate the merger agreement for this reason if it has complied in all material respects with its obligations to seek stockholder approval;

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•                                          a required regulatory approval has been denied or a governmental authority blocks the Merger; or

•                                          there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach.

Bradford Bancorp may also terminate the merger agreement if Patapsco Bancorp materially breaches its agreements regarding the solicitation of other acquisition proposals and the submission of the merger agreement to stockholders or if the board of directors of Patapsco Bancorp does not recommend approval of the merger in the proxy statement-prospectus or withdraws or revises its recommendation in a manner adverse to Bradford Bancorp.

Termination Fee (page ___)

If Bradford Bancorp terminates the merger agreement as a result of a material breach by Patapsco Bancorp of its no-shop covenant or of its obligation to call a shareholder meeting and recommend approval of the merger, then Patapsco Bancorp must pay Bradford Bancorp $2,000,000.  If either party terminates the merger agreement as a result of the failure of Patapsco Bancorp’s stockholders to approve the merger or if Bradford Bancorp terminates the merger agreement because of a material breach by Patapsco Bancorp, and an acquisition proposal from a third party has been publicly announced, disclosed or communicated, then Patapsco Bancorp must pay Bradford Bancorp $1,000,000.  If within 12 months after such termination, Patapsco Bancorp consummates or enters into any agreement with respect to an acquisition proposal, then it must pay an additional $1,000,000.  In no case shall Patapsco Bancorp be obligated to pay termination fees in excess of $2,000,000.

The merger agreement also requires Bradford Bancorp to pay Patapsco Bancorp a fee of $2,000,000 if the merger agreement is terminated:

•                                          by either party because the merger has not been consummated within 12 months of the date of the merger agreement and as of that date the conversion of Bradford Bank to the stock holding company form of organization has not been consummated;

•                                          by either party because of a failure to receive regulatory approval for the conversion or a failure to receive regulatory approval for another reason that is not primarily attributable to Patapsco Bancorp; or

•                                          by Patapsco Bancorp because Bradford Bancorp has breached its obligations to effect the conversion.

Interests of Officers and Directors in the Merger that are Different from Yours (page ___)

You should be aware that some of Patapsco Bancorp’s directors and officers may have interests in the merger that are different from, or in addition to, the interests of Patapsco Bancorp’s stockholders generally.  These include:

•                                          employment agreements that the current President, Chief Executive Officer and Chief Financial Officer of Patapsco Bancorp, Michael J. Dee, will enter into with Bradford Bancorp and Bradford Bank upon completion of the merger under which he will be paid a base salary of $170,000.

•                                          a severance agreement maintained by Patapsco Bancorp with Mr. Dee pursuant to which he will be entitled to a payment of $125,000 upon completion of the merger.

•                                          the cancellation of stock options in exchange for a cash payment equal to $23.00 minus the exercise price for each option.  Directors and executive officers of Patapsco Bancorp will receive an aggregate of approximately $______ in exchange for the cancellation of their options.

•                                          the vesting of all shares of restricted stock outstanding at the effective time of the merger.

•                                          Patapsco Bancorp’s directors and executive officers hold in the aggregate 4,850 shares of unvested restricted stock for which they will receive merger consideration of approximately $111,550.

•                                          provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Patapsco Bancorp for events occurring before the merger.

•                                          the appointment of two directors of Patapsco Bancorp to serve on the board of directors of Bradford Bancorp and Bradford Bank.

Patapsco Bancorp’s board of directors was aware of these interests and took them into account in approving the merger.  See “Proposal 1—Approval of the Management—Description of the Merger and the Merger Agreement—Interests of Certain Persons in the Merger” on page __.

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Accounting Treatment of the Merger (page ___)

The merger will be accounted for as a purchase transaction in accordance with U.S. generally accepted accounting principles.

Certain Differences in Stockholder Rights (page ___)

When the merger is completed, Patapsco Bancorp stockholders who are to receive shares of Bradford Bancorp will become Bradford Bancorp stockholders and their rights will be governed by Maryland law and by Bradford Bancorp’s articles of incorporation and bylaws. See “Comparison of Rights of Stockholders” beginning on page ___ for a summary of the material differences between the respective rights of Patapsco Bancorp and Bradford Bancorp stockholders.

Objecting Stockholders’ Rights of Appraisal (page ___)

Patapsco Bancorp stockholders may dissent from the merger and, upon complying with the requirements of Maryland law, receive cash in the amount of the fair value of their shares instead of shares of Bradford Bancorp common stock and/or the cash consideration specified in the merger agreement.  A copy of the section of the Maryland General Corporation Law pertaining to objecting stockholders’ rights of appraisal is attached as Appendix B to this proxy statement-prospectus.  You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

Tax Consequences of the Merger (page ___)

The federal tax consequences of the merger to stockholders of Patapsco Bancorp will depend primarily on whether they exchange their Patapsco Bancorp common stock solely for Bradford Bancorp common stock, solely for cash or for a combination of Bradford Bancorp common stock and cash.  Patapsco Bancorp stockholders who exchange their shares solely for Bradford Bancorp common stock should not recognize gain or loss except with respect to the cash they receive instead of a fractional share.  Patapsco Bancorp stockholders who exchange their shares solely for cash should recognize gain or loss on the exchange.  Patapsco Bancorp stockholders who exchange their shares for a combination of Bradford Bancorp common stock and cash should recognize capital gain, but not any loss, on the exchange.  The actual federal income tax consequences to Patapsco Bancorp stockholders of electing to receive cash, Bradford Bancorp common stock or a combination of cash and stock will not be ascertainable at the time Patapsco Bancorp stockholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

This tax treatment may not apply to all Patapsco Bancorp stockholders.  Determining the actual tax consequences of the merger to Patapsco Bancorp stockholders can be complicated.  Patapsco Bancorp stockholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each stockholder.

To review the tax consequences of the merger to Patapsco Bancorp stockholders in greater detail, please see the section “Proposal 1—Approval of the Merger Agreement—Tax Consequences of the Merger” beginning on page ___.

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RISK FACTORS

In considering whether to approve the merger agreement and receive Bradford Bancorp common stock, you should consider, among other things, the following matters:

If the Bradford Bancorp Offering Does Not Occur, We Will Terminate the Merger

We anticipate that the Bradford Bancorp offering and the merger will both be completed early in the fourth calendar quarter of 2007. At this time, we are not aware of any circumstances that are likely to cause the offering or the merger not to occur. However, certain conditions to the merger have not yet been satisfied, including receipt of all regulatory approvals, approval of the merger by Patapsco Bancorp stockholders and completion by Bradford Bancorp of the offering. Completion of the offering is also subject to a number of conditions including the requirement that a minimum number of shares of Bradford Bancorp be sold. If the offering cannot be completed, the merger will not occur.

You may receive a form of consideration different from what you elect

The consideration to be received by Patapsco Bancorp shareholders in the merger is subject to the requirement that 50% of the shares of Patapsco Bancorp common stock be exchanged for Bradford Bancorp common stock and 50% be exchanged for cash. The merger agreement contains proration and allocation methods to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Bradford Bancorp common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash. The type of consideration you receive may also be affected by the requirement that the value of the stock portion of the merger consideration be equal to at least 40% of the total value of merger consideration.

Certain of our officers and directors have interests that are different from, or in addition to, interests of shareholders generally

You should be aware that the directors and officers of Patapsco Bancorp have interests in the merger that are different from, or in addition to, the interests of Patapsco Bancorp shareholders generally. These include: an employment agreement one of the officers of Patapsco Bancorp will enter into upon completion of the merger; the cancellation of stock options in exchange for a cash payment equal to $23.00 minus the exercise price for each option; the vesting of all shares of restricted stock outstanding at the effective time of the merger; provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Patapsco Bancorp for events occurring before the merger; and the appointment of two directors of Patapsco Bancorp to the board of directors of Bradford Bancorp and Bradford Bank.

For a more detailed discussion of these interests, see “Proposal 1—Approval of the Merger Agreement—Description of the Merger and the Merger Agreement—Interests of Certain Persons in the Merger” beginning on page ___.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Patapsco Bancorp

Until the completion of the merger, with some exceptions, Patapsco Bancorp is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Bradford Bancorp. In addition, Patapsco Bancorp has agreed to pay a termination fee to Bradford Bancorp in specified circumstances. These provisions could discourage other companies from trying to acquire Patapsco Bancorp even though those other companies might be willing to offer greater value to Patapsco Bancorp’s shareholders than Bradford Bancorp has offered in the merger. The payment of the termination fee could also have a material adverse effect on Patapsco Bancorp’s financial condition.

Stockholders Who Make Elections Will Be Unable to Sell Their Stock in the Market Pending the Merger

Patapsco Bancorp stockholders may elect to receive cash or stock in the transaction. Elections will require that stockholders making the election turn in their Patapsco Bancorp stock certificates. During the time between when the election is made and the merger is completed, Patapsco Bancorp stockholders will be unable to sell their Patapsco Bancorp stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Patapsco Bancorp stockholders can reduce the period during which they cannot sell their shares by delivering their election shortly before the close of the election period, but elections received after the close of the election period will not be accepted or honored.

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You Will Have Less Influence as a Stockholder of Bradford Bancorp than as a Stockholder of Patapsco Bancorp

As a stockholder of Patapsco Bancorp, you currently have the right to vote in the election of directors of Patapsco Bancorp and on other matters affecting Patapsco Bancorp. The merger will result in the transfer of control of Patapsco Bancorp to Bradford Bancorp. Although you may become a stockholder of Bradford Bancorp as a result of the merger, your percentage ownership of Bradford Bancorp will be smaller than your percentage ownership of Patapsco Bancorp. Because of this, you will have less influence on the management and policies of Bradford Bancorp than you now have on the management and policies of Patapsco Bancorp.

Risk Factors Relating to Bradford Bancorp and its Offering

Before you vote on the merger agreement, you should read the section captioned “Risk Factors” in the accompanying Bradford Bancorp prospectus for risks relating to Bradford Bancorp and its offering.

COMPARATIVE PER SHARE DATA

The following table shows information, for the periods indicated, about Patapsco Bancorp’s historical net income per share, dividends per share and stockholders’ equity per share. The table also contains pro forma information that reflects Bradford Bancorp’s offering at the maximum of the offering range and its acquisition of Patapsco Bancorp. The table assumes that, as of March 31, 2007, Bradford Bancorp sells 8,050,000 shares in the offering at the maximum of the offering range, contributes 275,000 shares to The Bradford Bank Foundation and issues 2,172,388 shares to Patapsco Bancorp stockholders in the merger. In presenting the comparative pro forma information for certain time periods, we assumed that Patapsco Bancorp and Bradford Bancorp have been merged throughout those periods.

The information listed as “Equivalent Pro Forma of Patapsco Bancorp” was obtained by multiplying the pro forma combined amounts by the exchange ratio of 2.3. We present this information to reflect the fact that Patapsco Bancorp stockholders may receive shares of Bradford Bancorp common stock for their shares of Patapsco Bancorp common stock exchanged in the merger. We also assumed that the average Bradford Bancorp stock price on the dates presented was $10.00, its offering price; however, there has been no historic market in Bradford Bancorp stock and there can be no assurance that the market prices will not be lower. See “Market Price and Dividend Information.” We also anticipate that the combined company will derive financial benefits from the merger that may include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information and the condensed combined pro forma financial statements presented in Bradford Bancorp’s prospectus attached to this proxy statement.

The pro forma net income per share amounts are calculated by totaling the historical net income (adjusted for pro forma adjustment(s) of Bradford Bancorp and Patapsco Bancorp) and dividing the resulting amount by the average pro forma shares of Bradford Bancorp and Patapsco Bancorp giving effect to the offering and the merger. The average pro forma shares of Bradford Bancorp and Patapsco Bancorp reflect historical diluted shares, plus historical diluted average shares of Patapsco Bancorp as adjusted for an exchange ratio of 2.3 shares of Bradford Bancorp common stock for each share of Patapsco Bancorp common stock. The pro forma net income per share amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger.

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	Bradford Bancorp Historical		Patapsco Bancorp Historical(1)	Pro Forma Combined(2)		Per Equivalent Pro Forma of Patapsco Bancorp
Book value per share

At March 31, 2007	$	N/A	$10.30		$12.47		$28.68

Tangible book value per share
At March 31, 2007	$	N/A	$8.54		$8.59		$19.76

Cash dividends declared per share
Year Ended December 31, 2006	$	N/A	$0.25	$	N/A	$	N/A

Three Months Ended March 31, 2007	$	N/A	$0.07	$	N/A	$	N/A

Diluted net income per share
Year Ended December 31, 2006	$	N/A	$0.75		$0.29		$0.67

Three Months Ended March 31, 2007	$	N/A	$0.44		$0.02		$0.05

(1)             Data for Patapsco Bancorp at or for the year ended December 31, 2006 is for Patapsco Bancorp’s fiscal year ended June 30, 2006.

(2)             The pro forma combined book value per share of Bradford Bancorp common stock is based upon the pro forma combined common stockholders’ equity for Bradford Bancorp and Patapsco Bancorp divided by total pro forma common shares of the combined entities.

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MARKET PRICE AND DIVIDEND INFORMATION

Bradford Bancorp common stock does not yet publicly trade, but Bradford Bancorp has applied for listing on the Nasdaq Global Market.  Patapsco Bancorp common stock is listed on the OTC Bulletin Board under the symbol “PATD.”  The following table lists the range of closing prices for Patapsco Bancorp common stock and the cash dividends declared by Patapsco Bancorp for the periods indicated.  The last reported sale price per share of Patapsco Bancorp common stock on (1) March 19, 2007, the business day preceding public announcement of the signing of the merger agreement, and (2) ____________, 2007, the last practicable date prior to mailing this document, were $12.30 and $_____, respectively.  As of ____________, 2007, there were _________ holders of record of Patapsco Bancorp common stock.

QUARTER ENDED	HIGH	LOW	DIVIDENDS DECLARED

June 30, 2007 (through ______, 2007)	$	$
March 31, 2007	23.25	11.65	0.0700
December 31, 2006	13.75	10.30	0.0700
September 30, 2006	11.00	10.05	0.0625

June 30, 2006	$11.70	$9.70	0.0625
March 31, 2006	12.00	10.60	0.0625
December 31, 2005	11.60	10.00	0.0625
September 30, 2005	13.00	11.00	0.0625

June 30, 2005	$13.00	$11.80	0.0575
March 31, 2005	14.00	12.25	0.0575
December 31, 2004	14.00	12.00	0.0575
September 30, 2004	14.75	12.33	0.0575

Prior to the merger and the Bradford Bancorp stock offering, there will not be any trading market for Bradford Bancorp common stock.  The Bradford Bancorp common stock will be sold in the stock offering for $10.00 per share.  However, Bradford Bancorp cannot assure that the stock will trade at this price afterward.

Following the merger, the declaration of dividends will be at the discretion of Bradford Bancorp’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Bradford Bancorp, applicable law and government regulations and other factors deemed relevant by Bradford Bancorp’s board of directors.

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A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement-prospectus contains certain forward-looking statements which can be identified by the use of words such as “believes,” “expects,” “anticipate,” “estimates,” or similar expressions as well as certain information relating to the merger.  Forward-looking statements include:

•                                          statements of Bradford Bancorp and Patapsco Bancorp’s goals, intentions and expectations;

•                                          statements regarding Bradford Bancorp and Patapsco Bancorp’s business plans, prospects, growth and operating strategies;

•                                          statements regarding the quality of Bradford Bancorp and Patapsco Bancorp’s loan and investment portfolios; and

•                                          estimates of Bradford Bancorp and Patapsco Bancorp’s risks and future costs and benefits.

These forward-looking statements involve certain risks and uncertainties.  Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•                                          general economic conditions, either nationally or in Bradford Bancorp and Patapsco Bancorp’s market areas, that are worse than expected;

•                                          changes in the interest rate environment that reduce either party’s interest margins or reduce the fair value of financial instruments;

•                                          increased competitive pressures among financial services companies;

•                                          changes in consumer spending, borrowing and savings habits;

•                                          legislative or regulatory changes that adversely affect their business;

•                                          adverse changes in the securities markets;

•                                          the ability of Bradford Bancorp to integrate successfully the operations of Patapsco Bancorp following the merger; and

•                                          changes in accounting policies and practices, as may be adopted by the bank regulatory agencies or the Financial Accounting Standards Board.

See “Where You Can Find More Information” on page ___ of the attached Bradford Bancorp prospectus.

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SPECIAL MEETING OF PATAPSCO BANCORP STOCKHOLDERS

Date, Place, Time and Purpose

Patapsco Bancorp’s board of directors is sending you this document for the purpose of requesting that you allow your shares of Patapsco Bancorp to be represented at the special meeting by the persons named in the enclosed proxy card.  At the special meeting, the Patapsco Bancorp board of directors will ask you to vote on a proposal to approve the merger agreement. You also may be asked to vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.  The special meeting will be held at _____________, at _____, local time, on ____________, 2007.

Who Can Vote at the Meeting

You are entitled to vote if the records of Patapsco Bancorp showed that you held shares of Patapsco Bancorp common stock as of the close of business on ___________, 2007.  As of the close of business on that date, a total of _____________ shares of Patapsco Bancorp common stock were outstanding.  Each share of common stock has one vote.  If you are a beneficial owner of shares of Patapsco Bancorp common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of Patapsco Bancorp common stock entitled to vote is represented in person or by proxy at the meeting.  If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted for purposes of determining the existence of a quorum.  A broker non-vote occurs when a broker, bank or other nominee holding shares of Patapsco Bancorp common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the merger agreement will require the affirmative vote of two-thirds of Patapsco Bancorp common stock entitled to vote at the meeting.  Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement.  Broker non-votes and abstentions from voting will have the same effect as voting against the merger agreement.

The affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Shares Held by Patapsco Bancorp Officers and Directors and by Bradford Bancorp

As of ____________, 2007, directors and executive officers of Patapsco Bancorp beneficially owned ____________ shares of Patapsco Bancorp common stock, not including shares that may be acquired upon the exercise of stock options.  This equals ___% of the outstanding shares of Patapsco Bancorp common stock.  As of the same date, Bradford Bancorp and its directors and executive officers did not beneficially own any shares of Patapsco Bancorp common stock.  Patapsco Bancorp’s directors, who collectively own ___% of Patapsco Bancorp’s outstanding shares, entered into voting agreements with Bradford Bancorp to vote all shares of Patapsco Bancorp common stock owned by them in favor of the proposal to approve the merger agreement.

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Solicitation of Proxies

Patapsco Bancorp will pay for this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Patapsco Bancorp may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Patapsco Bancorp will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.  Patapsco Bancorp has retained __________, a proxy solicitation firm, to assist it in soliciting proxies and has agreed to pay them a fee of $______ plus reasonable expenses for their services.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, Patapsco Bancorp recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Patapsco Bancorp stockholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares.  Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger agreement. If you are the record holder of your shares of Patapsco Bancorp common stock and submit your proxy without specifying a voting instruction, your shares of Patapsco Bancorp common stock will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.  Patapsco Bancorp’s board of directors recommends a vote “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement.

You may revoke your proxy before it is voted by:

•                  filing with the Secretary of Patapsco Bancorp a duly executed revocation of proxy;

•                  submitting a new proxy with a later date; or

•                  voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Patapsco Bancorp, Inc.

Douglas H. Ludwig, Secretary

1301 Merritt Boulevard

Dundalk, Maryland  21222

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares.  Patapsco Bancorp does not know of any other matters to be presented at the meeting.

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OBJECTING STOCKHOLDERS’ RIGHTS OF APPRAISAL

Any Patapsco Bancorp stockholder who objects to the merger and follows the specific procedures set forth in Title 3, Subtitle 2 of the Maryland General Corporation Law (“MGCL”) will be entitled to receive payment in cash of the fair value of their shares of Patapsco Bancorp common stock. If you want to demand payment of the fair value of your common stock, you must fully comply with the procedures set out in the MGCL.  A copy of Title 3, Subtitle 2 of the MGCL is included as Appendix B to this supplement. The required procedures are summarized below.

•                                          First, you must submit a written notice to the Secretary of Patapsco Bancorp within 10 days after Patapsco Bancorp gives notice of the transaction, stating that you object to the proposed merger. You should send your notice to:

Patapsco Bancorp, Inc.

Douglas H. Ludwig, Secretary

1301 Merritt Boulevard

Dundalk, Maryland  21222

•                                          You must then not vote your Patapsco Bancorp common stock in favor of the merger. This means that you should either return a proxy card with the “Against” box checked or not return a consent at all.  Merely voting against the merger or not voting at all will not constitute notice of objection or dissent, and will not entitle you to payment in cash of the fair value of your shares.

•                                          After the effectiveness of the merger, Bradford Bancorp, as the successor to Patapsco Bancorp, will write to objecting stockholders, notifying them of the date on which the articles of merger were accepted for record. This notice will be sent by certified mail, return receipt requested, to the address you provide in your notice, or if no address is indicated, to the address which appears on Bradford Bancorp’s records.

Within 20 days of the date on which the articles of merger were accepted for record, objecting stockholders must make a written demand for payment of the fair value of their Patapsco Bancorp common stock, stating the number and class of shares for which payment is demanded.  The written demand for payment should be sent to:

Bradford Bancorp, Inc.

Kimberly Ruckle, Secretary

6910 York Road

Baltimore, Maryland 21212

Our notice of the date on which the articles of merger were accepted may contain an offer of payment of the amount which we believe is the fair value of interests in your partnership along with certain financial disclosures. If you have followed all of the procedural steps required to demand payment of fair value and have not received payment for your Patapsco Bancorp common stock, you may, or we may, within 50 days of the acceptance of the articles of merger, petition the court of equity in the county of Patapsco Bancorp’s registered agent for appraisal of the fair value of your Patapsco Bancorp common stock as of the date stockholders receive notice of the proposed transaction, without including any appreciation or depreciation resulting directly or indirectly from the merger or its proposal.

Any stockholder who files a notice of objection, but fails to file a written demand for the payment of fair value in a timely manner, will be bound by the vote of the Patapsco Bancorp stockholders and will not be entitled to receive payment in cash as a dissenting stockholder.

If you demand payment for your Bradford Bancorp common stock, you have no right to the Bradford Bancorp common stock or cash into which your Patapsco Bancorp common stock would be converted after the merger is approved, except the payment of fair value.  If you demand payment for your interests, your rights as a Patapsco Bancorp stockholder will be restored if the demand for payment is withdrawn, a petition of appraisal is not filed within the time required, a court determines that you are not entitled to relief, or the merger is abandoned or rescinded.  A demand for payment may be withdrawn only with our consent.

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If the court finds that a limited partner is entitled to appraisal of their common stock, the court will appoint three disinterested appraisers to determine the fair value of the common stock. Within 60 days after appointment, or longer as the court may direct, the appraisers must file with the court and mail to each stockholder who is a party to the proceeding their report stating their conclusion as to the fair value of the common stock.  Within 15 days after the filing of the report, any party may object to the report and request a rehearing. The court, upon motion of any party, will enter an order either confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment directing time within which the payment must be made. If the report is rejected, the court may determine the fair value or remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date fair value was determined, unless the court finds that stockholders’ refusal to accept a written offer to purchase the shares was arbitrary and vexatious or not in good faith.

The cost of the appraisal proceedings, including compensation and expenses of the appraisers, will be our responsibility, except that all or any part of the expenses may be assessed against any and all of the objecting stockholders to whom an offer to pay for common stock has been made, if the court finds the failure to accept the offer was arbitrary, vexatious or not in good faith. Costs of the proceedings will not include fees and expenses of counsel.  Costs of the proceedings may include fees and expenses of experts only if we did not make an offer of payment for your common stock or if the value of the common stock as determined in the appraisal proceeding materially exceeds the amount offered by us.

The preceding is a summary of the material aspects of Title 3, Subtitle 2 of the MGCL, and is qualified by reference to the text of the statute. We urge you to read the full text of the statute which is included as Appendix B to this supplement.

PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT

DESCRIPTION OF THE MERGER AND THE MERGER AGREEMENT

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement—prospectus and is incorporated by reference into this proxy statement—prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

General

The merger agreement provides for the merger of Patapsco Bancorp with and into Bradford Bancorp, with Bradford Bancorp as the surviving entity.  Immediately following the merger of Patapsco Bancorp with Bradford Bancorp, Patapsco Bank will merge with and into Bradford Bank, with Bradford Bank as the surviving entity.

Background of the Merger

The board of directors of Patapsco Bancorp has for many years periodically discussed and reviewed with management the business, strategic direction, performance and prospects of Patapsco Bancorp in the context of its current and prospective business, economic and regulatory environment, and size and resources relative to its competitors.  The board of directors has at times also discussed various potential strategic options, including strategies to increase and diversify Patapsco Bancorp’s business and provide liquidity in its stock.  As a result of the Board of Director’s ongoing evaluation of the best use of Patapsco Bancorp’s capital, the Board employed a variety of strategies to enhance Patapsco Bancorp’s franchise and create value for stockholders, including acquiring Parkville Savings in 2004 and Northfield Savings in 2000.

A challenge for the board of directors in recent years has been the level of growth of Patapsco Bancorp’s deposits and, to a lesser extent, loans.  While Patapsco Bancorp has pursued growth opportunities in recent years, as a result of increasing competition and market changes, it has experienced relatively slow internal franchise and earnings growth.  The Board has been concerned that, if Patapsco Bancorp’s growth rate does not accelerate, its ability to continue to generate competitive levels of growth in stockholder value would be impaired.

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Another concern for the board of directors of Patapsco Bancorp has been the increasing expense of operating a financial institution in the current environment.  In particular, the board of directors of Patapsco Bancorp believes that, if Patapsco Bancorp remains independent, it would need to increase technology and regulatory compliance expenditures as well as hire additional back office personnel.  Finally, the board of directors of Patapsco Bancorp was concerned that future stock price gains could be limited by cyclical changes in the market for small bank stocks.

As a result of the above concerns and in connection with its review of Patapsco Bancorp’s strategic plan, in October 2006, the board of directors of Patapsco Bancorp determined that it was in the best interests of Patapsco Bancorp and its stockholders that it retain a financial advisor to assist the board of directors in exploring Patapsco Bancorp’s strategic alternatives.

In November 2006, the board of directors of Patapsco Bancorp engaged Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) to assist it in exploring strategic alternatives and discussed with Sandler O’Neill the best techniques for securing a merger proposal that would be in the best interests of Patapsco Bancorp’s stockholders, customers, employees and the communities it serves.  After review, the board of directors of Patapsco Bancorp concluded that it was in the best interests of Patapsco Bancorp to distribute to selected potential merger partners a confidential memorandum containing detailed information regarding Patapsco Bancorp.  The board of directors of Patapsco Bancorp then authorized Sandler O’Neill to contact potential merger partners to assess their interest in receiving a confidential memorandum for an institution with financial and operational characteristics similar to Patapsco Bancorp and instructed Sandler O’Neill and management to prepare a draft confidential memorandum.

On December 12, 2006, the board of directors of Patapsco Bancorp reviewed and approved the draft confidential memorandum.  The Board then reviewed each of the 17 parties which had expressed an interest in reviewing the confidential memorandum and, after discussion, authorized Sandler O’Neill to send a copy of the memorandum to each of them.

On January 26, 2007, the board of directors of Patapsco Bancorp met with legal counsel and Sandler O’Neill to review the merger process to date.  The board of directors of Patapsco Bancorp noted that, of the parties that were sent copies of the confidential memorandum, seven institutions (including Bradford Bancorp) had submitted detailed letters of interest in a possible merger transaction with Patapsco Bancorp.

The board of directors of Patapsco Bancorp reviewed each of the letters of interest at the January 26, 2007 meeting.  Among the factors considered were the potential synergies with each potential partner, each potential partner’s financial condition and operating results, and the value of the proposed merger consideration.  Patapsco Bancorp’s board of directors also reviewed the impact of the proposed transaction on Patapsco Bancorp’s customers, community and employees.  Finally, Patapsco Bancorp’s board of directors again reviewed its business plan and its ability to enhance stockholder value through alternate means.  After discussion, the board of directors of Patapsco Bancorp voted to permit the two parties, one of which was Bradford Bancorp, with the strongest proposals and highest nominal price to perform due diligence on Patapsco Bancorp in the hopes that they might improve their proposals.

During the next approximately three week period, the two potential merger partners conducted extensive due diligence on Patapsco Bancorp.  In mid-February 2007, each of the two potential merger partners submitted revised letters of interest.

On February 14, 2007, the board of directors of Patapsco Bancorp met with legal counsel and Sandler O’Neill to review the revised letters of interest.  In its letter of interest, the second potential merger partner offered to pay $21.00 per share for each share of Patapsco Bancorp’s common stock for an aggregate transaction value of approximately $41.4 million.  The second potential merger partner was prepared to structure the merger consideration for the transaction as all cash, all stock, or a combination of cash and stock.

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In its letter of interest, Bradford Bancorp offered to pay $23.00 per share for each share of Patapsco Bancorp’s common stock for an aggregate transaction value of approximately $45.4 million.  Bradford Bancorp proposed that the merger consideration for the transaction be comprised of 50% in cash and 50% in Bradford Bancorp’s common stock to be issued in its initial public offering as part of its conversion from the mutual to stock form of ownership.

The board of directors of Patapsco Bancorp reviewed each of the letters of interest in detail, including the transaction structure, the current and pro forma financial strength of each potential merger partner, the relevant stock pricing ratios and the recommendations of Sandler O’Neill regarding the securities to be received.  The Board also considered statements made by both parties that they were not inclined to increase further the nominal price of the proposals.  After extensive review and discussion, Patapsco Bancorp’s board of directors unanimously agreed to open negotiations on a merger agreement with Bradford Bancorp.

The merger agreement was drafted and negotiated during February and March 2007.  During such period there were numerous telephone calls and meetings among Patapsco Bancorp’s management and counsel, and Bradford Bancorp’s management and counsel.

On March 19, 2007, Patapsco Bancorp’s board of directors met to consider the proposed merger agreement.  Prior to considering the agreement, the Board reviewed again Patapsco Bancorp’s business plan, recent operating results, proposals and the merger market as a whole to determine whether pursing a merger was advisable.  Among other things, the board of directors of Patapsco Bancorp concluded that it was unlikely that Patapsco Bancorp would be able to implement a strategy that would generate a more favorable return to stockholders and have a more favorable impact on Patapsco Bancorp’s customers, communities and employees that the proposed merger with Bradford Bancorp.

Patapsco Bancorp’s board of directors, legal counsel and Sandler O’Neill then reviewed all aspects of the merger agreement, including the termination fees.  In addition, the board of directors of Patapsco Bancorp reviewed the advisability of entering into a merger transaction from a stockholder, customer, community and employee standpoint.  Finally, the Board reviewed the impact of Bradford Bancorp’s proposed stock conversion on the transaction, both from a stock performance and an execution risk standpoint.

Sandler O’Neill provided the board of directors of Patapsco Bancorp with its oral opinion that the proposed merger consideration was fair, from a financial point of view, to holders of Patapsco Bancorp’s common stock to be followed with a written opinion.  After further discussion, the board of directors of Patapsco Bancorp unanimously agreed to approve the merger agreement, subject to stockholder and regulatory approval and other conditions contained in the merger agreement.  Following the approval of Patapsco Bancorp’s board of directors on March 19, 2007, the parties executed the merger agreement and, after the close of business on that day, the parties publicly announced the transaction through a joint press release.

On October 24, 2006, prior to any merger discussions between Patapsco Bancorp and Bradford Bancorp and prior to Patapsco Bancorp’s engagement of Sandler O’Neill, Bradford Bancorp retained Sandler O’Neill to act as its marketing agent for the conversion and offering.  After the initial contact regarding Bradford Bancorp’s interest in receiving a confidential memorandum, both Bradford Bancorp’s board and Patapsco Bancorp’s board considered, with the advice of counsel, the potential conflicts of interest that might arise if Sandler O’Neill were to serve as both financial advisor to Patapsco Bancorp for the period following execution of the merger agreement and at the same time marketing agent for Bradford Bancorp in connection with the offering. Bradford Bancorp’s board determined that it would be in the best interests of Bradford Bancorp to continue to engage Sandler O’Neill as its marketing agent in connection with the offering in view of Sandler O’Neill’s knowledge of the banking markets in which Bradford Bancorp conducts its business and Sandler O’Neill’s experience in serving as a conversion offering selling agent in connection with transactions of this type. Bradford Bancorp’s board also considered Sandler O’Neill’s knowledge of and familiarity with the businesses of Bradford Bancorp and Patapsco Bancorp, as well as Sandler O’Neill’s reputation in the financial services industry generally.

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In considering Sandler O’Neill’s potential conflict of interest, both Bradford Bancorp’s board and Patapsco Bancorp’s board noted that both companies and Sandler O’Neill shared a common interest in the successful completion of Bradford Bancorp’s conversion and offering. Both board’s addressed a potential future conflict of interest by agreeing to a provision in the merger agreement that requires that Patapsco Bancorp to consult with a financial advisor other than Sandler O’Neill in determining whether any unsolicited offer by a third party to acquire Patapsco Bancorp, if one is received subsequent to the execution of the merger agreement, is more favorable to Patapsco Bancorp stockholders from a financial point of view then the merger with Bradford Bancorp.

The Patapsco Bancorp board determined that Sandler O’Neill’s service as marketing agent in connection with Bradford Bancorp’s offering would be in the best interests of the shareholders of Patapsco Bancorp for substantially the same reasons noted above. Although the Patapsco Bancorp board recognized that there might be an inconvenience associated with having to retain a new, independent financial advisor if Patapsco Bancorp were to receive a competing offer, the Patapsco Bancorp board concluded that the benefits of having Sandler O’Neill serve as marketing agent in connection with the offering, which would further both Bradford Bancorp’s interests and Patapsco Bancorp’s interests in ensuring that the offering and merger are successfully completed, were substantially greater than the burden of this potential inconvenience.  Sandler O’Neill has confirmed that they treated Bradford Bancorp the same as any other company that was interested in acquiring Patapsco Bancorp.

See “—Opinion of Patapsco Bancorp’s Financial Advisor” for a description of the fees Sandler O’Neill will receive for its services to Patapsco Bancorp in connection with the merger. See “The Conversion and Stock Offering—Marketing Arrangements” in the attached Bradford Bancorp prospectus for a description of the fees Sandler O’Neill will receive for its services as Bradford Bancorp’s marketing agent.

Patapsco Bancorp’s Reasons for the Merger

The board of directors reviewed and discussed the proposed merger with management and its financial and legal advisors in determining that the proposed transaction is in the best interests of Patapsco Bancorp and its stockholders.  In reaching its conclusion to approve the merger agreement, the board of directors of Patapsco Bancorp considered a number of factors.  The material factors considered by the board of directors are as follows:

•                                          Its understanding of the business, operations, financial condition, earnings and future prospects of Patapsco Bancorp and Patapsco Bank;

•                                          The recognition by the board of directors that the ability to grow through acquisitions was limited and the costs of de novo branching would be expensive relative to the expected time frame for a new branch to become profitable;

•                                          Bradford Bancorp’s ability to pay the merger consideration and obtain regulatory approval for the merger, taking into account Patapsco Bancorp’s due diligence investigation of Bradford Bancorp;

•                                          The acquisition price to be paid to Patapsco Bancorp stockholders in relation to the market value, book value and earnings per share of Patapsco Bancorp common stock;

•                                          The bidding process conducted by Patapsco Bancorp and Sandler O’Neill and the Board of Director’s belief that a transaction with Bradford Bancorp offered the best transaction available to Patapsco Bancorp and its stockholders;

•                                          The current and prospective environment in which Patapsco Bancorp operates, including national and local economic conditions, the competitive environment for financial institutions locally, the increasing costs of regulatory compliance and generally and the trend toward consolidation in the financial services industry;

•                                          The review by the Patapsco Bancorp’s Board of directors with its legal and financial advisors of the structure of the acquisition and the financial and other terms of the Agreement, including the merger consideration offered by Bradford Bancorp;

•                                          The nature of the respective markets, customers and asset/liability mix of the two companies;

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•                                          The reports of Patapsco Bancorp’s management and the financial presentation by Sandler O’Neill to the board of directors concerning the operations and financial condition of Bradford Bancorp;

•                                          The historical and current market prices of shares of Patapsco Bancorp common stock;

•                                          The terms of the merger agreement, including:

•                                          the taxable nature of the cash portion to be paid to Patapsco Bancorp stockholders;

•                                          the conditions to Bradford Bancorp’s obligation to complete the acquisition;

•                                          the provisions of the merger agreement that allow Patapsco Bancorp, under limited circumstances, to furnish information to and conduct negotiations with third parties regarding a business combination; and

•                                          the provisions of the merger agreement that provide the board of directors of Patapsco Bancorp with the ability to terminate the merger agreement in order to accept a superior proposal (subject to paying Bradford Bancorp a $2.0 million fee);

•                                          the provisions of the merger agreement which provide that Bradford Bancorp must pay Patapsco Bancorp a termination fee under certain circumstances;

•                                          the availability of two board seats to Patapsco Bancorp directors which will enable them to protect the interests of Patapsco Bancorp’s shareholders.

•                                          The availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Maryland law, which allows those holders to seek appraisal of the fair value of their shares as determined by a Maryland court;

•                                          The impact of the acquisition on the depositors, employees, customers and communities served by Patapsco Bank; and

•                                          The opinion delivered to the board of directors of Patapsco Bancorp by Sandler O’Neill that, as of the date of the opinion and based upon and subject to the considerations set forth in its opinion, the acquisition consideration was fair, from a financial point of view, to holders of Patapsco Bancorp common stock.

The Patapsco Bancorp board of directors also considered potential risks associated with the acquisition in connection with its deliberations of the proposed transaction, including:

•                                          The interests of Patapsco Bancorp executive officers and directors with respect to the merger apart from their interests as holders of Patapsco Bancorp common stock, and the risk that these interests might influence their decision with respect to the acquisition. See “—Interests of Certain Persons in the Merger.”

•                                          The risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, although required by Bradford Bancorp as a condition to its willingness to enter into a merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with Patapsco Bancorp from proposing such a transaction.

•                                          The risk that Bradford Bancorp’s proposed stock conversion might not be consummated on a timely basis whether as a result of a failure of its stock offering, a failure to receive regulatory approval or other reason.

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The board of directors of Patapsco Bancorp evaluated the factors described above, including asking questions of management and its legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of Patapsco Bancorp and its stockholders.  In considering the factors described above, individual members of the board of directors may have given different weights to different factors.  The board of directors of Patapsco Bancorp considered these factors as a whole, and overall considered them to be favorable to, and to support its determination.  It should be noted that this explanation of the board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “A Warning About Forward Looking Statements.”

The board of directors of Patapsco Bancorp determined that the acquisition, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Patapsco Bancorp and its stockholders.  The board of directors also determined that the merger agreement and the transactions contemplated thereby are consistent with, and in furtherance of, Patapsco Bancorp’s business strategies.  Accordingly, the board of directors unanimously approved the merger agreement and unanimously recommends that Patapsco Bancorp stockholders vote “FOR” approval of the merger agreement.

The foregoing discussion of the information and factors considered by the board of directors of Patapsco Bancorp is not intended to be exhaustive, but constitutes the material factors considered by the board of directors.  In reaching its determination to approve and recommend the merger agreement, the board of directors of Patapsco Bancorp did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently.  The terms of the merger agreement were the product of arm’s length negotiations between representatives of Patapsco Bancorp and Bradford Bancorp.

Opinion of Patapsco Bancorp’s Financial Advisor

By letter dated November 1, 2006, Patapsco Bancorp retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with Bradford Bancorp.  Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions.  In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Patapsco Bancorp in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement.  At the March 19, 2007 meeting at which Patapsco Bancorp’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to Patapsco Bancorp’s stockholders from a financial point of view.  The full text of Sandler O’Neill’s updated opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.  The description of the opinion set forth below is qualified in its entirety by reference to the opinion.  Patapsco Bancorp stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion.  The opinion was directed to the Patapsco Bancorp board and is directed only to the fairness of the merger consideration to Patapsco Bancorp stockholders from a financial point of view.  It does not address the underlying business decision of Patapsco Bancorp to engage in the merger or any other aspect of the merger and is not a recommendation to any Patapsco Bancorp shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

(1)                                  the agreement;

(2)                                  certain publicly available financial statements and other historical financial information of Patapsco Bancorp that Sandler O’Neill deemed relevant;

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(3)                                  certain publicly available financial statements and other historical financial information of Bradford Bancorp and Bradford Bank that Sandler O’Neill deemed relevant, including the terms and conditions of Bradford Bancorp’s three (3) most recently announced merger transactions;

(4)                                  certain operating and financial information as provided by the management of Patapsco Bancorp relating to Patapsco Bancorp, its business and prospects;

(5)                                  certain operating and financial information as provided by the management of Bradford Bancorp relating to Bradford Bancorp, its business and prospects;

(6)                                  the pro forma impact of the proposed conversion of Bradford Bank MHC from the mutual form of organization to the capital stock form of organization;

(7)                                  the pro forma financial impact of the merger on Bradford Bancorp, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies estimated by the senior management of Patapsco Bancorp and Bradford Bancorp;

(8)                                  the publicly reported historical price and trading activity for Patapsco Bancorp’s common stock, including a comparison of certain financial and stock market information for Patapsco Bancorp on with similar publicly available information for certain other companies the securities of which are publicly traded;

(9)                                  to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry;

(10)                            the current market environment generally and the banking environment in particular; and

(11)                            such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Patapsco Bancorp the business, financial condition, results of operations and prospects of Patapsco Bancorp and held similar discussions with certain members of senior management of Bradford Bancorp regarding the business, financial condition, results of operations and prospects of Bradford Bancorp.

In performing its review, Sandler O’Neill has relied upon the accuracy and completeness of all of the financial information, estimates and other information that was available to it from public sources, that was provided to it by Patapsco Bancorp and Bradford Bancorp or their respective representatives or that was otherwise reviewed by it and has assumed such accuracy and completeness for purposes of rendering this opinion.  Sandler O’Neill has further relied on the assurances of senior management of Patapsco Bancorp and Bradford Bancorp that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  It has not been asked to and has not undertaken an independent verification of any of such information and it does not assume any responsibility or liability for the accuracy or completeness thereof.

With respect to the respective prospects reviewed with the respective managements of Patapsco Bancorp and Bradford Bancorp and the anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies reviewed with the management of Patapsco Bancorp and Bradford Bancorp and used by Sandler O’Neill in its analyses, Patapsco Bancorp and Bradford Bancorp’s managements confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of the respective management of Patapsco Bancorp and Bradford Bancorp, respectively.  Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Patapsco Bancorp or Bradford Bancorp or any of their subsidiaries, or the collectibility of any such assets, nor has it been furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Patapsco Bancorp and Bradford Bancorp nor has it reviewed any individual credit files relating to Patapsco Bancorp and Bradford Bancorp.  Sandler O’Neill has assumed, with Patapsco Bancorp’s consent, that the respective allowances for loan losses for both Patapsco Bancorp and Bradford Bancorp are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.  Sandler O’Neill has also assumed that there has been no material change in Patapsco Bancorp’s or Bradford Bancorp’s assets,

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financial condition, results of operations, business or prospects since the date of the most recent financial statements it has reviewed.  Sandler O’Neill has assumed in all respects material to its analysis that Patapsco Bancorp and Bradford Bancorp will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes.  Finally, with Patapsco Bancorp’s consent, Sandler O’Neill has relied upon the advice Patapsco Bancorp has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the Agreement.

Sandler O’Neill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof, and Sandler O’Neill’s opinion speaks only as of such date and not as of any other date.  Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.  Sandler O’Neill is expressing no opinion herein as to what the value of Bradford Bancorp common stock will be when issued to Patapsco Bancorp’s stockholders pursuant to the Agreement or the prices at which Patapsco Bancorp’s and Bradford Bancorp’s common stock may trade at any time.

In rendering its March 19, 2007 opinion, Sandler O’Neill performed a variety of financial analyses.  The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion.  The summary includes information presented in tabular format.  In order to fully understand the financial analyses, these tables must be read together with the accompanying text.  The tables alone do not constitute a complete description of the financial analyses.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.  Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Patapsco Bancorp or Bradford Bancorp and no transaction is identical to the merger.  Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Patapsco Bancorp or Bradford Bancorp and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Patapsco Bancorp, Bradford Bancorp and Sandler O’Neill.  The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.  Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Patapsco Bancorp board at the board’s March 19, 2007 meeting.  Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.  Such estimates are inherently subject to uncertainty and actual values may be materially different.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction.  Bradford Bancorp is offering stockholders of Patapsco Bancorp a fixed amount of $23.00 in cash per share and shares of Bradford Bancorp common stock to be issued in conjunction with Bradford Bancorp’s impending mutual-to-stock conversion at a fixed exchange ratio of 2.30 (assuming a conversion price per Bradford Bancorp share of $10.00)  50% of the aggregate consideration will be paid in cash with the remaining 50% of the aggregate consideration being comprised of Bradford Bancorp common stock.  Patapsco Bancorp stockholders will have the right to elect the preferred form of consideration, subject to proration.  All of the outstanding Patapsco Bancorp options will be exchanged for cash equal to $23.00 less the strike price of the option contract.

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Based upon financial information for Patapsco Bancorp for the twelve months ended December 31, 2006, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Deal price/Last Twelve Months Earnings Per Share	30.3	x
Deal price/stated book value per share	229%
Deal price/tangible book value per share	278%
Tangible book premium/core deposits (1)	18.4%

(1)             Core deposits excludes all deposits categorized as ‘jumbo’ time deposits (greater than $100,000).

For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share.  The aggregate transaction value was approximately $45.5 million, based upon 1,929,802 shares of Patapsco Bancorp common stock outstanding and including the intrinsic value of options to purchase an aggregate of 68,297 shares with a weighted average strike price of $6.02.

Comparable Company Analysis.  Sandler O’Neill used publicly available information to compare selected financial and market trading information for Patapsco Bancorp and a group of financial institutions headquartered in Maryland and Virginia selected by Sandler O’Neill (the “Patapsco Peer Group”).  The Patapsco Peer Group consisted of the following publicly traded commercial banks with total assets between $200 million and $400 million:

Annapolis Bancorp, Inc.	Old Line Bancshares, Inc.
Bay National Corporation	Shore Financial Corporation
BOE Financial Services of Virginia, Inc.	Southern National Bancorp of Virginia, Inc.
Carrollton Bancorp	Village Bank and Trust Financial Corp.
Glen Burnie Bancorp

The analysis compared financial information for Patapsco Bancorp with data for the commercial banks in the Patapsco Peer Group.  The table below sets forth the comparative data as of and for the twelve months ending December 31, 2006, with pricing data as of March 13, 2007:

Comparable Group Analysis

	Patapsco		Comparable Group Median Result

Total Assets (in millions)	$247		$291
Tangible Equity / Tangible Assets	6.48%		9.79%
Return on Average Assets	0.62%		0.84%
Return on Average Equity	7.83%		10.0%
Price / Tangible Book Value	144%		152%
Price / LTM Earnings per Share	16.1	x	15.3	x
Market Capitalization (in millions)	$22.7		$40.0

Sandler O’Neill used publicly available information to compare selected financial and market trading information for Bradford Bancorp and a group of financial institutions headquartered in Delaware, Maryland, New Jersey and Pennsylvania selected by Sandler O’Neill (the “Bradford Regional Peer Group”).  The Bradford Regional Peer Group consisted of the following publicly traded thrifts with total assets between $500 million and $1.0 billion:

Fidelity Bancorp, Inc.	Pamrapo Bancorp, Inc.
First Keystone Financial, Inc.	Synergy Financial Group, Inc
Harleysville Savings Financial Corporation	TF Financial Corporation

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Sandler O’Neill used publicly available information to compare selected financial and market trading information for Bradford Bancorp and a group of financial institutions that have undertaken a mutual-to-stock conversion since January 1, 2005 selected by Sandler O’Neill (the “Bradford Recently Converted Peer Group”).  The Bradford Recently Converted Peer Group consisted of the following publicly traded thrifts with total assets between $250 million and $1.0 billion:

American Bancorp of New Jersey, Inc.	Legacy Bancorp, Inc.
Benjamin Franklin Bancorp, Inc.	Liberty Bancorp, Inc.
Chicopee Bancorp, Inc.	New England Bancshares, Inc.
First Clover Leaf Financial Corp.	Newport Bancorp, Inc.
First Federal of Northern Michigan Bancorp, Inc.	Rome Bancorp, Inc.

The analysis compared financial information for Bradford Bancorp with the data for the thrifts in the Bradford Regional Peer Group and the Bradford Recently Converted Peer Group.  The table below sets forth the comparative data as of and for the twelve months ending December 31, 2006, with pricing data as of March 13, 2007:

Comparable Group Analysis

	Bradford	Regional Peer Median		Recently Converted Peer Median

Total Assets (in millions)	$474	$696		$320
Tangible Equity / Tangible Assets	7.36%	7.90%		20.38%
Return on Average Assets	0.48%	0.53%		0.47%
Return on Average Equity	5.50%	8.37%		2.42%
Price / Tangible Book Value	NA	142%		119%
Price / LTM Earnings per Share	NA	17.1	x	50.6	x
Market Capitalization (in millions)	NA	$75.4		$104.5

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed 118 merger transactions announced nationwide from January 1, 2006 through March 13, 2007 involving commercial banks as acquired institutions with transaction values greater than $15 million and less than $100 million.  Sandler O’Neill also reviewed 13 merger transactions announced during the same period involving commercial banks in the Mid-Atlantic Region (Delaware, District of Columbia, New Jersey, New York, Pennsylvania, Virginia) with transaction values greater than $15 million and less than $100 million.  Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and market premium and computed high, low, mean and median multiples and premiums for the transactions.  The median multiples were applied to Patapsco Bancorp’s financial information as of and for the twelve months ended December 31, 2006. As illustrated in the following table, Sandler O’Neill derived an imputed range of values per share of Patapsco Bancorp’s common stock of $16.57 to $25.38 based upon the median multiples for nationwide commercial bank transactions and $15.44 to $21.72 based upon the median multiples for the Mid-Atlantic Region commercial bank transactions.  The transaction value of the proposed merger is $23.00 per share.

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Nationwide & Mid-Atlantic Region Transaction Multiples

	Nationwide		Mid-Atlantic Region
	Median Multiple	Implied Value	Median Multiple	Implied Value
Transaction price/LTM EPS	24.3x	$18.46	28.6x	$21.72
Transaction price/book value	230%	$23.11	187%	$18.71
Transaction price/tangible book value	241%	$19.95	187%	$15.44
Tangible book premium/core deposits	20.4%	$25.38	14.9%	$20.76
Market Premium	35.3%	$16.57	36.1%	$16.67

Net Present Value Analysis.  Sandler O’Neill performed an analysis that estimated the present value of the projected future stream of after-tax net income of Patapsco Bancorp through December 31, 2010 under various circumstances.  The analysis assumed a projected dividend payout ratio of 35.0%.  To approximate the terminal value of Patapsco Bancorp common stock at December 31, 2009, Sandler O’Neill applied price to earnings multiples ranging from 12x to 20x and multiples of price to tangible book value ranging from 125% to 205%.  The income streams and terminal values were then discounted to present values using different discount rates ranging from 11% to 14% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Patapsco Bancorp common stock.  Sandler O’Neill also varied Patapsco Bancorp’s net income using a range of 25% under estimate to 25% over estimate, and used a discount rate of 12.86% for this analysis.  As illustrated in the following tables, this analysis indicated an imputed range of values of Patapsco Bancorp common stock of $10.35 to $18.05 per share when applying the price to earnings multiples, $9.84 to $16.84 when applying multiples of tangible book value and $8.21 to $21.27 when varying the projected net income estimate.  The transaction value of the proposed merger is $23.00 per share.

Present Value Per Share Based on Price / Earnings
Multiple of Price / Earnings

Discount Rate		12.0x	14.0x	16.0x	18.0x	20.0x
	11.00%	$11.19	$12.91	$14.62	$16.34	$18.05
	11.50	$11.05	$12.74	$14.43	$16.12	$17.82
	12.00	$10.90	$12.57	$14.24	$15.91	$17.58
	12.50	$10.76	$12.41	$14.06	$15.71	$17.35
	13.00	$10.62	$12.25	$13.88	$15.50	$17.13
	13.50	$10.49	$12.09	$13.70	$15.30	$16.91
	14.00	$10.35	$11.94	$13.52	$15.11	$16.69

Present Value Per Share Based on Tangible Book Value
Multiple of Price / Tangible Book Value

Discount Rate		125%	145%	165%	185%	205%
	11.00%	$10.63	$12.18	$13.73	$15.28	$16.84
	11.50	$10.49	$12.02	$13.55	$15.08	$16.62
	12.00	$10.35	$11.86	$13.38	$14.89	$16.40
	12.50	$10.22	$11.71	$13.20	$14.69	$16.18
	13.00	$10.09	$11.56	$13.03	$14.50	$15.98
	13.50	$9.96	$11.41	$12.87	$14.32	$15.77
	14.00	$9.84	$11.27	$12.70	$14.13	$15.57

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Performance to Forecast
Multiple of Price / Earnings

Under Budget
		12.0x	14.0x	16.0x	18.0x	20.0x
	-25.00%	$8.21	$9.44	$10.66	$11.88	$13.11
	-20.00	$8.70	$10.01	$11.31	$12.62	$13.92
	-15.00	$9.19	$10.58	$11.97	$13.35	$14.74
Match Budget
	-10.00	$9.68	$11.15	$12.62	$14.09	$15.56
Exceed Budget
	-5.00	$10.17	$11.72	$13.27	$14.82	$16.37
	0.00	$10.66	$12.29	$13.92	$15.56	$17.19
	5.00	$11.15	$12.86	$14.58	$16.29	$18.01
	10.00	$11.64	$13.44	$15.23	$17.03	$18.82
	15.00	$12.13	$14.01	$15.88	$17.76	$19.64
	20.00	$12.62	$14.58	$16.54	$18.49	$20.45
	25.00	$13.11	$15.15	$17.19	$19.23	$21.27

Sandler O’Neill also performed an analysis that estimated the present value of the projected future stream of after-tax net income of the combined entity (Bradford Bancorp and Patapsco Bancorp) following the mutual-to-stock conversion through December 31, 2009 under various circumstances, assuming that Bradford Bancorp performed in accordance with the earnings guidance reviewed with management.  The analysis assumed a projected dividend payout ratio of 0.0%.  To approximate the terminal value of Bradford Bancorp common stock at December 31, 2009, Sandler O’Neill applied price to earnings multiples ranging from 13x to 18x and price to tangible book value ranging from 100% to 200%.  The income streams and terminal values were then discounted to present values using different discount rates ranging from 11% to 14% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Bradford Bancorp common stock.  As illustrated in the following tables, this analysis indicated an imputed range of values per share of Bradford Bancorp common stock of $4.36 to $6.54 when applying the price to earnings multiples and $7.10 to $15.38 when applying multiples of tangible book value.  The conversion price of Bradford Bancorp common stock is assumed to be $10.00 per share.

Present Value Per Share Based on Price / Earnings
Multiple of Price / Earnings

Discount Rate		13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
	11.0%	4.73	5.09	5.45	5.82	6.18	6.54
	11.5	4.66	5.02	5.38	5.74	6.10	6.46
	12.0	4.60	4.96	5.31	5.66	6.02	6.37
	12.5	4.54	4.89	5.24	5.59	5.94	6.29
	13.0	4.48	4.82	5.17	5.51	5.86	6.20
	14.5	4.42	4.76	5.10	5.44	5.78	6.12
	14.0	4.36	4.70	5.03	5.37	5.71	6.04

Present Value Per Share Based on Tangible Book Value
Multiple of Price / Tangible Book Value

Discount Rate		100%	120%	140%	160%	180%	200%
	11.0%	7.69	9.23	10.76	12.30	13.84	15.38
	11.5	7.59	9.10	10.62	12.14	13.65	15.17
	12.0	7.48	8.98	10.48	11.97	13.47	14.97
	12.5	7.38	8.86	10.34	11.82	13.29	14.77
	13.0	7.29	8.74	10.20	11.66	13.12	14.57
	14.5	7.19	8.63	10.07	11.51	12.94	14.38
	14.0	7.10	8.52	9.94	11.36	12.78	14.19

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In connection with its analyses, Sandler O’Neill considered and discussed with the Patapsco Bancorp board how the present value analyses would be affected by changes in the underlying assumptions.  Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.  Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger and conversion closes in the third quarter of 2007, (2) 100% of Patapsco Bancorp’s shares are exchanged for newly issued Bradford Bancorp common stock at $10.00 per share and cash (as described above under “Summary of Proposal”), (3) operating and financial information as provided by the respective managements of Patapsco Bancorp and Bradford Bancorp is consistent with that provided by and discussed with management of both companies, and (4) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of Bradford Bancorp and Patapsco Bancorp.  This analysis was performed assuming Bradford Bancorp’s conversion was undertaken at the minimum of its appraisal range and the super-maximum of its appraisal range.  The results of the analyses illustrate the related accretion to earnings per share at December 31, 2008 (the first full year following completion of the merger) and dilution to tangible book value at September 30, 2007 (the assumed closing date of the merger).  The following tables show the results of those analyses at the alternative conversion valuation levels:

Bradford Valuation Level	Price / Pro Forma TBV	Shares Issued	Per Share Transaction Value	Est. 2008 EPS Accretion	9/30/07 TBV Dilution
Minimum	112%	2,189,920	$23.00	43.92%	(34.65%)
Super-Max.	112%	2,189,920	$23.00	45.65%	(25.45%)

The actual results achieved by the combined company may vary from projected results and the variations may be material.

In connection with its analyses, Sandler O’Neill considered and discussed with the Patapsco Bancorp board of directors how the pro forma analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of earnings per share of each company.  Sandler O’Neill noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Patapsco Bancorp has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $450,000 which is contingent, and payable, upon closing of the merger.  Patapsco Bancorp has paid Sandler O’Neill $100,000 for rendering its opinion.  Patapsco Bancorp has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.  Sandler O’Neill has not received any fees or other revenue from Patapsco Bancorp in the last two years, except for the fees set forth above.

Sandler O’Neill is providing investment banking services to Bradford Bancorp, and receiving compensation for such services, during the period prior to the closing of the merger, including advising Bradford Bank MHC in its conversion from the mutual form of organization to the capital stock form of the organization.  In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Patapsco Bancorp and Bradford Bancorp and their respective affiliates and may actively trade the debt and/or equity securities of Patapsco Bancorp and Bradford Bancorp and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.  Furthermore, Sandler O’Neill is representing Bradford Bank MHC in its conversion from the mutual form of organization to the capital stock form of the organization.

Financial Forecasts

During due diligence, Patapsco Bancorp and Bradford Bancorp exchanged certain internal financial forecasts with respect to their respective operations.  These financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for prospective financial information, or generally accepted accounting principles and are included in this proxy statement-prospectus only because they were provided to the other party in connection with the due diligence conducted during the merger discussions between the parties. These financial forecasts were provided during due diligence and were not subsequently revised or updated to reflect actual results.  Neither Patapsco Bancorp’s nor Bradford Bancorp’s independent auditor examined or compiled these estimates, expressed any conclusion or provided any form of assurance with respect to these forecasts.  The reports of Patapsco Bancorp’s and Bradford Bancorp’s independent auditors included in this proxy statement-prospectus relate to such companies historical financial information.  They do not extend to this section and should not be read to do so.  In addition, the projections for Bradford Bancorp were completed independent of, and prior to, the preparation of the independent appraisal of Bradford Bancorp’s pro forma market value.

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The financial forecasts described below are forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from such estimates and should be read with caution. Although presented with numerical specificity, these estimates are based upon a variety of assumptions made by Patapsco Bancorp’s and Bradford Bancorp’s management with respect to, among other things: industry performance; general economic, market, interest rate, and financial conditions; operating and other revenues; and expenses, effective tax rates, capital expenditures, working capital, and other matters as set forth in “A Warning About Forward-Looking Statements.” None of the assumptions may be realized, and as historical performance suggests, they are inherently subject to significant business, economic, and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Patapsco Bancorp and Bradford Bancorp.

Accordingly, neither Patapsco Bancorp nor Bradford Bancorp can assure you that the assumptions made in preparing these estimates will prove accurate, and actual results may differ materially from these estimates. In addition, the forecasts do not take into account any matters contemplated by, and the expenses incurred in connection with, the merger agreement.

For these reasons, the inclusion of the financial forecasts in the proxy statement-prospectus should not be regarded as an indication that they are an accurate prediction of future events, and they should not be relied on as such. No one has made, or is making, any representation regarding these estimates and, except as may be required by applicable securities laws, neither Patapsco Bancorp nor Bradford Bancorp intends to update or otherwise revise the projections to reflect circumstances existing after the date when prepared or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error.

The internal financial forecasts Patapsco Bancorp provided to Bradford Bancorp were prepared in the fall of 2006 and used interest rate assumptions which were more favorable than actual interest rates following the date of the projections.  Accordingly, these internal forecasts became inaccurate and overstated Patapsco Bancorp’s expected financial results.  These forecasts projected Patapsco Bancorp having total assets of $285.2 million and $314.2 million, total liabilities of $263.4 million and $290.0 million and total stockholders’ equity of $21.8 million and $24.3 million at June 30, 2008 and 2009, respectively.  The internal financial forecasts also projected Tier I Leverage Capital ratios of 8.52% and 8.50%, Tier I Capital ratios of 9.93% and 9.64% and Total Risk-Weighted Capital ratios of 10.37% and 10.02% at June 30, 2008 and 2009, respectively.  In addition, the internal financial forecasts also projected net interest income of $10.7 million and $12.1 million, net income of $1.8 million and $2.1 million and fully diluted earnings per share of $0.95 and $1.10 per share for the years ended June 30, 2008 and 2009, respectively.  Since these internal forecasts are no longer accurate and are no longer based on accurate information, they should not be relied upon by any person in making investment or voting decisions.

The internal financial forecasts Bradford Bancorp provided to Patapsco Bancorp were prepared in early 2007 and used interest rate assumptions which were more favorable than actual interest rates following the date of the projections.  Accordingly, these internal forecasts became inaccurate, overstated Bradford Bancorp’s expected financial results and differ from the internal forecasts included in Bradford Bank’s confidential regulatory business plan.  These forecasts projected Bradford Bancorp having total assets of $872.9 million, $944.5 million, $1.0 billion and $1.2 billion, total deposits of $671.5 million, $727.0 million, $802.8 million and $903.9 million and total equity of $129.6 million, $130.1 million, $134.4 million and $140.1 million at December 31, 2007, 2008, 2009 and 2010, respectively.  The internal financial forecasts also projected net interest income of $20.1 million, $26.8 million, $29.7 million and $33.8 million and net income/(loss) of ($2.6 million), $4.6 million, $5.5 million and $7.1 million for the years ending December 31, 2007, 2008, 2009 and 2010, respectively.  Since these internal forecasts are no longer accurate and are no longer based on accurate assumptions, they should not be relied upon by any person in making investment or voting decisions.

Consideration to be Received in the Merger

When the merger becomes effective, each share of Patapsco Bancorp common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder’s election, (a) $23.00 in cash without interest, (b) 2.3 shares of Bradford Bancorp common stock and cash instead of fractional shares, or (c) a combination thereof.

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Patapsco Bancorp’s shareholders will not receive fractional shares of Bradford Bancorp common stock.  Instead, they will receive a cash payment for any fractional shares in an amount equal to the product of such fractional amount multiplied by $10.00.

Cash or Stock Election

Under the terms of the merger agreement, Patapsco Bancorp shareholders may elect to convert their shares into cash, Bradford Bancorp common stock or a mixture of cash and Bradford Bancorp common stock.  All elections of Patapsco Bancorp shareholders are further subject to the allocation and proration procedures described in the merger agreement.  These procedures provide that the number of shares of Patapsco Bancorp common stock to be converted into Bradford Bancorp common stock in the merger must be 50% of the total number of shares of Patapsco Bancorp common stock issued and outstanding on the date of the merger and that the total value of the stock portion of the merger consideration must be equal to at least 40% of the merger consideration.  Neither Bradford Bancorp nor Patapsco Bancorp is making any recommendation as to whether Patapsco Bancorp shareholders should elect to receive cash or Bradford Bancorp common stock in the merger.  Each holder of Patapsco Bancorp common stock must make his or her own decision with respect to such election.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement.  As a result, the merger agreement describes procedures to be followed if Patapsco Bancorp shareholders in the aggregate elect to receive more or less of the Bradford Bancorp common stock than Bradford Bancorp has agreed to issue. These procedures are summarized below.

•                                          If Stock Is Oversubscribed:  If Patapsco Bancorp shareholders elect to receive more Bradford Bancorp common stock than Bradford Bancorp has agreed to issue in the merger, then all Patapsco Bancorp shareholders who have elected to receive cash or who have made no election will receive cash for their Patapsco Bancorp shares and all shareholders who elected to receive Bradford Bancorp common stock will receive a pro rata portion of the available Bradford Bancorp shares plus cash for those shares not converted into Bradford Bancorp common stock.

•                                        If Stock Is Undersubscribed: If Patapsco Bancorp shareholders elect to receive fewer shares of Bradford Bancorp common stock than Bradford Bancorp has agreed to issue in the merger, then all Patapsco Bancorp shareholders who have elected to receive Bradford Bancorp common stock will receive Bradford Bancorp common stock and all shareholders who elected to receive cash or who have made no election will be treated in the following manner:

•                                          If the number of shares held by Patapsco Bancorp shareholders who have made no election is sufficient to make up the shortfall in the number of Bradford Bancorp shares that Bradford Bancorp is required to issue, then all Patapsco Bancorp shareholders who elected cash will receive cash, and those shareholders who made no election will receive both cash and Bradford Bancorp common stock in whatever proportion is necessary to make up the shortfall.

•                                          If the number of shares held by Patapsco Bancorp shareholders who have made no election is insufficient to make up the shortfall, then all Patapsco Bancorp shareholders who made no election will receive Bradford Bancorp common stock and those Patapsco Bancorp shareholders who elected to receive cash will receive cash and Bradford Bancorp common stock in whatever proportion is necessary to make up the shortfall.

Notwithstanding these rules, it may be necessary for Bradford Bancorp to reduce the number of shares of Patapsco Bancorp common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of Patapsco Bancorp common stock that will be converted into Bradford Bancorp common stock.  If this adjustment is necessary, stockholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of Bradford Bancorp common stock than they otherwise would have received.

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No guarantee can be made that you will receive the amounts of cash and/or stock you elect.  As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive Bradford Bancorp common stock or cash in amounts that vary from the amounts you elect to receive.

Election Procedures; Surrender of Stock Certificates

An election form is being mailed separately from this proxy statement-prospectus to holders of shares of Patapsco Bancorp common stock on or about the date this proxy statement-prospectus is being mailed.  Each election form entitles the holder of the Patapsco Bancorp common stock to elect to receive cash, Bradford Bancorp common stock, or a combination of cash and stock, or make no election with respect to the merger consideration you wish to receive.

To make an effective election, your properly completed election form, along with your Patapsco Bancorp stock certificates representing all shares of Patapsco Bancorp common stock covered by the election form (or an appropriate guarantee of delivery), must be received by Registrar and Transfer Company no later than 5:00 p.m., New York City time, on ______________, 2007.  Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of Patapsco Bancorp stock certificates for cash and/or Bradford Bancorp common stock.  Shortly after the merger, the exchange agent will allocate cash and stock among Patapsco Bancorp stockholders, consistent with their elections and the allocation and proration procedures.  If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your Patapsco Bancorp stock certificates after the merger is completed.  In any event, do not forward your Patapsco Bancorp stock certificates with your proxy cards.

You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed later dated election form received by the exchange agent prior to the election deadline or by withdrawal of your stock certificates by written notice prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated.  If you have a preference for receiving either Bradford Bancorp stock and/or cash for your Patapsco Bancorp stock, you should complete and return the election form.  If you do not make an election, you will be allocated Bradford Bancorp common stock and/or cash depending on the elections made by other stockholders.  Once you submit your Patapsco Bancorp common stock certificates with your election, form, you may no longer trade your shares of Patapsco Bancorp common stock unless you revoke your election before the election deadline.

If you purchase Patapsco Bancorp common stock after the election from deadline, which we expect will be on or around the date of the special meeting, you will not be able to submit a timely election form and, if you continue to hold the shares at the time of the merger, you will be allocated Bradford Bancorp common stock and/or cash depending on the election made by other shareholders once you surrender your Patapsco Bancorp stock certificates to the exchange agent.

Neither Bradford Bancorp nor Patapsco Bancorp makes any recommendation as to whether you should elect to receive cash, stock or a combination of cash and stock in the merger.  You must make your own decision with respect to your election.  Generally, the merger will be a tax-free transaction for Patapsco Bancorp stockholders to the extent they receive Bradford Bancorp common stock.  See “—Tax Consequences of the Merger.”

If your certificates for Patapsco Bancorp common stock are not immediately available or you are unable to send the election form and other required documents to the exchange agent prior to the election deadline, Patapsco Bancorp shares may be properly exchanged, and an election will be effective, if:

•                                          such exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States;

•                                          the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

•                                          the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged Patapsco Bancorp shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with The Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

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Patapsco Bancorp stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Patapsco Bancorp common stock designated as non-election shares.  Patapsco Bancorp stock certificates represented by elections that have been revoked will be promptly returned without charge to the Patapsco Bancorp stockholder revoking the election upon written request.

After the completion of the merger, the exchange agent will mail to Patapsco Bancorp stockholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their Patapsco Bancorp common stock certificates for the merger consideration.  Until you surrender your Patapsco Bancorp stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Bradford Bancorp common stock into which your Patapsco Bancorp shares have been converted.  When you surrender your Patapsco Bancorp stock certificates, Bradford Bancorp will pay any unpaid dividends or other distributions, without interest.  After the completion of the merger, there will be no further transfers of Patapsco Bancorp common stock.  Patapsco Bancorp stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your Patapsco Bancorp stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares.  The election form includes instructions on how to provide evidence of ownership.

Accounting Treatment

Bradford Bancorp will account for the merger under the “purchase” method of accounting in accordance with U.S. generally accepted accounting principles. Using the purchase method of accounting, the assets and liabilities of Patapsco Bancorp will be recorded by Bradford Bancorp at their respective fair values at the time of the completion of the merger.  The excess of Bradford Bancorp’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

Tax Consequences of the Merger

General.  The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of Patapsco Bancorp common stock who surrenders all of his or her common stock for shares of Bradford Bancorp common stock and/or cash in the merger. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).  This discussion is limited to U.S. residents and citizens who hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). No attempt has been made to comment on all U.S. federal income tax consequences of the merger and related transactions that may be relevant to holders of shares of Patapsco Bancorp common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons who hold their shares of Patapsco Bancorp common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise objecting stockholders’ rights of appraisal, persons that are, or hold their shares of Patapsco Bancorp common stock through, partnerships or other pass-through entities, or persons who acquired their shares of Patapsco Bancorp common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

The tax consequences of the merger to individual Patapsco Bancorp stockholders may vary depending upon their particular circumstances. There, Patapsco Bancorp stockholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger in their particular circumstances, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

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Opinion Conditions.  It is a condition to the obligations of Bradford Bancorp and Patapsco Bancorp that Bradford Bancorp receive an opinion by Muldoon Murphy & Aguggia LLP and that Patapsco Bancorp receive an opinion by Luse Gorman Pomerenk & Schick, P.C. to the effect that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. Bradford Bancorp and Patapsco Bancorp both expect to be able to obtain the tax opinions if, as expected:

•                                          Bradford Bancorp and Patapsco Bancorp are able to deliver customary representations to Bradford Bancorp’s and Patapsco Bancorp’s respective tax counsel; and

•                                          there is no adverse change in U.S. federal income tax law.

Although the merger agreement allows both Bradford Bancorp and Patapsco Bancorp to waive the condition that tax opinions be delivered by Muldoon Murphy & Aguggia LLP and Luse Gorman Pomerenk & Schick, P.C., neither party currently anticipates doing so.  However, if this condition were waived, Patapsco Bancorp would re-solicit the approval of its stockholders prior to completing the merger.

In addition, in connection with the filing of the registration statement of which this proxy statement-prospectus forms a part, Muldoon Murphy & Aguggia LLP and Luse Gorman Pomerenk & Schick, P.C. have delivered their opinions to Bradford Bancorp and Patapsco Bancorp, respectively, dated as of the date of this proxy statement-prospectus, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.  Copies of these opinions have been filed as exhibits to the registration statement.   Such opinions have been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinions and factual representations contained in certificates of officers of Bradford Bancorp and Patapsco Bancorp, all of which must continue to be true and accurate in all material respects as of the effective time of the merger.

If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed merger. The following discussion assumes that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

Exchange Solely for Bradford Bancorp Common Stock.  No gain or loss will be recognized by a Patapsco Bancorp stockholder who receives solely shares of Bradford Bancorp common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Patapsco Bancorp common stock. The tax basis of the shares of Bradford Bancorp common stock received by a Patapsco Bancorp stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of Bradford Bancorp common stock, as discussed below) to the basis of the Patapsco Bancorp common stock surrendered in exchange for the Bradford Bancorp common stock.  The holding period of the Bradford Bancorp common stock received will include the holding period of shares of Patapsco Bancorp common stock surrendered in exchange for the Bradford Bancorp common stock, provided that such shares were held as capital assets of the Patapsco Bancorp stockholder at the effective time of the merger.

Exchange Solely for Cash.  A Patapsco Bancorp stockholder who receives solely cash in exchange for all of his or her shares of Patapsco Bancorp common stock (and is not treated as constructively owning Bradford Bancorp common stock after the merger under the circumstances referred to below under “—Possible Dividend Treatment”) will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder’s tax basis in the Patapsco Bancorp common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the Patapsco Bancorp stockholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the Patapsco Bancorp stockholder’s holding period is more than one year.  The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

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Exchange for Bradford Bancorp Common Stock and Cash.  A Patapsco Bancorp stockholder who receives a combination of Bradford Bancorp common stock and cash in exchange for his or her Patapsco Bancorp common stock will not be permitted to recognize any loss for federal income tax purposes.  Such a stockholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain a Patapsco Bancorp stockholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of Bradford Bancorp common stock received exceeds (b) the stockholders’ basis in the Patapsco Bancorp common stock to be surrendered in the exchange for the cash and Bradford Bancorp common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Bradford Bancorp common stock received by such Patapsco Bancorp stockholder will be the same as the basis of the shares of Patapsco Bancorp common stock surrendered in exchange for the shares of Bradford Bancorp common stock, adjusted as provided in Section 358(a) of the Internal Revenue Code for the cash received in exchange for such shares of Patapsco Bancorp common stock. The holding period for shares of Bradford Bancorp common stock received by such Patapsco Bancorp stockholder will include such stockholder’s holding period for the Patapsco Bancorp common stock surrendered in exchange for the Bradford Bancorp common stock, provided that such shares were held as capital assets of the stockholder at the effective time of the merger.

A Patapsco Bancorp stockholder’s federal income tax consequences will also depend on whether his or her shares of Patapsco Bancorp common stock were purchased at different times at different prices. If they were, the Patapsco Bancorp stockholder could realize gain with respect to some of the shares of Patapsco Bancorp common stock and loss with respect to other shares.  Such Patapsco Bancorp stockholder would have to recognize such gain to the extent such stockholder receives cash with respect to those shares in which the stockholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the Bradford Bancorp common stock received, but could not recognize loss with respect to those shares in which the Patapsco Bancorp stockholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the Bradford Bancorp common stock received. Any disallowed loss would be included in the adjusted basis of the Bradford Bancorp common stock.  Such a Patapsco Bancorp stockholder is urged to consult his or her own tax advisor regarding the tax consequences of the merger to that stockholder.

Possible Dividend Treatment.  In certain circumstances, a Patapsco Bancorp stockholder who receives solely cash or a combination of cash and Bradford Bancorp common stock in the merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash “has the effect of the distribution of a dividend.”  The determination of whether a cash payment has such effect is based on a comparison of the Patapsco Bancorp stockholder’s proportionate interest in Bradford Bancorp after the merger with the proportionate interest the stockholder would have had if the stockholder had received solely Bradford Bancorp common stock in the merger.  This could happen because of your purchase (or the purchase by a family member) of additional Bradford Bancorp stock or a repurchase of shares by Bradford Bancorp.  For purposes of this comparison, the Patapsco Bancorp stockholder may be deemed to constructively own shares of Bradford Bancorp common stock held by certain members of the stockholder’s family or certain entities in which the stockholder has an ownership or beneficial interest and certain stock options may be aggregated with the stockholder’s shares of Bradford Bancorp common stock.  The amount of the cash payment that may be treated as a dividend is limited to the stockholder’s ratable share of the accumulated earnings and profits of Patapsco Bancorp at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the stockholder’s shares were held as capital assets at the effective time of the merger.  Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Patapsco Bancorp stockholder, stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

Cash in Lieu of Fractional Shares.  A Patapsco Bancorp stockholder who holds Patapsco Bancorp common stock as a capital asset and who receives in the merger, in exchange for such stock, solely Bradford Bancorp common stock and cash in lieu of a fractional share interest in Bradford Bancorp common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Backup Withholding. Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which a Patapsco Bancorp stockholder is entitled pursuant to the merger, unless the Patapsco Bancorp stockholder signs the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the Patapsco Bancorp stockholder’s taxpayer identification number, and certification necessary to avoid backup withholding.

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Tax Treatment of the Entities.  No gain or loss will be recognized by Bradford Bancorp or Patapsco Bancorp as a result of the merger.

Regulatory Matters Relating to the Merger

Completion of the merger is subject to prior approval of the Office of Thrift Supervision.  In reviewing applications for transactions of this type, the Office of Thrift Supervision must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served.  In addition, the Office of Thrift Supervision may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive.  Bradford Bancorp filed applications with the Office of Thrift Supervision on ____________, 2007.

Bradford Bancorp also is required to file an application with and receive the prior approval of the Maryland Commissioner of Financial Regulation for the merger of Bradford Bank and Patapsco Bank.  Bradford Bancorp filed an application with the Maryland Commissioner of Financial Regulation on ____________, 2007.  Also, Bradford Bancorp is required to receive prior approval, or a waiver of such requirement, from the Federal Reserve Board.  Bradford Bancorp submitted a request for a waiver from the Federal Reserve Board on ______________, 2007.

In addition, a period of 15 to 30 days must expire following approval by the Office of Thrift Supervision before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws.  While Bradford Bancorp and Patapsco Bancorp believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger, or that the Attorney General of the State of Maryland will not challenge the merger, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

The merger cannot proceed in the absence of the requisite regulatory approvals.  See “Description of the Merger and the Merger Agreement—Conditions to Completing of the Merger” and “—Terminating the Merger Agreement.”  There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval.  There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “Description of the Merger—Conditions to Completing the Merger.”

Interests of Certain Persons in the Merger

Share Ownership.  On the record date for the special meeting, Patapsco Bancorp’s directors and officers beneficially owned, in the aggregate, _____ shares of Patapsco Bancorp’s common stock (excluding shares that may be acquired upon the exercise of stock options), representing approximately ____% of the outstanding shares of Patapsco Bancorp common stock.

As described below, certain of Patapsco Bancorp’s officers and directors have interests in the merger that are in addition to, or different from, the interests of Patapsco Bancorp’s stockholders generally. Patapsco Bancorp’s board of directors was aware of these conflicts of interest and took them into account in approving the merger.

Treatment of Patapsco Bancorp Stock Options and Restricted Stock.  Each option to purchase shares of Patapsco Bancorp common stock outstanding and unexercised immediately prior to the effective time of the merger will be cancelled and all rights under such option will be extinguished in exchange for a cash payment equal to $23.00 less the exercise price per share of the stock option, multiplied by the number of shares of Patapsco Bancorp common stock subject to the stock option, less any required tax withholding.  Patapsco Bancorp’s directors and executive officers hold, in the aggregate, options to acquire ____ shares with a weighted average exercise price of $____.  Upon completion of the merger, Patapsco Bancorp’s directors and executive officers will receive approximately $__________ in exchange for these options.

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At the effective time, each share of restricted stock outstanding, to the extent not already vested, shall vest and shall represent a right to receive the same merger consideration provided to other Patapsco Bancorp stockholders, less any required tax withholdings.  Patapsco Bancorp’s directors and executive officers hold in the aggregate, 4,850 shares of unvested restricted stock, for which they will receive merger consideration of approximately $111,550.

Current Severance Agreements.  Patapsco Bancorp currently maintains the 2006 Severance Agreement with Michael J. Dee.  The 2006 Agreement provides for a payment to Mr. Dee of $125,000, payable in one lump sum, immediately upon the occurrence of a change in control, as defined in the 2006 Agreement, of either Patapsco Bancorp or Patapsco Bank.  The merger between Bradford Bancorp and Patapsco Bancorp will constitute a change in control.  The 2006 Agreement does not affect the existing Amended and Restated Severance Agreement, described below, by and between Patapsco Bank and Mr. Dee.

Patapsco Bank has entered into Amended and Restated Severance Agreements with Michael J. Dee and Laurence S. Mitchell, Senior Vice President-Lending (collectively, the “Employees”).  An Employee becomes entitled to collect severance benefits under the Severance Agreement in the event of the Employee’s (a) voluntary termination of employment (i) within 24 months following a change of control or (ii) within 90 days following the occurrence of certain specified events that generally reduce the employee’s compensation or responsibilities, or (b) involuntary termination of employment for any reason other than for cause in connection with or within 24 months of any change in control of Patapsco Bank or Patapsco Bancorp.

In the event an Employee becomes entitled to receive severance benefits, the Employee will (i) be paid an amount equal to his base salary and bonus paid in the prior calendar year, but in no event greater than the difference between (i) the product of 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended and regulations promulgated thereunder, and (ii) the sum of any other parachute payments (as defined in Section 280G(b)(2) of the Internal Revenue Code) that the Employee receives on account of the change in control. The Severance Agreements provide that any sum owed to the Employee shall be paid in one lump sum within ten days of such termination.

Proposed Employment Agreement.  Upon completion of the offering, Bradford Bancorp and Bradford Bank intend to enter into separate three-year employment agreements with Michael J. Dee.  The agreements at the company and bank levels have essentially identical provisions and the executives will not receive any duplicate payments under the agreements.  The employment agreements will provide for three-year terms, subject to annual renewal by the boards of directors for an additional year beyond the then-current expiration date.  The initial base salary under the agreements will be $170,000.  The agreements also will provide for participation in employee benefit plans and programs maintained for the benefit of senior management personnel, including discretionary bonuses and participation in future stock-based benefit plans and programs.

Upon termination of employment for cause, as defined in the agreement, Mr. Dee will receive no further compensation or benefits under the agreement.  If Bradford Bancorp terminates Mr. Dee for reasons other than cause, or Mr. Dee resigns under circumstances equivalent to constructive termination, Mr. Dee or, upon his death, his beneficiary, will receive an amount equal to the base salary and employer contributions to benefit plans that would have been payable for the remaining term of the agreement.  Bradford Bancorp will also continue or pay for Mr. Dee’s medical, dental and life insurance coverage for the remaining agreement term.

Under the employment agreements, upon Mr. Dee’s involuntary termination or voluntary termination under circumstances equivalent to constructive termination within one year after a change in control, he will receive a severance payment equal to three times his average annual compensation for the five preceding taxable years.  Mr. Dee also will receive a payment equivalent to continued medical, dental and life insurance benefits for 36 months following termination in connection with a change in control.

The agreements will provide for the reduction of change in control payments to Mr. Dee to the extent necessary to ensure he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, which would otherwise result in the imposition of a 20% excise tax under Section 4999 of the Internal Revenue Code and non-deductibility by the company making such payments.

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Upon termination of employment (other than involuntary termination in connection with a change in control), Mr. Dee will be required to refrain from engaging in competitive business activities, as outlined in the agreements, for a period of one year following termination.  Bradford Bancorp will agree to pay all reasonable costs and legal fees of Mr. Dee incurred in connection with the enforcement of its obligations under the employment agreement, provided Mr. Dee succeeds on the merits in a related legal proceeding.  The employment agreements will also provide for indemnification of Mr. Dee to the fullest extent legally permitted.

Appointment of a Director to the Bradford Bancorp Board of Directors.  Bradford Bancorp will appoint two of Patapsco Bancorp’s directors to the boards of directors of Bradford Bancorp and Bradford Bank.  These directors will be Nicole N. Glaeser and Thomas P. O’Neill.

Continued Director and Officer Liability Coverage.  For a period of six years following the effective time of the merger, Bradford Bancorp has agreed to indemnify and hold harmless the current and former officers and directors of Patapsco Bancorp and its subsidiaries against any costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the merger to the same extent as Patapsco Bancorp currently provides for indemnification of its officers and directors.  For a period of three years following the effective time of the merger, Bradford Bancorp has also agreed to provide coverage to the officers and directors of Patapsco Bancorp immediately prior to the effective time of the merger under the directors’ and officers’ liability insurance policy currently maintained by Patapsco Bancorp or under a policy with comparable coverage.

Employee Matters

Each person who is an employee of Patapsco Bank as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of Bradford Bank.  Bradford Bancorp will make available employer provided health and other employee welfare benefit plans to each continuing employee on the same basis that it provides such coverage to Bradford Bancorp employees.  Former employees of Patapsco Bank who continue to work for Bradford Bank (“continuing employees”) will receive credit for service with Patapsco Bank for purposes of vesting and determination of eligibility to participate in Bradford Bank’s 401(k) plan, but not for accrual of benefits.  Continuing employees who meet the eligibility requirements will enter the 401(k) plan and be eligible to participate immediately after the effective time and will be eligible to participate in any employee stock ownership plan established by Bradford Bank in connection with the conversion of Bradford Bank on the same basis as all other employees of Bradford Bank.  In addition, Bradford Bank will make available employer-provided health and other employee welfare benefit plans to each continuing employee on the same basis as it provides such coverage to Bradford Bank employees except that any pre-existing condition, eligibility waiting period or other limitations or exclusions otherwise applicable under such plans to new employees will not apply to a continuing employee or their covered dependents who were covered under a similar Patapsco Bank plan at the effective time of the merger.  To the extent permitted, Bradford Bank will maintain for the benefit of continuing employees the Patapsco Bank employer-paid health plan until February 28, 2008.

Patapsco Bancorp has agreed to withdraw from participation in the Pentegra Defined Contribution Plan for Financial Institutions, effective as of the effective time.  Patapsco Bancorp also will terminate its participation in the 401(k) Plan and the Patapsco Bancorp, Inc. 2004 Deferred Compensation Plan prior to the completion of the merger.

Patapsco Bancorp may pay cash retention bonuses to employees, subject to the prior approval of Bradford Bank, prior to the effective time of the merger provided that the aggregate amount of such bonuses does not exceed $110,000.  Each Patapsco Bank employee who is involuntarily terminated (other than for cause) within 12 months of the merger and who is not covered by a separate severance or change in control agreement will receive a severance payment equal to two weeks of base pay for each year of service at Patapsco Bank, with a minimum payment equal to four weeks of base pay for Patapsco Bank employees who have at least one full year of service and a maximum payment equal to 26 weeks of base pay.

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Restrictions on Resale of Shares of Bradford Bancorp Common Stock

All shares of Bradford Bancorp common stock issued to Patapsco Bancorp’s stockholders in connection with the merger will be freely transferable, except that shares received by persons deemed to be “affiliates” of Patapsco Bancorp under the Securities Act at the time of the special meeting may be resold only in transactions permitted by Rule 145 under the Securities Act or otherwise permitted under the Securities Act. This proxy statement-prospectus does not cover any resales of the shares of Bradford Bancorp common stock to be received by Patapsco Bancorp’s stockholders upon completion of the merger, and no person may use this proxy statement-prospectus in connection with any resale. Based on the number of shares of Bradford Bancorp common stock anticipated to be received in the merger, it is expected that Rule 145 will limit the amount of shares that certain affiliates of Patapsco Bancorp will be able to sell into the market. Persons who may be deemed affiliates of Patapsco Bancorp for this purpose generally include directors, executive officers and the holders of 10% or more of the outstanding shares of Patapsco Bancorp’s common stock.

Time of Completion

Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on a date designated by Bradford Bancorp that is no later than 30 days following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived.  See “—Conditions to Completion of the Merger.”  On the closing date, Bradford Bancorp will file articles of merger with the Maryland State Department of Assessments and Taxation merging Patapsco Bancorp into Bradford Bancorp.  The merger will become effective at the time stated in the articles of merger.

Bradford Bancorp and Patapsco Bancorp are working hard to complete the merger quickly.  It is currently expected that the merger will be completed early in the fourth quarter of 2007.  However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

Conditions to Completing the Merger

Bradford Bancorp’s and Patapsco Bancorp’s obligations to consummate the merger are conditioned on the following:

•                                          approval of the merger agreement by Patapsco Bancorp stockholders;

•                                          receipt of all required regulatory approvals for the merger and the conversion of Bradford Bancorp without any materially adverse conditions and the expiration of all statutory waiting periods;

•                                          no party to the merger being subject to any legal order, decree or injunction that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding for the purpose of blocking the transaction, and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

•                                          the registration statement of which this proxy statement-prospectus forms a part being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state “blue sky” approvals;

•                                          receipt by each party of all consents and approvals from third parties (other than those required from government agencies) required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on Bradford Bancorp after completion of the merger;

•                                          receipt by each party of opinions from their respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

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•                                          the other party having performed in all material respects its obligations under the merger agreement, the other party’s representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, and receipt of a certificate signed by the other party’s chief executive officer and chief financial officer to that effect;

•                                          Patapsco Bancorp filing with the Securities and Exchange Commission its annual report on Form 10-KSB for the year ended June 30, 2007; and

•                                          the shares of Bradford Bancorp common stock issuable pursuant to the merger being approved for listing on The Nasdaq Global Market.

The merger cannot be completed, and you will not receive any Bradford Bancorp shares or cash unless and until the Bradford Bancorp conversion and offering are completed.  The offering is scheduled to terminate on [DATE 1], 2007.  The offering may be extended until [DATE 2], 2007, unless the Office of Thrift Supervision approves a later date.

Conduct of Business Before the Merger

Patapsco Bancorp has agreed that, until completion of the merger and unless permitted by Bradford Bancorp, neither it nor its subsidiaries will:

General Business

•                                          conduct its business other than in the regular, ordinary and usual course consistent with past practice;

•                                          fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

•                                          take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

Indebtedness

•                                          incur, modify, extend or renegotiate any indebtedness or become responsible for the obligations of any person or entity, other than (a) the creation of deposit liabilities in the ordinary course of business consistent with past practice; and (b) advances from the Federal Home Loan Bank of Atlanta with a maturity of not more than one year;

•                                          prepay any such indebtedness so as to cause itself to incur a prepayment penalty thereunder;

Capital Stock

•                                          adjust, split, combine or reclassify its capital stock;

•                                          pay any cash or stock dividends or make any other distribution on its capital stock, except for regular quarterly cash dividends at a rate not exceeding $0.07 per share of Patapsco Bancorp common stock consistent with past practice and dividends paid by any of Patapsco Bancorp’s subsidiaries for the purpose of enabling Patapsco Bancorp to pay such dividends provided that for purposes of the regular quarterly cash dividend to be paid in October 2007, the declaration date shall be September 19, 2007, the record date shall be October 1, 2007 and the payment date shall be October 5, 2007; provided further, that if the effective date of the merger occurs after October 1, 2007 and prior to October 5, 2007, Bradford Bancorp shall assume such dividend payment obligation;

•                                          grant any stock options, restricted stock or stock appreciation rights or grant any third party a right to acquire any of its shares of capital stock;

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•                                          issue any additional shares of capital stock or any securities convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding options to purchase Patapsco Bancorp common stock;

•                                          redeem, purchase or otherwise acquire any shares of its capital stock;

Dispositions

•                                          dispose of any of its material assets or cancel or release any indebtedness, other than in the ordinary course of business or pursuant to commitments existing as of the date of the merger agreement;

Investments

•                                          except pursuant to contracts or agreements in force at the date of or permitted by the merger agreement, investments in the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Richmond and intra-company equity transfers in the ordinary course of business, make any equity investment other than pursuant to commitments existing as of the date of the merger agreement;

Contracts

•                                          enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving the payment of less than $25,000 per annum, the renewal of insurance policies for coverage levels comparable to those in effect on the date of the merger agreement, and contracts or agreements specifically allowed by the merger agreement;

Loans

•                                          make, renegotiate, renew, increase, extend, modify or purchase any loans, advances, credit enhancements or extensions, other than existing loan commitments and those in conformity with lending policies in effect as of the date of the merger agreement, in amounts not to exceed an aggregate of $1,675,000 with respect to any one borrower;

•                                          make or increase any loan or extension of credit or commit to make or increase any such loan or extension of credit to any director or executive officer of Patapsco Bancorp or Patapsco Bank, except for loans or extensions of credit on terms made available to the general public and other than renewals of existing loans or commitments to loan;

Employees

•                                          increase the compensation or fringe benefits of any of its employees or directors, except in the ordinary course of business consistent with past practice;

•                                          pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any employees or directors;

•                                          become a party to, amend (other than amendments required by applicable law) or commit to any benefit plan or employment agreement;

•                                          voluntarily accelerate the vesting or the lapsing of any restrictions with respect to any stock options or other stock-based compensation;

•                                          elect any new senior executive officer or director;

•                                          hire any employee with an annual total compensation in excess of $50,000;

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Settling Claims

•                                          settle any claim against it for more than $20,000 or impose or agree to material restrictions on its operations;

Governing Documents

•                                          amend its articles of incorporation or bylaws;

Investment in Debt Securities

•                                          make any material change to its investment securities portfolio or interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified;

•                                          make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

Capital Expenditures

•                                          make any capital expenditures other than pursuant to binding commitments and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

Branches

•                                          establish or commit to establish any new branch or other office or file an application to relocate or terminate the operation of an existing banking office;

Accounting

•                                          change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory guidelines;

Merger Agreement

•                                          take any action that is intended or expected to result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement;

•                                          knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code; or

Other Agreements

•                                          agree to take, commit to take any or adopt any resolutions in support of any of the foregoing actions.

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Bradford Bancorp has agreed that, until the completion of the merger and unless permitted by Patapsco Bancorp, it will not:

•                                          take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement, including the conversion of Bradford Bank to the stock holding company form of organization;

•                                          take any action that is intended or expected to result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement;

•                                          knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code; or

•                                          agree to take, commit to take or adopt any resolutions in support of any of the foregoing actions.

Covenants of Patapsco Bancorp and Bradford Bancorp in the Merger Agreement

Agreement Not to Solicit Other Proposals.  Patapsco Bancorp has agreed not to solicit, initiate, encourage or facilitate any acquisition proposal by a third party, to participate in discussions or negotiations regarding an acquisition proposal or to enter into any agreement requiring it to abandon or terminate the merger agreement with Bradford Bancorp.  An acquisition proposal includes the following:

•                                          any merger, consolidation, share exchange, business combination, or other similar transaction involving Patapsco Bancorp or its subsidiaries;

•                                          any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Patapsco Bancorp;

•                                          any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Patapsco Bancorp; and

•                                          any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Despite the agreement of Patapsco Bancorp not to solicit other acquisition proposals, the board of directors of Patapsco Bancorp may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the Patapsco Bancorp board of directors:

•                                          after consultation with and receipt of advice from outside legal counsel, in good faith deems such action to be necessary for the proper discharge of its fiduciary duties to Patapsco Bancorp stockholders under applicable law; and

•                                          after consultation with its financial advisor, determines in good faith that the transaction presented by such unsolicited acquisition proposal, taking into account all legal, financial and regulatory aspects of the proposal, the person making the proposal and the prospects and interests of Patapsco Bancorp and its stockholders, is a more favorable transaction (a “superior proposal”) than the transaction contemplated by the merger agreement with Bradford Bancorp.

If Patapsco Bancorp receives a proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, Patapsco Bancorp must immediately notify Bradford Bancorp and provide Bradford Bancorp with information about the third party and its proposal.

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Certain Other Covenants.  The merger agreement also contains other agreements relating to the conduct of Bradford Bancorp and Patapsco Bancorp before consummation of the merger, including the following:

•                                          Patapsco Bancorp will give Bradford Bancorp reasonable access during normal business hours to Patapsco Bancorp’s property, books, records and personnel and furnish all information Bradford Bancorp may reasonably request;

•                                          Patapsco Bancorp will promptly provide Bradford Bancorp with a copy of all documents filed with its banking regulators, each management report provided to its board of directors and each public press release;

•                                          Patapsco Bancorp will meet with Bradford Bancorp on a regular basis to discuss and plan for the conversion of Patapsco Bancorp data processing and related electronic information systems;

•                                          Patapsco Bancorp will invite a non-voting designee of Bradford Bancorp to attend all regular and special board of directors meetings of Patapsco Bancorp or Patapsco Bank and all meetings of the Directors’ Loan Committee of Patapsco Bank, except that Bradford Bancorp’s designee will not attend portions of any meeting during which there is being discussed: (a) matters involving the merger; (b) information or material that Patapsco Bancorp or Patapsco Bank must keep confidential under applicable laws or regulations; (c) pending or threatened litigation or investigations material to the merger; or (d) matters involving an acquisition proposal;

•                                          Bradford Bancorp and Patapsco Bancorp will use their reasonable best efforts to submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions including the conversion of Bradford Bancorp to the stock holding company form of organization;

•                                          Bradford Bancorp and Patapsco Bancorp will use their reasonable best efforts to obtain all third party consents necessary to consummate the merger;

•                                          Patapsco Bancorp will take any necessary action to exempt Bradford Bancorp and this transaction from any anti-takeover provisions contained in Patapsco Bancorp’s articles of incorporation or bylaws or federal or state law;

•                                          Bradford Bancorp and Patapsco Bancorp will use all reasonable efforts to take all actions necessary to consummate the merger and the transactions contemplated by the merger agreement;

•                                          Patapsco Bancorp and Bradford Bancorp will consult with each other regarding any public statements about the merger and any filings with any governmental entity;

•                                          Bradford Bancorp will file a registration statement, of which this proxy statement-prospectus forms a part, with the Securities and Exchange Commission registering the shares of Bradford Bancorp common stock to be issued in the merger to Patapsco Bancorp stockholders;

•                                          Bradford Bancorp and Patapsco Bancorp will issue a joint press release announcing the merger and will consult with one another prior to issuing any press release or otherwise making public statements with respect to the merger;

•                                          Patapsco Bancorp will take all actions necessary to convene a meeting of its stockholders to vote on the merger agreement.  The Patapsco Bancorp board of directors will recommend at the stockholder meeting that the stockholders vote to approve the merger and will use its reasonable best efforts to solicit stockholder approval, unless it determines that such actions would not comply with its fiduciary obligations to Patapsco Bancorp stockholders;

•                                          Bradford Bancorp shall use its best efforts to cause the Bradford Bancorp common stock to be issued in exchange for shares of Patapsco Bancorp common stock to be approved for issuance on the Nasdaq Global Market, subject to official notice of issuance, as promptly as practicable after the date of the merger agreement, and in any event prior to the effective time of the merger;

•                                          Patapsco Bancorp will use its reasonable best efforts to cause each person who is an affiliate of it under Rule 145 of the Securities Act to deliver to Bradford Bancorp a letter to the effect that such person will comply with Rule 145; and

•                                          Bradford Bancorp and Patapsco Bancorp will notify each other of any material contract defaults and any events that would reasonably be likely to result in a material adverse effect on the other.  They also will notify each other of any communication from a third party regarding the need to obtain that party’s consent in connection with the merger.

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Representations and Warranties Made by Bradford Bancorp and Patapsco Bancorp in the Merger Agreement

Bradford Bancorp and Patapsco Bancorp have made certain customary representations and warranties to each other in the merger agreement relating to their businesses.  For information on these representations and warranties, please refer to the merger agreement attached as Appendix A.  The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on the parties’ business, financial condition or results of operations.  See “—Conditions to Completion of the Merger.”

The representations and warranties contained in the merger agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties.  These representations and warranties may have been made for the purpose of allocating risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.

Terminating the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger, either before or after approval of the merger agreement by Patapsco Bancorp stockholders, as follows:

•                                          by the written mutual consent of Bradford Bancorp and Patapsco Bancorp;

•                                          by either party, if the stockholders of Patapsco Bancorp fail to approve the merger agreement (provided that Patapsco Bancorp will only be entitled to terminate for this reason if it has complied with its obligations under the merger agreement with respect to its stockholder meeting);

•                                          by either party, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the merger or the transactions contemplated by the merger agreement;

•                                          by either party, if the merger is not consummated by March 19, 2008, unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;

•                                          by either party, if the other party makes a misrepresentation, breaches a warranty or fails to fulfill a covenant that has not been cured within 30 days following written notice to the party in default; or

•                                          by Bradford Bancorp, if Patapsco Bancorp materially breaches its agreements regarding the solicitation of other acquisition proposals or the submission of the merger agreement to stockholders, or if the board of directors of Patapsco Savings does not recommend approval of the merger in the proxy statement-prospectus or withdraws or revises its recommendation in a manner adverse to Bradford Bancorp.

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Termination Fee

If Bradford Bancorp terminates the merger agreement as a result of a material breach by Patapsco Bancorp of its agreements regarding the solicitation of other acquisition proposals or of its obligation to call a stockholder meeting and recommend approval of the merger, then Patapsco Bancorp must pay Bradford Bancorp $2.0 million.  If either party terminates the merger agreement as a result of the failure of Patapsco Bancorp’s stockholders to approve the merger or if Bradford Bancorp terminates the merger agreement because of a material breach by Patapsco Bancorp, and an acquisition proposal from a third party has been publicly announced, disclosed or communicated, then Patapsco Bancorp must pay Bradford Bancorp $1.0 million.  If within 12 months after such termination, Patapsco Bancorp consummates or enters into any agreement with respect to an acquisition proposal, then it must pay an additional $1.0 million.  In no case shall Patapsco Bancorp be obligated to pay termination fees in excess of $2.0 million.

The merger agreement also requires Bradford Bancorp to pay Patapsco Bancorp a fee of $2,000,000 if the merger agreement is terminated:

•                                          by either party because the merger has not been consummated within 12 months of the date of the merger agreement and as of that date the conversion of Bradford Bank has not been consummated;

•                                          by either party because of a failure to receive regulatory approval for the conversion or a failure to receive regulatory approval for another reason that is not primarily attributable to Patapsco Bancorp; or

•                                          by Patapsco Bancorp because Bradford Bancorp has breached its obligations to effect the conversion.

Expenses

Each of Bradford Bancorp and Patapsco Bancorp will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Merger Agreement

Before the completion of the merger, Bradford Bancorp and Patapsco Bancorp may agree to waive, amend or modify any provision of the merger agreement.  However, after the vote by Patapsco Bancorp stockholders, Bradford Bancorp and Patapsco Bancorp can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by Patapsco Bancorp’s stockholders under the terms of the merger.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to approve and adopt the merger agreement at the time of the special meeting, Patapsco Bancorp may propose adjournment of the meeting to a later date or dates in order to permit further solicitation of proxies.  In order to allow proxies that have been received by Patapsco Bancorp at the time of the special meeting to be voted for an adjournment, if necessary, Patapsco Bancorp is submitting the question of adjournment to its stockholders as a separate matter for their consideration.  If it is necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned, if the special meeting is adjourned for less than 30 days.

The board of directors of Patapsco Bancorp unanimously recommends that stockholders vote “FOR” the adjournment proposal.

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OWNERSHIP OF PATAPSCO BANCORP COMMON STOCK

Persons and groups beneficially owning in excess of 5% of Patapsco Bancorp’s common stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The following table sets forth, as of _________, 2007, certain information as to the common stock believed by management to be beneficially owned by persons owning in excess of 5% of Patapsco Bancorp’s common stock.

	Amount and	Percent of
	Nature of	Shares of
Name and Address of Beneficial Owner	Beneficial Ownership	Common Stock Outstanding

Patapsco Bancorp, Inc. Employee Stock	103,278 (1)	5.28%
Ownership Plan Trust (“ESOP”)
1301 Merritt Boulevard
Dundalk, Maryland 21224

Jeffrey L. Gendell	136,585 (2)	6.98%
Tontine Financial Partners, L.P.
Tontine Management, L.L.C.
55 Railroad Avenue
Greenwich, CT 06830

(1)             The ESOP trustees, currently Directors O’Neill and Bouffard and Honorary Director Patterson, vote all allocated shares in accordance with the instructions of the participants.  Shares for which no instructions have been received are voted by the ESOP trustees in the same ratio as participants direct the voting of allocated shares or, in the absence of such direction, as directed by Patapsco Bancorp’s Board of Directors.  At ________, 2007, ________ shares had been allocated under the ESOP.

(2)             Pursuant to a joint Schedule 13G/A filed by Tontine Financial Partners, L.P., Tontine Management, L.L.C. and Mr. Gendell on February 13, 2007.  Tontine Financial Partners, L.P., Tontine Management, L.L.C. and Mr. Gendell reported shared beneficial ownership of 132,592 shares, and Mr. Gendell reported sole beneficial ownership of 3,993 shares.

The following table sets forth, as of ___________, 2007, the beneficial ownership of Patapsco Bancorp’s common stock by each of Patapsco Bancorp’s directors and nominees, Bradford Bancorp’s named executive officers and by all directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Shares of Common Stock Outstanding (2)
Gary R. Bozel	29,088	1.49%
Michael J. Dee	42,749	2.22
Nicole N. Glaeser	21,693	1.11
J. Thomas Hoffman	23,289	1.19
Douglas H. Ludwig	17,593	*
Laurence S. Mitchell	11,797	*
Thomas P. O’Neill	46,619	2.38
William R. Waters	15,256	*
All Executive Officers and Directors as a Group (10 person)	250,395	12.80

*                    Less than 1.0%.

(1)             Ownership is direct and the named individual exercises sole voting and investment power over the shares listed as beneficially owned by such person.  Amounts shown include 19,220, 2,796, 836, 2,796 and 25,648 shares which may be acquired by Messrs. Dee, Ludwig and Mitchell and Ms. Glaeser and by all directors and executive officers of Patapsco Bancorp as a group, respectively, upon the exercise of options exercisable within 60 days of the Record Date.  Does not include shares with respect to which Mr. O’Neill shares “voting power” by virtue of his position as a trustee of the trusts holding 103,278 shares under the Company’s ESOP.  Shares held by the ESOP trust and allocated to the accounts of participants are voted in accordance with the participants’ instructions, and unallocated shares are voted in the same ratio as ESOP participants direct the voting of allocated shares or, in the absence of such direction, in the ESOP trustees’ best judgment.

(2)             Based on ______ shares of Company common stock outstanding and entitled to vote as of __________, 2007, plus the number of shares that each person or the group may acquire within 60 days by exercising stock options.

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COMPARISON OF RIGHTS OF STOCKHOLDERS

Introduction

Upon consummation of the merger, holders of Patapsco Bancorp common stock whose shares are converted into shares of Bradford Bancorp common stock will become stockholders of Bradford Bancorp.  Accordingly, their rights will be governed by Bradford Bancorp’s articles of incorporation and bylaws and the Maryland General Corporation Law (“MGCL”).  While the MGCL is applicable to the rights of both Patapsco Bancorp and Bradford Bancorp stockholders, certain differences in their rights arise from differences between the companies’ respective articles of incorporation and bylaws.  The following discussion is not intended to be a complete statement of all differences affecting the rights of stockholders, but summarizes material differences and is qualified in its entirety by reference to applicable laws and the key corporate documents of Patapsco Bancorp and Bradford Bancorp.

Capitalization

Patapsco Bancorp. The authorized capital stock of Patapsco Bancorp consists of:

•                                          4,000,000 shares of common stock, $0.01 par value per share; and

•                                          1,000,000 shares of preferred stock, $0.01 par value per share.

Bradford Bancorp. The authorized capital stock of Bradford Bancorp consists of:

•                                          100,000,000 shares of common stock, $0.01 par value per share; and

•                                          10,000,000 shares of preferred stock, $0.01 par value per share.

Bradford Bancorp has issued 100 shares of its common stock to Bradford Bank.  No other Bradford Bancorp common stock or preferred stock has been issued.  There are no outstanding shares of Patapsco Bancorp preferred stock.

Voting Rights Generally

Patapsco Bancorp. Patapsco Bancorp’s articles of incorporation provide that holders of its common stock are entitled to one vote per share.  Beneficial owners of 10% or more of the outstanding stock are subject to voting limitations.  Holders of common stock do not have cumulative voting rights.

Bradford Bancorp. Bradford Bancorp’s articles of incorporation similarly provide that holders of common stock are entitled to one vote per share.  Beneficial owners of 10% or more of the outstanding stock are subject to voting limitations.  Bradford Bancorp’s bylaws provide that there is no cumulative voting in the election of directors.

Required Vote for Authorization of Certain Actions

Patapsco Bancorp.  Patapsco Bancorp’s articles of incorporation provide that Patapsco Bancorp may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares of stock or other specified transactions, with a “related person” or an affiliate of a related person unless certain criteria specified therein are met.  These criteria include approval by an 80% supermajority vote of the stockholders and a majority vote of stockholders other than the interested stockholders unless the transaction has received the prior approval of two-thirds of the “continuing directors” as defined in the articles of incorporation.

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Bradford Bancorp.  The articles of incorporation require the approval of the holders of at least 80% of Bradford Bancorp’s outstanding shares of voting stock entitled to vote to approve certain business combinations including a merger, consolidation, disposition of 25% or more of its assets, reclassification of securities or recapitalization with an “interested stockholder.”  This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Bradford Bancorp’s board of directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares.  In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

Board Considerations with Respect to Certain Actions

Patapsco Bancorp.  Patapsco Bancorp’s articles of incorporation provide that, when evaluating any tender or exchange offer for Patapsco Bancorp’s securities, offer to merge or consolidate the company, or offer to purchase or otherwise acquire all or substantially all of its assets or properties, the board of directors, in determining what is in the best interest of the company and its stockholders, shall consider all of the following factors and any other factors it deems relevant: (i) the social and economic effects of the transaction on Patapsco Bancorp and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which Patapsco Bancorp and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or entity, and the possible effect of such conditions upon Patapsco Bancorp and its subsidiaries and the other elements of the communities in which Patapsco Bancorp and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or entity and its or their management.

Bradford Bancorp.  The articles of incorporation of Bradford Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Bradford Bancorp (including a tender or exchange offer, merger or consolidation or sale of all or substantially all of the assets of Bradford Bancorp) may, in connection with the exercise of its judgment in determining what is in the best interest of Bradford Bancorp and its stockholders, give consideration to the following factors:

•                                          the economic effect, both immediate and long-term, upon Bradford Bancorp’s stockholders, including stockholders, if any, choosing not to participate in the transaction;

•                                          the social and economic effect on the employees, depositors and customers of, and others dealing with, Bradford Bancorp and its subsidiaries and on the communities in which Bradford Bancorp and its subsidiaries operate or are located;

•                                          whether the proposal is acceptable based on the historical and current operating results or financial condition of Bradford Bancorp;

•                                          whether a more favorable price could be obtained for Bradford Bancorp’s stock or other securities in the future;

•                                          the reputation and business practices of the offeror and its management and affiliates as they would affect the employees;

•                                          the future value of the stock or any other securities of Bradford Bancorp; and

•                                          any antitrust or other legal and regulatory issues that are raised by the proposal.

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Action Without A Meeting

Patapsco Bancorp. Patapsco Bancorp’s articles of incorporation provide that stockholders can act by written consent without a meeting if a written consent setting forth the action to be taken is signed by all stockholders entitled to vote with respect to the subject matter and if a written waiver of any right to dissent is signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.

Bradford Bancorp. The bylaws of Bradford Bancorp do not provide for action to be taken by stockholders without a meeting.  Under the MGCL, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action consent to taking such action without a meeting.

Board of Directors

Patapsco Bancorp. Patapsco Bancorp’s articles of incorporation provide that its board must consist of between five and 11 members with the precise number to be set by the board in accordance with its bylaws.  Currently there are seven directors.  Directors are divided into three classes with staggered terms, so that the terms of the classes are scheduled to expire in successive years.  At each annual meeting, Patapsco Bancorp’s stockholders elect the members of a single class of directors who are elected to three-year terms.  Directors are elected by a plurality of the votes cast.

The bylaws of Patapsco Bancorp provide that to be eligible to serve on the board, a person must:

1)                                      not be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year;

2)                                      not be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal;

3)                                      not have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency;

4)                                      not be or have been within the past five years, an officer, director or general partner of an entity which is the subject of 1), 2) or 3) above;

5)                                      not have been nominated by a person who would be disqualified from serving as a director under Subsection 1), 2), 3), or 4) above;

6)                                      reside in the State of Maryland; and

7)                                      not be more than 72 years of age (no director may serve past the annual meeting immediately following his or her attainment of 72 years of age).

Under its articles of incorporation, the board has the authority to fill vacancies that occur on the board, including vacancies caused by an increase in the number of directors, although any such newly appointed director would serve only until the next annual meeting.  Directors may be removed only for cause and then only by the affirmative vote of at least 80% of the outstanding shares.

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Bradford Bancorp. Bradford Bancorp’s articles of incorporation provide that the board of directors shall initially consist of eight members which number may be changed as provided in the bylaws.  The bylaws provide that the number of directors shall be at least five and no more than 15 and that a majority of the entire board may set the number of directors within such range, but such action shall not affect the tenure of office of any director.  Directors are divided into three classes with staggered terms, so that the terms of the classes are scheduled to expire in successive years.  At each annual meeting, Bradford Bancorp’s stockholders elect the members of a single class of directors who are elected to three-year terms.  Directors are elected by a plurality of the votes cast.

The bylaws of Bradford Bancorp provide that to be eligible to serve on the board, a person must:

•                                          not have been: (1) subject to a supervisory action by a financial regulatory agency that resulted in a cease or desist order; or (2) been convicted or charged with the commission of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison;

•                                          reside, for at least one year before his or her nomination or appointment, in the State of Maryland;

•                                          not be either a director or officer of another financial institution that engages in business activities in the same market area as Bradford Bancorp;

•                                          not be either a nominee or representative of a company of which any director, partner, trustee or stockholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to the board of directors under the bylaws; and

•                                          not be either the nominee or representative of a person, group or group acting in concert that includes a person who would be ineligible to be elected to the board of directors under the bylaws.

Under Bradford Bancorp’s bylaws, any vacancy occurring in the board, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of stockholders at which directors are elected.

Under the bylaws of Bradford Bancorp, any director may be removed only for cause by vote of the holders of a majority of the outstanding voting shares at a meeting of stockholders called for such purpose.

Nominations of Directors and Proposals for New Business

Patapsco Bancorp. Patapsco Bancorp’s articles of incorporation require that a stockholder who intends to nominate a candidate for election as a director of Patapsco Bancorp or propose any new business to be taken up at a meeting notify its secretary in writing not less than 30 nor more than 60 days prior to any such annual meeting; provided, if less than 40 days’ notice is given of the meeting, notification would be timely if delivered to Patapsco Bancorp no later than the 10th day following the day on which notice of the meeting was given.

Bradford Bancorp.  Bradford Bancorp’s bylaws provide that for a stockholder to bring business before a meeting or nominate a person for election as a director, the stockholder must provide notice of the proposed business or nomination to Bradford Bancorp’s secretary not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

Amendments to the Articles of Incorporation

Patapsco Bancorp. Except with respect to the provisions regarding the company’s capital structure, repurchases of shares, lack of preemptive right and general provisions regarding such matters as powers, resident agent and principal office, which require approval by the board of directors and the holders of a majority of the company’s outstanding shares entitled to vote, amendments to existing provisions of Patapsco Bancorp’s articles of incorporation, including with respect to such matters as the board of directors, limitation of liability and indemnification, lack of cumulative voting, amendment of the bylaws, limitations on the acquisition of stock, stockholder meetings and proposals and stockholder approval of business combinations, require approval of at least 80% of the shares outstanding and entitled to vote; except that such amendments may be made by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote if the same is first approved by a majority of the “continuing directors”, as defined in the articles of incorporation.

Bradford Bancorp.  The articles of incorporation of Bradford Bancorp generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment relating to the limitation of voting of common stock, removal of directors, the amendment of governing instruments and approval of business combinations, must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the Board of Directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock.

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Amendments to Bylaws

Patapsco Bancorp.  Under Patapsco Bancorp’s articles of incorporation, the bylaws may be amended by the stockholders of the Corporation only by vote of not less than 80% of the outstanding shares of capital stock entitled to vote.  In addition, the board of directors may amend the bylaws by the vote of two-thirds of the board of directors.

Bradford Bancorp. The bylaws of Bradford Bancorp may be amended by the affirmative vote of two-thirds of the board of directors.

Limited Liability

Patapsco Bancorp. Patapsco Bancorp’s articles of incorporation provide that its officers and directors are not liable to Patapsco Bancorp or its stockholders except (i) to the extent that it is proved that the officer or director actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (ii) to the extent that a judgment or other final adjudication adverse to the officer or director is entered in a proceeding based on a finding in the proceeding that the officer or director’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (iii) to the extent otherwise required by Maryland law.

Bradford Bancorp. The articles of incorporation of Bradford Bancorp provide that, to the fullest extent permitted under Maryland law, directors and officers of Bradford Bancorp will not be personally liable to Bradford Bancorp or its stockholders for monetary damages.

Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Patapsco Bancorp or Bradford Bancorp pursuant to the foregoing provisions, or otherwise, the companies have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Patapsco Bancorp. The articles of incorporation of Patapsco Bancorp provide that it will indemnify its directors and officers, whether serving it or at its request another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, to the fullest extent permitted under the Maryland General Corporation Law, including the advancement of expenses upon.

Bradford Bancorp. The articles of incorporation of Bradford Bancorp provide that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent permitted under Maryland law, including the advancement of expenses.

Special Stockholders’ Meetings

Patapsco Bancorp. Special meetings of Patapsco Bancorp’s stockholders may be called at any time by the chairman of the board, the president, a majority of its board of directors, a committee of the board of directors in accordance with the provisions of the articles of incorporation or by the secretary of Patapsco Bancorp upon the written request of the holders of not less than 25% of all votes entitled to be cast at the meeting.

Bradford Bancorp.  The bylaws of Bradford Bancorp provide that a special meetings of the stockholders may be called by the Chairman, the President, the board of directors pursuant to a resolution adopted by two-thirds of the total number of directors which Bradford Bancorp would have if there were no vacancies on the board, or by the Secretary upon written request by the holders of not less than a majority of the capital stock of Bradford Bancorp entitled to vote at a meeting.

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STOCKHOLDER PROPOSALS

Patapsco Bancorp will hold an annual meeting of stockholders in 2007 only if the merger is not consummated.  In order to be considered for inclusion in Patapsco Bancorp’s proxy statement for any such annual meeting, all stockholder proposals must have been submitted to the Secretary of Patapsco Bancorp on or before May 28, 2007.  Under the Articles of Incorporation, stockholder proposals not included in Patapsco Bancorp’s proxy statement, in order to be considered for possible action by stockholders at the 2007 annual meeting of stockholders (if any is held), must be submitted to the Secretary of Patapsco Bancorp in writing, at 1301 Merritt Boulevard, Dundalk, Maryland 21222-2194, not less than 30 nor more than 60 days prior to any such annual meeting; provided, if less than 40 days’ notice is given of the meeting, notification would be timely if delivered to Patapsco Bancorp no later than the 10th day following the day on which notice of the meeting was given.

LEGAL MATTERS

The validity of the shares of Bradford Bancorp common stock to be issued in connection with the merger will be passed upon for Bradford Bancorp by Muldoon Murphy & Aguggia LLP, Washington, DC.  The federal tax consequences of the merger have been opined upon by Muldoon Murphy & Aguggia LLP, Washington, DC.  Certain legal matters will be passed upon for Patapsco Bancorp and Patapsco Bank by Luse Gorman Pomerenk & Schick, P.C.

WHERE YOU CAN FIND MORE INFORMATION

Patapsco Bancorp files annual, quarterly and current reports, proxy statements and other information with the SEC.  These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document First Bancorp files with the SEC at its public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, N.E., Room 1580, Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.  In addition, a copy of Patapsco Bancorp’s Annual Report on Form 10-K for the year ended June 30, 2006 as filed with the Securities and Exchange Commission, will be provided on written request without charge to any stockholder whose proxy is being solicited by the board of directors.  The written request should be directed to: Mr. Douglas H. Ludwig, Secretary, Patapsco Bancorp, Inc., 1301 Merritt Boulevard, Dundalk, Maryland  21222.

Bradford Bancorp filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares of Bradford Bancorp common stock to be issued to Patapsco Bancorp stockholders in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Bradford Bancorp in addition to being a proxy statement of Patapsco Bancorp for its special meeting.  As permitted by the SEC rules, this proxy statement-prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement.  The additional information may be inspected and copied as set forth above.

All information concerning Bradford Bancorp and its subsidiaries has been furnished by Bradford Bancorp and all information concerning Patapsco Bancorp and its subsidiaries has been furnished by Patapsco Bancorp.

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You should rely only on the information contained in this proxy statement-prospectus when evaluating the merger agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement-prospectus.  This proxy statement-prospectus is dated _____________, 2007.  You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement-prospectus to stockholders of Patapsco Bancorp nor the issuance of shares of Bradford Bancorp common stock as contemplated by the merger agreement shall create any implication to the contrary.

MISCELLANEOUS

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one proxy statement-prospectus to your address.  This practice, known as “householding,” is designed to reduce our printing and postage costs.  However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record.  If you own your shares in “street name” and are receiving multiple copies of our annual report or proxy statements, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the special meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

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EXHIBIT A

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 19, 2007

BY AND AMONG

NEW BRADFORD BANCORP, INC.

(a Maryland corporation)

BRADFORD BANK MHC

(a federally chartered mutual holding company)

BRADFORD BANCORP, INC.

(a federal corporation)

BRADFORD BANK

(a federally chartered savings bank)

AND

PATAPSCO BANCORP, INC.

(a Maryland corporation)

5.13	Affiliate Letters	53
5.14	Environmental Reports	53
5.15	MHC Conversion from Mutual to Stock Form	53
5.16	Accountant’s Comfort Letter	55
5.17	Trust Preferred Securities	55

ARTICLE VI - CONDITIONS TO CONSUMMATION		55
6.1	Conditions to Each Party’s Obligations	55
6.2	Conditions to the Obligations of the Newco	56
6.3	Conditions to the Obligations of Patapsco	57

ARTICLE VII - TERMINATION		58
7.1	Termination	58
7.2	Termination Fees	59
7.3	Effect of Termination	60

ARTICLE VIII - CERTAIN OTHER MATTERS		60
8.1	Interpretation	60
8.2	Survival	60
8.3	Waiver; Amendment	60
8.4	Counterparts	60
8.5	Governing Law	60
8.6	Expenses	61
8.7	Notices	61
8.8	Entire Agreement; etc.	61
8.9	Successors and Assigns; Assignment	62
8.10	Specific Performance	62

EXHIBITS

Exhibit A	Plan of Conversion
Exhibit B	Form of Voting Agreement
Exhibit C	Plan of Bank Merger
Exhibit D	Form of Affiliate Letter

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 19th day of March, 2007 (“Agreement”), by and among New Bradford Bancorp, Inc., a Maryland corporation (“Newco”), Bradford Bank MHC, a federally chartered mutual holding company (the “MHC”), Bradford Bancorp, Inc., a federally chartered subsidiary holding company (“Bradford”), Bradford Bank, a federally chartered savings bank (“Bradford Bank”) and Patapsco Bancorp, Inc., a Maryland corporation (“Patapsco”).

Introductory Statement

The respective Boards of Directors of Newco, MHC, Bradford and Bradford Bank (collectively, the “Bradford Parties”) and the Board of Directors of Patapsco have each determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of their respective corporations and stockholders or members, as the case may be.

In connection with the Merger, it is intended that MHC will convert from the mutual form of organization to the capital stock form of organization pursuant to certain transactions (the “Conversion”) as the result of which, inter alia, Bradford Bank will become a wholly owned subsidiary of Newco, and that in connection with such Conversion, Newco will conduct a subscription offering of its common stock, and if necessary a community and/or syndicated community offering, all pursuant to a plan of conversion, substantially in the form attached at Exhibit A hereto and subject to regulatory review and amendment in connection with such review as provided therein (the “Plan of Conversion”).

The parties hereto intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the IRC for federal income tax purposes.

The parties hereto desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to the Bradford Parties’ willingness to enter into this Agreement, each of the members of the Board of Directors of Patapsco has entered into an agreement dated as of the date hereof in the form of Exhibit B pursuant to which he or she will vote his or her shares of Patapsco Common Stock in favor of this Agreement and the transactions contemplated hereby.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

DEFINITIONS

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Agreement	Preamble
Articles of Merger	Section 2.3
Bank Merger	Section 2.13
Bradford	Preamble
Bradford Bank	Preamble
Bradford Employee Plans	Section 3.3(u)(i)
Bradford Parties	Recitals
Cash Consideration	Section 2.5(a)
Cash Election	Section 2.6(b)
Cash Election Shares	Section 2.6(b)
Certificate(s)	Section 2.6(c)
Change in Recommendation	Section 5.8
Closing	Section 2.2
Closing Date	Section 2.2
Continuing Employee	Section 5.11(a)
Conversion	Recitals
Disclosure Letter	Section 3.1
Dissenters’ Shares	Section 2.12
Effective Time	Section 2.3
Election Deadline	Section 2.6(c)
Election Form	Section 2.6(a)
Environmental Consultant	Section 5.14
Exchange Agent	Section 2.6(c)
Exchange Ratio	Section 2.5(a)
Indemnified Party	Section 5.12(a)
Initial Offering Price	Section 2.14
Intellectual Property	Section 3.2(q)
Letter of Transmittal	Section 2.7(a)
Mailing Date	Section 2.6(a)
Maximum Insurance Amount	Section 5.12(c)
Merger	Section 2.1
Merger Consideration	Section 2.5(a)
MHC	Preamble
Mixed Election	Section 2.6(b)
Newco	Preamble
Non-Election	Section 2.6(b)
Non-Election Shares	Section 2.6(b)
Patapsco	Preamble
Patapsco Employee Plans	Section 3.2(s)(i)
Patapsco ESOP	Section 5.11(c)

Patapsco Option	Section 2.11(a)
Patapsco Property	Section 5.14
Patapsco Qualified Plan	Section 3.2(s)(iv)
Patapsco’s Reports	Section 3.2(h)
Patapsco Stock Plans	Section 2.11(a)
Pending Merger Agreements	Section 3.2(t)
Pending Merger Applications	Section 3.2(t)
Plan of Conversion	Recitals
Proxy Statement	Section 5.9(a)
Representative	Section 2.6(b)
Target Organizations	Section 3.2(t)
Termination Date	Section 7.1(d)
Shortfall Number	Section 2.6(e)(ii)
Stock Consideration	Section 2.5(a)
Stock Conversion Number	Section 2.6(d)
Stock Election	Section 2.6(b)
Stock Election Number	Section 2.6(b)
Stock Election Shares	Section 2.6(b)
Stockholder Meeting	Section 5.8
Surviving Corporation	Section 2.1

In addition, for purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving Patapsco or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of Patapsco’s consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of Patapsco’s capital stock or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

“Agreement” means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“BMA” means the Bank Merger Act, as amended (12 U.S.C. 1828(c)).

“Conversion Prospectus” means a prospectus issued by Newco in connection with Offering that meets the requirements of the Securities Act, applicable state securities laws and banking laws and regulations.  The Conversion Prospectus may be combined with the Proxy Statement delivered to stockholders of Patapsco in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby and the offering of the Newco Common Stock to them as Merger Consideration.

“Conversion Registration Statement” means the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the shares of Newco Common Stock to be offered and issued in connection with the Offering.  The Conversion Registration Statement and the Merger Registration Statement may be separate registration statements or may be combined in one registration statement that shall register shares of Newco Common Stock to be offered and issued in connection with the Offering and to be offered to holders of Patapsco Common Stock in connection with the Merger.

“CRA” means the Community Reinvestment Act, as amended.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect.  The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called “Superfund” or “Superlien” law, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with Patapsco or Bradford, as applicable, under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” shall consist of (i) Dissenters’ Shares and (ii) shares held directly or indirectly by the Bradford Parties (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted).

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles.

“Government Regulator” means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners’ Loan Act, as amended.

“IRC” means the Internal Revenue Code of 1986, as amended.

“knowledge” means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than vice president.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means an effect which is material and adverse to the business, financial condition or results of operations of Patapsco or Bradford, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both the Bradford Parties and Patapsco, or to financial and/or depository institutions generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of the Bradford Parties or Patapsco taken with the prior written consent of the other, (iv) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (v) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, shall not be considered in determining if a Material Adverse Effect has occurred.

“Merger Registration Statement” means the registration statement on Form S-4, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the shares of Newco Common Stock to be offered to holders of Patapsco Common Stock issued in connection with the Merger.  The Conversion Registration Statement and the Merger Registration Statement may be separate registration statements or may be combined in one registration statement that shall register shares of Newco Common Stock to be offered and issued in connection with the Offering and to be offered to holders of Patapsco Common Stock in connection with the Merger.

“MGCL” means the Maryland General Corporation Law.

“Newco Common Stock” means the common stock, par value $.01 per share, of Newco.

“Offering” means the offering of shares of Newco Common Stock in a subscription offering and, if necessary, a community offering and/or a syndicated community offering as part of the Conversion.

“OTS” means the Office of Thrift Supervision.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Patapsco Common Stock” means the common stock, par value $.01 per share, of Patapsco.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“SDAT” means the Maryland State Department of Assessments and Taxation.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which a party has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) Patapsco’s Board of Directors determines in good faith, after consulting with its outside legal counsel and a financial advisor other than Bradford’s financial advisor on this transaction, would, if consummated, result in a transaction that is more favorable to the stockholders of Patapsco from a financial point of view than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal), (ii) is not conditioned on obtaining financing (and with respect to which Bradford and Newco has received written evidence of such person’s ability to fully finance its Acquisition Proposal), and (iii) is for 100% of the outstanding shares of Patapsco Common Stock.

“Tax(es)” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

ARTICLE II
THE MERGER

2.1          The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, Patapsco will merge with and into Newco (the “Merger”) at the Effective Time.  At the Effective Time, the separate corporate existence of Patapsco shall cease.  Newco shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue to be governed by the MGCL and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2          Closing.  Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), the closing of the Merger (the “Closing”) will take place in the offices of Muldoon Murphy & Aguggia LLP, 5101 Wisconsin Avenue, Washington, DC, or at such other location as is agreed to by the parties hereto, on the date of the closing of the Conversion (the “Closing Date”), immediately following the completion of the Conversion, unless another time or date is agreed to by the parties hereto.

2.3          Effective Time.  In connection with the Closing, Newco and Patapsco shall duly execute and deliver articles of merger (the “Articles of Merger”) to the SDAT for filing pursuant to the MGCL.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the SDAT or at such later date or time as the parties shall agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4          Effects of the Merger.  The Merger will have the effects set forth in the MGCL.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Newco shall possess all of the properties, rights, privileges, powers and franchises of Patapsco and be subject to all of the debts, liabilities and obligations of Patapsco.

2.5          Effect on Outstanding Shares of Patapsco Common Stock.

(a)           Subject to the provisions of Section 2.6 hereof, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Patapsco Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either the right to receive (i) $23.00 in cash, without interest (the “Cash Consideration”) or (ii) the number of shares of Newco Common Stock equal to the Exchange Ratio, as defined below (the “Stock Consideration”).  The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”  The “Exchange Ratio” shall be equal to the result obtained by dividing the Cash Consideration by the Initial Offering Price, as defined below.

(b)           Notwithstanding any other provision of this Agreement, no fraction of a share of Newco Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Newco shall pay to each holder of Patapsco Common Stock who would otherwise be entitled to a fraction of a share of Newco Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Initial Offering Price.

(c)           If, between the date of this Agreement and the Effective Time, the outstanding shares of Newco Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Patapsco Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d)           As of the Effective Time, each Excluded Share, other than Dissenters’ Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto.  In addition, no Dissenters’ Shares shall be converted into shares of Newco Common Stock pursuant to this Section 2.5 but instead shall be treated in accordance with the provisions set forth in Section 2.12 of this Agreement.

2.6          Election and Proration Procedures.

(a)           An election form in such form as Patapsco and Newco shall mutually agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of Patapsco Common Stock as of a record date which shall be the same date as the record date for eligibility to vote on the Merger.  The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Patapsco Common Stock.  Newco shall make available Election Forms as may be reasonably requested by all persons who become holders of Patapsco Common Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and Patapsco shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(b)           Each Election Form shall entitle the holder of shares of Patapsco Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (iii) elect to receive the Cash Consideration with respect to some of such holder’s shares and the Stock Consideration with respect to such holder’s remaining shares (a “Mixed Election”) or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”).  Holders of record of shares of Patapsco Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Patapsco Common Stock held by that Representative for a particular beneficial owner.  Shares of Patapsco Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of Patapsco Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Patapsco Common Stock as to which no election has been made are referred to as “Non-Election Shares.” The aggregate number of shares of Patapsco Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(c)           To be effective, a properly completed Election Form must be received by the transfer agent for Newco Common Stock (the “Exchange Agent”) on or before 5:00 p.m., New York City time, on the Election Deadline.  As used herein, “Election Deadline” means the date, as reasonably determined by Newco, that is as close as possible to the fifth business day prior to the date on which the Effective Time is expected to occur.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more certificates theretofore representing Patapsco Common Stock (“Certificate(s)”) (or customary affidavits and, if required by Newco pursuant to Section 2.7(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Patapsco Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  Any Patapsco stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form.  Any Patapsco stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent.  All elections shall be revoked automatically if the Exchange Agent is notified in writing by Newco and Patapsco that this Agreement has been terminated.  If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election

Deadline, the shares of Patapsco Common Stock held by such stockholder shall be designated Non-Election Shares.  Newco shall cause the Certificates representing Patapsco Common Stock described in clause (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d)           Notwithstanding any other provision contained in this Agreement, 50% of the total number of shares of Patapsco Common Stock outstanding at the Effective Time (the “Stock Conversion Number”) shall be converted into the Stock Consideration and the remaining outstanding shares of Patapsco Common Stock (excluding shares of Patapsco Common Stock to be canceled as provided in Section 2.5(d) and Dissenters’ Shares) shall be converted into the Cash Consideration; provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the IRC and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the IRC, Newco shall increase the number of shares of Patapsco Common Stock that will be converted into the Stock Consideration and reduce the number of shares of Patapsco Common Stock that will be converted into the right to receive the Cash Consideration to ensure that the Stock Consideration will represent at least 40% of the value of the aggregate Merger Consideration, increased by the value of any Excluded Shares, each as measured as of the Effective Time.

(e)           Within five business days after the later to occur of the Election Deadline or the Effective Time, Newco shall cause the Exchange Agent to effect the allocation among holders of Patapsco Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)            If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the Stock Consideration in respect of the number of Stock Election Shares held by such holder multiplied by a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number and (B) the Cash Consideration in respect of the remaining number of such holder’s Stock Election Shares;

(ii)           If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)          if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive (1) the Stock Consideration in respect of the number of Non-Election Shares held by such holder multiplied by a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder’s Non-Election Shares; or

(B)           if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive (1) the Stock Consideration in respect of  the number of Cash Election Shares held by such holder multiplied by a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder’s Cash Election Shares.

For purposes of the foregoing calculations, Excluded Shares shall be deemed Cash Election Shares. For purposes of this Section 2.6(e), if Newco is obligated to increase the number of shares of Patapsco Common Stock to be converted into shares of Newco Common Stock as a result of the application of the last clause of Section 2.6(d) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 2.6(e).

2.7          Exchange Procedures.

(a)           Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to Newco and Patapsco shall be mailed as soon as practicable (but in no event later than five business days) after the Effective Time to each holder of record of Patapsco Common Stock as of the Effective Time who did not previously submit a completed Election Form.  A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of Patapsco Common Stock to be converted thereby or other acceptable documentation.

(b)           At and after the Effective Time, each Certificate (except as specifically set forth in Section 2.5) shall represent only the right to receive the Merger Consideration.

(c)           Prior to the Effective Time, Newco shall (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of Newco Common Stock to provide for payment of the aggregate Stock Consideration and (ii) deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Patapsco Common Stock, for exchange in accordance with this Section 2.7, an amount of cash sufficient to pay the aggregate Cash Consideration.

(d)           The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Newco may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Newco Common Stock that such holder has the right to receive pursuant to Section 2.5, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.5, if any (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 2.5, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5).  Certificates so surrendered shall forthwith be canceled.  As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Newco Common Stock and cash as provided herein.  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Newco Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.  If there is a transfer of ownership of any shares of Patapsco Common Stock not registered in the transfer records of Patapsco, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Patapsco Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Newco and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(e)           No dividends or other distributions declared or made after the Effective Time with respect to Newco Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Newco Common Stock hereunder until such person surrenders his or her Certificates in accordance with this Section 2.7.  Upon the surrender of such person’s Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Newco Common Stock represented by such person’s Certificates.

(f)            The stock transfer books of Patapsco shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Patapsco of any shares of Patapsco Common Stock.  If, after the Effective Time, Certificates are presented to Newco, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.7.

(g)           Any portion of the aggregate amount of cash to be paid pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.7 or any proceeds from any investments thereof that remains unclaimed by the stockholders of Patapsco for six months after the Effective Time shall be repaid by the Exchange Agent to Newco upon the written request of Newco.  After such request is made, any stockholders of Patapsco who have not theretofore complied with this Section 2.7 shall look only to Newco for the Merger Consideration deliverable in respect of each share of Patapsco Common Stock such stockholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon.  If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Newco (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims.  Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Patapsco Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)           Newco and the Exchange Agent shall be entitled to rely upon Patapsco’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, Newco and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(i)            If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Newco, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

2.8          Effect on Outstanding Shares of Newco Common Stock.  At the Effective Time, each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

2.9          Directors of Surviving Corporation After Effective Time.  Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of Newco serving immediately prior to the Effective Time.  Newco shall take all action necessary to appoint two members of Patapsco’s Board of Directors, selected by Newco prior to the mailing of the Proxy Statement, to the Boards of Directors of Newco and Bradford Bank, effective immediately following the Effective Time.  To the extent consistent with the requirement to stagger the terms of the directors of Newco and Bradford Bank, Newco and Bradford Bank will nominate one such person for election at the 2008 annual meeting of stockholders to a one year term and one such person for election to a three year term.

2.10        Articles of Incorporation and Bylaws.  The articles of incorporation of Newco, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.  The bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.11        Treatment of Stock Options and Restricted Stock.

(a)           As soon as practicable following the date of this Agreement, Patapsco’s Board of Directors shall adopt such resolutions or take such other actions as are required to provide for the cancellation of all outstanding options to acquire shares of Patapsco Common Stock (each, a “Patapsco Option”) issued pursuant to the equity-based compensation plans identified in Section 3.2(s) of the Patapsco Disclosure Letter (the “Patapsco Stock Plans”), whether or not vested, as of the Effective Time in exchange for a cash payment by Patapsco in cash an amount equal to the product of (i) the number of shares of Patapsco Common Stock subject to such option at the Effective Time and (ii) the amount by which the Cash Consideration exceeds the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements.  In the event that the exercise price of a Patapsco Option is greater than the Cash Consideration, then at the Effective Time such Patapsco Option shall be canceled without any payment made in exchange therefor.  Notwithstanding the foregoing, any vested Patapsco Option may be exercised in accordance with its terms at any time prior to the Effective Time.

(b)           At the Effective Time, each share of restricted stock outstanding as of the Effective Time and issued pursuant to the Patapsco Bancorp, Inc. 2004 Stock Incentive Plan, to the extent not already vested, shall vest and shall represent a right to receive the same Merger Consideration provided to other holders of Patapsco Common Stock pursuant to Section 2.5 above, net of any amounts that must be withheld under federal and state income and employment tax requirements.

2.12        Dissenters’ Rights.  Notwithstanding any other provision of this Agreement to the contrary, shares of Patapsco Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have filed with Patapsco a written objection to the Merger in compliance with applicable Maryland law and who shall have not voted in favor of the Merger or consented thereto in writing (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to demand and receive payment of the fair value of such shares held by them in accordance with the provisions of the MGCL, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting stockholders under the MGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.7 of the Certificate(s) that, immediately prior to the Effective Time, evidenced such shares. Patapsco shall give Newco (i) prompt notice of any objections to the Merger, written demands for payment of fair value of any shares of Patapsco Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the MGCL and received by Patapsco relating to stockholders’ dissenters’ rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the MGCL consistent with the obligations of Patapsco thereunder.  Patapsco shall not, except with the prior written consent of Newco, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment of fair value or (z) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the MGCL.

2.13        Bank Merger.  Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Bradford Bank and The Patapsco Bank, a wholly owned subsidiary of Patapsco, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit C, pursuant to which The Patapsco Bank will merge with and into Bradford Bank (the “Bank Merger”).  The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

2.14        The Conversion. Contemporaneous with the adoption of this Agreement, the Board of Directors of MHC is adopting the Plan of Conversion to convert into the capital stock form of organization. Newco is being organized to become the parent of Bradford Bank and to offer for sale shares of common stock to the Participants (as defined in the Plan of Conversion) in the Conversion.  The price per share of the shares of Newco Common Stock to be issued in the Conversion is referred to as the “Initial Offering Price.”  The Initial Offering Price is expected to be $10.00.  The shares of Newco Common Stock to be issued in connection with the Merger may be either shares unsubscribed for in the Conversion subscription or community offerings, or to the extent such shares are unavailable, authorized but unissued shares of Newco Common Stock, which shares shall be issued immediately following completion of the Conversion.

2.15        Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Bradford or Newco shall be entitled to revise the structure of the Merger, the Bank Merger or the Conversion, provided that (i) there are no adverse federal or state income tax consequences to Patapsco stockholders as a result of the modification; (ii) the consideration to be paid to the holders of Patapsco Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount as a result of such change in structure and, in the case of any revision to the structure of the Conversion, the pro forma capitalization of Newco (or the corporation issuing its capital stock to Patapsco stockholders giving effect to such revision) shall not be materially different than that contemplated by the Plan of Conversion; and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger.  Each of the parties hereto agrees to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.16        Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that the Bradford Parties by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, Patapsco or to exercise, directly or indirectly, a controlling influence over the management or policies of Patapsco.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1          Disclosure Letters.  Prior to the execution and delivery of this Agreement, the Bradford Parties and Patapsco have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate).  Any disclosures made with respect to a subsection of Section 3.2 or 3.3 shall be deemed to qualify (i) any subsections of Section 3.2 or 3.3 specifically referenced or cross-referenced and (ii) other subsections of Section 3.2 or 3.3 to the extent that it is reasonably apparent (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure is relevant to such other subsections and contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other subsections.

3.2          Representations and Warranties of Patapsco.  Patapsco represents and warrants to the Bradford Parties that, except as disclosed in Patapsco’s Disclosure Letter:

(a)           Organization and Qualification.  Patapsco is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is registered as a bank holding company under the BHC Act.  Patapsco has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Patapsco is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on Patapsco.

(b)           Subsidiaries.

(i)            Patapsco’s Disclosure Letter sets forth with respect to each of Patapsco’s Subsidiaries its name, its jurisdiction of incorporation, Patapsco’s percentage ownership, the number of shares of stock owned or controlled by Patapsco and the name and number of shares held by any other person who owns any stock of the Subsidiary. Patapsco owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to Patapsco’s right to vote or dispose of any equity securities of its Subsidiaries.  Patapsco’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by bank holding companies.

(ii)           Each of Patapsco’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on such Subsidiary.

(iii)          The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable.  No shares of capital stock of any Subsidiary of Patapsco are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)          No Subsidiary of Patapsco other than The Patapsco Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder.  The Patapsco Bank’s deposits are insured by the FDIC to the fullest extent permitted by law.  The Patapsco Bank is a member in good standing of the Federal Home Loan Bank of Atlanta.

(c)           Capital Structure.

(i)            The authorized capital stock of Patapsco consists of 4,000,000 shares of Patapsco Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share.

                (ii)           As of the date of this Agreement: (A) 1,889,033 shares of Patapsco Common Stock are issued and outstanding and no shares of preferred stock are outstanding; and (B) no shares of Patapsco Common Stock are reserved for issuance except for 68,297 shares of Patapsco Common Stock reserved for issuance upon the exercise of Patapsco Options issued pursuant to the Patapsco Stock Plans and 40,769 shares of Patapsco Common Stock reserved for issuance in connection with outstanding deferred compensation obligations.  All of the issued and outstanding shares of Patapsco Common Stock have been, and all shares of Patapsco Common Stock that may be issued upon the exercise of Patapsco Stock Options will be, when issued in accordance with the terms thereof, validly issued, fully paid and nonassessable and are free of preemptive rights.

(iii)          Set forth in Patapsco’s Disclosure Letter is a complete and accurate list of all outstanding Patapsco Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.  The per share exercise price or purchase price for each Patapsco Option is equal to or greater than the fair market value of the underlying shares of Patapsco Common Stock determined as prescribed by the relevant Patapsco Stock Plan on the effective date of the corporate action effectuating the grant of such Patapsco Option.

(iv)          No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Patapsco may vote are issued or outstanding.

(v)           Except pursuant to the Patapsco Stock Plans, neither Patapsco nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Patapsco or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Patapsco or obligating Patapsco or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.  As of the date hereof, there are no outstanding contractual obligations of Patapsco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Patapsco or any of its Subsidiaries.

(d)           Authority.  Patapsco has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Patapsco’s Board of Directors.  The Board of Directors of Patapsco has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Patapsco and its stockholders and has directed that this Agreement and the transactions contemplated by this Agreement be submitted to Patapsco’s stockholders for adoption at a duly held meeting of such stockholders and, except for the approval of this Agreement and the transactions contemplated by this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Patapsco Common Stock entitled to vote on such proposal at such meeting at which a quorum is present, no other corporate proceedings on the part of Patapsco are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Patapsco and constitutes a valid and binding obligation of Patapsco, enforceable against Patapsco in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)           No Violations.  The execution, delivery and performance of this Agreement by Patapsco do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Patapsco or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of Patapsco or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Patapsco or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Patapsco or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Patapsco.

(f)            Consents and Approvals.  Except for (i) the filing of the Merger  Registration Statement and the declaration of effectiveness of the Merger Registration Statement by the SEC, and such proxy solicitation materials and reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (ii) the filing of the Articles of Merger with the SDAT and such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Patapsco and its Subsidiaries are qualified or licensed to do business or state securities or “blue sky” laws; (iii) the approval of FRB under the BHC Act in connection with the merger of Patapsco and Newco, or the waiver thereof; (iv) the approval or non-objection of the OTS under the HOLA in connection with the merger of Patapsco and Newco and the approval of the OTS under the BMA in connection with the merger of Bradford Bank and The Patapsco Bank; and (v) the approval of the Maryland Superintendent of Financial Regulation in connection with the acquisition of the voting stock of The Patapsco Bank as a result of the merger of Patapsco and Newco, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Patapsco of this Agreement and (B) the consummation by Patapsco of the Merger and the other transactions contemplated by this Agreement.  As of the date hereof, Patapsco has no knowledge of any reason pertaining to Patapsco why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(g)           Governmental Filings.  Patapsco and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2004 with (i) the FRB, (ii) the FDIC, (iii) the Maryland Office of Financial Regulation or any state regulatory authority, (iv) the SEC, and (v) each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Government Regulator, and have paid all fees and assessments due and payable in connection therewith.  No administrative actions have been taken or, to the knowledge of Patapsco, threatened or orders issued in connection with any such report, registration or statement.  As of their respective dates, each such report, registration and statement complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h)           Securities Filings.  Patapsco has previously made available to Newco an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2004 by Patapsco with the SEC pursuant to the Securities Act or the Exchange Act (collectively, “Patapsco’s Reports”), and prior to the date of this Agreement and (ii) communication mailed by Patapsco to its stockholders since January 1, 2004 and prior to the date of this Agreement.  None of Patapsco’s Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, all of Patapsco’s Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder.  Each of the financial statements (including, in each case, any notes thereto) of Patapsco included in Patapsco’s Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(i)            Financial Statements.  Patapsco has previously made available to Newco copies of (i) the consolidated balance sheets of Patapsco and its Subsidiaries as of June 30, 2006 and 2005 and related consolidated statements of income, cash flows and changes in stockholders’ equity for each of the years in the two-year period ended June 30, 2006, together with the notes thereto, accompanied by the audit report of Patapsco’s independent public auditors, as reported in Patapsco’s Annual Report on Form 10-KSB for the year ended June 30, 2006 filed with the SEC and (ii) the unaudited consolidated balance sheet of Patapsco and its Subsidiaries as of December 31, 2006 and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the three and six months ended December 31, 2006, as reported in Patapsco’s Quarterly Report on Form 10-QSB for the period ended December 31, 2006 filed with the SEC.  Such financial statements were prepared from the books and records of Patapsco and its Subsidiaries, fairly present the consolidated financial position of Patapsco and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Patapsco and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other disclosures to the extent permitted under applicable regulations.  The books and records of Patapsco and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(j)            Undisclosed Liabilities.  Neither Patapsco nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Patapsco as of December 31, 2006 included in Patapsco’s Quarterly Report on Form 10-QSB for the period ended December 31, 2006, except for (i) liabilities incurred since December 31, 2006 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Patapsco and (ii) liabilities incurred for legal, accounting, financial advising fees, out-of-pocket and other expenses in connection with the transactions contemplated by this Agreement.

(k)           Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or as disclosed in Patapsco’s Reports filed prior to the date of this Agreement, since December 31, 2006:

(i)            Patapsco and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices;

(ii)           there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Patapsco;

(iii)          Patapsco has not declared, paid or set aside any dividends or distributions with respect to the Patapsco Common Stock, other than regular quarterly cash dividends not in excess of $.07 per share on Patapsco Common Stock;

(iv)          except for supplies or equipment purchased in the ordinary course of business, neither Patapsco nor any of its Subsidiaries have made any capital expenditures exceeding individually or in the aggregate $25,000;

(v)           there has not been any write-down by The Patapsco Bank in excess of $25,000 with respect to any of its Loans or other real estate owned;

(vi)          there has not been any sale, assignment or transfer of any assets by Patapsco or any of its Subsidiaries in excess of $25,000 other than in the ordinary course of business or pursuant to a contract or agreement disclosed in Patapsco’s Disclosure Letter;

(vii)         there has been no increase in the salary, compensation, pension, severance or other benefits payable or to become payable by Patapsco or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business;

(viii)        neither Patapsco nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees;

(ix)           neither Patapsco nor any of its Subsidiaries has entered into or amended any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director or officer; and

(x)            there has been no change in any accounting principles, practices or methods of Patapsco or any of its Subsidiaries other than as required by GAAP.

(l)            Litigation.  There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Patapsco, threatened against or affecting Patapsco or any of its Subsidiaries or any property or asset of Patapsco or any of its Subsidiaries.  To the knowledge of Patapsco, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Patapsco or any of its Subsidiaries.  There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Patapsco or any of its Subsidiaries that have not been satisfied or that enjoin Patapsco or any of its Subsidiaries from taking any action.

(m)          Absence of Regulatory Actions.  Since January 1, 2004, neither Patapsco nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking.  There are no violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of Patapsco or its Subsidiaries that have not been addressed by Patapsco.

(n)           Compliance with Laws.  Patapsco and each of its Subsidiaries conducts its business in material compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it.  Patapsco and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of Patapsco, no suspension or cancellation of any of them is threatened.  Neither Patapsco nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Patapsco.

(o)           Taxes.  All federal, state, local and foreign Tax returns required to be filed by or on behalf of Patapsco or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects.  All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Patapsco or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Patapsco’s balance sheet (in accordance with GAAP).  There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Patapsco or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Patapsco or any of its Subsidiaries do not file Tax returns that Patapsco or any such Subsidiary is subject to taxation in that jurisdiction.  All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Patapsco or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Patapsco’s balance sheet (in accordance with GAAP).  Patapsco and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.  Patapsco and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Patapsco and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.  Neither Patapsco nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the IRC and neither Patapsco nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of a Patapsco Option or upon the issuance of any Patapsco Common Stock), that would not be fully deductible by reason of Section 162(m) of the IRC.

(p)           Agreements.

(i)            Except as set forth in the exhibit index for Patapsco’s Annual Report on Form 10-KSB for the year ended June 30, 2006 or as set forth in Section 3.2(p) of Patapsco’s Disclosure Letter, neither Patapsco nor any of its Subsidiaries is a party to or bound by:

(A)          any agreement relating to the incurring of indebtedness or guarantee thereof by Patapsco or any of its Subsidiaries in an amount in excess in the aggregate of $250,000, other than deposit liabilities and advances from the Federal Home Loan Bank of Atlanta;

(B)           any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(C)           any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any material respect (1) the ability of Patapsco or its Subsidiaries to solicit customers or (2) the manner in which, or the localities in which, all or any portion of the business of Patapsco and its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Newco and its Subsidiaries, is or would be conducted;

(D)          any contract or agreement providing for any payments that are conditioned, in whole or in part, on a change of control of Patapsco or any of its Subsidiaries;

(E)           any agreement providing for the indemnification by Patapsco or a Subsidiary of Patapsco of any person other than with vendors providing goods or services to Patapsco or its Subsidiaries where the potential indemnity obligations thereunder are not reasonably expected to be material to Patapsco;

(F)           any joint venture or partnership agreement material to Patapsco;

(G)           any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Patapsco any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(H)          any employment agreement with, or any agreement or arrangement that contains any severance pay or post-employment liabilities or obligations to, any current or former director, officer or employee of Patapsco or its Subsidiaries;

(I)            any agreement material to Patapsco and its Subsidiaries taken as a whole pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property (as defined in Section 3.2(q)), whether Patapsco or its Subsidiary is the licensee or licensor thereunder;

(J)            any contract or agreement material to Patapsco and its Subsidiaries taken as a whole providing for the outsourcing or provision of servicing of customers, technology or product offerings of Patapsco or its Subsidiaries; and

A complete and correct copy of each agreement listed in Section 3.2(p) of Patapsco’s Disclosure Letter has previously been provided to Newco.

(K)          any contract or other agreement not made in the ordinary course of business which (1) is material to Patapsco and its Subsidiaries taken as a whole or (2) which would reasonably be expected to materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement.

(ii)           Neither Patapsco nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Patapsco, no other party to any such agreement (excluding any loan or extension of credit made by Patapsco or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Patapsco.

(q)           Intellectual Property.  Patapsco and each of its Subsidiaries owns or possesses valid licenses or other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. Patapsco’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to Patapsco or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that Patapsco or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses (collectively, the “Intellectual Property”).  With respect to each item of Intellectual Property owned by Patapsco or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien.  With respect to each item of Intellectual Property that Patapsco or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect.  Neither Patapsco nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Patapsco or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party).  To the knowledge of Patapsco, neither Patapsco nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and, to the knowledge of Patapsco, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Patapsco or any of its Subsidiaries.

(r)            Labor Matters.  Patapsco and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours.  Neither Patapsco nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Patapsco or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of Patapsco, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Patapsco or any of its Subsidiaries pending or, to the knowledge of Patapsco, threatened.

(s)           Employee Benefit Plans.

(i)            Patapsco’s Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Patapsco or any of its Subsidiaries (hereinafter referred to collectively as the “Patapsco Employee Plans”).  Patapsco has previously delivered or made available to Newco true and complete copies of each agreement, plan and other documents referenced in Patapsco’s Disclosure Letter, along with, where applicable, copies of the IRS Form 5500 or 5500-C for the most recently completed year.  There has been no announcement or commitment by Patapsco or any of its Subsidiaries to create an additional Patapsco Employee Plan, or to amend any Patapsco Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Patapsco Employee Plan.

(ii)           There is no pending or, to the knowledge of Patapsco, threatened litigation, administrative action or proceeding relating to any Patapsco Employee Plan.  All of the Patapsco Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws.  There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Patapsco Employee Plans which is likely to result in the imposition of any penalties or taxes upon Patapsco or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii)          Neither Patapsco, its Subsidiaries nor any ERISA Affiliates maintains or has maintained during the last ten years a Patapsco Employee Plan which is subject to Title IV of ERISA or which is subject to the minimum funding requirements of Section 412 of the Code.  Neither Patapsco, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980.

(iv)          Each Patapsco Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Patapsco Qualified Plan”) has received a favorable determination letter from the IRS, and Patapsco and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter.  Each Patapsco Qualified Plan that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such Patapsco Qualified Plan that, as of the end of the plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v)           With respect to each Patapsco Employee Plan that is a “multiple employer plan” (as defined in Section 4063 of ERISA): (A) none of Patapsco or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any actual knowledge, that if Patapsco or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan it would incur withdrawal liability that would be reasonably likely to have a Material Adverse Effect on Patapsco; and (B) none of Patapsco or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any reason to believe, that any Patapsco Employee Plan is in reorganization, has been terminated, is insolvent, or may be in reorganization, become insolvent or be terminated.

(vi)          Neither Patapsco nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Patapsco Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(vii)         All contributions required to be made with respect to any Patapsco Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Patapsco Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Patapsco.  Each Patapsco Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(t)            Properties.

(i)            A list and description of all real property owned or leased by Patapsco or a Subsidiary of Patapsco is set forth in Patapsco’s Disclosure Letter.  Patapsco and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.   Each lease pursuant to which Patapsco or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect and neither Patapsco nor any of its Subsidiaries, nor, to the knowledge of Patapsco, any other party to any such lease, is in default or in violation of any material provisions of any such lease.  A complete and correct copy of each such lease has previously been provided to Newco.  All real property owned or leased by Patapsco or any of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Patapsco to be adequate for the current business of Patapsco and its Subsidiaries.  To the knowledge of Patapsco, none of the buildings, structures or other improvements located on any real property owned or leased by Patapsco or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii)           Patapsco and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.  With respect to personal property used in the business of Patapsco and its Subsidiaries that is leased rather than owned, neither Patapsco nor any of its Subsidiaries is in default under the terms of any such lease.

(u)           Fairness Opinion.  Patapsco has received the opinion of Sandler O’Neill & Partners, L.P. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Patapsco’s stockholders.

(v)           Fees.  Other than for financial advisory services performed for Patapsco by Sandler O’Neill & Partners, L.P. pursuant to an agreement dated November 1, 2006, a complete and correct copy of which has previously been provided to Newco, neither Patapsco nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Patapsco or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(w)          Environmental Matters.

(i)            Each of Patapsco and its Subsidiaries, the Participation Facilities, and, to the knowledge of Patapsco, the Loan Properties are, and have been, in substantial compliance with all Environmental Laws.

(ii)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Patapsco, threatened, before any court, governmental agency or board or other forum against Patapsco or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Patapsco or any of its Subsidiaries or any Participation Facility.

(iii)          To the knowledge of Patapsco, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Patapsco or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)          Neither Patapsco nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)           There are no underground storage tanks at any properties owned or operated by Patapsco or any of its Subsidiaries or any Participation Facility.  Neither Patapsco nor any of its Subsidiaries nor, to the knowledge of Patapsco, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by Patapsco or any of its Subsidiaries or any Participation Facility.

(vi)          During the period of (A) Patapsco’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Patapsco’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties.  To the knowledge of Patapsco, prior to the period of (A) Patapsco’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Patapsco’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(x)            Loan Portfolio; Allowance for Loan Losses.

(i)            With respect to each Loan owned by Patapsco or its Subsidiaries in whole or in part:

(A)          The note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

(B)           neither Patapsco nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(C)           Patapsco or a Subsidiary of Patapsco is the sole holder of legal and beneficial title to each Loan (or Patapsco’s or its Subsidiary’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of Patapsco or a Subsidiary of Patapsco;

(D)          the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file; and

(E)           with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii)           Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor Patapsco’s practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii)          The allowance for loan losses reflected in Patapsco’s audited balance sheet at June 30, 2006 was, and the allowance for loan losses shown on the balance sheets in Patapsco’s Reports for periods ending after such date, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

(y)           Anti-takeover Provisions Inapplicable.  Patapsco and its Subsidiaries have taken all actions required to exempt Newco, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(z)            Material Interests of Certain Persons.  No current or former officer or director of Patapsco, or any family member or affiliate of any such person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Patapsco or any of its Subsidiaries.

(aa)         Insurance. In the opinion of management, Patapsco and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  Patapsco’s Disclosure Letter contains a list of all policies of insurance carried and owned by Patapsco or any of Patapsco’s Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date.  All of the insurance policies and bonds maintained by Patapsco and its Subsidiaries are in full force and effect, Patapsco and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(bb)         Investment Securities; Derivatives.

(i)            Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Patapsco or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)           Neither Patapsco nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(cc)         Indemnification.  Except as provided in the articles of incorporation or bylaws of Patapsco and the similar organizational documents of its Subsidiaries, neither Patapsco nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Patapsco and, to the knowledge of Patapsco, there are no claims for which any such person would be entitled to indemnification under the articles of incorporation or bylaws of Patapsco or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

(dd)         Corporate Documents and Records.  Patapsco has previously delivered to Newco a complete and correct copy of the articles of incorporation, bylaws and similar organizational documents of Patapsco and each of Patapsco’s Subsidiaries, as in effect as of the date of this Agreement.  Neither Patapsco nor any of Patapsco’s Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents.  The minute books of Patapsco and each of Patapsco’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

(ee)         Information Supplied.  The information regarding Patapsco and its Subsidiaries to be supplied by Patapsco for inclusion in the Proxy Statement, the Merger Registration Statement, the Conversion Registration Statement, any filings or approvals under applicable state securities laws or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ff)           CRA, Anti-Money Laundering, OFAC and Customer Information Security.  The Patapsco Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA.  Patapsco is not aware of, and has not been advised of, any facts or circumstances exist that would cause The Patapsco Bank or any other Subsidiary of Patapsco: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by The Patapsco Bank.  Patapsco is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Patapsco or any of its Subsidiaries to undertake any remedial action.  The Board of Directors of The Patapsco Bank (or where appropriate of any other Subsidiary of Patapsco) has adopted, and The Patapsco Bank (or such other Subsidiary of Patapsco) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and The Patapsco Bank (or such other Subsidiary of Patapsco) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(gg)        Internal Controls.

(i)            Patapsco has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (A) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Patapsco; (B) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied; and (C) access to the material properties and assets of Patapsco is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Patapsco.

(ii)           Patapsco (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Patapsco, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Patapsco by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Patapsco’s outside auditors and the audit committee of Patapsco’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Patapsco’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Patapsco’s internal controls over financial reporting. Any such disclosures were made in writing by management to Patapsco’s auditors and audit committee and a copy has previously been made available to Newco. As of the date hereof, there is no reason to believe that Patapsco’s chief executive officer and chief financial officer will not be able to give the certifications required under SEC regulations when next due.

(iii)          Since January 1, 2004, (A) through the date hereof, neither Patapsco nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Patapsco or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Patapsco or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Patapsco or any of its Subsidiaries, whether or not employed by Patapsco or any of its Subsidiaries, has reported evidence of a material violation of securities laws, federal banking laws and regulations, breach of fiduciary duty or similar violation by Patapsco or any of its officers, directors, employees or agents to the Board of Directors of Patapsco or any committee thereof or to any director or officer of Patapsco.

(hh)         Tax Treatment of the Merger.  Patapsco has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

3.3          Representations and Warranties of the Bradford Parties.  Each of the Bradford Parties, severally and not jointly, represents and warrants to Patapsco that, except as set forth in the Bradford Parties’ Disclosure Letter:

(a)           Organization and Qualification.

(i)            MHC is a federally chartered mutual holding company duly organized, validly existing and in good standing under the laws of the United States and is registered as a savings and loan holding company under the HOLA.  MHC has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. MHC is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on the Bradford Parties.

(ii)           Bradford is a federal corporation duly organized, validly existing and in good standing under the laws of the United States and is registered as a savings and loan holding company under the HOLA.  Bradford has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Bradford is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on the Bradford Parties.

(iii)          Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  Newco has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Newco is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on the Bradford Parties.

(b)           Subsidiaries.  Bradford owns of record and beneficially all the capital stock of Bradford Bank free and clear of any Liens. Following completion of the Conversion, Newco will own of record and beneficially all of the capital stock of Bradford Bank free and clear of any Liens.  Bradford Bank is a bank duly organized and validly existing under the laws of the United States, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on the Bradford Parties.  No Subsidiary of Bradford other than Bradford Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder.  Bradford Bank’s deposits are insured by the FDIC to the fullest extent permitted by law.  Bradford Bank is a member in good standing of the Federal Home Loan Bank of Atlanta.

(c)           Capital Structure.

(i)            The authorized capital stock of Bradford consists of 10,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share.  MHC owns of record and beneficially all the capital stock of Bradford free and clear of any Liens.

(ii)           The authorized capital stock of Newco consists of 100,000,000 shares of Newco Common Stock, of which 1,000 shares are outstanding, and 10,000,000 shares of preferred stock, par value $.01 per share, none of which are outstanding.  Bradford Bank owns of record and beneficially all the outstanding Newco Common Stock free and clear of any Liens.

(iii)          The shares of Newco Common Stock to be issued in exchange for shares of Patapsco Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(iv)          Neither Bradford nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Bradford or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Bradford or obligating Bradford or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.

(d)           Authority.  MHC, Bradford, Bradford Bank and Newco each has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Boards of Directors of MHC, Bradford, Bradford Bank and Newco, by Bradford as the sole stockholder of Bradford Bank and by Bradford Bank as the sole stockholder of Newco.  Except for the approval of the members of MHC in connection with the Conversion as described in the Plan of Conversion, no other corporate proceedings on the part of MHC, Bradford, Bradford Bank and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by MHC, Bradford, Bradford Bank and Newco and constitutes a valid and binding obligation of MHC, Bradford, Bradford Bank and Newco, enforceable against MHC, Bradford, Bradford Bank and Newco in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)           No Violations.  The execution, delivery and performance of this Agreement by MHC, Bradford, Bradford Bank and Newco do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which MHC, Bradford, Bradford Bank and Newco or any of their respective Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of MHC, Bradford, Bradford Bank and Newco or the similar organizational documents of any of their respective Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of MHC, Bradford, Bradford Bank and Newco or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which MHC, Bradford, Bradford Bank and Newco or any of their respective Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Bradford Parties.

(f)            Consents and Approvals.   Except for (i) the regulatory approvals required for the completion of the Conversion, as described in the Plan of Conversion, (ii) the filing by Newco with the SEC of the Merger  Registration Statement and the declaration of effectiveness of the Merger Registration Statement by the SEC; (iii) the filing of the Articles of Merger with the SDAT and such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Patapsco and its Subsidiaries are qualified or licensed to do business or state securities or “blue sky” laws; (iv) the approval of the FRB under the BHC Act in connection with the merger of Patapsco and Newco, or the waiver thereof; (v) the approval or non-objection of the OTS under the HOLA in connection with the merger of Patapsco and Newco and the approval of the OTS under the BMA in connection with the merger of Bradford Bank and The Patapsco Bank; and (vi) the approval of the Maryland Superintendent of Financial Regulation in connection with the acquisition of the voting stock of The Patapsco Bank as a result of the merger of Patapsco and Newco, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by MHC, Bradford, Bradford Bank and Newco of this Agreement and (B) the consummation by Newco of the Merger and the other transactions contemplated by this Agreement.  As of the date hereof, neither MHC, Bradford, Bradford Bank nor Newco knows of no reason pertaining to MHC, Bradford, Bradford Bank and Newco why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(g)           Governmental Filings.  MHC, Bradford and Bradford Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2004 with (i) the OTS, (ii) the FDIC, and (iii) each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Government Regulator, and have paid all fees and assessments due and payable in connection therewith.  No administrative actions have been taken or, to the knowledge of MHC, Bradford and Bradford Bank, threatened or orders issued in connection with any such report, registration or statement.  As of their respective dates, each such report, registration and statement complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h)           Financial Statements.  MHC has previously made available to Patapsco copies of (i) the consolidated balance sheets of MHC and its Subsidiaries as of December 31, 2005 and 2004 and related consolidated statements of income, cash flows and changes in stockholders’ equity for each of the years in the two-year period ended December 31, 2005, together with the notes thereto, accompanied by the audit report of Bradford’s independent public auditors, and (ii) the unaudited consolidated balance sheet of MHC and its Subsidiaries as of September 30, 2006 and the related consolidated statements of income for the nine months ended September 30, 2006.  Such financial statements were prepared from the books and records of MHC and its Subsidiaries, fairly present the consolidated financial position of MHC and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of MHC and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack statements of cash flows and changes in stockholders’ equity and footnotes.  The books and records of MHC and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i)            Undisclosed Liabilities.  Neither MHC, Bradford, Bradford Bank nor Newco nor any of their respective Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Bradford as of September 30, 2006, except for (i) liabilities incurred since September 30, 2006 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Bradford and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(j)            Absence of Certain Changes or Events.  Since September 30, 2006, (i) MHC, Bradford, Bradford Bank and Newco and their respective Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on the Bradford Parties.

(k)           Litigation.  There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of MHC, Bradford, Bradford Bank and Newco, threatened against or affecting MHC, Bradford, Bradford Bank and Newco or any of their Subsidiaries or any property or asset of MHC, Bradford, Bradford Bank and Newco or any of their respective Subsidiaries.  There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against MHC, Bradford, Bradford Bank and Newco or any of their respective Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Bradford Parties.

(l)            Absence of Regulatory Actions.  Since January 1, 2004, neither MHC, Bradford, Bradford Bank nor any of their respective Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking.  There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of MHC, Bradford, Bradford Bank or their respective Subsidiaries.

(m)          Compliance with Laws.  Each of MHC, Bradford, Bradford Bank and Newco conducts its business in material compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it.  Each of MHC, Bradford, Bradford Bank and Newco has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of  MHC, Bradford, Bradford Bank and Newco, no suspension or cancellation of any of them is threatened.  Neither MHC, Bradford, Bradford Bank nor Newco has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Bradford.

(n)           Information Supplied.  The information to be supplied by the Bradford Parties, including any information related to any entities to be acquired by them, for inclusion in the Merger Registration Statement, the Conversion Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement (except for such portions thereof that relate only to Patapsco or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The Merger Registration Statement and the Conversion Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(o)           Environmental Matters.

(i)            Each of Bradford and its Subsidiaries are, and have been, in substantial compliance with all Environmental Laws.

(ii)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Bradford, threatened, before any court, governmental agency or board or other forum against Bradford or any of its Subsidiaries (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Bradford or any of its Subsidiaries.

(iii)          To the knowledge of Bradford, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Bradford or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)          Neither Bradford nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)           There are no underground storage tanks at any properties owned or operated by Bradford or any of its Subsidiaries or any Participation Facility.  Neither Bradford nor any of its Subsidiaries nor, to the knowledge of Bradford, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by Bradford or any of its Subsidiaries or any Participation Facility.

(vi)          During the period of Bradford’s or its Subsidiary’s ownership or operation of any of their respective current properties, there has been no release of Hazardous Materials in, on, under or affecting such properties.  To the knowledge of Bradford, prior to the period of Bradford’s or its Subsidiary’s ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(p)           CRA, Anti-Money Laundering, OFAC and Customer Information Security.  Bradford Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA.  Bradford is not aware of, and has not been advised of, any facts or circumstances exist that would cause Bradford Bank or any other Subsidiary of Bradford: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Bradford Bank.  Bradford is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Bradford or any of its Subsidiaries to undertake any remedial action.  The Board of Directors of Bradford Bank (or where appropriate of any other Subsidiary of Bradford) has adopted, and Bradford Bank (or such other Subsidiary of Bradford) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Bradford Bank (or such other Subsidiary of Bradford) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(q)           Internal Controls.

(i)            Bradford and Bradford Bank have devised and maintained, and Newco will have at the Effective Time, a system of internal accounting controls sufficient to provide reasonable assurances that: (A) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Bradford and Bradford Bank; (B) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied; and (C) access to the material properties and assets of Bradford and Bradford Bank is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Bradford and Bradford Bank.

(ii)           Since January 1, 2004, (A) through the date hereof, neither Bradford nor Bradford Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Bradford or Bradford Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Bradford or Bradford Bank or any of their respective Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Bradford, Bradford Bank or any of their respective Subsidiaries, whether or not employed by Bradford or Bradford Bank or any of their respective Subsidiaries, has reported evidence of a material violation of securities laws, federal banking laws and regulations, breach of fiduciary duty or similar violation by Bradford or Bradford Bank or any of their officers, directors, employees or agents to the Board of Directors of Bradford or Bradford Bank or any committee thereof or to any director or officer of Bradford or Bradford Bank.

(r)            Tax Treatment of the Merger.  Neither MHC, Bradford, Bradford Bank nor Newco has any knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

(s)           Availability of Funds.  Newco will have available to it at the Effective Time sources of capital sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

(t)            Pending Acquisitions. As of the date hereof, Bradford Bank and the MHC have entered into an Agreement and Plan of Merger, dated as of January 2, 2007, with Golden Prague Federal Savings and Loan Association and an Agreement and Plan of Merger, dated as of January 25, 2007, with Senator Bank (together, the “Pending Merger Agreements”). Golden

Prague Federal Savings and Loan Association and Senator Bank are referred to collectively as the “Target Organizations”.  Bradford has previously made available to Patapsco copies of the Pending Merger Agreements, including all exhibits and disclosure schedules thereto.  To Bradford’s knowledge, each of the representations and warranties of the Target Organizations contained in the Pending Merger Agreements were accurate as of the date of such agreements and are accurate as of the date of this Agreement, except for such inaccuracies that would not have a Material Adverse Effect on the Bradford Parties.  To Bradford’s knowledge, none of the parties to the Pending Merger Agreements are in breach thereof.  Bradford has previously made available to Patapsco copies of all regulatory applications, notices and other information (the “Pending Merger Applications”) that have been filed with Government Entities with respect to the acquisition of the Target Organizations.  To Bradford’s knowledge, all the information contained in the Pending Merger Applications is accurate.  Bradford knows of no reason why all approvals, consents and clearances necessary for the consummation of the transactions contemplated by the Pending Merger Agreements will not be received by July 31, 2007.

(u)                                 Employee Benefit Plans.

(i)            Bradford’s Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Bradford or any of its Subsidiaries (hereinafter referred to collectively as the “Bradford Employee Plans”).  Bradford has previously delivered or made available to Patapsco true and complete copies of each agreement, plan and other documents referenced in Bradford’s Disclosure Letter, along with, where applicable, copies of the IRS Form 5500 or 5500-C for the most recently completed year.  Each Bradford Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter from the IRS, and Bradford and its subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter.

(ii)           There is no pending or, to the knowledge of Bradford, threatened litigation, administrative action or proceeding relating to any Bradford Employee Plan.  All of the Bradford Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws.  There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Bradford Employee Plans which is likely to result in the imposition of any penalties or taxes upon Bradford or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii)          Neither Bradford, its Subsidiaries nor any ERISA Affiliates maintains or has maintained during the last ten years a Bradford Employee Plan which is subject to Title IV of ERISA or which is subject to the minimum funding requirements of Section 412 of the Code.  Neither Bradford, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980.

ARTICLE IV
CONDUCT PENDING THE MERGER

4.1          Forbearances by Patapsco.  Except as set forth in its Disclosure Letter and except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, Patapsco shall not, nor shall Patapsco permit any of its Subsidiaries to, without the prior written consent of the Bradford Parties, which consent shall not be unreasonably withheld:

(a)           conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)           (i)            incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (B) advances from the Federal Home Loan Bank of Atlanta with a maturity of not more than one year;

(ii)           prepay any indebtedness or other similar arrangements so as to cause Patapsco to incur any prepayment penalty thereunder;

(c)                                (i)            adjust, split, combine or reclassify any capital stock;

(ii)           make, declare or pay any dividend or any other distribution on its capital stock, except for regular quarterly cash dividends at a rate not in excess of $0.07 per share of Patapsco Common Stock on a schedule consistent with past practice and dividends paid by any of Patapsco’s Subsidiaries for the purpose of enabling Patapsco to pay such dividends; provided that for purposes of the regular quarterly cash dividend to be paid in October 2007, the declaration date shall be September 19, 2007, the record date shall be October 1, 2007 and the payment date shall be October 5, 2007; provided further, that if the Effective Date occurs after October 1, 2007 and prior to October 5, 2007, Bradford shall assume such dividend payment obligation;

(iii)          grant any stock options, restricted stock or stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(iv)          issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to the exercise of Patapsco Options outstanding as of the date hereof; or

(v)           directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock;

(d)           sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person other than a Subsidiary, or cancel, release or assign any indebtedness to any person or any claims held by any person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(e)           except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, investments in the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Richmond and intra-company equity transfers in the ordinary course of business, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person;

(f)            enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum, the renewal of insurance policies for coverage levels comparable to those in effect on the date hereof, and contracts or agreements covered by Section 4.1(g);

(g)           make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $1,675,000 with respect to any individual borrower, or (ii) loans or advances as to which Patapsco has a binding obligation to make such loans or advances as of the date hereof;

(h)           except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Patapsco or The Patapsco Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(i)            (i)            increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

(ii)           become a party to, amend (other than amendments required by applicable law) or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

(iii)          voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

(iv)          elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee with annual compensation in excess of $50,000;

(j)            settle any claim, action or proceeding involving payment by it of money damages in excess of $20,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k)           amend its articles of incorporation or bylaws, or similar governing documents;

(l)            restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified;

(m)          make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

(n)           make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(o)           establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p)           take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(q)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(r)            knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(s)           agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.1.

Any request by Patapsco or response thereto by the Bradford Parties shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2          Forbearances by the Bradford Parties.  Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, the Bradford Parties shall not, without the prior written consent of Patapsco, which shall not unreasonably be withheld:

(a)           take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, including the Conversion;

(b)           take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(c)           knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(d)           agree to take, make any commitment to take, or adopt any resolutions of  its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

ARTICLE V
COVENANTS

5.1          Acquisition Proposals.

(a)                           Except as permitted by this Agreement, Patapsco shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by Patapsco or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than the Bradford Parties), regarding an Acquisition Proposal or (iii) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Patapsco or any of the Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Patapsco or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by Patapsco.  Notwithstanding the foregoing, Patapsco may, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 5.1, (x) furnish non-public information with respect to Patapsco to the person who made such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Patapsco and Bradford dated December 13, 2006 and (y) participate in discussions or negotiations with such person regarding such Superior Proposal, if and so long as Patapsco’s Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

(b)           Patapsco will notify Bradford immediately orally (within one day) and in writing (within three days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Bradford any written materials received by Patapsco or any of its Subsidiaries in connection therewith. Patapsco will keep Bradford informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof.

(c)           Patapsco will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. Patapsco will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of Section 5.1(a) of the obligations undertaken in this Section 5.1. Patapsco will promptly request each person (other than Bradford) that has executed a confidentiality agreement in the 12 months prior to the date hereof in connection with its consideration of a business combination with Patapsco or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of Patapsco or any of its Subsidiaries. Patapsco shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

5.2          Advice of Changes.  Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3          Access and Information.

(a)           Upon reasonable notice, Patapsco shall (and shall cause Patapsco’s Subsidiaries to) afford Bradford and its representatives (including, without limitation, directors, officers and employees of Bradford and its affiliates and counsel, accountants and other professionals retained by Bradford) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to Patapsco and Patapsco’s Subsidiaries as Bradford may reasonably request; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by Patapsco in this Agreement.

(b)           From the date hereof until the Effective Time, Patapsco shall, and shall cause Patapsco’s Subsidiaries to, promptly provide Bradford with (i) a copy of each report filed with federal or state banking regulators, (ii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as Bradford may reasonably request.  Notwithstanding the foregoing, neither Patapsco nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(c)           Bradford will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  Subject to the requirements of applicable law, Bradford will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.3 unless such information (i) was already known to Bradford or an affiliate of Bradford, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to Bradford or an affiliate of Bradford from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of Patapsco or (iv) is or becomes readily ascertainable from published information or trade sources.

(d)           From and after the date hereof, representatives of Bradford and Patapsco shall meet on a regular basis to discuss and plan for the conversion of Patapsco’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Bradford Bank with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger.

(e)           Patapsco shall give notice, and shall cause The Patapsco Bank to give notice, to a designee of Bradford, and shall invite such person to attend all regular and special meetings of the Board of Directors of Patapsco and The Patapsco Bank and all meetings of the Directors’ Loan Committee of The Patapsco Bank.  Such designees shall have no right to vote and shall not attend sessions of board and committees during which there is being discussed (i) matters involving this Agreement, (ii) information or material that Patapsco or The Patapsco Bank is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of Patapsco or The Patapsco Bank, (iii) pending or threatened litigation or investigations if, in the opinion of counsel to Patapsco, the presence of such designees would or might adversely affect the confidential nature of or any privilege relating to the matters being discussed, or (iv) matters involving an Acquisition Proposal.

5.4          Applications; Consents.

(a)           The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Conversion.  Patapsco and the Bradford Parties shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of the Bradford Parties, Patapsco or any of their respective subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.  Bradford and Patapsco shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to the Bradford Parties and Patapsco, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

(b)           As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.

5.5          Antitakeover Provisions.  Patapsco and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Newco, Bradford Bank, the Agreement, the Plan of Bank Merger and the Merger from any provisions of an antitakeover nature in Patapsco’s or its Subsidiaries’ articles of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

5.6          Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Conversion, as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7          Publicity.  The initial press release announcing this Agreement shall be a joint press release and thereafter Patapsco and the Bradford Parties shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to stockholders) with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

5.8          Stockholder Meeting.  Patapsco will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement.  In furtherance of that obligation, Patapsco will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Patapsco’s Board of Directors will use all reasonable best efforts to obtain from Patapsco’s stockholders a vote approving this Agreement.  Except as provided in this Agreement, (i) Patapsco’s Board of Directors shall recommend to Patapsco’s stockholders approval of this Agreement, (ii) the Proxy Statement shall include a statement to the effect that Patapsco’s Board of Directors has recommended that Patapsco’s stockholders vote in favor of the approval of this Agreement and (iii) neither Patapsco’s Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of Patapsco’s Board of Directors that Patapsco’s stockholders vote in favor of approval of this Agreement or make any statement in connection with the Stockholder Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”).  Notwithstanding the foregoing, if (x) Patapsco has complied in all material respects with its obligations under Section 5.1, (y) Patapsco (1) has received an unsolicited bona fide written Acquisition Proposal from a third party that Patapsco’s Board of Directors concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments that may be offered by the Bradford Parties pursuant to clause (3) below, (2) has notified Bradford, at least five business days in advance, of it is intention to effect a Change in Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to Bradford a copy of the relevant proposed transaction documents, if such exist, with the person making such Superior Proposal and (3) during the period of not less than five business days following Patapsco’s delivery of the notice referred to in clause (2) above and prior to effecting such Change in Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with the Bradford Parties in good faith (to the extent that the Bradford Parties desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal and (z) Patapsco’s Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to stockholders at the Stockholder Meeting it may submit the Agreement without recommendation, or following submission of the Agreement to stockholders it may withdraw, amend or modify its recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation, or the withdrawal, amendment or modification of its recommendation, to the stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law.

5.9          Registration of Newco Common Stock.

(a)           As promptly as reasonably practicable following the date hereof, Newco shall prepare and file with the SEC the Merger Registration Statement. The Merger Registration Statement shall contain proxy materials relating to the matters to be submitted to the Patapsco stockholders at the Stockholders Meeting, which may be combined with the Conversion Prospectus (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”).  Patapsco will furnish to Newco the information required to be included in the Merger Registration Statement and Conversion Registration Statement with respect to its business and affairs and shall have the right to review and consult with Newco and approve the form of, and any characterizations of such information included in, the Merger Registration Statement and Conversion Registration Statement prior to its being filed with the SEC.  Newco shall use reasonable best efforts to have the Merger Registration Statement declared effective by the SEC and to keep the Merger Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.  Patapsco will use reasonable best efforts to cause the Proxy Statement to be mailed to Patapsco’s stockholders as promptly as practicable after the Merger Registration Statement is declared effective under the Securities Act. Newco will advise Patapsco, promptly after it receives notice thereof, of the time when the Merger Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Newco Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Merger Registration Statement.  If at any time prior to the Effective Time any information relating to Newco or Patapsco, or any of their respective affiliates, officers or directors, should be discovered by Newco or Patapsco which should be set forth in an amendment or supplement to any of the Merger Registration Statement or the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Newco with the SEC and disseminated by Patapsco to the stockholders of Patapsco.

(b)           Newco shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Patapsco and Newco shall furnish all information concerning it and the holders of Patapsco Common Stock as may be reasonably requested in connection with any such action.

(c)           Newco shall use its best efforts to cause the Newco Common Stock to be issued by Newco in exchange for the shares of Patapsco Common Stock to be approved for issuance on the Nasdaq Global Market, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Effective Time.

5.10        Notification of Certain Matters.  Each party shall give prompt notice to the other of:  (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect.  Each of Patapsco and the Bradford Parties shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11        Employee Benefit Matters.

(a)           All persons who are employees of The Patapsco Bank immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of Bradford Bank; provided, however, that in no event shall any of The Patapsco Bank’s employees be officers of Bradford Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Bradford Bank.  Except for those persons who enter into an employment agreement with Bradford Bank, all of the Continuing Employees shall be employed at the will of Bradford Bank and no contractual right to employment shall inure to such employees because of this Agreement.

(b)           Continuing Employees will receive credit for service with Patapsco for purposes of vesting and determination of eligibility to participate in Bradford Bank’s 401(k) plan, but not for accrual of benefits.  Each Continuing Employee who meets the eligibility requirements shall enter the 401(k) plan and be eligible to participate immediately after the Effective Time.  Each Continuing Employee shall be eligible to participate in any employee stock ownership plan established by Bradford Bank in connection with the Conversion on the same basis as all other employees of Bradford Bank as of the Effective Time.  As of the Effective Time, Bradford Bank shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to Bradford Bank employees except that any pre-existing condition, eligibility waiting period or other limitations or exclusions otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar Patapsco plan at the Effective Time of the Merger.  To the extent permitted, Bradford shall maintain for the benefit of Continuing Employees the Patapsco employer-paid health plan until February 28, 2008.

(c)           The Patapsco employee stock ownership plan (“Patapsco ESOP”) was terminated and a favorable determination letter on termination was received from the Internal Revenue Service on October 10, 2006.  Following receipt of the final accounting on the Patapsco ESOP, Patapsco will distribute the account statements, distribution election forms and special tax notices to the participants in order for the participants to elect their form of distribution from the Patapsco ESOP.  Following distribution of the account balances, participants will be given the opportunity, with respect to any Patapsco Common Stock received in such distribution, to elect to “put” such shares to Patapsco and receive the value, as determined in the last valuation immediately preceding such distribution, in accordance with the terms of the Patapsco ESOP and applicable law.  Participants who fail to exercise their put option shall be entitled to elect to receive the Merger Consideration in connection with the Merger.

(d)           Prior to the Effective Time, Patapsco shall take such action as may be necessary to withdraw from participation in the Pentegra Defined Contribution Plan for Financial Institutions, effective as of the Effective Time.  Following execution of this Agreement, Patapsco shall continue to accrue a profit sharing contribution for both the plan year ending June 30, 2007 and the portion of the plan year in which the Effective Time occurs; prior to the Effective Time, any accrued contributions shall be made to such plan.  Prior to withdrawal from the Pentegra Defined Contribution Plan for Financial Institutions, Patapsco shall amend its Adoption Agreement to such plan (to the extent permitted by Pentegra), in order to provide that any contribution made in the portion of the plan year occurring prior to such withdrawal shall be allocated to the accounts of participants who are employed on the effective date of the withdrawal.  Such amendment shall also provide that any minimum “hours-of-service” requirement for participation in such allocation shall be pro-rated.

(e)           The foregoing subparagraph (b) notwithstanding, Newco agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the Patapsco Employee Plans and all vested benefits or other vested amounts earned or accrued through such time under contracts, arrangements, commitments or understandings described in Patapsco’s Disclosure Letter, including benefits which vest or are otherwise accrued as a result of the consummation of the transactions contemplated by this Agreement.

(f)            Notwithstanding anything to the contrary contained herein, The Patapsco Bank may pay cash bonuses to employees of The Patapsco Bank, subject to the prior approval of Bradford, in order to help retain such employees through the conversion of The Patapsco Bank’s data processing systems to those of Bradford Bank, provided that the aggregate amount of such bonuses shall not exceed $110,000.

(g)           Newco agrees that each Patapsco employee who is involuntarily terminated by Newco (other than for cause) within 12 months of the Effective Date and who is not covered by a separate severance or change in control agreement shall receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each full year of service at Patapsco, with a minimum payment equal to four weeks of base pay for Patapsco employees who have at least one full year of service as of their date of termination and a maximum payment equal to 26 weeks of base pay.  For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year, except for purposes of determining eligibility to receive a severance payment.

(h)           Within 90 days of the date of this Agreement, Bradford Bank shall offer to Michael J. Dee an employee agreement substantially in the same form (other than with respect to the amount of compensation) as it offers to the current Chief Financial Officer of Bradford Bank.

(i)            Prior to the Effective Time, Patapsco shall take such action as may be necessary to terminate the Patapsco Bancorp, Inc. 2004 Deferred Compensation Plan, effective no later than the Effective Time.  In connection with the termination of such plan, the account balances of the former Patapsco directors participating in such plan shall be distributed in cash to such directors in accordance with Section 409A of the IRC.

5.12        Indemnification.

(a)           From and after the Effective Time through the sixth anniversary of the Effective Time, Newco agrees to indemnify and hold harmless each present and former director and officer of Patapsco and its Subsidiaries and each officer or employee of Patapsco and its Subsidiaries that is serving or has served as a director or officer of another entity expressly at Patapsco’s request or direction (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified pursuant to Patapsco’s articles of incorporation and bylaws as in effect on the date of this Agreement.

(b)           Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Newco thereof, but the failure to so notify shall not relieve Newco of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Newco.

(c)           Newco shall use its reasonable best efforts to maintain Patapsco’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Patapsco’s existing policy, including Newco’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Time; provided, however, that in no event shall Newco be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 5.12(c), an amount per annum in excess of 200% of the amount of the annual premiums paid by Patapsco as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, Newco shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

(d)           In the event Newco or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Newco assume the obligations set forth in this Section 5.12.

(e)           The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

5.13        Affiliate Letters.  Patapsco shall use its best efforts to cause each director, executive officer and other person who is an “affiliate” of Patapsco under Rule 145 of the Securities Act to deliver to Newco as soon as practicable and prior to the mailing of the Proxy Statement executed letter agreements, each substantially in the form attached hereto as Exhibit D, providing that such person will comply with Rule 145.

5.14        Environmental Reports. Patapsco shall cooperate with an environmental consulting firm designated by Bradford that is reasonably acceptable to Patapsco (the “Environmental Consultant”) in connection with the conduct by the Environmental Consultant of a Phase I and/or II Environmental Site Assessment or other environmental investigation on all real property owned or leased by Patapsco or its Subsidiaries as of the date of this Agreement (the “Patapsco Property”). If Bradford reasonably determines that further investigatory procedures are required as to any Patapsco Property on the basis of the review of the report of the initial investigation with respect to such Patapsco Property prepared by the Environmental Consultant, and should Bradford order the Environmental Consultant to perform such further investigatory procedures, Patapsco shall cooperate with such further investigatory procedures.  Bradford shall furnish to Patapsco true and complete copies of any reports of the Environmental Consultant that it receives with respect to any Patapsco Property. Patapsco shall not, and shall cause its Subsidiaries not to, without the written consent of Bradford, knowingly take any action or execute any instruments that would affect the status of any of its properties under environmental laws or its rights or duties under such laws.

5.15        MHC Conversion from Mutual to Stock Form. Commencing promptly after the date of this Agreement, MHC, Bradford, Bradford Bank and Newco will use reasonable best efforts to, and will take all reasonable steps necessary, to effect promptly the Conversion.  In addition, without limiting the generality of the foregoing, MHC and Bradford shall cause the following to be done:

(a)           MHC will (i) as promptly as practicable after the Conversion Registration Statement is declared effective by the SEC, and the requisite approvals from the Regulatory Authorities have been obtained, take all steps necessary to duly call, give notice of, convene and hold the Special Meeting (as defined in the Plan of Conversion) for the purpose of approving the Plan of Conversion, and for such other purposes as may be, in the reasonable judgment of MHC, necessary or desirable, (ii) recommend to the Voting Members (as defined in the Plan of Conversion) the approval of the aforementioned matters to be submitted by it to the Voting Members, and (iii) cooperate and consult with Patapsco with respect to each of the foregoing matters.

(b)           MHC will use reasonable best efforts to prepare and file all regulatory applications required to be filed in connection with the Conversion.

(c)           Bradford and Newco shall prepare as promptly as practicable, and Patapsco shall cooperate in the preparation of, the Conversion Prospectus. Such Conversion Prospectus shall be incorporated into the Conversion Registration Statement.  Newco shall file the Conversion Registration Statement with the SEC as promptly as practicable. Newco shall use its reasonable best efforts to have the Conversion Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

(d)           Patapsco shall provide Newco with any information concerning it that Newco may reasonably request in connection with the Conversion Prospectus, and Newco shall notify Patapsco promptly of the receipt of any comments of the SEC, the OTS and any other Government Regulator with respect to the Conversion Prospectus and of any requests by the SEC, the OTS or any other Government Regulator for any amendment or supplement thereto or for additional information, and shall promptly provide to Patapsco copies of all correspondence between Newco or any representative of Newco and the SEC, the OTS or any other Government Regulator.  Newco shall give Patapsco and its counsel the opportunity to review and comment on the Conversion Prospectus prior to its being filed with the SEC, the OTS and any Government Regulator and shall give Patapsco and its counsel the opportunity to review and comment on all amendments and supplements to the Conversion Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, the OTS and any Government Regulator. Each of Newco and Patapsco agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC, the OTS and any Government Regulator and to cause the Conversion Prospectus and all required amendments and supplements thereto to be mailed to the Participants at the earliest practicable time.

(e)           Each party hereto shall promptly notify the other if at any time it becomes aware that the Conversion Prospectus or the Conversion Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Conversion Prospectus, which corrects such misstatement or omission, and Newco shall file an amended Conversion Registration Statement with the SEC.

(f)            If any shares of Newco Common Stock that are offered for sale in the subscription offering that is conducted as part of the Conversion Offering remain unsold, then, at Newco’s discretion, such shares may be issued to Patapsco stockholders as part of the Merger Consideration if necessary to complete the Conversion.

5.16        Accountant’s Comfort Letter. Patapsco shall use its reasonable best efforts to cause to be delivered to Newco a letter from its independent public accountants addressed to Newco, dated a date within two business days before the date on which the Conversion Registration Statement shall become effective, in form and substance reasonably satisfactory to Newco and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Conversion Registration Statement.

5.17        Trust Preferred Securities.  Newco agrees that it will take all actions that are necessary or that are otherwise reasonably requested by Patapsco to cause, as of the Effective Time, Newco to be the successor to, or to assume the obligations of, Patapsco under and pursuant to the Indenture, dated as of October 31, 2005, between Patapsco and U.S. Bank National Association, as trustee, relating to $5,155,000 in aggregate principal amount of Junior Subordinated Deferrable Interest Debentures, the Amended and Restated Declaration of Trust of Patapsco Statutory Trust I, dated as of October 31, 2005, among  Patapsco, as sponsor, U.S. Bank National Association, as institutional trustee, and the administrators named therein, and the related Guarantee Agreement dated October 31, 2005.

ARTICLE VI
CONDITIONS TO CONSUMMATION

6.1          Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been approved by the requisite vote of Patapsco’s stockholders in accordance with applicable laws and regulations.

(b)           Regulatory Approvals.  All approvals, consents or waivers of any Governmental Entity required to permit consummation of the Conversion and the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement, excluding standard conditions that are normally imposed by the OTS in bank merger transactions and mutual-to-stock conversions, that would so materially and adversely impact the economic or business benefits to Newco of the transactions contemplated hereby that, had such condition or requirement been known, the Bradford Parties would not, in their reasonable judgment, have entered into this Agreement.

(c)           No Injunctions or Restraints; Illegality.  No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or the Bank Merger or any transactions contemplated by this Agreement.  No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(d)           Third Party Consents.  The parties shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Newco (after giving effect to the consummation of the transactions contemplated hereby).

(e)           Tax Opinions.  Newco and Patapsco shall have received opinions of Muldoon Murphy & Aguggia LLP and Luse Gorman Pomerenk & Schick, P.C., respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Newco and Patapsco, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) Newco and Patapsco will each be a party to that reorganization within the meaning of Section 368(b) of the IRC.  Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Newco, Patapsco and others.

(f)            Registration Statement; Blue Sky Laws.  The Merger Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Merger Registration Statement, and Newco shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

(g)           Nasdaq Listing.  The shares of Newco Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq Global Market, subject to official notice of issuance.

(h)           Conversion.  The Conversion shall have been consummated.

6.2          Conditions to the Obligations of Newco.  The obligations of Newco to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Newco:

(a)           Patapsco’s Representations and Warranties.  Each of the representations and warranties of Patapsco contained in this Agreement and in any certificate or other writing delivered by Patapsco pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date, provided that no representation or warranty of Patapsco shall be deemed untrue and incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranties of Patapsco, has had or would result in a Material Adverse Effect on Patapsco, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representations or warranty.

(b)           Performance of Patapsco’s Obligations.  Patapsco shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Officers’ Certificate.  Newco shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Patapsco to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)           Financial Statements.  Patapsco shall have filed with the SEC its Annual Report on Form 10-KSB for the year ended June 30, 2007 and shall have delivered a copy thereof to Bradford.

6.3          Conditions to the Obligations of Patapsco.  The obligations of Patapsco to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Patapsco:

(a)           The Bradford Parties’ Representations and Warranties. Each of the representations and warranties of MHC, Bradford, Bradford Bank and Newco contained in this Agreement and in any certificate or other writing delivered by MHC, Bradford, Bradford Bank and Newco pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date, provided that no representation or warranty of MHC, Bradford, Bradford Bank and Newco shall be deemed untrue and incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranties of MHC, Bradford, Bradford Bank and Newco, has had or would result in a Material Adverse Effect on the Bradford Parties, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material”, “materially”, “in all material respects”, “Material Adverse Effect” or similar terms or phrases in any such representations or warranty.

(b)           Performance of the Bradford Parties’ Obligations.  MHC, Bradford, Bradford Bank and Newco shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Officers’ Certificate.  Patapsco shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of MHC, Bradford, Bradford Bank and Newco to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)           Payment of Merger Consideration.  Newco shall have delivered the aggregate Cash Consideration to the Exchange Agent and authorized the Exchange Agent to issue the Stock Consideration.

ARTICLE VII
TERMINATION

7.1          Termination.  This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite stockholder approval:

(a)           by the mutual written consent of Bradford and Patapsco; or

(b)           by either Bradford or Patapsco, in the event of the failure of Patapsco’s stockholders to approve the Agreement at the Stockholder Meeting; provided, however, that Patapsco shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8; or

(c)           by either Bradford or Patapsco, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d)           by either Bradford or Patapsco, in the event that the Merger is not consummated by the date that is 12 months following the date hereof (the “Termination Date”), unless the failure to so consummate by the Termination Date is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(e)           by either Bradford or Patapsco (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) or (b) or Sections 6.3(a) or (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representations or warranty; or

(f)            by Bradford, (i) if Patapsco shall have materially breached its obligations under Section 5.1 or Section 5.8 or (ii)  if the Patapsco’s Board of Directors does not publicly recommend in the Proxy Statement that stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement that stockholders approve and adopt this Agreement, the Board of Directors of Patapsco withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to Bradford.

7.2          Termination Fees.

(a)           Patapsco shall pay to Bradford a fee if this Agreement is terminated as follows:

(i)            if this Agreement is terminated by Bradford pursuant to Section 7.1(f), then Patapsco shall pay a fee of $2,000,000 on the second business day following such termination; and

(ii)           if this Agreement is terminated by (A) either party pursuant to Section 7.1(b) or (B) by Bradford pursuant to Section 7.1(e) because of Patapsco’s willful breach of any representation, warranty, covenant or agreement under this Agreement, and in the case of (A) or (B) an Acquisition Proposal with respect to Patapsco shall have been publicly announced or otherwise communicated or made known to Patapsco’s Board of Directors (or any person shall have publicly announced, communicated or made known to Patapsco’s Board of Directors an intention to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the Stockholders Meeting, in the case of clause (A), or the date of termination, in the case of clause (B), then Patapsco shall pay (x) $1,000,000 to Bradford on the second business day following such termination and (y) if within 12 months after such termination Patapsco enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then Patapsco shall pay $1,000,000 on the date of such execution or consummation.  Notwithstanding anything to the contrary contained herein, Patapsco shall not be obligated to pay aggregate termination fees in excess of $2,000,000 pursuant to this Section 7.2(a).

(b)           In the event that this agreement is terminated (i) by either party pursuant to Section 7.1(d) and, as of the Termination Date, the conditions set forth in Section 6.1(h) shall not have been satisfied; (ii) by either party pursuant to Section 7.1(c), provided that (x) the basis for such termination is the failure to receive a requisite regulatory approval with respect to the Conversion or (y) the reason for the failure to receive a requisite regulatory approval is not primarily attributable to Patapsco; or (iii) by Patapsco pursuant to Section 7.1(e) based on a breach by a Bradford Party of its obligations under Section 5.4 or Section 5.15, then Bradford shall pay to Patapsco a fee equal to $2,000,000 no later than the second business day after such termination.

(c)           Any amount that becomes payable pursuant to Section 7.2(a) or (b) shall be paid by wire transfer of immediately available funds to an account designated by the recipient in writing.

(d)           The parties acknowledge that the agreements contained in Section 7.2(a) and (b) are an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that such amounts do not constitute a penalty.  If either party fails to pay the amounts due by them under Section 7.2(a) or (b) within the time periods specified, such party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

7.3          Effect of Termination.  In the event of termination of this Agreement by either Bradford or Patapsco as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2 and 8.6, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE VIII
CERTAIN OTHER MATTERS

8.1          Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2          Survival.  Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time.  All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3          Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of Patapsco, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Patapsco Common Stock or that would contravene any provision of the MGCL, or the federal banking laws, rules and regulations.

8.4          Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

8.5          Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles (except to the extent that mandatory provisions of federal law are applicable).

8.6          Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7          Notices.  All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

If to Bradford, to:

6910 York Road

Baltimore, MD  21212

Facsimile:  (410) 377-0385

Attention: Dallas R. Arthur

With copies to:

Muldoon Murphy & Aguggia LLP

5101 Wisconsin Avenue, NW

Washington, DC 20016

Facsimile: (202) 966-9409

Attention:  Gary R. Bronstein, Esq.

If to Patapsco, to:

1301 Merritt Boulevard

Dundalk, MD  21222

Facsimile: (410) 285-6790

Attention:  Michael J. Dee

With copies to:

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W.

Washington, D.C.  20015

Facsimile:  (202) 362-2902

Attention:  Kip A. Weissman, Esq.

8.8          Entire Agreement; etc.  This Agreement, together with the Exhibits and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.  All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.9          Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

8.10        Specific Performance.  Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Bradford Bank, MHC

By:	/s/ Dallas R. Arthur
Dallas R. Arthur
President

Bradford Bancorp, Inc.

By:	/s/ Dallas R. Arthur
Dallas R. Arthur
President

Bradford Bank

By:	/s/ Dallas R. Arthur
Dallas R. Arthur
President

New Bradford Bancorp, Inc.

By:	/s/ Dallas R. Arthur
Dallas R. Arthur
President

Patapsco Bancorp, Inc.

By:	/s/ Michael J. Dee
Michael J. Dee
President, Chief Executive Officer and Chief Financial Officer

EXHIBIT A

PLAN OF CONVERSION

OF

BRADFORD BANK MHC

AS ADOPTED ON MARCH 16, 2007

AND AMENDED AND RESTATED ON MAY 23, 2007

23.	Restrictions on Acquisitions of Stock of Holding Company	22

24.	Stock Compensation Plans	22

25.	Dividend and Repurchase Restrictions on Stock	22

26.	Effective Date	22

27.	Amendment or Termination of the Plan of Conversion	22

28.	Interpretation of the Plan of Conversion	23

EXHIBIT INDEX

EXHIBIT
Agreement and Plan of Merger by and among Bradford Bancorp, Inc., Bradford Bank and Bradford Interim Federal Savings Bank II	A

Agreement and Plan of Merger by and among Bradford Bank MHC, Bradford Bank and Bradford Interim Federal Savings Bank I	B

Agreement and Plan of Merger by and among Bradford Bank, Holding Company and Bradford Interim Federal Savings Bank III	C

BRADFORD BANK MHC

PLAN OF CONVERSION

1.                                      INTRODUCTION.

For purposes of this section, all capitalized terms have the meanings ascribed to them in Section 2.

On July 15, 2005, Bradford Bank (the “Savings Bank”) reorganized into the mutual holding company form of organization whereby the Savings Bank became a wholly owned subsidiary of Bradford Bancorp, Inc. (“Bradford Bancorp”) and Bradford Bancorp became a wholly owned subsidiary of Bradford Bank MHC (the “MHC”).  This Plan of Conversion provides for the conversion of the MHC from the mutual holding company form of organization to the fully public stock holding company form of organization.  As part of the Conversion, the Savings Bank will become the wholly owned subsidiary of a newly formed Maryland corporation (the “Holding Company”) and the Holding Company will issue 100% of its stock in the Offerings, all as described in this Plan.

In furtherance of the Savings Bank’s commitment to its community, the Plan provides for the establishment of a charitable foundation as part of the Conversion.  The Foundation is intended to complement the Savings Bank’s existing community reinvestment activities in a manner that will allow the Savings Bank’s local communities to share in the growth and profitability of the Holding Company and the Savings Bank over the long term.  Consistent with the Savings Bank’s goal, the Holding Company intends to donate to the Foundation immediately following the Offerings cash plus a number of shares of its authorized but unissued Common Stock in an amount up to 8% of the Common Stock issued in the Offerings.

A.                                    Business Purposes for the Conversion

The Boards of Directors of the MHC, Bradford Bancorp and the Savings Bank believe that a conversion of the MHC to stock form is in the best interests of the MHC, Members of the MHC, Bradford Bancorp and the Savings Bank.  The Board of Directors determined that this Plan of Conversion equitably provides for the interests of Members through the granting of subscription rights and the establishment of a liquidation account.

The Conversion will provide the Savings Bank with a larger capital base that will enhance its ability to pursue lending and investment opportunities, as well as opportunities for growth and expansion, including the Patapsco Merger. The Conversion also will provide a more flexible operating structure, which will enable the Savings Bank to compete more effectively with other financial institutions.

B.                                    Procedure for Conversion

As described in greater detail herein in Section 3, pursuant to the Plan:

(i)            The Savings Bank will form a new first-tier subsidiary, which will be incorporated under the laws of the state of Maryland as a stock corporation (the “Holding Company”).

(ii)           Bradford Bancorp will convert to an interim federal stock savings bank (“Interim II”).  Interim II will merge with and into the Savings Bank.

(iii)          The MHC will convert to an interim federal stock savings bank (“Interim I”).  Interim I will merge with and into the Savings Bank.  In connection with that merger, a liquidation account will be established by the Savings Bank for the benefit of Members.

(iv)          The Holding Company will form an interim federal stock savings bank (“Interim III”) as a wholly owned subsidiary.  Interim III will merge with and into the Savings Bank, pursuant to which the Savings Bank will become a wholly owned subsidiary of the Holding Company.

(v)           The Holding Company will issue and sell its Common Stock in the Offerings as provided herein.

C.            Approval of the Plan

On March 16, 2007, after careful study and consideration, the Boards of Directors of Bradford Bancorp, the MHC and the Savings Bank adopted this Plan and the funding of the Foundation.  The Plan and the funding of the Foundation must be approved by the affirmative vote of a majority of the total number of votes eligible to be cast by Members of the MHC.  Before submitting the Plan and the funding of the Foundation to the Members for consideration, the Plan and the funding of the Foundation must be approved by the Office of Thrift Supervision.

2.                                      DEFINITIONS.

As used in this Plan, the terms set forth below have the following meaning:

ACTING IN CONCERT means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.  A Person that acts in concert with another Person (“other party”) shall also be deemed to be acting in concert with any Person that is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated and participants or beneficiaries of any such Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Directors of the Savings Bank or Officers delegated by such Board and may be based on any evidence upon which the Board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors of the Holding Company, the Savings Bank, Bradford Bancorp, and the MHC shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

AFFILIATE means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

ASSOCIATE of a Person means (i) a corporation or organization (other than the MHC, Bradford Bancorp, the Holding Company, the Savings Bank or a majority-owned subsidiary of the MHC, Bradford Bancorp, the Holding Company or the Savings Bank), if the Person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) a trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate, provided, however, that such term shall not include any Tax-Qualified Employee Stock Benefit Plan of the MHC, Bradford Bancorp, the Holding Company or the Savings Bank in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any person who is related by blood or marriage to such Person and who lives in the same home as the Person or who is a director or senior officer of the MHC, Bradford Bancorp, the Holding Company or the Savings Bank or any of their subsidiaries.

BRADFORD BANCORP means Bradford Bancorp, Inc., an existing federally-chartered stock corporation.

CODE means the Internal Revenue Code of 1986, as amended.

COMMON STOCK means the shares of common stock, par value $0.01 per share, to be contributed to the Foundation by the Holding Company and to be issued and sold by the Holding Company in the Offerings, including Patapsco Merger Shares (issued as described in Section 9(e)), if any, all pursuant to this Plan of Conversion.  The Common Stock will not be insured by the Federal Deposit Insurance Corporation.

COMMUNITY OFFERING means the offering for sale by the Holding Company of any shares of Common Stock not subscribed for in the Subscription Offering to such Persons as may be selected by the Holding Company and the Savings Bank in their sole discretion and to whom a copy of the Prospectus is delivered by or on behalf of the Holding Company.

CONTROL (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

CONVERSION means:  (i) the conversion of Bradford Bancorp to an interim federal stock bank and the subsequent Mid-Tier Merger pursuant to which Bradford Bancorp will cease to exist; (ii) the conversion of the MHC to an interim federal stock savings bank and the subsequent MHC Merger, pursuant to which the MHC will cease to exist; (iii) the Savings Bank Merger, pursuant to which the Savings Bank will become a wholly owned subsidiary of the Holding Company; and (iv) the issuance of Common Stock in the Offerings as provided herein.

DEPOSIT ACCOUNT means any withdrawable account as defined in Section 561.42 of the Rules and Regulations of the OTS, including a demand account as defined in Section 561.16 of the Rules and Regulations of the OTS.

ELIGIBLE ACCOUNT HOLDER means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights.

ELIGIBILITY RECORD DATE means the date for determining Qualifying Deposits of Eligible Account Holders and is the close of business on December 31, 2005.

ESOP means a Tax-Qualified Employee Stock Benefit Plan adopted by the Holding Company or the Savings Bank in connection with the Conversion, the purpose of which shall be to acquire shares of the Common Stock.

ESTIMATED PRICE RANGE means the range of the estimated aggregate pro forma market value of the total number of shares of Common Stock to be issued in the Offerings, as determined by the Independent Appraiser in accordance with Section 4 hereof.

FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

FOUNDATION means a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Code, the establishment and funding of which is contemplated by Section 3A herein.

HOLDING COMPANY means the stock corporation to be organized under the laws of the state of Maryland, that, upon completion of the Conversion, shall hold all of the outstanding capital stock of the Savings Bank.

INDEPENDENT APPRAISER means the independent investment banking or financial consulting firm retained by the Primary Parties to prepare an appraisal of the estimated pro forma market value of the Common Stock.

INTERIM I means Bradford Interim Federal Savings Bank I, which will be the resultant entity following the conversion of the MHC to an interim federal stock savings bank.  Interim I will subsequently be merged with and into the Savings Bank.

INTERIM II means Bradford Interim Federal Savings Bank II, which will be the resultant entity following the conversion of Bradford Bancorp to an interim federal stock savings bank.  Interim II will subsequently be merged with and into the Savings Bank.

INTERIM III means Bradford Interim Federal Savings Bank III, which will be formed as an interim federal stock savings bank and a wholly-owned subsidiary of the Holding Company to effect the Savings Bank Merger.

MANAGEMENT PERSON means any Officer or director of the Savings Bank, the MHC, Bradford Bancorp or the Holding Company or any Affiliate of the Savings Bank, the MHC, Bradford Bancorp or the Holding Company and any person Acting in Concert with such Officer or director.

MAXIMUM SHARES means the number of shares representing the maximum of the Estimated Price Range as set forth in the Prospectus.

MEMBER means any Person qualifying as a member of the MHC in accordance with its charter and bylaws and the laws of the United States.

MHC means Bradford Bank MHC, a federally-chartered mutual holding company.

MHC MERGER means the merger of Interim I (the successor to the MHC following its conversion to an interim federal stock savings bank) with and into the Savings Bank pursuant to the Agreement and Plan of Merger attached to this Plan as Exhibit B.

MID-TIER MERGER means the merger of Interim II (the successor to Bradford Bancorp following its conversion to an interim federal stock savings bank) with and into the Savings Bank pursuant to the Agreement and Plan of Merger attached to this Plan as Exhibit A.

OFFERINGS means the offering of Common Stock to Persons other than the Foundation in the Subscription Offering, the Community Offering and the Syndicated Community or Public Offering and as issued pursuant to Section 9(e) in connection with the Patapsco Merger.

OFFICER means the president, chief executive officer, vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

ORDER FORM means the form or forms to be provided by the Holding Company, containing all such terms and provisions as set forth in Section 11 hereof, to a Participant or other Person by which Common Stock may be ordered in the Subscription Offering and in the Community Offering.

OTHER MEMBER means a Voting Member who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

OTS means the Office of Thrift Supervision or any successor thereto.

PARTICIPANT means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder or Other Member, but does not include the Foundation.

PATAPSCO BANCORP means Patapsco Bancorp, Inc., a bank holding company, and The Patapsco Bank, its wholly owned subsidiary, that will be merged into the Holding Company (or a subsidiary thereof) at the closing of, or following, the Conversion.

PATAPSCO MERGER means the merger of Patapsco Bancorp into the Holding Company (or a subsidiary thereof) at the closing of, or following, the Conversion.

PATAPSCO MERGER SHARES means any shares of Holding Company Common Stock issued to stockholders of Patapsco Bancorp in consideration of the Patapsco Merger.

PERSON means an individual, a corporation, a partnership, an association, a joint stock company, a limited liability company, a trust, an unincorporated organization or a government or any political subdivision of a government.

PLAN and PLAN OF CONVERSION mean this Plan of Conversion as adopted by the Board of Directors of the MHC, Bradford Bancorp and the Savings Bank and any amendment hereto approved as provided herein.

PLAN PARTICIPANT means  any individual participant in a Tax-Qualified Employee Stock Benefit Plan.

PREFERRED SUBSCRIBER means, for purposes of any Community Offering, natural persons and trusts of natural persons residing in Baltimore City and Anne Arundel, Baltimore and Howard Counties in Maryland.

PRIMARY PARTIES means the MHC, Bradford Bancorp, the Savings Bank and the Holding Company.

PROSPECTUS means the one or more documents to be used in offering the Common Stock in the Offerings.

PROXY STATEMENT means the document used to solicit approval of the Plan and the funding of the Foundation by Voting Members.

PUBLIC OFFERING means an underwritten firm commitment offering to the public through one or more underwriters.

PURCHASE PRICE means the price per share at which the Common Stock is ultimately sold by the Holding Company in the Offerings in accordance with the terms hereof.

QUALIFYING DEPOSITS means: (A) the aggregate balance of all Deposit Accounts in the Savings Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50; (B) the aggregate balance of all Deposit Accounts in American Bank of an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50 and provided further that such deposit account in American Bank was assumed by the Savings Bank pursuant to the Purchase Agreement by and between American Bank and the Savings Bank, dated June 7, 2006; (C) the aggregate balance of all Deposit Accounts in Valley Bank of Maryland of an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50; (D) the aggregate balance of all Deposit Accounts in Golden Prague Federal Savings and Loan Association (provided the merger of the Savings Bank and Golden Prague Federal Savings and Loan Association is consummated prior to the closing of the Conversion) of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50; and (E) the aggregate balance of all Deposit Accounts in Senator Bank (provided the merger of the Savings Bank and Senator Bank is consummated prior to the closing of the Conversion) of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

SAVINGS BANK means Bradford Bank, a federal stock savings bank.

SAVINGS BANK BENEFIT PLANS includes, but is not limited to, Tax-Qualified Employee Stock Benefit Plans and Non-Tax-Qualified Employee Stock Benefit Plans.

SAVINGS BANK COMMON STOCK means the common stock of the Savings Bank, par value $1.00 per share, which stock is not and will not be insured by the FDIC or any other governmental authority, all of which will be held by the Holding Company after the Conversion.

SAVINGS BANK MERGER means the Merger of Interim III with and into the Savings Bank pursuant to the Plan of Merger included as Exhibit C hereto.

SEC means the Securities and Exchange Commission.

SPECIAL MEETING means the Special Meeting of Voting Members called for the purpose of submitting this Plan and the funding of the Foundation to the Members for their approval, including any adjournments of such meeting.

SUBSCRIPTION OFFERING means the offering of the Common Stock to Participants.

SUBSCRIPTION RIGHTS means nontransferable rights to subscribe for Common Stock granted to Participants pursuant to the terms of this Plan.

SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER means any Person, except directors and Officers of Bradford Bancorp, the MHC or the Savings Bank and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

SUPPLEMENTAL ELIGIBILITY RECORD DATE, if applicable, means the date for determining Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the approval of the Conversion by the OTS.  If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding OTS approval of the Conversion.

SYNDICATED COMMUNITY OFFERING means the offering for sale by a syndicate of broker-dealers to the general public of shares of Common Stock not purchased in the Subscription Offering and the Community Offering.

TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and/or the Savings Bank and any Affiliate thereof and which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Code as from time to time in effect.  A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution stock benefit plan that is not so qualified.

VOTING MEMBER means a Person who, at the close of business on the Voting Record Date, is entitled to vote as a Member of the MHC in accordance with its mutual charter and bylaws.

VOTING RECORD DATE means the date or dates for determining the eligibility of Members to vote at the Special Meeting.

3.                                    GENERAL PROCEDURE FOR THE CONVERSION.

A.            Steps for Conversion; Regulatory Filings

(i)            After the Savings Bank’s organization of the Holding Company and the receipt of all requisite regulatory approvals, the Holding Company will form Interim III as its wholly owned subsidiary and the Board of Directors of Interim III shall adopt the Plan of Merger included as Exhibit C hereto by at least a two-thirds vote.  The Holding Company shall approve such Plan of Merger in its capacity as the sole stockholder of Interim III and Bradford Bancorp shall approve the Plan and the Plan of Merger in its capacity as the sole stockholder of the Savings Bank.

(ii)           An application for the Conversion, including the Plan and all other requisite material (the “Application for Conversion”), shall be submitted to the OTS for approval.  The MHC, Bradford Bancorp and the Savings Bank also will cause notice of the adoption of the Plan by the Boards of Directors of the MHC, Bradford Bancorp and the Savings Bank to be given by publication in accordance with the requirements of applicable regulations of the OTS and will cause copies of the Plan to be made available at each office of the MHC, Bradford Bancorp and the Savings Bank for inspection by Members.  The MHC, Bradford Bancorp and the Savings Bank will also cause to be published, in accordance with the requirements of applicable regulations of the OTS, a notice of the filing with the OTS of an application to convert the MHC from mutual to stock form.

(iii)          Promptly following receipt of requisite approval of the OTS, the Plan and the funding of the Foundation will be submitted to the Voting Members for their consideration and approval at the Special Meeting.  The MHC may, at its option, mail to all Voting Members, at their last known address appearing on the records of the MHC and the Savings Bank, the Proxy Statement.  The Holding Company also shall mail to all such Members (as well as other Participants) a Prospectus and Order Form for the purchase of Common Stock, subject to the provisions of Section 11 hereof.

(iv)          Subscription Rights to purchase shares of Common Stock will be issued without payment therefor to Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders and Other Members, as set forth in Sections 5 through 8 hereof.

(v)           The Holding Company shall submit or cause to be submitted a holding company application to the OTS for approval of the acquisition of the Savings Bank.  All notices required to be published in connection with such applications shall be published at the times required.

(vi)          The Holding Company shall file a Registration Statement with the SEC to register the Common Stock to be issued in the Conversion, including Common Stock to be issued to the Foundation, under the Securities Act of 1933, as amended, and shall register such Common Stock under any applicable state securities laws.  Upon registration and after the receipt of all required regulatory approvals, the Common Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, the Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holders, if any, and Other Members.  It is anticipated that any shares of Common Stock remaining unsold after the Subscription Offering will be sold through a Community Offering, a Syndicated Community Offering and/or a Public Offering.  The purchase price per share for the Common Stock shall be a uniform price determined in accordance with Section 4 hereof and shall be set forth in the Prospectus.  The Holding Company shall contribute to the Savings Bank an amount of at least fifty percent (50%) of the net proceeds received by the Holding Company from the sale of Common Stock.

(vii)         All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Bradford Bancorp shall be automatically transferred to and vested in the Holding Company by virtue of the Conversion without any deed or other document of transfer.  The Holding Company, without any order or action on the part of any court or otherwise and without any document of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or fiduciary in the same manner and to the same extent as such rights, franchises, interests and powers were held or enjoyed by Bradford Bancorp.  The Holding Company shall be responsible for all of the liabilities, restrictions and duties of every kind and description of Bradford Bancorp immediately before the Conversion, including liabilities for all debts, obligations and contracts of Bradford Bancorp, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, book or accounts or records of Bradford Bancorp.

(viii)        The home office and branch offices of the Savings Bank shall be unaffected by the Conversion.  The executive offices of the Holding Company shall be located at the current offices of the MHC and Bradford Bancorp.

(ix)           Each Deposit Account of the Savings Bank at the effective date shall remain a Deposit Account in the Savings Bank for the same amount and subject to the same terms and conditions applicable to such Deposit Account before the Conversion.

(x)            The Board of Directors of the Savings Bank also intends to take all necessary steps to establish the Foundation and to fund the Foundation in the manner set forth in Section 3A hereof.

B.            Votes Required for Consummation of Conversion

The Plan and the funding of the Foundation are subject to the approval of the OTS and must be adopted by at least a majority of the total number of votes eligible to be cast by Voting Members at the Special Meeting.

C.            Consummation of the Conversion

The effective date of the Conversion shall be the date set forth in Section 27 hereof.  Upon the effective date, the following transactions shall occur:

(i)            Bradford Bancorp shall convert into an interim federal stock savings bank and simultaneously merge with and into the Savings Bank in the Mid-Tier Merger, with the Savings Bank being the surviving institution.  As a result of the Mid-Tier Merger, the MHC will receive shares of Savings Bank Common Stock in exchange for its Bradford Bancorp common stock.  Immediately thereafter, the MHC shall convert from a mutual holding company to an interim federal stock savings bank and merge with and into the Savings Bank in the MHC Merger, with the Savings Bank being the surviving institution.  As a result of the MHC Merger, the shares of Savings Bank Common Stock held by the MHC (as converted) shall be canceled and Members of the MHC will be granted interests in the liquidation account to be established by the Savings Bank pursuant to Section 15 hereof.

(ii)           Interim III shall merge with and into the Savings Bank pursuant to the Savings Bank Merger, with the Savings Bank being the surviving institution.  As a result of the Savings Bank Merger, the shares of Holding Company common stock held by the Savings Bank shall be canceled, and the shares of common stock of Interim III held by the Holding Company shall be converted into shares of Savings Bank Common Stock on a one-for-one basis, with the result that the Savings Bank shall become a wholly owned subsidiary of the Holding Company.

(iii)          The Holding Company shall sell the Common Stock in the Offerings, as provided herein.

D.            Retention of Investment Bankers and Financial Advisors

The Primary Parties may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion, including in connection with the Offerings the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms.  All fees, expenses, retainers and similar items shall be reasonable.

3A.          ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION.

As part of the Conversion, the Savings Bank intends to establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Code and to donate to the Foundation from authorized but unissued shares of Common Stock an amount up to 8% of the number of shares of Common Stock issued in the Offerings.  The Holding Company also may make a contribution of cash or marketable securities to the Foundation.  The Foundation is being formed in connection with the Conversion to complement the Savings Bank’s existing community reinvestment activities and to share with the Savings Bank’s local community a part of the Savings Bank’s financial success as a locally headquartered, community minded, financial services institution.  The funding of the Foundation with Common Stock accomplishes this goal as it enables the community to share in the growth and profitability of the Holding Company and the Savings Bank over the long-term.

The Foundation will be dedicated to the promotion of charitable purposes within the Savings Bank’s community.  The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of Foundation assets each year, less certain expenses.  To serve the purposes for which it was formed, the Foundation may sell, on an annual basis, a limited portion of the Common Stock contributed to it by the Holding Company.

The Board of Directors of the Foundation will be comprised of individuals who are Officers and/or Directors of the Holding Company or the Savings Bank.  Additionally, for at least five years after the Foundation’s organization, one member of the Foundation’s Board of Directors must be a member of the local community that is not an officer, director or employee of the Holding Company, the Savings Bank or any of its Affiliates and who has experience with local charitable organizations and grant making.  The Board of Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

4.             TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK.

(a)           The aggregate price at which shares of Common Stock shall be sold in the Offerings shall be based on a pro forma valuation of the aggregate market value of the Common Stock prepared by the Independent Appraiser.  The valuation shall be based on financial information relating to the Primary Parties, market, financial and economic conditions, a comparison of the Primary Parties with selected publicly-held financial institutions and holding companies and with comparable financial institutions and holding companies and such other factors as the Independent Appraiser may deem to be important, including, but not limited to, the projected operating results and financial condition of the Holding Company and the Savings Bank.  The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall be no more than 15% below such average.  The valuation shall be updated during the Conversion as market and financial conditions warrant and as may be required by the OTS.

(b)           Based upon the independent valuation, the Boards of Directors of the Primary Parties shall fix the Purchase Price and the number of shares of Common Stock to be offered in the Offerings. The Purchase Price shall be a uniform price determined in accordance with applicable OTS rules and regulations.  The total number of shares of Common Stock to be issued in the Offerings shall be determined by the Boards of Directors of the Primary Parties upon conclusion of the Offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Primary Parties in connection with such Offerings.

(c)           Subject to the approval of the OTS, the Estimated Price Range may be increased or decreased to reflect market, financial and economic conditions before completion of the Conversion or to fill the order of the Tax-Qualified Employee Stock Benefit Plans, and under such circumstances the Primary Parties may increase or decrease the total number of shares of Common Stock to be issued in the Offerings to reflect any such change.  Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock in the Offerings are less than the minimum or more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus.  In the event of an increase in the total number of shares offered in the Offerings due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

5.             SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY).

(a)           Each Eligible Account Holder shall receive, as first priority and without payment, Subscription Rights to purchase up to the greater of (i) $100,000 of Common Stock (or such maximum purchase limitation as may be established for the Community Offering, and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Offerings, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock issued by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, in each case subject to Section 10 hereof.

(b)           In the event of an oversubscription for shares of Common Stock pursuant to Section 5(a), available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares that will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares.  Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the Qualifying Deposits of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

(c)           Subscription Rights of Eligible Account Holders who are also directors or Officers of the Primary Parties and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

6.             SUBSCRIPTION RIGHTS OF TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS
                (SECOND PRIORITY).

Tax-Qualified Employee Stock Benefit Plans shall receive, without payment, Subscription Rights to purchase in the aggregate up to 10% of the Common Stock, including the Common Stock contributed to the Foundation.  The Subscription Rights granted to Tax-Qualified Employee Stock Benefit Plans shall be subject to the availability of shares of Common Stock after taking into account the shares of Common Stock purchased by Eligible Account Holders; provided, however, that if the total number of shares of Common Stock is increased to any amount greater than the number of shares representing the maximum of the Estimated Price Range as set forth in the Prospectus (the “Maximum Shares”), the ESOP shall have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 10% of the Common Stock, including Common Stock contributed to the Foundation.  Shares of Common Stock purchased by any individual participant (“Plan Participant”) in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of Subscription Rights granted to such Participant in his individual capacity as an Eligible Account Holder and/or Supplemental Eligible Account Holder and/or purchases by such Plan Participant in the Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Common Stock that Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to the first sentence of this Section 6 if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount.  Consistent with applicable laws and regulations and policies and practices of the OTS, the Tax-Qualified Employee Stock Benefit Plans may use funds contributed by the Holding Company or the Savings Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Savings Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Savings Bank to fail to meet any applicable regulatory capital requirement.  The Tax-Qualified Employee Stock Benefit Plans may, in whole or in part, fill their orders through open market purchases subsequent to the closing of the Offering.

The Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be an Associate or Affiliate of, or Person Acting in Concert with, any Management Person.

7.             SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS

                (THIRD PRIORITY).

(a)           In the event that the Eligibility Record Date is more than 15 months before the date of OTS approval of the Plan, then, and only in that event, a Supplemental Eligibility Record Date shall be set and each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $100,000 of Common Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Offerings or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock issued by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, in each case subject to Section 10 hereof and the availability of shares of Common Stock for purchase after taking into account the shares of Common Stock purchased by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans through the exercise of Subscription Rights under Sections 5 and 6 hereof.

(b)           In the event of an oversubscription for shares of Common Stock pursuant to Section 7(a), available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation (including the number of shares, if any, allocated in accordance with Section 5(a)) equal to the lesser of the number of shares subscribed for or 100 shares.  Any remaining available shares shall be allocated among subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of their respective Qualifying Deposits bears to the total amount of the Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

8.             SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY).

(a)           Each Other Member shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $100,000 of Common Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering) and (ii) one-tenth of 1% of the total offering of shares in the Offerings, subject to Section 10 hereof and the availability of shares of Common Stock for purchase after taking into account the shares of Common Stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, if any, through the exercise of Subscription Rights under Sections 5, 6 and 7 hereof.

(b)           If, pursuant to this Section 8, Other Members subscribe for a number of shares of Common Stock in excess of the total number of shares of Common Stock remaining, available shares shall be allocated among subscribing Other Members so as to permit each such Other Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares.  Any remaining available shares shall be allocated among subscribing Other Members whose subscriptions remain unsatisfied on a pro rata basis in the same proportion as each such Other Member’s subscription bears to the total subscriptions of all such subscribing Other Members, provided that no fractional shares shall be issued.

9.             COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING, PUBLIC OFFERING AND
                OTHER OFFERINGS.

(a)           If less than the total number of shares of Common Stock offered by the Holding Company are sold in the Subscription Offering, it is anticipated that all such remaining shares shall, if practicable, be sold in a Community Offering.  Subject to the requirements set forth herein, the manner in which Common Stock is sold in the Community Offering shall have as the objective the achievement of the widest possible distribution of such stock.  The Primary Parties may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with any required regulatory approval.

(b)           In the event of a Community Offering, all shares of Common Stock that are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities.  Any available shares in excess of those subscribed for in the Subscription Offering will be available for purchase by members of the general public to whom a Prospectus is delivered by the Holding Company or on its behalf, with preference given first to natural persons and trusts of natural persons residing in Baltimore City and Anne Arundel, Baltimore and Howard Counties in Maryland (“Preferred Subscribers”).

(c)           A Prospectus and Order Form shall be furnished to such Persons as the Primary Parties may select in connection with the Community Offering, and each order for Common Stock in the Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering.  In the event of an oversubscription for shares in the Community Offering, available shares will be allocated first to each Preferred Subscriber whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible.  Thereafter, unallocated shares shall be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated, provided that no fractional shares shall be issued.  If there are any shares remaining after all accepted orders by Preferred Subscribers have been satisfied, such remaining shares shall be allocated to other members of the general public who purchase in the Community Offering, applying the same allocation described above for Preferred Subscribers.

(d)           No Person may purchase more than $100,000 of Common Stock in the Community Offering; provided, however, that this amount may be increased to up to 5% of the total offering of shares of Common Stock or decreased to less than $100,000, subject to any required regulatory approval but without the further approval of Members or the resolicitation of subscribers.

(e)           Notwithstanding Sections 9(a) through 9(d), if subscriptions totaling at least the minimum of the Estimated Price Range are not received in the Subscription Offering in the categories described in Sections 5 through 8 hereof, then unsubscribed shares of Common Stock may be issued to stockholders of Patapsco Bancorp in exchange for their shares of Patapsco Bancorp or in any other manner that facilitates the completion of the Patapsco Merger, provided that the total Patapsco Merger Shares, including the Patapsco Merger Shares issued pursuant to this Section 9(e), are less than 50% of the outstanding Common Stock immediately after the closing of the Conversion and the Patapsco Merger.  Common Stock may only be issued pursuant to this Section 9(e) in order to achieve the minimum of the Estimated Price Range.

(f)            Subject to such terms, conditions and procedures as may be determined by the Primary Parties, all shares of Common Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering.  Each order for Common Stock in the Syndicated Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering.  The amount of Common Stock that any Person may purchase in the Syndicated Community Offering shall not exceed $100,000 of Common Stock, provided, however, that this amount may be increased to up to 5% of the total offering of shares of Common Stock or decreased to less than $100,000, subject to any required regulatory approval but without the further approval of Members or the resolicitation of subscribers; and provided further that, to the extent applicable, and subject to the limitations on purchases of Common Stock set forth in this Section 9(e) and Section 10 of this Plan, in the event of an oversubscription for shares in the Syndicated Community Offering orders for Common Stock in the Syndicated Community Offering shall first be filled to a maximum of 2% of the total number of shares of Common Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares per order basis until all available shares have been allocated, provided no fractional shares shall be issued.  The Primary Parties may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering and/or Community Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with any required regulatory approval.

(g)           The Primary Parties may sell any shares of Common Stock remaining following the Subscription Offering and the Community Offering in a Public Offering instead of a Syndicated Community Offering.  The provisions of Section 10 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public.  The price to be paid by the underwriters in such an offering shall be equal to the Purchase Price less an underwriting discount to be negotiated among such underwriters and the Primary Parties, subject to any required regulatory approval or consent.

(h)           If, for any reason, a Syndicated Community Offering or Public Offering of shares of Common Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or if any insignificant residue of shares of Common Stock is not sold in the Offerings, the Primary Parties shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS.

10.          LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK.

The following limitations shall apply to all purchases of Common Stock in the Offerings:

(a)           Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, and in addition to the other restrictions and limitations set forth herein, no Person may subscribe for or purchase more than $100,000 of Common Stock in the Offerings and no Person, any Person together with any Associates or Persons otherwise Acting in Concert may, directly or indirectly, subscribe for or purchase more than $500,000 of Common Stock in the Offerings.

(b)           The maximum number of shares of Common Stock that may be purchased in the Conversion by the ESOP shall not exceed 8% of the total Common Stock issued in the Conversion, including shares contributed to the Foundation, the maximum number of shares that may be allocated to all Tax-Qualified Employee Stock Benefit Plans shall not exceed 10% of the total Common Stock issued in the Conversion, including shares contributed to the Foundation, in each instance, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and before completion of the Offerings; provided, however, that purchases of Common Stock that are made by Plan Participants pursuant to the exercise of Subscription Rights granted to such Plan Participant in his or her individual capacity as a Participant or purchases by a Plan Participant in the Community Offering using the funds thereof held in Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of this Section 10(b).

(c)           The number of shares of Common Stock that directors and Officers of the Primary Parties and their Associates may purchase in the aggregate in the Offerings shall not exceed 26% of the total shares sold in the Offerings, including any shares that may be sold in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and before completion of the Offerings.

(d)           No Person may purchase fewer than 25 shares of Common Stock in the Offerings, to the extent such shares are available; provided, however, that if the Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Purchase Price for such minimum shares will not exceed $500.00.

(e)           For purposes of the foregoing limitations and the determination of Subscription Rights, (i) directors, Officers and employees of the Primary Parties or their subsidiaries shall not be deemed to be Associates or a group Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in Section 10(c) or Section 10(d) hereof, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Savings Bank qualified plan under Section 401(k) of the Code, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

(f)            Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members, the Primary Parties may increase or decrease any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed 5% of the total offering of shares of Common Stock in the Conversion whether before, during or after the Subscription Offering, Community Offering and/or Syndicated Community Offering.  If an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, the Primary Parties shall permit any Person who subscribed for the maximum number of shares of Common Stock to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights.  If any of the individual or aggregate purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.  In the event the maximum purchase limitation is increased to 5% of the shares sold in the Offerings, such limitation may be further increased to 9.99%, provided that orders for Common Stock exceeding 5% of the shares of Common Stock sold in the Offerings shall not exceed in the aggregate 10% of the total shares of Common Stock sold in the Offerings.

(g)           The Primary Parties shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 10 and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Common Stock that they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons, and the Primary Parties and their respective Boards shall be free from any liability to any Person on account of any such action.

11.          TIMING OF SUBSCRIPTION OFFERING; MANNER OF EXERCISING SUBSCRIPTION RIGHTS AND
                ORDER FORMS.

(a)           The Offerings shall be conducted in compliance with the Securities Exchange Act of 1933, as amended and, to the extent applicable, Form OC.  The Subscription Offering may be commenced concurrently with or at any time after the mailing of the Proxy Statement to Members.  The Subscription Offering may be closed before the Special Meeting of Members, provided that the offer and sale of the Common Stock shall be conditioned upon the approval of the Plan by the Voting Members at the Special Meeting.

(b)           The exact timing of the commencement of the Subscription Offering shall be determined by the Primary Parties in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by them in connection with the Conversion.  The Primary Parties may consider a number of factors, including, but not limited to, their current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular.  The Primary Parties shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

(c)           Promptly after the SEC has declared the Registration Statement, which includes the Prospectus, effective and all required regulatory approvals have been obtained, the Primary Parties shall, distribute or make available the Prospectus, together with Order Forms for the purchase of Common Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to Section 13 hereof.

(d)           A single Order Form for all Deposit Accounts maintained with the Savings Bank by an Eligible Account Holder and any Supplemental Eligible Account Holder may be furnished, irrespective of the number of Deposit Accounts maintained with the Savings Bank on the Eligibility Record Date and Supplemental Eligibility Record Date, respectively.  No person holding a Subscription Right may exceed any otherwise applicable purchase limitation by submitting multiple orders for Common Stock.  Multiple orders are subject to adjustment, as appropriate, on a pro rata basis and deposit balances will be divided equally among such orders in allocating shares in the event of an oversubscription.

(e)           The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Primary Parties.  The Primary Parties may extend such period by such amount of time as they determine is appropriate.  Failure of any Participant to deliver a properly executed Order Form to the Primary Parties, along with full payment (or authorization for full payment by withdrawal) for the shares of Common Stock subscribed for, within the time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of Common Stock.  Each Participant shall be required to confirm to the Primary Parties by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

(f)            The Primary Parties shall have the absolute right, in their sole discretion and without incurring any liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed; (ii) not timely received; (iii) not accompanied by the proper and full payment (or authorization of withdrawal for full payment) or, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price at any time prior to 48 hours before the completion of the Offerings; or (iv) submitted by a Person whose representations the Primary Parties believe to be false or who they otherwise believe, either alone, or Acting in Concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan.  Furthermore, if (i) Order Forms are not delivered and are returned to the Primary Parties by the United States Postal Service or the Primary Parties are unable to locate the addressee, or (ii) Order Forms are not mailed pursuant to a “no mail” order placed in effect by the account holder, the Subscription Rights of the Person to which such rights have been granted will lapse as though such Person failed to return the contemplated Order Form within the time period specified thereon.  The Primary Parties may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as they may specify.  The interpretation by the Primary Parties of the terms and conditions of the Order Forms shall be final and conclusive.

12.          PAYMENT FOR COMMON STOCK.

(a)           Payment for shares of Common Stock subscribed for by Participants in the Subscription Offering and payment for shares of Common Stock ordered by Persons in the Community Offering shall be equal to the Purchase Price multiplied by the number of shares that are being subscribed for or ordered, respectively.  Such payment may be made in cash, if delivered in person, or by check, bank draft or money order at the time the Order Form is delivered to the Savings Bank, provided that checks will only be accepted subject to collection.  The Primary Parties, in their sole and absolute discretion, may also elect to receive payment for shares of Common Stock by wire transfer.  In addition, the Primary Parties may elect to provide Participants and/or other Persons who have a Deposit Account with the Savings Bank the opportunity to pay for shares of Common Stock by authorizing the Savings Bank to withdraw from such Deposit Account an amount equal to the aggregate Purchase Price of such shares.  Payment may also be made by a Participant using funds held for such Participant’s benefit by a Savings Bank Benefit Plan to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Common Stock.

(b)           Notwithstanding the above, if the Tax-Qualified Employee Stock Benefit Plans subscribe for shares of Common Stock during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares subscribed for by such plans upon consummation of the Offerings, provided that, in the case of the employee stock ownership plan, there is in force from the time of its subscription until the consummation of the Offerings, a loan commitment to lend to the employee stock ownership plan, at such time, the aggregate price of the shares for which it subscribed.

(c)           If a Participant or other Person authorizes the Savings Bank to withdraw the amount of the Purchase Price from his or her Deposit Account, the Savings Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Purchase Price upon receipt of the Order Form.  Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Savings Bank may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties.  In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if any applicable minimum balance requirement ceases to be met.  In such case, the remaining balance will earn interest at the regular passbook rate .  However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as before such early withdrawal.  This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Common Stock and is entirely within the discretion of the Primary Parties.

(d)           The subscription funds will be held by the Savings Bank or, in the Savings Bank’s discretion, in an escrow account at an unaffiliated financial institution.  The Holding Company shall pay interest, at not less than the Savings Bank’s passbook rate, for all amounts paid in cash, by check, bank draft or money order to purchase shares of Common Stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Conversion is completed or terminated.

(e)           The Holding Company will not offer or sell any of the Common Stock proposed to be issued to any Person whose purchase would be financed by funds loaned, directly or indirectly, to the Person by the Savings Bank.

(f)            Each share of Common Stock shall be non-assessable upon payment in full of the Purchase Price.

13.          ACCOUNT HOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES.

The Primary Parties shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside.  However, no Participant will be offered or receive any Common Stock under the Plan if such Participant resides in a foreign country or resides in a jurisdiction of the United States with respect to which any of the following apply: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such Participants would require any of the Primary Parties or their respective directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such jurisdiction, or any of the Primary Parties would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or (c) such registration, qualification or filing in the judgment of the Primary Parties would be impracticable or unduly burdensome for reasons of cost or otherwise.

14.          VOTING RIGHTS AFTER CONVERSION.

Following consummation of the Conversion, voting rights with respect to the Savings Bank shall be held and exercised exclusively by the Holding Company as holder of all of the Savings Bank’s outstanding voting capital stock, and voting rights with respect to the Holding Company shall be held and exercised exclusively by the holders of the Holding Company’s voting capital stock.

15.                               LIQUIDATION ACCOUNT.

(a)           At the time of the MHC Merger, the Savings Bank shall establish a liquidation account in an amount equal to the MHC’s equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion.  The function of the liquidation account will be to preserve the rights of certain holders of Deposit Accounts in the Savings Bank who maintain such accounts in the Savings Bank following the Conversion to a priority to distributions in the unlikely event of a liquidation of the Savings Bank subsequent to the Conversion.

(b)           The liquidation account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, who maintain their Deposit Accounts in the Savings Bank after the Conversion.  Each such account holder will, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance, which interest will be referred to in this Section 15 as the “subaccount balance.”  All Deposit Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as provided in Section 15(d) hereof.

(c)           In the event of a complete liquidation of the Savings Bank subsequent to the Conversion (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current subaccount balances for Deposit Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Savings Bank.  No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution in which the Savings Bank is not the surviving entity shall be considered a complete liquidation for this purpose.  In any such transaction, the liquidation account shall be assumed by the surviving entity.

(d)           The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be determined by multiplying the opening balance in the liquidation account by a fraction, of which the numerator is the amount of the Qualifying Deposits of such account holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders, if any.  For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, if any, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date.  Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as provided below.

(e)           If the aggregate deposit balance in the Deposit Account(s) of any Eligible Account Holder or Supplemental Eligible Account Holder, if any, at the close of business on any December 31 annual closing date, commencing on or after the effective date of the Conversion, is less than the lesser of (a) the aggregate deposit balance in such Deposit Account(s) at the close of business on any other annual closing date subsequent to such record dates or (b) the aggregate deposit balance in such Deposit Account(s) as of the Eligibility Record Date or the Supplemental Eligibility Record Date, if any, the subaccount balance for such Deposit Account(s) shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance.  In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account(s).  The subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder, if any, will be reduced to zero if the Account Holder ceases to maintain a Deposit Account at the Savings Bank.

(f)            Subsequent to the Conversion, the Savings Bank may not pay cash dividends generally on deposit accounts and/or capital stock of the Savings Bank, or repurchase any of the capital stock of the Savings Bank, if such dividend or repurchase would reduce the Savings Bank’s regulatory capital below the aggregate amount of the then current subaccount balances for Deposit Accounts then held; otherwise, the existence of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Savings Bank.

(g)           For purposes of this Section 15, a Deposit Account includes a predecessor or successor account which is held by an Account Holder with the same social security number.

16.                               TRANSFER OF DEPOSIT ACCOUNTS.

Each Deposit Account in the Savings Bank at the time of the consummation of the Conversion shall become, without further action by the holder, a Deposit Account in the Savings Bank equivalent in withdrawable amount to the withdrawal value (as adjusted to give effect to any withdrawal made for the purchase of Common Stock), and subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Savings Bank immediately preceding consummation of the Conversion.  Holders of Deposit Accounts in the Savings Bank shall not, as such holders, have any voting rights.

17.                               REQUIREMENTS FOLLOWING THE CONVERSION FOR REGISTRATION,  MARKET MAKING AND STOCK EXCHANGE LISTING.

In connection with the Conversion, the Holding Company shall register the Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter.  The Holding Company also shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Common Stock, and (ii) list the Common Stock on a national or regional securities exchange or to have quotations for such stock disseminated on the Nasdaq Stock Market.

18.                               COMPLETION OF THE STOCK OFFERING.

The Offerings will be terminated if not completed within 90 days of the date of approval of the Plan by the OTS, unless the extension is approved by the OTS.

19.                               DIRECTORS AND OFFICERS OF THE SAVINGS BANK.

Each person serving as a director or Officer of the Savings Bank at the time of the adoption of the Plan of Conversion shall continue to serve as a director or Officer of the Savings Bank for the balance of the term for which the person was elected before the adoption of the Plan of Conversion, and until a successor is elected and qualified.  Each person serving as a director or Officer of Bradford Bancorp at the time of the adoption of the Plan of Conversion shall continue to serve as a director or Officer of the Holding Company for the balance of the term for which the person was elected before the adoption of the Plan of Conversion, and until a successor is elected and qualified.  The number, names, business, addresses and terms of the Directors of the Holding Company and the Savings Bank are set forth in the Plans of Merger included as Exhibits A, B and C hereto.

20.                               REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION.

For a period of three years following the Conversion, the directors and Officers of the Holding Company and the Savings Bank and their Associates may not purchase Common Stock, without the prior written approval of the OTS, except from a broker-dealer registered with the SEC.  This prohibition shall not apply, however, to (i) a negotiated transaction involving more than 1% of the outstanding Common Stock, and (ii) purchases of stock made by and held by any Tax-Qualified Employee Stock Benefit Plan (and purchases of stock made by and held by any Non-Tax-Qualified Employee Stock Benefit Plan following the receipt of stockholder approval of such plan) even if such Common Stock may be attributable to individual Officers or directors and their Associates.  The foregoing restriction on purchases of Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

21.                               RESTRICTIONS ON TRANSFER OF STOCK.

All shares of Common Stock that are purchased by Persons other than directors and Officers of the Holding Company or the Savings Bank shall be transferable without restriction.  Shares of Common Stock purchased by directors and Officers of the Holding Company or the Savings Bank on original issue from the Holding Company (by subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser.  The shares of Common Stock issued by the Holding Company to such directors and Officers shall bear the following legend giving appropriate notice of such one-year restriction:

“The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate pursuant to Part 563b of the Rules and Regulations of the Office of Thrift Supervision.  These shares may not be sold during such one-year period without a legal opinion of counsel for the Company that said transfer is permissible under the provisions of applicable law and regulation.  This restrictive legend shall be deemed null and void after one year from the date of this Certificate.”

In addition, the Holding Company shall give appropriate instructions to the transfer agent for the Holding Company with respect to the applicable restrictions relating to the transfer of restricted stock.  Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.  The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

22.                               TAX RULINGS OR OPINIONS.

Consummation of the Conversion is conditioned upon prior receipt by the Primary Parties of either a ruling or an opinion of counsel with respect to federal tax laws to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Primary Parties or to account holders receiving Subscription Rights before or after the Conversion, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

23.          RESTRICTIONS ON ACQUISITION OF STOCK OF HOLDING COMPANY.

The Articles of Incorporation of the Holding Company may contain a provision stipulating that in no event shall any record owner of any outstanding shares of Common Stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote with respect to any shares held in excess of 10%.

24.                               STOCK COMPENSATION PLANS.

(a)           The Holding Company and the Savings Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation an employee stock ownership plan.

(b)           The Holding Company and the Savings Bank also are authorized to adopt stock option plans, restricted stock grant plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that no stock options shall be granted, and no shares of Common Stock shall be purchased, pursuant to any of such plans before the earlier of (i) the one-year anniversary of the consummation of the Conversion or (ii) the receipt of stockholder approval of such plans at either an annual or special meeting of stockholders of the Holding Company held no earlier than six months following the Conversion.

(c)           Existing, as well as any newly-created, Tax-Qualified Employee Stock Benefit Plans may purchase shares of Common Stock in the Offerings, to the extent permitted by the terms of such benefit plans and this Plan.

(d)           The Holding Company and the Savings Bank are authorized to enter into employment or severance agreements with their Officers.

25.                               DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK.

(a)           Following consummation of the Conversion, any repurchases of shares of capital stock by the Holding Company will be made in accordance with then applicable laws and regulations.

(b)           The Savings Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the regulatory capital of the Savings Bank to be reduced below the amount required for the liquidation account.  Any dividend declared or paid on, or repurchase of, the Savings Bank’s capital stock also shall be in compliance with Section 563.146 of the Rules and Regulations of the OTS, or any successor thereto.

26.          EFFECTIVE DATE.

The effective date of the Conversion shall be the date of the closing of the sale of all shares of Common Stock.  The closing of the sale of all shares of Common Stock sold in the Offerings shall occur simultaneously and shall be conditioned upon the prior receipt of all requisite regulatory and other approvals.

27.          AMENDMENT OR TERMINATION OF THE PLAN.

If deemed necessary or desirable by the Board of Directors of the Primary Parties, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time before the solicitation of proxies from Members to vote on the Plan and at any time thereafter with the concurrence of the OTS.  Any amendment to this Plan made after approval by the Members with the concurrence of the OTS shall not necessitate further approval by the Members unless otherwise required by the OTS.  This Plan shall terminate if the sale of all shares of Common Stock is not completed within 24 months from the date of the Special Meeting.  Before the Special Meeting, this Plan may be terminated by the Board of Directors of the Primary Parties without approval of the OTS.  After the Special Meeting, the Board of Directors may terminate this Plan only with the concurrence of the OTS.

28.                               INTERPRETATION OF THE PLAN.

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of each of the Boards of Directors of the Primary Parties shall be final, subject to the authority of the OTS.

Exhibit A

Agreement and Plan of Merger by and among Bradford Bancorp, Inc.,

Bradford Bank and Bradford Interim Federal Savings Bank II

AGREEMENT AND

PLAN OF MERGER

This Agreement and Plan of Merger, dated as of _______________, 200_, is made by and between Bradford Bancorp, Inc. (“Bradford Bancorp”), a federal corporation, Bradford Bank (the “Bank” or the “Surviving Corporation”), a federal savings bank and Bradford Interim Federal Savings Bank II, an interim federal savings bank (“Interim II”) (collectively, the “Constituent Corporations”).

WITNESSETH:

WHEREAS, Bradford Bank MHC, a federal mutual holding company (the “MHC”), the Bank and Bradford Bancorp have adopted a Plan of Conversion pursuant to which:  (i) Bradford Bancorp will convert to an interim federal savings bank and simultaneously merge with and into the Bank, with the Bank as the surviving entity (the “Mid-Tier Merger”); (ii) the MHC will convert to an interim federal stock savings bank and simultaneously merge with and into the Bank, with the Bank as the surviving entity; (iii) the Bank and a newly-formed interim federal savings bank will merge, pursuant to which the Bank will become a wholly-owned subsidiary of a newly-formed stock corporation (the “Holding Company”) (the “Bank Merger”); and (iv) the Holding Company will offer shares of its common stock in the manner set forth in the Plan of Conversion (collectively, the “Conversion”); and

WHEREAS, the Constituent Corporations desire to provide for the terms and conditions of the Mid-Tier Merger;

NOW, THEREFORE, the Constituent Corporations hereby agree as follows:

1.             EFFECTIVE DATE.  The Mid-Tier Merger shall become effective on the date specified in the endorsement of the Articles of Combination relating to the Mid-Tier Merger by the Secretary of the Office of Thrift Supervision (the “OTS”) pursuant to 12 C.F.R. §552.13(k), or any successor thereto (the “Effective Date”).

2.             THE MID-TIER MERGER AND EFFECT THEREOF.  Subject to the terms and conditions set forth herein and the prior approval of the OTS of the Conversion and the expiration of all applicable waiting periods, Bradford Bancorp shall convert to an interim federal savings bank and simultaneously merge with and into the Bank, which shall be the Surviving Corporation.  Upon consummation of the Mid-Tier Merger, the Surviving Corporation shall be considered the same business and corporate entity as each of the Constituent Corporations and the Surviving Corporation shall be subject to and be deemed to have assumed all of the property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships of each of the Constituent Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation.  In addition, any reference to either of the Constituent Corporations in any contract or document, whether executed or taking effect before or after the Effective Date, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Constituent Corporations is a party shall not be deemed to have abated or to have been discontinued by reason of the Mid-Tier Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Mid-Tier Merger had not occurred or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Corporations if the Mid-Tier Merger had not occurred.

3.             EXCHANGE OF BANK COMMON STOCK AND CANCELLATION OF BRADFORD BANCORP COMMON STOCK.

On the Effective Date:

(a)           each share of common stock, $1.00 par value per share, of the Bank issued and outstanding immediately before the Effective Date and held by Bradford Bancorp shall, by virtue of the Mid-Tier Merger and without any action on the part of the holder thereof, be exchanged for the common stock, $0.01 par value per share, of Bradford Bancorp held by the MHC (the “Bradford Bancorp Common Stock”); and

(b)           each share of Bradford Bancorp Common Stock shall be canceled.

4.             RIGHTS OF DISSENT AND APPRAISAL ABSENT.  The MHC, the sole holder of Bradford Bancorp Common Stock, shall not have any dissenter or appraisal rights in connection with the Mid-Tier Merger.

5.             NAME OF SURVIVING CORPORATION.  The name of the Surviving Corporation shall be “Bradford Bank.”

6.             DIRECTORS OF THE SURVIVING CORPORATION.  Upon and after the Effective Date, until changed in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law, the number of directors of the Surviving Corporation shall be eight.  The names of those persons who, upon and after the Effective Date, shall be directors of the Surviving Corporation are set forth below.  Each such director shall serve for the term which expires at the annual meeting of stockholders of the Surviving Corporation in the year set forth after his respective name, and until a successor is elected and qualified.

Name	Term Expires
Dallas R. Arthur	2009
Carl W. Brand, III	2007
Lawrence M. Denton	2007
John O. Mitchell, III	2007
Melvin C. Benhoff, Jr.	2008
Gilbert D. Marsiglia, Sr.	2009
G. Scott Barhight	2008
George K. Mister, Jr.	2008

The address of each director is 6910 York Road, Baltimore, Maryland, 21212-1550.

7.             OFFICERS OF THE SURVIVING CORPORATION.  Upon and after the Effective Date, until changed in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law, the officers of the Bank immediately before the Effective Date shall be the officers of the Surviving Corporation.

8.             OFFICES.  Upon the Effective Date, all offices of the Bank shall be offices of the Surviving Corporation.  As of the Effective Date, the home office of the Surviving Corporation shall remain at 6910 York Road, Baltimore, Maryland, 21212-1550.

9.             CHARTER AND BYLAWS.  On and after the Effective Date, the Charter of the Bank as in effect immediately before the Effective Date shall be the Charter of the Surviving Corporation until amended in accordance with the terms thereof and applicable law, except that the Charter shall be amended to provide for the establishment of a liquidation account in accordance with applicable law and the Plan of Conversion.  On and after the Effective Date, the Bylaws of the Bank as in effect immediately before the Effective Date shall be the Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

10.          STOCKHOLDER APPROVALS.  The approval of the MHC, as the sole stockholder of Bradford Bancorp, shall be required to approve the Plan of Conversion, of which this Agreement and Plan of Merger is a part, on behalf of Bradford Bancorp.  The approval of Bradford Bancorp, as the sole stockholder of the Bank, shall be required to approve the Plan of Conversion, of which this Agreement and Plan of Merger is a part, on behalf of the Bank.

11.          DIRECTOR APPROVAL.  At least two-thirds of the members of the Board of Directors of each of the Constituent Corporations have approved this Agreement and Plan of Merger.

12.          ABANDONMENT OF PLAN.  This Agreement and Plan of Merger may be abandoned by either Bradford Bancorp or the Bank at any time before the Effective Date in the manner set forth in the Plan of Conversion.

13.          AMENDMENTS.  This Agreement and Plan of Merger may be amended in the manner set forth in the Plan of Conversion by a subsequent writing signed by the parties hereto upon the approval of the Boards of Directors of the Constituent Corporations.

14.          SUCCESSORS.  This Agreement shall be binding on the successors of the Constituent Corporations.

15.          GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, except to the extent superseded by the laws of the United States.

IN WITNESS WHEREOF, the Constituent Corporations have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

Attest:	BRADFORD BANCORP, INC.

By:
Kimberly Ruckle		Dallas R. Arthur
Corporate Secretary		President

Attest:	BRADFORD BANK

By:
Kimberly Ruckle		Dallas R. Arthur
Corporate Secretary		President

Attest:	BRADFORD INTERIM FEDERAL SAVINGS BANK II

By:
Kimberly Ruckle		Dallas R. Arthur
Corporate Secretary		President

Exhibit B

Agreement and Plan of Merger by and among Bradford Bank MHC,

Bradford Bank and Bradford Interim Federal Savings Bank I

AGREEMENT AND

PLAN OF MERGER

This Agreement and Plan of Merger, dated as of ______________, 200_, is made by and between Bradford Bank MHC (the “MHC”), a federal mutual holding company, Bradford Bank (the “Bank” or the “Surviving Corporation”), a federally chartered savings bank and Bradford Interim Federal Savings Bank I, an interim federal savings bank (“Interim I”) (collectively, the “Constituent Corporations”).

WITNESSETH:

WHEREAS, the MHC, the Bank and Bradford Bancorp, Inc. (“Bradford Bancorp”), a federal corporation, have adopted a Plan of Conversion pursuant to which:  (i) Bradford Bancorp will convert to an interim federal savings bank and simultaneously merge with and into the Bank, with the Bank as the surviving entity (the “Mid-Tier Merger”); (ii) the MHC will convert to an interim federal stock savings bank and simultaneously merge with and into the Bank, with the Bank as the surviving entity (the “MHC Merger”); (iii) the Bank and a newly-formed interim federal savings bank will merge, pursuant to which the Bank will become a wholly-owned subsidiary of a newly-formed stock corporation (the “Holding Company”); and (iv) the Holding Company will offer shares of its common stock in the manner set forth in the Plan of Conversion (collectively, the “Conversion”); and

WHEREAS, the Constituent Corporations desire to provide for the terms and conditions of the MHC Merger;

NOW, THEREFORE, the Constituent Corporations hereby agree as follows:

1.             EFFECTIVE DATE.  The MHC Merger shall become effective on the date specified in the endorsement of the Articles of Combination relating to the MHC Merger by the Secretary of the Office of Thrift Supervision (the “OTS”) pursuant to 12 C.F.R. §552.13(k), or any successor thereto (the “Effective Date”).

2.             THE MHC MERGER AND EFFECT THEREOF.  Subject to the terms and conditions set forth herein and the prior approval of the OTS of the Conversion and the expiration of all applicable waiting periods, the MHC shall convert from the mutual form to an interim federal stock savings bank and simultaneously merge with and into the Bank, which shall be the Surviving Corporation.  Upon consummation of the MHC Merger, the Surviving Corporation shall be considered the same business and corporate entity as each of the Constituent Corporations and the Surviving Corporation shall be subject to and be deemed to have assumed all of the property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships of each of the Constituent Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation.  In addition, any reference to either of the Constituent Corporations in any contract or document, whether executed or taking effect before or after the Effective Date, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Constituent Corporations is a party shall not be deemed to have abated or to have been discontinued by reason of the MHC Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the MHC Merger had not occurred or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Corporations if the MHC Merger had not occurred.

3.             CANCELLATION OF BRADFORD BANK COMMON STOCK HELD BY THE MHC AND MEMBER INTERESTS; LIQUIDATION ACCOUNT.

On the Effective Date:

(a)           each share of common stock, $1.00 par value per share, of Bradford Bank issued and outstanding immediately before the Effective Date and held by the MHC (pursuant to the Mid-Tier Merger) shall, by virtue of the MHC Merger and without any action on the part of the holder thereof, be canceled;

(b)           the interests in the MHC of any person, firm or entity who or which qualified as a member of the MHC in accordance with its mutual charter and bylaws and the laws of the United States before the MHC’s conversion from mutual to stock form (“Members”) shall, by virtue of the MHC Merger and without any action on the part of any Member, be canceled; and

(c)           the Bank shall establish a liquidation account on behalf of each depositor Member as provided for in the Plan of Conversion.

4.             RIGHTS OF DISSENT AND APPRAISAL ABSENT.  No Member of the MHC shall have any dissenter or appraisal rights in connection with the MHC Merger.

5.             NAME OF SURVIVING CORPORATION.  The name of the Surviving Corporation shall be “Bradford Bank.”

6.             DIRECTORS OF THE SURVIVING CORPORATION.  Upon and after the Effective Date, until changed in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law, the number of directors of the Surviving Corporation shall be eight.  The names of those persons who, upon and after the Effective Date, shall be directors of the Surviving Corporation are set forth below.  Each such director shall serve for the term which expires at the annual meeting of stockholders of the Surviving Corporation in the year set forth after his respective name, and until a successor is elected and qualified.

Name	Term Expires
Dallas R. Arthur	2009
Carl W. Brand, III	2007
Lawrence M. Denton	2007
John O. Mitchell, III	2007
Melvin C. Benhoff, Jr.	2008
Gilbert D. Marsiglia, Sr.	2009
G. Scott Barhight	2008
George K. Mister, Jr.	2008

The address of each director is 6910 York Road, Baltimore, Maryland, 21212-1550.

7.             OFFICERS OF THE SURVIVING CORPORATION.  Upon and after the Effective Date, until changed in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law, the officers of the Bank immediately before the Effective Date shall be the officers of the Surviving Corporation.

8.             OFFICES.  Upon the Effective Date, all offices of the Bank shall be offices of the Surviving Corporation.  As of the Effective Date, the home office of the Surviving Corporation shall remain at 6910 York Road, Baltimore, Maryland, 21212-1550.

9.             CHARTER AND BYLAWS.  On and after the Effective Date, the Charter of the Bank as in effect immediately before the Effective Date shall be the Charter of the Surviving Corporation until amended in accordance with the terms thereof and applicable law, except that the Charter shall be amended to provide for the establishment of a liquidation account in accordance with applicable law and the Plan of Conversion.  On and after the Effective Date, the Bylaws of the Bank as in effect immediately before the Effective Date shall be the Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

10.          STOCKHOLDER AND MEMBER APPROVALS.  The affirmative vote of the Members as set forth in the Plan of Conversion shall be required to approve the Plan of Conversion, of which this Agreement and Plan of Merger is a part, on behalf of the MHC.  The approval of Bradford Bancorp, as the sole stockholder of the Bank, shall be required to approve the Plan of Conversion, of which this Agreement and Plan of Merger is a part, on behalf of the Bank.

11.          DIRECTOR APPROVAL.  At least two-thirds of the members of the Board of Directors of each of the Constituent Corporations have approved this Agreement and Plan of Merger.

12.          ABANDONMENT OF PLAN.  This Agreement and Plan of Merger may be abandoned by either the MHC or the Bank at any time before the Effective Date in the manner set forth in the Plan of Conversion.

13.          AMENDMENTS.  This Agreement and Plan of Merger may be amended in the manner set forth in the Plan of Conversion by a subsequent writing signed by the parties hereto upon the approval of the Boards of Directors of the Constituent Corporations.

14.          SUCCESSORS.  This Agreement shall be binding on the successors of the Constituent Corporations.

15.          GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, except to the extent superseded by the laws of the United States.

IN WITNESS WHEREOF, the Constituent Corporations have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

Attest:	BRADFORD BANK MHC

By:
Kimberly Ruckle		Dallas R. Arthur
Corporate Secretary		President

Attest:	BRADFORD BANK

By:
Kimberly Ruckle		Dallas R. Arthur
Corporate Secretary		President

Attest:	BRADFORD INTERIM FEDERAL SAVINGS BANK I

By:
Kimberly Ruckle		Dallas R. Arthur
Corporate Secretary		President

Exhibit C

Agreement and Plan of Merger by and among Bradford Bank, Holding Company and Bradford Interim Federal Savings Bank III

AGREEMENT AND

PLAN OF MERGER

This Agreement and Plan of Merger, dated as of ________________, 200_, is made by and among Bradford Bank (the “Bank” or the “Surviving Corporation”), a federal savings bank, Bradford Bancorp, Inc. (the “Holding Company”), a Maryland corporation, and Bradford Interim Federal Savings Bank III (“Interim III”), an interim federal savings bank (collectively, the “Constituent Corporations”).

WITNESSETH:

WHEREAS, the Bank has organized the Holding Company as a first-tier, wholly owned subsidiary for the purpose of becoming the stock holding company of the Bank upon completion of the Conversion as defined in the Plan of Conversion adopted by the Boards of Directors of Bradford Bank MHC, a federal mutual holding company (the “MHC”), Bradford Bancorp, Inc. (“Bradford Bancorp”), a federal corporation, and the Bank; and

WHEREAS, Bradford Bancorp will convert into an interim federal savings bank and simultaneously merge with and into the Bank pursuant to the Plan of Conversion and the Agreement and Plan of Merger included as Annex A thereto (the “Mid-Tier Merger”) and the shares of Bradford Bancorp common stock held by the MHC will be exchanged for the shares of Bank common stock held by Bradford Bancorp and then canceled; and

WHEREAS, immediately after the Mid-Tier Merger, the MHC will own 100% of the outstanding common stock of Bradford Bank, par value $1.00 per share, and will convert to an interim federal stock savings bank and simultaneously merge with and into the Bank pursuant to the Plan of Conversion and the Agreement and Plan of Merger included as Annex B thereto (the “MHC Merger”), pursuant to which all shares of Bradford Bank common stock held by the MHC will be canceled; and

WHEREAS, the reorganization into the stock holding company structure by the Bank will be facilitated by causing the Holding Company to become the sole stockholder of a newly-formed interim federal savings bank, Interim III, and then merging Interim III with and into the Bank (the “Bank Merger”), pursuant to which the Bank will become a wholly-owned subsidiary of the Holding Company, as described more fully in Section 3(a)(i) herein; and

WHEREAS, Interim III is being organized by the officers of the Bank as an interim federal savings bank with the Holding Company as its sole stockholder to effect the Bank Merger; and

WHEREAS, the Constituent Corporations desire to provide for the terms and conditions of the Bank Merger.

NOW, THEREFORE, the Constituent Corporations hereby agree as follows:

1.             EFFECTIVE DATE.  The Bank Merger shall become effective on the date specified in the endorsement of the Articles of Combination relating to the Bank Merger by the Office of Thrift Supervision (“OTS”) pursuant to 12 C.F.R. §552.13(k), or any successor thereto (the “Effective Date”).

2.             THE MERGER AND EFFECT THEREOF.  Subject to the terms and conditions set forth herein and the prior approval of the OTS of the Conversion, as defined in the Plan of Conversion, and the expiration of all applicable waiting periods, Interim III shall merge with and into the Bank, with the Bank as the Surviving Corporation.  Upon consummation of the Bank Merger, the Surviving Corporation shall be considered the same business and corporate entity as each of the Constituent

Corporations and thereupon and thereafter all the property, rights, powers and franchises of each of the Constituent Corporations shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the property, rights, privileges, powers, franchises, debts, liabilities, obligations and duties of each of the Constituent Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation.  In addition, any reference to either of the Constituent Corporations in any contract or document, whether executed or taking effect before or after the Effective Date, shall be considered a reference to the Bank if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding of which either of the Constituent Corporations is a party shall not be deemed to have abated or to have been discontinued by reason of the Bank Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Bank Merger had not occurred or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Corporations if the Bank Merger had not occurred.

3.             TREATMENT OF BANK, HOLDING COMPANY AND INTERIM III COMMON STOCK.

On the Effective Date:

(a)           each share of Holding Company common stock issued and outstanding immediately before the Effective Date shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled; and

(b)           each share of common stock, par value $0.01 per share, of Interim III issued and outstanding immediately before the Effective Date shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be converted into one share of Bank common stock.

4.             STOCK OFFERING.  Contemporaneously with the Bank Merger, the Holding Company will offer all of its shares of common stock for sale in the Offerings as described in the Plan of Conversion.

5.             RIGHTS OF DISSENT AND APPRAISAL ABSENT.  The holder of Interim III common stock shall have no dissenter or appraisal rights in connection with the Bank Merger.

6.             NAME OF SURVIVING CORPORATION.  The name of the Surviving Corporation shall be “Bradford Bank.”

7.             DIRECTORS OF THE SURVIVING CORPORATION.  Upon and after the Effective Date, until changed in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law, the number of directors of the Surviving Corporation shall be eight.  The names of those persons who, upon and after the Effective Date, shall be directors of the Surviving Corporation are set forth below.  Each such director shall serve for the term which expires at the annual meeting of stockholders of the Surviving Corporation in the year set forth after his respective name, and until a successor is elected and qualified.

Name	Term Expires
Dallas R. Arthur	2009
Carl W. Brand, III	2007
Lawrence M. Denton	2007
John O. Mitchell, III	2007
Melvin C. Benhoff, Jr.	2008
Gilbert D. Marsiglia, Sr.	2009
G. Scott Barhight	2008
George K. Mister, Jr.	2008

The address of each director is 6910 York Road, Baltimore, Maryland, 21212-1550.

8.             OFFICERS OF THE SURVIVING CORPORATION.  Upon and after the Effective Date, until changed in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law, the officers of the Bank immediately before the Effective Date shall be the officers of the Surviving Corporation.

9.             OFFICES.  Upon the Effective Date, all offices of the Bank shall be offices of the Surviving Corporation.  As of the Effective Date, the home office of the Surviving Corporation shall remain at 6910 York Road, Baltimore, Maryland, 21212-1550.

10.          CHARTER AND BYLAWS.  On and after the Effective Date, the Charter and Bylaws of the Bank as in effect immediately before the Effective Date shall be the Charter and Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

11.          SAVINGS ACCOUNTS.  Upon the Effective Date, any savings accounts of Interim III, without reissue, shall be and become savings accounts of the Surviving Corporation without change in their respective terms, including, without limitation, maturity minimum required balances or withdrawal value.

12.          STOCKHOLDER APPROVALS.  The approval of Bradford Bancorp, as the sole stockholder of the Bank, shall be required to approve the Plan of Conversion, of which this Agreement and Plan of Merger is a part, on behalf of the Bank.  The approval of the Holding Company as sole stockholder of Interim III, shall be required to approve this Agreement and Plan of Merger, on behalf of Interim III.

13.          DIRECTOR APPROVAL.  At least two-thirds of the members of the Board of Directors of each of the Constituent Corporations have approved this Agreement and Plan of Merger.

14.          REGISTRATION; OTHER APPROVALS.  In addition to the approvals set forth in Sections 1, 13 and 14 hereof and in the Plan of Conversion, the obligations of the parties hereto to consummate the Bank Merger shall be subject to the Common Stock to be issued hereunder in exchange for Bradford Bancorp common stock being registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities laws, as well as the receipt of all other approvals, consents or waivers as the parties may deem necessary or advisable.

15.          ABANDONMENT OF PLAN.  This Agreement and Plan of Merger may be abandoned by either the Constituent Corporations at any time before the Effective Date in the manner set forth in the Plan of Conversion.

16.          AMENDMENTS.  This Agreement and Plan of Merger may be amended in the manner set forth in the Plan of Conversion by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

17.          SUCCESSORS.  This Agreement and Plan of Merger shall be binding on the successors of the parties hereto.

18.          GOVERNING LAW.  This Agreement and Plan of Merger shall be governed by and construed in accordance with the laws of the State of Maryland, except to the extent superseded by the laws of the United States.

IN WITNESS WHEREOF, the Constituent Corporations hereto have caused this Plan of Merger to be duly executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

Attest:	[HOLDING COMPANY]

By:
Kimberly Ruckle		Dallas R. Arthur
Corporate Secretary		President

Attest:	BRADFORD BANK

By:
Kimberly Ruckle		Dallas R. Arthur
Corporate Secretary		President

Attest:		BRADFORD INTERIM FEDERAL SAVINGS BANK III

By:
Kimberly Ruckle		Dallas R. Arthur
Corporate Secretary		President

EXHIBIT B

________________, 2007

Board of Directors

New Bradford Bancorp, Inc.

6910 York Road

Baltimore, Maryland 21212

To the Board of Directors:

The undersigned is a director of Patapsco Bancorp, Inc. (“Patapsco Bancorp”) and the beneficial holder of shares of common stock of Patapsco Bancorp (the “Patapsco Bancorp Common Stock”).

New Bradford Bancorp, Inc. (“New Bradford Bancorp”) and Patapsco Bancorp are considering the execution of an Agreement and Plan of Merger (the “Agreement”) pursuant to which New Bradford Bancorp will acquire Patapsco Bancorp through the merger of Patapsco Bancorp with and into New Bradford Bancorp (the “Merger”).  The execution of the Agreement by New Bradford Bancorp is subject to the execution and delivery of this letter agreement.

The undersigned, to induce New Bradford Bancorp to execute and deliver to Patapsco Bancorp the Agreement, agrees and undertakes, solely in his or her capacity as a stockholder of Patapsco Bancorp, and not in his or her capacity as a director or officer of Patapsco Bancorp, as follows:

1.             While this letter agreement is in effect the undersigned shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of the Stockholder Meeting, as defined in the Agreement, any or all of his or her shares of Patapsco Bancorp Common Stock, or (b) deposit any shares of Patapsco Bancorp Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Patapsco Bancorp Common Stock or grant any proxy with respect thereto, other than to other members of the Board of Directors of Patapsco Bancorp for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.             While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the shares of Patapsco Bancorp Common Stock for which the undersigned has sole voting power, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, and whether pursuant to the exercise of stock options or otherwise, for the approval of the Agreement and the Merger at the Stockholder Meeting.

3.             The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, New Bradford Bancorp shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

4.             The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others.  In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a stockholder of Patapsco Bancorp and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of Patapsco Bancorp.

5.             This letter agreement shall automatically terminate upon the earlier of (i) the favorable vote of Patapsco Bancorp’s stockholders with respect to the approval of the Agreement and the Merger, (ii) the termination of the Agreement in accordance with its terms, or (iii) the Effective Time, as that term is defined in the Agreement, of the Merger.

6.             As of the date hereof, the undersigned has sole voting power with respect to                         shares of Patapsco Bancorp Common Stock.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name
Accepted and agreed to as of
the date first above written:
New Bradford Bancorp, Inc.

Dallas R. Arthur
President

EXHIBIT C

PLAN OF MERGER

of

THE PATAPSCO BANK

with and into

BRADFORD BANK

THIS PLAN OF MERGER (“Plan of Merger”) is entered into as of the ___ day of ______________, 2007 by and between THE PATAPSCO BANK, a commercial bank chartered and existing under the laws of the state of Maryland with its principal office at 1301 Merritt Boulevard, Baltimore, Maryland 21222 (“Patapsco Bank”), and BRADFORD BANK, a stock savings bank chartered and existing under the laws of the United States of America with its principal office at 6900 York Road, Baltimore, Maryland 21212 (“Bradford Bank”).

WHEREAS, this Plan of Merger is being entered into pursuant to the Agreement and Plan of Merger dated as of March 19, 2007 (the “Merger Agreement”) by and among New Bradford Bancorp, Inc., Bradford Bank MHC, Bradford Bancorp, Inc., Bradford Bank and Patapsco Bancorp, Inc., pursuant to which New Bradford Bancorp, Inc. will acquire Patapsco Bancorp, Inc.; and

WHEREAS, this Plan of Merger has been approved by at least two-thirds of the directors of each of Bradford Bank and Patapsco Bank.

NOW, THEREFORE, in consideration of the covenants and agreements of the parties contained herein, the parties hereto hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of Patapsco Bank with and into Bradford Bank (the “Merger”).

1.                                       Effective Time of the Merger.  The Merger shall not be effective unless and until the Merger receives any necessary approvals from the Office of Thrift Supervision pursuant to 12 C.F.R. 563.22 or such other later time specified on the Articles of Combination filed with the Office of Thrift Supervision (the “Effective Time”).

2.                                       Constituent Institutions.  The name of each constituent institution to the Merger is BRADFORD BANK and THE PATAPSCO BANK.

3.                                       Name of the Resulting Institution.  The resulting institution in the Merger shall be BRADFORD BANK (Bradford Bank is sometimes referred to herein as the “Resulting Institution”).

4.                                       Location of Home Office and Other Offices of Resulting Institution.  The location of the principal office and other offices of the Resulting Institution are listed in Appendix A hereto attached.

5.                                       Terms and Conditions of Merger.  Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Patapsco Bank shall be merged with and into Bradford Bank pursuant to the provisions of, and with the effect provided under the laws of, the United States of America and the State of Maryland.  At the Effective Time, the separate existence of Patapsco Bank shall cease and Bradford Bank as the Resulting Institution, shall continue unaffected and unimpaired by the Merger.

6.                                       Charter.  At the Effective Time, the charter of Bradford Bank, as in effect immediately prior to the Effective Time, shall constitute the charter of the Resulting Institution, unless and until the same shall be amended as provided by law and the terms of such charter.

7.                                       Bylaws.  At the Effective Time, the bylaws of Bradford Bank, as in effect immediately prior to the Effective Time, shall be the bylaws of the Resulting Institution, unless and until amended or repealed as provided by law, its charter and such bylaws.

8.                                       Savings Account Issuance by Resulting Institution.  After the Effective Time, the Resulting Institution will continue to issue deposit accounts, including savings accounts, on the same basis as immediately prior to the Effective Time.

9.                                       Directors of Resulting Institution.  The names of the persons who shall constitute the Board of Directors of the Resulting Institution after the Effective Time are listed in Appendix B hereto attached.

10.                                 Effect on Outstanding Shares of Patapsco Bank Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all outstanding shares of common stock, par value $10.00 per share, of Patapsco Bank shall automatically be canceled and retired and shall cease to exist.

11.                                 Effect on Outstanding Shares of Bradford Bank Common Stock.  The shares of common stock, par value $1.00 per share, of Bradford Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged after the Merger and shall be the only issued and outstanding shares of the Resulting Institution.  The authorized capital stock of the Resulting Institution shall be 1,000 shares of common stock, par value $1.00 per share.

12.                                 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the approval of the stockholders of each party and to the satisfaction of the conditions set forth in Article VI of the Merger Agreement.

13.                                 Termination.  This Plan of Merger shall terminate automatically upon termination of the Merger Agreement.

14.                                 Amendment.  This Plan of Merger may not be amended except by an agreement in writing signed on behalf of each of the parties hereto.

15.                                 Governing Law. This Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the United States of America.

16.                                 Captions.  The captions heading the sections in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

17.                                 Counterparts.  This Plan of Merger may be executed in two or more counterparts, any of which may be facsimile copies, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.

BRADFORD BANK
ATTEST:

By:
Dallas R. Arthur
Its: President

ATTEST:	THE PATAPSCO BANK

By:
Michael J. Dee
Its: President, Chief Executive Officer and Chief Financial Officer

APPENDIX A

Location of Home Office and Other Offices of Resulting Institution

Home Office

6900 York Road, Baltimore, Maryland 21212

Other Offices

7963 Baltimore-Annapolis Boulevard, Glen Burnie, Maryland 21061

11 West Ridgely Road, Lutherville, Maryland 21093

14301 Jarrettsville Pike, Phoenix, Maryland 21131

2600 East Fayette Street, Baltimore, Maryland 21224

130 Lakefront Drive, Hunt Valley, Maryland 21030

1777 Reisterstown Road, Pikesville 21208

10100 Baltimore National Pike, Ellicott City, Maryland 21043

9735 York Road, Cockeysville, Maryland 21030

8604 Harford Road, Baltimore, Maryland 21234

2921 Mc Elderry St., Baltimore, Maryland 21205

1301 Merritt Boulevard, Baltimore, Maryland 21222

12128 Long Green Pike, Glen Arm, Maryland 21057

821 West 36th Street, Baltimore, Maryland 21211

7802 Harford Road, Baltimore, Maryland 21234

2028 Joppa Road, Baltimore, Maryland 21234

APPENDIX B

Directors of Resulting Institution

Name	Residence Address	Year Term Expires
Dallas R. Arthur	413 Fox Chapel Drive Lutherville, Maryland 21093	2009

Carl W. Brand, III	10718 Pot Spring Road Cockeysville, Maryland 21030	2010

Lawrence M. Denton	410 E. Strand Oxford, Maryland 21654	2010

John O. Mitchell, III	18 Meadow Road Baltimore, Maryland 21212	2010

Melvin C. Benhoff	25 Springhill Farm Court Hunt Valley, Maryland 21030	2008

Gilbert D. Marsiglia, Sr.	11965 Mays Chapel Road Timonium, Maryland 21093	2009

George K. Mister, Jr.	27 Lauren Knoll Court Baldwin, Maryland 21013	2008

G. Scott Barhight	11297 Mays Chapel Road Lutherville, Maryland 21093	2008

EXHIBIT D

                           , 2007

Board of Directors

New Bradford Bancorp, Inc.

6910 York Road

Baltimore, Maryland 21212

To the Board of Directors:

I have been advised that I may be deemed to be, but do not admit that I am, an “affiliate” of Patapsco Bancorp, Inc., a Maryland corporation (“Patapsco Bancorp”), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of March ___, 2007 (the “Merger Agreement”), by and among New Bradford Bancorp, Inc., a Maryland corporation (“New Bradford Bancorp”), Bradford Bank MHC, a federally chartered mutual holding company (the “MHC”), Bradford Bancorp, Inc., a federally chartered subsidiary holding company (“Bradford Bancorp”), Bradford Bank, a federally chartered savings bank (“Bradford Bank”) and Patapsco Bancorp, Inc., a Maryland corporation (“Patapsco”), Patapsco plans to merge with and into New Bradford Bancorp (the “Merger”).

I further understand that as a result of the Merger, I may receive shares of common stock of New Bradford Bancorp (the “New Bradford Bancorp Common Stock”) in exchange for shares of common stock, $0.01 par value per share, of Patapsco Bancorp (the “Patapsco Bancorp Common Stock”).

I have carefully read this letter agreement (the “Letter Agreement”) and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of New Bradford Bancorp Common Stock, to the extent I felt necessary, with my counsel.

I represent, warrant and covenant with and to New Bradford Bancorp that with regard to any shares of New Bradford Bancorp Common Stock that I receive as a result of the Merger:

1.             I shall not make any sale, transfer or other disposition of such shares of New Bradford Bancorp Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 promulgated under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to New Bradford Bancorp, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

2.             I understand that New Bradford Bancorp is under no obligation to register the sale, transfer or other disposition of shares of New Bradford Bancorp Common Stock by me or on my behalf under the Securities Act or to take any other action necessary to make compliance with an exemption from such registration available.

3.             I understand that stop transfer instructions will be given to New Bradford Bancorp’s transfer agent with respect to shares of New Bradford Bancorp Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions thereof, a legend stating in substance:

“The shares represented by this certificate were issued as a result of the merger of Patapsco Bancorp, Inc. with and into a subsidiary of New Bradford Bancorp, Inc. on ________________, 2007, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies.  The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and New Bradford Bancorp.  New Bradford Bancorp will send to the holder of this certificate a copy of such letter agreement without charge within five days after receipt of a written request therefor.”

It is understood and agreed that the legend set forth above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to New Bradford Bancorp (i) a copy of a “no-action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to New Bradford Bancorp, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to New Bradford Bancorp that New Bradford Bancorp Common Stock represented by such certificates has been sold in conformity with the provisions of Rule 145(d).

By acceptance hereof, New Bradford Bancorp agrees, for a period of two years after the Effective Time, as that term is defined in the Merger Agreement, that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event that I desire to transfer any New Bradford Bancorp Common Stock issued to me in the Merger.  In addition, (i) in connection with any sale, transfer or other disposition by me of New Bradford Bancorp Common Stock issued to me in the Merger, New Bradford Bancorp agrees to cause its legal counsel to provide promptly an opinion to New Bradford Bancorp’s transfer agent to the effect that such sale, transfer or other disposition is exempt from registration under the Securities Act, where such opinion of counsel may be properly given and (ii) at my request, New Bradford Bancorp agrees to cause its legal counsel to promptly provide an opinion to New Bradford Bancorp’s transfer agent to the effect that the legend set forth above may be removed from the certificate or certificates representing my shares of New Bradford Bancorp Common Stock upon expiration of the restrictive period set forth in Rule 145(d)(2), so long as New Bradford Bancorp is then in compliance with Rule 144(c), or the restrictive period set forth in Rule 145(d)(3).

This Letter Agreement will be binding upon and enforceable against my administrators, executors, representatives, heirs, legatees and devisees.  This Letter Agreement is the complete agreement between New Bradford Bancorp and me concerning the subject matter hereof and shall be governed in accordance with the laws of the State of Maryland, without regard to its conflict of laws principles.

Very truly yours,

Print Name
Accepted and agreed to as of
the date first above written:

New Bradford Bancorp, Inc.

Dallas R. Arthur
President

EXHIBIT B

MARYLAND GENERAL CORPORATION LAW

Title 3.  Corporations in General — Extraordinary Actions

Subtitle 2.  Rights of Objecting Stockholders

§ 3-201.

(a)           In this subtitle, except as provided in subsection (b) of this section, “successor” includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(b)           When used with reference to a share exchange, “successor” means the corporation the stock of which was acquired in the share exchange.

§ 3-202.

(a)           Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1)                                  The corporation consolidates or merges with another corporation;

(2)                                  The stockholder’s stock is to be acquired in a share exchange;

(3)           The corporation transfers its assets in a manner requiring action under § 3-10-5(e) of this title;

(4)           The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or

(5)           The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title.

(b)           (1)           Fair value is determined as of the close of business:

(i)            With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106; or

(ii)           With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2)           Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3)           In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

(c)           Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if;

(1)           The stock  is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

(i)            With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106; or

(ii)           With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2)           The stock is that of the successor in a merger, unless:

(i)            The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii)           The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3)           The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4)           The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5)           The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

§ 3-203.

(a)           A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1)           Shall file with the corporation a written objection to the proposed transaction:

(i)            With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106; or

(ii)           With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

(2)           May not vote in favor of the transaction; and

(3)           Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

(b)           A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204.

A stockholder who demands payment for his stock under this subtitle:

(1)           Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2)           Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205.

A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206.

(a)           The rights of a stockholder who demands payment are restored in full, if:

(1)           The demand for payment is withdrawn;

(2)           A petition for an appraisal is not filed within the time required by this subtitle;

(3)           A court determines that the stockholder is not entitled to relief; or

(4)           The transaction objected to is abandoned or rescinded.

(b)           The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207.

(a)           (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2)           The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i)            A balance sheet as of a date not more than six months before the date of the offer;

(ii)           A profit and loss statement for the 12 months ending on the date of the balance sheet;

(iii)                               Any other information the successor considers pertinent.

(b)           The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208.

(a)           Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b)           (1)           If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2)                                  Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209.

(a)           At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b)           If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210.

(a)           If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b)           Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c)           The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d)           (1)           On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2)           Within 1 5 days after the report is filed, any party may object to it and request a hearing.

§ 3-211.

(a)           The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1)           Confirms, modifies, or rejects it, and

(2)           If appropriate, sets the time for payment to the stockholder.

(b)           (1)           If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2)           If the appraisers’ report is rejected, the court may:

(i)            Determine the fair value of the stock and enter judgment for the stockholder; or

(ii)           Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c)           (1)           Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2)           The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i)            The price which the successor offered for the stock;

(ii)           The financial statements and other information furnished to the stockholder; and

(iii)          Any other circumstances it considers relevant.

(d)           (1)           The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i)            The price which the successor offered for the stock;

(ii)           The financial statements and other information furnished to the stockholder; and

(iii)          Any other circumstances it considers relevant.

(2)           Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i)            The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii)           The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e)           The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212.

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1)           The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2)           Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213.

(a)           A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b)           After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c)           Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

Exhibit C

[LETTERHEAD OF SANDLER O’NEILL]

March 19, 2007

Board of Directors

Patapsco Bancorp., Inc.

1301 Merritt Blvd.

Dundalk, MD 21222

Ladies and Gentlemen:

Patapsco Bancorp, Inc. (“Patapsco”) and New Bradford Bancorp, Inc (“Newco”), Bradford Bank MHC (the “MHC”), Bradford Bancorp, Inc (“Bradford”) and Bradford Bank (the “Bank”) have entered into a Agreement and Plan of Merger, dated as of March 19, 2007 (the “Agreement”), whereby Patapsco will merge with and into NewCo with NewCo as the surviving entity (the “Merger”).  Under the terms of the Agreement, upon consummation of the Merger, each share of  common stock, $0.01 par value, issued and outstanding immediately prior to the Merger (the “Patapsco Common Stock”), except for certain shares as specified in the Agreement, will be exchanged, at the election of the holder thereof, for the right to receive the following:  (i) $23.00 in cash, without interest (the “Cash Consideration”) or (ii) the number of shares of NewCo common stock equal to the Exchange Ratio (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”).  The Exchange Ratio is equal to the result obtained by dividing the Cash Consideration by the Initial Offering Price.  The terms and conditions of the Merger are more fully set forth in the Agreement.  Capitalized terms not defined in this opinion have the meanings given to them in the Agreement.  You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Patapsco Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Patapsco that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Bradford and Bradford Bank that we deemed relevant, including the terms and conditions of Bradford’s three (3) most recently announced merger transactions; (iv) certain operating and financial information as provided by the management of Patapsco relating to Patapsco, its business and prospects; (v) certain operating and financial information as provided by the management of Bradford relating to Bradford, its business and prospects; (vi) the pro forma impact of the proposed conversion of the MHC from the mutual form of organization to the capital stock form of organization (vii) the pro forma financial impact of the Merger on Bradford, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies estimated by the senior management of Patapsco and Bradford; (viii) the publicly reported historical price and trading activity for Patapsco’s common stock, including a comparison of certain financial and stock market information for Patapsco on with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.  We also discussed with certain members of senior management of Patapsco the business, financial condition, results of operations and prospects of Patapsco and held similar discussions with certain members of senior management of Bradford regarding the business, financial condition, results of operations and prospects of Bradford.

In performing our review, we have relied upon the accuracy and completeness of all of the financial information, estimates and other information that was available to us from public sources, that was provided to us by Patapsco and Bradford or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion.  We have further relied on the assurances of senior management of Patapsco and Bradford that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.

With respect to the respective prospects reviewed with the respective managements of Patapsco and Bradford and the anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies reviewed with the management of Patapsco and Bradford and used by Sandler O’Neill in its analyses, Patapsco and Bradford’s managements confirmed to us that they reflected the best currently available estimates and judgments of the respective management with Patapsco and Bradford respectively.  We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Patapsco or Bradford or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Patapsco and Bradford nor have we reviewed any individual credit files relating to Patapsco and Bradford.  We have assumed, with your consent, that the respective allowances for loan losses for both Patapsco and Bradford are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.  We have also assumed that there has been no material change in Patapsco’s or Bradford’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements we have reviewed.  We have assumed in all respects material to our analysis that Patapsco and Bradford will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.  Finally, with your consent, we have relied upon the advice Patapsco has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and our opinion speaks only as of such date and not as of any other date.  We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.  We are expressing no opinion herein as to what the value of Bradford common stock will be when issued to Patapsco’s shareholders pursuant to the Agreement or the prices at which Patapsco’s and Bradford’s common stock may trade at any time.

We have acted as Patapsco’s financial advisor in connection with the Merger and will receive a fee for our services from Patapsco, a substantial portion of which is contingent upon consummation of the Merger.  We will also receive a fee for rendering this opinion.  Patapsco has also agreed to indemnify us against certain liabilities arising out of our engagement.  In the past, we have provided certain other investment banking services for Patapsco and we have received compensation for such services.  Furthermore, as we have advised you, we are representing the MHC in its conversion from the mutual form of organization to the capital stock form of the organization.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Patapsco and Bradford and their affiliates.  We may also actively trade the equity or debt securities of Patapsco and Bradford or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Patapsco in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Patapsco as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Patapsco Common Stock and does not address the underlying business decision of Patapsco to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Patapsco or the effect of any other transaction in which Patapsco might engage.  Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Patapsco Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$3,633
OTS filing fee	20,000
NASD filing fee (1)	12,284
Nasdaq Stock Market listing fee	100,000
EDGAR, printing, postage and mailing	175,000
Legal fees and expenses (2)	544,000
Underwriter’s expenses including counsel fees	70,000
Accounting fees and expenses (2)	62,500
Appraiser’s fees and expenses	150,000
Reorganization agent fees and expenses	10,000
Transfer agent and registrar fees and expenses	20,000
Certificate printing	10,000
Business plan	37,500
Miscellaneous	10,083
Total (2)	$1,225,000

(1)             Estimated.

(2)             Excludes legal, accounting and financial advisor fees and expenses relating to the merger with Patapsco Bancorp.

In addition to the fees set forth above, Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.25% of the total dollar amount of stock sold in the subscription and direct community offerings, excluding shares sold to officers, directors, employees, their immediate household family members and the Bradford Bank employee stock ownership plan, shares issued to the foundation and shares exchanged in the merger.

Item 14.  Indemnification of Directors and Officers.

Article EIGHTH, Section K and Article TENTH of the Registrant’s Articles of Incorporation provide:

ARTICLE EIGHTH (K):  To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages.  No amendment of the Articles of Incorporation of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

ARTICLE TENTH:  The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law.  The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled.  The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.  No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 15.  Recent Sales of Unregistered Securities.

None.

Item 16.  Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a)                                  List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Bradford Bank, Bradford Bank MHC, Bradford Bancorp, Inc. and Sandler O’Neill & Partners, L.P., as marketing agent*
1.2	Engagement Letter between Bradford Bank, Bradford Bank MHC, Bradford Bancorp, Inc. and Sandler O’Neill & Partners, L.P., as conversion agent*
1.3	Draft Agency Agreement
2.1	Amended and Restated Plan of Conversion of Bradford Bank MHC*
2.2	Agreement and Plan of Merger by and among New Bradford Bancorp, Inc., Bradford Bank MHC, Bradford Bancorp, Inc., Bradford Bank and Patapsco Bancorp, Inc. (1)*
3.1	Articles of Incorporation of Bradford Bancorp, Inc.*
3.2	Bylaws of Bradford Bancorp, Inc.*
4.1	Specimen Stock Certificate of Bradford Bancorp, Inc.*
5.1	Opinion of Muldoon Murphy & Aguggia LLP re: Legality
8.1	Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters regarding the stock offering
8.2	Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters regarding the merger
8.3	Opinion of Stegman & Company re: State Tax Matters regarding the stock offering
10.1	Form of Bradford Bank Employee Stock Ownership Plan and Trust Agreement*
10.2	Form of ESOP Loan Documents*
10.3	Bradford Bank 401(k) Profit Sharing Plan and Trust Agreement*
10.4	Change in Control Agreement between Bradford Bank and Dallas R. Arthur*
10.5	Change in Control Agreement between Bradford Bank and David L. Costello, III*
10.6	Form of Employment Agreement between Bradford Bancorp, Inc. and Executive Officers*
10.7	Form of Employment Agreement between Bradford Bank and Executive Officers*
10.8	Form of Bradford Bank Employee Severance Compensation Plan*
10.9	Bradford Bank Supplemental Executive Retirement Plan*
10.10	Form of Bradford Bank Stock-Based Deferral Plan*
10.11	Bradford Bank Director Voluntary Deferral and Supplemental Retirement Plan*
16.1	Change in Accountants Letter*
23.1	Consent of Muldoon Murphy & Aguggia LLP (included in Exhibits 5.1, 8.1 and 8.2 filed herewith)
23.2	Consent of Stegman & Company
23.3	Consent of Clifton Gunderson LLP

23.4	Consent of Beard Miller Company LLP (Patapsco Bancorp, Inc.)
23.5	Consent of Beard Miller Company LLP (Valley Bancorp, Inc.)
23.6	Consent of RP Financial, LC.*
23.7	Consent of Thomas P. O’Neill identified as a proposed director*
23.8	Consent of Nicole N. Glaeser identified as a proposed director*
23.9	Consent of Sandler O’Neill & Partners, L.P.*
24.1	Powers of Attorney*
99.1	Appraisal Report of RP Financial, LC. (P)*
99.2	Draft Marketing Materials
99.3	Form of Subscription Order Form and Instructions
99.4	Form of Bradford Bank Foundation Gift Instrument*
99.5	Recovable Proxy Card re: Patapsco Merger
99.6	Election and Exchange Materials re: Patapsco Merger

(P)            The supporting financial schedules are filed in paper pursuant to Rule 202 of Regulation S-T.

*                    Previsouly filed.

(1)             The following schedules to the Merger Agreement are omitted and the Registrant agrees to supplementally furnish a copy of any omitted schedules to the Commission upon request:

SCHEDULES

3.2(b)	Subsidiaries	3.2(cc)	Indemnification
3.2(c)	Capital Structure	3.2(dd)	Corporate Documents and Records
3.2(h)	Securities Filings	3.2(ff)	CRA, Anti-Money Laundering, OFAC
3.2(k)	Absence of Certain Changes or Events		and Customer Information Security
3.2(l)	Litigation	3.2(gg)	Internal Controls
3.2(m)	Absence of Regulatory Actions	3.3(b)	Subsidiaries
3.2(p)	Agreements	3.3(h)	Financial Statements
3.2(t)	Properties	3.3(o)	Environmental Matters
3.2(aa)	Insurance	3.3(u)	Employee Benefit Plans
		4.1	Conduct Pending the Merger

(b)  Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                                (i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                                                (ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                                                (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                                (2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective   amendment shall be deemed to be a new registration statement relating to the securities offered therein, and       the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)                                  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on July 26, 2007.

Bradford Bancorp, Inc.

By:	/s/ Dallas R. Arthur
Dallas R. Arthur
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Dallas R. Arthur	President, Chief Executive Officer	July 26, 2007
Dallas R. Arthur	and Director (principal executive officer)

/s/ David L. Costello, III	Chief Financial Officer	July 26, 2007
David L. Costello, III	(principal accounting and financial officer)

*	Chairman of the Board
John O. Mitchell, III

*	Director
G. Scott Barhight

*	Director
Carl W. Brand, III

*	Director
Melvin C. Benhoff, Jr.

*	Director
Lawrence M. Denton

*.	Director
Gilbert D. Marsiglia, Sr.

*	Director
George K. Mister, Jr.

*                    Pursuant to the Powers of Attorney filed as Exhibit 24.1 to the Registration Statement on Form S-1 for Bradford Bancorp, Inc. and the Bradford Bank 401(k) Profit-Sharing Plan filed on June 13, 2007.

/s/ Dallas R. Arthur	July 26, 2007
Dallas R. Arthur
Attorney-in-fact